UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CALIFORNIA RESOURCES CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☐	No fee required.

☐	Fee paid previously with preliminary materials.

☒	Fee computed on table in exhibit required by Item 25(v) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

DATED APRIL 23, 2024

1 World Trade Center, Suite 1500 | Long Beach | California 90831

SPECIAL MEETING—YOUR VOTE IS VERY IMPORTANT

Dear Stockholders of California Resources Corporation:

On behalf of the Board of Directors of California Resources Corporation (“CRC,” “we,” “us” or “our”), we are pleased to enclose the accompanying proxy statement relating to our proposed acquisition of Aera Energy, LLC (together with its wholly-owned subsidiaries, “Aera”) and its operating affiliate Aera Energy Services Company (together with Aera, the “Aera Companies”). We are requesting that you take certain actions as a CRC stockholder.

On February 7, 2024, CRC entered into an Agreement and Plan of Merger (as may be amended from time to time, the “merger agreement”), providing for, as described in further detail under “The Merger Agreement—Structure of the Mergers,” a series of mergers (the “mergers”), upon the completion of which the Aera Companies will be indirect wholly-owned subsidiaries of CRC.

As consideration to be paid to the owners of the Aera Companies, which are certain investment vehicles affiliated with IKAV, Canada Pension Plan Investment Board and Oaktree Capital Management (the “Sellers”), CRC will issue 21,170,357 fully-paid and nonassessable shares of common stock of CRC, par value $0.01 per share (“common stock”) (such shares, the “aggregate consideration”). Assuming closing of the mergers, CRC will pay to the Sellers an additional number of shares of common stock determined by reference to any dividends or distributions declared by CRC with a record date between January 1, 2024 and the closing date of the mergers, as further described under “The Mergers—The Stock Consideration” (the aggregate number of shares issuable pursuant to the merger agreement, the “stock consideration”).

Our common stock is listed on The New York Stock Exchange (the “NYSE”) under the symbol “CRC.” Under Section 312.03 of the NYSE Listed Company Manual, stockholder approval is required prior to the issuance of common stock in any transaction or series of related transactions if:

•	the common stock has, or will have upon issuance, voting power equal to or in excess of 20 percent of the voting power outstanding before the issuance of such common stock; or

•

the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20 percent of the number of shares of common stock outstanding before the issuance of the common stock.

Based on the number of shares of common stock issued and outstanding as of March 31, 2024, and taking into account the number of additional shares to be issued based on CRC’s first quarter 2024 cash dividend, the number of shares of common stock issuable as the stock consideration would represent approximately 23.71% of our outstanding common stock. This percentage exceeds each of the foregoing thresholds and therefore stockholder approval of the issuance of common stock pursuant to the merger agreement (the “stock issuance”) is required under the NYSE rules and regulations. Accordingly, CRC will hold a special meeting of its stockholders (the “special meeting”) to approve the stock issuance on the terms and in the manner contemplated by the merger agreement.

Specifically, at the special meeting, holders of common stock will be asked to vote on the following proposals:

1.

Proposal No. 1: A proposal (the “stock issuance proposal”) to approve, for purposes of complying with Section 312.03 of the NYSE Listed Company Manual, the issuance of shares of common stock pursuant to the terms of the merger agreement.

2.

Proposal No. 2: A proposal (the “adjournment proposal”) to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the stock issuance proposal.

Each proposal is more fully described in the accompanying proxy statement, which you are encouraged to read carefully.

CRC stockholders are entitled to one vote per share of common stock held on all matters to be presented at the special meeting.

The approval of the stock issuance proposal requires the affirmative vote of a majority of the votes cast by holders of shares of common stock present (at the special meeting and/or by proxy) and entitled to vote on such proposal at the special meeting.

The approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast by holders of shares of common stock present (at the special meeting and/or by proxy) and entitled to vote on such proposal at the special meeting.

The special meeting will be held on [●], 2024, at [●] a.m., Pacific Time. The special meeting will be held entirely online to allow greater participation. CRC stockholders may participate in the special meeting by visiting the following website: www.virtualshareholdermeeting.com/CRC2024SM. The Board of Directors recommends that CRC stockholders vote “FOR” the stock issuance proposal and “FOR” the adjournment proposal.

The approval of the proposed issuance of shares of common stock pursuant to the terms of the merger agreement by the affirmative vote of a majority of the votes cast by the holders of shares of common stock is a condition to completion of the mergers and the mergers cannot be completed unless such approval is obtained. In the event CRC stockholders do not approve the stock issuance proposal, CRC will be required to reimburse the Sellers for certain transaction expenses or in certain circumstances pay a termination fee, each as described in further detail under “The Merger Agreement— Notice of Termination; Effect of Termination.” The obligations of the parties to complete the mergers are subject to the satisfaction or waiver of a number of conditions set forth in the merger agreement, a copy of which is attached as Annex A to the accompanying proxy statement. The accompanying proxy statement describes the special meeting and the proposals to be considered thereat, the mergers and the stock issuance, and the documents and agreements related to the mergers and the stock issuance. It also contains or references information about CRC and the Aera Companies and certain related agreements and matters. Please carefully read the entire accompanying proxy statement (and the documents incorporated herein by reference), including the section entitled “Risk Factors” beginning on page [●], for a discussion of the risks relating to the mergers, the combined company, CRC and the Aera Companies. You also can obtain information about CRC from documents filed with the Securities and Exchange Commission (the “SEC”). Please see the section entitled “Where You Can Find More Information” beginning on page [●] of the accompanying proxy statement for how you may obtain such information.

Sincerely,

Tiffany (TJ) Thom Cepak

Independent Chair of the Board

California Resources Corporation

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued in connection with the mergers described in the accompanying proxy statement or determined if the accompanying proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [●], 2024 and is first being mailed to CRC stockholders of record on or about such date.

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

1 World Trade Center, Suite 1500 | Long Beach | California 90831

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Meeting Date: [●], 2024

Meeting Time: [●] a.m., Pacific Time

Location: Virtual meeting at www.virtualshareholdermeeting.com/CRC2024SM

Record Date: [●], 2024

Purposes of the special meeting of stockholders:

1.

Proposal No. 1: A proposal (the “stock issuance proposal”) to approve, for purposes of complying with Section 312.03 of the NYSE Listed Company Manual, the issuance of shares of common stock, par value $0.01 per share (“common stock”), pursuant to the terms of the Agreement and Plan of Merger, dated February 7, 2024 (the “merger agreement”).

2.

Proposal No. 2: A proposal (the “adjournment proposal”) to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the stock issuance proposal.

The only business to be conducted at the special meeting is consideration of the stock issuance proposal and the adjournment proposal and, other than any other matters that properly come before the special meeting or any adjournments or postponements thereof, no other business will be transacted. These items of business are described in the enclosed proxy statement. The close of business on [●], 2024 was fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the special meeting and any adjournment or postponement thereof (the “record date”). Only our stockholders of record or their legal proxy holders as of the record date or our invited guests may attend the special meeting.

The Board of Directors has unanimously (i) determined that the merger agreement, the mergers and the issuance of common stock pursuant to the merger agreement are fair to, and in the best interests of, CRC and (ii) approved and declared advisable the merger agreement, the mergers and the issuance of common stock pursuant to the merger agreement. The Board of Directors unanimously recommends that CRC stockholders vote “FOR” the stock issuance proposal and “FOR” the adjournment proposal.

The special meeting will be held in a virtual meeting format only at www.virtualshareholdermeeting.com/CRC2024SM. You will not be able to attend the special meeting physically. If you wish to attend the special meeting, you must follow the instructions under “The Special Meeting—Attending the Special Meeting” on page [●] of the proxy statement. We have also provided information regarding how stockholders can engage during the special meeting, including how they can vote, ask questions, request technical support and access information following the special meeting within this proxy statement.

If you have questions concerning the stock issuance proposal, the adjournment proposal, the special meeting or the proxy statement, would like additional copies or need help voting your shares of common stock, please contact Okapi Partners LLC, CRC’s proxy solicitor, by calling (877) 274-8654 (toll-free) or (212) 297-0720 (banks and brokers).

The proxy statement accompanying this letter provides you with more specific information concerning the stock issuance and the terms of the merger agreement. We encourage you to carefully read the accompanying proxy statement and a copy of the merger agreement included as Annex A to the accompanying proxy statement.

By Order of the Board of Directors,

Michael L. Preston

Executive Vice President, Chief Strategy Officer and General Counsel

Corporate Secretary

Your vote is very important, regardless of the number of shares of common stock you own. The mergers cannot be completed unless the stockholders of CRC approve the stock issuance proposal. Whether or not you plan to attend the special meeting, please submit a proxy to vote your shares as promptly as possible to make sure that your shares are represented at the special meeting. If you hold your shares in “street name” through a bank, broker or other holder of record, you will need to follow the instructions provided to you by your bank, broker or other holder of record to ensure that your shares are represented and voted at the special meeting.

IMPORTANT VOTING INFORMATION

If you owned shares of our common stock at the close of business on [●], 2024, you are entitled to one vote per share upon each matter presented at our special meeting of stockholders to be held on [●], 2024. In order for stockholders whose shares were held in an account at a brokerage firm, bank or other nominee (i.e., in “street name”) as of [●], 2024, to vote their shares at the special meeting, they will need to obtain a legal proxy from the broker, bank or other nominee that holds their shares authorizing them to vote at the special meeting.

If you hold shares in “street name,” unless you provide specific instructions by completing and returning the voting instruction form or following the instructions provided to you to vote your shares via telephone or the Internet, your broker may not vote on the matters to be considered at the special meeting. For your vote to be recognized, you will need to communicate your voting decisions to your broker, bank or other nominee before the date of the special meeting.

YOUR VOTE IS IMPORTANT

Your vote is important. The Board of Directors strongly encourages you to exercise your right to vote. Voting early helps ensure that we receive a quorum of shares necessary to hold the special meeting.

QUESTIONS

If you have any questions about the proxy voting process, please contact Okapi Partners LLC, CRC’s proxy solicitor, by calling (877) 274-8654 (toll-free) or (212) 297-0720 (banks and brokers). The Securities and Exchange Commission also has a website (https://www.sec.gov/spotlight/proxymatters) with more information about your rights as a stockholder. You also may contact our Investor Relations Department by phone at (818) 661-3731 or by e-mail at IR@crc.com.

ATTENDING THE SPECIAL MEETING

The special meeting will be held in a virtual meeting format only at www.virtualshareholdermeeting.com/CRC2024SM. You will not be able to attend the special meeting physically. If you wish to attend the special meeting, you must follow the instructions under “The Special Meeting—Attending the Special Meeting” on page [●] of this proxy statement.

ADDITIONAL INFORMATION

This proxy statement incorporates by reference important business and financial information about CRC from other documents that are not included in or delivered with this proxy statement. For a listing of the documents incorporated by reference into this proxy statement, see the section entitled “Where You Can Find More Information” beginning on page [●].

You may request copies of this proxy statement and any of the documents incorporated by reference herein, without charge, upon written or oral request to CRC’s principal executive offices and by first class mail or other equally prompt means within one business day of receipt of such request. The address and phone number of our principal executive office is listed below.

1 World Trade Center, Suite 1500

Long Beach, California 90831

(888) 848-4754

If you would like to request any of the CRC documents that are incorporated by reference into this proxy statement, please do so by [●], 2024 in order to receive them before the special meeting.

You may also obtain any of the documents incorporated by reference into this proxy statement without charge through the SEC’s website at www.sec.gov. In addition, you may obtain copies of documents filed by CRC with the SEC by accessing CRC’s website at www.crc.com.

We are not incorporating the contents of the websites of the SEC, CRC or any other entity into this proxy statement. We are providing the information about how you can obtain certain documents that are incorporated by reference into this proxy statement at these websites only for your convenience.

i

QUESTIONS AND ANSWERS

The following questions and answers briefly address some commonly asked questions about the mergers, the merger agreement, and the transactions contemplated thereby, including the stock issuance proposal, and the special meeting. They may not include all the information that is important to CRC stockholders. CRC stockholders should carefully read this entire proxy statement, including the annexes and the other documents referred to and/or incorporated by reference herein.

Questions and Answers About the Stock Issuance Proposal and the Mergers

Q:	Why am I receiving this proxy statement?

A:

A condition to completion of the mergers is that CRC stockholders approve the proposed issuance of shares of common stock pursuant to the merger agreement. The Board of Directors is furnishing this proxy statement and form of proxy card to CRC stockholders in connection with the solicitation of proxies to be voted at the special meeting for such approval.

This proxy statement, which you should carefully read in its entirety together with the documents incorporated herein by reference, contains important information about the special meeting, our solicitation of proxies in connection with the special meeting, the stock issuance, the mergers and other related matters.

Q:	What will happen in the mergers?

A:

At the closing of the mergers the Aera Companies will become indirect wholly-owned subsidiaries of CRC. The merger agreement governs the terms of the mergers and is attached to this proxy statement as Annex A. For a more complete discussion of the proposed mergers, their effects and the other transactions contemplated by the merger agreement, please see the sections of this proxy statement entitled “The Mergers” and “The Merger Agreement.”

Q:	What is Aera?

A:

Aera was formed in June of 1997 as a joint venture between affiliates of Exxon Mobil Corporation and Shell plc (the “Prior Owners”). The Aera Companies are primarily engaged in the exploration, development and production of crude oil, condensate natural gas and natural gas liquids (“NGLs”) in the State of California. The Aera Companies are also involved in various carbon sequestration projects. In February 2023, Green Gate Resources Holdings, LLC (“GGR Holdings”) indirectly acquired all of the Aera Companies’ outstanding equity interests from the Prior Owners (the “Prior Transaction”). GGR Holdings is an investment holding vehicle formed and wholly owned by Green Gate Resources Parent, LLC (“GGR Parent”) a joint venture among affiliates of IKAV (“IKAV”), Canada Pension Plan Investment Board (“CPPIB”), and Oaktree Capital Management (“Oaktree”).

CPPIB

CPPIB’s ownership interest in GGR Parent is indirectly held through CPPIB Vedder US Holdings LLC, a Delaware limited liability company (“CPP Blocker”), which in turn is wholly owned by CPP Investment Board Private Holdings (6), Inc., a Canadian corporation (“CPP Member”). CPP Member is an investment vehicle wholly owned by CPPIB. CPP Blocker holds an approximately 49% direct ownership interest in GGR Parent.

IKAV

IKAV’s ownership interest in GGR Parent is indirectly held through its majority ownership interest in Green Gate COI, LLC, a Delaware limited liability company (“IKAV Co-Invest”). IKAV Co-Invest holds an approximately 51% direct ownership interest in GGR Parent.

IKAV Co-Invest is majority owned by Green Gate ICOI LLC, a Delaware limited liability Company (“ICOI”), which in turn is wholly owned by IKAV Impact USA Inc., a Delaware corporation (“IKAV

Blocker”), which in turn is owned by IKAV Impact S.a.r.l., a Luxembourg corporation (“IKAV S.a.r.l.”), Simlog Inc., a Delaware corporation (“Simlog”), and IKAV Energy Inc., a Delaware corporation (“IKAV Energy” and together with IKAV S.a.r.l. and Simlog, the “IKAV Members”). Each of the IKAV Members is an investment vehicle managed by affiliates of IKAV.

Oaktree

Oaktree’s ownership interest in GGR Parent is indirectly held through its minority ownership interest in IKAV Co-Invest.

IKAV Co-Invest is minority owned by OCM Aera E Holdings, LLC, a Delaware limited liability company (“IKAV Co-Invest Member”), which in turn is owned by Opps Xb Aera E PT, LP, a Delaware limited partnership (“OCM Aggregator 1”), and Opps XI Aera E PT LP, a Delaware limited Partnership (“OCM Aggregator 2”).

OCM Aggregator 1 is owned by Opps Xb Aera E CTB LLC, a Delaware limited liability company (“IKAV Co-Invest Blocker 1”), which in turn is wholly owned by OCM Opps Xb AIF Holdings (Delaware), L.P., a Delaware limited partnership (“IKAV Co-Invest Blocker 1 Member A”), and Oaktree Huntington Investment Fund II AIF (Delaware), L.P. - Class C, a Delaware limited partnership (“IKAV Co-Invest Blocker 1 Member B”).

OCM Aggregator 2 is owned by Opps XI Aera E CTB, LLC, a Delaware limited liability company (“IKAV Co-Invest Blocker 2”), which in turn is wholly owned by OCM Opps XI AIV Holdings (Delaware), L.P., a Delaware limited partnership (“IKAV Co-Invest Blocker 2 Member” and, together with “IKAV Co-Invest Blocker 1 Member A” and “IKAV Co-Invest Blocker 1 Member B”, the “IKAV Co-Invest Blocker Member”). Each IKAV Co-Invest Blocker Member is an investment vehicle managed by affiliates of Oaktree.

This proxy statement refers to (x) CPP Member, IKAV Members and IKAV Co-Invest Members collectively as the “Sellers”, and (y) IKAV Co-Invest Blocker 1, IKAV Co-Invest Blocker 2, IKAV Blocker, CPP Blocker, and IKAV Co-Invest collectively as the “Aera Holding Companies.”

Q:	What consideration is being paid by CRC in its combination with Aera?

A:

If the mergers are completed and the Aera Companies become indirect wholly-owned subsidiaries of CRC, as consideration therefor, CRC will issue 21,170,357 fully-paid and nonassessable shares of common stock of CRC, par value $0.01 per share (“common stock”) (such shares, the “aggregate consideration”). Assuming closing of the mergers, CRC will pay to the Sellers an additional number of shares of common stock determined by reference to any dividends or distributions declared by CRC with a record date between January 1, 2024 and the closing date of the mergers, as further described under “The Mergers—The Stock Consideration” (the aggregate number of shares issuable pursuant to the merger agreement, the “stock consideration”). Pursuant to the merger agreement, 41.401% of the shares issuable pursuant to the merger agreement will be issued to IKAV Member, 49.045% of such shares will be issued to CPP Member, and 9.554% of such shares will be issued to IKAV Co-Invest Member.

The market price of shares of common stock that are issued as the stock consideration could be greater than, less than or the same as the market price of shares of common stock on the date of this proxy statement. Accordingly, you should obtain current market quotations for common stock before deciding how to vote. CRC common stock is listed on the NYSE under the symbol “CRC.” No public trading market exists for the Aera Holding Companies’ equity interests.

Q:	Why did the Board of Directors approve the mergers?

A:

The combination of CRC and Aera is expected to create scale in our operations, generate significant free cash flow, accelerate cash returns to CRC stockholders and expand our energy transition platform. For additional information, please see the section entitled “The Mergers—Recommendation of the Board of Directors and its Reasons for its Determination.”

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Q:	Who will own CRC immediately following the mergers?

A:

Based on the number of shares of common stock issued and outstanding as of March 31, 2024, and taking into account the number of additional shares to be issued based on CRC’s first quarter 2024 cash dividend, the number of shares of common stock issuable as the stock consideration would represent approximately 23.71% of our outstanding common stock.

Q:	What happens if the mergers are not completed?

A:

If CRC stockholders do not approve the stock issuance proposal, or if the mergers are not completed for any other reason, then CRC will neither acquire the Aera Companies nor issue the stock consideration. Instead, CRC and the Aera Companies will each remain independent companies. If CRC stockholders do not approve the stock issuance proposal, the merger agreement may be terminated by CRC or the Aera Holding Companies and CRC will be required to reimburse the Aera Holding Companies for all transaction expenses incurred up to $10,000,000, plus certain employee retention awards up to $22,000,000 as identified in the disclosure letter delivered to CRC by the Aera Holding Companies (the “Aera disclosure letter”) and the expenses incurred by the Aera Holding Companies and their subsidiaries in connection with making or obtaining any regulatory approval, clearance or notice in connection with the transactions contemplated by the merger agreement. If the merger agreement is terminated under certain specified circumstances, CRC will be required to make a termination payment to the Aera Holding Companies of $50,000,000 (or $100,000,000 in certain circumstances). Please see the section entitled “The Merger Agreement—Notice of Termination; Effect of Termination” for additional information about the termination payments.

Q:	When are the mergers expected to be completed?

A:

Subject to the satisfaction or waiver of the closing conditions described under “The Merger Agreement—Conditions Precedent,” the mergers are expected to close around mid-year 2024. However, CRC cannot predict the actual date on which the mergers will be completed, or if the mergers will be completed at all, because completion of the mergers is subject to conditions and factors outside the control of CRC. CRC hopes to complete the mergers as soon as reasonably practicable.

Q:	What are the conditions to completion of the mergers?

A:

The mergers are subject to a number of conditions to closing as specified in the merger agreement. These closing conditions include, among others, (i) the approval of the stock issuance proposal by CRC stockholders; (ii) that no governmental entity having jurisdiction over any party to the merger agreement has issued any order (whether temporary, preliminary or permanent) prohibiting the consummation of the initial mergers or the stock issuance and that no law has been adopted that makes consummation of the initial mergers or the stock issuance illegal; (iii) that any waiting period applicable to the initial mergers and the stock issuance under the Hart-Scott Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) has been terminated or has expired (which waiting period expired at 11:59 pm Eastern Time on March 25, 2024); (iv) prior authorization by the Federal Energy Regulatory Commission (“FERC”) of the transaction contemplated by the merger agreement under Section 203 of the Federal Power Act (the “FPA”); and (v) the consent of the Federal Communications Commission (the “FCC”) with regards to the transfer of control of certain radio licenses issued to Aera (which consent of the FCC was received on April 5, 2024). For additional information, please see the section entitled “The Merger Agreement—Conditions Precedent.”

Q:	Will there be a refinancing in connection with the mergers?

A:

On the closing date CRC expects to refinance in full all amounts outstanding under the RBL and the Second Lien Credit Facility (as such terms are defined below) with cash on hand, borrowings under its revolving credit facility, proceeds from one or more debt capital markets transactions and, only to the extent necessary, borrowings under a bridge loan facility.

Q:	What are the material U.S. federal income tax consequences of the mergers to holders of common stock?

A:

Holders of common stock will not sell, exchange or dispose of any shares of common stock in the mergers. Thus, there will be no material U.S. federal income tax consequences to holders of common stock upon consummation of the mergers.

Questions and Answers About the Special Meeting

Q:	What are CRC stockholders being asked to vote on?

A:

CRC is holding a special meeting of its stockholders to vote on a proposal (the “stock issuance proposal”) to approve, for purposes of complying with Section 312.03 of the NYSE Listed Company Manual, the issuance of shares of common stock pursuant to the terms of the merger agreement. For more information, please see the section entitled “The Stock Issuance Proposal (Proposal 1).”

CRC stockholders will also be asked to vote on a proposal (the “adjournment proposal” and, together with the stock issuance proposal, the “proposals”) to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the stock issuance proposal. For more information, please see the section entitled “The Adjournment Proposal (Proposal 2).”

Your vote is very important, regardless of the number of shares of common stock that you own. The approval of the stock issuance proposal is a condition to the obligation of the parties to complete the mergers.

Q:	Why are CRC stockholders being asked to vote on the stock issuance proposal?

A:

CRC common stock is listed on the NYSE, which requires us to abide by the listing rules established by the NYSE. Under Section 312.03 of the NYSE Listed Company Manual, stockholder approval is required prior to the issuance of common stock in any transaction or series of related transactions if:

•	the common stock has, or will have upon issuance, voting power equal to or in excess of 20 percent of the voting power outstanding before the issuance of such common stock; or

•

the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20 percent of the number of shares of common stock outstanding before the issuance of the common stock.

Based on the number of shares of common stock issued and outstanding as of March 31, 2024, and taking into account the number of additional shares to be issued based on CRC’s first quarter 2024 cash dividend, the number of shares of common stock issuable as the stock consideration would represent approximately 23.71% of our outstanding common stock. This percentage exceeds each of the foregoing thresholds and therefore stockholder approval of the issuance of common stock pursuant to the merger agreement (the “stock issuance”) is required under the NYSE rules and regulations.

Q:	How important is my vote as a CRC stockholder?

A:

Your vote at the special meeting is very important, and you are encouraged to submit a proxy as soon as possible. The mergers cannot be completed without the approval of the stock issuance proposal by the CRC stockholders.

Q:	What is a proxy?

A:

A stockholder’s legal designation of another person to vote shares of such stockholder’s common stock at a special or annual meeting is referred to as a proxy. The document used to designate a proxy to vote your shares of common stock is called a proxy card. The Board of Directors asks you to appoint Francisco J. Leon and Tiffany (TJ) Thom Cepak as your proxy holder (“proxy holder”) to vote your shares at the special meeting. You make this appointment by using one of the voting methods described in this proxy statement.

Q:	If a stockholder gives a proxy, how are the stockholder’s shares of common stock voted?

A:

The individuals named on the enclosed proxy card will vote your shares of common stock in the way that you indicate. When completing the proxy card, you may specify whether your shares of common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you return a signed proxy card, but do not indicate how you wish your shares of common stock to be voted, the shares of common stock represented by your properly signed proxy will be voted “FOR” the stock issuance proposal and “FOR” the adjournment proposal.

Q:	What constitutes a quorum, and what vote is required to approve each proposal at the special meeting?

A:

The presence at the special meeting of a majority of shares of our common stock issued and outstanding and entitled to vote, present at the special meeting or by proxy, is necessary to constitute a quorum in order to transact business at the special meeting. Your shares are counted as present at the special meeting if you attend the special meeting and vote at the special meeting or if you properly return a proxy by Internet, telephone or mail. Abstentions will be counted as present for purposes of determining whether a quorum is present at the special meeting.

The approval of the stock issuance proposal requires the affirmative vote of a majority of the votes cast by holders of shares of common stock present (at the special meeting and/or by proxy) and entitled to vote on such proposal at the special meeting. The approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast by holders of shares of common stock present (at the special meeting and/or by proxy) and entitled to vote on such proposal at the special meeting.

A stockholder’s failure to vote by proxy or to vote at the special meeting and a broker non-vote are not counted as a vote cast and, therefore, will have no effect on the stock issuance proposal or the adjournment proposal. Abstentions will have the effect of a vote “AGAINST” the stock issuance proposal and the adjournment proposal.

Q:	How do I vote my shares registered in my name?

A:

If you own shares that are registered in your own name, you are a “registered stockholder” and you may attend the special meeting and vote. You also may vote by proxy without attending the special meeting in any of the following ways:

•	via telephone by calling the toll free number shown on your proxy card;

•	via the Internet by visiting the website shown on your proxy card; and

•	via proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

For stockholders who have their shares voted by duly submitting a proxy by Internet, telephone or mail, the proxy holders will vote all shares represented by such valid proxies in accordance with the stockholders’ instructions. If a stockholder signs and mails a proxy card, but does not indicate how the proxy holders should vote, the proxy holders will vote in accordance with the Board of Directors’ recommendations as set forth above.

Q:	How do I vote my shares held in “Street Name”?

A:

If you hold shares through a brokerage firm, trustee, bank, other financial intermediary or nominee (known as shares held in “street name”), you will receive from that broker, trustee, bank, financial intermediary or other nominee (the “intermediary”) a voting instruction form that will explain how to direct the voting of your shares through the intermediary, which may include the ability to provide voting instructions via the Internet or by telephone.

If your shares are held in street name through a brokerage firm that is a member of the NYSE and you want to vote on any of the proposals to be submitted to a vote at the special meeting, you MUST indicate how you wish your shares to be voted. The broker will vote shares held by you in street name in accordance with your voting instructions, as indicated on your signed voting instruction form or by the instructions you provide via the Internet or by telephone. Absent such instructions, the proxy submitted by the broker with respect to your shares will indicate that the broker is not able to cast a vote with respect to the matter, which is commonly referred to as a “broker non-vote.” Accordingly, if your shares are held in street name, it is important that you provide voting instructions to the broker or other intermediary so that your vote will be counted.

If you hold shares in street name and wish to vote your shares at the special meeting, you must first obtain a valid proxy from the intermediary. To attend the special meeting (regardless of whether you intend to vote your shares at the special meeting), you should follow the instructions under “The Special Meeting—Attending the Special Meeting” below.

Q:	How does the Board of Directors recommend that I vote at the special meeting?

A:	The Board of Directors recommends that you vote:

•	“FOR” the stock issuance proposal; and

•	“FOR” the adjournment proposal.

For additional information regarding the recommendations of the Board of Directors, please see the section entitled “The Mergers—Recommendation of the Board of Directors and its Reasons for its Determination.”

Q:	Who is entitled to vote at the special meeting?

A:

The record date is [●], 2024. If you owned shares of our common stock at the close of business on [●], 2024, you are entitled to one vote per share upon each matter presented at our special meeting of stockholders to be held on [●], 2024.

Q:	How many votes do I have for the special meeting?

A:

Each CRC stockholder is entitled to one vote per share of common stock on all matters to be presented at the special meeting for each share of common stock held of record as of the close of business on the record date. As of the close of business on the record date, there were [●] shares of common stock issued and outstanding.

Q:	What will happen to my shares of common stock?

A:

You will continue to own the same shares of common stock that you owned prior to the mergers. As a result of the stock issuance, however, the overall ownership percentage of current CRC stockholders will be diluted upon completion of the mergers.

Q:	Will CRC continue to have securities listed on the NYSE?

A:	Yes. CRC common stock will continue to be listed under the symbol “CRC” on the NYSE.

Q:	If I am not going to attend the special meeting, should I submit my proxy card or voting instruction card instead?

A:

Yes. Whether you plan to attend the special meeting or not, please read the enclosed proxy statement carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided, or by returning the voting instruction card to your bank, broker or other nominee.

Q:	What should I do if I receive more than one set of voting materials?

A:

If you received more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards, your shares are likely registered in different names or with different addresses or are in more than one account. You must separately follow the foregoing voting procedures for each set of voting materials that you receive in order for all of your shares to be voted at the special meeting.

Q:	If a CRC stockholder gives a proxy, how are the shares of common stock voted?

A:

Regardless of the method that you choose to vote, the individuals named on the enclosed proxy card will vote your shares of common stock, as applicable, in the way that you indicate. When completing the proxy card or the Internet or telephone processes, you may specify whether your shares of common stock should be voted for or against, or abstain from voting on, both, one or none of the proposals to come before the special meeting.

Q:	May I change my vote after I have submitted my executed proxy card?

A:	If you are a registered stockholder, you may revoke your proxy at any time before your shares are voted at the special meeting by:

•	voting again through the Internet or by telephone prior to 11:59 p.m., Eastern Time on [●], 2024;

•

duly executing a later-dated proxy relating to the same shares and delivering it to the Corporate Secretary of California Resources Corporation at 1 World Trade Center, Suite 1500, Long Beach, California 90831 before the special meeting;

•	voting at the special meeting; however, attending the special meeting without completing a ballot will not revoke any previously submitted proxy; or

•

submitting a written notice of revocation to the Corporate Secretary of California Resources Corporation at 1 World Trade Center, Suite 1500, Long Beach, California 90831 that is received prior to the special meeting.

If you are a street-name stockholder and you vote by proxy, you may change your vote by submitting new voting instructions to your broker, bank or other nominee in accordance with that entity’s procedures.

Q:	Where can I find the voting results of the special meeting?

A:

The preliminary voting results for the special meeting will be announced at the special meeting. In addition, within four business days of the special meeting, CRC intends to file the final voting results of the special meeting with the Securities and Exchange Commission (the “SEC”) on a Current Report on Form 8-K.

Q:	Do CRC stockholders have appraisal rights or dissenters’ rights?

A:

No. No dissenters’ or appraisal rights will be available to CRC stockholders with respect to the mergers, the stock issuance proposal or any of the other transactions contemplated by the merger agreement.

x

Q:	As a CRC stockholder, are there any risks that I should consider in deciding whether to vote for the approval of the stock issuance proposal?

A:

Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors.” You also should read and carefully consider the risk factors of CRC contained in its reports that are incorporated by reference into this proxy statement, as applicable.

Q:	What happens if I sell my shares of common stock after the record date but before the special meeting?

A:

The record date is earlier than the date of the special meeting. If you sell your shares of common stock after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting.

Q:	Who will solicit and pay the cost of soliciting proxies in connection with the special meeting?

A:

The Board of Directors is providing these proxy materials to you in connection with the solicitation by the Board of Directors of proxies to be voted at the special meeting. In addition to solicitation by mail, our officers, directors and employees may solicit proxies personally or by telephone, facsimile or electronic means. These officers, directors and employees will not receive any extra compensation for these services. In addition, we will make arrangements with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to the beneficial owners of our stock, and we will reimburse them for postage and clerical expenses. We will bear the costs of the solicitation, including the cost of the preparation, assembly, printing and mailing of the Notice of the Special Meeting of Stockholders, this proxy statement, the proxy card and any additional information furnished by us to our stockholders. In addition, we have hired Okapi Partners, LLC to assist us in soliciting proxies, which it may do by telephone, by facsimile, by mail, on the Internet or in person. We will pay Okapi Partners, LLC a fee of up to $30,000, plus expenses.

Q:	What should I do now?

A:

You should read this proxy statement carefully and in its entirety, including the annexes and any documents incorporated by reference, and return your completed, signed and dated proxy card by mail in the enclosed postage-paid envelope, or you may submit your voting instructions by telephone or over the Internet as soon as possible so that your shares will be voted in accordance with your instructions.

Q:	Whom do I call if I have questions about the special meeting or the mergers?

A:

If you are a CRC stockholder and have questions about the special meeting or the mergers, or desire additional copies of this proxy statement or additional proxy cards, you may contact Okapi Partners LLC, which is acting as the proxy solicitor for CRC in connection with the mergers, or CRC.

Okapi Partners LLC

1212 Avenue of the Americas, 17th Floor

New York, New York 10036

Stockholders may call toll free: (877) 274-8654

Banks and Brokers may call collect: (212) 297-0720

or

California Resources Corporation

Attention: Corporate Secretary

1 World Trade Center, Suite 1500

Long Beach, California 90831

SUMMARY

For your convenience, provided below is a brief summary of certain information contained in this proxy statement. This summary highlights selected information from this proxy statement and does not contain all of the information that may be important to you as a CRC stockholder. To understand the proposed issuance of shares of common stock and the mergers fully and for a more complete description of the terms of the merger agreement, you should read this entire proxy statement carefully, including its annexes and the other documents to which you are referred. Additionally, important information, which you are urged to read, is contained in the documents incorporated by reference into this proxy statement. Please see “Where You Can Find More Information” beginning on page [●]. Items in this summary include a page reference directing you to a more complete description of those items.

The Parties to the Mergers (Page [●])

CRC

California Resources Corporation is an independent energy and carbon management company committed to energy transition. Shares of CRC common stock are listed and traded on the NYSE under the ticker symbol “CRC.” CRC’s principal executive offices are located at 1 World Trade Center, Suite 1500 Long Beach, California 90831, and its telephone number at that address is (888) 848-4754.

Merger Subs

Petra Merger Sub I, LLC (“IKAV Merger Sub”), Petra Merger Sub C, LLC (“CPP Merger Sub”), Petra Merger Sub O, LLC (“COI Merger Sub”), Petra Merger Sub O2, LLC (“COI Merger Sub 2”), and Petra Merger Sub O3, LLC (“COI Merger Sub 3” and together with IKAV Merger Sub, CPP Merger Sub, COI Merger Sub and COI Merger Sub 2, the “Initial Merger Subs”) and Petra Merger Sub S, LLC (“Subsequent Merger Sub” and together with the Initial Merger Subs, the “Merger Subs”) are direct wholly-owned subsidiaries of CRC that were formed solely for the purpose of carrying out the mergers.

Sellers

CPP Investment Board Private Holdings (6), Inc., a Canadian corporation, is an investment vehicle wholly owned by CPPIB and referred to elsewhere in this proxy statement as the CPP Member. The CPP Member’s principal executive offices are located at One Queen Street East, Suite 2500, Toronto, ON M5C 2W5, Canada.

IKAV Impact S.a.r.l., a Luxembourg corporation, is an investment vehicle managed by affiliates of IKAV and referred to elsewhere in this proxy statement as IKAV S.a.r.l. IKAV S.a.r.l’s principal executive offices are located at 1201 Louisiana Street, Suite 3400, Houston, Texas 77002.

Simlog Inc., a Delaware corporation, is an investment vehicle managed by affiliates of IKAV and referred to elsewhere in this proxy statement as Simlog. Simlog’s principal executive offices are located at 1201 Louisiana Street, Suite 3400, Houston, Texas 77002.

IKAV Energy Inc., a Delaware corporation, is an investment vehicle managed by affiliates of IKAV and referred to elsewhere in this proxy statement as IKAV Energy. IKAV Energy’s principal executive offices are located at 1201 Louisiana Street, Suite 3400, Houston, Texas 77002.

OCM Opps Xb AIF Holdings (Delaware), L.P., a Delaware limited partnership, is an investment vehicle managed by affiliates of Oaktree and referred to elsewhere in this proxy statement as IKAV Co-Invest Blocker 1 Member A. IKAV Co-Invest Blocker 1 Member A’s principal executive offices are located at 333 S. Grand Ave, 28th Floor, Los Angeles, CA 90071.

Oaktree Huntington Investment Fund II AIF (Delaware), L.P. - Class C, a Delaware limited partnership, is an investment vehicle managed by affiliates of Oaktree and referred to elsewhere in this proxy statement as IKAV Co-Invest Blocker 1 Member B. IKAV Co-Invest Blocker 1 Member B’s principal executive offices are located at 333 S. Grand Ave, 28th Floor, Los Angeles, CA 90071.

OCM Opps XI AIV Holdings (Delaware), L.P., a Delaware limited partnership, is an investment vehicle managed by affiliates of Oaktree and referred to elsewhere in this proxy statement as IKAV Co-Invest Blocker 2 Member. IKAV Co-Invest Blocker 2 Member’s principal executive offices are located at 333 S. Grand Ave, 28th Floor, Los Angeles, CA 90071.

OCM Aera E Holdings, LLC, a Delaware limited liability company, is a holding company owned by OCM Aggregator 1 and OCM Aggregator 2 and referred to elsewhere in this proxy statement as IKAV Co-Invest Member. IKAV Co-Invest Member’s principal executive offices are located at 333 S. Grand Ave, 28th Floor, Los Angeles, CA 90071.

Aera Holding Companies

Opps Xb Aera E CTB, LLC, a Delaware limited liability company, is a holding company wholly owned by IKAV Co-Invest Blocker 1 Member A and IKAV Co-Invest Blocker 1 Member B and referred to elsewhere in this proxy statement as IKAV Co-Invest Blocker 1. IKAV Co-Invest Blocker 1’s principal executive offices are located at 333 S. Grand Ave, 28th Floor, Los Angeles, CA 90071.

Opps XI Aera E CTB, LLC, a Delaware limited liability company, is a holding company wholly owned by IKAV Co-Invest Blocker 2 Member and referred to elsewhere in this proxy statement as IKAV Co-Invest Blocker 2. IKAV Co-Invest Blocker 2’s principal executive offices are located at 333 S. Grand Ave, 28th Floor, Los Angeles, CA 90071.

IKAV Impact USA Inc., a Delaware corporation, is a holding company owned by the IKAV Members and referred to elsewhere in this proxy statement as IKAV Blocker. IKAV Blocker’s principal executive offices are located at 1201 Louisiana Street, Suite 3400, Houston, Texas 77002.

CPPIB Vedder US Holdings LLC, a Delaware limited liability company, is a holding company wholly owned by CPPIB and referred to elsewhere in this proxy statement as CPPIB Blocker. CPPIB Blocker’s principal executive offices are located at One Queen Street East, Suite 2500, Toronto, ON M5C 2W5, Canada.

Green Gate COI, LLC, a Delaware limited liability company, is a joint venture between affiliates of IKAV and Oaktree and referred to elsewhere in this proxy statement as IKAV Co-Invest. IKAV Co-Invest’s principal executive offices are located at 1201 Louisiana Street, Suite 3400, Houston, Texas 77002.

The Mergers and the Merger Agreement (Page [●])

The terms and conditions of the mergers are contained in the merger agreement, a copy of which is attached as Annex A to this proxy statement. You are encouraged to read the merger agreement carefully and in its entirety, as it is the primary legal document that governs the mergers.

Pursuant to the merger agreement, and in accordance with the Delaware Limited Liability Company Act and the Delaware General Corporation Law, at the effective time, IKAV Merger Sub will merge with and into IKAV Blocker, with IKAV Blocker surviving the merger as a wholly-owned subsidiary of CRC, CPP Merger Sub will merge with and into CPP Blocker, with CPP Blocker surviving the merger as a wholly-owned subsidiary of CRC, COI Merger Sub will merge with and into IKAV Co-Invest, with IKAV Co-Invest surviving the merger as a wholly-owned subsidiary of CRC, COI Merger Sub 2 will merge with and into IKAV Co-Invest Blocker 1, with IKAV Co-Invest Blocker 1 surviving the merger as a wholly-owned subsidiary of CRC, and COI Merger Sub 3 will merge with and into IKAV Co-Invest Blocker 2, with IKAV Co-Invest Blocker 2 surviving the merger as a wholly-owned subsidiary of CRC, and, immediately following the initial mergers, each surviving company or corporation (as applicable) of the initial mergers will merge with and into Subsequent Merger Sub, with Subsequent Merger Sub surviving the subsequent mergers as a wholly-owned subsidiary of CRC. Upon completion of the mergers, the Aera Companies will be indirect wholly-owned subsidiaries of CRC.

The Stock Consideration (Page [●])

At the effective time of the initial mergers (the “effective time”), 100% of the equity interests of the Aera Holding Companies issued and outstanding immediately prior to the effective time will be converted into the right to receive from CRC 21,170,357 fully-paid and nonassessable shares of common stock (the “aggregate consideration”). Assuming closing of the mergers, CRC will pay to the Sellers an additional number of shares of common stock determined by reference to any dividend or other distribution declared by CRC and having a record date from and including January 1, 2024, to and including the closing date, (a) if paid by CRC to its stockholders prior to the effective time, that aggregate number of fully-paid and nonassessable shares of common stock equal to the quotient of the portion of such dividend or other distribution to which the Sellers would have been entitled if the aggregate consideration had been issued and outstanding on January 1, 2024, divided by $51.96 (the “agreed VWAP”) (the aggregate cash amount of all such dividends and distributions, the “aggregate dividend amount”), and (b) if unpaid at the effective time, the right to receive, when paid by CRC to its other stockholders, that aggregate number of fully paid and nonassessable shares of common stock equal to the quotient of the portion of such dividend or other distribution to which the Sellers would have been entitled if the aggregate consideration had been issued and outstanding on January 1, 2024, divided by the agreed VWAP.

In the event CRC determines in good faith that the amount of cash that would be included in the combined balance sheets of Aera and its subsidiaries and Aera Energy Services Company (the “financial statements entities”) prepared in accordance with the generally accepted accounting principles in the United States of America (“GAAP”) as of December 31, 2023 is less than (i) $36,000,000.00 or (ii) the amount equal to $25,000,000.00 plus the aggregate amount of cash dividends or distributions made by the Aera Holding Companies that is permitted leakage (as defined in the section “The Merger Agreement—Exchange of Equity Interests”) up to $11,000,000.00 (such difference, the “shortfall amount”), then (a) in the event the shortfall amount is less than the aggregate dividend amount, the aggregate dividend amount will be reduced by an amount equal to the shortfall amount and (b) in the event the shortfall amount is greater than the aggregate dividend amount, (1) CRC will not be obligated to pay any aggregate dividend amount and (2) the number of shares comprising the aggregate consideration will be reduced by the quotient that is obtained by dividing the shortfall amount minus the aggregate dividend amount by the agreed VWAP.

Pursuant to the merger agreement, 41.401% of the shares issuable pursuant to the merger agreement will be issued to IKAV Member, 49.045% of such shares will be issued to CPP Member, and 9.554% of such shares will be issued to IKAV Co-Invest Member.

The Special Meeting (Page [●])

The special meeting will be held on [●], 2024, at [●] a.m., Pacific Time. The special meeting will be held entirely online. Stockholders may participate in the special meeting by visiting the following website: www.virtualshareholdermeeting.com/CRC2024SM. The special meeting is being held to consider and vote on the following:

•	to approve the share issuance proposal; and

•	to approve the adjournment proposal.

Each share of common stock outstanding on the record date entitles the holder to one vote at the special meeting. On the record date, there were [●] shares of common stock held by [●] stockholders of record.

Common stock is the only class of outstanding securities entitled to receive notice of and to vote at the special meeting. There are no cumulative voting rights associated with CRC’s common stock.

The presence at the special meeting or by proxy of the persons holding shares of outstanding common stock on the record date that represent a majority of the voting power of all outstanding shares of common stock entitled to vote at the special meeting will constitute a quorum, permitting CRC to conduct its business at the special meeting. Both abstentions (i.e., if you or your broker mark “ABSTAIN” on a proxy or voting instruction form) or if a stockholder of record attends the special meeting, but does not vote (either before or during the special meeting) will be considered to be shares present at the special meeting for purposes of establishing a quorum.

The approval of the stock issuance proposal requires the affirmative vote of a majority of the votes cast by holders of shares of common stock present (at the special meeting and/or by proxy) and entitled to vote on such proposal at the special meeting.

The approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast by holders of shares of common stock present (at the special meeting and/or by proxy) and entitled to vote on such proposal at the special meeting.

A stockholder’s failure to vote by proxy or to vote at the special meeting and a broker non-vote are not counted as a vote cast and, therefore, will have no effect on the stock issuance proposal or the adjournment proposal. Abstentions will have the effect of a vote “AGAINST” the stock issuance proposal and the adjournment proposal.

The mergers are conditioned on, among other things, the approval of the stock issuance proposal at the special meeting.

It is important for you to note that in the event that the stock issuance proposal does not receive the requisite vote for approval at the special meeting, including any adjournments or postponements thereof, we will not be able to consummate the mergers and CRC will be required to reimburse the Aera Holding Companies for all transaction expenses incurred up to $10,000,000, plus certain employee retention awards up to $22,000,000 as identified in the Aera disclosure letter and the expenses incurred by the Aera Holding Companies and their subsidiaries in connection with making or obtaining any regulatory approval, clearance or notice in connection with the transactions contemplated by the merger agreement, as described in further detail under “The Merger Agreement—Notice of Termination; Effect of Termination.” Furthermore, CRC may be required to make a termination payment to the Aera Holding Companies of up to $100,000,000 in the event that the stock issuance proposal does not receive the requisite vote for approval at the special meeting and certain other additional circumstances exist, as described in further detail under “The Merger Agreement—Notice of Termination; Effect of Termination.”

Recommendation of the Board of Directors and its Reasons for its Determination (Page [●])

The Board of Directors has unanimously (i) determined that the merger agreement, the mergers and the issuance of common stock pursuant to the merger agreement are fair to, and in the best interests of, CRC and (ii) approved and declared advisable the merger agreement, the mergers and the issuance of common stock pursuant to the merger agreement. The Board of Directors unanimously recommends that CRC stockholders vote “FOR” the stock issuance proposal and “FOR” the adjournment proposal. For additional information on the principal factors considered by the Board of Directors in reaching this decision and the recommendation of the Board of Directors, please see the section entitled “The Mergers—Recommendation of the Board of Directors and its Reasons for its Determination.”

Interests of CRC’s Directors and Executive Officers in the Mergers (Page [●])

Other than continuing roles as directors or executive officers of CRC after the effective time, the members of the Board of Directors and CRC executive officers do not have any interests in the mergers that may be different from, or in addition to, the interests of CRC stockholders generally.

Registration Rights Agreement (Page [●])

At closing, CRC and the Sellers will enter into the registration rights agreement, pursuant to which, among other things and subject to certain restrictions, CRC will agree, on the terms set forth therein, to file with the SEC a registration statement registering for resale the shares of common stock issued pursuant to the merger agreement, and to conduct certain underwritten offerings at the request of the applicable Sellers. The registration rights agreement also provides for certain customary piggyback registration rights. In addition, pursuant to the registration rights agreement, each Seller party thereto will agree to certain lock-up provisions.

For more information, please see the section entitled “The Merger Agreement—Registration Rights Agreement.”

Stockholder Agreements (Page [●])

At closing, CRC will enter into separate stockholder agreements with the IKAV Members and the CPP Member (each, a “Holder”) pursuant to which CRC will appoint to the Board of Directors one person designated by the IKAV Members after consultation with CRC and one person designated by the CPP Member after consultation with CRC. For so long as the IKAV Members, collectively, together with their affiliates, beneficially owns, in the aggregate, 5% or more of the issued and outstanding shares of common stock calculated on a fully diluted basis, the IKAV Members will have the right to nominate one person for appointment to the Board of Directors. For so long as the CPP Member, together with its affiliates, beneficially owns, in the aggregate, 5% or more of the issued and outstanding shares of common stock calculated on a fully diluted basis, the CPP Member will have the right to nominate one person for appointment to the Board of Directors.

Each stockholder agreement will contain certain standstill provisions which will commence at the effective time and continue until (i) the applicable Holder, together with its respective restricted parties, ceases to beneficially own, in the aggregate, 7.5% or more of outstanding common stock calculated on a fully diluted basis and (ii) no person designated by such Holder is serving on the Board of Directors and such Holder either is no longer entitled to, or has irrevocably waived, the right to designate a person to the Board of Directors.

For more information, please see the section entitled “The Merger Agreement—Stockholder Agreements.”

Certain Beneficial Owners of Common Stock (Page [●])

At the close of business on March 15, 2024, the latest practicable date prior to the date of this proxy statement, CRC’s directors and executive officers, as a group, beneficially owned and were entitled to vote approximately 327,333 shares of common stock, collectively representing 0.48% of the shares of common stock outstanding on that date. For more information regarding the security ownership of CRC directors and executive officers, please see the section entitled “Certain Beneficial Owners of Common Stock.”

Conditions Precedent (Page [●])

Each party’s obligation to consummate the initial mergers is subject to the satisfaction at or prior to the effective time, or waiver at or prior to the effective time, of each of the following conditions:

•

the Company Member Approvals (as defined in the merger agreement) have been obtained in accordance with applicable law and the organizational documents of each Aera Holding Company, which condition has been satisfied as of the date of the merger agreement;

•

the requisite approval of CRC stockholders has been obtained by the affirmative vote of the majority of the votes cast by holders of shares of common stock present (at the special meeting and/or by proxy) and entitled to vote on such proposal at the special meeting in accordance with applicable law and the organizational documents of CRC;

•

any applicable waiting period under the HSR Act with respect to the initial mergers and the stock issuance has been terminated or has expired (which waiting period expired at 11:59 pm Eastern Time on March 25, 2024), the prior authorization of FERC of the transactions contemplated by the merger agreement under Section 203 of the Federal Power Act has been obtained and is effective in accordance with its terms, and the consent of the FCC with regards to the transfer of control of certain Aera radio licenses has been obtained and become effective (which consent of the FCC was received on April 5, 2024), in each case, without the imposition of any term, condition, obligation, requirement, limitation, prohibition, remedy, sanction or other action that has resulted in or would reasonably be expected to result in a Burdensome Condition (as defined in the section “The Merger Agreement— HSR, FERC and Other Approvals”);

•

no governmental entity having jurisdiction over any party has issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the initial mergers or the stock issuance and no law has been adopted that makes consummation of the initial mergers or the stock issuance illegal or otherwise prohibited; and

•	the shares of common stock to be issued pursuant to the merger agreement have been authorized for listing on the NYSE, upon official notice of issuance.

The obligations of CRC and the Initial Merger Subs to consummate the initial mergers are subject to the satisfaction at or prior to the effective time, or waiver by CRC at or prior to the effective time, the following further conditions:

•	the accuracy of the representations and warranties made in the merger agreement by each Aera Holding Company and by each Seller, subject to certain materiality thresholds;

•	performance in all material respects by each Aera Holding Company and each Seller of the covenants required to be performed by it as of or prior to the effective time;

•

the termination by the Aera Holding Companies and their respective affiliates of all related party agreements of each Aera Holding Company and extinguishment of all liabilities of the Aera Holding Companies and their subsidiaries under such related party agreements, without payment by or liability of any Aera Holding Company or subsidiary, other than payments or liabilities not exceeding $100,000 in the aggregate;

•	since the date of the merger agreement, there has not occurred any Aera Material Adverse Effect (as defined in the section “The Merger Agreement— Representations and Warranties”);

•

the Aera Holding Companies and their subsidiaries will have caused the Tax and Real Estate Restructuring (as defined in the section “The Merger Agreement—Tax and Real Estate Restructuring”), to have been completed in accordance with the terms set forth in the merger agreement;

•

CRC has received a certificate of each Aera Holding Company and each Seller, signed by an executive officer of such Aera Holding Company or such Seller, confirming that the conditions in the first two bullets above have been satisfied in respect of such Aera Holding Company or such Seller, and that the conditions in the third, fourth and fifth bullets above have been satisfied;

•

CRC has received from each applicable Seller counterparts to the registration rights agreement, a stockholder agreement and the transition services agreement to be entered into at the closing pursuant to which certain subsidiaries of the Sellers and the subsequent surviving company and its subsidiaries will provide to one another certain transition, migration and separation services mutually agreed upon by the Sellers and CRC (the “transition services agreement”), in each case, duly executed by the Sellers or their affiliates party thereto; and

•	CRC has received from each of the Sellers certain completed tax documents.

The obligations of each Aera Holding Company to consummate the initial mergers are subject to the satisfaction at or prior to the effective time, or waiver at or prior to the effective time, the following further conditions:

•	the accuracy of the representations and warranties made in the merger agreement by CRC and the Merger Subs, subject to certain materiality thresholds;

•	performance in all material respects by CRC and each Merger Sub of the covenants required to be performed by it as of or prior to the effective time;

•	since the date of the merger agreement, there has not occurred any CRC Material Adverse Effect (as defined in the section “The Merger Agreement—Representations and Warranties”);

•	each Aera Holding Company has received a certificate of CRC, signed by an executive officer of CRC, to the effect of the preceding bullets; and

•

the Sellers have received from CRC counterparts to the registration rights agreement, a stockholder agreement and the transition services agreement, in each case, duly executed by CRC or the subsequent surviving company, as applicable.

No Solicitation; CRC Stockholders Meeting; Approvals (Page [●])

CRC has agreed that, from the date of the merger agreement until the effective time or, if earlier, the termination of the merger agreement, CRC will not, nor will it authorize or permit its subsidiaries to and will use its reasonable best efforts to cause its and their respective representatives not to:

•	initiate, solicit or knowingly encourage the making of any Acquisition Proposal (as defined in the section “The Merger Agreement—No Solicitation; CRC Stockholders Meeting; Approvals”); or

•

other than informing third parties of the restrictions imposed by the merger agreement, engage in negotiations or substantive discussions with, or furnish any material nonpublic information to, any third party that may relate to an Acquisition Proposal.

In addition, CRC has agreed that it and its subsidiaries will, and that they will cause their respective representatives to, (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person (other than the Aera Holding Companies) conducted prior to the date of the merger agreement with respect to any Acquisition Proposal and (ii) request each third party that has executed a confidentiality agreement that relates to an Acquisition Proposal (other than the Aera Holding Companies) during the six months prior to the date of the merger agreement to return or destroy all confidential information regarding CRC or its subsidiaries furnished to such third party by CRC or on its behalf.

Notwithstanding the above, until the earlier of the receipt of stockholder approval of the stock issuance proposal and the termination of the merger agreement, if CRC receives a written bona fide Acquisition Proposal, that did not result from a breach of CRC’s non-solicitation covenant, and that the Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisors (i) constitutes a Parent Superior Proposal (as defined in the section “The Merger Agreement—No Solicitation; CRC Stockholders Meeting; Approvals”) or (ii) could reasonably be expected to result in a Parent Superior Proposal, then CRC may, to the extent that the Board of Directors has determined in good faith, after consultation with its outside legal counsel, that failure to take such actions would be inconsistent with the Board of Directors’ fiduciary duties under applicable law, furnish nonpublic information to the third party (subject to execution of a confidentiality agreement by the third party) and engage in discussions or negotiations with the third party with respect to such Acquisition Proposal.

No Change of Recommendation

Except as provided below, prior to the closing date, the Board of Directors may not (i) withdraw, withhold, modify or qualify, or publicly propose to withdraw, withhold, modify or qualify, in a manner adverse to the Aera Holding Companies, the recommendation of the Board of Directors that CRC stockholders approve the stock issuance, (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Acquisition Proposal, (iii) in the event of the commencement of a tender offer or exchange offer for any outstanding shares of CRC’s capital stock, fail to recommend against acceptance of such tender offer or exchange offer by the holders of common stock within ten business days of the commencement thereof, (iv) recommend that the CRC stockholders not approve the stock issuance, (v) fail to publicly reaffirm the recommendation of the Board of Directors that CRC stockholders approve the stock issuance within five business days of the Aera Holding Companies’ written request to do so following the public announcement or disclosure of an Acquisition Proposal (or promptly after announcement or disclosure of an Acquisition Proposal if announced or disclosed on or after the fifth business day before the date of the special meeting) (any action described in clauses (i)-(v) a “change of recommendation”), (vi) either fail to enforce, or grant any waiver or release under, any standstill or similar agreement with respect to any class of equity securities of CRC or any of its subsidiaries unless the Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable laws, (vii) approve any transaction under, or any person becoming an “interested stockholder” under applicable law or (viii) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal.

The merger agreement does not prevent CRC or the Board of Directors from complying with its disclosure obligations under Rule 14d-9 and 14e-2 promulgated under the Exchange Act, or issuing a “stop, look and listen” statement pending disclosure of its position (none of which, in and of itself, will be deemed to constitute a change of recommendation).

Permitted Change of Recommendation—Parent Superior Proposal

Subject to compliance with CRC’s non-solicitation covenant, the merger agreement does not prevent CRC or the Board of Directors from, at any time prior to the receipt of stockholder approval of the stock issuance, in response to the receipt of a written Acquisition Proposal that did not result from a breach of CRC’s non-solicitation covenant, effecting a change of recommendation, if and only if, prior to taking such action, (i) the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal constitutes a Parent Superior Proposal and, (ii) the Board of Directors continues to believe, in good faith after consultation with its outside legal counsel and financial advisors, after taking into account any modifications to the terms of the mergers and the transactions contemplated by the merger agreement that are proposed in a written offer by the Aera Holding Companies in response to such Acquisition Proposal, that such Acquisition Proposal continues to constitute a Parent Superior Proposal and that failure to take such action would be inconsistent with the Board of Directors’ fiduciary duties under applicable law.

Permitted Change of Recommendation—Parent Intervening Event

If, at any time prior to obtaining stockholder approval of the stock issuance, the Board of Directors determines in good faith, in response to a Parent Intervening Event (as defined in the section “The Merger Agreement—No Solicitation; CRC Stockholders Meeting; Approvals”) that is continuing and that did not result from a breach of the merger agreement by CRC, after consultation with its outside legal counsel, that the failure to make a change of recommendation in response to any such Parent Intervening Event would be inconsistent with the Board of Directors’ fiduciary duties under applicable law, the Board of Directors may, prior to obtaining stockholder approval of the stock issuance, make a change of recommendation, subject to certain notice requirements and rights of the Aera Holding Companies.

During a notice period after CRC notifies the Aera Holding Companies of a Parent Intervening Event, the Aera Holding Companies will have the right to propose adjustments to the terms and conditions of the merger agreement so as to obviate the need for a change of recommendation, which the Board of Directors will consider in good faith.

Notice of Termination; Effect of Termination (Page [●])

Termination by Mutual Consent

The merger agreement may be terminated and the mergers abandoned at any time prior to the effective time by mutual written consent of the Aera Holding Companies and CRC.

Termination by either CRC or the Aera Holding Companies

Either CRC or the Aera Holding Companies may terminate the merger agreement if:

•

a governmental entity has issued an injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the initial mergers and such action has become final and nonappealable, or if any law has been adopted that permanently makes consummation of the initial mergers illegal or otherwise permanently prohibited;

•

the initial mergers have not been consummated on or before 5:00 p.m. Los Angeles time, on November 7, 2024, which date may be extended for up to two three month periods if all conditions to the consummation of the mergers have been satisfied except the receipt of the requisite regulatory approvals;

•

there is a material breach by the other party of any representation, warranty, covenant or other agreement contained in the merger agreement which would give rise to the failure of the conditions regarding such party’s representations and warranties and performance of covenants to be satisfied at the closing, as applicable (and such breach is not curable, or is not cured, within the time prescribed by the merger agreement); provided, however, that the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement; or

•	the stockholder approval of the stock issuance is not obtained upon a vote duly held at the special meeting, or at any adjournment or postponement thereof.

Termination by the Aera Holding Companies

The Aera Holding Companies may terminate the merger agreement if:

•	prior to CRC obtaining stockholder approval of the stock issuance, the Board of Directors makes a change of recommendation; or

•

(i) all the conditions described above regarding (a) the parties’ mutual obligations to consummate the initial mergers and (b) CRC and Initial Merger Subs’ additional obligations to consummate the initial mergers, have been satisfied or waived (other than conditions which by their terms are not capable of being satisfied until the closing date, subject to such conditions being capable of being satisfied as of the closing date), (ii) each Aera Holding Company has irrevocably confirmed by written notice to CRC that the Aera Holding Companies are ready, willing and able to consummate the initial mergers and (iii) CRC does not consummate the initial mergers and the stock issuance within three business days after the later of (a) delivery of the notification by the Aera Holding Companies referred to in the foregoing clause (ii) and (b) the date the closing is required to occur pursuant to the merger agreement.

In the event that the merger agreement is validly terminated either (i) by the Aera Holding Companies prior to the vote of the CRC stockholders on the stock issuance due to a change of recommendation, or (ii) by the Aera Holding Companies or CRC following the CRC stockholder vote where the CRC stockholders failed to approve the stock issuance proposal and prior to the vote of the CRC stockholders on the stock issuance there was a change of recommendation, CRC is required to pay the Aera Holdings Companies a termination fee of $50,000,000.

In the event that either (i) (A) the merger agreement is terminated pursuant to either of the foregoing items (i) or (ii) in the preceding paragraph, (B) the change of recommendation is related to an Acquisition Proposal, and (C) within 12 months after such termination CRC enters into a definitive agreement in respect of an Acquisition Proposal or consummates an Acquisition Proposal; or (ii) the merger agreement is terminated by the Aera Holding Companies or CRC because (A) the closing has not occurred by the End Date, (B) at the time of such termination an Acquisition Proposal was publicly announced or disclosed and not withdrawn and (C) within 12 months after such termination CRC enters into a definitive agreement in respect of an Acquisition Proposal or consummates an Acquisition Proposal, CRC is obligated to pay the Aera Holding Companies an additional $50,000,000 termination fee. For the purposes of this paragraph, references in the definition of the “Acquisition Proposal” to 20% are replaced by 50%.

Additionally, if the merger agreement is terminated because the CRC stockholders fail to approve the stock issuance proposal and the termination fee is not payable in connection with such termination, CRC will be required to reimburse the Aera Holding Companies for all transaction expenses incurred up to $10,000,000, plus certain employee retention awards up to $22,000,000 and expenses incurred by the Aera Holding Companies and their subsidiaries in connection with making or obtaining any regulatory approval, clearance or notice in connection with the transactions contemplated by the merger agreement. Please see the section entitled “The Merger Agreement—Notice of Termination; Effect of Termination” for additional details.

Indemnification (Page [●])

Pursuant to the merger agreement, the Sellers severally agreed to, in accordance with their applicable percentages, indemnify CRC and the subsequent surviving company against, and to hold each of them harmless from, among other things, all damages arising from any breach or inaccuracy of the Aera Holding Companies’ representations and covenants in the merger agreement, in each case with respect to the absence of leakage from and after January 1, 2024 through closing other than permitted leakage.

Opinion of Jefferies LLC (Page [●])

CRC has engaged Jefferies LLC (“Jefferies”) and Citigroup Global Markets Inc. (“Citi”) to act as its financial advisors. On February 6, 2024, Jefferies delivered to the Board of Directors its oral opinion, confirmed by delivery of its written opinion dated as of the same date, to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review set forth in such opinion, the aggregate consideration to be paid by CRC pursuant to the merger agreement is fair from a financial point of view to CRC.

Accounting Treatment (Page [●])

The accounting guidance for business combinations requires the use of the acquisition method of accounting, which requires the determination of the acquirer for accounting purposes, the purchase price, the acquisition date, the fair value of assets and liabilities of the acquiree and the measurement of goodwill, if any. The mergers will be accounted for using the acquisition method of accounting, with CRC being treated as the accounting acquirer.

Listing of Common Stock (Page [●])

CRC has agreed to take all actions reasonably necessary to cause the common stock to be issued in the mergers to be approved for listing on the NYSE prior to the effective time.

Regulatory Matters (Page [●])

Under the HSR Act and the rules promulgated thereunder, the mergers cannot be completed until the parties to the merger agreement have given notification and furnished information to the Federal Trade Commission (the

“FTC”) and the Department of Justice (the “DOJ”) and until the applicable waiting period (and any extension of such period) has expired or has been terminated. On February 22, 2024, the parties gave notification and furnished information to the FTC and the DOJ. The applicable waiting period expired at 11:59 p.m., Eastern Time on March 25, 2024.

Under Section 203 of the FPA, the mergers cannot be completed until the prior authorization of FERC has been obtained and is effective. On February 27, 2024, the parties submitted to FERC an application for authorization of the transactions contemplated by the merger agreement under Section 203 of the FPA.

Under Section 310(d) of the Communications Act of 1934 (the “Communications Act”), the mergers cannot be completed until the consent of the FCC with regards to the transfer of control of certain radio licenses issued to Aera has been obtained and become effective. On March 29, 2024, the parties submitted to the FCC an application for consent to the transfer of control of such Aera licenses. The FCC granted that consent on April 5, 2024, and issued a Public Notice of the grant consent to the transfer of control on April 10, 2024.

Risk Factors (Page [●])

In evaluating the merger agreement, the stock issuance and the mergers, you should carefully read this proxy statement and give special consideration to the factors discussed in “Risk Factors.” These Risk Factors include:

Risks Relating to the Mergers

•

The number of shares of common stock to be issued by CRC pursuant to the merger agreement will not change between now and the time the mergers are completed to reflect changes in the trading prices of our common stock.

•	CRC stockholders as of immediately prior to the mergers will have reduced ownership in the combined company immediately following the mergers.

•

The respective obligation of CRC, the Sellers and the Aera Holding Companies to complete the mergers are subject to a number of conditions that, if not fulfilled, or not fulfilled in a timely manner, may delay completion of the mergers or result in termination of the merger agreement.

•

The business relationships of CRC and the Aera Companies may be subject to disruption due to uncertainty associated with the mergers, which could have a material adverse effect on the results of operations, cash flows and financial position of CRC pending completion of the mergers and the combined company following completion of the mergers.

•	CRC may waive one or more of the closing conditions without re-soliciting stockholder approval.

•	The merger agreement subjects CRC to restrictions on its business activities prior to the completion of the mergers.

•

The merger agreement limits CRC’s ability to pursue alternatives to the mergers, may discourage certain other companies from making a favorable alternative transaction proposal and, in specified circumstances, could require CRC to make a termination payment to the Aera Holding Companies.

•	Failure to complete the mergers could negatively impact CRC’s stock price.

•	Completion of the mergers may trigger a change in control or other provisions in certain agreements to which Aera is a party.

•	CRC and Aera are expected to incur significant transaction costs in connection with the mergers, which may be in excess of those anticipated by CRC.

Risks Relating to the Combined Company

•	The combined company may not be able to retain customers and retain and hire key personnel and maintain relationships with its suppliers and customers.

•	The combined company may fail to realize the anticipated benefits of the mergers.

•	The failure to successfully integrate the businesses and operations of CRC and the Aera Companies in the expected time frame may adversely affect the combined company’s future results.

•

The unaudited pro forma combined financial information contained in this proxy statement may not be an indication of the combined company’s results of operations, financial condition or estimated reserves following the closing of the mergers.

•

The financial forecasts relating to CRC and the Aera Companies prepared in connection with the mergers may not be realized, which may adversely affect the market price of common stock following the closing of the mergers.

•	The trading price and volume of common stock may be volatile following the mergers.

•	Future sales of common stock issued pursuant to the merger agreement could have a negative impact on the market price of common stock.

•	CRC may record goodwill and other intangible assets that could become impaired and result in material non-cash charges to the results of operations of the combined company in the future.

•	As one of the largest California oil producers, the combined company may face increased scrutiny from certain stakeholders.

•

The combined company may face material delays related to its ability to timely obtain permits necessary for its operations or be unable to secure such permits on favorable terms or at all as a result of numerous California political, regulatory, and legal developments, including but not limited to material delays resulting from the March 7, 2024 decision by a California appellate court concerning the previously disclosed Kern County Environmental Impact Report litigation.

•	CRC expects to incur additional indebtedness in connection with the closing of the mergers, which may adversely affect the combined company’s business and limit its financial flexibility.

SUMMARY HISTORICAL CONSOLIDATED AND COMBINED FINANCIAL DATA OF AERA PARENT

The following table sets forth summary historical financial information of Aera Parent derived from Aera Parent’s (i) audited consolidated and combined statements of operations and other comprehensive income for the years ended December 31, 2023, 2022 and 2021, (ii) the audited consolidated and combined balance sheets as of December 31, 2023 and 2022, and (iii) the audited consolidated and combined statements of cash flows for the years ended December 31, 2023, 2022 and 2021, each of which is included elsewhere in this proxy statement.

The historical results of Aera Parent included below and elsewhere in this proxy statement are not necessarily indicative of the future performance of Aera Parent or the combined company. You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Aera Parent”, and Aera Parent’s audited consolidated and combined financial statements and related notes included elsewhere in this proxy statement.

For purposes of this proxy statement:

“Aera Parent” means Aera Parent Predecessor and Aera Parent Successor on an individual basis and collective basis, as the context requires.

“Aera Parent Predecessor” means the combined activity of the Aera Companies in respect of the period prior to the Prior Transaction on February 28, 2023.

“Aera Parent Successor” means (x) the combined activity of GGR Holdings and its consolidated subsidiaries in respect of the period subsequent to the incorporation of GGR Holdings on August 31, 2022 through December 28, 2023, and (y) the combined activity of GGR Parent and its consolidated subsidiaries with respect to the period following December 29, 2023.

	For the Year Ended December 31, 2023	For the 58-days Ended February 27, 2023
	Aera Parent Successor (as reported)	Aera Parent Predecessor (as reported)
	(in millions)
Statement of Operations Data
Revenues:
Total operating revenues	$1,655	$349
Net Income (Loss)	$205	$(101)

For the Year Ended December 31, 2023
Aera Parent Successor (as reported)
(in millions)
Balance Sheet Data
Total current assets	$293
Total assets	$3,366
Total current liabilities	$530
Total stockholders’ equity	$866
Total liabilities and stockholders’ equity	$3,366

SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following summary unaudited pro forma financial information is derived from the historical audited consolidated financial statements of CRC and the historical audited consolidated and combined financial statements of Aera Parent, respectively, and gives effect to (i) the mergers, (ii) the extinguishment of Aera Parent’s outstanding debt, and (iii) the issuance of new debt (collectively, the “pro forma events”). The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X.

The following summary unaudited pro forma balance sheet data gives effect to the pro forma events as if they had occurred on December 31, 2023, while the unaudited pro forma statement of operations data for the year ended December 31, 2023 is presented as if the pro forma events had occurred on January 1, 2023.

The following summary unaudited pro forma financial information has been derived from and should be read in conjunction with the following financial statements, which are included elsewhere in this proxy statement:

•	The historical audited consolidated financial statements of CRC as of and for the year ended December 31, 2023; and

•

The historical audited consolidated and combined financial statements of (x) Aera Parent Successor as of and for the year ended December 31, 2023 and (y) Aera Parent Predecessor as of and for the 58 days ended February 27, 2023.

The following summary unaudited pro forma financial information should be read in conjunction with Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of CRC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (including our audited consolidated financial statements and related notes included in our Annual Report on Form 10-K), which is incorporated by reference into this proxy statement as well as the sections titled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page [●] and the related notes included in this proxy statement “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Aera Parent”, and Aera Parent’s audited consolidated and combined financial statements and related notes included elsewhere in this proxy statement.

This summary unaudited pro forma financial information has been prepared for illustrative purposes only and is not necessarily indicative of what CRC’s financial position or results of operations actually would have been had the pro forma events occurred as of the dates indicated. In addition, the unaudited pro forma financial information does not purport to project CRC’s future financial position, operating results or expected synergies of the combined company. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page [●].

For the Year Ended December 31, 2023
(in millions, except per share amounts)
Pro Forma Combined Statement of Operations Data (unaudited)
Revenues:
Total operating revenues	$4,810
Net Income	$574
Net income per share:
Basic	$6.32
Diluted	$6.12
Weighted average common shares outstanding
Basic	90.9
Diluted	93.8

For the Year Ended December 31, 2023
(in millions)
Pro Forma Combined Balance Sheet Data (unaudited)
Total current assets	$664
Total assets	$7,213
Total current liabilities	$1,097
Total stockholders’ equity	$3,340
Total liabilities and stockholders’ equity	$7,213

SUMMARY UNAUDITED PRO FORMA COMBINED OIL, NATURAL GAS AND NGL RESERVE INFORMATION AND PRODUCTION DATA

The following tables present the estimated pro forma combined net operated and non-operated proved developed and undeveloped reserves of oil (including condensate), natural gas and NGLs prepared as of December 31, 2023. The pro forma reserve information set forth below gives effect to the mergers as if the mergers had been completed on December 31, 2023. However, the proved reserves presented below represent the respective estimates made as of December 31, 2023 by CRC and Aera Parent Successor while they were separate companies. These estimates have not been updated for changes in development plans or methodologies that may occur following the mergers or may have occurred if CRC owned all such assets as of December 31, 2023.

The following summary pro forma reserve information has been prepared for illustrative purposes and is not intended to be a projection of future results or synergies of the combined company. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page [●]. The summary pro forma reserve information should be read in conjunction with the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page [●] and the related notes included in this proxy statement.

	As of December 31, 2023
	CRC (as reported)	Aera Parent Successor (as reported)	Transaction Accounting Adjustments	CRC Pro Forma Combined
Proved Developed Reserves
Oil (MMBbl)	223	212	—	435
NGLs (MMBbl)	34	1	—	35
Natural Gas (Bcf)	445	65	(57)	453
Total (MMBoe)	331	225	(11)	545
Proved Undeveloped Reserves
Oil (MMBbl)	33	14	—	47
NGLs (MMBbl)	1	—	—	1
Natural Gas (Bcf)	73	2	(2)	73
Total (MMBoe)	46	14	—	60

	For the Year Ended December 31, 2023
	CRC (as reported)	Aera Parent Successor (as reported)	Transaction Accounting Adjustments	CRC Pro Forma Combined
Production
Oil (MMBbl)	19	27	—	46
NGLs (MMBbl)	4	—	—	4
Natural Gas (Bcf)	51	7	(6)	52
Total (MMBoe)	32	28	(1)	59

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE INFORMATION

The following table presents CRC’s historical and pro forma per share data as of and for the year ended December 31, 2023. The pro forma per share data for the year ended December 31, 2023 is presented as if the mergers had been completed on January 1, 2023. Except for the historical information for the year ended December 31, 2023, the information provided in the table below is unaudited. This information should be read together with the historical financial statements and related notes of CRC and Aera Parent, and included elsewhere herein or incorporated by reference in this proxy statement, and with the unaudited pro forma condensed combined financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page [●] and the related notes included in this proxy statement.

For the Year Ended December 31, 2023
(in millions, except per share amounts)
CRC Historical
Net Income	$564
Weighted average common shares outstanding—basic	69.60
Dilutive effect of securities	2.90
Weighted average common shares outstanding—diluted	72.50
Net income per share:
Basic	$8.10
Diluted	$7.78

For the Year Ended December 31, 2023
(in millions)
Aera Parent Successor Historical (1)
Net Income	$205

(1)	The scope of FASB ASC 260, Earnings Per Share, excludes non-public companies. As such, the historical per share data of Aera Parent Successor is not included.

For the 58-days ended February 27, 2023
(in millions)
Aera Parent Predecessor Historical (2)
Net Loss	$(101)

(2)	The scope of FASB ASC 260, Earnings Per Share, excludes non-public companies. As such, the historical per share data of Aera Parent Predecessor is not included

For the Year Ended December 31, 2023
(in millions, except per share amounts)
Pro Forma Combined (unaudited)
Net Income	$574
Weighted average common shares outstanding—basic	90.9
Dilutive effect of securities	2.90
Weighted average common shares outstanding—diluted	93.8
Net income per share:
Basic	$6.32
Diluted	$6.12

MARKET PRICE AND DIVIDEND INFORMATION

CRC

Our common stock is listed on the NYSE under the symbol “CRC.” The closing price of common stock on February 6, 2024, the last full trading day before the public announcement of the execution of the merger agreement, was $47.01 per share. On April [●], 2024, the closing price of common stock was $[●] per share.

The market price of shares of common stock has fluctuated since the public announcement of the execution of the merger agreement and may continue to fluctuate between the date of this proxy statement, the date of the special meeting and the closing of the mergers. No assurance can be given concerning the market price of shares of common stock after completion of the mergers. CRC stockholders are advised to obtain current market quotations for common stock and to review carefully the other information contained in this proxy statement or incorporated by reference into this proxy statement. For more information, see the section entitled “Where You Can Find More Information” beginning on page [●] of this proxy statement.

Dividends are payable to stockholders in quarterly increments, subject to the quarterly approval of the Board of Directors. The actual declaration of future cash dividends, and the establishment of record and payment dates, is subject to final determination by the Board of Directors each quarter after reviewing our financial performance. Post-closing of the mergers, and subject to approval, we expect to increase our fixed quarterly dividend.

On February 27, 2024, the Board of Directors declared a cash dividend of $0.31 per share of common stock. The dividend was payable to stockholders of record at the close of business on March 6, 2024 and was paid on March 18, 2024. The Sellers will, in the aggregate, receive approximately 126,000 additional shares of common stock at closing related to dividends paid by us in the first quarter of 2024.

We paid the following cash dividends for each of the periods presented.

	Total Dividend	Annual Rate Per Share
	(in millions)	($ per share)
Year ended December 31, 2021	$14	$0.17
Year ended December 31, 2022	59	$0.7925
Year ended December 31, 2023	81	$1.1575

	$154

Pursuant to the records of CRC’s transfer agent, as of January 31, 2024, there were four holders of record of common stock, which does not include the beneficial owners for whom Cede and Co. or others act as nominees.

For more information on the market for common stock and related stockholder matters, see Part II, Item 5, “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities” of CRC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which is incorporated by reference into this proxy statement.

The Aera Holding Companies and Aera Parent

Historical market price information regarding the Aera Holding Companies and Aera Parent are not provided because there is no public market for their securities.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and are subject to the safe harbor created thereby under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect, among other things, CRC’s current expectations and anticipated results of operations, statements about the benefits of the mergers, including financial and operating results, the expected completion of the mergers (including the timing thereof), the ability to consummate the mergers (including the receipt of all required governmental and regulatory approvals) and other statements that are not historical facts, all of which are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, market trends, or industry results to differ materially from those expressed or implied by such forward-looking statements. Therefore, any statements included in or incorporated by reference into this proxy statement that are not statements of historical fact may be forward-looking statements and should be evaluated as such. Without limiting the foregoing, the words “may”, “might”, “will”, “should”, “could”, “likely”, “expects”, “intends”, “targets”, “assumes”, “seeks to”, “plans”, “anticipates”, “believes”, “projects”, “estimates”, “predicts”, “potential”, “future”, “goal”, “objective”, or “continue”, or the negative of such terms and similar words and expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees or assurances of future performance, and actual results could differ materially from those indicated by the forward-looking statements.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the potential timing or consummation of the mergers or the anticipated benefits thereof, including future financial and operating results. CRC cautions readers that these and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Actual results may differ materially from those set forth in this proxy statement due to the risks and uncertainties related to the mergers and/or inherent in our business, including:

•	the possibility that CRC stockholders may not approve the stock issuance proposal;

•

the risk that a condition to closing of the mergers may not be satisfied, that the merger agreement is terminated in accordance with its terms or that the closing of the mergers might be delayed or not occur at all;

•	the length of time necessary to consummate the mergers, which may be longer than anticipated for various reasons;

•

potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the mergers or that the businesses may not be integrated successfully;

•

the risk that the governmental and regulatory approvals required to complete the mergers are not obtained, or that required governmental and regulatory approvals may delay the transaction or result in the imposition of conditions that could reduce the anticipated benefits from the mergers or cause the parties to abandon the mergers;

•	the risk that the proposed transaction could distract management from ongoing business operations or cause CRC to incur substantial costs;

•	the risk that the cost savings, synergies and growth from the mergers may not be fully realized or may take longer to realize than expected;

•	fluctuations in commodity prices, including supply and demand considerations for our products and services;

•	decisions as to production levels and/or pricing by the Organization of the Petroleum Exporting Countries (“OPEC”) or U.S. producers in future periods;

•	government policy, war and political conditions and events, including the war in Ukraine and oil sanctions on Russia, Iran and others;

•

regulatory actions and changes that affect the oil and gas industry generally and us in particular, including (1) the availability or timing of, or conditions imposed on, permits and approvals necessary for drilling or development activities or our carbon management business; (2) the management of energy, water, land, greenhouse gases (GHGs) or other emissions, (3) the protection of health, safety and the environment, or (4) the transportation, marketing and sale of our products;

•	the impact of inflation on future expenses and changes generally in the prices of goods and services;

•	changes in business strategy and our capital plan;

•	lower-than-expected production or higher-than-expected production decline rates;

•

changes to our estimates of reserves and related future cash flows, including changes arising from our inability to develop such reserves in a timely manner, and any inability to replace such reserves;

•	the recoverability of resources and unexpected geologic conditions;

•	general economic conditions and trends, including conditions in the worldwide financial, trade and credit markets;

•	production-sharing contracts’ effects on production and operating costs;

•	the lack of available equipment, service or labor price inflation;

•	limitations on transportation or storage capacity and the need to shut-in wells;

•	any failure of risk management;

•	results from operations and competition in the industries in which we operate;

•	our ability to realize the anticipated benefits from prior or future efforts to reduce costs;

•	environmental risks and liability under federal, regional, state, provincial, tribal, local and international environmental laws and regulations (including remedial actions);

•	the creditworthiness and performance of our counterparties, including financial institutions, operating partners, carbon capture and storage project participants and other parties;

•	reorganization or restructuring of our operations;

•	our ability to claim and utilize tax credits or other incentives in connection with our carbon capture and storage projects,

•	our ability to realize the benefits contemplated by our energy transition strategies and initiatives, including carbon capture and storage projects and other renewable energy efforts;

•	our ability to successfully identify, develop and finance carbon capture and storage projects and other renewable energy efforts;

•	our ability to successfully develop infrastructure projects and enter into third party contracts on contemplated terms;

•	uncertainty around the accounting of emissions and our ability to successfully gather and verify emissions data and other environmental impacts;

•	changes to our dividend policy and share repurchase program, and our ability to declare future dividends or repurchase shares under our debt agreements;

•	limitations on our financial flexibility due to existing and future debt;

•	insufficient cash flow to fund our capital plan and other planned investments and return capital to stockholders;

•	changes in interest rates;

•	our access to and the terms of credit in commercial banking and capital markets, including our ability to refinance our debt or obtain separate financing for our carbon management business;

•	changes in state, federal or international tax rates, including our ability to utilize our net operating loss carryforwards to reduce our income tax obligations;

•	effects of hedging transactions;

•	the effect of our stock price on costs associated with incentive compensation;

•	inability to enter into desirable transactions, including joint ventures, divestitures of oil;

•	natural gas properties and real estate, and acquisitions, and our ability to achieve any expected synergies;

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disruptions due to earthquakes, forest fires, floods or other natural occurrences, accidents, mechanical failures, power outages, transportation or storage constraints, labor difficulties, cybersecurity breaches or attacks or other catastrophic events; and

•	pandemics, epidemics, outbreaks, or other public health events, such as the COVID-19 pandemic.

These forward-looking statements are also qualified by, and should be read together with, the “Forward-Looking Statements”, the “Risk Factors” and the other statements in CRC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 as filed with the SEC, and available at www.sec.gov, and investors should refer to such risk factors and other statements in evaluating the forward-looking statements contained in this proxy statement (see the sections entitled “Where You Can Find More Information” beginning on page [●] of this proxy statement and “Risk Factors” beginning on page [●] of this proxy statement).

While the list of factors presented in this proxy statement is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on CRC’s or the combined company’s consolidated financial condition, results of operations, credit rating or liquidity.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement or, in the case of documents referred to or incorporated by reference, the dates of those documents.

Unless legally required, CRC does not assume any obligation to update any such forward-looking information to reflect actual results or changes in the factors affecting such forward-looking information.

RISK FACTORS

Risks Relating to the Mergers

The number of shares of common stock to be issued by CRC pursuant to the merger agreement will not change between now and the time the mergers are completed to reflect changes in the trading prices of common stock.

The market price of common stock has fluctuated since the date of the announcement of the parties’ entry into the merger agreement and will continue to fluctuate from the date of this proxy statement to the date of the special meeting, the date the mergers are completed and thereafter. However, the number of shares of common stock to be issued by CRC pursuant to the merger agreement will not change between now and the time the mergers are completed to reflect changes in the trading prices of common stock. Therefore, even if the trading price of common stock increases, existing CRC stockholders will not benefit from less dilution because this change in trading price will not impact the number of shares issuable pursuant to the merger agreement.

CRC stockholders as of immediately prior to the mergers will have reduced ownership in the combined company immediately following the mergers.

The issuance of shares of common stock pursuant to the merger agreement could have the effect of depressing the market price of common stock, through dilution of earnings per share or otherwise. Any dilution of, or delay of any accretion to, CRC’s earnings per share could cause the price of common stock to decline or increase at a reduced rate.

Based on the number of shares of common stock issued and outstanding as of March 31, 2024, and taking into account CRC’s first quarter 2024 cash dividend, the number of shares of common stock issuable as the stock consideration would represent approximately 23.71% of our outstanding common stock.

The respective obligation of CRC, the Sellers and the Aera Holding Companies to complete the mergers are subject to a number of conditions that, if not fulfilled, or not fulfilled in a timely manner, may delay completion of the mergers or result in termination of the merger agreement.

The respective obligation of CRC, the Sellers and the Aera Holding Companies to complete the mergers are subject to the satisfaction at or prior to the closing of the mergers of numerous conditions, including the following:

•	the approval of the stock issuance proposal by CRC stockholders;

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that no governmental entity having jurisdiction over any party to the merger agreement has issued any order (whether temporary, preliminary or permanent) prohibiting the consummation of the initial mergers or the stock issuance and that no law has been adopted that makes consummation of the initial mergers or the stock issuance illegal; and

•	prior authorization by FERC of the transaction contemplated by the merger agreement under Section 203 of the FPA.

Many of the conditions to completion of the mergers are not within CRC’s control, and CRC cannot predict when, or if, these conditions will be satisfied. If any of these conditions are not satisfied or waived prior to the End Date, it is possible that the merger agreement may be terminated. Although CRC, the Sellers and the Aera Holding Companies have agreed in the merger agreement to use commercially reasonable efforts to, subject to certain limitations, complete the mergers in the most expeditious manner reasonably practicable, these and other conditions to the completion of the mergers may fail to be satisfied. In addition, satisfying the conditions to and completion of the mergers may take longer, and could cost more, than CRC expects. CRC cannot predict whether and when these other conditions will be satisfied. Furthermore, the requirements for obtaining the required clearances and approvals could delay the completion of the mergers for a significant period of time or prevent them from occurring. Any delay in completing the mergers may adversely affect the cost savings and other benefits that CRC expects to achieve if the mergers and the integration of CRC’s and the Aera Companies’ respective businesses are not completed within the expected timeframe. There can be no assurance that all required regulatory approvals will be obtained or obtained prior to the End Date.

The business relationships of CRC and the Aera Companies may be subject to disruption due to uncertainty associated with the mergers, which could have a material adverse effect on the results of operations, cash flows and financial position of CRC pending completion of the mergers and the combined company following completion of the mergers.

Parties with which CRC or the Aera Companies do business may experience uncertainty associated with the mergers, including with respect to current or future business relationships with the combined company following the mergers. These disruptions could have a material and adverse effect on the results of operations, cash flows and financial position of CRC, regardless of whether the mergers are completed, as well as a material and adverse effect on the combined company’s ability to realize the expected benefits of the mergers. The risk, and adverse effect, of any disruption could be exacerbated by a delay in completion of the mergers or termination of the merger agreement.

CRC may waive one or more of the closing conditions without re-soliciting stockholder approval.

CRC may determine to waive, in whole or part, one or more of the conditions to closing of the mergers prior to CRC being obligated to consummate the mergers. CRC currently expects to evaluate the materiality of any waiver and its effect on CRC stockholders in light of the facts and circumstances at the time to determine whether any amendment of this proxy statement or any re-solicitation of stockholder approval is required in light of such waiver.

The merger agreement subjects CRC to restrictions on its business activities prior to the completion of the mergers.

The merger agreement obligates CRC to use commercially reasonable efforts to conduct its businesses in the ordinary course until completion of the mergers, including by using commercially reasonable efforts to preserve substantially intact its present business organization. Additionally, the merger agreement restricts CRC from certain other actions prior to the completion of the merger, including, among other things, merging, consolidating, combining or amalgamating with any person (other than between wholly-owned subsidiaries of CRC), acquiring any business or entity (except for acquisitions by CRC or any of its subsidiaries of another person that (i) provide for aggregate consideration solely of cash, (ii) do not require the approval of the stockholders of CRC, and (iii) would not reasonably be expected to prevent, impair or delay consummation of the mergers), or incurring indebtedness in excess of certain thresholds. These restrictions could prevent CRC from pursuing certain business opportunities that arise prior to completion of the mergers. Please see the section entitled “The Merger Agreement—Covenants” for additional details.

The merger agreement limits CRC’s ability to pursue alternatives to the mergers, may discourage certain other companies from making a favorable alternative transaction proposal and, in specified circumstances, could require CRC to make a termination payment to the Aera Holding Companies.

The merger agreement contains certain provisions that restrict CRC’s ability to initiate, solicit or knowingly encourage the making of any Acquisition Proposal (as defined in the section “The Merger Agreement—No Solicitation; CRC Stockholders Meeting; Approvals”), and CRC has agreed to certain terms and conditions relating to its ability to furnish nonpublic information to a third party making an Acquisition Proposal or engaging in discussions or negotiations with such a third party.

Further, even if the Board of Directors withdraws, withholds, modifies, or qualifies its recommendation that CRC stockholders approve the stock issuance proposal, unless the merger agreement has been terminated in accordance with its terms, the Board of Directors will still be required to submit the stock issuance proposal for a vote of CRC stockholders. In addition, under the merger agreement, the Aera Holding Companies will have an opportunity to offer to modify the terms of the merger agreement in response to any Acquisition Proposal before the Board of Directors may withdraw, withhold, modify or qualify its recommendation. Moreover, CRC is required to pay the Aera Holdings Companies a termination fee of $50,000,000 if the merger agreement is terminated (a) by the Aera Holding Companies before the stock issuance proposal is approved by CRC stockholders if there was a change of recommendation, or (b) by the Aera Holding Companies or CRC following the CRC stockholder vote where the CRC stockholders failed to approve the stock issuance proposal and prior to the stockholder vote there was a change of recommendation. CRC is obligated to pay the Aera Holding Companies an additional $50,000,000 termination fee if either (i) (A) the merger agreement is terminated pursuant to either of the foregoing items (a) or (b), (B) the change of recommendation is related to an Acquisition Proposal, and (C) within 12 months after such termination CRC enters into a definitive agreement in respect of an Acquisition Proposal or consummates an Acquisition Proposal; or (ii) the merger agreement is terminated by the Aera Holding Companies or CRC because (A) the closing has not occurred by the End Date, (B) at the time of such termination an Acquisition Proposal was publicly announced or disclosed and not withdrawn and (C) within 12 months after such termination CRC enters into a definitive agreement in respect of an Acquisition Proposal or consummates an Acquisition Proposal. Additionally, if the Merger Agreement is terminated because CRC stockholders fail to approve the stock issuance proposal and the termination fee is not payable in connection with such termination, CRC will be required to reimburse the Aera Holding Companies for all transaction expenses incurred up to $10,000,000, plus certain employee retention awards up to $22,000,000 and expenses incurred by the Aera Holding Companies and their subsidiaries in connection with making or obtaining any regulatory approval, clearance or notice in connection with the transactions contemplated by the merger agreement. Please see the section entitled “The Merger Agreement—Notice of Termination; Effect of Termination” for additional details.

These provisions could discourage a potential third-party acquirer or other strategic transaction partner that might have an interest in acquiring all or a significant portion of CRC from considering or pursuing an alternative transaction with CRC or proposing such a transaction to CRC. These provisions might also result in a potential third-party acquirer or other strategic transaction partner proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination payment.

Failure to complete the mergers could negatively impact CRC’s stock price.

If the mergers are not completed for any reason CRC would be subject to a number of risks, including the following:

•	CRC may experience negative reactions from the financial markets, including negative impacts on its valuation;

•	CRC will still be required to pay certain significant expenses relating to the mergers;

•	CRC may be required to make a termination payment as required by the merger agreement;

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the merger agreement places certain restrictions on the conduct of CRC’s business pursuant to the terms of the merger agreement, which may delay or prevent CRC from undertaking business opportunities that, absent the merger agreement, may have been pursued;

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matters relating to the mergers (including integration planning) require substantial commitments of time and resources by CRC’s management, which may have resulted in the distraction of CRC’s management from ongoing business operations and pursuing other opportunities that could have been beneficial to CRC; and

•	litigation related to any failure to complete the mergers or related to any enforcement proceeding may be commenced against CRC to perform its obligations pursuant to the merger agreement.

If the mergers are not completed, the risks described above may materialize and cause CRC’s stock price to be negatively impacted.

Completion of the mergers may trigger a change in control or other provisions in certain agreements to which Aera is a party.

The completion of the mergers may trigger a change in control or other provisions in certain agreements to which Aera is a party. If CRC and Aera are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements, or seeking monetary damages. Even if CRC and Aera are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to the combined company.

CRC and the Aera Companies are expected to incur significant transaction costs in connection with the mergers, which may be in excess of those anticipated by CRC.

CRC and the Aera Companies have incurred and are expected to continue to incur a number of non-recurring costs associated with negotiating and completing the mergers, combining the operations of the companies and achieving desired synergies. These costs have been, and will continue to be, substantial and, in many cases, will be borne by CRC whether or not the mergers are completed. A substantial majority of non-recurring expenses will consist of transaction costs and include, among others, fees paid to advisors, employee retention, severance and benefit costs, financing costs, filing fees, and other transaction expenses. CRC will also incur costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and other employment-related costs. CRC will continue to assess the magnitude of these costs and additional unanticipated costs may be incurred in connection with the mergers and the integration of the two companies’ businesses. While CRC has assumed that a certain level of expenses would be incurred, there are many factors beyond CRC’s control that could affect the total amount or the timing of the expenses. The costs described above and any unanticipated costs and expenses, many of which will be borne by CRC even if the mergers are not completed, could have an adverse effect on CRC’s financial condition and operating results.

Risks Relating to the Combined Company

The combined company may not be able to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers.

As a result of the mergers, the combined company may experience impacts on relationships with customers and suppliers that may harm the combined company’s business and results of operations. Certain customers or suppliers may seek to terminate or modify contractual obligations following the mergers whether or not contractual rights are triggered as a result of the mergers. There can be no guarantee that customers and suppliers will remain with or continue to have a relationship with the combined company or do so on the same or similar contractual terms following the mergers. If any customers or suppliers seek to terminate or modify contractual obligations or discontinue their relationships with the combined company, then the combined company’s business and results of operations may be harmed.

The Aera Companies also have contracts with distributors, vendors, landlords, joint venture partners and other business partners which may require the Aera Companies to obtain consent from these other parties in connection with the mergers. If these consents cannot be obtained, the combined company may suffer a loss of potential future revenue, incur costs and lose rights that may be material to the business of the combined company. In addition, third parties with whom CRC or the Aera Companies currently have relationships may terminate or otherwise reduce the scope of their relationship with either party in anticipation of the mergers. Any such disruptions could limit the combined company’s ability to achieve the anticipated benefits of the mergers. The adverse effect of any such disruptions could also be exacerbated by a delay in the completion of the mergers or by a termination of the merger agreement.

The combined company may fail to realize the anticipated benefits of the mergers.

The success of the mergers will depend on, among other things, the combined company’s ability to combine each of CRC’s and the Aera Companies’ businesses in a manner that realizes anticipated synergies and benefits and meets or exceeds the forecasted stand-alone cost savings anticipated by the combined company. CRC anticipates that the combined company will benefit from significant synergies, based on, among other things, increased scale. If the combined company is not able to successfully achieve these synergies, or the cost to achieve these synergies is greater than expected, then the anticipated benefits of the mergers may not be realized fully or at all or may take longer to realize than expected.

The failure to successfully integrate the businesses and operations of CRC and the Aera Companies in the expected time frame may adversely affect the combined company’s future results.

CRC and the Aera Companies have operated and, until the completion of the mergers, will continue to operate independently; however, their respective businesses may not be integrated successfully. It is possible that the integration process could result in the loss of customers, distributors, suppliers, vendors, landlords, joint venture partners or other business partners, the disruption of either company’s or both companies’ ongoing businesses, inconsistencies in standards, controls, procedures and policies, potential unknown liabilities and unforeseen expenses, delays, or regulatory conditions associated with and following completion of the mergers or higher than expected integration costs and an overall post-completion integration process that takes longer than originally anticipated. Specifically, the following issues, among others, must be addressed in integrating the operations of CRC and the Aera Companies in order to realize the anticipated benefits of the mergers:

•	combining the companies’ operations and corporate functions and the resulting difficulties associated with managing a larger, more complex, integrated business;

•	combining the businesses of CRC and the Aera Companies in a manner that permits the combined company to achieve any cost savings or operating synergies anticipated to result from the mergers;

•	reducing additional and unforeseen expenses such that integration costs are not more than anticipated;

•	avoiding delays in connection with the mergers or the integration process;

•	minimizing the loss of key employees;

•	identifying and eliminating redundant functions and assets;

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maintaining existing agreements with customers, distributors, suppliers, vendors, landlords, joint venture partners or other business partners and avoiding delays in entering into new agreements with prospective customers, providers and vendors or business partners; and

•	consolidating the companies’ operating, administrative and information technology infrastructure.

In addition, at times the attention of certain members of either company’s or both companies’ management and resources may be focused on completion of the mergers and the integration of the businesses of the two companies and diverted from day-to-day business operations or other opportunities that may have been beneficial to such company, which may disrupt each company’s ongoing business and the business of the combined company.

The unaudited pro forma combined financial information contained in this proxy statement may not be an indication of the combined company’s results of operations, financial condition or estimated reserves following the closing of the mergers.

This proxy statement includes unaudited pro forma combined financial information for the combined company, which gives effect to the mergers and should be read in conjunction with the financial statements and accompanying notes of CRC and Aera Parent which are incorporated by reference or attached to this proxy statement. The unaudited pro forma combined financial information contained in this proxy statement should not be considered to be an indication of the combined company’s results of operations or financial condition or estimated reserves following the closing of the mergers. The unaudited pro forma combined financial information has been derived from the historical financial statements of CRC and Aera Parent and adjustments, assumptions and preliminary estimates have been made in connection with the preparation of this information. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments, assumptions and estimates are difficult to make with accuracy.

Moreover, the unaudited pro forma combined financial information does not reflect all costs that are expected to be incurred by the combined company in connection with the mergers. For example, the impact of any incremental costs incurred in coordinating the operations of CRC and the Aera Companies are not reflected in the unaudited pro forma combined financial information. In addition, the unaudited pro forma combined financial information does not include, among other things, estimated cost synergies, adjustments related to restructuring or integration activities, future acquisitions, dispositions and other expenses not yet known or probable, or impacts of change in control provisions that are currently not factually supportable or probable of occurring.

As a result, the actual results of operations and financial condition of the combined company following the closing of the mergers may not be consistent with, or evident from, the unaudited pro forma combined financial information. The assumptions used in preparing the unaudited pro forma combined financial information may not prove to be accurate, and other factors may affect the combined company’s results of operations or financial condition following the closing of the mergers. Any potential decline in the combined company’s financial condition or results of operations may cause significant variations in the price of common stock following the closing of the mergers.

The unaudited pro forma combined financial information in this proxy statement is based on the best information available, which in part includes a number of estimates and assumptions. These estimates and assumptions may prove not to be accurate, and accordingly, the unaudited pro forma combined financial information should not be assumed to be indicative of what the combined company’s financial condition, results of operations or cash flows actually would have been as a stand-alone company or to be a reliable indicator of what the combined company’s financial condition or results of operations may actually be in the future.

The financial forecasts relating to CRC and the Aera Companies prepared in connection with the mergers may not be realized, which may adversely affect the market price of common stock following the closing of the mergers.

This proxy statement includes certain financial forecasts considered by CRC in connection with the respective businesses of CRC and the Aera Companies. None of the financial forecasts prepared by CRC were prepared with a view towards public disclosure or compliance with the published guidelines of the SEC, GAAP or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. These forecasts are inherently based on various estimates and assumptions that are subject to the judgment of those preparing them. These forecasts are also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of CRC. Important factors that may affect the actual results of CRC and the Aera Companies and cause the internal financial forecasts to not be achieved include risks and uncertainties relating to CRC’s and the Aera Companies’ businesses, industry performance, the regulatory environment, general business and economic conditions and other factors described under the section entitled “Cautionary Statement Regarding Forward-Looking Statements” in this proxy statement.

In addition, the financial forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for CRC’s and the Aera Companies’ businesses, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial forecasts were prepared. In addition, since such financial forecasts cover multiple years, the information by its nature becomes less predictive with each successive year. There can be no assurance that CRC’s, the Aera Companies’ or the combined company’s financial condition or results of operations will be consistent with those set forth in such forecasts.

The trading price and volume of common stock may be volatile following the mergers.

The trading price and volume of common stock may be volatile following completion of the mergers. The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of common stock.

The market for common stock will depend on a number of conditions, most of which the combined company cannot control, including:

•	general economic conditions within the U.S. and internationally, including rates of inflation and changes in monetary policy;

•	general market conditions, including fluctuations in commodity prices;

•	general political conditions within the U.S. and internationally;

•	domestic and international economic, legal and regulatory factors unrelated to the combined company’s performance;

•	changes in oil, natural gas and NGL prices and realizations, including as a result of the actions of OPEC+;

•	volatility in the financial markets or other global economic factors;

•	actual or anticipated fluctuations in the combined company’s quarterly and annual results and those of its competitors;

•	quarterly variations in the rate of growth of the combined company’s financial indicators, such as revenue, EBITDAX, net income and net income per share;

•	the businesses, operations, results and prospects of the combined company;

•	the operating and financial performance of the combined company;

•	future mergers, acquisitions, dispositions and strategic alliances;

•	market conditions in the oil and gas industry;

•	changes in government regulation, taxes, legal proceedings or other developments;

•	shortfalls in the combined company’s operating results from levels forecasted by equity research analysts;

•	investor sentiment toward the stock of oil and gas companies;

•	changes in revenue or earnings estimates, or changes in recommendations by equity research analysts;

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failure of the combined company to achieve the perceived benefits of the mergers, including financial results and anticipated synergies, as rapidly as or to the extent anticipated by financial or industry analysts;

•	sales of common stock by the combined company, large stockholders or management, or the perception that such sales may occur;

•	changes in accounting principles, policies, guidance, interpretations or standards;

•	announcements concerning the combined company or its competitors;

•	public reaction to the combined company’s press releases, other public announcements and filings with the SEC;

•	strategic actions taken by competitors;

•	additions or departures of key management personnel;

•	access to the bank and capital markets on acceptable terms;

•	maintenance of acceptable credit ratings or credit quality;

•	the general state of the securities markets; and

•	the risk factors described in this proxy statement and the documents incorporated by reference into this proxy statement.

These and other factors may impair the market for common stock and the ability of investors to sell shares at an attractive price. These factors also could cause the market price and demand for common stock to fluctuate substantially, which may negatively affect the price and liquidity of common stock. Many of these factors and conditions are beyond the control of CRC or CRC stockholders.

Future sales of common stock issued pursuant to the merger agreement could have a negative impact on the market price of common stock.

At closing, CRC and the Sellers will enter into the registration rights agreement, pursuant to which, among other things and subject to certain restrictions, CRC will agree, on the terms set forth therein, to file with the SEC a registration statement registering for resale the shares of common stock issued pursuant to the merger agreement, and to conduct certain underwritten offerings upon request. The registration rights agreement also provides for certain customary piggyback registration rights.

Pursuant to the registration rights agreement, each Seller will agree to certain lock-up provisions whereby such Seller and any of its permitted transferees holding shares of common stock agree not to transfer (i) any shares of common stock issued to such Seller pursuant to the merger agreement to any non-affiliate until six months after closing; (ii) more than one-third of the shares of common stock issued to such Seller pursuant to the merger agreement to any non-affiliate until twelve months after closing; and (iii) more than two-thirds of the shares of common stock issued to such Seller pursuant to the merger agreement to any non-affiliate until eighteen months after closing. Transfers from each Seller to its general partners, limited partners, members or stockholders, or to any corporation, partnership, limited liability company, investment fund or other entity that controls, is controlled by or is under common control with such Seller are exempted from the lock-up restrictions, except for transfers to such Seller’s portfolio companies, provided that such permitted transferee agrees in writing to be bound by the terms of the registration rights agreement. In addition, the lock-up provisions permit transfers pursuant to (i) liquidations, (ii) share repurchase programs approved by the Board of Directors and (iii) certain hedging arrangements.

It is possible that some or all of the Sellers will decide to sell some or all of the shares of common stock that they receive in the initial mergers after the applicable lock-up period. Any disposition by a significant stockholder of common stock, or the perception in the market that such dispositions could occur, may cause the price of common stock to fall. Any such decline could impair CRC’s ability to raise capital through future sales of common stock.

CRC may record goodwill and other intangible assets that could become impaired and result in material non-cash charges to the results of operations of the combined company in the future.

CRC will account for the mergers as an acquisition of a business in accordance with GAAP. Under the acquisition method of accounting, the assets and liabilities of the Aera Holding Companies and their consolidated subsidiaries will be recorded, as of the date of completion, at their respective fair values and added to CRC’s. The combined company’s reported financial condition and results of operations for periods after completion of the mergers will reflect CRC’s balances and results after completion of the mergers but will not be restated retroactively to reflect the historical financial position or results of operations of the Aera Holding Companies and their consolidated subsidiaries for periods prior to the mergers.

Under the acquisition method of accounting, the total purchase price is allocated to the Aera Holding Companies’ and their consolidated subsidiaries’ identifiable tangible and intangible assets acquired and liabilities assumed based on their respective fair market values as of the date of completion of the mergers, with any excess purchase price allocated to goodwill. To the extent the value of goodwill or intangibles, if any, becomes impaired in the future, CRC may be required to incur material non-cash charges relating to such impairment. The combined company’s operating results may be significantly impacted from both the impairment and the underlying trends in the business that triggered the impairment.

As one of the largest California oil producer, the combined company may face increased scrutiny from certain stakeholders.

As one of the largest California oil producer, the combined company may be subject to greater scrutiny from regulators, advocacy groups, and certain institutional investors or investment funds, among others. This may result in additional pressure on the combined company’s exploration and production activities; increased costs; unfavorable reputational impacts; and the diversion management’s attention and resources; among other adverse impacts. More onerous stakeholder expectations could make it more challenging for the combined company to realize its mission of delivering long-term investment value by safely and responsibly developing its portfolio of low carbon intensity energy assets and reducing carbon emissions through its carbon management business.

The combined company may face material delays related to its ability to timely obtain permits necessary for its operations or be unable to secure such permits on favorable terms or at all as a result of numerous California political, regulatory, and legal developments, including but not limited to material delays resulting from the March 7, 2024 decision by a California appellate court concerning the previously disclosed Kern County Environmental Impact Report litigation.

The combined company must obtain various governmental permits to conduct exploration and production activities, as well as other aspects of its operations. Obtaining the necessary governmental permits is often a complex and time-consuming process involving numerous federal, state and local agencies. The duration and success of each permitting effort is contingent upon many variables not within the combined company’s control. In the context of obtaining permits or approvals, the combined company will need to comply with known standards, existing laws (such as the California Environmental Quality Act (“CEQA”)), and regulations that may entail greater or lesser costs and delays depending on the nature of the activity to be permitted and the interpretation of the laws and regulations implemented by the permitting authority.

CRC has experienced delays obtaining permits as a result of litigation related to the Kern County Environmental Impact Report (“Kern County EIR”) for the past several years. Following a favorable trial court order in 2022, plaintiffs appealed, and, the appellate court issued a preliminary order reinstating a suspension of Kern County’s ability to rely on the existing EIR pending the outcome of a final order determining whether oil and natural gas permitting shall remain suspended for the duration of the appeals process. On March 7, 2024, a California appellate court delivered an opinion finding certain deficiencies in the Kern County EIR and enjoining reliance on the Kern County EIR in connection with the issuance of oil and natural gas permit approvals until such deficiencies are remedied. CRC is in the process of pursuing alternative pathways for addressing CEQA compliance for its oil and natural gas permitting process, this is expected to be a lengthy process and CRC cannot predict with complete certainty whether CRC would be able to timely obtain permits using this alternative.

CRC expects to incur additional indebtedness in connection with the closing of the mergers, which may adversely affect the combined company’s business and limit its financial flexibility.

CRC expects to incur additional indebtedness in connection with the closing of the mergers. This and other future indebtedness could affect the combined company’s business in several ways, including the following:

•	limiting management’s discretion in operating the combined company’s business and its flexibility in planning for, or reacting to, changes in itss business and the industry in which it operates;

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requiring the combined company to dedicate a portion of the combined company’s cash flow from operations to service its debt, thereby reducing the cash available to finance its operations and other business activities due to restrictions on its ability to obtain additional financing, make investments, lease equipment, sell assets and engage in business combinations;

•	limiting the combined company’s ability to pay dividends and repurchase shares;

•	increasing the combined company’s vulnerability to downturns and adverse developments in its business and the economy generally;

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limiting the combined company’s ability to access the capital markets to raise capital on favorable terms or to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate or other expenses, or to refinance existing indebtedness;

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making it more likely that a reduction in the combined company’s borrowing base following a periodic redetermination could require the combined company to repay a portion of its then-outstanding bank borrowings; and

•	making the combined company vulnerable to increases in interest rates.

The combined company’s ability to satisfy its obligations depends on its future operating performance and on economic, financial, competitive and other factors, many of which are beyond its control. The combined company’s business may not generate sufficient cash flow, and future financings may not be available to provide sufficient net proceeds, to meet these obligations or to successfully execute its business strategy.

Risks Relating to CRC’s Business

You should read and consider risk factors specific to CRC’s business that will also affect the combined company after the mergers. These risks are described in the sections entitled “Risk Factors” in CRC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and in other documents incorporated by reference into this proxy statement. Please see the section entitled “Where You Can Find More Information” beginning on page [●] of this proxy statement for the location of information incorporated by reference into this proxy statement.

Risks Relating to the Aera Companies’ Business

The businesses of the Aera Companies and CRC are subject to substantially similar risks and uncertainties. The Aera Companies’ businesses are, and will continue to be, subject to the risks described above. In addition, the Aera Companies’ businesses are, and will continue to be, subject to the business risks described in CRC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and in other documents incorporated by reference into this proxy statement.

THE PARTIES TO THE MERGERS

California Resources Corporation

CRC was incorporated on April 23, 2014 under the laws of the State of Delaware. CRC is an independent energy and carbon management company committed to energy transition. CRC provides affordable and reliable energy in a safe and responsible manner, to support and enhance the quality of life of Californians and the local communities in which CRC operates, through the development of a broad portfolio of assets while adhering to CRC’s commitment to create shareholder value. CRC also has some of the lowest carbon intensity production in the United States. CRC is committed to energy transition and decarbonization through its carbon management business.

Shares of CRC common stock are listed on the NYSE under the ticker symbol “CRC.” Additional information about CRC and its subsidiaries, including information regarding its business, properties, legal proceedings, financial statements, financial condition and results of operations, market risk, executive compensation and related party transactions is set forth in CRC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which is incorporated by reference into this proxy statement.

For more information about CRC, please visit CRC’s website at www.crc.com. The information contained on CRC’s website or accessible through it does not constitute a part of this proxy statement.

CRC’s principal executive offices are located at 1 World Trade Center, Suite 1500 Long Beach, California 90831, and its telephone number at that address is (888) 848-4754.

Merger Subs

Petra Merger Sub I, LLC (“IKAV Merger Sub”), Petra Merger Sub C, LLC (“CPP Merger Sub”), Petra Merger Sub O, LLC (“COI Merger Sub”), Petra Merger Sub O2, LLC (“COI Merger Sub 2”), and Petra Merger Sub O3, LLC (“COI Merger Sub 3” and together with IKAV Merger Sub, CPP Merger Sub, COI Merger Sub and COI Merger Sub 3, the “Initial Merger Subs”) and Petra Merger Sub S, LLC (“Subsequent Merger Sub”) are direct wholly-owned subsidiaries of CRC that were formed solely for the purpose of carrying out the mergers.

Sellers

CPP Investment Board Private Holdings (6), Inc., a Canadian corporation, is an investment vehicle wholly owned by CPPIB and referred to elsewhere in this proxy statement as the CPP Member. The CPP Member’s principal executive offices are located at One Queen Street East, Suite 2500, Toronto, ON M5C 2W5, Canada.

IKAV Impact S.a.r.l., a Luxembourg corporation, is an investment vehicle managed by affiliates of IKAV and referred to elsewhere in this proxy statement as IKAV S.a.r.l. IKAV S.a.r.l’s principal executive offices are located at 1201 Louisiana Street, Suite 3400, Houston, Texas 77002.

Simlog Inc., a Delaware corporation, is an investment vehicle managed by affiliates of IKAV and referred to elsewhere in this proxy statement as Simlog. Simlog’s principal executive offices are located at 1201 Louisiana Street, Suite 3400, Houston, Texas 77002.

IKAV Energy Inc., a Delaware corporation, is an investment vehicle managed by affiliates of IKAV and referred to elsewhere in this proxy statement as IKAV Energy. IKAV Energy’s principal executive offices are located at 1201 Louisiana Street, Suite 3400, Houston, Texas 77002.

OCM Opps Xb AIF Holdings (Delaware), L.P., a Delaware limited partnership, is an investment vehicle managed by affiliates of Oaktree and referred to elsewhere in this proxy statement as IKAV Co-Invest Blocker 1 Member A. IKAV Co-Invest Blocker 1 Member A’s principal executive offices are located at 333 S. Grand Ave, 28th Floor, Los Angeles, CA 90071.

Oaktree Huntington Investment Fund II AIF (Delaware), L.P. - Class C, a Delaware limited partnership, is an investment vehicle managed by affiliates of Oaktree and referred to elsewhere in this proxy statement as IKAV Co-Invest Blocker 1 Member B. IKAV Co-Invest Blocker 1 Member B’s principal executive offices are located at 333 S. Grand Ave, 28th Floor, Los Angeles, CA 90071.

OCM Opps XI AIV Holdings (Delaware), L.P., a Delaware limited partnership, is an investment vehicle managed by affiliates of Oaktree and referred to elsewhere in this proxy statement as IKAV Co-Invest Blocker 2 Member. IKAV Co-Invest Blocker 2 Member’s principal executive offices are located at 333 S. Grand Ave, 28th Floor, Los Angeles, CA 90071.

OCM Aera E Holdings, LLC, a Delaware limited liability company, is a holding company owned by OCM Aggregator 1 and OCM Aggregator 2 and referred to elsewhere in this proxy statement as IKAV Co-Invest Member. IKAV Co-Invest Member’s principal executive offices are located at 333 S. Grand Ave, 28th Floor, Los Angeles, CA 90071.

The Aera Holding Companies

Opps Xb Aera E CTB, LLC, a Delaware limited liability company, is a holding company wholly owned by IKAV Co-Invest Blocker 1 Member A and IKAV Co-Invest Blocker 1 Member B and referred to elsewhere in this proxy statement as IKAV Co-Invest Blocker 1. IKAV Co-Invest Blocker 1’s principal executive offices are located at 333 S. Grand Ave, 28th Floor, Los Angeles, CA 90071.

Opps XI Aera E CTB, LLC, a Delaware limited liability company, is a holding company wholly owned by IKAV Co-Invest Blocker 2 Member and referred to elsewhere in this proxy statement as IKAV Co-Invest Blocker 2. IKAV Co-Invest Blocker 2’s principal executive offices are located at 333 S. Grand Ave, 28th Floor, Los Angeles, CA 90071.

IKAV Impact USA Inc., a Delaware corporation, is a holding company owned by the IKAV Members and referred to elsewhere in this proxy statement as IKAV Blocker. IKAV Blocker’s principal executive offices are located at 1201 Louisiana Street, Suite 3400, Houston, Texas 77002.

CPPIB Vedder US Holdings LLC, a Delaware limited liability company, is a holding company wholly owned by CPPIB and referred to elsewhere in this proxy statement as the CPPIB Blocker. CPPIB Blocker’s principal executive offices are located at One Queen Street East, Suite 2500, Toronto, ON M5C 2W5, Canada.

Green Gate COI, LLC, a Delaware limited liability company, is a joint venture between affiliates of IKAV and Oaktree and referred to elsewhere in this proxy statement as IKAV Co-Invest. IKAV Co-Invest’s principal executive offices are located at 1201 Louisiana Street, Suite 3400, Houston, Texas 77002.

THE MERGERS

The following discussion contains certain information about the mergers. This discussion is subject, and qualified in its entirety by reference, to the merger agreement, a copy of which is attached as Annex A to this proxy statement. You should read this entire proxy statement, including the merger agreement, before making any voting decision.

Transaction Structure

Upon the terms and subject to the conditions set forth in the merger agreement, IKAV Merger Sub will merge with and into IKAV Blocker, with IKAV Blocker surviving the merger as a wholly-owned subsidiary of CRC (the “IKAV Merger”), CPP Merger Sub will merge with and into CPP Blocker, with CPP Blocker surviving the merger as a wholly-owned subsidiary of CRC (the “CPP Merger”), COI Merger Sub will merge with and into IKAV Co-Invest, with IKAV Co-Invest surviving the merger as a wholly-owned subsidiary of CRC, COI Merger Sub 2 will merge with and into IKAV Co-Invest Blocker 1, with IKAV Co-Invest Blocker 1 surviving the merger as a wholly-owned subsidiary of CRC (the “IKAV Co-Invest Blocker 1 Merger”), and COI Merger Sub 3 will merge with and into IKAV Co-Invest Blocker 2, with IKAV Co-Invest Blocker 2 surviving the merger as a wholly-owned subsidiary of CRC (the “IKAV Co-Invest Blocker 2 Merger” and collectively, the “initial mergers”), and, immediately following the initial mergers, each surviving company or corporation (as applicable) of the initial mergers will merge with and into Subsequent Merger Sub (the “subsequent mergers”), with Subsequent Merger Sub surviving the subsequent mergers as a wholly-owned subsidiary of CRC. Upon completion of the mergers, the Aera Companies will be indirect wholly-owned subsidiaries of CRC.

The Stock Consideration

At the effective time, 100% of the equity interests of the Aera Holding Companies issued and outstanding immediately prior to the effective time will be converted into the right to receive from CRC 21,170,357 fully-paid and nonassessable shares of common stock (the “aggregate consideration”). Assuming closing of the mergers, CRC will pay to the Sellers an additional number of shares of common stock determined by reference to any dividend or other distribution declared by CRC and having a record date from and including January 1, 2024, to and including the closing date, (a) if paid by CRC to its stockholders prior to the effective time, that aggregate number of fully-paid and nonassessable shares of common stock equal to the quotient of the portion of such dividend or other distribution to which the Sellers would have been entitled if the aggregate consideration had been issued and outstanding on January 1, 2024, divided by $51.96 (the “agreed VWAP”), and (b) if unpaid at the effective time, the right to receive, when paid by CRC to its other stockholders, that aggregate number of fully paid and nonassessable shares of common stock equal to the quotient of the portion of such dividend or other distribution to which the Sellers would have been entitled if the aggregate consideration had been issued and outstanding on January 1, 2024, divided by the agreed VWAP.

In the event CRC determines in good faith that the amount of cash that would be included in the combined balance sheets of the financial statements entities prepared in accordance with GAAP as of December 31, 2023 is less than (i) $36,000,000.00 or (ii) the amount equal to $25,000,000.00 plus the aggregate amount of cash dividends or distributions made by the Aera Holding Companies that is permitted leakage (as defined in the section “The Merger Agreement—Effect of the Mergers; Exchange”) up to $11,000,000.00 (such difference, the “shortfall amount”), then (a) in the event the shortfall amount is less than the aggregate dividend amount, the aggregate dividend amount will be reduced by an amount equal to the shortfall amount and (b) in the event the shortfall amount is greater than the aggregate dividend amount, (1) CRC will not be obligated to pay any aggregate dividend amount and (2) the number of shares comprising the aggregate consideration will be reduced by the quotient that is obtained by dividing the shortfall amount minus the aggregate dividend amount by the agreed VWAP. If the Sellers disagree with CRC’s calculation of the shortfall amount, then the Sellers will notify CRC of such disagreement in writing within 30 days after the closing date, and the applicable dispute resolution provision set out in the merger agreement will apply to such disagreement.

Pursuant to the merger agreement, 41.401% of the shares issuable pursuant to the merger agreement will be issued to IKAV Member, 49.045% of such shares will be issued to CPP Member, and 9.554% of such shares will be issued to IKAV Co-Invest Member.

Background of the Mergers

The following chronology summarizes the key meetings and events that led to the signing of the merger agreement. The following chronology does not purport to catalogue every conversation involving CRC, Aera, CPPIB, IKAV and their respective representatives.

In the ordinary course of business, the Board of Directors and senior management of CRC regularly review, assess and discuss developments in the oil and gas exploration and production and carbon capture industries, CRC’s performance and strategy, and opportunities available to CRC’s business with a view towards enhancing stockholder value. As part of this ongoing review and assessment, the Board of Directors, together with senior management of CRC, have from time to time discussed potential business combinations, joint ventures, and other strategic transactions to enhance stockholder value.

On April 24, 2023, Francisco Leon, President and Chief Executive Officer of CRC and Bobby Saadati, Chief Executive Officer of IKAV Energy Inc., met in Los Angeles, California, to discuss, among other topics, the possibility of exploring a potential combination of CRC and Aera. Mr. Saadati shared his perspective on the potential merits of this combination. Mr. Saadati also noted that representatives of the Sellers had discussed exploring a potential combination and supported Mr. Saadati raising this topic with Mr. Leon. At the conclusion of this discussion, Mr. Leon conveyed that he would discuss the topic of exploring the potential combination with the Board of Directors. Mr. Leon informed the Board of Directors of his discussion with Mr. Saadati at the regularly scheduled first quarter of 2023 Board of Directors meeting on April 28, 2023.

On June 19, 2023, Mr. Leon, Mr. Saadati and James Jackson, Managing Director of the Sustainable Energies Group of CPPIB, met in Los Angeles, California, to further discuss a potential combination between CRC and Aera.

Between May 3, 2023, and July 28, 2023, senior management of CRC, with assistance from representatives of Citi, undertook a preliminary assessment, based on publicly available information, of possible financial impacts from a potential combination with Aera. During this period, senior management of CRC periodically updated the Board of Directors on their preliminary assessment.

At the Board of Directors’ regularly scheduled meeting on July 28, 2023, Mr. Leon reviewed with the Board of Directors CRC’s performance through the second quarter of 2023 and various strategic initiatives being pursued by CRC to enhance stockholder value. Mr. Leon also updated the Board of Directors on CRC senior management’s preliminary assessment of a potential combination with Aera. After discussion, the Board of Directors was supportive of CRC entering into a confidentiality agreement in order to facilitate further review and analysis of the potential combination. The consensus of the Board of Directors was that CRC senior management would liaise with the Finance Committee of the Board of Directors (the “Finance Committee”) with respect to the potential combination between meetings of the Board of Directors. The Board of Directors was also supportive of CRC engaging Citi and Jefferies LLC (“Jefferies”) as financial advisors to CRC in connection with exploring a potential combination with Aera. The Board of Directors selected Citi and Jefferies for this mandate based on their experience working with both on prior engagements and their reputation and knowledge of the oil and gas exploration and production business in California, the Aera assets and carbon capture industries generally and in the context of M&A transactions.

On August 9, 2023, CRC and GGR Holdings, the indirect holding company of the Aera Companies, entered into a mutual confidentiality agreement. On August 16, 2023, Aera provided CRC and CRC’s financial advisors with access to a virtual data room in order to facilitate CRC’s due diligence review efforts, which continued until execution of the merger agreement. Over the ensuing weeks, representatives of CRC, CPPIB, IKAV and Aera engaged in further discussions regarding preliminary terms relating to a potential combination and exchanged certain financial diligence materials to analyze the potential combination. During this period, CRC senior management periodically met with representatives of Citi, Jefferies and Sullivan & Cromwell LLP (“Sullivan & Cromwell”), CRC’s regular outside legal counsel for significant transactions, to discuss ongoing diligence and transaction planning.

On September 18, 2023, the Finance Committee met, together with members of CRC senior management. At this meeting, members of senior management reviewed with the Finance Committee information about Aera’s business and operations, Aera’s financials, Aera’s capital structure, potential cash flow accretion, potential synergies and potential enhancement of CRC’s carbon management business that could be realized by the potential combination.

On October 3, 2023, representatives of CRC senior management, Aera senior management, representatives of CPPIB and IKAV, and representatives of Citi, Jefferies, Wells Fargo Securities, LLC (which had been engaged as GGR Holdings’ financial advisor) (“Wells Fargo”), and Sullivan & Cromwell met in Los Angeles, California for management presentations concerning the businesses of CRC and Aera.

On October 11, 2023, the Finance Committee met, together with members of CRC senior management and a representative of Sullivan & Cromwell. Members of CRC senior management updated the Finance Committee on the presentations that occurred during October 3. A representative of Sullivan & Cromwell described various issues impacting the potential combination and provided their views on them. Members of CRC senior management also updated the Finance Committee on the status of financial diligence, and reviewed with the Finance Committee illustrative pro forma financial information for the potential combination.

On October 12, 2023 and October 26, 2023, members of CRC senior management and Aera senior management and representatives of CPPIB and IKAV continued discussing certain preliminary terms relating to a potential combination, including valuation, sources and uses, and the form of consideration, as well as key due diligence topics, including historical and projected financial performance and competitive positioning, among other topics.

On October 27, 2023, the Board of Directors met, together with members of CRC senior management. Mr. Leon reviewed with the Board of Directors CRC’s performance through the third quarter of 2023 and updated the Board of Directors on the status of the ongoing discussions and analysis regarding the potential combination.

During November 2023 and December 2023, CRC worked with representatives of Sullivan & Cromwell and CRC’s financial advisors to evaluate potential approaches with respect to Aera’s Second Lien Credit Facility (as defined in the section “The Merger Agreement—Financing”), which carries a high interest rate, has a restrictive negative covenant package and contains change of control provisions that would be triggered in connection with the potential combination.

On November 13, 2023, the Board of Directors met, together with members of CRC senior management and representatives of Citi, Jefferies and Sullivan & Cromwell. Members of senior management, together with representatives of Citi and Jefferies, reviewed with the Board of Directors various strategic alternatives that could be available to CRC, the potential benefits to CRC of a combination with Aera, financing considerations relating to such combination, estimated production and financial impacts of such combination, and other matters relating to the business and prospects of Aera. Representatives of Citi and Jefferies then reviewed with the Board of Directors various preliminary financial analysis with respect to CRC, Aera and the potential combination. The Board of Directors discussed the potential combination with senior management and representatives of Citi, Jefferies and Sullivan & Cromwell, including a range of transaction values. After discussion, the Board of Directors authorized CRC senior management to share a written non-binding indication of interest providing for an all-stock combination of CRC and Aera at a $977 million, implied equity value of Aera based on a January 1,

2024 effective date for the transaction (meaning that the implied equity value would be reduced by cash “leakage” from the Aera business from and after the effective date through closing, with CRC retaining the benefits and bearing the risks of Aera’s cash flows from operations from that date). The non-binding indication of interest authorized by the Board of Directors provided for consideration to be paid in common stock based on an agreed value of shares of common stock as of the signing date, with certain real property interests and related property assets owned by Aera expressly excluded from the scope of the transaction.

On November 16, 2023, Mr. Leon, on behalf of CRC, provided a non-binding indication of interest to Mr. Saadati and Mr. Jackson, reflecting the terms discussed at the November 13, 2023 Board of Directors meeting.

On November 21, 2023, at an informal update call for the benefit of the Board of Directors, a member of senior management reviewed with the Board of Directors information regarding Aera’s producing assets, potential operational synergies, and perspectives regarding post-completion organizational integration and well servicing efficiencies.

On December 5, 2023, GGR Holdings provided a counterproposal to CRC, which was delivered by Messrs. Saadati and Jackson to Mr. Leon. This counterproposal provided for a $1.375 billion implied equity value of Aera, to be paid in common stock based on the volume weighted average price during the 30 trading day period ending on the second trading day prior to closing of the combination, with certain real property interests and related property assets owned by Aera expressly excluded from the scope of the transaction. This counterproposal also provided for a pre-closing distribution to the Sellers of cash in excess of $25 million on the balance sheet of Aera as of December 31, 2023, customary registration rights for CPPIB and IKAV, and a right to nominate members of the Board of Directors commensurate with CPPIB’s and IKAV’s holdings of common stock in the combined company following closing.

On December 7, 2023, members of CRC senior management and representatives of Citi, Jefferies and Sullivan & Cromwell provided an informal update to the Board of Directors with respect to the ongoing discussions regarding the potential combination. During this update, representatives of each of Citi and Jefferies reviewed with the Board of Directors their respective preliminary financial analysis with respect to CRC, Aera and the potential combination. The Board of Directors then discussed with members of CRC senior management and representatives of Citi, Jefferies and Sullivan & Cromwell the terms of the December 5, 2023 counterproposal. After discussion, the Board of Directors was supportive of CRC senior management sharing a revised written non-binding indication of interest within the valuation range discussed at the November 13, 2023 Board of Directors meeting, providing for an all-stock combination of CRC and Aera at a $1.17 billion implied equity value of Aera based on a January 1, 2024 effective date for the transaction (meaning that the implied equity value would be reduced by cash “leakage” from the Aera business from and after the effective date through closing, with CRC retaining the benefits and bearing the risks of Aera’s cash flows from operations from that date). The stock consideration to be issued by CRC in the transaction would be based on the volume weighted average price of common stock during the 30 trading day period ending on the second trading day prior to signing, with certain real property interests and related property assets owned by Aera expressly excluded from the scope of the transaction, and permitted the Aera Holding Companies to make a pre-closing distribution to the Sellers of cash in excess of $25 million on the balance sheet of Aera Parent as of December 31, 2023.

On December 15, 2023, Mr. Leon, on behalf of CRC, delivered the revised non-binding indication of interest to Messrs. Saadati and Jackson, reflecting the terms discussed at the December 7, 2023 Board of Directors update.

On December 20, 2023, Mr. Leon spoke with Messrs. Saadati and Jackson, who confirmed the economic terms set out in the December 15, 2023 non-binding indication of interest were acceptable. The parties agreed to commence confirmatory diligence and begin negotiating transaction documents.

Also on December 20, 2023, the Board of Directors met, together with members of CRC senior management and representatives of Sullivan & Cromwell. At the meeting, Mr. Leon reviewed with the Board of Directors the status of CRC’s ongoing diligence and various financial and valuation analyses relating to the potential combination. Representatives of Sullivan & Cromwell then reviewed with the Board of Directors the key terms of an initial draft of the merger agreement. The Board of Directors discussed these matters with members of CRC senior management and representatives of Sullivan & Cromwell, and provided guidance and direction. Later that day, representatives of Sullivan & Cromwell shared the initial draft of the merger agreement with Latham & Watkins LLP, Aera’s outside M&A counsel (“Latham & Watkins”). The initial draft of the merger agreement contemplated, among other things: (i) CRC’s entry into a debt commitment letter with a financing source for the potential business combination at the signing, (ii) no condition to closing with respect to such financing, (iii) a “drop dead date”, after which either party may terminate the merger agreement, set to nine months following the signing, subject to a possible three-month extension by CRC, (iv) an obligation on each of the parties to use commercially reasonable efforts to obtain regulatory approvals, (v) an affirmative disclaimer by CRC of any requirement to agree to divestitures or other remedies in connection with applicable antitrust and other regulatory clearances, (vi) no termination fees payable by CRC or Aera in the event of a change of recommendation or the failure to obtain required regulatory approvals, and (vii) CRC obtaining a representations and warranties insurance policy to provide recourse for breaches of representations and warranties.

At CRC’s request, on January 2, 2024, the lenders under Aera’s Second Lien Credit Facility made a proposal to CRC. CRC determined that the proposal was not economically attractive and that further negotiations would not be productive. CRC then worked with Citi to develop a bridge commitment solution to refinance Aera’s Second Lien Credit Facility in connection with the closing of the mergers, for Citi to underwrite the required amendment to CRC’s reserve-based lending revolving credit facility to provide the capacity to incur the proposed bridge financing and for CRC to terminate Aera’s RBL (as defined in the section “The Merger Agreement—Financing”) and Second Lien Credit Facility at the closing.

On January 3, 2024, CRC and representatives of Sullivan & Cromwell began discussions with legal counsel to CRC’s debt financing sources regarding the debt commitments to be entered into in connection with the signing of the merger agreement for purposes of managing Aera’s outstanding Second Lien Credit Facility.

On January 4, 2024, representatives of Latham & Watkins shared a revised draft of the merger agreement with Sullivan & Cromwell. The revised draft merger agreement included changes to, among other things, (i) heighten the regulatory efforts standard such that the parties would use reasonable best efforts to obtain regulatory approvals, (ii) provide for possible divestitures or other remedies in connection with applicable antitrust and other regulatory clearances, (iii) include a $50 million termination fee payable by CRC in certain circumstances following a change of recommendation, (iv) the scope of the representations and warranties and covenants of the parties, (v) definitions of which would impact the allocation of closing risk between the parties, and (vi) provide that post-termination liability in circumstances of fraud or willful breach would expressly include damages for lost “benefit of the bargain” of a party’s equityholders.

On January 11, 2024, management of CRC and representatives of Sullivan & Cromwell began working with Willis Towers Watson, CRC’s insurance broker, to obtain a representations and warranties insurance policy.

On January 12, 2024, the Board of Directors met, together with members of CRC senior management. Mr. Leon updated the Board of Directors on the ongoing valuation analysis of Aera, financing matters with respect to the potential combination, and other industry-related trends. Senior management then briefed the Board of Directors on Aera’s hedging program and the treatment of such hedging program in the context of the potential combination. The Board of Directors was also informed of an upcoming Finance Committee meeting to review financing options.

On January 14, 2024, representatives of Sullivan & Cromwell shared initial drafts of the registration rights agreement and stockholder agreement with Latham & Watkins. The initial drafts of the registration rights agreement and stockholder agreement contemplated, among other things: (i) customary demand and piggyback registration rights, (ii) a restriction on CPPIB’s and IKAV’s ability to transfer (x) any shares of common stock issued to CPPIB and IKAV, as applicable, pursuant to the merger agreement to any non-affiliate until six months after closing; (y) more than one-third of the shares of common stock issued to CPPIB and IKAV pursuant to the merger agreement to any non-affiliate until twelve months after closing; and (z) more than two-thirds of the shares of common stock issued to such Seller pursuant to the merger agreement to any non-affiliate until eighteen months after closing, which lock-up restriction was accepted (see the section entitled “The Merger Agreement—Registration Rights Agreement”), (iii) director nomination rights, which terminate upon such Seller holding less than 10% of the issued and outstanding common stock on a fully diluted basis, and (iv) standstill, voting support and non-disparagement provisions.

Also on January 14, 2024, legal counsel to CRC’s debt financing sources provided draft debt commitments to Sullivan & Cromwell. Between January 14, 2024 and February 7, 2024, representatives of legal counsel to CRC’s financing sources and representatives of Sullivan & Cromwell negotiated the terms of the debt commitments.

On January 15, 2024, representatives of Sullivan & Cromwell shared a revised draft of the merger agreement with Latham & Watkins. The revised draft merger agreement included changes to, among other things, (i) restore a “commercially reasonable efforts” regulatory efforts standard, (ii) remove provisions requiring possible divestitures or other remedies in connection with applicable antitrust and other regulatory clearances, (iii) reduce the termination fee payable by CRC in certain circumstances following a change of recommendation to $25 million and provide an additional fee of $5 million if such change of recommendation is related to an alternative acquisition proposal, (iv) the scope of the representations and warranties and covenants of the parties, (v) reflect ongoing negotiations regarding allocation of closing risk between the parties, and (vi) reject the express inclusion of post-termination liability in circumstances of fraud or willful breach for lost “benefit of the bargain” of a party’s equityholders.

On January 17, 2024, the Finance Committee met, together with members of CRC senior management. Members of CRC senior management reviewed with the Finance Committee financing and refinancing options in connection with the potential combination, and the Finance Committee provided guidance and direction.

On January 18, 2024, representatives of CRC, Aera, IKAV, CPPIB, Sullivan & Cromwell and Latham & Watkins met in Los Angeles, California to discuss outstanding economic issues in respect of the potential combination, representatives of Latham & Watkins attended such meeting telephonically. These representatives also participated in a series of diligence discussions relating to Aera’s operations, health, safety and environmental profile, and personnel.

On January 22, 2024, representatives of Latham & Watkins shared with Sullivan & Cromwell a proposal pursuant to which the potential combination would be structured as a series of mergers involving the holding companies that hold the Sellers’ collective 100% equity interest in the Aera Companies. Following receipt of this proposal, CRC senior management, together with representatives of Deloitte, CRC’s tax advisors with respect to the potential combination, and representatives of Sullivan & Cromwell, began evaluating the proposed alternative structure.

On January 23, 2024, members of CRC management, together with representatives of Deloitte and Sullivan & Cromwell, met with members of Aera senior management to discuss tax and accounting due diligence questions. In addition, representatives of Latham & Watkins shared a revised draft of the merger agreement with Sullivan & Cromwell. The revised draft merger agreement included changes to (i) restore a heightened “reasonable best efforts” regulatory efforts standard, (ii) increase the termination fee payable by CRC in certain circumstances following a change of recommendation to $50 million, or $100 million if such change of recommendation is made in connection with an Acquisition Proposal, (iii) the scope of the representations and warranties and covenants of the parties, and (iv) reflect ongoing negotiations regarding allocation of closing risk between the parties. The revised draft of the merger agreement also included a customary non-solicitation covenant.

On January 24, 2024, representative of CRC, CPPIB and IKAV met in Los Angeles, California to discuss, among other things, the previously described unresolved points in the transaction documents and open diligence matters. Certain of such meetings were attended in person by representatives of Sullivan & Cromwell and telephonically by representatives of Latham & Watkins.

On each of January 25 and 26, 2024, representatives of CRC, Aera, CPPIB, IKAV, Sullivan & Cromwell and Latham & Watkins met in Los Angeles, California to discuss, among other things, the previously described unresolved points in the transaction documents.

On January 29, 2024, the Board of Directors met, together with members of CRC senior management and representatives of Citi, Jefferies and Sullivan & Cromwell. Mr. Leon updated the Board of Directors with respect to the ongoing discussions, valuation matters, potential capital return priorities post-closing, financing plans, and employee retention considerations with respect to Aera. The Board of Directors provided guidance and direction on these topics. Representatives of each of Citi and Jefferies then reviewed their respective preliminary financial analyses with the Board of Directors. Representatives of Sullivan & Cromwell then reviewed the unresolved points in the transaction documents, and received guidance and direction from the Board of Directors.

Later on January 29, 2024, representatives of Sullivan & Cromwell shared a revised draft of the merger agreement with Latham & Watkins. The revised draft merger agreement included changes to (i) not require CRC to accept certain regulatory remedies, including specifically possible divestitures, while accepting a “reasonable best efforts” regulatory efforts standard, (ii) revisions to the scope of the representations and warranties and covenants of the parties to reflect negotiations, and (iii) reflect ongoing negotiations regarding allocation of closing risk between the parties, (iv) reflect the transaction structure shared with Sullivan & Cromwell by Latham & Watkins on January 22, 2024, and (v) provide for a customary pre-closing debt marketing period.

Also on January 29, 2024, representatives of Latham & Watkins shared with Sullivan & Cromwell an initial draft of the Aera disclosure letter.

On January 30, 2024, members of Aera’s management answered due diligence questions from members of CRC’s senior management and representatives of Sullivan & Cromwell, Citi and Jefferies. Such meeting was attended virtually by Aera senior management and representatives of CPPIB, IKAV, Wells Fargo and Latham & Watkins.

On January 31, 2024, representatives of CRC, Aera, IKAV, CPPIB, Sullivan & Cromwell and Latham & Watkins met in Los Angeles, California to discuss unresolved points in the transaction documents and remaining due diligence items. Also on January 31, 2024, representatives of Latham & Watkins and representatives of Sullivan & Cromwell exchanged revised drafts of the form stockholder agreement. The exchanged drafts of the stockholder agreement included the following changes, among others: (i) the Latham & Watkins draft included exceptions to the transfer and standstill restrictions, which were rejected in the subsequent Sullivan & Cromwell draft; (ii) the Latham & Watkins draft included Board of Directors observer rights, which were rejected in the subsequent Sullivan & Cromwell draft; and (iii) the Latham & Watkins draft proposed that the stockholding threshold for director nomination rights would be at least 5% of the issued and outstanding common stock, which was revised in the Sullivan & Cromwell draft to at least 7.5% of the issued and outstanding common stock on a fully diluted basis.

On February 1, 2024, representatives of CRC, Aera, IKAV, CPPIB, Sullivan & Cromwell and Latham & Watkins met in Los Angeles, California to continue discussing unresolved points. Also on February 1, 2024, representatives of Latham & Watkins shared a revised draft of the merger agreement, form stockholder agreement and a term sheet setting out the terms by which Sellers would retain certain real property interests and related property assets owned by Aera with representatives of Sullivan & Cromwell, and each exchanged drafts of the registration rights agreement. The revised draft merger agreement included changes to (i) increase the post-termination expense reimbursement obligations of CRC in certain circumstances, and (ii) adding an additional three-month extension to the “drop dead date.” The revised draft stockholder agreement reduced the stockholding threshold at which director nomination rights would cease to 5% of the issued and outstanding shares of common stock on a fully diluted basis, which was accepted (see the section entitled “The Merger Agreement—Stockholder Agreements”).

On February 2, 2024, the Compensation Committee of the Board of Directors met, together with members of CRC senior management and a representative of the Compensation Committee’s independent compensation consultant, Lyons, Benenson & Co. Inc., to discuss Aera’s employee base, compensation and benefits, severance (including in connection with a change in control) and potential retention incentives.

Also on February 2, 2024, representatives of CRC, Aera, IKAV, CPPIB, Sullivan & Cromwell and Latham & Watkins met in Los Angeles, California to continue discussing unresolved points, including responsibility for transaction expenses and the transaction structure. Also on February 2, 2024, representatives of CRC, Aera, IKAV, CPPIB, Sullivan & Cromwell, Latham & Watkins, Deloitte, and CPPIB’s tax advisor and IKAV’s tax advisor discussed the proposed structure for the potential combination.

In the following days, representatives of CRC, IKAV and CPPIB continued to discuss and finalize unresolved points, and following subsequent discussions between Sullivan & Cromwell and Latham & Watkins, the parties exchanged and finalized drafts of the transaction documents, which were revised to address, among other things, the agreed upon tax structure, the scope of representations and warranties and interim operating covenants, and giving either party the ability to extend the “drop dead date” through May 7, 2025. For additional information regarding the final terms of the merger agreement and other transaction documents, see the section entitled “The Merger Agreement” and the copy of the merger agreement attached as Annex A to this proxy statement.

On February 4, 2024, CRC’s debt financing sources agreed to add an additional three-month extension to the “drop dead date” to match the drop dead date included in the draft merger agreement. The final terms of the debt commitments provided for a committed bridge loan facility (the “Bridge Facility”) in an aggregate amount of up to $500 million. In connection with the signing of the merger agreement CRC also entered into a commitment letter with its debt financing sources to backstop an amendment to, or replacement of, CRC’s existing $630 million revolving credit facility in order to, among other things, permit the incurrence of the Bridge Facility.

On February 5, 2024, representatives of CRC management and Sullivan & Cromwell participated in a call with the underwriters of CRC’s representations and warranties insurance policy and the underwriter’s representatives. Subsequently, CRC conditionally bound the representations and warranties insurance policy concurrently with execution of the merger agreement.

On February 6, 2024, the Board of Directors met, together with members of CRC senior management and representatives of Citi, Jefferies and Sullivan & Cromwell. Mr. Leon updated the Board of Directors with respect to, among other things, transaction value metrics and the financing commitments that would be entered into concurrently with execution of the merger agreement. A representative of Sullivan & Cromwell provided to the Board of Directors a full description of the terms of the merger agreement and other transaction documents. Jefferies then reviewed with the Board of Directors its financial analysis and rendered to the Board of Directors an oral opinion, which was confirmed by delivery of a written opinion later that day and dated as of February 6, 2024, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken in preparing its opinion, the aggregate consideration to be paid by CRC pursuant to the merger agreement was fair, from a financial point of view, to CRC. Following discussion, the Board of Directors unanimously (i) determined that the merger agreement, the mergers and the issuance of common stock pursuant to the merger agreement are fair to, and in the best interests of, CRC and (ii) approved and declared advisable the merger agreement, the mergers and the issuance of common stock pursuant to the merger agreement. In addition, the Board of Directors unanimously approved and declared advisable entry into the Commitment Letters (as defined in the section “The Merger

Agreement—Covenants”). In approving the Commitment Letters, including in connection with considering such arrangements at prior meetings, the Board of Directors was aware of Citi’s role as one of our two financial advisors in connection with the transactions contemplated by the merger agreement, Citi’s prior and existing banking relationship with CRC, including its role as administrative and collateral agent under CRC’s current reserve-based lending revolving credit facility, and its participation in the Financing arrangements.

On February 7, 2024, prior to the opening of the financial markets in New York City, the parties executed the merger agreement, and CRC issued a press release announcing the same.

At the closing, CRC intends to terminate Aera’s RBL and Second Lien Credit Facility and to receive increased commitments under its reserve-based lending revolving credit facility to accommodate the size of the combined company.

Recommendation of the Board of Directors and its Reasons for its Determination

On February 6, 2024, the Board of Directors unanimously (i) determined that the merger agreement, the mergers and the issuance of common stock pursuant to the merger agreement are fair to, and in the best interests of, CRC and (ii) approved and declared advisable the merger agreement, the mergers and the issuance of common stock pursuant to the merger agreement. The Board of Directors unanimously recommends that CRC stockholders vote “FOR” the stock issuance proposal and “FOR” the adjournment proposal.

In reaching its determination, the Board of Directors considered a number of factors, including the principal factors mentioned below (not necessarily presented in order of relative importance).

Strategic Considerations

•

The belief that the transaction will be immediately accretive to key 2024 estimated financial metrics, including an approximately 45% improvement in operating cash flow per share and an approximately 90% increase in cash flow from operations;

•

The transaction will add large, conventional, low decline, oil weighted, proved developed producing reserves and sustainable cash flow, and the combined company will own interests in five of the largest oil fields in California with opportunities to increase oil recovery;

•

The expectation that the combination with Aera will expand CRC’s carbon management platform through the addition of surface acreage and rights, mineral interests and rights of ways, and carbon sequestration reservoirs which enable future carbon capture and sequestration development;

•

The expectation that the combined company will realize approximately $150,000,000 in annual run-rate synergies, which CRC believes will be realized within 15 months of closing, through lower operating costs, capital efficiencies, general and administrative reductions and optimization of shared field infrastructure;

•	The belief that the combined company will maintain a strong balance sheet and that its leverage ratio will be below 0.5x within one year following closing; and

•

The belief that the transaction will enable further expansion to a variety of energy transition technologies in development including direct air capture, geothermal, solar, and water treatment, and enable additional clean tech partnership opportunities with a goal to further decarbonize California.

Other Factors Considered by the Board of Directors

•	The anticipated timing in which the transaction will be consummated;

•	The fact that, prior to the approval of the stock issuance by CRC’s stockholders, the Board of Directors may withhold, withdraw, qualify or modify its recommendation that CRC stockholders approve the stock issuance proposal in the event of a material development or material change in circumstance that was not known or reasonably foreseeable to the Board of Directors as of the date of the merger agreement (subject to certain customary carve-outs) or in response to a written Acquisition Proposal that the Board of Directors determines in good faith (after consultation with its outside legal counsel and financial advisors) constitutes a Parent Superior Proposal and the Board of Directors determines in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to make such change in recommendation would be inconsistent with its fiduciary duties, subject to payment of a termination fee. See the sections entitled “The Merger Agreement—No Solicitation; CRC Stockholders Meetings; Approvals” beginning on page [●] of this proxy statement and “The Merger Agreement—Notice of Termination; Effect of Termination” beginning on page [●] of this proxy statement;

•

The belief that, after discussion with CRC’s legal advisor, the terms of the merger agreement, taken as a whole, including the parties’ representations, warranties, covenants and conditions to closing, and the circumstances under which the merger agreement may be terminated, are reasonable; and

•

The fact that the Board of Directors received an oral opinion of Jefferies delivered to the Board of Directors on February 6, 2024, which was confirmed by delivery of a written opinion, dated as of February 6, 2024, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the aggregate consideration to be paid by CRC pursuant to the merger agreement was fair, from a financial point of view, to CRC, as more fully described below in the section entitled “The Mergers—Opinion of Jefferies LLC.” The full text of the written opinion of Jefferies, dated as of February 6, 2024, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Jefferies in preparing its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference.

The Board of Directors also considered and balanced against the potentially positive factors a number of uncertainties, risks and other countervailing factors in its deliberations concerning the merger agreement and the transactions contemplated thereby, including the following (not necessarily presented in order of relative importance):

•	The fact that the mergers may not be completed in a timely manner or at all and the potential consequences of non-completion or delays in completion;

•	The fact that the stock consideration will not fluctuate in the event that the market price of common stock increases between the execution date of the merger agreement and the closing of the mergers;

•

The effect that the length of time from announcement until completion of the mergers could have on the market price of common stock, CRC’s operating results and the relationship with CRC’s customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners;

•

The risks and contingencies relating to the announcement and pendency of the mergers, including the potential for diversion of management and employee attention and the potential effect of the combination on the businesses of both companies and the restrictions on the conduct of CRC’s business during the period between the execution of the merger agreement and the completion of the transactions contemplated thereby;

•	The fact that existing CRC stockholders will have a reduced ownership and voting interest after the mergers;

•

The fact that (i) the merger agreement includes restrictions on the ability of CRC to solicit proposals for alternative transactions or engage in discussion regarding such proposals, subject to certain exceptions, and on the Board of Directors’ ability to withhold, withdraw qualify or modify its recommendation that CRC’s stockholders approve the CRC stock issuance, (ii) CRC would be required to pay to the Aera Holding Companies a termination fee or reimburse the Aera Holding Companies for certain of their transaction-related expenses if the merger agreement is terminated under certain circumstances, and (iii) each of the foregoing could have the effect of discouraging such proposals from being made or pursued;

•

The combined company’s producing properties are located exclusively in California, making the combined company vulnerable to risks associated with having operations concentrated in this geographic area;

•	The fact that pursuant to the stockholder agreements, CRC will appoint to the Board of Directors one person designated by the IKAV Member and one person designated by the CPP Member;

•	The transaction costs to be incurred by CRC in connection with the mergers;

•	The risk that CRC stockholders may vote against approval of the stock issuance proposal; and

•

Risks of the type and nature described under the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages [●] and [●] of this proxy statement, respectively.

After taking into account the factors set forth above, as well as others, the Board of Directors concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the transaction were outweighed by the potential benefits of the transaction to CRC.

The foregoing discussion of factors considered by CRC is not intended to be exhaustive but summarizes the material factors considered by the Board of Directors. In light of the variety of factors considered in connection with their evaluation of the merger agreement and the mergers, CRC did not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching their determinations and recommendations. Moreover, each member of the Board of Directors applied his or her own personal business judgment to the process and may have given different weight to different factors. The Board of Directors based its recommendation on the totality of the information presented, including discussions with CRC’s senior management and the Board of Directors’ outside legal counsel and financial advisors.

It should be noted that this explanation of the reasoning of the Board of Directors and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [●] of this proxy statement.

Opinion of Jefferies LLC

In November 2023, CRC retained Jefferies to act as a financial advisor in connection with a possible acquisition or other business transaction or series of related transactions involving all or a majority of the equity in or assets of the Aera Companies. As part of that engagement, CRC requested that Jefferies evaluate the fairness, from a financial point of review, to CRC of the aggregate consideration to be paid by CRC pursuant to the merger agreement. At a meeting of the Board of Directors on February 6, 2024, Jefferies’ rendered an oral opinion, followed by delivery of a written opinion dated as of the same date, to the Board of Directors to the effect that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies as set forth in its opinion, the aggregate consideration to be paid by CRC pursuant to the merger agreement was fair, from a financial point of view, to CRC.

The full text of the written opinion of Jefferies, dated as of February 6, 2024, is attached hereto as Annex B. Jefferies’ opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies in rendering its opinion. CRC encourages you to read Jefferies’ opinion carefully and in its entirety. Jefferies’ opinion was directed to the Board of Directors and addresses only the fairness, from a financial point of view, of the aggregate consideration to be paid by CRC pursuant to the merger agreement as of the date of the opinion to CRC. It does not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to CRC, nor does it address the underlying business decision by CRC to engage in the mergers or the terms of the merger agreement or the documents referred to therein. Jefferies’ opinion does not constitute a recommendation as to how any CRC stockholder should vote on the stock issuance proposal or any matter related thereto. The summary of the opinion of Jefferies set forth below is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Jefferies, among other things:

•	reviewed a draft dated February 6, 2024 of the merger agreement;

•	reviewed certain publicly available financial and other information about CRC;

•

reviewed certain information furnished to Jefferies by CRC management, relating to the business, operations and prospects of CRC, including financial forecasts and analyses under various business assumptions;

•

reviewed certain information furnished to Jefferies by CRC management, relating to the business, operations and prospects of the Aera Companies, including financial forecasts and analyses under various business assumptions, which information was approved for Jefferies’ use by the Board of Directors;

•	held discussions with members of senior management of CRC concerning the matters described in the second, third and fourth bullet points above;

•	reviewed the implied trading multiples of certain publicly traded companies that Jefferies deemed relevant in evaluating CRC and the Aera Companies; and

•	conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

In Jefferies’ review and analysis and in rendering its opinion, with the permission of the Board of Directors, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was (i) supplied or otherwise made available by or on behalf of CRC or the Aera Companies, (ii) publicly available to Jefferies (including, without limitation, the information described above), or (iii) otherwise reviewed by Jefferies. Jefferies relied on assurances of CRC management that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. In its review, Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did Jefferies conduct a physical inspection of any of the properties or facilities of, CRC or the Aera Companies, nor was Jefferies furnished with any such evaluations or appraisals, nor did Jefferies assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to Jefferies and, at the direction of the Board of Directors, reviewed by Jefferies, Jefferies’ opinion noted that projecting the future results of any company is inherently subject to uncertainty. With respect to the projections for each of CRC and the Aera Companies, prepared by CRC management and provided to Jefferies by CRC, the Board of Directors informed Jefferies, and Jefferies assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgment of CRC management as to the future financial performance of CRC and the Aera Companies, as the case may be. The projections used in connection with Jefferies’ cash flow and valuation analyses excluded any expected synergies of the combined company. Jefferies expressed no opinion as to such financial forecasts or the assumptions on which they were made, nor did Jefferies express any opinion as to any potential pro forma effects of the transactions contemplated by the merger agreement, including the mergers.

Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date of its opinion. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which Jefferies becomes aware after the date of its opinion.

Jefferies made no independent investigation of, and expressed no view or opinion as to, any legal or accounting matters affecting CRC or the Aera Companies, and Jefferies assumed the correctness in all respects material to its analysis of all legal, accounting and tax advice given to CRC and the Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the merger agreement to CRC. Jefferies assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by Jefferies in all respects material to Jefferies’ opinion. Jefferies also assumed that the transactions contemplated by the merger agreement would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any term, condition or agreement. Jefferies assumed that in the course of obtaining the necessary regulatory or third-party approvals, consents and releases for the mergers, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on CRC or the contemplated benefits of the mergers, in any respect material to Jefferies’ opinion. For purposes of its opinion, Jefferies did not take into account any potential adjustment to the aggregate consideration pursuant to the merger agreement and Jefferies assumed, with the permission of the Board of Directors, that the aggregate dividend amount would be zero. Jefferies expressed no opinion as to the price shares of common stock or any other securities of CRC would trade at any future time.

Jefferies’ opinion was for the use and benefit of the Board of Directors (in its capacity as such) in its consideration of the transactions contemplated by the merger agreement, and its opinion did not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to CRC, nor did it address the underlying business decision by CRC to engage in the transactions contemplated by the merger agreement, including the mergers. Jefferies’ opinion does not constitute a recommendation as to how any holder of common stock should vote or act with respect to any matter related to the mergers, including, without limitation, with respect to approval of the issuance of common stock pursuant to the merger agreement.

In addition, Jefferies was not asked to address, and its opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of CRC. Jefferies’ opinion was authorized by the fairness opinion committee of Jefferies.

In connection with rendering its opinion, Jefferies performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Jefferies believes that its analyses must be considered as a whole. Considering any portion of Jefferies’ analyses or the factors considered by Jefferies, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusion expressed in Jefferies’ opinion. In addition, Jefferies may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described below should not be taken to be Jefferies’ view of the actual value of CRC or the Aera Companies. Accordingly, the conclusions reached by Jefferies are based on all analyses and factors taken as a whole and also on the application of Jefferies’ own experience and judgment.

In performing its analyses, Jefferies made numerous assumptions with respect to industry performance, general business, economic, monetary, regulatory, market and other conditions and other matters, many of which are beyond the parties’ and Jefferies’ control. The analyses performed by Jefferies are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the per share value of common stock do not purport to be appraisals or to reflect the prices at which the common stock may actually be sold or acquired. The analyses performed were prepared solely as part of Jefferies’ analysis of the fairness, from a financial point of view, of the aggregate consideration to be paid by CRC pursuant to the merger agreement, and were provided to the Board of Directors in connection with the delivery of Jefferies’ opinion.

The following is a summary of the material financial and comparative analyses performed by Jefferies in connection with Jefferies’ delivery of its opinion and that was presented to the Board of Directors on February 6, 2024. The financial analyses summarized below include information presented in tabular format. In order to understand fully Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses. The following summary does not purport to be a complete description of the financial analyses performed by Jefferies and factors considered in connection with Jefferies’ opinion. The following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 5, 2024, and is not necessarily indicative of current or future market conditions.

The Aera Companies’ Standalone Financial Analyses

Discounted Cash Flow Analysis

Using the Aera Companies Forecasts (as defined below) prepared by CRC management, Jefferies performed a discounted cash flow analysis of the Aera Companies on a stand-alone basis. Jefferies performed this discounted cash flow analysis using both Wall Street analyst consensus pricing estimates for Brent crude oil (“Brent Consensus Pricing”) and Brent oil prices listed on the NYMEX as of January 25, 2024 (“Brent Strip Pricing”), and used an average of PG&E and SoCal City Gate pricing for natural gas as of January 25, 2024. Jefferies calculated the unlevered free cash flows of the Aera Companies for calendar years 2024 through 2028, which it calculated as Adjusted EBITDAX (as provided in the Aera Companies Forecasts), less capital expenditures, cash taxes and deferred and contingent payments of $77 million in 2024 and $6 million in 2025 (as estimated and provided for Jefferies use by CRC management) to the prior owners of Aera arising from the February 2023 acquisition of Aera by the Sellers. Jefferies then calculated the terminal value of the Aera Companies by applying a range of multiples of Adjusted EBITDAX in the terminal year of 3.0x to 3.3x, which range was selected by Jefferies in its professional judgment, to estimated terminal year Adjusted EBITDAX in 2028 for the Aera Companies, based on the Aera Companies Forecasts. The present values of the unlevered free cash flows and the terminal value of the Aera Companies were then calculated using discount rates ranging from 8.7% to 9.7%, which rates were based on the estimated weighted average cost of capital for the Aera Companies. Jefferies determined ranges of implied enterprise values for the Aera Companies by adding the range of present values it derived above for the Aera Companies’ unlevered free cash flows and terminal values. Jefferies then subtracted from the range of illustrative enterprise values it derived for the Aera Companies, the Aera Companies’ estimated total net debt and estimated net working capital deficit as of December 31, 2023, and the estimated make-whole premium payable with respect to certain debt of the Aera Companies assuming a closing date of June 30, 2024, in the aggregate amount of $1,040 million, as estimated and provided for Jefferies’ use by CRC management. This analysis indicated a range of implied equity values of $1.764 billion to $1.993 billion using Brent Consensus Pricing, and $1.368 billion to $1.557 billion using Brent Strip Pricing.

Net Asset Value Analysis

Jefferies performed a net asset value analysis of the Aera Companies. Jefferies calculated indications of the present value of the unlevered, asset-level free cash flows that the Aera Companies could be expected to generate from existing proved developed reserves, development plans for proved undeveloped reserves and development of additional undeveloped reserves using the Aera Companies Forecasts. Jefferies performed this net asset value analysis using both Brent Consensus Pricing and Brent Strip Pricing for estimated oil prices, and used an average of PG&E and SoCal City Gate pricing for natural gas, in each case reflecting commodity prices as of January 25, 2024. Jefferies calculated indications of net present values of the asset-level free cash flows for the Aera Companies using discount rates ranging from 8.7% to 9.7%, reflecting an estimate of the Aera Companies’ weighted average cost of capital. Jefferies then calculated indications of the Aera Companies’ net asset value by subtracting from the indications of the pre-tax future cash flows for such reserves (i) the present value of general and administrative expenses, cash taxes payable by the Aera Companies, and estimated losses on mark to market commodity hedges, calculated using the Aera Companies Forecasts, and by applying discount rates ranging from 8.7% to 9.7%, which reflect an estimate of the Aera Companies’ weighted average cost of capital, and (ii) estimates of the Aera Companies’ deferred and contingent payment obligations, net debt, net working capital deficit, and the make whole premium payable with respect to certain debt of the Aera Companies assuming a closing date of June 30, 2024, in the aggregate amount of $1.122 billion, as estimated and provided for Jefferies’ use by CRC management. This analysis implied a range of net asset values of the Aera Companies from $1.473 billion to $1.577 billion using Brent Consensus Pricing, and $999 million to $1.069 billion using Brent Strip Pricing.

Comparable Public Company Analysis

With respect to the Aera Companies, Jefferies reviewed publicly available financial and stock market information of the following five publicly traded natural gas and oil exploration and production companies that Jefferies in its professional judgment considered generally relevant to the Aera Companies for purposes of its financial analyses (which are referred to as the “Aera Selected Companies”), and compared such information with similar financial data of the Aera Companies prepared and provided by CRC management to Jefferies:

•	Civitas Resources, Inc.

•	Chord Energy Corporation

•	Crescent Energy Company

•	Talos Energy Inc.

•	Berry Corporation

In its analysis, Jefferies derived multiples for the Aera Selected Companies from the following metrics:

•	the total enterprise value divided by production (on a Boe per day basis) for the quarter ended September 30, 2023 (“TEV / Daily Production”),

•

the total enterprise value divided by estimated net income (loss) before interest, income taxes, depreciation, depletion and amortization, and exploration expense (“EBITDAX”) for calendar year 2024 (“TEV / 2024E EBITDAX”),

•	the equity value divided by estimated operating cash flow (calculated as EBITDAX less interest expense) for calendar year 2024 (“Equity Value / 2024E OCF”), and

•

the estimated free cash flow yield (calculated as operating cash flow less capital expenditures divided by equity value, and reduced by make whole and deferred and contingent payments obligations) for calendar year 2024 (“2024E Free Cash Flow Yield”).

Estimated EBITDAX and free cash flow for the Aera Selected Companies was based on market data and Capital IQ consensus estimates as of February 5, 2024. For this analysis, Jefferies assumed Brent Consensus Pricing for oil and the average of PG&E and SoCal City Gate pricing for natural gas as of January 25, 2024. For purposes of calculating the estimated operating cash flow of the Aera Companies for 2024, Jefferies subtracted interest expense of $98 million from 2024 estimated Adjusted EBITDAX of $815 million, as estimated and provided for Jefferies’ use by CRC management. This analysis indicated the following:

Aera Selected Companies

	(Dollar Amounts in Millions)
Benchmark	1st Quartile	Mean	Median	3rd Quartile
TEV / Daily Production	$35,901	$35,359	$37,457	$38,538
TEV / 2024E EBITDAX	3.0x	3.2x	3.3x	3.3x
Equity Value / 2024E OCF	1.9x	2.3x	1.9x	2.1x
2024E Free Cash Flow Yield	20%	20%	21%	22%

Using the reference ranges for the benchmarks set forth below, which ranges were selected based on the 25th to 75th percentile metrics of the Aera Selected Companies, the Aera Companies Forecasts and the current production of the Aera Companies of 76.8 thousand barrels of oil equivalent per day, as provided by CRC management, Jefferies determined ranges of implied total enterprise values for the Aera Companies, then adjusted for estimates of the Aera Companies’ deferred and contingent payment obligations, net debt, net working capital deficit, and the make whole premium payable with respect to certain debt of the Aera Companies assuming a closing date of June 30, 2024, in each case as provided by CRC management, to determine ranges of implied equity values of the Aera Companies. This analysis indicated the ranges of implied equity values set forth opposite the relevant benchmarks below.

(Dollar Amounts in Millions)
Benchmark	Reference Range	Implied TEV Range	Implied Equity Value Range
TEV / Daily Production	$35,901–$38,538	$2,757–$2,960	$1,636–$1,839
TEV / 2024E Adjusted EBITDAX	3.0x–3.3x	$2,486–$2,718	$1,365–$1,597
Equity Value / 2024E OCF	1.9x–2.1x		$1,192–$1,317
2024E Free Cash Flow Yield	20%–22%		$2,185–$2,443

CRC Standalone Financial Analyses

Discounted Cash Flow Analysis

Given the characteristics of the businesses in which CRC operates, Jefferies performed a separate discounted cash flow analysis of each of CRC’s traditional energy business and CRC’s carbon management business.

Discounted Cash Flow Analysis—Traditional Energy Business

Using the CRC Forecasts (as defined below), Jefferies performed a discounted cash flow analysis of CRC’s traditional energy business on a stand-alone basis. Jefferies performed the discounted cash flow analysis using both Brent Consensus Pricing and Brent Strip Pricing for oil, and used an average of PG&E and SoCal City Gate pricing for natural gas, in each case reflecting commodity prices as of January 25, 2024. Jefferies calculated the unlevered free cash flows of CRC’s traditional energy business for calendar years 2024 through 2028, which it calculated as Adjusted EBITDAX, less capital expenditures and less cash taxes, adjusting for changes in net working capital and reversing non-cash expenses, in each case of CRC’s traditional energy business. Jefferies then calculated the terminal value of CRC’s traditional energy businesses by applying a range of Adjusted EBITDAX multiples in the terminal year of 3.0x to 3.3x, which range was selected by Jefferies in its professional judgment, to estimated terminal year Adjusted EBITDAX in 2028 for CRC’s traditional energy business based on the CRC Forecasts. The present values of the unlevered free cash flows and the terminal values of CRC’s traditional energy business were then calculated using discount rates ranging from 8.6% to 9.6%, which rates were based on the estimated weighted average cost of capital for CRC. Jefferies determined ranges of implied enterprise values for CRC’s traditional energy business by adding the ranges of present values it derived above for the unlevered free cash flows for the traditional energy business and the ranges of terminal values it derived above for the traditional energy business, using Brent Consensus Pricing and Brent Strip Pricing. Jefferies then subtracted from the ranges of illustrative enterprise values it derived for the traditional energy business CRC’s net debt of $116 million, as estimated and provided by CRC management. This analysis indicated a range of implied equity values for CRC’s traditional energy business of $3.494 billion to $3.817 billion using Brent Consensus Pricing for oil and $2.850 billion to $3.121 billion using Brent Strip Pricing.

Discounted Cash Flow Analysis—Carbon Management Business

Using the CRC Forecasts, Jefferies then performed a discounted cash flow analysis of CRC’s carbon management business on a stand-alone basis. Jefferies calculated the unlevered free cash flows of CRC’s carbon management business for calendar years 2024 through 2028, which it calculated as Adjusted EBITDAX, less capital expenditures, cash taxes and acceleration of asset retirement obligations in each case of CRC’s carbon management business. Jefferies then calculated the terminal value of CRC’s carbon management business by applying a range of Adjusted EBITDAX multiples in the terminal year of 6.9x to 8.6x, which range was selected by Jefferies in its professional judgment, to estimated terminal year Adjusted EBITDAX of $169 million for CRC’s carbon management business, based on the CRC Forecasts. The present values of the unlevered free cash flows and the terminal values of CRC’s carbon management business were then calculated using discount rates ranging from 11.1% to 12.1%, which rates were based on the estimated weighted average cost of capital for CRC. Jefferies determined a range of implied equity values for CRC’s carbon management business by adding the range of present values it derived above for the unlevered free cash flows for the carbon management business and the range of present values it derived for the terminal value of CRC’s carbon management business. This analysis indicated a range of implied equity values for CRC’s carbon management business of $653 million to $857 million.

Transaction Consideration Implied by Discounted Cash Flow Analysis

Using the discounted cash flow analysis described above, Jefferies calculated the implied range of equity values for the consideration to be paid by CRC in the mergers. Jefferies added the illustrative equity values it derived from the discounted cash flow analysis for CRC’s traditional energy business, and the illustrative equity values it derived from the discounted cash flow analysis for CRC’s carbon management business. Jefferies then divided the result by the number of fully diluted shares of CRC of 71.4 million, which was provided to Jefferies by CRC management. This analysis indicated a range of implied present values per share for common stock of $58.06 to $65.44 using Brent Consensus Pricing and $49.05 to $55.69 using Brent Strip Pricing, as compared to $46.21, the closing price per share of common stock on February 5, 2024.

Net Asset Value Analysis

Jefferies performed a net asset value analysis of CRC’s traditional energy business. Jefferies calculated indications of the present value of the unlevered, asset-level free cash flows that CRC could be expected to generate from its existing proved developed reserves, its development plan for proved undeveloped reserves and development of additional undeveloped reserves using the CRC Forecasts. Jefferies performed this net asset value analysis using both Brent Consensus Pricing and Brent Strip Pricing and used an average of PG&E and SoCal City Gate pricing for natural gas, in each case reflecting commodity prices as of January 25, 2024. Jefferies calculated indications of net present values of the asset-level free cash flows for CRC using discount rates ranging from 8.6% to 9.6%, reflecting an estimate of CRC’s weighted average cost of capital. Jefferies then calculated indications of CRC’s illustrative net asset value by adding to the indications of the pre-tax future cash flows for such reserves (i)(A) the illustrative value ranges for CRC’s carbon management business it derived from the discounted cash flow analysis described above, and (B) the ranges of present values it derived for

CRC’s other revenues and expenses, including revenues and costs relating to CRC’s Elk Hills power plant, marketing revenues and expenses, and expenditures for mechanical integrity, facility operations, environmental sustainability and capital projects, as estimated by CRC management, and calculated by Jefferies using discount rates ranging from 8.6% to 9.6%, reflecting an estimate of CRC’s weighted average cost of capital, and subtracting (ii) (A) the present value of general and administrative expenses, (B) the present value of cash taxes payable by CRC, (C) the present value of estimated mark to market commodity hedges, and (D) CRC’s net debt of $116 million as of September 30, 2023, calculated using the CRC Forecasts, CRC net debt estimates provided by CRC management and by applying discount rates ranging from 8.6% to 9.6% which reflect an estimate of CRC’s weighted average cost of capital. Based on the fully diluted share count of 71.4 million shares as provided to Jefferies by CRC management, this analysis indicated a range of implied present values per share for common stock of $58.59 to $64.82 using Brent Consensus Pricing and $50.31 to $55.99 using Brent Strip Pricing, compared to $46.21, the closing price per share of common stock on February 5, 2024.

Comparable Public Company Analysis

With respect to CRC, Jefferies reviewed publicly available financial and stock market information of the following five publicly traded natural gas and oil exploration and production companies that Jefferies in its professional judgment considered generally relevant to CRC for purposes of its financial analyses (which are referred to as the “CRC Selected Companies”), and compared such information with similar financial data of CRC prepared and provided by CRC management to Jefferies:

•	Civitas Resources, Inc.

•	Chord Energy Corporation

•	Crescent Energy Company

•	Talos Energy Inc.

•	Berry Corporation

In its analysis, Jefferies derived multiples for the CRC Selected Companies. This analysis was based on market data and Capital IQ consensus estimates as of February 5, 2024, and commodity price assumptions using Brent Consensus Pricing and the average of PG&E and SoCal City Gate pricing for natural gas, in each case reflecting commodity prices as of January 25, 2024. For purposes of calculating the estimated operating cash flow of CRC for 2024, Jefferies subtracted interest expense of $45 million from Adjusted EBITDAX of $808 million, as estimated and provided for Jefferies’ use by CRC management. This analysis indicated the following:

CRC Selected Companies

	(Dollar Amounts in Millions)
Benchmark	1st Quartile	Mean	Median	3rd Quartile
TEV / Daily Production	$35,901	$35,359	$37,457	$38,538
TEV / 2024E EBITDAX	3.0x	3.2x	3.3x	3.3x
Equity Value / 2024E OCF	1.9x	2.3x	1.9x	2.1x
2024E Free Cash Flow Yield	20%	20%	21%	22%

Using the reference ranges for the benchmarks set forth below, which ranges were selected based on the 25th to 75th percentile metrics of the CRC Selected Companies, the CRC Forecasts and the current production of CRC of 85.4 thousand barrels of oil equivalent per day as provided by CRC management, Jefferies determined ranges of implied total enterprise values for CRC, then adjusted for net debt estimates of $116 million, as estimated and provided for Jefferies’ use by CRC management, to determine ranges of implied equity values of CRC. This analysis indicated the ranges of implied equity values set forth opposite the relevant benchmarks below, compared to $46.21, the closing price per share of common stock on February 5, 2024:

(Dollar Amounts in Millions, except Per Share Amounts)
Benchmark	Reference Range	Implied TEV Range	Implied Equity Value Range	Implied Share price
TEV / Daily Production	$35,901–$38,538	$3,065–$3,290	$2,949–$3,174	$41.29–$44.44
TEV / 2024E EBITDAX	3.0x–3.3x	$2,464–$2,694	$2,348–$2,578	$32.88–$36.10
Equity Value / 2024E OCF	1.9x–2.1x		$1,447–$1,579	$20.26–$22.12
2024E Free Cash Flow Yield	20%–22%		$1,895–$2,103	$26.54–$29.45

General

Jefferies’ opinion was one of many factors taken into consideration by the Board of Directors in making its determination to approve the proposed transactions contemplated by the merger agreement and should not be considered determinative of the view of the Board of Directors with respect to the proposed transactions contemplated by the merger agreement.

Jefferies was selected by the Board of Directors based on Jefferies’ qualifications, expertise and reputation. Jefferies is an internationally recognized investment banking and advisory firm. Jefferies, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services.

Jefferies was engaged by CRC to act as financial advisor to CRC in connection with a possible sale, disposition or other business transaction or series of related transactions involving the acquisition of all or a material portion of the equity or assets of the Aera Companies. Pursuant to Jefferies’ engagement as financial advisor to CRC and as a result of CRC’s entry into the merger agreement and other transactions contemplated therein, Jefferies will receive a fee for its services. CRC has agreed to pay Jefferies a fee of $12.0 million, $1.5 million of which was payable upon delivery of Jefferies’ opinion, and the remainder of which is payable upon the closing of the mergers. No portion of the opinion fee was contingent on the conclusion expressed in Jefferies’ opinion. CRC has agreed to reimburse Jefferies for certain out-of-pocket expenses (including fees and expenses of its counsel) and to indemnify Jefferies and its affiliates against certain liabilities arising out of or in connection with the services rendered and to be rendered by Jefferies under its engagement. In the past, Jefferies has provided financial advisory and financing services to CRC and may continue to do so, and has received, and may receive, fees for the rendering of such services. Specifically, during the two years prior to the date of its opinion, Jefferies received fees in the aggregate amount of $1.0 million from CRC in connection with acting as a joint active bookrunner in CRC’s offering of senior unsecured notes and providing financial advisory services. In the ordinary course of its business, Jefferies and its affiliates may trade or hold securities of CRC or the Aera Companies and/or their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in those securities. In addition, Jefferies may seek to, in the future, provide financial advisory and financing services to CRC, the Aera Companies or entities that are affiliated with CRC or the Aera Companies, for which Jefferies would expect to receive compensation. Jefferies’ opinion may not be used or referred to by CRC, or quoted or disclosed to any person in any manner, without Jefferies’ prior written consent.

Certain Unaudited Forecasted Financial Information

CRC does not, as a matter of course, make public long-term forecasts or internal projections as to future performance, revenues, production, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the Board of Directors’ evaluation of the mergers, CRC’s management prepared and provided to the Board of Directors certain unaudited internal financial forecasts with respect to CRC on a stand-alone basis and the Aera Companies on a stand-alone basis (collectively, the “forecasted financial information”). The forecasted financial information was provided by CRC to Citi for its use and reliance in connection with its financial analysis of the mergers, and to Jefferies for its use and reliance in connection with its financial analyses of the mergers and opinion as described in the section entitled “The Mergers—Opinion of Jefferies LLC.” The inclusion of this forecasted financial information should not be regarded as an indication that CRC or its directors, officers, advisors or other representatives or any other recipient of this forecasted financial information considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such summary projections set forth below should not be relied on as such.

The forecasted financial information includes non-GAAP financial measures, including Adjusted EBITDAX and unlevered pre-tax free cash flow. Please see the tables below for a description of how CRC defines these non-GAAP financial measures. CRC believes that Adjusted EBITDAX and unlevered pre-tax free cash flow provide information useful in assessing operating and financial performance across periods. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP, and non-GAAP financial measures used by CRC may not be comparable to similarly titled measures used by other companies.

Financial measures included in forecasts (including the forecasted financial information) provided to a financial advisor are excluded from the definition of “non-GAAP financial measures” under the rules of the SEC if and to the extent such financial measures are included in the forecasts provided to the financial advisor for the purpose of rendering an opinion that is materially related to a business combination transaction and the forecasts are being disclosed in order to comply with the SEC rules or requirements under state or foreign law, including case law regarding disclosure of the financial advisor’s analyses. Therefore the forecasted financial information is not subject to the SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not relied upon by Jefferies for purposes of its opinion to the Board of Directors, as described above in the section entitled “The Mergers—Opinion of Jefferies LLC” beginning on page [•], respectively, or by the Board of Directors in connection with its consideration of the mergers. Accordingly, no reconciliation of the financial measures included in the forecasted financial information is provided.

The forecasted financial information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the forecasted financial information reflects numerous estimates and assumptions that are inherently uncertain and may be beyond the control of CRC’s management team, including, among others, estimates and assumptions related to CRC’s and the Aera Companies’ future results, oil and gas industry activity, commodity prices, demand for crude oil and natural gas, the availability of financing to fund the exploration and development costs associated with the respective projected drilling programs, takeaway capacity and the availability of services in the areas in which CRC and the Aera Companies operate, general economic and regulatory conditions, and other matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements,” “Where You Can Find More Information” and “Risk Factors.” The forecasted financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Neither CRC nor its directors, officers, advisors or other representatives can give assurance that the forecasted financial information and the underlying estimates and assumptions will be realized. This forecasted financial information constitutes “forward-looking statements” and actual results may differ materially and adversely from those set forth below.

The forecasted financial information was not prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. Neither KPMG LLP nor BDO USA, P.C. any other independent accountant has compiled, reviewed, examined, performed any other assurance procedures, or expressed any form of assurance with respect to the forecasted financial information. The report of KPMG LLP incorporated by reference in this proxy statement relates to the CRC’s historical audited financial statements and does not extend to the forecasted financial information and should not be read to do so. The report of BDO USA, P.C. included elsewhere in this proxy statement relates to the Aera Parent’s historical audited consolidated and combined financial statements and does not extend to the forecasted financial information and should not be read to do so. The forecasted financial information has been prepared by, and is the responsibility of, management of CRC and has not been audited, reviewed or examined by any independent accounting firm.

The forecasted financial information does not take into account any circumstances or events occurring after the date it was prepared. CRC cannot give assurance that, had the forecasted financial information been prepared either as of the date of the merger agreement or as of the date of this proxy statement, similar estimates and assumptions would be used. Except as required by applicable securities laws, CRC does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the forecasted financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions are shown to be inappropriate, including with respect to the accounting treatment of the mergers under GAAP, or to reflect changes in general economic or industry conditions. The forecasted financial information does not take into account the possible financial and other effects of the mergers on CRC or the Aera Companies, the effect on CRC or the Aera Companies of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the mergers. Further, the forecasted financial information does not take into account the effect on CRC or the Aera Companies of any possible failure of the mergers to occur. Neither CRC nor any of its directors, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any CRC stockholder or other person regarding CRC’s or the Aera Companies’ ultimate performance compared to the information contained in the forecasted financial information or that the forecasted financial information will be achieved. The inclusion of the forecasted financial information herein should not be deemed an admission or representation by CRC or its directors, officers, advisors or other representatives or any other person that it is viewed as material information of CRC or the Aera Companies, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the forecasted financial information included below is not being included in this proxy statement in order to influence any CRC stockholder’s decision or to induce any CRC stockholder to vote in favor of any of the proposals set forth in this proxy statement, but is being provided solely because it was made available to the Board of Directors in connection with its evaluation of the mergers, to Citi for its use and reliance in connection with the financial analysis of the mergers, and to Jefferies for its use and reliance in connection with its financial analyses of the mergers and opinion as described in the section entitled “The Mergers—Opinion of Jefferies LLC.”

In light of the foregoing, and considering that CRC stockholders will vote on the proposals set forth in this proxy statement after the forecasted financial information was prepared, as well as the uncertainties inherent in any forecasted information, CRC stockholders are cautioned not to place undue reliance on such information.

Forecasted Financial Information

In preparing the prospective financial and operating information for CRC (the “CRC Forecasts”) and the Aera Companies (the “Aera Companies Forecasts”) described below, the management team of CRC used the following price assumptions, which were based on market pricing as of January 25, 2024.

	Oil and Natural Gas Pricing (as of January 25, 2024)
	2024E	2025E	2026E	2027E	2028E
Commodity Prices
Oil ($/Bbl) (Brent Pricing)	$79.81	$76.33	$73.36	$73.36	$73.36
Oil ($/Bbl) (Consensus Brent Pricing reflecting Wall Street research average)	$83.00	$80.00	$80.00	$80.00	$80.00
Natural Gas ($/MMBtu) (Average of PG&E City Gate and SoCal City Gate pricing)	$4.96	$5.54	$5.45	$5.45	$5.45

The forecasted financial information was prepared by CRC management and provided to the Board of Directors in connection with its evaluation of the mergers, to Citi for its use and reliance in connection with its financial analyses of the mergers, and to Jefferies for its use and reliance in connection with its financial analyses of the mergers and opinion as described in the section entitled “The Mergers—Opinion of Jefferies LLC.” In addition to the assumptions with respect to commodity prices described above, the forecasted financial information was prepared based on various other assumptions, including, but not limited to, assumptions relating to the following: general and administrative costs; no unannounced acquisitions; assumptions regarding forecasted production information based on the application of risk factors thereto for known and unknown operational- and weather-related downturn in the forward-looking period; outstanding debt during applicable periods; the availability and cost of capital; the level of production of crude oil and natural gas; ongoing investments in infrastructure in CRC’s existing entities consistent with historical level; no material fluctuations in interest rate assumptions; no material regulatory changes or changes in U.S. law or practice; expected pricing differentials; and other general business, market and financial assumptions.

For purposes of the prospective financial and operating information of CRC and the Aera Companies set forth below, natural gas volumes have been converted to Boe based on the equivalence of energy content of six Mcf of natural gas to one Boe. Barrels of oil equivalence does not necessarily result in price equivalence.

The following table sets forth certain summarized prospective financial and operating information of CRC for the fiscal years 2024-2028 on a stand-alone basis prepared by CRC management.

	CRC Stand-Alone(1) Year Ending December 31,
($ in millions)	2024E	2025E	2026E	2027E	2028E
Average daily net production (MBoe/d)	80	82	84	85	86
Adjusted EBITDAX(2) (Brent Pricing)	$727	$776	$825	$916	$1,050
Adjusted EBITDAX(2) (Consensus Brent Pricing)	$808	$857	$973	$1,067	$1,206
Adjusted EBITDAX – Traditional Energy Business (Brent Pricing)	$791	$834	$823	$842	$881
Adjusted EBITDAX – Traditional Energy Business (Consensus Brent Pricing)	$872	$914	$972	$994	$1,036
Adjusted EBITDAX – Carbon Management Business	($64)	($57)	$1	$73	$169
Interest expense	$45	$45	$45	$45	$45
Capital expenditures	$413	$526	$496	$493	$493
Net working capital projections	$53	$28	($2)	$2	$0
Reversal of non-cash charges	$8	$37	$39	$41	$0
Pre-tax free cash flow(3) (Brent Pricing)	$330	$274	$326	$419	$512
Pre-tax free cash flow(3) (Consensus Brent Pricing)	$411	$351	$469	$572	$668

(1)

The prospective financial and operating information of CRC set forth in this table does not take into account any circumstances or events occurring after the date it was prepared. Given that the special meeting will be held several months after such information was prepared, as well as the uncertainties inherent in any forecasted information, CRC stockholders are cautioned not to place undue reliance on such information.

(2)

Adjusted EBITDAX is a non-GAAP financial measure. CRC defines Adjusted EBITDAX as net income (loss) before interest, income taxes, depreciation, depletion and amortization, exploration expense and other unusual, infrequent and out-of-period items, and other noncash items. CRC uses Adjusted EBITDAX to provide useful information in assessing its financial condition, results of operating and cash flows and is widely used by the industry, the investment community and its lenders. Although this is a non-GAAP measure, the amounts included in the calculation were computed in accordance with GAAP. Certain items excluded from this non-GAAP measure are significant components in understanding and assessing CRC’s financial performance, such as its cost of capital and its tax structure, as well as depreciation, depletion and amortization of CRC’s assets. This measure should be read in conjunction with the information contained in CRC’s financial statements prepared in accordance with GAAP. A version of Adjusted EBITDAX is a material component of certain of its financial covenants under CRC’s Revolving Credit Facility and is provided in addition to, and not as an alternative for income and liquidity measures calculated in accordance with GAAP.

Adjusted EBITDAX has limitations as a financial metric and should not be considered in isolation or as a substitute for analysis of CRC’s results as reported under U.S. GAAP or as an alternative to net income (loss), operating income (loss) or any other measure of financial performance presented in accordance with U.S. GAAP.

(3)

Pre-tax free cash flow is a non-GAAP financial measure. CRC defines Pre-tax free cash flow as Adjusted EBITDAX less interest and capital expenditures. Pre-tax free cash flow includes net working capital projections and reversal of non-cash charges.

Pre-tax free cash flow has limitations as a financial metric and should not be considered in isolation or as a substitute for analysis of CRC’s results as reported under GAAP or as an alternative to net cash provided by operating activities or any other measure of financial performance presented in accordance with GAAP.

The following table sets forth certain summarized prospective financial and operating information of the Aera Companies for the fiscal years 2024-2028 on a stand-alone basis prepared by CRC management.

	Aera Companies Stand-Alone(1) Year Ending December 31,
($ in millions)	2024E	2025E	2026E	2027E	2028E
Average daily net production (MBoe/d)	71	65	62	61	59
Adjusted EBITDAX(2) (Brent Pricing)	$811	$687	$595	$586	$592
Adjusted EBITDAX(2) (Consensus Brent Pricing)	$815	$705	$657	$684	$716
Interest expense	$98	$63	$42	$27	$12
Capital expenditures	$207	$243	$289	$228	$217
Pre-tax free cash flow(3) (Brent Pricing)	$507	$380	$264	$332	$363
Pre-tax free cash flow(3) (Consensus Brent Pricing)	$511	$398	$326	$430	$487

(1)

The prospective financial and operating information of the Aera Companies set forth in this table does not take into account any circumstances or events occurring after the date it was prepared. Given that the special meeting will be held several months after such information was prepared, as well as the uncertainties inherent in any forecasted information, CRC stockholders are cautioned not to place undue reliance on such information.

(2)

Adjusted EBITDAX is a non-GAAP financial measure. CRC defines Adjusted EBITDAX for the Aera Companies as net income (loss) before interest, income taxes, depreciation, depletion and amortization, exploration expense and other unusual, infrequent and out-of-period items, and other noncash items.

Adjusted EBITDAX has limitations as a financial metric and should not be considered in isolation or as a substitute for analysis of the Aera Companies’ results as reported under U.S. GAAP or as an alternative to net income (loss), operating income (loss) or any other measure of financial performance presented in accordance with U.S. GAAP.
(3)

Pre-tax free cash flow is a non-GAAP financial measure. CRC defines Pre-tax free cash flow as Adjusted EBITDAX less interest and capital expenditures. Pre-tax free cash flow has limitations as a financial metric and should not be considered in isolation or as a substitute for analysis of the Aera Companies’ results as reported under GAAP or as an alternative to net cash provided by operating activities or any other measure of financial performance presented in accordance with GAAP.

CRC DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE FORECASTED FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH FORECASTED FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.

Indemnification; Directors’ and Officers’ Insurance

The subsequent surviving company and its subsidiaries, to the fullest extent permitted by law, will indemnify, defend and hold harmless (and advance expenses in connection therewith) all persons who at or prior to subsequent effective time were directors or officers of any Aera Holding Company or any of its subsidiaries against all losses incurred in connection with any threatened or actual proceeding to which such person is party or is otherwise involved based, in whole or in part, out of the fact that such person was a director or officer of any Aera Holding Company or any of the Aera Holding Companies’ subsidiaries. In addition, the merger agreement provides, for a period of six years following the effective time, the right to be covered by a directors’ and officers’ liability insurance policy purchased by the Aera Holding Companies. For additional information, see “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance.”

Interests of CRC’s Directors and Executive Officers in the Mergers

Other than continuing roles as directors or executive officers of CRC after the effective time, the members of the Board of Directors and CRC executive officers do not have any interests in the mergers that may be different from, or in addition to, the interests of CRC stockholders generally.

Listing of Common Stock

Pursuant to the merger agreement, CRC has agreed to take all actions reasonably necessary to cause the common stock to be issued in the mergers to be approved for listing on the NYSE prior the effective time, subject to official notice of issuance. It is a condition to the obligation of the parties to complete the mergers that the shares of common stock issuable pursuant to the merger agreement have been approved for listing on the NYSE, upon official notice of issuance.

Accounting Treatment of the Mergers

The accounting guidance for business combinations requires the use of the acquisition method of accounting, which requires the determination of the acquirer, the purchase price (including liabilities assumed by the acquirer), the acquisition date, and an allocation of the purchase price to the fair value of the assets of the acquiree and the measurement of goodwill, if any. The mergers will be accounted for using the acquisition method of accounting, with CRC being treated as the accounting acquirer.

Regulatory Matters

Under the HSR Act and the rules promulgated thereunder, the mergers cannot be completed until the parties to the merger agreement have given notification and furnished information to the FTC and the DOJ and until the applicable waiting period (and any extension of such period) has expired or has been terminated. On February 22, 2024, the parties gave notification and furnished information to the FTC and the DOJ. The applicable waiting period expired at 11:59 p.m., Eastern Time on March 25, 2024.

Under Section 203 of the FPA, the mergers cannot be completed until the prior authorization of FERC has been obtained and is effective. On February 27, 2024, the parties submitted to FERC an application for authorization of the transactions contemplated by the merger agreement under Section 203 of the FPA.

Under Section 310(d) of the Communications Act, the mergers cannot be completed until the consent of the FCC with regards to the transfer of control of certain Aera radio licenses has been obtained and become effective. On March 29, 2024, the parties submitted to the FCC an application for consent to the transfer of control of such Aera licenses. On April 10, 2024, the FCC issued a Public Notice that it had consented to the transfer of control of such Aera licenses.

THE MERGER AGREEMENT

The following description sets forth the principal terms of the merger agreement, which is attached as Annex A and incorporated by reference into this proxy statement. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this description, which is summary by nature. This description does not purport to be complete and is qualified in its entirety by reference to the complete text of the merger agreement and may not provide all of the information about the merger agreement that might be important to you. You are encouraged to read the merger agreement carefully and in its entirety, as well as this proxy statement, before making any decisions regarding any of the proposals described in this proxy statement. This section is only intended to provide you with information regarding the terms of the merger agreement. CRC does not intend that the merger agreement serve as a source of business or operational information about CRC or the Aera Holding Companies or any of their respective subsidiaries or affiliates. Accordingly, the representations, warranties, covenants and other agreements in the merger agreement should not be read alone, and you should read the information provided elsewhere in this proxy statement and in the public reports of CRC filed with the SEC, as described in “Where You Can Find More Information.”

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of terms are included solely to provide you with information regarding the terms of the merger agreement. Factual disclosures about CRC and the Aera Holding Companies and their respective subsidiaries or affiliates contained in this proxy statement or in the public reports of CRC filed with the SEC may supplement, update or modify the factual disclosures about CRC and the Aera Holding Companies and their respective subsidiaries or affiliates contained in the merger agreement. The representations, warranties and covenants contained in the merger agreement were made only for purposes of the merger agreement, as of a specific date. In addition, these representations, warranties and covenants were made solely for the benefit of the parties to the merger agreement and may be qualified and subject to important limitations agreed to by CRC and the Aera Holding Companies in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with a principal purpose of allocating risk between parties to the merger agreement rather than the purpose of establishing these matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC and, in some cases, were qualified by the matters contained in the confidential disclosures that CRC and the Aera Holding Companies each delivered in connection with the merger agreement, which disclosures were not included in the merger agreement attached to this proxy statement as Annex A. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement or in the public filings made by CRC with the SEC.

Additional information about CRC and the Aera Holding Companies may be found elsewhere in this proxy statement or incorporated by reference herein. Please see the section entitled “Where You Can Find More Information.”

Structure of the Mergers

Upon satisfaction or waiver of the conditions to closing in the merger agreement, and in accordance with the Delaware Limited Liability Company Act and the Delaware General Corporation Law, IKAV Merger Sub will merge with and into IKAV Blocker, with IKAV Blocker surviving the merger as a wholly-owned subsidiary of CRC, CPP Merger Sub will merge with and into CPP Blocker, with CPP Blocker surviving the merger as a wholly-owned subsidiary of CRC, COI Merger Sub will merge with and into IKAV Co-Invest, with IKAV Co-Invest surviving the merger as a wholly-owned subsidiary of CRC, COI Merger Sub 2 will merge with and into IKAV Co-Invest Blocker 1, with IKAV Co-Invest Blocker 1 surviving the merger as a wholly-owned subsidiary of CRC, and COI Merger Sub 3 will merge with and into IKAV Co-Invest Blocker 2, with IKAV Co-Invest Blocker 2 surviving the merger as a wholly-owned subsidiary of CRC, and, immediately following the initial mergers, each surviving company or corporation (as applicable) of the initial mergers will merge with and into Subsequent Merger Sub, with Subsequent Merger Sub surviving the subsequent mergers as a wholly-owned subsidiary of CRC. Upon completion of the mergers, the Aera Companies will be indirect wholly-owned subsidiaries of CRC.

Closing

The closing of the initial mergers will take place at 9:00 a.m., Los Angeles time, on the third business day after the day on which the conditions to the closing set forth in the merger agreement have been satisfied or waived (other than conditions which by their nature cannot be satisfied until the closing date, but subject to the satisfaction or waiver of such conditions) at the offices of Sullivan & Cromwell LLP in Los Angeles, California, or such other time or place as CRC and the Aera Holding Companies may agree in writing. However, if the Debt Marketing Period (as defined in the merger agreement) has not ended at the time the conditions to the closing set forth in the merger agreement have been satisfied or waived (other than conditions which by their nature cannot be satisfied until the closing date, but subject to the satisfaction or waiver of such conditions), the closing will occur on the earlier of (i) a date during the Debt Marketing Period specified by CRC on no less than three business days’ notice to the Aera Holding Companies and (ii) the third business day after the end of the Debt Marketing Period (subject in each case to the satisfaction or waiver by the party entitled to grant such waiver of all the conditions set forth in the merger agreement (other than conditions which by their nature cannot be satisfied until the closing date, but subject to the satisfaction or waiver of such conditions), or at such other time or place as CRC and the Aera Holding Companies may agree in writing.

As soon as practicable on the closing date after the closing, certificates of merger with respect to the initial mergers (the “initial certificates of merger”) will be filed with the Office of the Secretary of State of the State of Delaware. The initial mergers will become effective upon the filing and acceptance of the initial certificates of merger, or at such later time as shall be agreed upon in writing by CRC and the Aera Holding Companies and specified in the initial certificates of merger.

As soon as practicable on the closing date after the closing, following the initial mergers, a certificate of merger with respect to the subsequent mergers will be filed with the Office of the Secretary of State of the State of Delaware (the “subsequent certificate of merger”). Each subsequent merger will become effective upon the filing and acceptance of the subsequent certificate of merger.

Effect of the Mergers; Exchange

At the effective time, 100% of the equity interests of the Aera Holding Companies issued and outstanding immediately prior to the effective time will be converted into the right to receive from CRC (i) the aggregate consideration of 21,170,357 fully-paid and nonassessable shares of common stock, and (ii) in respect of any dividend or other distribution declared by CRC and having a record date from and including January 1, 2024, to and including the closing date, (a) if paid by CRC to its stockholders prior to the effective time, that aggregate number of fully-paid and nonassessable shares of common stock equal to the quotient of the portion of such dividend or other distribution to which the Sellers would have been entitled if the aggregate consideration had been issued and outstanding on January 1, 2024, divided by the agreed VWAP (the aggregate cash amount of all such dividends and distributions, the “aggregate dividend amount”), and (b) if unpaid at the effective time, the right to receive, when paid by CRC to its other stockholders, that aggregate number of fully paid and nonassessable shares of common stock equal to the quotient of the portion of such dividend or other distribution to which the Sellers would have been entitled if the aggregate consideration had been issued and outstanding on January 1, 2024, divided by the agreed VWAP.

At the effective time, the issued and outstanding membership interest of each Initial Merger Sub will be converted into and become the sole membership interest or sole share of stock in the applicable surviving company immediately following the effective time.

At the subsequent effective time, all equity interests of the surviving companies will no longer be outstanding and will automatically be cancelled and will cease to exist, and the membership interests of Subsequent Merger Sub will remain issued and outstanding as the membership interests of the subsequent surviving company and be unaffected by the subsequent mergers.

Delivery of Aggregate Consideration and Aggregate Dividend Amount; Fractional Shares

Upon the effective time, CRC will instruct its transfer agent to create book-entries in respect of each share of common stock into which the equity interests of the Aera Holding Companies shall have been converted pursuant to the mergers.

In the event CRC determines in good faith that the amount of cash that would be included in the combined balance sheets of the financial statements entities prepared in accordance with GAAP as of December 31, 2023 is less than (i) $36,000,000.00 or (ii) the amount equal to $25,000,000.00 plus the aggregate amount of cash dividends or distributions made by the Aera Holding Companies that is permitted leakage (as defined below) up to $11,000,000.00 (such difference, the “shortfall amount”), then (a) in the event the shortfall amount is less than the aggregate dividend amount, the aggregate dividend amount will be reduced by an amount equal to the shortfall amount and (b) in the event the shortfall amount is greater than the aggregate dividend amount, (1) CRC will not be obligated to pay any aggregate dividend amount and (2) the number of shares comprising the aggregate consideration will be reduced by the quotient that is obtained by dividing the shortfall amount minus the aggregate dividend amount by the agreed VWAP. If the Sellers disagree with CRC’s calculation of the shortfall amount, then the Sellers will notify CRC of such disagreement in writing within 30 days after the closing date, and the applicable dispute resolution provision set out in the merger agreement will apply to such disagreement.

As used in the merger agreement, “permitted leakage” means each of the following to the extent incurred or paid, or the making of or entering into any arrangement to give effect to any of the following prior to the closing date and any liability of any Aera Holding Company for taxes incurred or becoming payable in connection therewith: (i) payments by any Aera Holding Company or any of its subsidiaries to third parties (other than to the Sellers or any of their related persons) pursuant to contracts in the ordinary course; (ii) payments by any Aera Holding Company or any of its subsidiaries of taxes, licensing fees and other operating expenses, in each case, in the ordinary course and as disclosed in the Aera disclosure letter; (iii) payments to or for the benefit of any directors, officers, or employees of any Aera Holding Company or any of its subsidiaries, in each case, in the ordinary course; (iv) intercompany payments made by any Aera Holding Company or any subsidiary that will be wholly owned by the Aera Holding Companies from the date of the merger agreement through the effective time, on the one hand, to any Aera Holding Company or any subsidiary that will be wholly-owned by the Aera Holding Companies from the date of the merger agreement through the effective time, on the other hand; (v) reimbursement payments by any Aera Holding Company or any subsidiaries of the Aera Holding Companies to the IKAV Member or the CPP Member or their affiliated entities that provided services to or for the benefit of any Aera Holding Company or any of subsidiaries of the Aera Holding Companies, in each case, in the ordinary course and in an amount not to exceed $300,000 in the aggregate; (vi) any payment by any Aera Holding Company or any of its subsidiaries that is expressly required by the merger agreement or required by applicable law; (vii) any distribution required pursuant to the Tax and Real Estate Restructuring; (viii) the payment of any transaction expenses; (ix) any payment made by any Aera Holding Company or any of its subsidiaries at the request or with the consent of CRC; (x) payments made with respect to matters (a) accrued or provided for in the Financial Statements (as defined in the merger agreement), or (b) expressly and specifically provided for in the 2024 annual budget of the Aera Holding Companies and their subsidiaries; or (xi) cash dividends or distributions by the Aera Holding Companies of an aggregate amount equal to $11,000,000.00 or as disclosed in the Aera disclosure letter.

CRC will not issue fractional shares of common stock in the initial mergers. All fractional shares of common stock that a Seller would otherwise be entitled to receive as a result of the initial mergers will be aggregated and, if a fractional share results from such aggregation, such fractional share will be rounded up to the nearest whole share of common stock.

Withholding Taxes

Each of CRC, Merger Subs, the surviving companies and the subsequent surviving company will be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts otherwise payable pursuant to the merger agreement (including the exchange of common stock for equity interests described above) any amount required to be deducted and withheld with respect to the making of such payment under applicable law and will pay the amount deducted or withheld to the appropriate taxing authority in accordance with applicable law. CRC, Merger Subs, the surviving companies and the subsequent surviving company will use reasonable best efforts to provide five business days’ advance written notice to any payee of any intended deduction or withholding with respect to any payment to such payee (other than with respect to compensatory payments or as a result of the payee’s failure to provide certain withholding documents required to be provided upon the effective time). The parties will cooperate in good faith to minimize any such deduction or withholding. To the extent that amounts are so deducted or withheld and paid over to the appropriate taxing authority, such deducted or withheld amounts will be treated as having been paid to the person in respect of which such deduction or withholding was made.

Adjustment for Transaction Expenses

Each party will pay its own expenses incident to preparing for, entering into and carrying out the merger agreement and the consummation of the mergers and the stock issuance, whether or not the mergers are consummated (except in the event the CRC stockholders do not approve the stock issuance proposal, the merger agreement is terminated and the termination fee is not payable in connection with such termination), provided that in the event that the mergers are consummated, the Sellers will be required to reimburse CRC for certain transaction-related expenses incurred by the Aera Holding Companies, to the extent such expenses exceed $35,000,000. However, prior to the closing, the Aera Holding Companies may elect, instead of a cash reimbursement, to reduce the aggregate number of shares of common stock to be received equal to the excess of such transaction-related expenses divided by the agreed VWAP.

Representations and Warranties

The merger agreement contains customary representations and warranties made by CRC to the Aera Holding Companies, by the Aera Holding Companies to CRC and by the Sellers to CRC. Certain of the representations and warranties in the merger agreement are subject to materiality or “material adverse effect” qualifications (that is, they will not be deemed to be inaccurate or incorrect unless their failure to be true or correct is material or would, individually or in the aggregate, be reasonably expected to have a “material adverse effect” on the party making such representation or warranty). In addition, certain of the representations and warranties in the merger agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which certain officers of the party making the representation did not have actual knowledge. Furthermore, each of the representations and warranties is subject to the qualifications set forth on the disclosure letter delivered to the Aera Holding Companies by CRC (the “CRC disclosure letter”), in the case of representations and warranties made by CRC, or to CRC by the Aera Holding Companies, in the case of representations and warranties made by the Aera Holding Companies, as well as certain of the reports of CRC filed with or furnished to the SEC prior to the date of the merger agreement (excluding any disclosures set forth or referenced in any risk factor section or in any other section, in each case, to the extent they are forward-looking statements or cautionary, predictive, non-specific or forward-looking in nature).

In the merger agreement, each Aera Holding Company made representations and warranties to CRC regarding:

•	organization, good standing and qualification to do business;

•	capital structure and subsidiaries;

•	authority and power with respect to the execution, delivery and performance of the merger agreement;

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the absence of violations of, or conflicts with, organizational documents, applicable law and certain contracts (assuming certain consents are obtained) as a result of the execution, delivery and performance of the merger agreement and the consummation of the mergers;

•	governmental authorization;

•	financial statements;

•	the absence of certain material changes and effects since December 31, 2022;

•	the absence of undisclosed material liabilities;

•	no untrue statement of material fact or omission;

•	material permits;

•	compliance with applicable laws;

•	matters related to employee benefit plans, and labor and employment;

•	tax matters;

•	the absence of certain investigations, litigation, orders and injunctions;

•	intellectual property matters;

•	title to assets and title to properties (including real property) matters;

•	ownership and title and other matters relating to certain oil and gas properties;

•	environmental matters;

•	matters with respect to certain material contracts;

•	matters with respect to certain hedging transactions;

•	insurance matters;

•	brokers’ fees in connection with the transactions contemplated by the merger agreement;

•	related party transactions;

•	certain regulatory matters;

•	approvals under takeover laws;

•	compliance with anti-corruption laws and economic sanctions/trade laws since December 31, 2021;

•	the Sellers being accredited investors; and

•	absence of obligations or liabilities payable to the Sellers.

In the merger agreement, the Sellers have made representations and warranties to CRC regarding:

•	organization and authorization;

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the absence of violations of, or conflicts with, organizational documents, applicable law and certain contracts (assuming certain consents are obtained) as a result of the execution, delivery and performance of the merger agreement and the consummation of the mergers;

•	the absence of certain investigations, litigation, orders and injunctions;

•	ownership of equity interests and voting power;

•	the Sellers being accredited investors; and

•	tax matters.

In the merger agreement, CRC has made representations and warranties to the Aera Holding Companies regarding:

•	organization, good standing and qualification to do business;

•	capital structure and subsidiaries;

•	authority and power with respect to the execution, delivery and performance of the merger agreement;

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the absence of violations of, or conflicts with, organizational documents, applicable law and certain contracts (assuming certain consents are obtained) as a result of the execution, delivery and performance of the merger agreement and the consummation of the mergers and the other transaction contemplated by the merger agreement;

•	governmental authorization, SEC and NYSE filings;

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filings with the SEC pursuant to the Exchange Act or Securities Act, since December 31, 2021, preparation of financial statements in accordance with GAAP, internal controls over financial reporting and disclosure controls and procedures, absence of violations of securities laws, compliance with certain rules and regulations and registry of common stock;

•	the absence of certain material changes and effects since December 31, 2022;

•	no untrue statement of material fact or omission;

•	the absence of undisclosed material liabilities;

•	material permits;

•	compliance with applicable laws;

•	tax matters;

•	the absence of certain investigations, litigation, orders and injunctions;

•	environmental matters;

•	matters with respect to certain material contracts;

•	receipt of a fairness opinion;

•	brokers’ fees in connection with the transactions contemplated by the merger agreement;

•	certain regulatory matters;

•	sufficient funds to refinance certain indebtedness at the effective time;

•	compliance with anti-corruption laws and economic sanctions/trade laws since December 31, 2021; and

•	eligibility to register the resale of common stock to be issued under Form S-3.

For purposes of the merger agreement, a “material adverse effect” with respect to the Aera Holding Companies, or an “Aera Material Adverse Effect” means any fact, circumstance, effect, change, event or development (“Effect”) that (i) would prevent, materially delay or materially impair the ability of each Aera Holding Company or its subsidiaries to consummate the mergers or (ii) has, or would reasonably be expected to have, a material adverse effect on the financial condition, business or results of operations of the Aera Holding Companies and their subsidiaries, taken as a whole. With respect to clause (ii) only, except in respect of such Effects directly or indirectly resulting from, arising out of, or attributable to or related any application of any law following the date of the merger agreement or any proceeding to enforce any such application, no Effect (by itself or when aggregated or taken together with any and all other Effects) to the extent directly or indirectly resulting from, arising out of, or attributable to any of the following shall be deemed to be or constitute an “Aera Material Adverse Effect” or shall be taken into account when determining whether an “Aera Material Adverse Effect” has occurred or may, would or could occur:

•	general economic conditions (or changes in such conditions) or conditions in the global economy generally;

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conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including changes in interest rates and changes in exchange rates for the currencies of any countries and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

•	conditions (or changes in such conditions) in the oil and gas exploration, development or production industry (including changes in commodity prices, general market prices);

•	political conditions or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism);

•	earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, pandemics or weather conditions;

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the negotiation, execution or announcement of the merger agreement or the pendency or consummation of the mergers and the stock issuance (other than with respect to any representation or warranty that is intended to address the consequences of the execution or delivery of the merger agreement or the announcement or consummation of the mergers and the stock issuance);

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compliance with the terms of, or the taking of any action expressly permitted or required by, the merger agreement (except for any obligation under the merger agreement to operate in the ordinary course (or similar obligation));

•	changes in law or other legal or regulatory conditions, or the interpretation thereof;

•	changes in GAAP or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing; or

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any failure by the financial statements entities to meet any analysts’ estimates or expectations of the financial statements entities’ revenue, earnings or other financial performance or results of operations for any period, or any failure by the financial statements entities or any of their subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be, an Aera Material Adverse Effect);

except, to the extent such Effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing first, second, third, fourth and fifth bullets disproportionately adversely affect the Aera Holding Companies and their subsidiaries, taken as a whole, as compared to other similarly situated industry participants, in which case only the incremental disproportionate Effect will be taken into account when determining whether an “Aera Material Adverse Effect” has occurred or may, would or could occur with respect to clause (ii).

For purposes of the merger agreement, a “material adverse effect” with respect to CRC, or a “CRC Material Adverse Effect” means any Effect that (i) would prevent, materially delay or materially impair the ability of CRC or its subsidiaries to consummate the mergers and the stock issuance or (ii) has, or would reasonably be expected to have, a material adverse effect on the financial condition, business or results of operations of CRC and its subsidiaries, taken as a whole. With respect to clause (ii) only, except in respect of such Effects directly or indirectly resulting from, arising out of, or attributable to or related any application of any law following the date of the merger agreement or any proceeding to enforce any such application, no Effect (by itself or when aggregated or taken together with any and all other Effects) to the extent directly or indirectly resulting from, arising out of, or attributable to any of the following shall be deemed to be or constitute a “CRC Material Adverse Effect” or shall be taken into account when determining whether a “CRC Material Adverse Effect” has occurred or may, would or could occur:

•	general economic conditions (or changes in such conditions) or conditions in the global economy generally;

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conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including changes in interest rates and changes in exchange rates for the currencies of any countries and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

•	conditions (or changes in such conditions) in the oil and gas exploration, development or production industry (including changes in commodity prices, general market prices);

•	political conditions or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism);

•	earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, pandemics or weather conditions;

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the negotiation, execution or announcement of the merger agreement or the pendency or consummation of the mergers and the stock issuance (other than with respect to any representation or warranty that is intended to address the consequences of the execution or delivery of the merger agreement) or the announcement or consummation of the mergers and the stock issuance;

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compliance with the terms of, or the taking of any action expressly permitted or required by, the merger agreement (except for any obligation under the merger agreement to operate in the ordinary course (or similar obligation));

•	changes in law or other legal or regulatory conditions, or the interpretation thereof;

•	changes in GAAP or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing; or

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any changes in CRC’s stock price or the trading volume of CRC’s stock, or any failure by CRC to meet any analysts’ estimates or expectations of CRC’s revenue, earnings or other financial performance or results of operations for any period, or any failure by CRC or any of its subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be, a CRC Material Adverse Effect);

except to the extent such Effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing first, second, third, fourth and fifth bullets disproportionately adversely affect CRC and its subsidiaries, taken as a whole, as compared to other similarly situated industry participants, in which case only the incremental disproportionate Effect will be taken into account when determining whether a “CRC Material Adverse Effect” has occurred or may, would or could occur with respect to clause (B).

Covenants

Conduct of Business Pending the Mergers

The Aera Holding Companies

Except as set forth in the Aera disclosure letter, as expressly permitted or required by the merger agreement (including pursuant to the Tax and Real Estate Restructuring), as required by applicable law, or otherwise consented to by CRC in writing (which shall not be unreasonably withheld, delayed or conditioned), each Aera Holding Company and its subsidiaries will, until the earlier of the effective time and the termination of the merger agreement, (i) continue to enter into Hedging Transactions (as defined in the merger agreement) in the ordinary course, provided, however, that prior to entering into any Hedging Transaction described in the Aera disclosure letter, the Aera Holding Companies will consult with CRC regarding the terms of such Hedging Transaction, and (ii) use commercially reasonable efforts to conduct its businesses in the ordinary course, including by using commercially reasonable efforts to preserve substantially intact its present business organization, goodwill and assets, to keep available the services of its current officers and employees and preserve its existing relationships with governmental entities and its material customers, suppliers, licensors, licensees, distributors, lessors and others having business dealings that are material to the Aera Holding Companies and their subsidiaries, taken as a whole.

In addition, until the earlier of the effective time and the termination of the merger agreement, except as set forth in the Aera disclosure letter, as expressly permitted or required by the merger agreement (including pursuant to the Tax and Real Estate Restructuring), as required or expressly permitted by, or otherwise contemplated in, the Aera business plan, or otherwise consented to by CRC in writing (which shall not be unreasonably withheld, delayed or conditioned), each Aera Holding Company and its subsidiaries will not, subject to certain exceptions set forth in the merger agreement:

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other than permitted leakage, (i) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding equity interests in, any Aera Holding Company or any of its subsidiaries, except for dividends and distributions by a direct or indirect subsidiary that will be wholly owned by the Aera Holding Companies from the date of the merger agreement through the effective time to an Aera Holding Company or another direct or indirect subsidiary that will be wholly owned by the Aera Holding Companies from the date of the merger agreement through the effective time; (ii) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, any Aera Holding Company or any subsidiary of any Aera Holding Company, except as required by the terms of any capital stock or equity interest of a subsidiary existing as of the date hereof and made available to CRC; or (iii) cause or permit to occur (a) a related person receiving any consulting, advisory, management, service, directors or monitoring fee, bonus, or any other cash payment of any kind from any Aera Holding Company or any of its subsidiaries, or becoming entitled to receive any of the foregoing, or directing or causing any Aera Holding Company or any of its subsidiaries to make or pay, or commit to make or pay, any of the foregoing to any person on its behalf in satisfaction of any liability, commitment or obligation on the part of any related person (in each case, other than ordinary course director fees and ordinary course compensation (including incentive or bonus payments) or benefits made or provided to employees, officers or other service providers of any Aera Holding Company or any of its subsidiaries or any related person pursuant to Aera Holding Company benefit plans in effect on January 1, 2024 to the extent otherwise permissible; (b) a related person receiving a loan or security or similar right, being transferred cash or any other asset or payment, becoming owed any indebtedness or other similar liability, commitment or obligation, or receiving payments in respect of any of the foregoing from any Aera Holding Company or any of its subsidiaries, or becoming entitled to receive any of the foregoing, or directing or causing any Aera Holding Company or any of its subsidiaries to make or pay, or commit to make or pay, any of the foregoing to any person on its behalf in satisfaction of any liability, commitment or obligation on the part of any related person; (c) a related person having any claim by any Aera Holding Company or any of its subsidiaries against a related person forgiven, discounted, released or canceled, or directing or causing any Aera Holding Company or any of its subsidiaries to forgive, discount, cancel or release any such claims in respect of any agreement, arrangement or understanding with or otherwise against a person in satisfaction of any liability, commitment or obligation on the part of any related person; (4) any Aera Holding Company or any of its subsidiaries having assumed, created, guaranteed, indemnified or incurred any liabilities, including any encumbrance to the extent in favor or for the benefit of any related person (including any amounts incurred in connection with the Tax and Real Estate Restructuring); (5) any Aera Holding Company or any of its subsidiaries having paid any fees, costs or expenses to or on behalf of any related person which were incurred as a result of the matters set out in clauses (1) through (4); (6) amounts having become payable or liabilities having been assumed or created or assets having been transferred by any Aera Holding Company or any of its subsidiaries pursuant to any contract made or entered into by any Aera Holding Company or any of its subsidiaries the performance of which would fall under any of clauses (1) through (5); and (7) any tax being paid, payable or incurred by any Aera Holding Company or any of its subsidiaries as a consequence of any matters referred to in clauses (1) through (6);

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split, combine or reclassify any capital stock of, or other equity interests in, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for equity interests in any Aera Holding Company or any of its subsidiaries;

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offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, any Aera Holding Company or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests (subject to customary exceptions);

•	(i) amend or propose to amend any Aera Holding Company’s organizational documents or (ii) amend or propose to amend the organizational documents of any of Aera Holding Company’s subsidiaries;

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(i) merge, consolidate, combine or amalgamate with any person other than between subsidiaries that will be wholly owned by the Aera Holding Companies from the date of the merger agreement through the effective time or (ii) acquire or agree to acquire any business or any corporation, partnership, association or other business organization or division thereof, in each case other than acquisitions for which the consideration is less than $5,000,000 individually or $15,000,000 in the aggregate;

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sell, lease, transfer, farmout, license, encumber (other than as permitted pursuant to the terms of the merger agreement), discontinue or otherwise dispose of, or agree to sell, lease, transfer, farmout, license, encumber (other than as permitted pursuant to the terms of the merger agreement), discontinue or otherwise dispose of, any portion of its assets or properties (including Aera intellectual property), other than, among other exceptions, the sale or transfer of hydrocarbons in the ordinary course;

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authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Aera Holding Company or any of its subsidiaries;

•	change in any material respect their material accounting principles, practices or methods, except as required by GAAP or applicable law;

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make, change or revoke any material election relating to taxes, change an annual tax accounting period, adopt or change any material tax accounting method, file any material amended tax return (other than as required pursuant to a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended (the “Code”) (or any analogous provision of state, local or foreign law)), enter into any closing agreement with respect to material taxes, settle or compromise any material tax claim, audit, assessment or dispute, surrender any right to claim a material refund, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material tax, or change tax residence or create any office or fixed place of business or become subject to direct tax (excluding any tax that arises solely because sales are made to customers in the applicable jurisdiction) in a country other than the country in which any Aera Holding Company or its relevant subsidiaries is organized;

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(i) grant any increases in the compensation or benefits payable or to become payable to any current or former employee, officer, director, or independent contractor (who is a natural person) of any Aera Holding Company or any of its subsidiaries (an “Aera Holding Company Service Provider”) except (1) with respect to Aera Holding Company Service Providers with an annual base salary or wage rate

(as applicable) of $250,000 or less, any merit-based or promotion-based increases that are made in the ordinary course that do not exceed 4% in the aggregate, (2) as required by the terms of a Aera Holding Company benefit plan existing as of the date hereof or (3) for the payment of annual bonuses for completed periods based on actual performance in the ordinary course; (ii) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits; (iii) grant any new equity-based or non-equity awards, amend or modify the terms of any outstanding equity-based or non-equity awards; (iv) pay any incentive or performance-based compensation or benefits (except for payments in respect of completed periods based on actual performance in the ordinary course); (v) forgive any loans or issue any loans (other than routine travel advances issued in the ordinary course or loans in the ordinary course under and in accordance with the terms of any Aera Holding Company benefit plan that is a defined contribution plan) to any Aera Holding Company Service Provider; (vi) enter into or establish any material Aera Holding Company benefit plan which was not in existence prior to the date of the merger agreement, or amend or terminate any material Aera Holding Company benefit plan in existence on the date of the merger agreement, other than (1) health and welfare program renewals, adoptions, amendments, and updates in the ordinary course, (2) as may be required by applicable law or (3) de minimis administrative amendments that do not have the effect of enhancing any benefits thereunder or otherwise resulting in increased costs to any Aera Holding Company or any of its subsidiaries; (vii) hire or promote any employee or engage any other service provider (who is a natural person) who is (or would be) an employee or other service provider (who is a natural person) who has (or would have) an annual base salary or wage rate (as applicable) in excess of $250,000; (viii) terminate the employment of any employee or other service provider (who is a natural person) who has an annual base salary or wage rate (as applicable) in excess of $250,000, in each case, other than for cause or as a result of such person’s death or disability; or (ix) enter into, adopt, commence participation in, amend or terminate any collective bargaining agreement or other labor agreement;

•

(i) retire, repay, defease, repurchase, discharge, satisfy or redeem all or any portion of the outstanding aggregate principal amount of any Aera Holding Company’s or its subsidiaries’ indebtedness that has a repayment cost, “make whole” amount, prepayment penalty or similar obligation; (ii) incur, create or assume any indebtedness or guarantee any such indebtedness of another person; or (iii) create any encumbrances on any property or assets of any Aera Holding Company or any of its subsidiaries in connection with any indebtedness thereof, except that the foregoing clauses (ii) and (iii) do not restrict the Aera Holding Companies or their subsidiaries from, among other things, (1) the incurrence of indebtedness under existing credit facilities in the ordinary course, and in no event exceeding $20,000,000 of borrowings in the aggregate and, (2) the incurrence of indebtedness under the RBL as may be required in the event of an emergency to protect life, property or the environment; provided that such borrowings incurred do not result in an aggregate amount outstanding under the RBL in excess of $40,000,000;

•

other than in the ordinary course, (i) enter into any material contract, (ii) modify, amend, terminate or assign, or waive or assign any rights under, any material contract or (iii) enter into any Hedging Transaction;

•

cancel, modify or waive any debts or claims held by any Aera Holding Company or any of its subsidiaries or waive any rights held by any Aera Holding Company or any of its subsidiaries having in each case a value in excess of $1,000,000 individually or $2,000,000 in the aggregate;

•	waive, release, assign, settle or compromise or offer or propose to waive, release, assign, settle or compromise, any proceeding (excluding any audit, claim or other proceeding in respect of taxes);

•

make or commit to make any capital expenditures in any fiscal quarter that are, in the aggregate, greater than 110% of 25% of the annual capital expenditures expressly provided for in Aera’s business plan;

•

terminate any permit or right-of-way, permit any permit or right-of-way to lapse (other than in the ordinary course) or fail to apply on a timely basis for any renewal of any renewable permit or right-of-way; or

•	agree to take any action that is prohibited by any of the foregoing.

CRC

Except as set forth in the CRC disclosure letter, as expressly permitted or required by the merger agreement, as may be required by applicable law, or as otherwise consented to by the Aera Holding Companies in writing (which shall not be unreasonably withheld, delayed or conditioned), CRC and its subsidiaries will, until the earlier of the effective time and the termination of the merger agreement, use commercially reasonable efforts to conduct its businesses in the ordinary course, including by using commercially reasonable efforts to preserve substantially intact its present business organization, goodwill and assets, to keep available the services of its current officers and employees and preserve its existing relationships with governmental entities and its material customers, suppliers, licensors, licensees, distributors, lessors and others having material business dealings with it.

In addition, until the earlier of the effective time and the termination of the merger agreement, except as set forth in the CRC disclosure letter, as expressly permitted or required by the merger agreement, as may be required by applicable law, or otherwise consented to by the Aera Holding Companies in writing (which shall not be unreasonably withheld, delayed or conditioned), CRC and its subsidiaries will not:

•

(i) declare, set aside or pay any dividends on, or make any other distribution in respect of any capital stock of, or other outstanding equity interests in, CRC or its subsidiaries, except for (a) regular cash dividends (or corresponding dividend equivalents in respect of equity awards) payable by CRC in the ordinary course (and, for the avoidance of doubt, excluding any special dividends), with such increases as the Board of Directors may determine from time to time, and (b) dividends and distributions by a direct or indirect wholly-owned subsidiary of CRC to CRC or another direct or indirect wholly-owned subsidiary of CRC; or (ii) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, CRC or any subsidiary of CRC, except as (a) required by the terms of any capital stock or equity interest of a subsidiary existing as of the date of the merger agreement, or as contemplated by any share repurchase program publicly disclosed prior to the date of the merger agreement or (b) as contemplated by any CRC benefit plan existing as of the date of the merger agreement or any successor to such plan adopted or established in the ordinary course following the date of the merger agreement;

•

split, combine or reclassify any capital stock of, or other equity interests in, or issue or authorize or propose the issuance of any other securities, warrants, rights or options in respect of, in lieu of or in substitution for equity interests in CRC or any of its subsidiaries;

•

amend or propose to amend CRC’s organizational documents or adopt any material change in the organizational documents of any of CRC’s subsidiaries that would prevent, delay or impair the ability of the parties to consummate the mergers or the ability of CRC to effect the stock issuance;

•	merge, consolidate, combine or amalgamate with any person other than between wholly-owned subsidiaries of CRC;

•

acquire or agree to acquire any business or any corporation, partnership, association or other business organization or division thereof, in each case other than by CRC or any of its subsidiaries of another person that (i) provides for aggregate consideration solely of cash, (ii) does not require the approval of the stockholders of CRC and (iii) would not reasonably be expected to prevent, impair or delay consummation of the mergers;

•	incur, create or assume any indebtedness or guarantee any such indebtedness of another person, other than (i) as contemplated by the merger agreement or (ii) indebtedness permitted under the existing credit agreements of CRC, as modified by that certain commitment letter, dated as of February 7, 2024, addressed to CRC in respect of the bridge facility described therein, and that certain commitment letter, dated as of February 7, 2024, addressed to CRC in respect of the reserve-based revolving credit facility described therein, in each case as amended, supplemented or replaced in compliance with the merger agreement or as required pursuant to the terms of the merger agreement, pursuant to which the financial institutions party thereto have agreed, subject only to the conditions set forth therein, to provide or cause to be provided the financing described therein (collectively or individually, as applicable, the “Commitment Letters”); or

•	agree to take any action that is prohibited by any of the foregoing.

No Solicitation; CRC Stockholders Meeting; Approvals

No Solicitation

Except as otherwise permitted by the terms of the merger agreement, from the date of the merger agreement until the effective time or, if earlier, the termination of the merger agreement, CRC will not, nor will it authorize or permit its subsidiaries to and will use its reasonable best efforts to cause its and their respective representatives not to:

•	initiate, solicit or knowingly encourage the making of any Acquisition Proposal (as defined below); or

•

other than informing third parties of the restrictions imposed by the merger agreement, engage in negotiations or substantive discussions with, or furnish any material nonpublic information to, any third party that may relate to an Acquisition Proposal.

CRC agreed that it and its subsidiaries will, and that they will cause their respective representatives to, (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person (other than the Aera Holding Companies) conducted prior to the date of the merger agreement with respect to any Acquisition Proposal and (ii) request each third party that has executed a confidentiality agreement that relates to an Acquisition Proposal (other than the Aera Holding Companies) during the six months prior to the date of the merger agreement to return or destroy all confidential information regarding CRC or its subsidiaries furnished to such third party by CRC or on its behalf.

As used in the merger agreement, “Acquisition Proposal” means, with respect to CRC and its subsidiaries, any proposal or offer from any person or “group” (as defined in the Exchange Act) relating to, in a single transaction or series of related transactions: (i) any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or earnings before interest, taxes, depreciation and amortization for the preceding twelve months of CRC and its subsidiaries, taken as a whole; (ii) any direct or indirect acquisition of 20% or more of the consolidated assets of CRC and its subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Board of Directors), including through the acquisition of one or more subsidiaries of CRC owning such assets; (C) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the total voting power of the equity interests of CRC, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the total voting power of the equity interests of CRC, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving CRC (or any of its subsidiaries) that constitutes a majority of the revenues or assets of CRC and its subsidiaries, taken as a whole; (D) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of 20% or more of the total voting power of the equity interests of CRC; or (E) any combination of the foregoing.

No Solicitation Exceptions

Notwithstanding the restrictions in CRC’s non-solicitation covenant, until the earlier of the receipt of stockholder approval of the stock issuance proposal and the termination of the merger agreement, if CRC receives a written bona fide Acquisition Proposal, that did not result from a breach of CRC’s non-solicitation covenant, and that the Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisors (i) constitutes a Parent Superior Proposal (as defined below) or (ii) could reasonably be expected to result in a Parent Superior Proposal, then CRC, its subsidiaries and its and their respective representatives may, to the extent that the Board of Directors has determined in good faith, after consultation with its outside legal counsel, that failure to take such actions would be inconsistent with the Board of Directors’ fiduciary duties under applicable law: (1) furnish nonpublic information to the third party making such Acquisition Proposal, if, and only if, prior to furnishing such information, CRC receives from the third party an executed confidentiality agreement containing a customary “standstill provision” if and to the extent such provision is determined by the Board of Directors in good faith to be in the best interests of CRC’s stockholders and provisions no less restrictive to such third party with respect to the use or disclosure of nonpublic information than the Confidentiality Agreement dated as of August 9, 2023 between CRC and Green Gate Resources Holdings, LLC (the “NDA”) and expressly allow CRC to comply with its obligations under CRC’s non-solicitation covenant and (2) engage in discussions or negotiations with the third party with respect to such Acquisition Proposal.

As used in the merger agreement, “Parent Superior Proposal” means a bona fide written Acquisition Proposal (except that references to 20% shall be replaced by 50%) made after the date of the merger agreement by any person other than the Aera Holding Companies or any of their subsidiaries that is expressly conditioned upon the termination of the merger agreement, on terms that the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, and consider such factors as CRC considers to be appropriate (including the timing and likelihood of consummation of such proposal), are more favorable to CRC stockholders than the transactions contemplated by the merger agreement, taking into account any change to the transaction proposed by the Aera Holding Companies.

Notification Obligation

CRC must notify the Aera Holding Companies in writing of any request for information or any inquiries, proposals or offers relating to an Acquisition Proposal indicating, in connection with such notice, the name of such person making such request, inquiry, proposal or offer and the material terms and conditions of any proposals or offers and CRC must provide to the Aera Holding Companies written notice of any such inquiry, proposal or offer within 48 hours of such event and copies of any such written proposals.

No Change of Recommendation

Except as provided below, prior to the closing date, neither the Board of Directors nor any committee thereof may, directly or indirectly, (i) withdraw, withhold, modify or qualify, or publicly propose to withdraw, withhold, modify or qualify, in a manner adverse to the Aera Holding Companies, the recommendation of the Board of Directors that CRC stockholders approve the stock issuance, (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Acquisition Proposal, (iii) in the event of the commencement of a tender offer or exchange offer for any outstanding shares of CRC’s capital stock, fail to recommend against acceptance of such tender offer or exchange offer by the holders of common stock within ten business days of the commencement thereof, (iv) recommend that the CRC stockholders not approve the stock issuance, (v) fail to publicly reaffirm the recommendation of the Board of Directors that CRC stockholders approve the stock issuance within five business days of the Aera Holding Companies’ written request to do so following the public announcement or disclosure of an Acquisition Proposal (or promptly after announcement or disclosure of an Acquisition Proposal if announced or disclosed on or after the fifth business day before the date of the special meeting) (any action described in clauses (i)-(v) a “change of recommendation”), (vi) either fail to enforce, or grant any waiver or release under, any standstill or similar agreement with respect to any class of equity securities of CRC or any of its subsidiaries unless the Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable laws, (vii) approve any transaction under, or any person becoming an “interested stockholder” under applicable law or (viii) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal.

The merger agreement will not prevent CRC or the Board of Directors from complying with its disclosure obligations under Rule 14d-9 and 14e-2 promulgated under the Exchange Act, or issuing a “stop, look and listen” statement pending disclosure of its position (none of which, in and of itself, will be deemed to constitute a change of recommendation).

Permitted Change of Recommendation—Parent Superior Proposal

Subject to compliance with CRC’s non-solicitation covenant, the merger agreement will not prevent CRC or the Board of Directors from, at any time prior to the receipt of stockholder approval of the stock issuance, in response to the receipt of a written Acquisition Proposal that did not result from a breach of CRC’s non-solicitation covenant, effecting a change of recommendation, if and only if, prior to taking such action, (i) the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal constitutes a Parent Superior Proposal and (ii) (a) the Aera Holding Companies have received written notice (the “Parent Superior Proposal notice”) of CRC’s or of the Board of Directors’, as applicable, intention to take such action at least four business days prior to the taking of such action by CRC or the Board of Directors, (b) until 5:00 p.m., Los Angeles time, on the fourth business day immediately following the day on which CRC delivered the Parent Superior Proposal notice (such period from the time the Parent Superior Proposal notice is provided until 5:00 p.m. Los Angeles time on the fourth business day immediately following the day on which CRC delivered the Parent Superior Proposal notice, the “negotiation period”), CRC, if requested by the Aera Holding Companies, will have made its representatives available to negotiate with the Aera Holding Companies regarding any revisions to the terms of the transactions proposed by the Aera Holding Companies in response to such Acquisition Proposal, and (c) at the end of the negotiation period the Board of Directors continues to believe, in good faith after consultation with its outside legal counsel and financial advisors, and after taking into account any modifications to the terms of the mergers and the transactions contemplated by the merger agreement that are proposed in a written offer by the Aera Holding Companies after their receipt of the Parent Superior Proposal notice, that such Acquisition Proposal continues to constitute a Parent Superior Proposal and that failure to take such action would be inconsistent with the Board of Directors’ fiduciary duties under applicable law. Any material amendment or modification to such Acquisition Proposal prior to a change of recommendation will require a new Parent Superior Proposal notice and the negotiation period will be extended by an additional two business days from the date of receipt of such new Parent Superior Proposal notice.

Permitted Change of Recommendation—Parent Intervening Event

If, at any time prior to obtaining stockholder approval of the stock issuance, the Board of Directors determines in good faith, in response to a Parent Intervening Event (as defined below) that is continuing and that did not result from a breach of the merger agreement by CRC, after consultation with its outside legal counsel, that the failure to make a change of recommendation in response to any such Parent Intervening Event would be inconsistent with the Board of Directors’ fiduciary duties under applicable law, the Board of Directors may, prior to obtaining stockholder approval of the stock issuance, make a change of recommendation. However, the merger agreement provides that the Board of Directors will not be entitled to make, or agree or resolve to make, a change of recommendation in response to a Parent Intervening Event unless (i) CRC delivers to the Aera Holding Companies a written notice (a “Parent Intervening Event notice”) advising the Aera Holding Companies that the Board of Directors proposes to take such action and identifying the related Parent Intervening Event, and (ii) at or after 5:00 p.m., Los Angeles time, on the fourth business day immediately following the day on which CRC delivered the Parent Intervening Event notice (such period from the time the Parent Intervening Event notice is provided until 5:00 p.m. Los Angeles time on the fourth business day immediately following the day on which CRC delivered the Parent Intervening Event notice, the “Parent Intervening Event notice period”), the Board of Directors reaffirms in good faith (after consultation with its outside legal counsel) that, after taking into account the adjustments to the terms and conditions of the merger agreement committed to by the Aera Holding Companies in writing, the failure to make a change of recommendation in response to such Parent Intervening Event would be inconsistent with its fiduciary duties under applicable law. Any material development with respect to a Parent Intervening Event will require a new Parent Intervening Event notice and the Parent Intervening Event notice period will be extended by an additional two business days from the date of receipt of such Parent Intervening Event notice. During the Parent Intervening Event notice period, the Aera Holding Companies will have the right to propose adjustments to the terms and conditions of the merger agreement so as to obviate the need for a change of recommendation, which the Board of Directors will consider in good faith.

As used in the merger agreement, “Parent Intervening Event” means a material development or material change in circumstance and that was not known and was not reasonably foreseeable to the Board of Directors as of the date of the merger agreement and that becomes known to the Board of Directors after the date of the merger agreement; provided that in no event will any of the following constitute a Parent Intervening Event or be taken into account in determining whether a Parent Intervening Event has occurred: (i) changes in the financial, securities, currency, commodity, real estate, capital or credit markets or general economic, political, social, regulatory, legal or tax conditions in any jurisdiction in which CRC or any of its subsidiaries operate, including (a) changes in interest rates and changes in exchange rates for the currencies of any countries and (b) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market; (ii) the receipt, existence or terms of any inquiry, offer or proposal by CRC or its subsidiaries that constitutes or would reasonably be expected to lead to, an Acquisition Proposal; (iii) failure by CRC, any Aera Holding Company or any of their respective subsidiaries to meet any internal or published projections, forecasts or predictions in respect of financial performance; (iv) any Effect relating to any Aera Holding Company or any of its subsidiaries that does not amount to an Aera Material Adverse Effect; (v) changes in the market price or trading volume of common stock or any other securities of CRC, or any change in credit rating of CRC or any Aera Holding Company or any of their respective subsidiaries; (vi) general conditions (or changes in such conditions) in the oil and natural gas exploration and production industry (including political or regulatory changes affecting the industry or any changes in law); or (vii) any Effect relating to CRC’s efforts to obtain the Financing or any Alternative Financing, including any failure thereof; provided, further, that the underlying causes of the matters described in clauses (iii) and (v) may be deemed to constitute a Parent Intervening Event or be taken into account in determining whether a Parent Intervening Event has occurred.

CRC Stockholders Meeting

The merger agreement provides that CRC will use reasonable best efforts to solicit from its stockholders proxies in favor of the approval of the stock issuance and take all actions necessary to secure the stockholder approval of the stock issuance. CRC may postpone or adjourn the special meeting (i) with the consent of each Aera Holding Company, (ii) for the absence of a quorum, (iii) if additional time is reasonably required to solicit proxies from the holders of common stock in favor of the approval of the stock issuance, or (iv) to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the Board of Directors has determined in good faith (after consultation with its outside legal counsel) that the failure to so file or distribute such disclosure would reasonably be likely to be inconsistent with applicable law and for such supplemental or amended disclosure to be disseminated to and reviewed by CRC’s stockholders prior to the special meeting.

CRC may not postpone or adjourn the special meeting more than two times pursuant to clause (iii) above without the prior written consent of each Aera Holding Company (not to be unreasonably withheld, conditioned or delayed), and no such adjournment will be required to be for a period exceeding 15 calendar days.

Notwithstanding the foregoing, CRC will, at the request of the Aera Holding Companies, to the extent permitted by law, adjourn the special meeting to a date specified by the Aera Holding Companies for the absence of a quorum or if CRC has not received proxies representing a sufficient number of shares for to approve the stock issuance. However, CRC will not be required to adjourn the special meeting more than two times at the request of the Aera Holding Companies, and no such adjournment will be required to be for a period exceeding 15 calendar days.

The merger agreement provides that the Board of Directors will recommend that CRC’s stockholders approve of the stock issuance, and CRC will include the Board of Directors’ recommendation in this proxy statement, unless a change of recommendation has been effected in accordance with the terms of the merger agreement. The Board of Directors will not (and no committee or subgroup thereof will) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the recommendation of the Board of Directors, unless a change of recommendation has occurred, as described above. Unless the merger agreement has been terminated in accordance with its terms, CRC’s obligation to call, give notice of, convene and hold the special meeting and solicit proxies from the stockholders of CRC to obtain stockholder approval of the stock issuance will not be limited or otherwise affected by any Acquisition Proposal, change of recommendation or Parent Intervening Event.

HSR, FERC and Other Approvals

Upon the terms and subject to the conditions set forth in the merger agreement, the Aera Holding Companies and CRC will cooperate with each other and use (and will cause their respective subsidiaries to use) their respective reasonable best efforts to obtain all consents, registrations, approvals, permits, and authorizations, in each case, necessary or advisable in order to consummate the transactions contemplated by the merger agreement as promptly as reasonably practicable and in any event prior to the End Date.

Subject to the terms of the regulatory remedies covenant, the Aera Holding Companies and CRC will cooperate with each other and use (and shall cause their respective subsidiaries to use) their respective reasonable best efforts to (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to the merger agreement and the mergers as required by the HSR Act promptly, and in any event within 10 business days, following the date of the merger agreement and (ii) file with FERC an application pursuant to Section 203 of the FPA seeking the prior authorization of FERC, and in any event within 20 calendar days, following the date of the merger agreement. Each of the Aera Holding Companies and CRC, as applicable, will (and will cause their respective subsidiaries to):

•	cooperate and coordinate with the other in the making of the foregoing filings;

•	use its respective reasonable best efforts to supply the other with any information that may be required in order to make such filings;

•	use its respective reasonable best efforts to supply any additional information that reasonably may be required or requested by FERC, the FTC or DOJ;

•

use its respective reasonable best efforts to take all action necessary to (i) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act applicable to the mergers, and (ii) obtain the prior authorization of FERC as soon as practicable, and in any event prior to the End Date;

•

use its respective commercially reasonable efforts to contest, defend and appeal any legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the mergers; and

•

prior to independently participating in any meeting, or engaging in any substantive conversation, with FERC, the FTC or DOJ in respect of any such filings or any investigations or other inquiries relating thereto, to the extent reasonably practicable, provide notice to the other party of such meeting or conversation and, unless prohibited by FERC, the FTC or DOJ, the opportunity to attend or participate.

CRC and the Aera Holding Companies will jointly control all communications, negotiations, timing decisions, and strategy relating to any approval or clearance applicable to the mergers under the HSR Act, and the parties will take all reasonable actions to support each other in connection therewith. In the event of a disagreement between the parties with respect to the scope of any condition, obligation, requirement, limitation or remedy necessary to obtain approval under the HSR Act, the determination of CRC will prevail subject to consultation with the Aera Holding Companies. Each of the Aera Holding Companies and CRC will permit the other party and its representatives to review in advance any written communication proposed to be made by such party to the FTC or DOJ regarding the mergers and will consider in good faith the views of the other party and promptly inform the other party of any substantive communication from the FTC or DOJ regarding the mergers in connection with such filings. If any party or affiliate thereof receives a request for additional information or documentary material from the FTC or DOJ with respect to the mergers pursuant to the HSR Act, then such party will use reasonable best efforts to make (or cause to be made), as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. CRC will not (i) withdraw, or offer or commit to withdraw, its Notification and Report Form relating to the merger agreement or (ii) commit to or agree with any governmental entity to stay, toll or extend any applicable waiting period under the HSR Act or not consummate the transactions contemplated by the merger agreement, in each case, without the prior written consent of each Aera Holding Company (not to be unreasonably withheld, conditioned or delayed). Each party will bear its own filing fees and costs of preparing its own pre-merger notifications and related expenses incurred to make or obtain any approval, clearance or notice under the HSR Act.

Notwithstanding anything in the merger agreement to the contrary, CRC will use its reasonable best efforts to take all actions necessary to avoid or eliminate each and every impediment under the HSR Act of any other law designed to prohibit, restrict or regulate actions for the purpose or effect of mergers, monopolization, restraining trade, lessening of competition or abusing a dominant position so as to enable closing to occur as promptly as practicable, including an obligation to:

•	make any commitment to or undertake or enter into agreements or agree to the entry of an order or decree with any governmental entity;

•

commit to sell or dispose of, or hold separate or agree to sell or otherwise dispose of, assets, categories of assets or business of CRC, the Aera Holding Companies, the surviving companies or any other subsidiary of CRC or the Aera Holding Companies, or the assets or business of any party;

•

commit to or accept any operational restriction or take or commit to take any action related to CRC, the Aera Holding Companies, the surviving companies or any other subsidiary of CRC or the Aera Holding Companies or any other party;

•

commit to terminate, amend or replace any existing relationships and contractual rights and obligations of CRC, the Aera Holding Companies, the surviving companies or any other subsidiary of CRC or the Aera Holding Companies or any other party;

•	terminate any relevant venture or other arrangement of CRC, the Aera Holding Companies, the surviving companies or any other subsidiary of CRC or the Aera Holding Companies or any other party; or

•	effectuate any other change or restructuring of CRC, the Aera Holding Companies, the surviving companies or any other subsidiary of CRC or the Aera Holding Companies or any party.

However, notwithstanding anything to the contrary in the merger agreement, (i) no party will be required to take or agree or commit to take any action that is not conditioned upon the closing, and (ii) nothing in the merger agreement will require CRC and its respective affiliates to offer, propose, negotiate, commit to, take or effect any action that would constitute a Burdensome Condition (as defined below). The Aera Holding Companies will not, and will cause, their subsidiaries not to, take any of the foregoing actions in the first, second, third and fourth bullets with respect to the Aera Holding Companies or any of their subsidiaries unless consented to in writing by CRC, provided that the Aera Holding Companies will, and will cause each subsidiary of the Aera Holding Companies to, undertake such actions if requested by CRC if the effectiveness of such action is conditioned upon the occurrence of the closing. Notwithstanding anything to the contrary in the foregoing, between the date of the merger agreement and the closing, neither CRC nor the Aera Holding Companies will engage in, or permit any of its subsidiaries to engage in, any merger or acquisition, including any business combinations, asset acquisitions or sales, consolidations, mergers, stock acquisitions or sales, joint ventures, or other strategic transactions, that would, individually or in the aggregate, reasonably be expected to prevent, delay or impair the consummation of the mergers by the End Date.

As used in the merger agreement, “Burdensome Condition” means any term, condition, obligation, requirement, limitation, prohibition, remedy, sanction or other action imposed upon CRC, the Aera Holding Companies or any of their respective subsidiaries that would reasonably be expected to result in, (i) with respect to CRC, the Aera Holding Companies or their respective subsidiaries, (a) payments or expenditures (including reasonable counsel and advisor fees) or (b) concessions of anything of value (including loss of profits or benefits of the transactions contemplated by the merger agreement as a result of any requirement restricting or regulating the conduct of business), that would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the business, operations, financial condition or results of operations of the Aera Holding Companies and their subsidiaries, taken as a whole, or CRC and its subsidiaries, taken as a whole (assuming for purposes of such analysis that any material and adverse effect is measured on a scale relative to the Aera Holding Companies and their subsidiaries), or (ii) the transfer, disposition, divestiture or sale of any businesses, assets or properties of CRC, the Aera Holding Companies or any of their respective subsidiaries that would, individually or in the aggregate, reasonably be expected to result in a material and adverse effect on the business, operations, financial condition or results of operations of the Aera Holding Companies and their subsidiaries, taken as a whole, or CRC and its subsidiaries, taken as a whole (assuming for purposes of such analysis that any material and adverse effect is measured on a scale relative to the Aera Holding Companies and their subsidiaries).

Employee Matters

For one year following the effective time, CRC will cause each individual who is employed as of the closing date by any Aera Holding Company or a subsidiary thereof (other than individuals covered by a collective bargaining agreement or similar agreement with a union) (a “continuing employee”) and who remains employed by CRC to be provided with (i) a base salary or wage rate no less favorable than the base salary or wage rate provided to such continuing employee immediately prior to the effective time, (ii) a target annual cash incentive opportunity that is no less favorable than the target annual cash incentive opportunity that is provided to such continuing employee immediately prior to the effective time and (iii) employee benefits (excluding any equity or equity-based compensation, cash incentive based compensation, post-retirement benefits or defined benefit pension plan benefits) that are no less favorable in the aggregate than the employee benefits (excluding any equity or equity-based compensation, cash incentive based compensation, post-retirement benefits or defined pension plan benefits) that are provided to similarly-situated employees of CRC and its affiliates immediately prior to the effective time. Without limiting the foregoing, with respect to continuing employees whose terms and conditions of employment are subject to a collective bargaining agreement or other contract with a union, CRC will, or will cause the surviving company and their subsidiaries to, comply with the terms and conditions of each such applicable collective bargaining agreement or other contract with a union.

280G Member Vote

At least two calendar days prior to the closing date, each Aera Holding Company will submit for approval by the Sellers, in accordance with Section 280G of the Code and the regulations thereunder (the “280G Member Vote”), any payments that could constitute a “parachute payment” pursuant to Section 280G of the Code (each, a “Parachute Payment”). At least three calendar days prior to the closing date, each Aera Holding Company will obtain, prior to the initiation of the 280G Member Vote, from each of the applicable “disqualified individuals” (as defined under Section 280G of the Code and the regulations promulgated thereunder) to whom a Parachute Payment is required or proposed to be made, a written agreement waiving such disqualified individual’s right to receive some or all of such Parachute Payment, to the extent necessary so that all remaining payments and benefits applicable to such disqualified individual will not be deemed a Parachute Payment (the “Waived

Benefits”) and such disqualified individual will only receive such Waived Benefits only if approved pursuant to the 280G Member Vote. Each Aera Holding Company will deliver to CRC true and complete copies of all disclosure and documents that comprise the Waived Benefits and materials subject to the 280G Member Vote in sufficient time to allow CRC to comment no less than five business days prior to the 280G Member Vote, and will reflect all reasonable comments that are made timely by CRC, provided that in no event will any Aera Holding Company be deemed to be in breach of such requirement if any of the applicable “disqualified individuals” refused to waive any existing rights under any contract or if the Sellers fail to approve any Waived Benefits. In connection with the foregoing, CRC will provide the Aera Holding Companies at least seven calendar days prior to the closing date with all information and documents that are reasonably necessary to allow the Aera Holding Companies to determine whether any payments made or to be made or benefits granted or to be granted pursuant to any employment agreement or other agreement, arrangement or contract entered into or negotiated by CRC or its affiliates, if any (including information necessary to determine the estimated value of such arrangements for purposes of the 280G Member Vote and Waived Benefits and the terms and conditions thereof) together with all other payments and benefits, could reasonably be considered to be a Parachute Payment.

Indemnification; Directors’ and Officers’ Insurance

The entity surviving the subsequent mergers and its subsidiaries will, and CRC will cause the entity surviving the subsequent mergers and its subsidiaries to, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of the merger agreement or who becomes prior to the subsequent effective time, a director or officer of any Aera Holding Company or any of its subsidiaries, in each case, when acting in such capacity (the “indemnified persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement, of or incurred in connection with any threatened or actual proceeding to which such indemnified person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such person is or was a director or officer of any Aera Holding Company or any of its subsidiaries or by reason of anything done or not done by such person in any such capacity, whether pertaining to any act or omission occurring or existing prior to or at, but not after, the subsequent effective time and whether asserted or claimed prior to, at or after the subsequent effective time, including all such liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, the merger agreement or the mergers, in each case to the fullest extent permitted under applicable law. The entity surviving the subsequent mergers and its subsidiaries will, and CRC will cause the entity surviving the subsequent mergers and its subsidiaries to, pay expenses incurred in connection therewith in advance of the final disposition of any such proceeding to each indemnified person to the fullest extent permitted under applicable law (subject to repayment if it is ultimately determined in a final, non-appealable determination by a court of competent jurisdiction that such person is not entitled to indemnification).

From and after the subsequent effective time, CRC, the entity surviving the subsequent mergers and its subsidiaries will not amend, repeal or otherwise modify any provision in the organizational documents of entity surviving the subsequent mergers or any of its subsidiaries in any manner that would affect adversely the rights thereunder of any indemnified person to indemnification, exculpation and advancement except to the extent required by applicable law. From the subsequent effective time, CRC will cause the entity surviving the subsequent mergers to fulfill and honor any indemnification, expense advancement or exculpation agreements between any Aera Holding Company or any of its subsidiaries, on the one hand, and any of their directors or officers existing and in effect prior to the date of the merger agreement and set forth in the Aera disclosure letter or entered into in the ordinary course following the date of the merger agreement in accordance with the merger agreement in a form reasonably acceptable to CRC.

The Aera Holding Companies will cause to be put in place and fully prepay immediately prior to the effective time “tail” insurance policies with a claims period of at least six years from the effective time (the “tail period”) from an insurance carrier with the same or better credit rating as the financial statements entities’ current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the financial statements entities’ existing policies with respect to matters, acts or omissions existing or occurring at or prior to, but not after, the effective time. In no event will the aggregate cost of the directors’ and officers’ liability insurance exceed during the tail period 250% of the current aggregate annual premium paid by the financial statements entities for such purpose, and if the cost of such insurance coverage exceeds such amount, the Aera Holding Companies will obtain a policy with the greatest coverage available for a cost not exceeding such amount.

The entity surviving the subsequent mergers will, and from the subsequent effective time, CRC will cause the entity surviving the subsequent mergers to, pay all expenses, including attorneys’ fees, that may be incurred by any indemnified person in enforcing the indemnity and other obligations described in this section.

Tax Matters

The merger agreement provides that the number of shares of common stock to be issued upon the effective time may be reduced with respect to liabilities for certain taxes of the Aera Holding Companies, and that the Sellers will otherwise indemnify CRC for the amount of such liabilities.

Additionally, the merger agreement contains certain covenants and other agreements relating to the intended tax treatment of the mergers. CRC, the Sellers and the Aera Holding Companies intend, for U.S. federal and applicable state and local income tax purposes, that:

•

(i) the IKAV Merger and the applicable subsequent merger will be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, (ii) each of CRC, IKAV Merger Sub, Subsequent Merger Sub, IKAV Member, and IKAV Blocker is a party to such reorganization within the meaning of Section 368(b) of the Code, (iii) the merger agreement is adopted as a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) and Treasury Regulations Section 1.368-3(a), and (iv) IKAV Member will be treated as transferring a “United States real property interest” on which gain is realized solely for a “United States real property interest” which, immediately following the exchange, would be subject to United States taxation upon its disposition within the meaning of Treasury Regulations Section 1.897-6T(a)(1);

•

(i) the CPP Merger and the applicable subsequent merger will be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, (ii) each of CRC, CPP Merger Sub, Subsequent Merger Sub, CPP Member, and CPP Blocker is a party to such reorganization within the meaning of Section 368(b) of the Code and (iii) the merger agreement is adopted as a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) and Treasury Regulations Section 1.368-3(a);

•

(i) the IKAV Co-Invest Blocker 1 Merger and the applicable subsequent merger will be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, (ii) each of CRC, the COI Merger Sub 2, the Subsequent Merger Sub, IKAV Co-Invest 1 Member, and IKAV Co-Invest Blocker 1 is a party to such reorganization within the meaning of Section 368(b) of the Code and (iii) the merger agreement is adopted as a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) and Treasury Regulations Section 1.368-3(a); and

•

(i) the IKAV Co-Invest Blocker 2 Merger and the applicable subsequent merger will be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, (ii) each of CRC, COI Merger Sub

3, the Subsequent Merger Sub, IKAV Co-Invest 2 Member, and IKAV Co-Invest Blocker 2 is a party to such reorganization within the meaning of Section 368(b) of the Code and (iii) the merger agreement is adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) and Treasury Regulations Section 1.368-3(a).

Financing

CRC will use its reasonable best efforts to take, or cause to be taken, all actions to arrange the financing incurred or intended to be incurred pursuant to the Commitment Letter, including any term loan or bank financing or debt securities issued in lieu thereof (the “Financing”) as promptly as practicable following the date of the merger agreement and to consummate the Financing on the closing date on the terms and conditions described in or contemplated by the Commitment Letter (including any “flex” provisions) to the extent required, when taken together with cash or cash equivalents held by CRC and the Aera Holding Companies on the closing date and the other sources of funds available to CRC on the closing date, to pay all funds and commitments necessary to refinance in full all amounts outstanding under that certain Credit Agreement, dated as of February 28, 2023, among Mobil California Exploration & Producing Asset Company LLC, Shell Onshore Ventures LLC, Aera Energy LLC, Aera Energy Services Company, Citibank, N.A., and the lenders party thereto (the “RBL”) and that certain Second Lien Credit Agreement, dated as of February 28, 2023, among Mobil California Exploration & Producing Asset Company LLC, Shell Onshore Ventures LLC, Aera Energy LLC, Aera Energy Services Company, Alter Domus Products Corp., and the lenders party thereto (the “Second Lien Credit Facility”) and to pay the fees and expenses relating to the mergers and the Financing (the “Required Amounts”).

In the event that, for any reason, other than as contemplated by the Commitment Letter, all or any portion of the Financing becomes unavailable and such portion is necessary to pay the Required Amounts on the closing date, CRC will promptly notify the Aera Holding Companies in writing and CRC will, and will cause each of its subsidiaries to, use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, alternative financing for any such portion from alternative financing sources (the “Alternative Financing”).

Compliance by CRC with the foregoing will not relieve CRC of its obligation to consummate the transactions contemplated by the merger agreement whether or not the Financing is available.

From the date of the merger agreement until the earlier of the closing date or the valid termination of the merger agreement in accordance with its terms, the Aera Holding Companies have agreed that they will, and will cause their subsidiaries to, and will use their reasonable best efforts to cause their respective representatives to, use reasonable best efforts to provide to CRC such cooperation as is reasonably requested by CRC in connection with arranging, underwriting, obtaining, syndicating and consummating the Financing (or any Alternative Financing).

The merger agreement and the consummation of the transactions contemplated thereby are not contingent on CRC’s ability to obtain the Financing or any specific term with respect to such Financing.

Tax and Real Estate Restructuring

Prior to the closing, the Aera Holding Companies and their subsidiaries will (i) for tax purposes, perform certain steps to restructure their legal entities, and (ii) distribute certain real property interests and related assets of the Aera Companies and their subsidiaries including the Aera Master Planned Community, Aera’s Brea 265 Project Site, the Carbon Canyon Properties, the Vista Del Verde Project Site, and certain Residual Non-Producing Mineral Interests, as described and depicted more particularly in Exhibit D to the merger agreement (such interests and related assets, the “Excluded Assets”) to be retained by the Sellers (collectively, the “Tax and Real Estate Restructuring”). The Tax and Real Estate Restructuring will be consummated at the sole cost, liability and expense of the Sellers. In addition, the merger agreement provides that the number of shares of common stock to be issued upon the effective time may be reduced with respect to liabilities for taxes that arise out of the Tax and Real Estate Restructuring, and that the Sellers will otherwise indemnify CRC for the amount of such liabilities.

Transition Services Agreement

Prior to the closing, the Sellers and CRC will negotiate in good faith and finalize the form of a transition services agreement to be entered into at the closing for the purposes of providing services in connection with continued ownership and operation of the real property interests and related assets retained by the Sellers in the Tax and Real Estate Restructuring. Pursuant to the transition services agreement, certain subsidiaries of the Sellers and the subsequent surviving company and its subsidiaries will provide to one another certain transition, migration and separation services mutually agreed upon by the Sellers and CRC.

Certain Additional Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including, among others, covenants relating to preparation and filing of this proxy statement, access to information and notices of certain events, transaction litigation, public announcements relating to the merger agreement and the transaction, termination of related party agreements, the listing of the shares of common stock to be issued in the mergers, exemption from takeover laws, restrictions on transfer of equity interests, and unintended transfers of or failure to transfer of assets or properties required pursuant to the Tax and Real Estate Restructuring.

Conditions Precedent

Conditions to Each Party’s Obligation to Consummate the Initial Mergers

Each party’s obligation to consummate the initial mergers is subject to the satisfaction at or prior to the effective time, or waiver at or prior to the effective time, of each of the following conditions:

•

the requisite approval of each Seller has been obtained in accordance with applicable law and the organizational documents of each Aera Holding Company, which condition has been satisfied as of the date of the merger agreement;

•

the requisite approval of CRC stockholders has been obtained by the affirmative vote of the majority of the votes cast by holders of shares of common stock present (at the special meeting and/or by proxy) and entitled to vote on such proposal at the special meeting in accordance with applicable law and the organizational documents of CRC;

•

any applicable waiting period under the HSR Act with respect to initial mergers and the stock issuance has been terminated or has expired, the prior authorization of FERC of the transactions contemplated by the merger agreement under Section 203 of the Federal Power Act has been obtained and is effective in accordance with its terms, and the consent of the FCC with regards to the transfer of control of certain Aera licenses has been obtained and become effective, in each case, without the imposition of any term, condition, obligation, requirement, limitation, prohibition, remedy, sanction or other action that has resulted in or would reasonably be expected to result in a Burdensome Condition;

•

no governmental entity having jurisdiction over any party has issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the initial mergers or the issuance of common stock pursuant to the merger agreement and no law has been adopted that makes consummation of the initial mergers or the issuance of common stock pursuant to the merger agreement illegal or otherwise prohibited;

•	no law has been adopted that makes consummation of the initial mergers or the stock issuance illegal or otherwise prohibited; and

•	the shares of common stock to be issued pursuant to the merger agreement have been authorized for listing on the NYSE, upon official notice of issuance.

Additional Conditions to the Obligations of CRC and Initial Merger Subs

The obligations of CRC and the Initial Merger Subs to consummate the initial mergers are subject to the satisfaction at or prior to the effective time, or waiver at or prior to the effective time, the following further conditions:

•	the accuracy of the representations and warranties made in the merger agreement by each Aera Holding Company and by each Seller, subject to certain materiality thresholds;

•	performance in all material respects by each Aera Holding Company and Seller of the covenants required to be performed by it as of or prior to the effective time;

•

the termination by the Aera Holding Companies and their respective affiliates of all related party agreements of each Aera Holding Company and extinguishment of all liabilities of the Aera Holding Companies and their subsidiaries under such related party agreements, without payment by or liability of any Aera Holding Company or subsidiary, other than payments or liabilities not exceeding $100,000 in the aggregate;

•	since the date of the merger agreement, there has not occurred any Aera Material Adverse Effect;

•	the Aera Holding Companies and their subsidiaries have caused the Tax and Real Estate Restructuring to have been completed in accordance with the terms set forth in the merger agreement;

•

CRC has received a certificate of each Aera Holding Company and Seller, signed by an executive officer of such Aera Holding Company or Seller, confirming that the conditions in the first two bullets above have been satisfied in respect of such Aera Holding Company or Seller, and that the conditions in the third, fourth and fifth bullets above have been satisfied;

•

CRC has received from each applicable Seller counterparts to the registration rights agreement, a stockholder agreement and the transition services agreement to be entered into at the closing pursuant to which certain subsidiaries of the Sellers and the subsequent surviving company and its subsidiaries will provide to one another certain transition, migration and separation services mutually agreed upon by the Sellers and CRC (the “transition services agreement”), in each case, duly executed by the Sellers or their affiliates party thereto; and

•	CRC has received from each of the Sellers certain completed tax documents.

Additional Conditions to the Obligations of the Aera Holding Companies

The obligations of each Aera Holding Company to consummate the initial mergers are subject to the satisfaction at or prior to the effective time, or waiver at or prior to the effective time, the following further conditions:

•	the accuracy of the representations and warranties made in the merger agreement by CRC and the Merger Subs, subject to certain materiality thresholds;

•	performance in all material respects by CRC and each Merger Sub of the covenants required to be performed by it as of or prior to the effective time;

•	since the date of the merger agreement, there has not occurred any CRC Material Adverse Effect;

•	each Aera Holding Company has received a certificate of CRC, signed by an executive officer of CRC, to the effect of the preceding bullets; and

•

the Sellers have received from CRC counterparts to the registration rights agreement, a stockholder agreement and the transition services agreement, in each case, duly executed by CRC or the subsequent surviving company.

Termination

Termination by Mutual Consent

The merger agreement may be terminated and the mergers abandoned at any time prior to the effective time by mutual written consent of the Aera Holding Companies and CRC.

Termination by either CRC or the Aera Holding Companies

Either party may terminate the merger agreement if:

•

any governmental entity having jurisdiction over any party has issued an injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the initial mergers and such action has become final and nonappealable, or if any law has been adopted that permanently makes consummation of the initial mergers illegal or otherwise permanently prohibited; provided that the right to terminate the merger agreement pursuant to the foregoing will not be available to any party whose failure to fulfill any material covenant or agreement under the merger agreement has been the primary cause of or resulted in such action occurring;

•

the initial mergers have not been consummated on or before 5:00 p.m. Los Angeles time, on November 7, 2024 (the “Initial End Date,” as may be extended, the “End Date”); provided, however, that (i) (a) if on the Initial End Date all conditions precedent have been satisfied (other than (1) the regulatory approval conditions and (2) those conditions that by their terms are to be satisfied at the closing and are capable of being satisfied at the closing, then either CRC or the Aera Holding Companies may extend the End Date by three months by delivery of written notice of such extension to the other party not less than five business days prior to the Initial End Date (the “First Extension End Date”); and (b) if on the First Extension End Date all conditions precedent have remained satisfied (other than (1) the regulatory approval conditions and (2) those conditions that by their terms are to be satisfied at the closing and are capable of being satisfied at the closing, then either CRC or the Aera Holding Companies may extend the First Extension End Date by three months by delivery of written notice of such extension to the other party not less than five business days prior to the First Extension End Date, (ii) if the Debt Marketing Period has begun and has not been completed by the Initial End Date or the First Extension End Date, the Initial End Date or the First Extension End Date, as the case may be, will be automatically extended through the end of the Debt Marketing Period in order to facilitate the closing (and the parties will give any such required notice under the Commitment Letter that the Initial End Date or the First Extension End Date, as the case may be, has been extended to be coterminous with the Debt Marketing Period), and (iii) the right to terminate the merger agreement for failure of the initial mergers to occur before the End Date will not be available to any party whose failure to fulfill any material covenant or agreement under the merger agreement has been the primary cause of or resulted in the failure of the initial mergers to occur on or before such date;

•

there is a material breach by the other party of any representation, warranty, covenant or other agreement contained in the merger agreement which would give rise to the failure of the conditions described above regarding such party’s representations and warranties and performance of covenants to be satisfied at the closing, as applicable (and such breach is not curable prior to the End Date, or if curable prior to the End Date, has not been cured by the earlier of (i) 30 days after the giving of written notice to the breaching party of such breach and (ii) two business days prior to the End Date); provided, however, that the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement; or

•	the stockholder approval of the stock issuance is not obtained upon a vote held at a duly held at the special meeting, or at any adjournment or postponement thereof.

Termination by the Aera Holding Companies

The Aera Holding Companies may terminate the merger agreement if:

•	prior to CRC obtaining stockholder approval of the stock issuance, the Board of Directors makes a change of recommendation; or

•

(i) all the conditions described above regarding (a) the parties’ mutual obligations to consummate the initial mergers and (b) CRC and Initial Merger Subs’ additional obligations to consummate the initial mergers, have been satisfied or waived (other than conditions which by their terms are not capable of being satisfied until the closing date, subject to such conditions being capable of being satisfied as of the closing date), (ii) each Aera Holding Company has irrevocably confirmed by written notice to CRC that the Aera Holding Companies are ready, willing and able to consummate the initial mergers and (iii) CRC does not consummate the initial mergers and the stock issuance within three business days after the later of (a) delivery of the notification by the Aera Holding Companies referred to in the foregoing clause (ii) and (b) the date the closing is required to occur pursuant to the merger agreement.

Notice of Termination; Effect of Termination

In the event of termination of the merger agreement by any party, the merger agreement will become void and there will be no liability or obligation on the part of any party except with respect to the termination payment obligations, the NDA, the financing covenant, and the defined terms and general provisions of the merger agreement. However, no termination of the merger agreement will relieve any party from liability for any damages for a willful and material breach (as defined below) of any covenant, agreement, or obligation under the merger agreement or fraud.

In the event that the merger agreement is validly terminated either (i) by the Aera Holding Companies due to a change of recommendation prior to the vote of the CRC stockholders on the stock issuance, or (ii) by the Aera Holding Companies or CRC due to the stockholder approval of the stock issuance not having been obtained and prior to the vote of the CRC stockholders on the stock issuance there was a change of recommendation, CRC is required to pay the Aera Holdings Companies a termination fee of $50,000,000 as promptly as reasonably practicable (and, in any event, within three business days following such termination).

In the event that either (i) (A) the merger agreement is terminated pursuant to either of the foregoing items (i) or (ii) in the preceding paragraph, (B) the change of recommendation is related to an Acquisition Proposal, and (C) within 12 months after such termination CRC enters into a definitive agreement in respect of an Acquisition Proposal or consummates an Acquisition Proposal; or (ii) the merger agreement is terminated by the Aera Holding Companies or CRC because (A) the closing has not occurred by the End Date, (B) at the time of such termination an Acquisition Proposal was publicly announced or disclosed and not withdrawn and (C) within 12 months after such termination CRC enters into a definitive agreement in respect of an Acquisition Proposal or consummates an Acquisition Proposal, CRC is obligated to pay the Aera Holding Companies an additional $50,000,000 termination fee as promptly as reasonably practicable (and, in any event, within three business days following such termination or upon execution or consummation as described in clauses (B) or (C)). For the purposes of this paragraph, references in the definition of the “Acquisition Proposal” to 20% are replaced by 50%.

In the event that the merger agreement is terminated by either the Aera Holding Companies or CRC because the CRC stockholders fail to approve the stock issuance proposal and the termination fee is not payable in connection with such termination, CRC will be required to reimburse the Aera Holding Companies, within three business days after the date following such termination, for all transaction expenses incurred through the date of such termination up to $10,000,000, plus certain employee retention awards up to $22,000,000 and expenses incurred by the Aera Holding Companies and their subsidiaries in connection with making or obtaining any regulatory approval, clearance or notice in connection with the transactions contemplated by the merger agreement.

As used in the merger agreement “willful and material breach” means (i) a material breach (or the committing of a material breach) that is a consequence of an act or failure to take an act by the breaching party that knew or reasonably should have known that the taking of such act (or the failure to take such act) would be or would be reasonably likely be a material breach of the merger agreement, and (ii) with respect to CRC or the Merger Subs, the failure, for any reason, to consummate the transactions contemplated by the merger agreement as and when required thereunder.

As used in the merger agreement, “fraud” means with respect to any party, any breach or inaccuracy of any representation or warranty of such party in the merger agreement or in certificates delivered by such party that constitutes common law fraud under the laws of the State of Delaware (not including negligence, recklessness or any equitable fraud or promissory fraud).

Expenses; Release

Except as otherwise provided in the merger agreement, each party will pay its own expenses incident to preparing for, entering into and carrying out the merger agreement and the consummation of the mergers and the stock issuance, whether or not the mergers have be consummated.

Effective as of the effective time, each Seller, on behalf of itself and its affiliates, agrees to release any and all rights, claims and losses of any type that it or any of its affiliates has against CRC and the subsequent surviving company, and each of their respective representatives, affiliates, stockholders, subsidiaries, successors and assigns in respect of, relating to or arising in connection with the ownership and operation of each Aera Holding Company or its subsidiaries at or prior to the effective time (the “Seller released claims”). Notwithstanding the foregoing, such release will not (i) operate to release any Seller released claims with respect to any rights to indemnification under the merger agreement or the organizational documents of any Aera Holding Company or its subsidiaries, or (ii) extend to claims relating to any breach or alleged breach of the merger agreement or any other transaction document or in the case of fraud.

Effective as of the effective time, CRC, on behalf of itself and its affiliates (including the surviving companies and their subsidiaries after the closing) and representatives, and its and their respective affiliates and representatives, and each of the respective heirs, executors, administrators, successors and permitted assigns of each of the foregoing (each, a “releasing person”) agrees to release any and all rights, claims and losses of any type that it or any of its releasing persons in respect of, relating to or arising in connection with the Sellers’ ownership or operation of each Aera Holding Company and its subsidiaries at or prior to the effective time (the “CRC released claims”). Notwithstanding the foregoing, such release will not (i) operate to release any CRC released claims with respect to any rights to indemnification pursuant to the merger agreement, (ii) extend to release any rights, claims or losses of IKAV Co-Invest Member or its affiliates in respect of the Second Lien Credit Facility, or (iii) extend to claims relating to any breach or alleged breach of the merger agreement or the other transaction documents or in the case of fraud.

Indemnification

The Sellers severally agree to, in accordance with their applicable percentages, indemnify CRC and the subsequent surviving company against, and to hold each of them harmless from (i) all damages arising from any breach or inaccuracy of the Aera Holding Companies’ representations with regards to permitted leakage and any breach for failure to perform the leakage covenants and (ii) all damages arising from a breach or inaccuracy of the Aera Holding Companies’ or the Sellers’ tax representations and warranties and for losses attributable to certain taxes attributable to the Aera Holding Companies.

Specific Performance

Each party is entitled to an injunction, specific performance, or any other appropriate form of equitable relief, to prevent breaches of the merger agreement and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which they are entitled under the merger agreement.

Amendment

The merger agreement may be amended, to the extent legally allowed, at any time before the effective time by an instrument in writing signed on behalf of each of the parties to the merger agreement.

Registration Rights Agreement

At closing, CRC and the Sellers will enter into the registration rights agreement, pursuant to which, among other things and subject to certain restrictions, CRC will agree, on the terms set forth therein, to file with the SEC a registration statement registering for resale the shares of common stock issued pursuant to the merger agreement, and to conduct certain underwritten offerings at the request of the applicable Sellers. The registration rights agreement also provides for certain customary piggyback registration rights.

Pursuant to the registration rights agreement, each Seller party thereto will agree to certain lock-up provisions whereby such Seller and any of its permitted transferees holding shares of common stock agree not to transfer (i) any shares of common stock issued to such Seller pursuant to the merger agreement to any non-affiliate until six months after closing; (ii) more than one-third of the shares of common stock issued to such Seller pursuant to the merger agreement to any non-affiliate until twelve months after closing; and (iii) more than two-thirds of the shares of common stock issued to such Seller pursuant to the merger agreement to any non-affiliate until eighteen months after closing. Transfers from each Seller to its general partners, limited partners, members or stockholders, or to any corporation, partnership, limited liability company, investment fund or other entity that controls, is controlled by or is under common control with such Seller are exempted from the lock-up restrictions, except for such Seller’s portfolio companies. In addition, the lock-up provisions permit transfers pursuant to liquidations, stock exchanges, share repurchase programs and certain hedging arrangements.

The foregoing summary of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by, the full text of the substantially final form of registration rights agreement.

For more information, please see a copy of the Form of Registration Rights Agreement attached to this proxy statement as Annex C.

Stockholder Agreements

At closing, CRC will enter into stockholder agreements with the IKAV Members and the CPP Member (each, a “Holder”). Pursuant to each stockholder agreement, CRC will appoint to the Board of Directors one person designated by the IKAV Members after consultation with CRC and one person designated by CPP Member after consultation with CRC. For so long as the IKAV Members, collectively, together with their affiliates, beneficially owns, in the aggregate, 5% or more of the issued and outstanding shares of common stock calculated on a fully diluted basis, the IKAV Members will have the right to nominate one person for appointment to the Board of Directors. For so long as the CPP Member, together with its affiliates, beneficially owns, in the aggregate, 5% or more of the issued and outstanding shares of common stock calculated on a fully diluted basis, the CPP Member will have the right to nominate one person for appointment to the Board of Directors. Each such person must, in the good faith determination of the Board of Directors or the Board of Directors’ governance committee, (i) be suitable to serve on the Board of Directors in accordance with customary standards of suitability for directors of NYSE-listed companies, (ii) not be prohibited from serving as a director pursuant to any rule or regulation of the SEC or any national securities exchange on which common stock is listed or admitted to trading and (iii) not be subject to any order, decree or judgment of any domestic (including federal, state or local) or foreign court, arbitrator, administrative, regulatory or other governmental department, agency, official, commission, tribunal, authority or instrumentality, non-government authority or self-regulatory body (including any domestic or foreign securities exchange) prohibiting service as a director of any public company. Further, such person will have the ability to attend all Board of Directors committee meetings as a non-voting observer, so long as such person remains an independent director under applicable stock exchange rules and such attendance would not be expected to have an adverse effect on CRC.

Each stockholder agreement will contain certain standstill provisions which, among other things, will prohibit the Holder party thereto and certain of its affiliates (such affiliates, the “restricted parties”) from (i) acquiring additional shares of common stock that would result in such Holder and its restricted parties beneficially owning more than 14.9% of outstanding common stock calculated on a fully diluted basis; (ii) soliciting proxies or influencing any voting of common stock or CRC’s other equity securities; (iii) directly or indirectly proposing transactions that would be reasonably likely to result in a change of control of CRC; (iv) seeking additional representation on the Board of Directors, or otherwise seeking to control the management of CRC and its controlled affiliates, including through the removal of directors; (v) forming, joining or knowingly encouraging or engaging in discussions regarding the formation of a “group” within the meaning of Section 13(d)(3) of the Exchange Act with non-affiliates with respect to the CRC’s securities; and (vi) publicly disclosing any intention, plan, or arrangement inconsistent with any of the foregoing. The standstill provisions will commence at the effective time and continue until (a) the applicable Holder, together with its respective restricted parties, ceases to beneficially own, in the aggregate, 7.5% or more of outstanding common stock calculated on a fully diluted basis and (b) no person designated by such Holder is serving on the Board of Directors and such Holder either is no longer entitled to, or has irrevocably waived, the right to designate a person to the Board of Directors.

The foregoing summary of the stockholder agreements does not purport to be complete and is subject to, and is qualified in its entirety by, the full text of the substantially final form stockholder agreement

For more information, please see a copy of the Form of Stockholder Agreement attached to this proxy statement as Annex D.

THE SPECIAL MEETING

General

This proxy statement is first being mailed on or about [●], 2024 and constitutes notice of the special meeting in conformity with the requirements of the Delaware General Corporation Law and the amended and restated certificate of incorporation and amended and restated bylaws of CRC.

This proxy statement is being provided to CRC stockholders as part of a solicitation of proxies by the Board of Directors for use at the special meeting and at any adjournment or postponement of the special meeting. CRC stockholders are encouraged to read the entire document carefully, including the annexes to this proxy statement, for more detailed information regarding the mergers, the merger agreement and the transactions contemplated by the merger agreement.

Attending the Special Meeting

The special meeting will be held on [●], 2024, at [●] a.m., Pacific Time. The special meeting will be held entirely online. Stockholders may participate in the special meeting by visiting the following website: www.virtualshareholdermeeting.com/CRC2024SM. To attend, participate in, and vote at the special meeting, you will need the control number included on your proxy card, or voting instruction card (if your shares are held through a bank, broker or another nominee).

Stockholders who wish to submit a question in advance may do so by phone at (888) 848-4754 or by mail to California Resources Corporation, 1 World Trade Center, Suite 1500 Long Beach, California 90831. Stockholders also may submit questions during the special meeting. CRC is committed to transparency. All questions received before or during the special meeting, and CRC’s responses, will be posted to CRC’s investor relations website at www.crc.com promptly after the special meeting. Personal details may be omitted for data protection purposes. If we receive substantially similar questions, we may group these questions together and provide a single response to avoid repetition.

Purpose of the Special Meeting

At the special meeting, CRC stockholders will be asked to consider and vote on the following:

•	to approve the stock issuance proposal; and

•	to approve the adjournment proposal.

This proxy statement, including the merger agreement attached to this proxy statement as Annex A, contains further information with respect to these matters. In addition, any other matters that properly come before the special meeting or any adjournments or postponements thereof will be considered.

CRC is presently aware of no other business to come before the special meeting.

Recommendation of the Board of Directors

The Board of Directors has unanimously (i) determined that the merger agreement, the mergers and the issuance of common stock pursuant to the merger agreement are fair to, and in the best interests of, CRC and (ii) approved and declared advisable the merger agreement, the mergers and the issuance of common stock pursuant to the merger agreement. The Board of Directors unanimously recommends that CRC stockholders vote “FOR” the stock issuance proposal and “FOR” the adjournment proposal. For additional information on the factors considered by the Board of Directors in reaching this decision and the recommendation of the Board of Directors, please see the section entitled “The Mergers—Recommendation of the Board of Directors and its Reasons for its Determination.”

Voting at the Special Meeting

CRC common stock is the only class of securities entitled to receive notice of and vote at meetings of CRC’s stockholders. Holders of common stock will vote as a single class on all matters presented at the special meeting. Each share of our common stock outstanding on the record date entitles the holder to one vote at the special meeting.

If on the record date you held shares of common stock that are registered directly in your name with CRC’s transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares and American Stock Transfer & Trust Company, LLC is sending these proxy materials directly to you on CRC’s behalf. Proxies may also be solicited on behalf of the Board of Directors, without additional compensation, by CRC’s directors, officers and other regular employees. CRC has retained Okapi Partners, LLC to assist in soliciting proxies, which it may do by telephone or in person. CRC will pay Okapi Partners, LLC a fee of up to $30,000, plus expenses. As a stockholder of record as of the record date, you may vote at the special meeting or by proxy. Whether or not you plan to attend the special meeting, you may vote by Internet, by telephone or by mail by following the instructions on your proxy card.

Whether or not you plan to attend the special meeting, CRC urges you to vote by way of the Internet, by telephone or by filling out and returning the enclosed proxy card. If you submit a proxy but do not give voting instructions as to how your shares should be voted on a particular proposal at the special meeting, your shares will be voted in accordance with the recommendations of the Board of Directors stated in this proxy statement. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by (1) delivering a written notice of revocation addressed to the Corporate Secretary of California Resources Corporation at 1 World Trade Center, Suite 1500, Long Beach, California 90831, (2) duly executing a proxy bearing a later date, (3) voting again by Internet or by telephone or (4) attending the special meeting and voting at the special meeting. Your last vote or proxy will be the vote or proxy that is counted. Attendance at the special meeting will not cause your previously granted proxy to be revoked unless you vote or specifically so request.

If on the record date you held shares of common stock in an account with a brokerage firm, bank or other nominee, then you are a beneficial owner of the shares and hold such shares in “street name,” and these proxy materials will be forwarded to you by that organization. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares held in their account, and the nominee has enclosed or provided voting instructions for you to use in directing it how to vote your shares. The nominee that holds your shares, however, is considered the stockholder of record for purposes of voting at the special meeting. Because you are not the stockholder of record, you may not vote your shares at the special meeting unless you bring to the special meeting a letter from your broker, bank or other nominee confirming your beneficial ownership of the shares as of the record date. Whether or not you plan to attend the special meeting, we urge you to vote by following the voting instructions provided to you to ensure that your vote is counted.

Voting results will be tabulated and certified by the inspector of elections appointed for the special meeting.

A list of stockholders entitled to vote at the special meeting will be available for inspection during ordinary business hours for a period of ten days before the special meeting at CRC’s offices located at World Trade Center, Suite 1500, Long Beach, California 90831. The list will also be available for inspection by stockholders on the virtual meeting website during the special meeting.

Quorum Requirement for the Special Meeting

The presence at the special meeting or by proxy of the persons holding shares of outstanding common stock on the record date that represent a majority of the voting power of all outstanding shares of common stock entitled to vote at the special meeting will constitute a quorum, permitting CRC to conduct its business at the special meeting. On the record date, there were [●] shares of common stock held by [●] stockholders of record. Both abstentions (i.e., if you or your broker mark “ABSTAIN” on a proxy or voting instruction form) or if a stockholder of record attends the special meeting, but does not vote (either before or during the special meeting) will be considered to be shares present at the special meeting for purposes of establishing a quorum.

Votes Required

Assuming a quorum is present:

•

Proposal No. 1: Approval of the stock issuance proposal requires the affirmative vote of a majority of the votes cast by holders of shares of common stock present (at the special meeting and/or by proxy) and entitled to vote on such proposal at the special meeting.

•

Proposal No. 2: Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast by holders of shares of common stock present (at the special meeting and/or by proxy) and entitled to vote on such proposal at the special meeting.

If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, the proxy will be voted “FOR” (i) the stock issuance proposal and (ii) the adjournment proposal.

Abstentions and Broker Non-Votes

An abstention occurs when a stockholder attends a meeting, or attends by proxy, but abstains from voting. At the special meeting, abstentions will be counted as present for purposes of determining whether a quorum exists.

Brokers who hold shares in street name for customers are required to vote those shares as the customers instruct. Under applicable rules, brokers are permitted to vote on “routine” matters even if they have not received voting instructions from their customers, but they are not permitted to vote on “non-routine” matters absent specific voting instructions from their customers. A “broker non-vote” occurs when a broker holds shares for a customer, which are present at the meeting, but lacks discretionary voting power with respect to a particular proposal because the customer has not given the broker instructions regarding how to vote those shares.

The approval of the stock issuance proposal and the adjournment proposal are considered non-routine matters under applicable rules. Consequently, brokers may not vote uninstructed shares on any of these proposals, and there may be broker non-votes on these proposals. Broker shares that are voted on any matter at the special meeting will be included in determining the number of shares present for purposes of determining whether a quorum is present at the special meeting. Broker shares that are not voted on any matter at the special meeting will not be included in determining whether a quorum is present at the special meeting.

A broker non-vote is not counted as a vote cast and, therefore, will have no effect on the stock issuance proposal or the adjournment proposal. Abstentions will have the effect of a vote “AGAINST” the stock issuance proposal and the adjournment proposal.

Failure to Vote

If you are a stockholder of record and you do not sign and return your proxy card or vote over the Internet, by telephone or at the special meeting, your shares will not be voted at the special meeting, will not be counted as present at the special meeting or by proxy at the special meeting and will not be counted as present for purposes of determining whether a quorum exists.

A stockholder’s failure to vote by proxy or to vote at the special meeting is not counted as a vote cast and, therefore, will have no effect on the stock issuance proposal or the adjournment proposal.

Voting by CRC’s Directors and Executive Officers

At the close of business on the record date, CRC’s directors and executive officers were entitled to vote [●] shares of common stock, or approximately [●]% of the shares of common stock issued and outstanding on that date. The directors and executive officers of CRC have informed CRC that they intend to vote their shares in favor of the stock issuance proposal and the adjournment proposal, although none of the directors and executive officers are obligated to do so.

Revocation of Proxy

A stockholder executing and returning a proxy may revoke it at any time before it is exercised at the special meeting by giving written notice of the revocation to the CRC Corporate Secretary or by executing and delivering to the CRC Corporate Secretary a later dated proxy. Attendance at the special meeting will not be effective to revoke the proxy unless written notice of revocation has also been delivered to the CRC Corporate Secretary before the proxy is exercised. If you hold your shares in a brokerage account or by other nominee and deliver voting instructions to the record holder of those shares, you may only revoke the voting of those shares in accordance with your instructions if such record holder revokes the original proxy as directed above and either resubmits a proxy reflecting your voting instructions or delivers to you a legal proxy giving you the right to vote the shares.

Written notices to us must be addressed to CRC’s Corporate Secretary. No revocation by written notice will be effective unless such notice has been received by CRC’s Corporate Secretary prior to the day of the special meeting or by the inspector of election at the special meeting.

Proxy Solicitation

The Board of Directors is soliciting your proxy in connection with the special meeting, and CRC will bear the cost of soliciting such proxies, including the costs of printing and mailing this proxy statement.

Okapi Partners LLC has been retained to assist with the solicitation of proxies. Okapi Partners LLC will be paid a fee of up to $30,000, plus certain additional per-service fees, and will be reimbursed for certain fees and expenses for these and other advisory services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of shares of common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by Okapi Partners LLC or, without additional compensation, by certain of CRC’s directors, officers and employees.

Householding of Special Meeting Materials

Each registered CRC stockholder will receive one copy of this proxy statement per account, regardless of whether you have the same address as another stockholder of record. SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, commonly called “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. For more details, see “Householding of Proxy Materials.”

Questions

If you have more questions about the mergers or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact Okapi Partners LLC, CRC’s proxy solicitor, by calling (877) 274-8654 (toll-free) or (212) 297-0720 (banks and brokers), or CRC’s Corporate Secretary, at CRC’s principal executive offices, 1 World Trade Center, Suite 1500 Long Beach, California 90831.

THE STOCK ISSUANCE PROPOSAL (PROPOSAL 1)

Overview

Pursuant to the merger agreement, the CRC stockholders are being asked to vote on a proposal to approve, for purposes of complying with Section 312.03 of the NYSE Listed Company Manual, the issuance of shares of common stock pursuant to the merger agreement. For more information regarding the stock issuance, please see “The Mergers—Effect of the Mergers; Exchange.”

This proxy statement is being furnished to CRC stockholders as part of the solicitation of proxies by the Board of Directors for use at the special meeting to consider and vote upon a proposal to approve the stock issuance proposal pursuant to the merger agreement, which is attached as Annex A to this proxy statement.

The Board of Directors has unanimously (i) determined that the merger agreement, the mergers and the issuance of common stock pursuant to the merger agreement are fair to, and in the best interests of, CRC and (ii) approved and declared advisable the merger agreement, the mergers and the issuance of common stock pursuant to the merger agreement.

Why CRC Needs Stockholder Approval

CRC common stock is listed on the NYSE under the symbol “CRC.” Under Section 312.03 of the NYSE Listed Company Manual, stockholder approval is required prior to the issuance of common stock in any transaction or series of related transactions if:

•	the common stock has, or will have upon issuance, voting power equal to or in excess of 20 percent of the voting power outstanding before the issuance of such common stock; or

•

the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20 percent of the number of shares of common stock outstanding before the issuance of the common stock.

Based on the number of shares of common stock issued and outstanding as of March 31, 2024, and taking into account the number of additional shares to be issued based on CRC’s first quarter 2024 cash dividend, the number of shares of common stock issuable as the stock consideration would represent approximately 23.71% of our outstanding common stock. This percentage exceeds each of the foregoing thresholds and therefore stockholder approval of the issuance of common stock pursuant to the merger agreement (the “stock issuance”) is required under the NYSE rules and regulations. Accordingly, we are seeking stockholder approval under Section 312.03 of the NYSE Listed Company Manual of the issuance of shares of common stock pursuant to the merger agreement.

Required Vote of Stockholders

Approval of the stock issuance proposal is a condition to completion of the mergers.

Approval of the stock issuance proposal requires the affirmative vote of a majority of the votes cast by holders of shares of common stock present (at the special meeting and/or by proxy) and entitled to vote on such proposal at the special meeting, in compliance with the applicable NYSE Listed Company Manual.

A stockholder’s failure to vote by proxy or to vote at the special meeting and a broker non-vote are not counted as a vote cast and, therefore, will have no effect on the stock issuance proposal. Abstentions will have the effect of a vote “AGAINST” the stock issuance proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE STOCK ISSUANCE PROPOSAL.

THE ADJOURNMENT PROPOSAL (PROPOSAL 2)

Overview

Pursuant to the merger agreement, CRC stockholders are being asked to vote on a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the stock issuance proposal. The adjournment proposal will only be presented to CRC stockholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the stock issuance proposal.

CRC is asking its stockholders to authorize the holder of any proxy solicited by the Board of Directors to vote in favor of any adjournment of the special meeting to solicit additional proxies if there are not sufficient votes to approve the stock issuance proposal or to ensure that any supplement or amendment to this proxy statement is timely provided to CRC stockholders.

Required Vote of Stockholders

The vote on the adjournment proposal is a vote separate and apart from the vote to approve the stock issuance proposal. Accordingly, a CRC stockholder may vote to approve the stock issuance proposal and vote not to approve the adjournment proposal, and vice versa.

Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast by holders of shares of common stock present (at the special meeting and/or by proxy) and entitled to vote on such proposal at the special meeting.

A stockholder’s failure to vote by proxy or to vote at the special meeting and a broker non-vote are not counted as a vote cast and, therefore, will have no effect on the adjournment proposal. Abstentions will have the effect of a vote “AGAINST” the adjournment proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement.

The following unaudited pro forma condensed combined financial information is derived from the audited historical consolidated financial statements of CRC and the audited historical consolidated and combined financial statements of Aera Parent, respectively, and gives effect to (i) the mergers, (ii) the extinguishment of Aera Parent’s outstanding debt, and (iii) the issuance of new debt (collectively, the “pro forma events”). The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X.

On February 7, 2024, CRC entered into a merger agreement with the Sellers and the Aera Holding Companies, pursuant to which CRC will acquire the Aera Holding Companies for approximately 21.2 million shares of common stock, plus an additional number of shares of common stock to be determined by reference to any dividends declared by CRC having a record date between the effective date of the merger agreement and the closing of the mergers. The merger agreement provides that the number of shares of common stock to be issued upon the effective time may be reduced with respect to liabilities for certain taxes of the Aera Holding Companies. Each party will pay its own expenses incident to preparing for, entering into and carrying out the merger agreement and the consummation of the mergers and the stock issuance, whether or not the mergers are consummated (except in the event the CRC stockholders do not approve the stock issuance proposal, the merger agreement is terminated and the termination fee is not payable in connection with such termination), provided that in the event that the mergers are consummated, the Sellers will be required to reimburse CRC for certain transaction-related expenses incurred by the Aera Holding Companies, to the extent such expenses exceed $35 million. However, prior to the closing, the Aera Holding Companies may elect, instead of a cash reimbursement, to reduce the aggregate number of shares of common stock to be received equal to the excess of such transaction-related expenses divided by the agreed VWAP. For additional information, regarding potential share adjustments for taxes or transaction expenses, see “The Merger Agreement—Tax Matters” and “The Merger Agreement—Adjustment for Transaction Expenses.”

The unaudited pro forma condensed combined financial information giving effect to the pro forma events has been prepared by CRC using the acquisition method of accounting in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). CRC has been treated as the acquirer for accounting purposes, and thus accounts for the mergers as a business combination in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). The valuations of the assets acquired, and liabilities assumed, and therefore the purchase price allocations, are preliminary and have not yet been finalized as of the date of this filing. As a result of the foregoing, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet as of December 31, 2023 gives effect to the pro forma events as if they had occurred as of December 31, 2023. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 give effect to the pro forma events as if they had occurred on January 1, 2023.

The unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statements of operations have been derived from and should be read in conjunction with the following financial statements, which are included elsewhere in this proxy statement:

•	The historical audited consolidated financial statements of CRC as of and for the year ended December 31, 2023; and

•

The historical audited consolidated and combined financial statements of (x) Aera Parent Successor as of and for the year ended December 31, 2023 and (y) Aera Parent Predecessor as of and for the 58 days ended February 27, 2023.

The unaudited condensed combined pro forma financial statements contain certain reclassification adjustments to conform the historical financial statement presentation of Aera Parent to that of CRC.

CRC sold natural gas to and purchased natural gas from Aera Parent during 2023 in the amounts of $8 million and $13 million, respectively. As such, an adjustment was applied to the unaudited pro forma combined condensed statement of operations for the year ended December 31, 2023 to remove this activity, which would be considered intercompany activity and be eliminated upon consolidation.

The pro forma adjustments are based on available information and upon assumptions that management believes are reasonable in order to reflect, on a pro forma basis, the effect of the pro forma events on the historical financial information of CRC. The adjustments are described in the notes to the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations.

The unaudited pro forma condensed combined financial information is included for informational purposes only. The unaudited pro forma condensed combined financial information should not be relied upon as being indicative of our results of operations or financial condition had the pro forma events occurred on the dates assumed. The unaudited pro forma condensed combined financial information also does not project our results of operations or financial position for any future period or date, including, but not limited to, the anticipated realization of ongoing savings from potential operating efficiencies, asset dispositions, cost savings, or economies of scale that the combined company may achieve with respect to the combined operations. Specifically, the unaudited pro forma condensed combined statement of operations does not include projected synergies expected to be achieved as a result of the mergers and any associated costs that may be required to be incurred to achieve those synergies. The unaudited pro forma condensed combined statement of operations also excludes the effects of costs of integration activities that may result from the mergers. The unaudited pro forma condensed combined statement of operations and balance sheet should be read in conjunction with Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of CRC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (including our audited consolidated financial statements and related notes included in our Annual Report on Form 10-K), which is incorporated by reference into this proxy statement as well as the “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Aera Parent”, and Aera Parent’s audited consolidated and combined financial statements and related notes included elsewhere in this proxy statement. For additional information, see the section entitled “Where You Can Find More Information.”

CRC has used currently available information to determine preliminary fair value estimates for the stock consideration and its allocation to the Aera Parent assets acquired and liabilities assumed.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2023

(in millions)

	CRC (as reported)	Aera Parent Successor (as reported)	Presentation Adjustments			Transaction Adjustments - Disposal			Transaction Adjustments - Acquisition			Financing Adjustments			CRC Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$496	$29							$(1,038)	(C	)	680	(G	)	$17
									(46)	(D	)
									(82)	(E	)
									(22)	(F	)
Restricted cash	—	16													16
Trade receivables, net	216	176													392
Inventories	72	17													89
Asset held for sale	13	—													13
Receivable from affiliate	19	50				(50)	(B	)							19
Other current assets, net	113	5													118

Total current assets	929	293	—			(50)			(1,188)			680			664
Property, plant, and equipment, net	2,770	2,924				(319)	(B	)	831	(C	)				6,206
Investments in unconsolidated subsidiaries	19	35				(1)	(B	)	43	(C	)				96
Deferred income tax assets	132	15	(125)	(A	)				(22)	(C	)				—
Other noncurrent assets	148	99													247

Total assets	3,998	3,366	(125)			(370)			(336)			680			7,213

Current liabilities:
Accounts payable	245	141							(77)	(E	)				309
Liabilities associated with assets held for sale	5	—													5
Fair value of derivative contracts	8	31							169	(C	)				208
Taxes payable	—	15													15
Accrued liabilities	358	161	82	(A	)				(41)	(C	)				560
Current portion of long-term debt	—	100							(100)	(C	)				—
Accrued restoration, removal, and environmental costs	—	82	(82)	(A	)										—

Total current liabilities	616	530	—			—			(49)			—			1,097

	CRC (as reported)	Aera Parent Successor (as reported)	Presentation Adjustments			Transaction Adjustments - Disposal			Transaction Adjustments - Acquisition			Financing Adjustments			CRC Pro Forma Combined
Non-Current liabilities:
Long-term debt, net	540	811							(811)	(C	)	680	(G	)	1,220
Asset retirement obligations	422	1,022				(141)	(B	)	(296)	(C	)				1,007
Long term – fair value of derivative contracts	—	80							130	(C	)				210
Other long-term liabilities	201	57				(1)	(B	)	(5)	(E	)				252
Deferred income tax liability	—	—	(125)	(A	)				212	(C	)				87
Stockholders’ equity:
Common stock	1	—													1
Treasury stock	(604)	—													(604)
Additional paid-in capital	1,329	—							1,189	(C	)				2,518
Retained earnings	1,419	855				(228)	(B	)	(627)	(C	)				1,351
									(46)	(D	)
									(22)	(F	)
Accumulated other comprehensive income	74	11							(11)	(C	)				74

Total stockholders’ equity	2,219	866	—			(228)			483			—			3,340

Total liabilities and stockholders’ equity	$3,998	$3,366	$(125)			$(370)			$(336)			$680			$7,213

Please refer to the notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

(in millions, except per share amounts)

	For the Year Ended December 31, 2023	For the Year Ended December 31, 2023	For the 58-days Ended February 27, 2023	For the Year Ended December 31, 2023
	CRC (as reported)	Aera Parent Successor (as reported)	Aera Parent Predecessor (as reported)	Presentation Adjustments			Transaction Adjustments - Disposal			Transaction Adjustments - Acquisition			Financing Adjustments	CRC Pro Forma Combined
Revenues:
Total operating revenues	$2,801	$1,655	$349	$(13)	(AA	)	$(8)	(BB	)	$(21)	(HH	)		$4,810
				42	(AA	)
Operating expenses:				5	(AA	)
Operating costs	822	395	69	464	(AA	)	(3)	(BB	)	(21)	(HH	)		1,726
General & administrative expenses	267	160	31											458
Depreciation, depletion and amortization	225	292	77							112	(CC	)		706
Asset impairments	3	—	—											3
Taxes other than on income	165	84	14											263
Exploration expense	3	—	—											3
Purchased natural gas marketing expense	221	170	229	(399)	(AA	)								221
Electricity generation expenses	103	55	10	(65)	(AA	)								103
Transportation costs	67	—	—											67
Accretion expense	46	122	13				(5)	(BB	)	(47)	(CC	)		129
Carbon management business expenses	37	—	—											37
Research expenses	—	1	—	(1)	(AA	)								—
Other operating expenses, net	66	72	8	1	(AA	)				46	(EE	)		257
			—	42	(AA	)				22	(GG	)

Total operating expenses	2,025	1,351	451	42			(8)			112			—	3,973

	For the Year Ended December 31, 2023	For the Year Ended December 31, 2023	For the 58-days Ended February 27, 2023	For the Year Ended December 31, 2023
	CRC (as reported)	Aera Parent Successor (as reported)	Aera Parent Predecessor (as reported)	Presentation Adjustments			Transaction Adjustments - Disposal	Transaction Adjustments - Acquisition			Financing Adjustments			CRC Pro Forma Combined
Net gain on asset divestitures	32	—	—	13	(AA	)								45

Operating income (loss)	808	304	(102)	5			—	(133)			—			882
Non-operating (expenses) income
Interest Income	—	5	—	(5)	(AA	)								—
Interest and debt expenses	(56)	(110)	—					110	(DD	)	(67)	(JJ	)	123
Loss on early extinguishment of debt	(1)	—	—											(1)
(Loss) income from investments in unconsolidated	(9)	7	1											(1)
Other non-operating income, net	6	(2)	—											4

Income (loss) before income taxes	748	204	(101)	—				(23)			(67)			761
Income tax (provision) benefit	(184)	1	—					(29)	(FF	)	19	(II	)	(87)
								6	(II	)

Net Income (Loss)	$564	$205	$(101)	$—			$—	$(46)			$(48)			$574
Net income per share:
Basic	$8.10													$6.32
Diluted	$7.78													$6.12
Weighted average common shares outstanding
Basic	69.60													90.9
Diluted	72.50													93.8

Please refer to the notes to the unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X, and presents the pro forma financial condition and results of operations of CRC based upon the historical financial information of CRC and Aera Parent after giving effect to the pro forma events and related adjustments set forth in the notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not reflect any management adjustments for expected synergies or dissynergies of the mergers.

The unaudited pro forma condensed combined balance sheet as of December 31, 2023, gives effect to the pro forma events as if they had occurred on December 31, 2023. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023, gives effect to the pro forma events as if they had occurred on January 1, 2023.

Aera Parent’s historical statement of operations for the year ended December 31, 2023 includes $44 million in non-recurring transaction costs associated with the Prior Transaction; these transaction costs were not recurring in nature.

The Mergers

On February 7, 2024, CRC entered into a merger agreement with the Aera Holding Companies and Sellers, pursuant to which CRC will acquire the Aera Holding Companies for approximately 21.2 million shares of common stock, plus an additional number of shares of common stock to be determined by reference to any dividends declared by CRC having a record date between the effective date of the merger agreement and the closing of the mergers.

Financing of the Mergers

The total amount of funds necessary for CRC to close the mergers includes the funds needed to extinguish the outstanding debt of Aera Parent.

2. Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

The following adjustments were made related to the unaudited pro forma condensed combined balance sheet as of December 31, 2023:

A.

Reflects certain reclassification adjustments to conform Aera Parent’s historical assets and liabilities to the financial statement presentation of CRC and to reflect the combined entities’ pro forma deferred tax balances.

B.

Reflects the distribution of certain assets and associated liabilities prior to closing of the mergers to the Sellers. This represents a $50 million receivable from affiliate; $319 million in property, plant, and equipment; $1 million in investment in an unconsolidated subsidiary; and $142 million in asset retirement obligations, of which $141 million was the current portion included in accrued liabilities on the unaudited pro forma condensed combined balance sheet.

C.

Reflects the purchase price allocation adjustments to record Aera Parent’s assets and liabilities at estimated fair value based on the consideration conveyed of $2.2 billion, as detailed below, and to eliminate Aera Parent’s historical equity balances.

The purchase price was allocated among the identified assets to be acquired. This was considered appropriate based on the determination that the mergers would be accounted for as a business acquisition under ASC 805. The estimates of fair value are based upon preliminary valuation assumptions believed to be reasonable, but which are inherently uncertain and unpredictable; and, as a result, actual results may differ from estimates.

(in millions)
Net Assets Identified	Fair Value
Cash	$29
Restricted cash	16
Accounts receivable	177
Inventory	17
Other current assets	5
Investment in unconsolidated subsidiaries	77
Oil and gas properties (1)	3,370
Facilities and other (2)	65
Other non-current assets	99
Accounts payable	(141)
Taxes payable	(15)
Fair value of derivative contracts	(200)
Accrued liabilities	(202)
Asset retirement obligations, non-current	(585)
Long term - fair value of derivative contracts	(210)
Other long-term liabilities	(56)
Deferred income tax liability	(220)

Total Fair Value	$2,226

Value Conveyed
Purchase Consideration (3)	$1,188
Settlement of acquiree debt (4)	1,038

Total Purchase Consideration	$2,226

(1)

Aera Parent’s principal assets are their oil and natural gas properties, which are valued using an income approach. We applied a discount rate using a market-participant weighted average cost of capital which utilized a blended expected cost of debt and expected returns on equity for similar industry participants. We used a risk-adjusted discount rate. We estimated futures prices to calculate future oil and NGLs revenue, as reported on the ICE Brent as of March 31, 2024. We estimated future natural gas prices based on the average of the first-day-of-the-month PG&E Citygate price for each month during 2023. Non-energy operating costs were adjusted for inflation. We internally valued surface acreage based on recent market data. We valued the investment in unconsolidated subsidiaries using a market approach. The derivative positions were valued using quoted forward prices as of March 31, 2024.

(2)

The remaining useful lives for facilities and other include 15-19 years for buildings, 8-10 years for gas plants and other supporting equipment, 2-4 years for office equipment and leasehold improvements, and 1-3 years for computer equipment.

(3)

Purchase consideration was provided in the form of common stock and was calculated as the 21.2 million total shares to be issued to the Sellers plus an additional 0.1 million shares for dividends declared and paid by CRC from January 1, 2024 through [●], the date of this filing, multiplied by $55.78, the opening price of shares of CRC common stock on April 15, 2024.

(4)

In addition to the purchase consideration provided in the form of common stock, $950 million of Aera Parent outstanding long-term debt as of December 31, 2023 was repaid along with an estimated prepayment penalty of $88 million. Aera Parent’s debt was settled upon closing due to a change in control provision within their legacy debt agreements.

D.	Reflects the payment of estimated transaction costs of $46 million, including certain legal, accounting, investment banking, due diligence, and other related costs.

E.

Reflects the settlement of amounts becoming due to certain of the Prior Owners prior to the Prior Transaction. These amounts will be settled subsequent to December 31, 2023 and within one year of closing of the mergers.

F.	Reflects estimated retention bonuses in the amount of $22 million to be paid to Aera Parent’s employees and executives.

G.	Reflects the issuance of $700 million of debt, net of debt issuance costs of $20 million.

3. Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

The following adjustments were made related to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023:

AA.	Reflects certain reclassification adjustments to conform Aera Parent’s historical revenues and expenses to the financial statement presentation of CRC, which included the reclassification of:

1)	$1 million of research expenses to other operating expenses, net, within operating expenses,

2)	$13 million of gain on asset divestiture from total operating revenues to operating expenses,

3)	$42 million net loss from commodity derivatives related to purchased natural gas from total operating revenues to operating expenses,

4)	$5 million of interest income from non-operating expenses to total operating revenues, and

5)	$65 million of electricity purchased and $399 million of natural gas purchased to operating costs, all within operating expenses.

BB.	Reflects the elimination of revenues and expenses associated with certain assets and associated liabilities, which will be distributed prior to closing of the mergers, as presented at adjustment (B).

CC.

Reflects the estimated changes in pro forma accretion expense and depreciation, depletion, and amortization expense based on the preliminary purchase price allocation, which was comprised of the following:

1)

Estimated $112 million increase in depreciation, depletion, and amortization expense resulting from the step up in basis associated with the property, plant, and equipment balance, of which approximately 57% of the step up in basis relates to proved oil and gas reserves.

2)	An estimated $47 million decrease in accretion expense resulting from the step down in basis associated with the asset retirement obligations liability balance.

DD.

Reflects the elimination of historical interest expense and amortization of debt issuance costs associated with the elimination of Aera Parent’s outstanding debt, included in consideration as discussed at adjustment (C).

EE.	Reflects estimated transaction costs associated with the pro forma events, as presented at adjustment (D). This charge is not expected to recur in the twelve months following closing.

FF.

Reflects the change in tax status of Aera Parent and certain of its subsidiaries, which were previously pass-through entities for tax purposes, to taxable entities; this impact was calculated using a blended U.S. federal and California statutory income tax rate of 28%.

GG.	Reflects estimated retention bonuses in the amount of $22 million to be paid to Aera Parent employees and executives, as presented at adjustment (F).

HH.

Reflects the elimination of activity between CRC and Aera Parent for the year ended December 31, 2023 that, following the mergers, would be considered intercompany activity and eliminated upon consolidation.

II.	Represents the pro forma adjustment to taxes as a result of adjustments to the income statement, which was calculated using a blended U.S. federal and California statutory income tax rate of 28%.

JJ.

Reflects interest expense related to the issuance of new debt, as presented at adjustment (H), calculated based on an interest rate of 9%. This adjustment also includes the amortization of debt issuance costs of $20 million over the estimated five-year period of the loan.

4. Unaudited Pro Forma Net Income Per Share

Unaudited basic pro forma net income per share is computed by dividing pro forma net income attributable to common shares by the pro forma weighted average number of common shares outstanding during the period. Unaudited diluted pro forma net income per share is computed by dividing pro forma net income attributable to common shares by the weighted average number of common shares outstanding during the period after adjusting for the impact of securities that would have a dilutive effect on net income per share.

Pro forma net income per share—basic and diluted

(in millions except per share amounts)

For the Year Ended December 31, 2023

Numerator:
Pro forma net income - basic and diluted	$574
Denominator:
Pro forma weighted average shares outstanding - basic	90.9
Potential dilutive common shares:
Restricted Stock Units	1.0
Performance Stock Units	0.9
Warrants	1.0

Pro forma weighted average shares outstanding - diluted	93.8
Net income attributable to common shareholders:
Basic	$6.32
Diluted	$6.12

5. Supplemental Pro Forma Oil and Gas Reserves Information (Unaudited)

The following tables present the estimated pro forma combined net proved developed and undeveloped natural gas, NGLs and oil reserves information as of December 31, 2023, along with a summary of changes in quantities of net remaining proved reserves during the year ended December 31, 2023.

The following estimated pro forma combined natural gas, NGLs and oil reserves information is not necessarily indicative of the results that might have occurred had the mergers been completed on January 1, 2023 and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” within this proxy statement.

No adjustment has been applied to remove the balances and activity related to the distribution of certain assets and associated liabilities prior to closing of the mergers, as presented at adjustment (B); this determination was made based on the assessment by CRC that volumes associated with these assets and liabilities are insignificant.

No adjustment has been applied to align the conversion rate used to present natural gas volumes in the table below. CRC converts natural gas volumes to Boe based on the equivalence of energy content of 6 Mcf of natural gas to one Bbl of oil, whereas Aera Parent uses a conversion rate of 5.6.

Oil, NGL and Natural Gas Reserve Quantities

Unaudited Pro Forma Combined Proved Reserves

For the Year Ended December 31, 2023

	Oil (MMBbl)
	CRC (as reported)	Aera Parent (as reported)	Transaction Accounting Adjustments	CRC Pro Forma Combined
Balance at December 31, 2022	294	248		542
Revisions of previous estimates	(12)	5		(7)
Improved recovery	1	—		1
Extensions and discoveries	4	—		4
Acquisitions and divestitures	(12)	—		(12)
Production	(19)	(27)		(46)

Balance at December 31, 2023	256	226		482

Proved Developed Reserves
December 31, 2022	251	227		478
December 31, 2023	223	212		435

Proved Undeveloped Reserves
December 31, 2022	43	21		64
December 31, 2023	33	14		47

Unaudited Pro Forma Combined Proved Reserves

For the Year Ended December 31, 2023

	NGLs (MMBbl)
	CRC (as reported)	Aera Parent (as reported)	CRC Pro Forma Combined
Balance at December 31, 2022	38	2	40
Revisions of previous estimates	1	(1)	—
Production	(4)	—	(4)

Balance at December 31, 2023	35	1	36

Proved Developed Reserves
December 31, 2022	36	2	38
December 31, 2023	34	1	35

Proved Undeveloped Reserves
December 31, 2022	2	—	2
December 31, 2023	1	—	1

Unaudited Pro Forma Combined Proved Reserves

For the Year Ended December 31, 2023

	Natural Gas (Bcf)
	CRC (as reported)	Aera Parent (as reported)	Transaction Accounting Adjustments		CRC Pro Forma Combined
Balance at December 31, 2022	511	63	(55	)(1)	519
Revisions of previous estimates	51	11	(10	)(1)	52
Extensions and discoveries	7	—	—		7
Production	(51)	(7)	6		(52)

Balance at December 31, 2023	518	67	(59)		526
Proved Developed Reserves
December 31, 2022	458	63	(55	)(1)	466
December 31, 2023	445	65	(57	)(1)	453

Proved Undeveloped Reserves
December 31, 2022	53	—	—		53
December 31, 2023	73	2	(2	)(1)	73

Unaudited Pro Forma Combined Proved Reserves

For the Year Ended December 31, 2023

	Total (MMBoe)
	CRC (as reported)	Aera Parent (as reported)	Transaction Accounting Adjustments		CRC Pro Forma Combined
Balance at December 31, 2022	417	261	(10	)(1)	668
Revisions of previous estimates	(2)	6	(2)		2
Improved recovery	1	—	—		1
Extensions and discoveries	5	—	—		5
Acquisitions and divestitures	(12)	—	—		(12)
Production	(32)	(28)	1	(1)	(59)

Balance at December 31, 2023	377	239	(11)		605

Proved Developed Reserves
December 31, 2022	363	240	(10	)(1)	593
December 31, 2023	331	225	(11	)(1)	545

Proved Undeveloped Reserves
December 31, 2022	54	21	—		75
December 31, 2023	46	14	—		60

The following adjustment was made related to the unaudited pro forma natural gas, NGL, and oil reserve quantities for the year ended December 31, 2023:

(1)	Represents produced natural gas expected to be consumed in operations rather than sold to external customers.

Standardized Measure of Discounted Future Net Cash Flows

The following tables present the estimated pro forma discounted future net cash flows at December 31, 2023. The pro forma standardized measure information set forth below gives effect to the mergers as if it had been completed on January 1, 2023. With respect to the disclosures below for CRC and Aera Parent, the amounts were determined by referencing the “Unaudited Supplemental Oil and Gas Disclosures” reported in CRC’s annual financial statements for the year ended December 31, 2023 and the Aera Parent financial statements and related notes, included in this proxy. See “Where You Can Find More Information” within this proxy statement. The calculations assume the continuation of existing economic, operating and contractual conditions at December 31, 2023.

Therefore, the following estimated pro forma standardized measure is not necessarily indicative of the results that might have occurred had the mergers been completed on January 1, 2023 and is not intended to be a projection of future results. Future results may vary significantly from the results reflected herein and because of various factors, including those discussed in the section entitled “Risk Factors” within this proxy statement.

Discounted Future Net Cash Flows

The standardized measure of discounted future net cash flows (SMOG) relating to proved oil and natural gas reserves for the year ended December 31, 2023 are as follows:

Unaudited Pro Forma Combined SMOG Disclosure

For the Year Ended December 31, 2023

	CRC (as reported)	Aera Parent (as reported)	Transaction Accounting Adjustments		CRC Pro Forma Combined
(in millions)
Future cash inflows	$24,813	$18,327			$43,140
Future costs
Operating costs	(12,479)	(10,027)			(22,506)
Development costs	(1,805)	(3,000)			(4,805)
Future income tax expense	(2,784)	—	(1,136	)(2)	(3,920)

Future net cash flows	7,745	5,300	(1,136)		11,909
Ten percent discount factor	(3,676)	(1,603)	277	(2)	(5,002)

Standardized measure of discounted future net cash flows	$4,069	$3,697	$(859)		$6,907

The following adjustment was made related to the unaudited pro forma standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves for the year ended December 31, 2023:

(2)	Reflects the future income tax expense associated with Aera Parent’s discounted future net cash flows, as well as the updated discount amount following the tax adjustment.

Sources of Change in Discounted Future Net Cash Flows

The changes in the pro forma standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves for the year ended December 31, 2023 are as follows:

Unaudited Pro Forma Combined Changes in the SMOG Disclosure

For the Year Ended December 31, 2023

	CRC (as reported)	Aera Parent (as reported)	Transaction Accounting Adjustments		CRC Pro Forma Combined
(in millions)
Beginning of year	$6,726	$5,643	$(1,384	)(3)	$10,985
Sales of oil and natural gas, net of production and other operating	(1,604)	(1,453)			(3,057)
Changes in price, net of production and other operating costs	(2,829)	(1,325)			(4,154)
Previously estimated development costs incurred	164	285			449
Change in estimated future development costs	(47)	(35)			(82)
Extensions, discoveries and improved recovery, net of costs	99	—			99
Revisions of previous quantity estimates	(103)	66			(37)
Accretion of discount	853	516			1,369
Net change in income taxes	1,029	—	525		1,554
Purchases and sales of reserves in place	(270)	—			(270)
Change in timing of estimated future production and other	51	—			51

Net change	(2,657)	(1,946)	525		(4,078)

End of year	$4,069	$3,697	$(859)		$6,907

The following adjustments were made related to the unaudited pro forma standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves for the year ended December 31, 2023:

(3)

Reflects the net change to Aera Parent’s discounted future net cash flows from proved reserve quantities as a result of a change in its tax status from a pass-through to a taxable entity as a result of the mergers.

INFORMATION ABOUT CRC

CRC is an independent energy and carbon management company committed to energy transition. CRC provides affordable and reliable energy in a safe and responsible manner, to support and enhance the quality of life of Californians and the local communities in which CRC operates, through the development of a broad portfolio of assets while adhering to CRC’s commitment to create shareholder value. CRC also has some of the lowest carbon intensity production in the United States. CRC is committed to energy transition and decarbonization through its carbon management business.

CRC’s principal executive offices are located at 1 World Trade Center, Suite 1500 Long Beach, California 90831, and its telephone number at that address is (888) 848-4754.

Shares of CRC common stock are listed on the NYSE under the ticker symbol “CRC.”

Additional information about CRC and its subsidiaries is included in documents incorporated by reference into this proxy statement. See “Where You Can Find More Information.”

CERTAIN BENEFICIAL OWNERS OF COMMON STOCK

The following table sets forth certain information known to the management of CRC, based on filings made under Section 13(d) and 13(g) of the Exchange Act, regarding the beneficial ownership of common stock as of March 15, 2024 by:

•	each person, or group of affiliated persons, known to the management of CRC to beneficially own more than 5% of common stock;

•	each member of the Board of Directors;

•	each of CRC’s named executive officers; and

•	all of CRC’s directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. In addition, the rules take into account shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable within 60 days of the date of this proxy statement. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Unless otherwise indicated, the address for each of CRC’s directors, executive officers, named executive officers and each beneficial owner of more than 5% of common stock listed in the table below is c/o California Resources Corporation, 1 World Trade Center, Suite 1500 Long Beach, California 90831.

Names of Beneficial Owners (1)	Number	Percentage (2)
5% Stockholders
BlackRock, Inc. (3)	10,993,936	16.0%
The Vanguard Group (4)	7,756,240	11.3%
Solar Projects LLC (5)	6,148,821	8.9%
Kimmeridge Energy Management Company, LLC (6)	3,498,554	5.1%
Directors and named executive officers
Andrew E. Bremner	745	*
Tiffany (TJ) Thom Cepak	10,000	*
James N. Chapman	—	*
Mark A. (Mac) McFarland	500	*
Nicole Neeman Brady	—	*
Julio M. Quintana	—	*
William B. Roby	9,181	*
Alejandra (Ale) Veltman	—	*
Francisco J. Leon	90,734	*
Jay A. Bys	75,505	*
Christopher D. Gould	44,547	*
Manuela (Nelly) Molina	—	*
Michael L. Preston	83,854	*
Directors and executive officers as a group (15 persons)	315,066	*

*	Less than 1%.
(1)	Unless otherwise noted below, the address for each beneficial owner is c/o California Resources Corporation, 1 World Trade Center, Suite 1500, Long Beach, California 90831.
(2)	Except as otherwise noted below, based on total shares outstanding of 68,761,684 as of March 15, 2024.
(3)	Based on Amendment No. 4 to Schedule 13G filed with the SEC on January 22, 2024 by BlackRock, Inc. (“BlackRock”). BlackRock has sole voting power with respect to 10,837,806 shares of common stock, and sole dispositive power with respect to 10,993,936 shares of common stock. BlackRock’s address is BlackRock, Inc., 50 Hudson Yards, New York, NY 10001.
(4)

Based on Amendment No. 4 to Schedule 13G filed with the SEC on February 13, 2024 by The Vanguard Group (“Vanguard”). Vanguard has shared voting power with respect to 49,767 shares of common stock, sole dispositive power with respect to 7,652,417 shares of common stock, and shared dispositive power with respect to 103,823 shares of common stock. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355.

(5)

Based on Amendment No. 5 to Schedule 13G filed with the SEC on February 9, 2024 by Solar Projects LLC (“Solar”) and certain other reporting persons. Solar has an aggregate beneficial ownership of 6,148,821 shares of common stock, or 8.96% of the class, and has shared voting and dispositive powers with respect to 6,148,821 shares of common stock. Solar’s sole member, Solar Trust No. 2 (“Solar Trust”), may be deemed to beneficially own the 6,148,821 shares of common stock beneficially owned by Solar, and has shared voting and dispositive powers with respect to 6,148,821 shares of common stock. Comeg Trust LLC (“Comeg LLC”), has an aggregate beneficial ownership of 91,044 shares of common stock or less than 1% of the class, and has shared voting and dispositive powers with respect to 91,044 shares of common stock. Comeg Trust, as the controlling member of Comeg LLC, may be deemed to beneficially own the 91,044 shares beneficially owned by Comeg LLC and has shared voting and dispositive powers with respect to 91,044 shares of common stock. David Scott Gimbel, as manager of Solar and Comeg LLC and the trustee of Solar Trust and Comeg Trust, has an aggregate beneficial ownership of 6,246,865 shares of common stock or 9.10% of the class, and has sole voting and dispositive powers with respect to 7,000 shares of common stock and shared voting and dispositive powers with respect to 6,239,865 shares of common stock. The address of Solar and Solar Trust is 1201 North Market Street, Suite 1002, Wilmington DE 19801. The address of Comeg LLC and Comeg Trust is 20 Montchanin Rd, Suite 100, Greenville, Delaware 19807. The address of Mr. Gimbel is 323 Pablo Rd, Ponte Vedra Beach, Florida 32082.

(6)

Based on the Schedule 13G filed with the SEC on January 31, 2024 by Kimmeridge Energy Management Company, LLC (“Kimmeridge”). Kimmeridge has sole voting power with respect to 3,498,554 shares of common stock, and sole dispositive power with respect to 3,498,554 shares of common stock. Kimmeridge’s address is 15 Little West 12th Street, 5th Floor, New York, NY 10014.

INFORMATION ABOUT AERA

The following discussion of Aera’s business should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Aera Parent”, the “Summary Historical Consolidated Financial Data of Aera Parent” and the accompanying financial statements of Aera Parent and the related notes included elsewhere in this proxy statement.

Unless the context requires otherwise, references to “Aera,” “we,” “our” and “us” in this section are to the business and operations of the Aera Companies. The following discussion includes information regarding the Excluded Assets, which will not be acquired by CRC in the transactions contemplated by the merger agreement. See “The Merger Agreement—Tax and Real Estate Restructuring” for more information about the Excluded Assets.

For purposes of this section, natural gas volumes have been converted to Boe based on the equivalence of energy content of 5.6 Mcf of natural gas to one Boe. Barrels of oil equivalence does not necessarily result in price equivalence.

Business Overview and History

Aera Energy LLC was formed in June of 1997 as a joint venture between affiliates of Exxon Mobil Corporation and Shell plc (the “Prior Owners”). Aera Energy Services Company was formed in May 1997 for the purpose of providing the human resource needs of Aera. Aera is primarily engaged in the exploration, development and production of crude oil, condensate natural gas and natural gas liquids (referred to elsewhere in this proxy statement as NGLs) in the State of California. Aera’s production comprises approximately one fifth of California’s in-state oil supply. Aera is also involved in various carbon sequestration projects. See “– Carbon Management Business”. In February 2023, GGR Holdings indirectly acquired all of the Aera Companies’ outstanding equity interests from the Prior Owners.

GGR Holdings is an investment holding vehicle formed on July 12, 2022 as a joint venture among affiliates of IKAV, CPPIB and Oaktree. GGR Parent is an investment holding vehicle formed on December 28, 2023. On December 29, 2023, each of Green Gate COI LLC and CPPIB Vedder US Holdings LLC contributed all of IKAV and CPPIB’s ownership interest in GGR Holdings to GGR Parent in exchange for membership interests in GGR Parent (the “Exchange”).

Following the Exchange, CPPIB, through its affiliate CPP Blocker, holds an approximately 49% ownership interest in GGR Parent. IKAV’s ownership interest in GGR Parent is indirectly held through IKAV Co-Invest, which holds an approximately 51% direct ownership interest in GGR Parent. IKAV Co-Invest is an investment holding vehicle formed on July 12, 2022. IKAV Co-Invest is indirectly managed and majority owned by IKAV through IKAV Blocker. IKAV Co-Invest’s remaining equity interests are indirectly held by IKAV Co-Invest Blocker 1 and IKAV Co-Invest Blocker 2, each of which was formed on November 29, 2022, and is an investment holding vehicle managed by affiliates of Oaktree.

Oil and Natural Gas Operations

Aera’s operated asset base spans three distinct basins with approximately 20,200 net operated wells. Our largest basin by production, San Joaquin (defined below) has been producing for over 150 years. We had average total net production of approximately 74 MBoe/d (99% oil) for the year ended December 31, 2023.

As of December 31, 2023, Aera held approximately 108 thousand net mineral acres, of which greater than 77% are held in fee. Less than 3% of Aera’s net mineral acres are on federal lands.

As of December 31, 2023, Aera’s proved reserves totaled an estimated 239 MMBoe, of which 226 MMBbl were crude oil and condensate reserves, 1 MMBbl was NGL reserves and 67 BcF were natural gas reserves.

The following table highlights key information about our operations as of and for the year ended December 31, 2023:

	San Joaquin Basin	Salinas Basin	Ventura Basin	Other	Total
Number of producing fields we operate	6	1	1	—	8
Mineral Acreage
Net mineral acreage (thousands)	66	5	8	29	108
Average net mineral acreage held in fee (%)	84%	—	7%	93%	77%
Production
Total net production (MMBoe)	23	1	3	—	27

Average daily net production (MBoepd)	63	3	8	—	74
Proved Reserves
Oil (MMBbl)	201	5	16	4	226
NGLs (MMBbl)	—	—	1	—	1
Natural gas (Bcf)	57	—	9	1	67

Total (MMBoe)(a)	211	5	19	4	239

Oil percentage of proved reserves	95%	100%	84%	96%	95%

Producing Properties

San Joaquin Basin

Aera’s San Joaquin Basin operations in Kern and Fresno County comprise projects in the North Belridge and South Belridge (Belridge) oil fields as well as the Lost Hills, Cymric, McKittrick, Midway Sunset and Coalinga oil fields. For the year ended December 31, 2023, Aera’s San Joaquin Basin projects produced (a) 28 net MBoepd of light oil, primarily from the Diatomite formation through cyclic steam and waterflood injection and (b) 37 net MBoepd of heavy oil, from various formations primarily through continuous and cyclic steam injection.

Salinas Basin

Aera’s operations in Monterey County comprise its projects in the San Ardo oil field (“San Ardo”), primarily in the Lombardi and Aurignac reservoirs. For the year ended December 31, 2023, Aera’s San Ardo projects produced 3.9 net MBoepd of heavy oil through steam flood injection.

Ventura Basin

Aera’s operations in Ventura County (“Ventura”) comprise its projects in the Ventura oil field, primarily in the Pico and Repetto formations. For the year ended December 31, 2023, Aera’s Ventura operations produced 7.5 net MBoepd of light oil through waterflood injection.

Other

Other than the fields described above, Aera also has mineral interests in undeveloped acreage throughout California, including in Orange County. A portion of such undeveloped acreage is comprised of the Excluded Assets. See “The Merger Agreement—Tax and Real Estate Restructuring” for more information about the Excluded Assets.

Mineral Acreage

The following table summarizes Aera’s gross and net developed and undeveloped mineral acreage as of December 31, 2023. The mineral acreage below does not include the Excluded Assets.

	San Joaquin Basin	Salinas Basin	Ventura Basin	Other	Total
Developed
Gross	68	5	8	31	112
Net	66	5	8	29	108
Undeveloped
Gross	26	—	—	97	123
Net	25	—	—	77	102

Gross	94	5	8	128	235
Net	91	5	8	106	210

Production and Price History

The following table sets forth information regarding our oil, natural gas and NGL production on an “as produced” basis for the periods presented:

	Year Ended December 31,
	2023	2022	2021
Average daily net production
Oil (MBbl/d)	73	80	85
NGLs (MBbl/d)	1	—	—
Natural gas (MMcf/d) (dry gas)	17	20	20

Total daily net production (MBoe/d)	77	84	89

The following table sets forth information regarding our oil, natural gas and NGL production on an “as sold” basis for the periods presented:

	Year Ended December 31,
	2023	2022	2021
Average daily net production
Oil (MBbl/d)	73	80	85
NGLs (MBbl/d)	1	—	—
Natural gas (MMcf/d) (dry gas)	3	3	3

Total daily net production (MBoe/d)	74	81	86

Oil, natural gas and NGL production for our largest field, Belridge, is presented in the table below for the periods presented:

	Year Ended December 31,
	2023	2022	2021
Average daily net production
Oil (MBbl/d)	37	41	44
NGLs (MBbl/d)	—	—	—
Natural gas (MMcf/d) (dry gas)(a)	—	—	—

Total daily net production (MBoe/d)	37	41	44

(a)	Refers to average daily natural gas sold; does not include internal use natural gas.

The following table reconciles our average daily net production to our average daily gross production (which includes production from the fields we operate and our share of production for fields operated by others) for the periods presented:

	Year Ended December 31,
(MBoe/d)	2023	2022	2021
Average daily net production(a)	77	84	89
Working interest and royalty holders’ share	5	6	6
Other	—	—	—

Average Daily Gross Production	82	90	95

(a)	Includes produced gas consumed on lease of 3 MBoe/d for each of the years ended December 31, 2023, 2022 and 2021.

The following table sets forth information regarding our average realized and benchmark prices for the periods presented:

	Year Ended December 31,
	2023	2022	2021
Average realized prices
Oil with hedge ($/Bbl)	$78.17	$96.11	$68.02
Oil without hedge ($/Bbl)	$78.27	$96.11	$68.02
NGLs ($/Bbl)	$30.27	$49.70	$44.76
Natural gas ($/Mcf)	$7.04	$5.84	$3.33
Average benchmark prices
Brent oil ($/Bbl)	$82.22	$98.89	$70.79
WTI oil ($/Bbl)	$77.62	$94.23	$67.91
NYMEX gas ($/MMBtu)	$2.74	$6.64	$3.84

Note: Reflects average realized prices using production volumes on an “as sold” basis.

Estimated Proved Reserves and Future Net Cash Flows

The information with respect to our estimated reserves presented below has been prepared in accordance with the rules and regulations of the SEC.

The following tables summarize our estimated proved oil (including condensate), NGLs and natural gas reserves and PV-10 as of December 31, 2023. Aera’s estimated volumes and cash flows were calculated using the unweighted arithmetic average of the first-day-of-the-month price for each month within the year (“SEC Prices”), unless prices were defined by contractual arrangements. For oil volumes, the average Brent spot price of $82.84 per barrel was adjusted for gravity, quality and transportation costs. For natural gas volumes, the average PG&E city-gate spot price of $6.52 per MMBtu was adjusted for energy content, transportation fees and market differentials. All prices are held constant throughout the lives of the properties. The average realized prices for estimating our proved reserves as of December 31, 2023 were $79.50 per barrel for oil, $32.31 per barrel for NGLs and $5.02 per Mcf for natural gas.

(in thousands of barrels of crude oil and condensate)

	San Joaquin Basin	Salinas Basin	Ventura Basin	Other	Total
Proved developed reserves
Oil (MMBbl)	188	4	16	4	212
NGLs (MMBbl)	—	—	1	—	1
Natural Gas (Bcf)	55	—	9	1	65

Total (MMBoe)	198	4	19	4	225

Proved undeveloped reserves
Oil (MMBbl)	13	1	—	—	14
NGLs (MMBbl)	—	—	—	—	—
Natural Gas (Bcf)	2	—	—	—	2

Total (MMBoe)	14	1	—	—	14

Total proved reserves
Oil (MMBbl)	201	5	16	4	226
NGLs (MMBbl)	—	—	1	—	1
Natural Gas (Bcf)	57	—	9	1	67

Total (MMBoe)	211	5	19	4	239

Reserves to production ratio (years)(a)	9	5	6	0	9

(a)	Calculated as total proved reserves as of December 31, 2023 divided by total production for the year ended December 31, 2023.

PV-10 and Standardized Measure

PV-10 of cash flows is a non-GAAP financial measure and represents the year-end present value of estimated future cash inflows from proved oil and natural gas reserves, less future development and operating costs, discounted at 10% per annum to reflect the timing of future cash flows and using SEC Prices. Calculation of PV-10 does not give effect to derivative transactions. Aera’s PV-10 is computed on the same basis as our standardized measures of future net cash flows, the most comparable measure under GAAP, but does not include the effects of future income taxes on future net cash flows. Neither PV-10 nor Standardized Measure should be construed as the fair value of our oil and natural gas reserves. Standardized Measure is prescribed by the SEC as an industry standard asset value measure to compare reserves with consistent pricing, costs and discount assumptions. PV-10 facilitates the comparisons to other companies as it is not dependent on the tax-paying status of the entity.

As of December 31, 2023
(in millions)
Standardized measure of discounted future net cash flows	$3,697
Present value of future income taxes discounted at 10%	—

PV-10 of cash flows(a)	$3,697

(a)	The average realized prices for estimating our PV-10 of cash flow as of December 31, 2023 were $79.50 per barrel for oil, $32.31 per barrel for NGLs and 5.02 per Mcf for natural gas.

Changes in Proved Undeveloped Reserves

There were no material changes in our proved undeveloped reserves that occurred during the year ended December 31, 2023, including proved undeveloped reserves converted into proved developed reserves.

Reserves Evaluation and Review Process

Aera’s estimates of proved reserves and related discounted future net cash flows as of December 31, 2023 were made by Aera’s independent reserves evaluator, Netherland, Sewell & Associates, Inc (“NSAI”). The estimation of proved reserves is based on the requirement of reasonable certainty of economic producibility and management’s funding commitments to develop the reserves. Reserves volumes are estimated by forecasts of production rates, operating costs and capital investments. Price differentials between specified benchmark prices and realized prices and specifics of each operating agreement are then applied against the SEC Price to estimate the net reserves. Operating and capital costs are forecast using the current cost environment applied to expectations of future operating and development activities related to the proved reserves. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Aera Parent” for further discussion of uncertainties inherent in the reserve estimates.

Proved developed reserves are those volumes that are expected to be recovered through existing wells with existing equipment and operating methods, for which the incremental cost of any additional required investment is relatively minor. Proved undeveloped reserves are those volumes that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required.

Reserves Estimates

NSAI was engaged to prepare independent estimates of the proved reserves for our fields and future revenue. For the year ended December 31, 2023, NSAI’s estimates included 100% of our total proved reserves. NSAI’s estimates were prepared in accordance with the definitions and regulations of the SEC and the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers.

In the generation of reserves estimates, our independent reserve engineers used technical and economic data including, but not limited to, well logs, geologic maps, well test data, production data, historical price and cost information, and property ownership interests. NSAI used standard engineering and geoscience methods, or a combination of methods, including performance analysis, volumetric analysis, and analogy, that NSAI considered to be appropriate and necessary to categorize and estimate reserves in accordance with SEC definitions and regulations. The data used in NSAI’s generation of reserves estimates were obtained from Aera, public data sources, and the nonconfidential files of NSAI. NSAI did not independently examine titles to the properties or independently confirm the degree or type of interest owned.

NSAI qualifications – The primary technical engineer responsible for our evaluation has more than 13 years of petroleum engineering experience and is a registered Professional Engineer in the state of Texas. The primary geoscientist for the evaluation has more than 26 years of experience practicing petroleum geoscience and is a Licensed Professional Geoscientist in the state of Texas.

Marketing Arrangements

Crude Oil – Aera sells nearly all of its crude oil to California refiners. A majority of Aera’s crude oil production is connected to third-party pipelines and California refining markets via its significant gathering systems. Aera does not refine or process the crude oil it produces and Aera does not have any significant transportation arrangements.

Natural Gas – Aera consumes a significant majority of its produced natural gas within its operations and sells the remaining unused natural gas into the California market. Aera purchases natural gas under short-term market-based contracts. Aera also enters into hedges for gas purchases to protect its operating expenses from price fluctuations.

NGLs – Aera does not have long-term or long-haul interstate NGL transportation agreements. Aera sells substantially all of its NGLs to third parties using market-based pricing. Aera’s NGL sales are generally pursuant to processing contracts or short-term sales contracts.

Electricity – Aera owns or has a material stake in power generation facilities located at Belridge, Coalinga and San Ardo. A portion of the electrical output of the Belridge power plant is used by Aera in its Belridge field operations and other nearby production fields. Similarly, at Coalinga, a portion of the electrical output is used by Aera in its Coalinga field. Aera sells the remaining output from Belridge and Coalinga in excess of their respective site needs to the California Independent System Operator (“CAISO”). In instances that the power output of the Belridge, Coalinga or San Ardo facilities is less than what is required by their respective operations, Aera purchases their respective remaining power needs from CAISO.

Delivery Commitments

Aera does not have firm delivery commitments for oil, natural gas or NGLs.

Aera’s Principal Customers

Aera sells crude oil, natural gas and NGLs to marketers, California refineries and other purchasers that have access to transportation and storage facilities. Aera’s ability to sell its products can be affected by factors that are beyond its control and cannot be accurately predicted. See the information in Note 1 Nature of Operations of Aera Parent’s financial statements for further discussion of Aera’s principal customers.

Title to Properties

We believe that we have satisfactory title to our oil and natural gas properties in accordance with industry standards. Individual properties may be subject to ordinary course burdens that Aera’s management believes do not materially interfere with the use or affect the value of such properties. Burdens on properties may include customary royalty or net profits interests, liens incident to operating agreements and tax obligations or duties under applicable laws, or development and abandonment obligations, among other items.

Competition

Aera’s competitors are primarily other exploration and production companies that produce oil, natural gas and NGLs. Aera competes locally against independent producers and a major international oil company that operate in California as well as against foreign oil and gas companies from whom California imports a significant majority of the oil it consumes. Aera’s management believes that Aera’s proximity to the California refineries gives it a competitive advantage over importers due to lower transportation costs. Further, California refineries are generally designed to process crude with similar characteristics to the oil produced from our fields.

Infrastructure

The infrastructure used in Aera’s operations is presented below:

Description	Quantity	Unit	Capacity
Gas Processing Plants	2	MMcf/d	95
Power Plants	5	MW	205
Steam Generators/Plants	170	MBbl/d	615
Compressors	36	MHp	35
Water Management Systems	11	MBw/d	1,700
Water Softeners	7	MBw/d	555
Oil and NGL Storage	43	MBbls	320
Pipelines	3,700	Miles	3,700

Carbon Management Business

CarbonFrontier

In development since 2019, Aera’s CarbonFrontier is a carbon capture and storage (“CCS”) project that is intended to leverage CCS technology to capture CO2 generated during the oil production process before it enters the atmosphere. We expect that CO2 captured in connection with the CarbonFrontier project will be transported via pipeline to a remote underground storage site in Belridge where it will be injected more than a mile underground into porous rock formations. Continuous monitoring of the storage site and pipeline would occur both underground and at the surface.

Aera Direct Air Capture (DAC) Hub

Unlike CCS projects, such as CarbonFrontier, which aim to capture carbon at the point of emissions, direct air capture (“DAC”) projects aim to capture carbon emissions directly from the atmosphere. Aera’s DAC Hub project is expected to use fans to pull air into a CO2 -absorbing filter. The collected CO2 would then be compressed and transported via intra-field pipeline for storage at Aera’s CarbonFrontier storage site.

The U.S. Department of Energy recently announced the selection of Aera Federal LLC, a subsidiary of Aera Energy LLC, to conduct a feasibility study for Aera’s DAC Hub. The feasibility study, valued at $4.5 million, will be funded mostly by the US Department of Energy and partly by Aera to help establish the viability of DAC as a business and technology for large-scale California decarbonization.

Human Capital Management

Aera had approximately 796 employees as of December 31, 2023. Approximately 220 of our employees are covered by a collective bargaining agreement as of December 31, 2023. Aera also utilize the services of many third-party contractors throughout Aera’s operations.

Seasonal Nature of the Business

A portion of our operating costs and the prices for our products fluctuate throughout the year. For example, prices for natural gas (that we both sell and purchase for use in our operations) tend to be higher in the winter and summer months. However, seasonality overall does not have a material effect on our earnings on an annualized basis.

Legal Proceedings

From time to time, Aera is party to ongoing legal proceedings in the ordinary course of business, including workers’ compensation claims, employment-related disputes, commercial disputes, personal injury claims, royalty claims, property damage claims and contract actions. For more information regarding legal proceedings, see the information in Note 9 Litigation and Other Contingencies of Aera Parent’s financial statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF AERA PARENT

The following discussion and analysis of the financial condition and results of operations of Aera Parent and its subsidiaries should be read together with the section of this proxy statement entitled “Summary Historical Consolidated and Combined Financial Data of Aera Parent” and the audited consolidated and combined financial statements of Aera Parent, together with related notes thereto, included elsewhere in this proxy statement. The following discussion and analysis should also be read together with the section of this proxy statement entitled “Information About Aera” and the unaudited pro forma condensed combined financial information in the section of this proxy statement entitled “Unaudited Pro Forma Condensed Combined Financial Information”. The following discussion contains forward-looking statements that involve risks, uncertainties and assumptions. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in the forward-looking statements as a result of various factors, including those set forth under the section entitled “Risk Factors” or elsewhere in this proxy statement.

In connection with the change of control, as a result of the Prior Transaction (defined below), the Aera Companies assets and liabilities were adjusted to fair value on the closing date of the Prior Transaction. The consolidated and combined financial statements distinguish between the predecessor periods (“Predecessor”) relating to the combined activity of the Aera Companies for periods prior to the Prior Transaction on February 28, 2023 and the successor period (“Successor”) relating to GGR Holdings for periods subsequent to the incorporation of GGR Holdings on August 31, 2022.

GGR Holdings was reorganized in a common control transaction under GGR Parent on December 29, 2023 resulting in a change in reporting entity. As this was a reorganization under common control, the assets and liabilities were recognized on a carryover basis and therefore GGR Parent is also considered the Successor.

The Successor financial information includes the activity and accounts of Aera Parent, together with its consolidated subsidiaries, as of and for the year ended December 31, 2023, which includes the activity and accounts of the Aera Companies, prospectively for the 307-day period following completion of the Prior Transaction, beginning on February 28, 2023. The accounts and operating activity for the Successor periods for the 122 days ended December 31, 2022 and the 58 days ended February 28, 2023 consist solely of the activity of GGR Holdings prior to the close of the Prior Transaction, which primarily related to a capital contribution made in order to finance the Prior Transaction.

The Predecessor financial information represents the historical basis of presentation for the Aera Companies for all periods prior to the Prior Transaction. As a result of the valuation of assets acquired and liabilities assumed at fair value at the time of the Prior Transaction, the financial statements for the Successor period are presented on a measurement basis different than the Predecessor period (the Aera Companies’ historical cost) and are, therefore, not comparable.

Unless the context otherwise requires, references in this section to “we” and “our” are intended to mean Aera Parent.

The following discussion includes information regarding the Excluded Assets, which will not be acquired by CRC in connection with the transactions contemplated by the merger agreement. See “The Merger Agreement—Tax and Real Estate Restructuring” for more information about the Excluded Assets.

Overview

Aera Energy LLC was formed in June of 1997 as a joint venture between the Prior Owners. Aera Energy Services Company was formed in May 1997 for the purpose of providing the human resource needs of Aera.

Aera is primarily engaged in the exploration, development and production of crude oil, condensate natural gas and NGLs in the State of California. Aera’s production comprises approximately one fifth of California’s in-state oil supply. Aera is also involved in the early stages of developing various carbon sequestration projects. See “Information About Aera – Carbon Management Business”. In February 2023, GGR Holdings indirectly acquired all of the Aera Companies’ outstanding equity interests from the Prior Owners in the Prior Transaction.

GGR Holdings is an investment holding vehicle formed on July 12, 2022 as a joint venture among affiliates of IKAV, CPPIB and Oaktree. GGR Parent is an investment holding vehicle formed on December 28, 2023. On December 29, 2023, each of IKAV Co-Invest and CPP Blocker contributed all of IKAV and CPPIB’s ownership interest in GGR Holdings to GGR Parent in exchange for membership interests in GGR Parent in the Exchange.

Following the Exchange, CPPIB, through its affiliate CPP Blocker, holds an approximately 49% ownership interest in GGR Parent. IKAV’s ownership interest in GGR Parent is indirectly held through IKAV Co-Invest, which holds an approximately 51% direct ownership interest in GGR Parent. IKAV Co-Invest is an investment holding vehicle formed on July 12, 2022. IKAV Co-Invest is indirectly managed and majority owned by IKAV through IKAV Blocker. IKAV Co-Invest’s remaining equity interests are indirectly held by IKAV Co-Invest Blocker 1 and IKAV Co-Invest Blocker 2, each of which was formed on November 29, 2022, and is an investment holding vehicle managed by affiliates of Oaktree.

Selected Factors That Affect Aera’s Operating Results

General

Our revenues, cash flows from operations and future growth depend substantially upon, among other things:

•	the timing and success of production and development activities;

•	the prices for oil and natural gas;

•	the quantity of oil and natural gas production from our wells;

•	changes in the fair value of the derivative instruments we use to reduce our exposure to fluctuations in the price of oil and natural gas; and

•	the level of our operating expenses.

In addition to the factors that affect companies in our industry generally, the location of substantially all of our acreage subjects our operating results to factors specific to these regions. These factors include the potential adverse impact of weather on drilling, production and transportation activities, as well as infrastructure limitations, transportation capacity and other factors that may specifically affect one or more of these regions.

Additionally, like other companies in the oil and gas industry, our operations are subject to stringent federal, state and local laws and regulations relating to drilling, completion, well stimulation, operation, maintenance or abandonment of wells or facilities, managing energy, water, land, greenhouse gases or other emissions, protection of health, safety and the environment, or transportation, marketing, and sale of our products, and our obligation to comply with such federal state and local laws and regulated have the potential to adversely affect our operations and result in increased operational and compliance costs.

Commodity Pricing and Differentials

Our revenue, costs, profitability and future growth are highly dependent on the prices we receive for our oil and natural gas production, as well as the prices we pay for our natural gas purchases, which are affected by a variety of factors. For example, from December 2022 to February 2023, the wholesale prices of natural gas in California local markets reached historic levels. The January 2023 monthly index for NGI Bidweek-Socal Border settled at $46.92, or over 400% times higher than the prior year January close settlement price. December 2022 and

February 2023 bookended the historic increase with the monthly index for NGI Bidweek-Socal Border settled at $13.73 and $15.52, respectively. These settlement prices reflect the monthly index established during the week leading up to the actual delivery month, also known as the bidweek. Drivers of the price increase were a combination of record low temperatures, production freeze-offs, an accelerated depletion of stored natural gas reserves and pipeline maintenance. As a result, we experienced significantly higher gas supply costs in January 2023 and into February 2023.

Because our oil and gas revenues are heavily weighted toward oil, we are more significantly impacted by changes in oil prices than by changes in the price of natural gas. To reduce our exposure to fluctuations in oil and natural gas prices, we use derivatives to hedge a portion of (x) our forecasted oil and gas production and (y) gas purchases primarily for the purpose of hedging fuel consumption by our steamflood generators. See “– Liquidity and Capital Resources – Hedging Program.”

Our operating costs are highly dependent on the prices we receive for our oil and natural gas production, as well as the prices we pay for our natural gas purchases, which are affected by a variety of factors. The following table sets forth certain average benchmark prices, average realized prices and price realizations as a percentage of average benchmark prices for our products for the periods indicated below.

	Year Ended December 31,
	2023		2022
	Average Price	Realization (1)	Average Price	Realization (1)
Sales of Crude Oil and Natural Gas
Brent Oil Benchmark ($/Bbl)	$82.22	—	$98.89	—
WTI Oil Benchmark ($/Bbl)	$77.62	—	$94.23	—
Realized price without derivative settlements	$78.27	95%	$96.11	97%
Effects of derivative settlements	(0.10)	—	—	—

Realized price with derivative settlements	$78.17	95%	$96.11	97%
NYMEX Gas Benchmark ($/MMBTu)	$2.74		$6.64
Realized price	$7.04	257%	$5.84	88%
Purchased Natural Gas (per MMBTu)
Realized price without derivative settlements	$10.89	397%	$8.91	134%
Effects of derivative settlements	(0.24)		—

Realized price with derivative settlements	$10.65	389%	$8.91	134%

(1)	Represents the percentage of our realized prices compared to the indicated index as a percentage of Brent Oil Benchmark for oil and NYMEX Gas Benchmark for natural gas purchases.
Note:	Reflects average realized prices based on production volumes on an “as sold” basis.

Workforce Reduction

In June 2023, we reduced our workforce as part of an ongoing strategic effort to reposition our portfolio, optimize operational performance and improve margins. Affected employees were offered a severance package that included severance and notice pay as well as access to third-party outplacement services. For the year ended December 31, 2023, we recognized approximately $15 million of costs related to our workforce reduction primarily attributable to severance payments and related payroll taxes.

Critical Accounting Estimates

Aera Parent prepares its consolidated and combined financial statements for inclusion in this proxy statement in accordance with GAAP. Preparation of financial statements in conformity with GAAP requires that Aera

Parent’s management make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. For additional information, please see the section entitled “Notes to Consolidated and Combined Financial Statements—Summary of Significant Accounting Policies.”

In management’s opinion, the more significant reporting areas affected by management’s judgments and estimates are the choice of accounting method for business combinations, oil and natural gas activities, oil and natural gas reserve estimation, asset retirement obligations, impairment of long-lived assets, revenue accrual, and valuation of financial derivative instruments. Management’s judgments and estimates in these areas are based on information available from both internal and external sources, including engineers, geologists, landmen and historical experience in similar matters. Actual results could differ from the estimates, as additional information becomes known.

Proved Reserve Estimates

Estimates of Aera Parent’s proved reserves included in this proxy statement are prepared in accordance with GAAP and the rules and regulations of the SEC. The accuracy of a proved reserve estimate is a function of many factors, which are discussed in further detail under the heading “Proved Reserve Estimates” in the unaudited Supplementary Oil and Gas Information in Aera Parent’s Consolidated and Combined Financial Statements included elsewhere in this proxy statement.

Aera Parent’s proved reserves as of December 31, 2023 were prepared by independent reserve engineers. Because proved reserve estimates are based on many assumptions, all of which may substantially differ from future actual results, the actual quantities of oil and gas that are ultimately recovered will vary. In addition, results of drilling, testing and production after the date of an estimate may result in, positive or negative, material revisions to our estimate of proved reserves.

The standardized measure included in this proxy statement as of December 31, 2023, is the market value of Aera Parent’s estimated proved reserves determined in accordance with SEC requirements. Aera Parent based the 2023 standardized measure on a twelve-month average of commodity prices on the first day of each month in 2023 and current costs on the date of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs utilized in the estimate. For additional information, please see the section entitled “Supplementary Oil and Gas Information (Unaudited)” in Aera Parent’s Consolidated and Combined Financial Statements included elsewhere in this proxy statement.

Aera Parent’s estimates of proved reserves materially impact depletion expense. If the estimates of proved reserves decline, the rate at which Aera Parent records depletion expense will increase, reducing future net income. Such a decline may result from lower commodity prices, which may make it uneconomical to drill for and produce higher cost fields. In addition, a decline in proved reserve estimates may impact the outcome of Aera Parent’s assessment of its proved properties for impairment.

Impairment of Proved Oil and Gas Properties

Aera Parent reviews its proved properties to be held and used whenever management determines that events or circumstances indicate that the recorded carrying value of the properties may not be recoverable. Aera Parent management assesses whether or not an impairment of the carrying amount of proved and unproved properties is necessary based upon estimated future recoverable proved reserves, commodity price outlooks, production and capital costs expected to be incurred to recover the reserves, discount rates commensurate with the nature of the properties and net cash flows that may be generated by the properties. Proved oil and gas properties are reviewed for impairment at the level at which depletion of proved properties is calculated. For additional information, please see Note 6 Property, Plant, and Equipment and Asset Retirement Obligations in Aera Parent’s Consolidated and Combined Financial Statements included elsewhere in this proxy statement.

Asset Retirement Obligations

Aera Parent has significant obligations to remove tangible equipment and facilities and to restore the land at the end of crude oil and natural gas production operations. Aera Parent’s removal and restoration obligations are primarily associated with plugging and abandoning wells. Estimating the future restoration and removal costs is difficult and requires Aera Parent management to make estimates and judgments because most of the removal obligations are many years in the future and contracts and regulations often have vague descriptions of what constitutes removal. Asset removal technologies and costs are constantly changing, as are regulatory, political, environmental, safety and public relations considerations.

Inherent in the present value calculation are numerous assumptions and judgments including the ultimate settlement amounts, credit-adjusted discount rates, timing of settlement and changes in the legal, regulatory, environmental and political environments. To the extent future revisions to these assumptions impact the present value of the existing asset retirement obligations, a corresponding adjustment is generally made to the crude oil and natural gas property or other property and equipment balance. For additional information, please see Note 6 Property, Plant, and Equipment and Asset Retirement Obligations in Aera Parent’s Consolidated and Combined Financial Statements included elsewhere in this proxy statement.

Litigation and Environmental Contingencies

Aera Parent makes judgments and estimates in recording liabilities for ongoing litigation and environmental remediation. Actual costs can vary from such estimates for a variety of reasons. The costs to settle litigation can vary from estimates based on differing interpretations of laws and opinions and assessments on the amount of damages. Similarly, environmental remediation liabilities are subject to change because of changes in laws and regulations, developing information relating to the extent and nature of site contamination and improvements in technology. A liability is recorded for these types of contingencies if Aera Parent determines the loss to be both probable and reasonably estimable. For additional information, please see Note 9 Litigation and Other Contingencies in Aera Parent’s Consolidated and Combined Financial Statements included elsewhere in this proxy statement.

Recent accounting pronouncements

The effects of new accounting pronouncements are discussed in Note 2 Summary of Significant Accounting Policies in Aera Parent’s Consolidated and Combined Financial Statements included elsewhere in this proxy statement.

Results of Operations

In order to include more meaningful information, the following discussion and analysis, also includes our results of operations with respect to the year ended December 31, 2023 combining the Predecessor and Successor operating results (which, for each item, is simply the arithmetic sum of such item for the year ended December 31, 2023 (Successor) and the 58 days ended February 27, 2023 (Predecessor), which is a non-GAAP presentation). As set forth in the table below, Successor did not have any items of revenue and other income, operating expenses or non-operating expenses during the 122 days ended December 31, 2022.

Period ended December 31, 2023 compared to period ended December 31, 2022

The following table sets forth selected financial and operating information for the periods indicated:

(in thousands of dollars)
	Successor		Predecessor
	Year Ended December 31,	122-days Ended December 31,	58-days Ended February 27,	Years Ended December 31,
	2023	2022	2023	2022
Revenue and Other Income
Crude oil, natural gas and NGL sales	$1,762,721	$—	$5,621	$47,782
Crude oil, natural gas and NGL sales to related parties	—	—	341,218	2,755,581
Other revenue	6,641	—	969	4,506
Gain/(loss) on acquisition/sale of assets, net	13,287	—	—	1,036
(Loss) on commodity derivatives, net	(127,921)	—	—	—

Total Revenue and Other Income	1,654,728	—	347,808	2,808,905
Operating Expenses
Operating costs	394,466	—	68,807	463,186
General and administrative expenses	159,717	—	30,474	219,995
Depreciation, depletion and amortization	291,491	—	76,656	567,728
Accretion expense on abandonment liability	122,321	—	13,168	86,609
Exploration expenses including dry hole	273	—	40	315
Purchased natural gas marketing expense	170,198	—	228,605	359,680
Electricity generation expenses	55,338	—	10,393	54,733
Taxes other than on income	84,443	—	14,435	75,479
Research expenses	733	—	3	325
Other operating expenses	71,733	—	8,208	45,614

Total Operating Expenses	1,350,713	—	450,789	1,873,664
Operating Income (Loss)	304,016	—	(102,980)	935,241
Non-Operating (Expenses) Income
Interest income	4,485		1,114	5,652
Interest (expense)	(109,693)	—	—	—
Income/(Loss) from equity investments	6,850	—	501	(162)
Other non-operating (expenses)/income	(2,245)	—	(144)	12,074

Income (Loss) Before Income Taxes	203,413	—	(101,509)	952,805
Federal and state income tax benefit/(expense)	1,302	—	264	(11,337)

Net Income (Loss)	$204,715	$—	$(101,245)	$941,468

Total Operating Revenues

Crude oil, natural gas and NGL sales. Crude oil, natural gas and NGL sales were $1,762.7 million for the year ended December 31, 2023 (Successor) and $5.6 million for the 58 days ended February 27, 2023 (Predecessor), compared to crude oil, natural gas and NGL sales of $47.8 million for the year ended December 31, 2022 (Predecessor). Crude oil, natural gas and NGL sales were $1,768.3 million, on a combined basis, for the year ended December 31, 2023, an increase of $1,720.5 million compared to the year ended December 31, 2022 (Predecessor), that is primarily attributable to the Prior Owners’ change in classification from related parties to non-related parties following the consummation of the Prior Transaction, partially offset by a decrease in the average realized price for crude oil, natural gas and NGL sales for the combined year ended December 31, 2023 compared to the year ended December 31, 2022 (Predecessor). For additional information regarding transactions with the Prior Owners, please see Note 7 Transactions with Related Parties in Aera Parent’s Consolidated and Combined Financial Statements included elsewhere in this proxy statement.

Crude oil, natural gas and NGL sales to related parties. There were not any crude oil, natural gas and NGL sales to related parties for the year December 31, 2023 (Successor) and $341.2 million for the 58 days ended February 27, 2023 (Predecessor), compared to crude oil, natural gas and NGL sales to related parties of $2,755.6 million for the year ended December 31, 2022 (Predecessor). Crude oil, natural gas and NGL sales to related parties were $341.2 million, on a combined basis, for the year ended December 31, 2023, a decrease of $2,414.4 million compared to the year ended December 31, 2022 (Predecessor), that is primarily attributable to the Prior Owners’ change in classification from related parties to non-related parties following the consummation of the Prior Transaction and a decrease in the average realized price for crude oil, natural gas and NGL sales to related parties for the combined year ended December 31, 2023 as compared to the year ended December 31, 2022 (Predecessor). For additional information, please see Note 7 Transactions with Related Parties in Aera Parent’s Consolidated and Combined Financial Statements included elsewhere in this proxy statement.

Gain/(loss) on acquisition/sale of assets. During the year ended December 31, 2023 (Successor), a gain on the acquisition/sale of assets of $13.3 million was recognized and during the 58 days ended February 27, 2023 (Predecessor), no gain or loss on the acquisition/sale of assets was recognized, which compares to a gain on the acquisition/sale of assets totaling $1.0 million during the year ended December 31, 2022 (Predecessor). A gain of $13.3 million, on a combined basis, was recognized on the acquisition/sale of assets for the year ended December 31, 2023, an increase of $12.3 million compared to the year ended December 31, 2022 (Predecessor) that is primarily attributable to Aera’s sale of its ownership interest in certain land assets held by Newport Banning Ranch Asset, LLC and Aera’s sale of its interest in certain real property located in Santa Barbara County. For additional information, please see the discussion under the heading “Equity Investments” in Note 2 Summary of Significant Accounting Policies in Aera Parent’s Consolidated and Combined Financial Statements included elsewhere in this proxy statement.

(Loss) on commodity derivatives. Following the consummation of the Prior Transaction, Aera Parent implemented the Hedging Program. A loss on the fair value of our open commodity derivative contracts of $127.9 million was recognized during the year ended December 31, 2023 (Successor), primarily due to commodity price futures differentials to swap price.

Operating Expenses

Operating costs. Operating costs were $394.5 million for the year ended December 31, 2023 (Successor) and $68.8 million for the 58 days ended February 27, 2023 (Predecessor), compared to operating costs of $463.2 million for the year ended December 31, 2022 (Predecessor). Operating costs were $463.3 million, on a combined basis, for the year ended December 31, 2023, remaining fairly flat compared to the year ended December 31, 2022 (Predecessor), as efficiencies in operational field expenses were offset by increases in regulatory costs and inflationary pressure.

General and administrative expenses. General and administrative expenses were $159.7 million for the year ended December 31, 2023 (Successor) and $30.5 million for the 58 days ended February 27, 2023 (Predecessor), compared to general and administrative expenses of $220.0 million for the year ended December 31, 2022 (Predecessor). General and administrative expenses were $190.2 million, on a combined basis, for the year ended December 31, 2023, a decrease of $29.8 million compared to the year ended December 31, 2022 (Predecessor), that is primarily attributable to a decrease in salaries and related expenses as a result of our workforce concentrated G&A non-labor expense reductions.

Depreciation, depletion and amortization. Depreciation, depletion and amortization was $291.5 million for the year ended December 31, 2023 (Successor) and $76.7 million for the 58 days ended February 27, 2023 (Predecessor), compared to depreciation, depletion and amortization of $567.7 million for the year ended December 31, 2022 (Predecessor). Depletion and amortization was $368.2 million, on a combined basis for the year ended December 31, 2023, a decrease of $199.5 million compared to the year ended December 31, 2022 (Predecessor), that is primarily attributable to a purchase accounting adjustment to step-down the carrying value of our PP&E assets to fair value as a result of the consummation of the Prior Transaction. For additional information, please see Note 3 Significant Transactions in Aera Parent’s Consolidated and Combined Financial Statements included elsewhere in this proxy statement.

Accretion expense on abandonment liability. Accretion expense on abandonment liability was $122.3 million for the year ended December 31, 2023 (Successor) and $13.2 million for the 58 days ended February 27, 2023 (Predecessor), compared to accretion expense on abandonment liability of $86.6 million for the year ended December 31, 2022 (Predecessor). Accretion expense on abandonment liability was $135.5 million, on a combined basis, for the year ended December 31, 2023, an increase of $48.9 million compared to the year ended December 31, 2022 (Predecessor), that is primarily attributable to a purchase accounting adjustment to decrease the amount of Aera Parent’s asset retirement obligations as a result of the consummation of the Prior Transaction. For additional information, please see Note 6 Property, Plant, and Equipment and Asset Retirement Obligations in Aera Parent’s Consolidated and Combined Financial Statements included elsewhere in this proxy statement.

Purchased natural gas marketing expense. Purchased natural gas marketing expense was $170.2 million for the year ended December 31, 2023 (Successor) and $228.6 million for 58 days ended February 27, 2023 (Predecessor), compared to purchased natural gas marketing expense of $359.7 million for the year ended December 31, 2022 (Predecessor). Purchased natural gas marketing expense was $398.8 million, on a combined basis, for the year ended December 31, 2023, an increase of $39.1 million compared to the year ended December 31, 2022 (Predecessor), that is related to the spike in natural gas prices in January and February 2023.

Electricity generation expenses. Electricity generation expenses were $55.3 million for the year ended December 31, 2023 (Successor) and $10.4 million for the 58 days ended February 27, 2023 (Predecessor), compared to electricity generation expenses of $54.7 million for the year ended December 31, 2022 (Predecessor). Electricity generation expenses were $65.7 million, on a combined basis, for the year ended December 31, 2023, an increase of $11 million compared to the year ended December 31, 2022 (Predecessor) that is primarily a result of increased electrical demand for our field operations and higher prices for electricity purchased.

Taxes other than on income. Taxes other than on income were $84.4 million for the year ended December 31, 2023 (Successor) and $14.4 million for the 58 days ended February 27, 2023 (Predecessor), compared to taxes other than on income of $75.5 million for the year ended December 31, 2022 (Predecessor). Taxes other than on income were $98.8 million, on a combined basis, for the year ended December 31, 2023, an increase of $23.3 million compared to the year ended December 31, 2022 (Predecessor) that is primarily attributable to increased production taxes from higher tax rates and greenhouse gas emission (“GHG”) taxes which increased as market prices for GHG allowances rose.

Other operating expenses. Other operating expenses were $71.7 million for the year ended December 31, 2023 (Successor) and $8.2 million for the 58 days ended February 27, 2023 (Predecessor), compared to other operating expenses of $45.6 million for the year ended December 31, 2022 (Predecessor). Other operating expenses were $79.9 million, on a combined basis, for the year ended December 31, 2023, an increase of $34.3 million compared to the year ended December 31, 2022 (Predecessor) that is primarily attributable to costs incurred in connection with the Prior Transaction.

Non-Operating Expenses and Income

Interest expense. In connection with the consummation of the Prior Transaction, we entered into a reserve based revolving credit facility (the “RBL”) and a second lien term loan facility (the “2L” or the “Second Lien Credit Facility” and, together with the RBL, the “Credit Facilities”). As a result of amounts drawn under the Credit Facilities, we incurred approximately $109.7 million of interest and other debt expenses during the year ended December 31, 2023 (Successor). No interest expense was incurred during the 58 days ended February 27, 2023 (Predecessor) or during the combined Predecessor and Successor periods included in the year ended December 31, 2022.

Income/(Loss) from equity investments. Income from equity investments were $6.9 million for the year ended December 31, 2023 (Successor) and $0.5 million for the 58 days ended February 27, 2023 (Predecessor), compared to loss from equity investments of $0.2 million for the year ended December 31, 2022 (Predecessor). Income from equity investments were $7.4 million, on a combined basis, for the year ended December 31, 2023, an increase of $7.6 million compared to the year ended December 31, 2022 (Predecessor) that is primarily attributable to higher revenues from the Midway Sunset Cogeneration Company year on year.

Other non-operating (expenses)/income. Other non-operating expenses were $2.2 million for the year ended December 31, 2023 (Successor) and $0.1 million for the 58 days ended February 27, 2023 (Predecessor), compared with other non-operating income of $12.1 million for the year ended December 31, 2022 (Predecessor). Other non-operating expenses were $2.3 million, on a combined basis, for the year ended December 31, 2023, a difference of $14.4 million that is primarily due to non-service cost in the year ended December 31, 2022 (Predecessor) primarily due to an increase in interest cost and a decrease in expected return on plan assets. For additional information, please see Note 8 Benefit Plans in Aera Parent’s Consolidated and Combined Financial Statements included elsewhere in this proxy statement.

Federal and state income tax benefit/(expense). Federal and state income tax benefit amounted to $1.3 million for the year ended December 31, 2023 (Successor) and $0.3 million for the 58 days ended February 27, 2023 (Predecessor), compared to federal and state income tax expense of $11.3 million for the year ended December 31, 2022 (Predecessor). Federal and state income tax benefit was $1.6 million, on a combined basis, for the year ended December 31, 2023, an increase of 12.9 million compared to the year ended December 31, 2022 (Predecessor) that is primarily attributable to Aera Companies having made a $42.0 million discretionary pension contribution in the year ended December 31, 2022 (Predecessor) compared to only $1.7 million discretionary pension contributions during the combined year ended December 31, 2023.

Year ended December 31, 2022 compared to year ended December 31, 2021

The following table sets forth the combined statements of operations for the periods indicated below:

(in thousands of dollars)
	Successor	Predecessor
	122-days Ended December 31,	Years Ended December 31,
	2022	2022	2021
Revenue and Other Income
Crude oil, natural gas and NGL sales	$—	$47,782	$37,711
Crude oil, natural gas and NGL sales to related parties	—	2,755,581	2,084,423
Other revenue	—	4,506	2,812
Gain/(loss) on acquisition/sale of assets, net	—	1,036	(171)
(Loss) on commodity derivatives, net	—	—	—

Total Revenue and Other Income	—	2,808,905	2,124,775
Operating Expenses
Operating costs	$—	$463,186	$396,246
General and administrative expenses	—	219,995	240,493

(in thousands of dollars)
	Successor	Predecessor
	122-days Ended December 31,	Years Ended December 31,
	2022	2022	2021
Depreciation, depletion and amortization	—	567,728	748,870
Accretion expense on abandonment liability	—	86,609	92,793
Exploration expenses including dry hole	—	315	424
Purchased natural gas marketing expense	—	359,680	212,770
Electricity generation expenses	—	54,733	46,012
Taxes other than on income	—	75,479	71,053
Research expenses	—	325	112
Other operating expenses	—	45,614	3,910

Total Operating Expenses	—	1,873,664	1,812,683
Operating Income (Loss)	—	935,241	312,092
Non-Operating (Expenses) Income
Interest income		5,652	—
Interest (expense)	—	—	—
Income/(Loss) from equity investments	—	(162)	280
Other non-operating (expenses)/income	—	12,074	8,970

Income (Loss) Before Income Taxes	—	952,805	321,342
Federal and state income tax benefit/(expense)	—	(11,337)	1,744

Net Income (Loss)	$—	$941,468	$323,086

Revenue and Other Income

Crude oil, natural gas and NGL sales. Crude oil, natural gas and NGL sales for the year ended December 31, 2022 (Predecessor) was $47.8 million compared to $37.7 million for the year ended December 31, 2021. The $10.1 million increase is primarily due to an increase in the average realized price for crude oil, natural gas and NGL sales in the year ended December 31, 2022 (Predecessor) compared to the prior year period, partially offset by lower production.

Crude oil, natural gas and NGL sales to related parties. Crude oil, natural gas and NGL sales to related parties for the year ended December 31, 2022 (Predecessor) were $2,755.6 million which compared to crude oil, natural gas and NGL sales to related parties of $2,084.3 million for the year ended December 31, 2021. The $671.2 million increase is primarily due to an increase in the average realized price for crude oil, natural gas and NGL sales to related parties between periods, partially offset by lower production.

Gain/(loss) on acquisition/sale of assets. Gain on the acquisition/sale of assets for the year ended December 31, 2022 (Predecessor) was $1 million compared to a loss on the acquisition/sale of assets of $0.1 million for the year ended December 31, 2021. The $1.2 million increase is primarily related to Aera’s sale of its ownership interest in certain land assets held by Newport Banning Ranch Asset, LLC in 2022. For additional information, please see the discussion under the heading “Equity Investments” in Note 2 Summary of Significant Accounting Policies in Aera Parent’s Consolidated and Combined Financial Statements included elsewhere in this proxy statement.

Operating Expenses

Operating costs. Operating costs during the year ended December 31, 2022 (Predecessor) were $463.2 million compared to operating costs of $396.2 million for the year ended December 31, 2021. The $67 million increase is primarily attributable to increased regulatory compliance costs in the year ended December 31, 2022 (Predecessor), including, among others, in respect of regulations governing well casing integrity monitoring partially offset by efficiency gains through cost transformational efforts.

General and administrative expenses. General and administrative expenses during the year ended December 31, 2022 (Predecessor) $220 million compared to $240.5 million during the year ended December 31, 2021. The $20.5 million decrease was primarily attributable to increased spend under our 2022 capital program requiring increased general and administrative support in the year ended December 31, 2022 (Predecessor) compared to the prior year period.

Depreciation, depletion and amortization. Depreciation, depletion and amortization for the year ended December 31, 2022 (Predecessor) was $567.7 million compared to depreciation, depletion and amortization of $748.9 million for the year ended December 31, 2021. The $181.2 million decrease is primarily related to an approximately 30% increase in our reserves.

Accretion expense on abandonment liability. Accretion expense on abandonment liability for the year ended December 31, 2022 (Predecessor) was $86.7 million compared to accretion expense on abandonment liability of $92.8 million for the year ended December 31, 2021. The $6.1 million decrease is primarily related to decreased asset retirement obligations in the year ended December 31, 2022 (Predecessor) compared to the prior year period.

Purchased natural gas marketing expense. Purchased natural gas marketing expenses for the year ended December 31, 2022 (Predecessor) were $359.7 million compared to purchased natural gas marketing expenses of $212.8 million for the year ended December 31, 2021. The $146.9 million increase is primarily related to higher commodity prices in year ended December 31, 2022 (Predecessor) compared to the prior year period, partially offset by 2.5% reduction of year over year purchase fuel gas volume through energy efficiencies.

Electricity generation expenses. Electricity expenses for the year ended December 31, 2022 (Predecessor) were $54.7 million compared to electricity expenses of $46 million for the year ended December 31, 2021. The $8.7 million increase in electricity expenses is primarily attributable to higher utility rates in the year ended December 31, 2022 (Predecessor) compared to the prior year period, partially offset by decreased usage of electricity generated.

Taxes other than on income. Taxes other than on income for the year ended December 31, 2022 (Predecessor) were $75.5 million compared to taxes other than on income of $71.1 million for the year ended December 31, 2021. The $4.4 million increase is primarily attributable to increased production taxes from higher tax rates in the year ended December 31, 2022 (Predecessor) compared to the prior year period, partially offset by lower property taxes.

Other operating expenses. Other operating expenses for the year ended December 31, 2022 (Predecessor) were $45.6 million compared to other operating expenses of $3.9 million for the year ended December 31, 2021. The $41.7 million increase in other operating expenses is primarily attributable to higher litigation settlement costs in the year ended December 31, 2022 (Predecessor) compared to the prior year period.

Non-Operating Expenses

Other non-operating (expenses)/income. Other non-operating expenses for the year ended December 31, 2022 (Predecessor) were $12.1 million compared to other non-operating income of $9 million for the year ended December 31, 2021. The $3.1 million increase in other non-operating income reflects an increase in non-service cost in the year ended December 31, 2022 (Predecessor) primarily due to an increase in interest cost and a decrease in expected return on plan assets.

Federal and state income tax benefit/(expense). Federal and state income tax expense amounted to $11.3 million for the year ended December 31, 2022 (Predecessor) compared to federal and state income tax benefit of $1.7 million for the year ended December 31, 2021. This period-over-period change was primarily attributable to a $42.0 million discretionary pension contribution in the year ended December 31, 2022 (Predecessor) compared to a $9.7 million discretionary pension contribution made during the prior year period.

Liquidity and Capital Resources

General

Aera Parent’s primary sources of liquidity have historically been cash on hand, cash flows from operations and, following the Prior Transaction, borrowings under our Credit Facilities. Aera Parent expects that the combination of these sources will be sufficient to fund its working capital needs.

The RBL

Aera Energy LLC is a borrower under the RBL pursuant to the Credit Agreement, dated as of February 28, 2023, by and among Mobil California Exploration & Producing Asset Company LLC, a Delaware limited liability company, Shell Onshore Ventures LLC, a Delaware limited liability company, Aera Energy LLC, Aera Energy Services Company, a Delaware corporation, each of the Lenders party thereto and Citibank, N.A. (“Citibank”). $275 million in the aggregate is available for drawing under the RBL as of December 31, 2023. The RBL bears interest at a rate per annum equal to an applicable margin plus, at our option, either (1) the adjusted term Secured Overnight Financing Rate (“SOFR”) rate for the relevant interest period, subject to a floor of 0.00%, (2) an alternate base rate determined by reference to the greater of (a) the prime lending rate of Citibank, (b) the federal funds rate for the relevant interest period plus one half of one percent per annum and (c) the one month adjusted term SOFR rate, subject to the aforementioned floor, plus one percent per annum, or (3) a combination of (1) and (2). The applicable margin for SOFR loans ranges from 3.50% to 4.50% based on utilization. The applicable margin for base rate loans ranges from 2.50% to 3.50% based on utilization.

The unpaid principal amount of the RBL is due at the earlier of maturity (August 28, 2026) or such earlier date on which the commitments under the RBL are terminated.

The RBL is secured pursuant to the Guarantee and Collateral Agreement, dated as of February 28, 2023, among the parties identified as obligors therein and Citibank, as collateral agent, on a first priority basis by a security interest in substantially all of the tangible and intangible assets (subject to certain exceptions) of Aera Energy LLC and certain of its subsidiaries, as guarantors (collectively, the “Subsidiary Guarantors”), including certain registered intellectual property and the capital stock of certain of Aera’s direct and indirect subsidiaries. Aera’s obligations under the RBL are also guaranteed by the Subsidiary Guarantors pursuant to the Guarantee and Collateral Agreement.

The RBL contains customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, asset sales, mergers and consolidations, prepayments of subordinated indebtedness, liens, transactions with affiliates, and dividends and other distributions. The RBL also includes customary events of defaults including the occurrence of a change of control. Under the RBL, Aera Energy LLC must also maintain a net leverage ratio no greater than 2.00 to 1.00 and a current ratio (calculated as the ratio of current assets to current liabilities) of at least 1.00 to 1.00, in each case tested quarterly.

As of December 31, 2023, we had approximately $275 million available for borrowing under the RBL.

The 2L

Aera Energy LLC is a borrower under the 2L pursuant to the Second Lien Credit Agreement, dated as of February 28, 2023, by and among Mobil California Exploration & Producing Asset Company LLC, a Delaware limited liability company, Shell Onshore Ventures LLC, a Delaware limited liability company, Aera Energy LLC, Aera Energy Services Company, each of the Lenders party thereto and Alter Domus Products Corp. (“AD”). At the time of entry into the 2L, Aera Energy LLC borrowed $600 million in the aggregate in senior secured second lien term loans under the 2L. The 2L bears interest at a rate equal to 14.50% per annum and includes mandatory principal prepayments of $25 million per quarter. The unpaid principal amount of the 2L is due at maturity (February 28, 2029).

The 2L is secured pursuant to the Second Lien Guarantee and Collateral Agreement, dated as of February 28, 2023, among the parties identified as obligors therein and AD, as collateral agent, on a second lien priority basis by a security interest in substantially all of the tangible and intangible assets (subject to certain exceptions) of Aera Energy LLC and the Subsidiary Guarantors, including certain registered intellectual property and the capital stock of certain of Aera’s direct and indirect subsidiaries. Aera Energy LLC’s obligations under the 2L are also guaranteed by the Subsidiary Guarantors pursuant to the Second Lien Guarantee and Collateral Agreement.

The 2L contains customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, asset sales, mergers and consolidations, prepayments of subordinated indebtedness, liens, transactions with affiliates, and dividends and other distributions. The 2L also includes customary events of defaults including the occurrence of a change of control. Under the 2L, Aera Energy LLC must also maintain a net leverage ratio of no greater than 2.00 to 1.00 and a current ratio (calculated as the ratio of current assets to current liabilities) of at least 1.00 to 1.00, in each case tested quarterly.

Hedging Program

Following the consummation of the Prior Transaction, we implemented a commodity hedging program through which we hedge (i) crude oil production to protect against oil price decreases and (ii) gas purchases to protect against price increases. In addition, we also hedge to meet the hedging requirements of the RBL. The RBL requires us to maintain commodity hedges of 85% in 2023 and 2024, 75%, 58% and 25% for years 2025-2027 respectively on initial proved developed producing crude reserves and a rolling forward 36-month, minimum 50% hedge requirement up through loan maturity (August 2026).

In addition to minimum hedging requirements and other restrictions in respect of hedging described therein, the RBL contains restrictions on our commodity hedging which prevent us from entering into hedging agreements (i) with a tenor exceeding 60 months or (ii) for notional volumes which (when aggregated with other hedges then in effect other than basis differential swaps on volumes already hedged) exceed, for the 60-month period as of the date such hedging agreement is entered into, 85% of our reasonably projected production of crude oil from our PDP reserves.

As of March 31, 2024, we had the following crude oil production and gas purchases hedges:

	FY 2024	FY 2025	FY 2026
Brent - Crude Oil Production
Swaps
Hedged volume (Bbls)	19,157,758	15,499,935	11,113,882
Weighted-average price ($/Bbl)	$75.96	$70.92	$67.95
NWPL - Natural Gas Purchases
Swaps
Hedged volume (MMBTu)	28,905,939	6,749,910	—
Weighted-average price ($/MMBTu)	$4.47	$5.66	$—

The following table summarizes the historical results of our hedging activities:

	Year Ended December 31,
	2023	2022
Sales of Crude Oil (per Bbl):
Realized sales price, before the effects of derivative settlements	$78.27	$96.11
Effects of derivative settlements	$(0.10)	$0

Realized sales price, after the effects of derivative settlements	$78.17	$96.11
Purchased Natural Gas (per (MMBTu)):
Purchase price, before the effects of derivative settlements	$10.89	$8.91
Effects of derivative settlements	$(0.24)	$0

Purchase price, after the effects of derivative settlements	$10.65	$8.91

Uses of Cash

2024 Capital Program

We expect our total 2024 capital program to range between $120 million and $140 million assuming normal operation conditions. Of this amount, (i) $66 million to $67 million is related to oil and natural gas development, (ii) $50 million to $66 million is related to maintenance of facilities at all field locations, including major water disposal facilities at Belridge, and (iii) $4 million to $7 million is for corporate and other activities. We expect to invest an insignificant amount in carbon management projects during 2024.

Other Uses of Cash

Other than our 2024 capital program, our expected material uses of cash during 2024 include: (1) settlements on commodity derivative contracts; (2) distributions in respect of taxes; (3) settlement of asset retirement obligations; (4) operating expenses; and (5) transaction costs related to the mergers, including advisory, legal and other third-party fees.

Our long-term material uses of cash include the following:

•	repayment of principal and interest on our Credit Facilities (see Note 14 Debt in Aera Parent’s Consolidated and Combined Financial Statements included elsewhere in this proxy statement);

•

operating lease liabilities including our office buildings, vehicles, and other moveable equipment (see Note 10 Lease and Other Commitments in Aera Parent’s Consolidated and Combined Financial Statements included elsewhere in this proxy statement);

•	obligations associated with our post-retirement benefit plans (see Note 8 Benefit Plans in Aera Parent’s Consolidated and Combined Financial Statements included elsewhere in this proxy statement); and

•

asset retirement obligations over the longer term (see Note 6 Property, Plant, and Equipment and Asset Retirement Obligations in Aera Parent’s Consolidated and Combined Financial Statements included elsewhere in this proxy statement).

Contractual Obligations

The table below summarizes Aera Parent’s contractual obligations as of December 31, 2023 (periods noted are fiscal year ends). For additional information, please see Note 10 Leases and Other Commitments in Aera Parent’s Consolidated and Combined Financial Statements included elsewhere in this proxy statement:

(in thousands)	One Year or Less	More than One Year	Total
Payments due by period
Long-term borrowings(1)	$100,000	$850,000	$950,000
Operating lease obligations(2)	2,853	878	3,731
Finance lease obligations	1,059	1,311	2,370
Marketing(3)	3,000	21,000	24,000
Carbon(4)	—	77,100	77,100
Other(5)	5,600	5,600	11,300

Total	$112,512	$955,889	$1,068,501

(1)

Aera’s long-term borrowing under contractual obligations includes the RBL and the 2L. The long-term borrowings balance excludes debt issuance costs, as these expenses have already been paid. Interest on Aera’s borrowings is calculated based on the respective stated rates. Future estimated interest expenses for the next year, two to four years, and five or more years is $111 million, $175 million, and $17 million, respectively.

(2)

The operating lease payments above do not include certain tax, insurance and maintenance costs, which are also required contractual obligations under Aera’s operating leases but are generally not fixed and can fluctuate from year to year.

(3)	Relates to third-party gas capacity obligations under a marketing arrangement.
(4)	Relates to ordinary course “take or pay” arrangements related to minimum electricity purchases, consistent with customary industry practices. Pricing under these contracts is all variable.
(5)	Represents fees under consulting and information technology contracts.

Cash Flows

In order to include more meaningful information, the following discussion and analysis, also includes our cash flows with respect to the year ended December 31, 2023 combining the Predecessor and Successor (which, for each item, is simply the arithmetic sum of such item for the year ended December 31, 2023 (Successor) and the 58 days ended February 27, 2023 (Predecessor), which is a non-GAAP presentation) and the year ended December 31, 2022 combining the Predecessor and Successor (which, for each item, is simply the arithmetic sum of such item for the 122 days ended December 31, 2022 (Successor) and the year ended December 31, 2022 (Predecessor), which is a non-GAAP presentation).

The following table summarizes net cash flows from operating, investing and financing activities during each of the years ended December 31, 2023, 2022 and 2021:

(in thousands)	Successor		Predecessor
	Year Ended December 31, 2023	122 days ended December 31, 2023	58 days ended February 27, 2023	Year Ended December 31, 2022	Year Ended December 31, 2021
Net cash flows from operating activities	$679,393	—	$(27,935)	$1,484,711	$1,047,365

Net cash flows from investing activities	$(2,006,691)	$(169,000)	$(38,364)	$(212,699)	$(105,507)

Net cash flows from financing activities	$1,372,513	$169,000	—	(1,251,365)	$(901,099)

Year ended December 31, 2023 compared to year ended December 31, 2022

Net cash flows from operating activities. Net cash provided by operating activities was $679.4 million for the year ended December 31, 2023 (Successor) and net cash used in operating activities was $27.9 million was used in operating activities for the 58 days ended February 27, 2023 (Predecessor). There was no net cash provided by or used in operating activities for the 122 days ended December 31, 2022 (Successor), and net cash provided by operating activities was $1,484.7 million for the year ended December 31, 2022 (Predecessor). On a combined basis, (i) net cash provided by operating activities during the year ended December 31, 2023 was $651.5 million and (ii) net cash provided by operating activities during the year ended December 31, 2022 (Predecessor) was $1,484.7 million. The decrease in net cash provided by operating activities in the combined year ended December 31, 2023 is primarily related to lower production volumes for the year as well as lower realized crude oil price. Operating costs were relatively flat year over year.

Net cash flows from investing activities. Net cash used in investing activities was $2,006.7 million for the year ended December 31, 2023 (Successor) and $38.4 million for the 58 days ended February 27, 2023 (Predecessor). Net cash used in investing activities was 169.0 million for the 122 days ended December 31, 2022 (Successor) and $212.7 million for the year ended December 31, 2022 (Predecessor). On a combined basis, (i) net cash used in investing activities during the year ended December 31, 2023 was $2,045.1 million and (ii) net cash used in investing activities during the year ended December 31, 2022 was $381.7 million. The increase in net cash used in investing activities in the combined year ended December 31, 2023 is primarily related to the Prior Transaction.

Net cash flows from financing activities. Net cash provided by financing activities was $1,372.5 million for the year ended December 31, 2023 (Successor) and there was no net cash used in or provided by investing activities for the 58 days ended February 27, 2023 (Predecessor). Net cash provided by financing activities was $169.0 million for the 122 days ended December 31, 2022 (Successor) and $1,251.4 million for the year ended December 31, 2022 (Predecessor). On a combined basis, (i) net cash provided by financing activities during the year ended December 31, 2023 was $1,372.5 million and (ii) net cash used in financing activities during the year ended December 31, 2022 was $1,082.4 million. The increase in net cash provided by financing activities in the combined year ended December 31, 2023 is primarily attributable to draws on the Credit Facility, partially offset by distributions to the Prior Owners.

Year ended December 31, 2022 compared to year ended December 31, 2021

Net cash flows from operating activities. There was no net cash provided by or used in operating activities for the 122 days ended December 31, 2022 (Successor) and net cash provided by operating activities was $1,484.7 million for the year ended December 31, 2022 (Predecessor). On a combined basis, net cash provided by operating activities was 1,484.7 million for the year ended December 31, 2022. Net cash provided by operating activities during the year ended December 31, 2021 was $1,047.4 million. The increase in net cash in the combined year ended December 31, 2022 is primarily related to higher realized crude oil price partially offset by lower production volumes for the year. Operating costs were relatively flat year over year.

Net cash flows from investing activities. Net cash used in investing activities was 169.0 million for the 122 days ended December 31, 2022 (Successor) and $212.7 million for the year ended December 31, 2022 (Predecessor). On a combined basis, net cash used in investing activities during the year ended December 31, 2022 was $381.7 million. Net cash used in investing activities during the year ended December 31, 2021 was $105.5 million. The increase in net cash used in investing activities in the combined year ended December 31, 2022 is primarily related to an increase of cash used for the development of Aera’s oil and gas properties and additions of other property and equipment.

Net cash flows from financing activities. Net cash provided by financing activities was $169.0 million for the 122 days ended December 31, 2022 (Successor), and net cash used by financing activities was $1,251.4 million for the year ended December 31, 2022 (Predecessor). On a combined basis, net cash used by financing activities was $1,082.4 million for the year ended December 31, 2022. Net cash used by financing activities during the year ended December 31, 2021 was $901.1 million. The increase in net cash used by financing activities in the combined year ended December 31, 2022 is primarily attributable to an increase in the amount of cash distributed to the Prior Owners.

Off-Balance Sheet Arrangements

As of December 31, 2023, Aera Parent does not have any material off-balance sheet arrangements.

Quantitative and Qualitative Disclosures About Market Risk

Aera’s operations expose Aera Parent to a variety of market risks. Aera Parent monitors and manages these financial exposures as an integral part of its overall risk management program.

Commodity Price Risk

Our financial results are sensitive to fluctuations in oil, NGL and natural gas prices. We maintain a commodity hedging program primarily focused on crude oil to help protect our cash flows, margins and capital program from the volatility of crude oil prices. We have not designated any instruments as hedges for accounting purposes and we do not enter into such instruments for speculative trading purposes. We believe we have limited price volatility risk in the near term as a result of our current hedges in place. As of December 31, 2023, we had hedges on approximately 84% of our crude proved developed producing (PDP) oil and gas reserves through 2024 and approximately 77% through 2025, which are in line with the covenants of our Credit Facilities.

The primary market risk relating to our derivative contracts relates to fluctuations in market prices as compared to the fixed contract price for a notional amount of our production. As of December 31, 2023, we had net liabilities of $109 million for our derivative commodity positions which are carried at fair value, using industry-standard models with various inputs, including the forward curve for the relevant price index. We estimate that a $1.00/Bbl increase in Brent oil forward prices from the January 2, 2024 strip could decrease our settlement payments by $19.2 million in 2024, limiting our upside. We estimate that a $1.00 decrease in Brent oil forward prices could increase our settlement receipts by $19.2 million in 2024.

See “– Liquidity and Capital Resources – Hedging Program”.

Counterparty Credit Risk

Our counterparty credit risk relates primarily to trade financial and physical receivables and derivative financial instruments. Credit exposure for each counterparty is monitored for outstanding balances and current activity. Counterparty credit is monitored through financial statement review or third party credit rating services. Frequency of reviews are quarterly, semi-annually or annually depending on a counterparties’ credit exposure. In the event counterparty credit risk is heightened, we may request collateral or accelerate payment dates for product deliveries. Trade receivables for all commodities are collected within 30 to 60 days following the month of delivery. Physical gas supply receipts occur monthly based on nominations. For derivative instruments entered into as part of our hedging program, we are subject to counterparty credit risk to the extent the counterparty is unable to meet its settlement commitments. We have an ISDA master agreement with each of our derivative counterparties, which allows Aera Parent to net our settlement payments for the same commodity with the same counterparty. Therefore, any loss is limited to the net amount due from a defaulting counterparty. All of our counterparties in the hedging program have an investment grade credit rating. Concentration of credit risk is regularly reviewed to ensure that counterparty credit risk is adequately diversified.

Interest-Rate Risk

Our exposure to market risk relates primarily to the potential fluctuations in SOFR. We had $400 million of outstanding borrowings under our RBL Facility at December 31, 2023. A one hundred basis point change in interest rate on our borrowings outstanding as of December 31, 2023 would result in a change in interest expense of approximately $4.1 million annually.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

CRC held its 2023 annual meeting of stockholders on April 28, 2023. Any stockholder who wishes to submit a proposal for inclusion in the proxy materials and for presentation at CRC’s 2024 annual meeting of stockholders may have done so by following the procedures set forth in Rule 14a-8 under the Exchange Act. In accordance with Rule 14a-8, stockholder proposals must have been received by CRC’s Corporate Secretary at the address below not later than November 17, 2023.

For proposals that are not submitted for inclusion in CRC’s proxy statement under Rule 14a-8, as more specifically provided in CRC’s amended and restated bylaws, in order for nominations of persons for election to the Board of Directors or a proposal of any other business to be properly brought before the 2024 annual meeting of stockholders, it must have been submitted in accordance with CRC’s amended and restated bylaws and must have been received at CRC’s principal executive offices at the address below no earlier than the close of business on December 30, 2023 and not later than the close of business on January 29, 2024.

California Resources Corporation

Attention: Corporate Secretary

1 World Trade Center, Suite 1500

Long Beach, California 90831

Detailed information for submitting recommendations for director nominees is available upon written request to CRC’s Corporate Secretary at the address listed above.

HOUSEHOLDING OF PROXY MATERIALS

The SEC’s proxy rules permit companies and intermediaries, such as brokers, banks and other nominees, to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials to those stockholders. This method of delivery, often referred to as “householding,” helps to reduce the amount of duplicative information that stockholders receive and lowers printing and mailing costs for companies.

CRC is householding proxy materials for stockholders of record in connection with the special meeting unless otherwise notified. CRC has been notified that certain intermediaries may household proxy materials as well. If you hold your shares of common stock through a broker, bank or other nominee that has determined to household proxy materials, only one set of proxy materials will be delivered to multiple stockholders sharing an address unless you notify your broker, bank or other nominee to the contrary.

CRC will promptly deliver you a separate copy of the proxy materials for the special meeting if you so request by (1) visiting http://www.proxyvote.com, (2) calling (800) 579-1639 or (3) sending an email to sendmaterial@proxyvote.com. If sending any email, please include your 16-digit control number in the subject line. You may also contact your broker, bank or other nominee to make a similar request.

Please contact CRC or your broker, bank or other nominee directly if you have questions or wish to receive separate copies of CRC’s proxy materials in the future. You should also contact CRC or your broker, bank or other nominee if you wish to request delivery of a single copy if you are currently receiving multiple copies. These options are available to you at any time.

WHERE YOU CAN FIND MORE INFORMATION

CRC SEC Filings

CRC files annual, quarterly and current reports, proxy statements and other information with the SEC. CRC’s public filings are available in electronic format to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. You can also review CRC’s SEC filings on its website at www.crc.com. Information included on CRC’s website is not a part of, and is not incorporated in, this proxy statement.

The SEC allows CRC to “incorporate by reference” information into this proxy statement, which means that CRC can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information contained directly in this proxy statement. This proxy statement incorporates by reference the documents described below that CRC has previously filed with the SEC, as well as the annexes to this proxy statement. These documents contain important information about CRC and its financial condition.

The following documents listed below that CRC has previously filed with the SEC are incorporated by reference:

•	Annual Report on Form 10-K, for the fiscal year ended December 31, 2023, filed with the SEC on February 28, 2024;

•	Proxy Statement on Schedule 14A for CRC’s 2024 Annual Meeting of Stockholders, filed with the SEC on March 21, 2024; and

•	Current Reports on Form 8-K, filed with the SEC on [February 7, 2024, February 9, 2024, February 14, 2024, February 27, 2024, March 11, 2024, and March 26, 2024.]

All documents that CRC files pursuant to Sections 13(a), 13(c), 14 or 15(d) under the Exchange Act from the date of this proxy statement to the date on which the special meeting is held, including any adjournments or postponements, will also be deemed to be incorporated by reference in this proxy statement. Notwithstanding anything herein to the contrary, any information furnished under Item 7.01 of CRC’s Current Reports on Form 8-K, filed with the SEC on February 7, 2024, under Item 2.02 of CRC’s Current Reports on Form 8-K, filed with the SEC on February 27, 2024 and any other information which is furnished but not filed with the SEC, is not incorporated herein by reference.

You may obtain any of the documents incorporated by reference from the SEC’s Internet website described above. Documents incorporated by reference in this proxy statement are also available from CRC without charge, excluding all exhibits unless specifically incorporated by reference in such documents. Stockholders may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from Okapi Partners LLC, which is acting as the proxy solicitor for CRC in connection with the mergers, or CRC at the following address:

Okapi Partners LLC

1212 Avenue of the Americas, 17th Floor

New York, New York 10036

Stockholders may call toll free: (877) 274-8654

Banks and Brokers may call collect: (212) 297-0720

or

California Resources Corporation

Attention: Corporate Secretary

1 World Trade Center, Suite 1500

Long Beach, California 90831

If you would like to request any incorporated documents, please do so by [●], 2024 in order to receive them before the special meeting. If you request any incorporated documents, CRC undertakes to mail them to you by first-class mail, or another equally prompt means, within one business day of receipt of your request.

You should rely only on the information contained in this proxy statement, including the annexes attached hereto or the information incorporated by reference herein, to vote your shares of common stock at the special meeting. CRC has not authorized anyone to provide you with information that differs from that contained in this proxy statement. This proxy statement is dated [●], 2024. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders will not create any implication to the contrary.

Green Gate Resources Parent, LLC

Independent Auditor’s Report

Board of Managers and Management

Green Gate Resources Parent, LLC

Houston, Texas

Opinion

We have audited the consolidated and combined financial statements of Green Gate Resources Parent, LLC and its subsidiaries (the “Company”), which comprise the consolidated and combined balance sheets as of December 31, 2023 (Successor) and 2022 (Successor) and December 31, 2022 (Predecessor), and the related consolidated and combined statements of operations and other comprehensive income for the year ended December 31, 2023 (Successor) and the 122 days ended December 31, 2022 (Successor) and the 58 days ended February 27, 2023 (Predecessor) and the years ended December 31, 2022 (Predecessor) and 2021 (Predecessor), members’ and stockholders’ equity for the year ended December 31, 2023 (Successor) and the period from inception (August 31, 2022) to December 31, 2022 (Successor) and the 58 days ended February 27, 2023 (Predecessor) and the years ended December 31, 2022 (Predecessor) and 2021 (Predecessor), and cash flows for the year ended December 31, 2023 (Successor) and the 122 days ended December 31, 2022 (Successor) and the 58 days ended February 27, 2023 (Predecessor) and the years ended December 31, 2022 (Predecessor) and 2021 (Predecessor), and the related notes to the consolidated and combined financial statements.

In our opinion, the accompanying consolidated and combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 (Successor) and 2022 (Successor) and December 31, 2022 (Predecessor), and the results of its operations and its cash flows for the year ended December 31, 2023 (Successor) and the 122 days ended December 31, 2022 (Successor) and the 58 days ended February 27, 2023 (Predecessor) and the years ended December 31, 2022 (Predecessor) and 2021 (Predecessor) in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated and combined financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated and combined financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated and combined financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated and combined financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated and combined financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated and combined financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated and combined financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated and combined financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated and combined financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ BDO USA, P.C.

Houston, Texas

April 16, 2024

Green Gate Resources Parent, LLC

Consolidated and Combined Statements of Operations and Other Comprehensive Income

(in thousands of dollars)

	Successor		Predecessor
	Year Ended December 31,	122-days Ended December 31,	58-days Ended February 27,	Years Ended December 31,
	2023	2022	2023	2022	2021
Revenue and Other Income
Crude oil, natural gas and NGL sales	$1,762,721	$—	$5,621	$47,782	$37,711
Crude oil, natural gas and NGL sales to related parties	—	—	341,218	2,755,581	2,084,423
Other revenue	6,641	—	969	4,506	2,812
Gain/(loss) on acquisition/sale of assets, net	13,287	—	—	1,036	(171)
(Loss) on commodity derivatives, net	(127,921)	—	—	—	—

Total Revenue and Other Income	1,654,728	—	347,808	2,808,905	2,124,775
Operating Expenses
Operating costs	$394,466	$—	$68,807	$463,186	$396,246
General and administrative expenses	159,717	—	30,474	219,995	240,493
Depreciation, depletion and amortization	291,491	—	76,656	567,728	748,870
Accretion expense on abandonment liability	122,321	—	13,168	86,609	92,793
Exploration expenses including dry hole	273	—	40	315	424
Purchased natural gas marketing expense	170,198	—	228,605	359,680	212,770
Electricity generation expenses	55,338	—	10,393	54,733	46,012
Taxes other than on income	84,443	—	14,435	75,479	71,053
Research expenses	733	—	3	325	112
Other operating expenses	71,733	—	8,208	45,614	3,910

Total Operating Expenses	1,350,713	—	450,789	1,873,664	1,812,683
Operating Income (Loss)	304,016	—	(102,980)	935,241	312,092
Non-Operating (Expenses) Income
Interest income	4,485		1,114	5,652	—
Interest (expense)	(109,693)	—	—	—	—
Income/(Loss) from equity investments	6,850	—	501	(162)	280
Other non-operating (expenses)/income	(2,245)	—	(144)	12,074	8,970

Income (Loss) Before Income Taxes	203,413	—	(101,509)	952,805	321,342
Federal and state income tax benefit/(expense)	1,302	—	264	(11,337)	1,744

Net Income (Loss)	204,715	—	(101,245)	941,468	323,086
Other Comprehensive Income (Loss)
Unrealized gain/(loss) on investments	1,002	—	(193)	(2,131)	1,454
Amortization of prior service cost	—	—	—	453	908
Amortization of net actuarial gain	988	—	197	1,065	2,999
Net actuarial gain arising during the period	9,069	—	361	6,864	22,279

Comprehensive Income (Loss)	$215,774	$—	$(100,880)	$947,719	$350,726

*

All items of other comprehensive income/(loss) are displayed net of a tax benefit of ($4,129) thousand, ($218) thousand, ($3,257) thousand, and ($10,175) thousand for the Successor year ended December 31, 2023, the Predecessor 58-day period ended February 27, 2023, and years ended December 31, 2022 and 2021, respectively.

The accompanying notes are an integral part of these statements.

Green Gate Resources Parent, LLC

Consolidated and Combined Balance Sheets

(in thousands of dollars)

	Successor		Predecessor

	December 31, 2023	December 31, 2022	December 31, 2022
Assets
Current Assets
Cash	$29,376	$—	$343,681
Restricted cash	15,840	—	—
Accounts receivable
Due from related parties	50,000	—	191,102
Trade	174,532	—	6,049
Other	1,760	—	9,155
Inventories
Crude oil and condensate	389	—	934
Materials and supplies	17,101	—	15,241
Other current assets, net	4,542	—	—

Total Current Assets	293,541	—	566,162
Equity investments	34,865	—	8,140
Property, plant and equipment, at cost, less accumulated depreciation, depletion and amortization	2,923,569	—	4,508,315
Deferred income tax asset, net	14,687	—	18,108
Other assets, net	98,867	169,000	163,903

Total Assets	$3,365,528	$169,000	$5,264,628

Liabilities and Members’ & Stockholders’ Equity
Current Liabilities
Accounts payable
Trade	$140,860	$—	$172,716
Taxes payable	14,589	—	14,476
Fair value of derivative contracts	31,032	—	—
Accrued liabilities	161,304	—	88,596
Current portion of long term debt	100,000	—	—
Accrued restoration, removal and environmental costs	82,320	—	149,374

Total Current Liabilities	530,106	—	425,162
Accrued restoration, removal and environmental costs	1,022,265	—	1,078,771
Long term debt, net	811,419	—	—
Long term - fair value of derivative instruments	79,366	—	—
Other long term liabilities	56,888	—	77,989

Total Liabilities	2,500,044	—	1,581,922
Commitments and Contingencies (Note 9 and Note 10)
Members’ and Stockholders’ Equity
Common stock, $1.00 par value for the predecessor (2,000 shares authorized and outstanding)	—	—	2
Retained earnings	854,425	169,000	3,714,630
Accumulated other comprehensive income (loss)	11,059	—	(31,926)

Total Members’ & Stockholders’ Equity	865,484	169,000	3,682,706

Total Liabilities and Members’ & Stockholders’ Equity	$3,365,528	$169,000	$5,264,628

The accompanying notes are an integral part of these statements.

Green Gate Resources Parent, LLC

Consolidated and Combined Statements of Members’ and Stockholders’ Equity

(in thousands)

	Predecessor
	Common Stock		Retained Earnings	Accumulated Other Comprehensive Loss	Total Members’ and Stockholders’ Equity
	Shares	Amount
Balance as of December 31, 2020	2	$2	$4,600,076	$(65,817)	$4,534,261
Net income			323,086	—	323,086
Distributions			(900,000)	—	(900,000)
Other comprehensive gain			—	27,640	27,640

Balance as of December 31, 2021	2	$2	$4,023,162	$(38,177)	$3,984,987

Net income			$941,468	$—	$941,468
Distributions			(1,250,000)	—	(1,250,000)
Other comprehensive gain			—	6,251	6,251

Balance as of December 31, 2022	2	$2	$3,714,630	$(31,926)	$3,682,706

Net loss			$(101,245)	$—	$(101,245)
Other comprehensive gain			—	365	365

Balance as of February 27, 2023	2	$2	$3,613,385	$(31,561)	$3,581,826

	Successor
	Retained Earnings	Accumulated Other Comprehensive Loss	Total Members’ and Stockholders’ Equity
Balance as of August 31, 2022 (Inception)	$—	$—	$—
Net income	—	—	—
Contributions	169,000	—	169,000

Balance as of December 31, 2022	$169,000	$—	$169,000

Net income	$204,715	$—	$204,715
Distributions	(135,290)	—	(135,290)
Contributions	616,000	—	616,000
Other comprehensive gain	—	11,059	11,059

Balance as of December 31, 2023	$854,425	$11,059	$865,484

The accompanying notes are an integral part of these statements.

Green Gate Resources Parent, LLC

Consolidated and Combined Statements of Cash Flows

(in thousands of dollars)

	Successor		Predecessor
	Year Ended December 31,	122-days Ended December 31,	58-days Ended February 27,	Years Ended December 31,
	2023	2022	2023	2022	2021
Cash Flows From Operating Activities
Net income (loss)	$204,715	$—	$(101,245)	$941,468	$323,086
Adjustments for non-cash items
Depreciation, depletion and amortization	291,492	—	76,656	567,728	748,870
Accretion expense on abandonment liability	122,321	—	13,168	86,609	92,793
Amortization of debt issuance costs	9,529	—	—	—	—
Loss on commodity derivatives	127,921	—	—	—	—
(Gain)/loss on sale of assets	(13,278)	—	—	(1,036)	171
Deferred income tax charges	(1,152)	—	446	9,089	(3,189)
Cash payments on derivative settlements, net	(18,666)	—	—	—	—
Dismantlement, restoration and abandonment expenditures	(64,431)	—	(13,598)	(112,665)	(93,749)
Change in fair value of contingent consideration	1,518	—	—	—	—
Dividends from equity income	2,287	—	(501)	5,483	(1,249)
Changes in operating working capital
Accounts receivable - due from related parties	116,679	—	24,422	(5,221)	(49,872)
Accounts receivable	(140,952)	—	(14,882)	(8,738)	—
Inventories	(602)	—	(712)	215	1,488
Accounts payable and accrued liabilities	58,436	—	(81,254)	78,363	21,670
Taxes payable	5,162	—	(5,048)	3,880	(1,008)
Other accrued liabilities	(71,979)	—	9,589	4,042	(46,056)
All other items, net	50,393	—	65,025	(84,506)	54,410

Net Cash Provided/(Used) by Operating Activities	679,393	—	(27,935)	1,484,711	1,047,365

Cash Flows From Investing Activities
Additions to property, plant and equipment	(215,060)	—	(38,620)	(263,877)	(107,757)
Proceeds from sale of assets	8,434	—	256	52,321	3,839
Investment in equity companies	—	—	—	(1,143)	(1,589)
Deposits paid to Sellers	—	(169,000)	—	—	—
Business Combination, net	(1,791,133)	—	—	—	—
Payments of acquisition related contingent consideration	(8,933)	—	—	—	—

Net Cash Used in Investing Activities	(2,006,691)	(169,000)	(38,364)	(212,699)	(105,507)

The accompanying notes are an integral part of these statements.

Green Gate Resources Parent, LLC

Consolidated and Combined Statements of Cash Flows

(in thousands of dollars)

	Successor		Predecessor
	Year Ended December 31,	122-days Ended December 31,	58-days Ended February 27,	Years Ended December 31,
	2023	2022	2023	2022	2021
Cash Flows From Financing Activities
Distributions to Aera Member Companies:
Regular Distribution	$(50,000)	$—	$—	$(1,250,000)	$(900,000)
Tax based	(85,290)	—	—	—	—
Contributions from Aera Member Companies	616,000	169,000	—	—	—
Debt issuance costs	(48,110)	—	—	—	—
Finance lease obligations - reduction	(1,422)	—	—	(1,365)	(1,099)
Proceeds from Term Loan	600,000	—	—	—	—
Repayments of Term Loan	(50,000)	—	—	—	—
Proceeds from RBL Facility	445,000	—	—	—	—
Repayments of RBL Facility	(45,000)	—	—	—	—
Payments of acquisition related contingent consideration	(8,665)				—

Net Cash (Used)/Provided in Financing Activities	1,372,513	169,000	—	(1,251,365)	(901,099)

Net Increase/(decrease) in Cash and Restricted Cash	45,216	—	(66,299)	20,647	40,759
Cash and Restricted Cash
Beginning of the period	—	—	343,681	323,034	282,275

End of the period	$45,216	$—	$277,382	$343,681	$323,034

Supplemental Disclosure of Cash Flow Information
Cash paid for income taxes	$197	$—	$—	$1,421	$1
Interest paid, net of amount capitalized, included in cash flows from operating activities	89,161	—	—	—	—
Capitalized interest paid, included in cash flows from investing activities	6,646	—	—	—	—
Supplemental Disclosure of Non-cash Investing and Financing
Accrued capital expenditures	9,106	—	14,764	17,277	9,488
Changes in asset retirement obligations	(36,590)	—	—	(78,247)	(94,188)
Right of use assets obtained in exchange for operating lease liabilities	5,367	—	1,035	6,197	5,951
Right of use assets obtained in exchange for finance lease liabilities	397	—	182	98	338

The accompanying notes are an integral part of these statements.

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

1.	Nature of Operations

Green Gate Resources Parent, LLC (“GGRP”) is the sole member of Green Gate Resources Holdings LLC (“GGRH”) and is held 49% by CPPIB Vedder US Holdings LLC, an affiliate of Canada Pension Plan Investment Board and 51% by Green Gate COI LLC which is held 18.75% by OCM Aera E Holdings, LLC (“OCM AE”) and 81.25% by Green Gate ICOI LLC (“GG ICOI”). OCM AE is an affiliate of Oaktree Capital Group Holdings and Green Gate ICOI is an affiliate of IKAV SICAV – FIS SCA – IEII. The ownership group of GGRP will collectively be referred to as the “Member Companies”. The Member Companies respective shares in each item of income, gain, loss and deduction is in accordance with their respective sharing ratios. GGRH is the sole member of each of Green Gate Resources E LLC (“GGRE”) and Green Gate Resources S LLC (“GGRS”). GGRE and GGRS hold Green Gate Intermediate LLC (“GGI”) by 48.2% and 51.8%, respectively.

On February 28, 2023, GGRH acquired (the “Acquisition”) Aera Energy LLC and Aera Energy Services Company (collectively, “Aera Companies”). After the Acquisition, Aera Companies’ sole member company is GGI.

Aera Energy LLC, a California limited liability company (“Aera LLC”), is primarily engaged in the exploration, development, and production of crude oil, condensate, natural gas, and natural gas liquids in California. Prior to the Acquisition, Aera LLC’s member companies were Shell Onshore Ventures Inc. (“SOVI”) and Mobil California Exploration & Producing Asset Company (“MCEPAC”). SOVI is an affiliate of Shell plc and MCEPAC is an affiliate of ExxonMobil Corporation (collectively the “Prior Member Companies”). The Prior Member Companies’ respective sharing ratios were: SOVI – 51.8% and MCEPAC – 48.2%.

Aera Energy Services Company (“Aera Services”), a Delaware corporation, was formed in May 1997 for the purpose of providing the human resource needs of Aera LLC. Prior to the Acquisition, SOVI and MCEPAC equally owned the voting shares of Aera Services.

In connection with the change of control, as a result of the Acquisition, Aera Companies assets and liabilities were adjusted to fair value on the closing date of the Acquisition. The consolidated financial statements distinguish between the predecessor periods (“Predecessor”) relating to the combined activity of the Aera Companies for periods prior to the Acquisition on February 28, 2023 and the successor period (“Successor”) relating to GGRH for periods subsequent to the incorporation of GGRH on August 31, 2022.

GGRH was reorganized in a common control transaction under GGRP on December 28, 2023 resulting in a change in reporting entity. As this was a reorganization under common control, the assets and liabilities were recognized on a carryover basis and therefore GGRP is also considered the Successor.

The Successor financial information includes the activity and accounts of GGRP, together with its consolidated subsidiaries (collectively, “GGRP Companies”), as of and for the year ended December 31, 2023, which includes the activity and accounts of Aera Companies, prospectively for the 307-day period following completion of the Acquisition, beginning on February 28, 2023. The accounts and operating activity for the Successor periods from August 31, 2022 to December 31, 2022 and from January 1, 2023 to February 28, 2023 consist solely of the activity of GGRH prior to the close of the Acquisition, which primarily related to a capital contribution made in order to finance the Acquisition.

The Predecessor financial information represents the historical basis of presentation for the Aera Companies for all periods prior to the Acquisition. As a result of the valuation of assets acquired and liabilities assumed at fair value at the time of the Acquisition, the financial statements for the Successor period are presented on a measurement basis different than the Predecessor period (Aera Companies’ historical cost) and are, therefore, not comparable.

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

2.	Summary of Significant Accounting Policies

The GGRP Companies have adopted accounting practices that are in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Principles of Consolidation and Combination – The accompanying consolidated and combined financial statements include the consolidated accounts of GGRP together with all its consolidated subsidiaries. Combined financial statements are provided herein due to common ownership, management, and the nature of Aera Services’ operations as they relate to Aera LLC. All significant inter-company and intracompany accounts and transactions have been eliminated.

Use of Estimates – The preparation of financial statements in conformity with GAAP requires management of the GGRP Companies to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. These estimates and assumptions may differ from those of an individual Member Company. Actual results could differ from these estimates.

Subsequent Events – Subsequent events have been evaluated through April 16, 2024, which is the date these consolidated and combined financial statements were available to be issued. The detailed disclosure is included in Note 15, Subsequent Events.

Business Combinations – The GGRP Companies evaluates acquisitions of assets and other similar transactions to assess whether or not the transaction should be accounted for as a business combination or asset acquisition by first applying a screen to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. If the screen is met, the transaction is accounted for as an asset acquisition. If the screen is not met, further determination is required as to whether or not the GGRP Companies have acquired inputs and processes that have the ability to create outputs, which would meet the requirements of a business. If determined to be a business combination, the GGRP Companies account for the transaction under the acquisition method of accounting in accordance with ASC 805, Business Combinations, which requires the acquiring entity in a business combination to recognize the fair value of all assets acquired, liabilities assumed, and any non-controlling interest in the acquiree and establishes the acquisition date as the fair value measurement point. Accordingly, the GGRP Companies recognize assets acquired and liabilities assumed in business combinations, including contingent assets and liabilities based on the fair value estimates as of the date of acquisition. In accordance with ASC 805, the GGRP Companies recognize and measures goodwill as of the acquisition date, as the excess of the fair value of the consideration paid over the fair value of the identified net assets acquired.

The consideration for the GGRP Companies’ business acquisitions may include future payments that are contingent upon the occurrence of a particular event or events. The obligations for such contingent consideration payments are recorded at fair value on the acquisition date. The contingent consideration obligations are then evaluated each reporting period. Changes in the fair value of contingent consideration, other than changes due to payments, are recognized as a gain or loss and recorded in the Consolidated and Combined Statement of Operations and Other Comprehensive Income in the amount of $5.9 million for the Successor year ended December 31, 2023.

If determined to be an asset acquisition, the GGRP Companies account for the transaction under ASC 805-50, which requires the acquiring entity in an asset acquisition to recognize assets acquired and liabilities assumed based on the cost to the acquiring entity on a relative fair value basis, which includes transaction costs in addition to consideration given. No gain or loss is recognized as of the date of acquisition unless the fair value of non-cash assets given as consideration differs from the assets’ carrying amounts on the acquiring entity’s books.

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

Consideration transferred that is non-cash will be measured based on either the cost (which shall be measured based on the fair value of the consideration given) or the fair value of the assets acquired and liabilities assumed, whichever is more reliably measurable. Goodwill is not recognized in an asset acquisition and any excess consideration transferred over the fair value of the net assets acquired is allocated to the identifiable assets based on relative fair values.

Contingent consideration payments in asset acquisitions are recognized when the contingency is resolved and the consideration is paid or becomes payable (unless the contingent consideration meets the definition of a derivative, in which case the amount becomes part of the basis in the asset acquired). Upon recognition of the contingent consideration payment, the amount is included in the cost of the acquired asset or group of assets.

Cash – Cash from time-to-time may exceed the amount of deposit insurance available and which are subject to an insignificant risk of changes in value or loss.

Restricted Cash – As of the Successor year ended December 31, 2023, cash included restricted cash of $15.8 million which represents funds held in escrow in connection with abandonment and remediation obligations as required under terms of the Newport Banning Ranch land sale.

Accounts Receivable – Accounts receivable are from both non-affiliates and affiliates for the Successor as of December 31, 2023 and primarily from affiliates of the Prior Member Companies for the Predecessor as of December 31, 2022. Accounts receivable are generally collected within 20 days after the end of the month. Aera LLC reviews all outstanding accounts receivable balances and records a reserve for amounts that are not expected to be fully recovered. As of the Successor year ended December 31, 2023 and the Predecessor combined year ended December 31, 2022, no expected credit losses were recorded.

Inventories – Inventories of crude oil and condensate are carried at the lower of cost or market, on a last-in, first-out (“LIFO”) basis, and include certain costs directly related to the production process. Materials and supplies are carried at average cost and did not exceed replacement cost.

Equity Investments – Aera LLC’s equity investments consist primarily of land development and cogeneration facility partnerships. Aera LLC accounts for its corporate joint ventures under the equity method of accounting in accordance with FASB ASC Topic 323 “Investments – Equity Method and Joint Ventures”. Aera LLC applies the equity method of accounting to investments over which Aera LLC exercises significant influence but does not have control. Under the equity method of accounting, Aera LLC’s share of the investee’s earnings or losses are recognized in the Consolidated and Combined Statements of Operations and Other Comprehensive Income.

In December 2022, Aera LLC sold its’ ownership in the Newport Banning Ranch land asset. As a result, Newport Banning Ranch Limited Liability Company (“NBR LLC”), wrote off its’ assets associated with the development of that land and investment in the equity company. Aera LLC recognized a net gain of $1.1 million for the year 2022, which was comprised of $45.8 million of proceeds less the land value of $19.5 million and investment of $12.4 million at the time of sale, and the associated asset retirement obligation of $12.6 million. As the part of the Purchase Sale Agreement, Aera LLC maintained the remediation obligation. In September 2023, Aera LLC purchased the partnership interest from Cherokee Newport Beach, LLC representing an additional interest including an additional $7.9 million in an escrow account related to the land sale. Because Aera LLC now owns 99% of the remaining remediation obligation and related $15.8 million escrow account, NBR LLC is now consolidated and not accounted for as an equity investment.

For the Successor year ended December 31, 2023 and the Predecessor combined year ended December 31, 2022, $1.8 million and $5.5 million of dividends in excess of equity income were received relating to equity investments, respectively.

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

Revenue Recognition – Revenues associated with the sales of crude oil, natural gas, and other products are recognized at a point in time when Aera LLC’s performance obligation under these contracts is satisfied, which generally occurs when control of oil and natural gas transfers to the customer and collection of the consideration is considered probable.

Concentration of Customers – Aera LLC sells crude oil, natural gas and NGLs to marketers, refineries and other customers that have access to transportation and storage facilities. Considering the ongoing energy deficit in California and strong demand for in-state crude oil production, we do not believe that the loss of any single customer would have a material adverse effect on our consolidated and combined financial statements taken as a whole. If multiple significant customers were to discontinue purchasing our production abruptly, we believe we would have the resources needed to access alternative customers or markets and avoid or materially mitigate associated sales disruptions.

For the Successor year ended December 31, 2023, two customers each accounted for at least 10%, and collectively 96% of our sales (before the effects of hedging). For the Predecessor combined 58-day period ended February 27, 2023, year ended December 31, 2022, and year ended December 31, 2021 all sales were to related parties and our Prior Member Companies accounted for 100% of our sales. We continue to sell crude oil and natural gas to affiliates of our Prior Member Companies. The detailed disclosure is included in Note 7, Transactions with Related Parties.

Exploration and Development – The “successful efforts” method of accounting is used for crude oil and natural gas exploration, development, production, and acquisition activities.

Property Acquisition Costs – Costs of acquiring proved reserves including lease bonus, brokerage, and other fees are capitalized. The costs of non-producing properties that become productive are transferred to a producing property account.

Exploratory Costs – Costs of exploratory wells are initially capitalized but, should efforts be determined to be unsuccessful, they are then charged against income. All other exploratory costs are charged to expense as incurred.

Development Costs – Costs of development wells, including dry holes, well equipment, and attendant production facilities are capitalized.

Depreciation, Depletion, and Amortization – Depreciation, depletion, and amortization of the capitalized cost of producing properties, both tangible and intangible, are provided on a unit of production basis. On a field basis, proved developed oil and natural gas reserve volumes are used for depreciating drilling and development costs, and total proved oil and natural gas reserve volumes are used for depleting producing leasehold costs. Amortization of non-producing leasehold costs from the date of acquisition is based primarily upon experience in establishing rates to fully amortize the cost of those leases that may be unproductive over the holding period. Estimated dismantlement, restoration, abandonment costs, and residual salvage values are considered in determining amortization and depreciation rates.

Other plant and equipment and management information systems are depreciated on a straight-line basis over their estimated useful lives. Gains or losses are not recognized for normal retirements of plant and equipment subject to the composite or group method. Gains or losses from abnormal retirements or sales are recognized in current income. Expenditures for maintenance and repairs are expensed as incurred.

Impairment – Aera LLC evaluates proved and unproved properties for indicators of impairment. Proved and unproved properties are evaluated for indicators of impairment when facts and circumstances indicate that their carrying value may not be recoverable, or at least annually. If a triggering event is deemed to have occurred, an

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

impairment assessment is undertaken. In general, the Aera LLC does not view temporarily low prices or margins an indication of impairment. Management believes that prices over the long term must be sufficient to generate investments in energy supply to meet global demand. Although prices will occasionally drop significantly, industry prices over the long term will continue to be driven by market supply and demand fundamentals. Because the lifespan of most of the Aera LLC major assets are measure in decades, the future cash flows of these assets are predominantly based on long-term oil and natural gas commodity prices and industry margins, development costs, and production costs. Aera LLCs assesses impairment of proved oil and natural gas properties by comparing net capitalized costs, on a field-by-field basis, to estimated undiscounted future net cash flows using management’s expectations of future oil and natural gas prices. If an impairment is indicated, a charge is recognized in the period in which the impairment occurred based on estimated fair value, which considers estimated future discounted cash flows. Unproved properties are assessed for impairment at least annually on a property-by-property basis and any impairment is charged to income. If the unproved properties are determined to be productive, the related costs are transferred to a producing property account.

Asset Retirement Obligations – Aera LLC incurs retirement obligations related to its exploration and production assets. The fair values of these obligations are recorded as liabilities on a discounted basis adjusted annually. Due to the large number of wells being placed in and removed from service, the fair value of the obligations is reviewed and updated annually, based on the most current information available. The costs associated with these liabilities are capitalized as part of the related assets and depreciated as the reserves are produced. Over time, the liabilities are accreted for the change in present value, based on Aera LLC’s risk-adjusted discount rate. Liabilities for environmental costs are recorded when the costs are considered probable and can be reasonably estimated. Specified environmental liabilities are retained by the Prior Member Companies specified in terms and conditions of the preceding Aera Master Agreement.

Capitalized Interest – Interest from external borrowings is capitalized on capital projects using the weighted average borrowing rate of outstanding borrowings until the project is substantially complete and ready for its intended use. Capitalized interest is determined by multiplying our weighted average borrowing cost on debt by the average amount of qualifying costs incurred. Capitalized interest is depreciated in the same manner as the depreciation of the underlying assets.

Income Taxes – Income taxes relate only to GGRP Companies’ incorporated subsidiaries and Aera Services. Aera LLC does not report income taxes since the income or loss before income taxes is allocated to the Member Companies for inclusion in their respective income tax returns. Deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes.

Other Assets, Net – Other assets, net is comprised primarily of prepaid pension assets and Greenhouse Gas Cap-and-Trade Program Compliance Instruments. Aera LLC’s operating facilities subject to California’s Cap-and-Trade Program must obtain compliance instruments (allowances) for ultimate surrender to meet program compliance obligations. Aera LLC manages its holding of compliance instruments as part of its annual business planning activities and adjusts throughout the year.

Other Long Term Liabilities – Other long term liabilities are comprised primarily of the post-retirement plan benefit obligation, derivative liabilities, and lease liabilities.

Leases – Aera LLC accounts for leases according to Leases (Topic 842). The detailed disclosure is included in Note 10, Leases and Other Commitments.

Fair Value of Financial Instruments – Financial instruments consist of cash, crude oil and natural gas receivables, joint interest billing (“JIB”) receivables, accounts payable, debt and derivatives. The carrying

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

amounts of cash, crude oil and natural gas receivables, JIB receivables, and accounts payable approximate fair value due to the highly liquid nature of these short-term instruments. The detailed disclosure is included in Note 11, Fair Value of Financial Instruments).

Derivative Instruments – Aera LLC utilizes derivative instruments, primarily swaps, to manage its exposure to fluctuations in the underlying commodity prices of crude oil sold and natural gas purchased by Aera LLC. Aera LLC nets derivative assets and liabilities for counter parties where it has a legal right to offset. The derivative transactions are not designated as cash flow hedges. Accordingly, these derivative contracts are marked-to-market and any changes in the estimated value of derivative contracts held at the balance sheet date are recognized in the Consolidated and Combined Statements of Operations and Other Comprehensive Income as net gains or losses on commodity derivatives. Unless otherwise indicated, we use the term “hedge” to describe derivatives instruments that are designed to achieve our hedging program goals, even though they are not accounted for as cash-flow or fair-value hedges. The detailed disclosure is included in Note 12, Derivatives.

Cash Distributions – Aera LLC periodically make cash distributions of excess earnings to the Member Companies as requested by the Member Companies.

Recently Adopted Accounting Standards – Effective January 1, 2023, the GGRP Companies adopted Accounting Standards Update (“ASU”) 2021-08, Business Combinations (Topic 805), Accounting for Contract Assets and Contract Liabilities from Contracts with Customers on a prospective basis. Under this ASU, contract assets and contract liabilities acquired in a business combination are measured in accordance with ASC 606, Revenue from Contracts with Customers instead of at fair value. The GGRP Companies’ application of this ASU for the measurement of contract assets and contract liabilities did not have a material impact on the GGRP Companies’ financial position and results of operations.

The GGRP Companies adopted ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASC 326”) on current expected credit losses on January 1, 2023. The new rules changed the measurement of credit losses for financial assets and certain other instruments, including trade and other receivables with a right to receive cash, and require the use of a new forward-looking expected loss model that results in the earlier recognition of an allowance for losses. The adoption of these new rules did not have a significant impact on our consolidated and combined financial statements.

Recently Issued but not Adopted Accounting Standards – In December 2023, the Financial Accounting Standard Board (FASB) issued new disclosure requirements for Income Taxes (ASC 740). The rule is effective for annual periods beginning after December 15, 2024, but early adoption is permitted. We do not expect the adoption of these rules to have a significant impact on our consolidated and combined financial statements.

Reclassifications – Certain items in the 2022 and 2021 financial statements have been reclassified for comparability purposes with the 2023 financial statements. These reclassifications had no effect on previously reported net income or equity.

3.	Significant Transactions

Purchase of Aera Companies

On February 28, 2023, GGRH acquired 100% of the issued and outstanding membership interests of Aera LLC, and 100% of the issued and outstanding membership interests of Aera Energy Services. The Acquisition allows GGRH to assist the Aera Companies with energy transition efforts while balancing the need to continue meeting California’s conventional energy demands by investing in a renewable energy portfolio that will power Aera

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

Companies’ existing operations. Over time, renewable power will be deployed across Aera Companies’ land holdings, while selected legacy oil and gas infrastructure will be repurposed to create carbon capture and storage capability. The Acquisition was accounted for as a business combination. There was no goodwill, measured as the excess of the fair value of the consideration paid over the fair value of the identified net assets, resulting from the Acquisition.

The following table summarizes the consideration paid for the Aera Companies:

Consideration
(in thousands of dollars)
Cash	$1,280,000
Contingent Consideration	45,187
Deferred Payments and Price Adjustments not paid at close	1,009,943

Fair value of total consideration transferred	$2,335,130

The contingent consideration arrangement requires the GGRP Companies to make a series of payments to the Prior Member Companies based on separate calculations for hedged and unhedged oil volumes. The hedged contingent consideration payments are calculated as 70% of the difference between hedged price, adjusted for the delta in local market pricing and brent index price, and the reference brent price, multiplied by the reference hedged oil volumes. The unhedged contingent consideration payments are calculated as 35% of the difference between actual brent index price, adjusted for the delta in local market pricing and brent index price, and the reference brent price, multiplied by the volume of unhedged oil. Unhedged oil is calculated as the lesser of actual produced oil volume or the reference production floor volume, minus reference hedged oil volumes. Reference prices and volumes set per the purchase agreements. All contingent consideration payments were measured at fair value at the Acquisition date based on the ICE brent price futures. As of the Acquisition date, the potential undiscounted amount of all future payments that GGRH could be required to make under the contingent consideration arrangement is between $44.5 million and $55.4 million.

During the period ended December 31, 2023, GGRH paid $17.6 million to settle contingent consideration as it came due under the terms of the membership purchase agreements.

For the period ended December 31, 2023, the loss recognized for changes in the fair value of contingent consideration arrangement in the amount of $1.5 million is included in Other Non-Operating Expense in the Consolidated and Combined Statement of Operations and Other Comprehensive Income.

As of December 31, 2023, the range of outcomes that GGRH could be required to make under the contingent consideration arrangement is between $24.6 million and $30.6 million. The assumptions used to develop the estimates have not changed. Contingent consideration is split between Accrued Liabilities and Other Long-term Liabilities in the Balance Sheet. See note 11 for details.

Fair Value of total consideration transferred

Acquisition-related costs of $43.9 million were included in Other Operating Expenses in the Consolidated and Combined Statement of Operations and Other Comprehensive Income for the Successor year ended December 31, 2023.

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

Recognized amounts of identifiable assets acquired and liabilities assumed
(in thousands of dollars

Purchase Price Allocation:
Current Assets	$491,035
Equity investments	34,023
Property, plant and equipment, at cost, less accumulated depreciation, depletion and amortization	3,049,853
Deferred income tax asset	23,943
Other assets, net	141,162
Current Liabilities	(186,972)
Accrued restoration, removal and environmental costs	(1,083,279)
Other long term liabilities	(128,287)
Deferred income tax liability	(6,348)

Net assets acquired	$2,335,130

4.	Revenue

Aera LLC and its subsidiaries sell crude oil, natural gas, natural gas liquids and other products under long-term agreements, with periodic price adjustments to reflect market conditions. Revenue is recognized upon transfer of control, based on the terms of delivery and collectability of the consideration is considered probable. Production is priced on the average monthly prevailing index prices less certain deductions related to quality and physical location. Payment for revenue transactions is typically due within 20 days.

Revenue is recognized at the point in time when Aera LLC’s performance obligation under these contracts is satisfied, which generally occurs when control of crude oil and natural gas transfers to the customer and collection of the consideration is considered probable. In accordance with Revenue from Contracts with Customers (Topic 606), Aera LLC considers the indicators of the transfer of control to determine the point in time. Aera LLC does not believe that significant judgements are required with respect to the determination of transfer of control or transaction price. Aera LLC’s performance obligations arise upon the production of produced crude oil, natural gas, and natural gas liquids from wells in which the Company has an ownership interest. Disaggregated revenue sales of crude oil, natural gas and natural gas liquids (NGLs) to customers includes the following:

Crude oil, natural gas and NGL sales
(in thousands of dollars)	Successor		Predecessor
	Year Ended December 31,	122-days Ended December 31,	58-days Ended February 27,	Years Ended December 31,
	2023	2022	2023	2022	2021
Crude oil	$1,759,631	$—	$5,168	$40,708	$30,484
Natural gas	(1,195)	—	(1,452)	(3,128)	(2,192)
NGLs	4,284	—	1,904	10,202	9,419

Crude oil, natural gas and NGL sales	$1,762,721	$—	$5,621	$47,782	$37,711

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

Crude oil, natural gas and NGL sales to related parties
(in thousands of dollars)	Successor		Predecessor
	Year Ended December 31,	122-days Ended December 31,	58-days Ended February 27,	Years Ended December 31,
	2023	2022	2023	2022	2021
Crude oil	$—	$—	$341,218	$2,755,581	$2,084,423

Crude oil, natural gas and NGL sales to related parties	$—	$—	$341,218	$2,755,581	$2,084,423

For the Successor year ended December 31, 2023, the Predecessor combined 58-day period ended February 27, 2023, year ended December 31, 2022 and year ended December 31, 2021, “Crude oil, natural gas and NGL sales” primarily arise from contracts with customers. For the Successor year ended December 31, 2023, “Accounts receivable – Trade” and “Accounts receivable – Other” are primarily from customers.

For the Predecessor combined 58-day period ended February 27, 2023, year ended December 31, 2022 and year ended December 31, 2021, “Crude oil, natural gas and NGL sales to related parties” primarily arise from contracts with related parties. For the Predecessor combined year ended December 31, 2022, “Accounts receivable – Due from related parties” are primarily from related parties (see further discussion in Note 7, Transactions with Related Parties).

5.	Inventories

Crude oil and condensate inventories are carried on a LIFO basis. Replacement cost exceeded LIFO by $1.5 million and $3.2 million at the Successor year ended December 31, 2023 and the Predecessor combined year ended December 31, 2022, respectively.

6.	Property, Plant, and Equipment and Asset Retirement Obligations

Property, plant, and equipment consist of the following:

(in thousands of dollars)

	Successor			Predecessor
	2023			2022
	Cost	Reserve*	Net	Cost	Reserve*	Net
Exploration and production	$12,549,918	$9,648,112	$2,901,806	$13,926,839	$9,439,064	$4,487,775
Land held for development	21,552	—	21,552	20,329	—	20,329
Other	1,634	1,422	211	1,633	1,422	211

	$12,573,104	$9,649,534	$2,923,569	$13,948,801	$9,440,486	$4,508,315

*	Accumulated depreciation, depletion, amortization, retirements and impairments

Exploration and production costs of $417.3 million, $380.3 million, and $355.0 million consisting primarily of assets under construction and land were not subject to depletion for the Successor year ended December 31, 2023 and the Predecessor combined 58-day period ended February 27, 2023 and year ended December 31, 2022, respectively.

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

Amounts capitalized related to information systems are amortized on a straight-line basis over a period of three to fourteen years. Aera LLC amortized $10.8 million, $2.3 million, $10.9 million and $9.1 million in software costs for the Successor year ended December 31, 2023 and the Predecessor combined 58-day period ended February 27, 2023 and years ended December 31, 2022 and 2021, respectively. These amounts are recorded in the table above in Exploration and Production.

The analysis for impairments of long-lived assets is conducted under the authoritative guidance on accounting for the impairment or disposal of long-lived assets. For the Successor consolidated year ended December 31, 2023 and the Predecessor combined year ended December 31, 2021, Aera LLC did not incur an impairment loss. For the Predecessor combined year ended December 31, 2022, $0.1 million of impairment losses were incurred.

Under the authoritative guidance for asset retirement obligations (“AROs”), the fair values of AROs are recorded as liabilities on a discounted basis when they are incurred, which is typically at the time the assets are installed. Amounts recorded for the related assets will be increased by the amount of these obligations. In the estimation of fair value, Aera LLC uses assumptions and judgments regarding such factors as the existence of a legal obligation for an asset retirement obligation, technical assessments of the assets, estimated amounts and timing of settlements, discount rates, and inflation rates. AROs incurred in the current period were Level 3 (unobservable inputs) fair value measurements. Over time, the liabilities are accreted for the change in their present value and the initial capitalized costs are depreciated as the reserves are produced.

The below table summarizes the ARO activity for the Successor year ended December 31, 2023, and the Predecessor combined 58-day period ended February 27, 2023 and year ended December 31, 2022:

(in thousands of dollars)	Successor
December 31, 2023
Balance at February 28, 2023	$1,083,285
Accretion expense on abandonment liability	122,321
Dismantlement, restoration and abandonment expenditures	(64,431)
Liabilities incurred	238
Revisions in estimated cash flows	(36,828)

Balance at December 31	1,104,585
Less: current portion	(82,320)

Long-term obligations	$1,022,265

(in thousands of dollars)	Predecessor
	February 27, 2023	December 31, 2022
Balance at January 1	$1,228,145	$1,332,448
Accretion expense on abandonment liability	13,168	86,609
Dismantlement, restoration and abandonment expenditures	(13,598)	(112,665)
Liabilities incurred	—	609
Revisions in estimated cash flows	—	(78,856)

Balance at December 31	1,227,715	1,228,145
Less: current portion	(133,685)	(149,374)

Long-term obligations	$1,094,030	$1,078,771

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

7.	Transactions with Related Parties

Prior to the sale of the Aera Companies on February 28, 2023, Shell Treasury Center (West) Inc. (“STCW”) and Exxon Overseas Corporation (“EOC”), affiliates of the Prior Member Companies, provided cash management services to Aera LLC and Aera Services. Prior to February 28, 2023, excess cash was held by STCW and EOC, proportionally, based on the respective sharing ratios of the Prior Member Companies. There were no restrictions on access to cash held by STCW and EOC. STCW and EOC paid interest on the cash they held based on a defined market index rate. For the Predecessor combined 58-day period ended February 27, 2023 and year ended December 31, 2022, the Aera Companies earned approximately $2.2 million and $6.8 million in interest income attributable to the cash management agreement. For the Predecessor combined year ended December 31, 2021, no interest income was earned. The cash balance held by STCW and EOC, including interest, was $350.8 million as of the Predecessor combined year ended December 31, 2022. After the sale, the cash on deposit within accounts managed by STCW and EOC including accumulated interest, totaling $231.7 million was transferred to accounts managed by Aera LLC on March 1, 2023 and February 28, 2023, respectively.

Aera LLC purchases natural gas from Shell Energy North America, an affiliate of the Prior Member Companies. Aera LLC did not pay any natural gas purchases for the Predecessor combined 58-day period ended February 27, 2023 and paid approximately $86.2 million and $81.6 million for the Predecessor combined year ended December 31, 2022 and year ended December 31, 2021. After the sale, Aera LLC continues to purchase natural gas from Shell Energy North America as a non-related party. Aera LLC did not have any related party payable balances with Shell Energy North America for the Successor year ended December 31, 2023 or the Predecessor combined year ended December 31, 2022.

Aera LLC sells natural gas to Mobil Pacific Pipeline Company (“MPPCO”), which is an affiliate of the Prior Member Companies. Aera LLC earned approximately $ 0.17 million, $0.27 million and $0.22 million for natural gas sales for the Predecessor combined 58-day period ended February 28, 2023, year ended December 31, 2022 and year ended December 31, 2021, respectively. After the sale, Aera LLC no longer sells natural gas to MPPCO. Aera LLC did not have any related party receivable balance from MPPCO for the Successor consolidated period ended December 31, 2023 or the Predecessor combined year ended December 31, 2022.

Aera LLC sold 100% of its operated crude oil and condensate production for the Predecessor combined 58-day period ended February 27, 2023, year ended December 31, 2022 and year ended December 31, 2021, to affiliates of the Prior Member Companies, Shell Trading (US) Company and ExxonMobil Oil Corporation. The volume of crude oil and condensate sold is split in proportion to the respective sharing ratios that the Prior Member Companies held in Aera LLC. For the Predecessor combined 58-day period ended February 27, 2023, year ended December 31, 2022 and year ended December 31, 2021, Aera LLC realized approximately $341 million, $2,756 million and $2,084 million respectively, in gross crude and condensate sales to these related parties. Aera LLC’s related party receivable balance for crude and condensate sales was $190.1 million for the Predecessor combined year ended December 31, 2022. After the sale, Aera continues to sell a portion of its operated crude oil and condensate to Shell Trading (US) Company as a non-related party and no longer sells its operated crude oil and condensate to ExxonMobil Oil Corporation.

The Prior Member Companies and their affiliates provide various services to the Aera Companies. For the Predecessor combined 58-day period ended February 27, 2023, year ended December 31, 2022 and year ended December 31, 2021, the Aera Companies incurred approximately $1.0 million, $3.7 million and $4.4 million, respectively, for these services. After the sale, Shell performed various services for Aera LLC as a non-related party. Aera LLC did not have any related party payable balances with the Prior Member Companies for the Successor year ended December 31, 2023 and the Predecessor combined year ended December 31, 2022.

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

8.	Benefit Plans

Aera Services provides defined benefit pension plans and other post-retirement benefit plans for employees. The benefit obligations and plan assets associated with these plans are measured at December 31.

Obligations and Funded Status

Weighted-average assumptions used to determine benefit obligations are as follows:

	Successor				Predecessor
	Year Ended December 31, 2023		122-days Ended December 31, 2022		58-days Ended February 27, 2023		Year Ended December 31, 2022		Year Ended December 31, 2021
	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits
Discount rate	5.01%	4.99%	—	—	5.01%	4.99%	5.21%	5.19%	2.77%	2.68%
Long term rate of compensation increase	5.00%	—	—	—	5.00%	—	4.00%	—	4.00%	—

The changes in benefit obligation are as follows:

(in thousands of dollars)	Successor				Predecessor
	Year Ended December 31, 2023		122-days Ended December 31, 2022		58-days Ended February 27, 2023		Year Ended December 31, 2022		Year Ended December 31, 2021
	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits
Benefit obligation-beginning balance	$264,910	$69,007	$—	$—	$265,209	$69,384	$336,814	$89,173	$336,814	$89,173
Service cost	8,667	2,148	—	—	1,733	430	15,193	4,308	15,193	4,308
Interest cost	11,048	2,952	—	—	2,210	590	9,077	2,348	9,077	2,348
Benefits paid*	(30,996)	(4,530)	—	—	(6,199)	(906)	(22,921)	(3,687)	(22,921)	(3,687)
Actuarial loss/(gain)	9,787	(2,455)	—	—	1,957	(491)	(72,954)	(22,758)	(72,954)	(22,758)

Benefit obligation-ending balance	$263,416	$67,122	$—	$—	$264,910	$69,007	$265,209	$69,384	$265,209	$69,384

Accumulated benefit obligation at end of period	$263,416	—	—	—	$264,910	—	$265,209	—	$336,814	—

*	Benefit payments for funded and unfunded plans.

The changes in plan assets are as follows:

(in thousands of dollars)	Successor				Predecessor
	Year Ended December 31, 2023		122-days Ended December 31, 2022		58-days Ended February 27, 2023		Year Ended December 31, 2022		Year Ended December 31, 2021
	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits
Fair value at beginning of period	$315,277	$48,511	$—	$—	$315,445	$47,978	$348,369	$58,172	$335,162	$54,824
Actual return on plan assets	28,500	4,407	—	—	5,700	881	(52,028)	(8,548)	27,413	4,950
Company contribution	1,655	1,043	—	—	331	209	42,025	395	9,729	426
Benefits paid	(30,996)	(2,787)	—	—	(6,199)	(557)	(22,921)	(2,041)	(23,935)	(2,028)

Fair value at end of period	$314,436	$51,174	$—	$—	$315,277	$48,511	$315,445	$47,978	$348,369	$58,172

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

A summary of pension plans with an accumulated benefit obligation and projected benefit obligation in excess of plan assets is shown in the table below:

(in thousands of dollars)	Successor		Predecessor
	Year Ended December 31, 2023	122-days Ended December 31, 2022	58-days Ended February 27, 2023	Year Ended December 31, 2022	Year Ended December 31, 2021
For funded pension plans with an accumulated benefit obligation in excess of plan assets:
Accumulated benefit obligation	$263,416	$—	$264,910	$265,209	$336,814
Fair value of plan assets	314,436	—	315,277	315,445	348,369
For funded pension plans with a projected benefit obligation in excess of plan assets:
Accumulated benefit obligation	$263,416	$—	$264,910	$265,209	$336,814
Fair value of plan assets	314,436	—	315,277	315,445	348,369
For unfunded pension plans:
Accumulated benefit obligation	$67,122	$—	$69,007	$69,384	$89,173
Fair value of plan assets	51,174	—	48,511	47,978	58,172

The assumed health care cost trend rates are as follows:

	Successor				Predecessor
	Year Ended December 31, 2023		122-days Ended December 31, 2022		58-days Ended February 27, 2023		Year Ended December 31, 2022		Year Ended December 31, 2021
	Pre 65	Post 65	Pre 65	Post 65	Pre 65	Post 65	Pre 65	Post 65	Pre 65	Post 65
Initial rate	6.00%	5.00%	—	—	6.00%	5.00%	6.25%	5.00%	6.50%	5.00%
Ultimate rate	4.50%	—	—	—	4.50%	—	4.50%	—	4.50%	—
Year ultimate rate reached	2030	—	—	—	2030	—	2030	—	2030	—

A summary comparing the total plan assets to the total benefit obligation is shown in the table below:

(in thousands of dollars)	Successor				Predecessor
	Year Ended December 31, 2023		122-days Ended December 31, 2022		58-days Ended February 27, 2023		Year Ended December 31, 2022		Year Ended December 31, 2021
	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits
Funded status (assets in excess of (less than) benefit obligation)*
Balance at end of period
Funded status	$58,890	$8,379	$—	$—	$58,883	$1,397	$58,882	$4,208	$22,502	$3,805
Unfunded status	(7,870)	(24,327)	—	—	(8,517)	(25,400)	(8,646)	(25,614)	(10,947)	(34,805)

Total	$51,020	$(15,948)	$—	$—	$50,366	$(24,003)	$50,236	$(21,406)	$11,555	$(31,000)

Amounts recorded in combined balance sheet
Other assets, net	$58,890	$8,379	$—	$—	$58,883	$1,397	$58,882	$4,208	$22,502	$3,805
Accrued liabilities	(793)	(2,884)	—	—	(852)	(3,011)	(1,041)	(2,984)	(1,161)	(3,293)
Other long term liabilities	(7,077)	(21,443)	$—	$—	(7,665)	(22,389)	(7,605)	(22,630)	(9,786)	(31,512)

Total	$51,020	$(15,948)	$—	$—	$50,366	$(24,003)	$50,236	$(21,406)	$11,555	$(31,000)

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

Components of Net Periodic Benefit Cost

Weighted-average assumptions used to determine net periodic benefit cost:

	Successor				Predecessor
	Year Ended December 31, 2023		122-days Ended December 31, 2022		58-days Ended February 27, 2023		Year Ended December 31, 2022		Year Ended December 31, 2021
	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits
Discount rate	5.21%	5.20%	—	—	5.21%	5.20%	2.77%	2.69%	2.42%	2.24%
Long term rate of return on funded assets	6.50%	—	—	—	6.50%	—	6.50%	—	6.50%	—
Long term rate of compensation increase	5.00%	—	—	—	5.00%	—	4.00%	—	4.00%	—

Aera Services establishes the long-term expected rate of return on plan assets by reviewing a long-term return assumption for each asset class and consideration of historical returns.

The components of net periodic benefit cost are as follows:

(in thousands of dollars)	Successor				Predecessor
	Year Ended December 31, 2023		122-days Ended December 31, 2022		58-days Ended February 27, 2023		Year Ended December 31, 2022		Year Ended December 31, 2021
	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits
Service cost	$8,667	$2,148	$—	$—	$1,733	$430	$15,193	$4,308	$17,737	$4,949
Interest cost	11,048	2,952	—	—	2,210	590	9,077	2,348	8,301	2,103
Expected return on plan assets	(16,588)	(2,534)	—	—	(3,318)	(507)	(22,110)	(3,716)	(21,288)	(3,511)
Amortization of prior service cost	—	—	—	—	—	—	—	629	—	1,261
Amortization of net actuarial loss/(gain)	1,527	(154)	—	—	305	(31)	1,398	81	3,556	608

Net periodic benefit cost	$4,653	$2,412	$—	$—	$931	$482	$3,558	$3,650	$8,306	$5,410

The authoritative guidance for defined benefit pension and other postretirement benefits requires recognition of a net liability or asset to report the funded status of a defined benefit pension and other postretirement plans on the balance sheet and recognition (as a component of other comprehensive income) of changes in the funded status in the year in which the changes occur.

For Successor year ended December 31, 2023, the Predecessor combined 58-day combined period ended February 27, 2023, and years ended December 31, 2022 and 2021 service cost of $10.8 million, $2.2 million, $19.5 million, and $22.7 million were recorded in Operating Expenses and non-service cost/(income) of $0.7 million, $0.2 million, ($12.1 million), and ($13.7 million) were recorded in Other Non-Operating Expenses/(Income), net. There were no service or non-service costs/(income) for the Successor year ended December 31, 2022.

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

Amounts recorded in Other Comprehensive Income (Loss) are as follows:

(in thousands of dollars)	Successor				Predecessor
	Year Ended December 31, 2023		122-days Ended December 31, 2022		58-days Ended February 27, 2023		Year Ended December 31, 2022		Year Ended December 31, 2021
	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits
Amortization of prior service cost	$—	$—	$—	$—	$—	$—	$—	(629)	$—	$(1,261)
Amortization of actuarial (loss)/gain	(1,527)	154	—	—	(305)	31	(1,398)	(81)	—
Net actuarial loss/(gain) arising during the period	(2,125)	(4,328)	—	—	(425)	(866)	964	(10,494)	(3,556)	(608)
Net actuarial loss/(gain) due to settlement	(4,468)	—	—	—	(894)	—	—	—	(20,695)	(10,240)

Total recorded in other comprehensive loss/ (gain), before tax	$(8,120)	$(4,173)	$—	$—	$(1,624)	$(835)	$(434)	$(11,204)	$(24,251)	$(12,109)

Amounts included in accumulated Other Comprehensive Income (Loss) that have not yet been recognized in net periodic benefit cost:

(in thousands of dollars)	Successor				Predecessor
	Year Ended December 31, 2023		122-days Ended December 31, 2022		58-days Ended February 27, 2023		Year Ended December 31, 2022		Year Ended December 31, 2021
	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits
Prior service cost	$—	$—	$—	$—	$—	$—	$—	$—	—	$629
Net actuarial loss	35,668	(9,771)	—	—	7,134	(1,954)	52,545	(6,718)	52,979	3,858

Total recorded in accumulated other comprehensive loss, before tax	35,668	(9,771)	—	—	7,134	(1,954)	52,545	(6,718)	52,979	4,487
Charge to income tax	(9,982)	2,734	—	—	(1,996)	547	(14,704)	1,880	(14,826)	(1,256)

Total recorded in accumulated other comprehensive loss, after tax	$25,687	$(7,037)	$—	$—	$5,137	$(1,407)	$37,841	$(4,838)	$38,153	$3,231

The estimated amounts to be amortized from accumulated Other Comprehensive Income (Loss) during 2024 are:

(in thousands of dollars)	Successor
	Pension Benefits	Other Postretirement Benefits
	2024	2024
Prior service cost	$953	$(315)
Net actuarial loss/(gain) Settlement	28	—

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

The tables below set forth by level, within the fair value hierarchy, Aera Services’ benefit plan assets at fair value as follows:

(in thousands of dollars)	Successor						Predecessor
	Year Ended December 31, 2023			Year Ended December 31, 2022			Year Ended December 31, 2022
	Pension Benefits
	Level 1	Level 2	Total	Level 1	Level 2	Total	Level 1	Level 2	Total
Asset category
Domestic equity	$—	$73,438	$73,438	$—	$—	$—	$—	$59,583	$59,583
International equity	—	41,426	41,426	—	—	—	—	46,026	46,026
Domestic fixed income	—	199,242	199,242	—	—	—	—	201,879	201,879
Cash & cash equivalents	330	—	330	—	—	—	7,957	—	7,957

Total plan assets	$330	$314,106	$314,436	$—	$—	$—	$7,957	$307,488	$315,445

(in thousands of dollars)	Successor						Predecessor
	Year Ended December 31, 2023			Year Ended December 31, 2022			Year Ended December 31, 2022
	Other Postretirement Benefits
	Level 1	Level 2	Total	Level 1	Level 2	Total	Level 1	Level 2	Total
Asset category
Domestic equity	$—	$11,952	$11,952	$—	$—	$—	$—	$9,061	$9,061
International equity	—	6,742	6,742	—	—	—	—	7,000	7,000
Domestic fixed income	—	32,426	32,426	—	—	—	—	30,704	30,704
Cash & cash equivalents	54	—	54	—	—	—	1,213	—	1,213

Total plan assets	$54	$51,120	$51,174	$—	$—	$—	$1,213	$46,765	$47,978

The weighted-average asset allocations are as follows:

Asset Allocation	Percentage of Plan Assets
	Successor				Predecessor
	Year Ended December 31, 2023		Year Ended December 31, 2022		Year Ended December 31, 2022
	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits
Equity securities	37%	33%	0%	0%	33%	36%
Debt securities	63%	64%	0%	0%	64%	63%
Cash	0%	3%	0%	0%	3%	1%

Total	100%	100%	0%	0%	100%	100%

The defined benefit pension plan long-term asset allocation is 37 percent equity and 63 percent fixed income with a target range of 50 – 70 percent for equity and 30 – 50 percent for fixed income, which includes cash. The Aera Services investment strategy for the defined benefit pension plan assets is designed to result in a diversified

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

portfolio of equities and fixed income securities, to achieve an investment mix that will attain the highest total return consistent with a reasonable degree of risk.

Cash Flows

The funding policy for the other post-retirement benefit plans is to pay medical costs as they are due. Medical costs paid were $2.7 million, $0.6 million, $2.0 million, and $2.0 million during the Successor year ended December 31, 2023, the Predecessor 58-day combined period ended February 27, 2023, and years ended December 31, 2022 and 2021, respectively. There were no medical costs paid for the Successor year ended December 31, 2022.

The following table presents expected cash flow information for the year ended December 31, 2023:

(in thousands of dollars)	Successor
	Pension Benefits	Other Postretirement Benefits
Contributions expected in 2024	$813	$2,956
Benefit payments expected in:
2024	$16,402	$5,345
2025	18,417	5,187
2026	19,060	5,169
2027	17,389	5,276
2028	20,650	5,325
2029-2033	94,362	27,655

Defined Contribution Plan

The Aera Energy Services Company Savings Plan (the “Savings Plan”) is a defined contribution plan covering substantially all employees of Aera Services and provides for contributions by Aera Services based on a stated percentage of the employees’ salaries and wages. Employees may also contribute up to a stated percentage. Aera Services contributed approximately $7.6 million, $2.7 million, $10.7 million, and $11.0 million under the provisions of this plan for the Successor year ended December 31, 2023, and the Predecessor combined 58-day period ended February 27, 2023 and years ended December 31, 2022 and 2021, respectively. There were no contributions for the Successor year ended December 31, 2022.

Aera Services also provides a non-qualified defined contribution plan, the Aera Energy Services Company Savings Restoration Plan, to certain employees. Aera Services contributed approximately $2.0 million and $1.4 million under the provisions of this plan for the Successor year ended December 31, 2023 and year ended December 31, 2022, respectively. Aera Services did not make a contribution for the Successor year ended December 31, 2022, the Predecessor combined 58-day period ended February 27, 2023 or the year ended December 31, 2021.

9.	Litigation and Other Contingencies

The GGRP Companies are subject to lawsuits, environmental and other claims and other contingencies in the normal course of business that seek, among other things, compensation for alleged personal injury, breach of contract, property damage or other losses, punitive damages, civil penalties, or injunctive or declaratory relief. We record an accrual for currently outstanding lawsuits, claims and proceedings when it is probable that a liability has been incurred and the liability can be reasonably estimated.

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

In September 2020, the County of Ventura, California formally approved an update to its General Plan. The update includes certain provisions related to oil and gas well setbacks, a prohibition on trucking of produced water and fluids, flaring, and electrification requirements. Aera LLC, along with other plaintiffs, filed a lawsuit against the County of Ventura in response to the General Plan update in Ventura County Superior Court. Additionally, in November 2020, the County of Ventura approved amendments to its Non-Coastal Zoning Ordinance that would make certain oil and gas related ministerial permitting processes discretionary, thus providing the County of Ventura significantly more latitude in the approval determinations. Aera LLC and other plaintiffs amended their original lawsuits (or in some cases filed new lawsuits) against the County of Ventura in response to the amendments. In June 2022, an Aera LLC supported referendum passed in the county election to strike down the Non-Coastal Zoning Ordinance amendments. In June of 2023 all parties reached a settlement requiring the County Board of Supervisors to (1) adopt resolutions which included clarification that Aera’s Conditional Use Permits would not be subject to the General Plan update (Clarifying Resolutions) and (2) making certain amendments to the General Plan update to account for the potential that some requirements may be infeasible and (3) requiring dismissal of the litigation. The settlement agreement was approved by the court. The Board adopted the Clarifying Resolutions in September 2023. NCZO amendments were sent back to staff for additional analysis in September 2023.The Commission approved the settlement 4 to 1 in February 2024. The Board of Supervisors hearing on the settlement is scheduled for April 2024. The net impact of this matter on the GGRP Companies’ consolidated and combined financial results cannot be reasonably estimated at this time.

Aera LLC filed a lawsuit on March 30, 2022, challenging denial by the Geologic Energy Management division of the California Department of Conservation (“CalGEM”) of permits for well stimulation treatments (“WST”) on CalGEM’s asserted basis that denial would protect public health and safety and environmental quality, including the reduction and mitigation of greenhouse gas emissions and challenging CalGem’s de facto moratorium on WST permits. Aera LLC seeks a writ of mandamus, damages, and declaratory relief and just compensation for the taking of its property. CalGEM lost a demurrer motion on July 6, 2022. Trial is currently set for October 14, 2024. The net impact of this matter on the GGRP Companies’ consolidated and combined financial results cannot be reasonably estimated at this time.

On August 31, 2022, Senate Bill 1137 passed, which was written to prohibit CalGEM from approving any notice of intent requested under Public Resources Code Section 3203 that is within a setback zone as defined by proximity to Sensitive Receptors identified in the law. A referendum was qualified preventing the law taking effect unless approved at the next statewide general or special election after November 8, 2022. The net impact of this matter on the GGRP Companies’ consolidated and combined financial results cannot be reasonably estimated at this time.

In 2022, Aera Energy was authorized to negotiate a settlement with a Kern County entity regarding claims for 2022 and beyond. The entity claims contamination from oil field produced water and based on available information. The claim was settled for $33 million. As of the Successor year ended December 31, 2023, GGRP has $13 million remaining in Other Long Term Liabilities. For the Successor year ended December 31, 2023 and the Predecessor combined year ended December 31, 2022, settlement costs of $7.0 million and $26.0 million related to this claim were recorded in Other Operating Expenses in the Consolidated and Combined Statements of Operations and Other Comprehensive Income.

Management cannot presently predict the ultimate resolution of any pending matters, nor can it estimate the amount or range of a potential loss in cases where a loss is probable. In management’s opinion, it does not currently appear that the resolution of any pending matters will have a material adverse effect on the consolidated and combined financial position, liquidity, or results of operations of the GGRP Companies.

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

10.	Leases and Other Commitments

The Aera Companies generally purchase the property, plant and equipment used in operations, but there are situations where assets are leased, primarily for office buildings, vehicles, and other moveable equipment. Right of use assets and lease liabilities are established on the balance sheet for leases with an expected term greater than one year, by discounting the amounts fixed in the lease agreement for the duration of the lease, which is reasonably certain, considering the probability of exercising any early termination and extension options. Typically, assets are leased only for a portion of their useful lives and are accounted for as operating leases. The typical lease terms range within 5-10 years. In limited situations assets are leased for nearly all their useful lives and are accounted for as finance leases.

Variable payments under these lease agreements are not significant. Residual value guarantees, restrictions, or covenants related to leases, and transactions with related parties are also not significant. In general, leases are capitalized using the incremental borrowing rate determined by the Aera Companies and activities as a lessor are not significant.

Lease costs are reported in Operating costs on the Consolidated and Combined Statements of Operations and Other Comprehensive Income as follows:

(in thousands of dollars)	Successor		Predecessor
	Year Ended December 31,	Year Ended December 31,	58-days Ended February 27,	Years Ended December 31,
	2023	2022	2023	2022	2021
Operating lease cost	$5,412	$—	$1,091	$6,486	$6,241
Variable lease cost	1,063	—	$181	1,335	493

	$6,475	$—	$1,272	$7,821	$6,734

Finance lease cost:
Amortization of right of use assets	$1,177	$—	$245	$1,365	$1,099
Interest on lease liabilities	56	—	10	71	102

	$1,233	$—	$255	$1,436	$1,201

Total lease cost	$7,708	$—	$1,527	$9,257	$7,935

Right of use assets and lease liabilities on the Consolidated and Combined Balance Sheets at the Successor year ended December 31, 2023 and the Predecessor combined year ended December 31, 2022:

	Operating leases		Finance leases
(in thousands of dollars)	Successor	Predecessor	Successor	Predecessor
	Year Ended December 31, 2023	Year Ended December 31, 2022	Year Ended December 31, 2023	Year Ended December 31, 2022
Assets:
Right of use assets included in Property, plant and equipment	$3,498	$9,358	$2,218	$2,737
Liabilities:
Lease liability due within one year included in accrued liabilities	2,815	6,680	1,019	1,314
Long-term lease liability included in other long term liabilities	790	2,678	1,235	1,423

Total lease liability	$3,605	$9,358	$2,254	$2,737

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

Future minimum lease payments as of the Successor year ended December 31, 2023:

(in thousands of dollars)	Successor

	Operating leases	Finance leases
2024	$2,853	$1,059
2025	680	792
2026	26	418
2027	26	87
2028	27	14
2029 and beyond	119	—

Total lease payments	$3,731	$2,370
Discount to present value	(126)	(116)

Total lease liability	$3,605	$2,254

	Successor		Predecessor
	December 31, 2023		December 31, 2022
	Operating leases	Finance leases	Operating leases	Finance leases
Weighted average remaining lease terms-years	1.20	2.64	6.78	5.55
Weighted average discount rate-percent	3.59%	2.48%	3.61%	2.25%

The table below presents supplemental cash flow information:

(in thousands of dollars)	Operating leases
	Successor		Predecessor
	Year Ended December 31,	Year Ended December 31,	58-days Ended February 27,	Year Ended December 31,

	2023	2022	2023	2022	2021
Cash paid for amounts included in measurement of lease liabilities
Cash flows from operating activities	$7,747	$—	$1,272	$7,821	$6,734
Cash flows from investing activities	—	—	—	—	—
Cash flows from financing activities	—	—	—	—	—

Total	$7,747	$—	$1,272	$7,821	$6,734

	Finance leases
	Successor		Predecessor
	Year Ended December 31,	Year Ended December 31,	58-days Ended February 27,	Year Ended December 31,

	2023	2022	2023	2022	2021
Cash paid for amounts included in measurement of lease liabilities
Cash flows from operating activities	$66	$—	$—	$—	$—
Cash flows from investing activities	—	—	10	71	102
Cash flows from financing activities	1,422	—	245	1,365	1,099

Total	$1,488	$—	$255	$1,436	$1,201

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

Total rental costs were reported in Operating costs on the Consolidated and Combined Statements of Operations and Other Comprehensive Income as follows:

(in thousands of dollars)	Successor		Predecessor
	Year Ended December 31,	Year Ended December 31,	58-days Ended February 27,	Year Ended December 31,
	2023	2022	2023	2022	2021
Total rental costs	$7,708	$—	$1,527	$9,257	$7,935

Other Commitments

Under long-term purchase and transportation agreements with pipeline and energy companies, Aera LLC is required to purchase specified quantities of natural gas pipeline capacity. At the Successor year ended December 31, 2023, Aera LLC’s maximum exposure related to the agreements was estimated to be approximately $27 million. For the Successor year ended December 31, 2023 and the Predecessor combined 58-day period ended February 27, 2023, year ended December 31, 2022 and year ended December 31, 2021, $3.5 million, $0.6 million, $3.6 million and $3.5 million, respectively were incurred for costs related to these long-term purchase and transportation agreements.

For the Successor year ended December 31, 2023, Aera LLC had commitments related to agreements for the future purchase of materials and services, all made in the normal course of business. All such commitments and guarantees are expected to be fulfilled with no material adverse consequences to Aera LLC’s operations or financial condition.

11.	Fair Value of Financial Instruments

Fair value is defined as the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are classified and disclosed in one of the following categories:

Level 1 – Unadjusted quoted market prices for identical assets or liabilities in an active market.

Level 2 – Quoted market prices for identical assets or liabilities in an active market that have been adjusted for items such as effects of restriction for transferability and those that are not quoted but are observable through corroboration with observable market data, including quoted market prices for similar assets; and

Level 3 – Unobservable inputs for the asset or liability only used when there is little, if any, market activity for the asset or liability at the measurement date.

Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. Management’s assessment of the significance of a particular input to the fair value measurement requires judgement and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

Fair Value on a Recurring Basis

The following table set forth, by level within the fair value hierarchy, Aera LLC’s financial assets and liabilities that were accounted for at a fair value on recurring basis as of the Successor year ended December 31, 2023:

(in thousands of dollars)	Successor
	December 31, 2023
	Active Market for Identical Assets (Level 1)	Observable Inputs (Level 2)	Unobservable Input (Level 3)	Total Carrying Value
Other current assets, net	$—	$1,143	$—	$1,143
Liabilities:
Contingent Consideration in Current - Accrued liabilities		(23,176)		(23,176)
Current - Fair value of derivative contracts	—	(31,032)	—	(31,032)
Current Consideration in Other long term liabilities		(5,930)		(5,930)
Long term - fair value of derivative instruments	—	(79,366)	—	(79,366)

Total	$—	$(138,362)	$—	$(138,362)

Contingent consideration liabilities related to the Acquisition are classified as Level 2 in the requirement fair value hierarchy and are reported at fair value based on hedged and unhedged oil volumes as defined in the Acquisition purchase agreements at the ICE brent price futures price on the date of Acquisition. There were no contingent consideration liabilities for the Successor year ended December 31, 2022 or the Predecessor year ended December 31, 2022.

Aera LLC’s derivative instruments, which consist of derivative swaps, are classified as Level 2 as of the Successor year ended December 31, 2023 as swaps generally have observable inputs. Derivative instruments are also subject to the risk that counterparties will be unable to meet their obligations. Such non-performance risk is considered in the valuation of Aera LLC’s derivative instruments, but to date has not had a material impact on estimates of fair values. Significant changes in the quoted forward prices for commodities and changes in market volatility generally lead to corresponding changes in the fair market value measurement of Aera LLC’s derivative instruments. There were no derivative instruments for the Successor year ended December 31, 2022 or the Predecessor year ended December 31, 2022.

Fair Value on a Non-Recurring Basis

Nonfinancial assets and liabilities measured at fair value on a non-recurring basis include certain nonfinancial assets acquired and liabilities assumed in the benefit plans, for which fair value is used. These assets and liabilities are recorded at fair value when acquired/incurred but not re-measured at fair value in subsequent periods (see further discussion in Note 8, Benefit Plans).

Asset retirement obligation estimates are derived from historical data as well as management’s expectation of future cost environments and other unobservable inputs (see further discussion in Note 6, Property, Plant and Equipment and Asset Retirement Obligations). As there is no corroborating market activity to support the assumptions used, Aera LLC has designated these measurements as Level 3.

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

Fair Value of Other Financial Instruments

The carrying value of the Aera LLC’s long-term debt approximates its fair value because the interest rate is variable and reflective of market rates, which are level 2 inputs within the fair value hierarchy.

12.	Derivatives

Due to the volatility of crude oil and natural gas price, Aera LLC began entering price-risk management transactions (e.g. crude oil and natural gas commodity swaps) for a portion of its crude oil production on February 28, 2023, and natural gas purchases on May 31, 2023, to achieve a more predictable cash flow, as well as to reduce exposure from price fluctuations. While the use of these arrangements limits Aera LLC’s ability to benefit from certain increase in prices of crude oil production and natural gas purchases, it also reduces Aera LLC’s potential exposure to adverse price movements. Aera LLC did not have any commodity derivatives designated as accounting hedges as of and during the Successor year ended December 31, 2023 and the Predecessor combined year ended December 31, 2022. Unless otherwise indicated, we use the term “hedge” to describe derivatives instruments that are designed to achieve our hedging requirements and program goals, even though they are not accounted for as accounting hedges. Aera LLC’s RBL Facility and Term Loan, both dated February 28, 2023, include covenants that require Aera LLC to hedge 85% in 2023 and 2024, 75%, 58% and 25% for years 2025-2027 respectively. on initial Proved Developed Producing crude reserves and a rolling forward 36-month, minimum 50% hedge requirement up through loan maturity (August 2026). Aera LLC has also entered into natural gas hedges outside of debt requirements to reduce exposure from price fluctuations and will continue to evaluate the hedging strategy based on prevailing market prices and conditions. For more information on the requirements of the RBL Facility and Term Loan, see Note 14, Debt.

Aera LLC reported gains and losses on derivative contracts related to crude oil sold and natural gas purchased in Revenue and Other Income on our Consolidated and Combined Statements of Operations and Other Comprehensive Income for the Successor year ended December 31, 2023 as shown in the table below:

(in thousands of dollars)	Successor
	December 31, 2023
	Crude Oil	Natural Gas	Total
Settlement payments from commodity derivatives	$(9,116)	$(9,549)	$(18,666)
Non-cash commodity derivative loss	(76,507)	(32,748)	(109,255)

Loss on commodity derivatives, net	$(85,624)	$(42,297)	$(127,921)

Aera LLC estimates the fair value of commodity swaps based on published forward commodity price curves for the underlying commodities as of the date of the estimate for those commodities for which published forward pricing is readily available. The determination of the fair values above incorporates various factors including the impact of Aera LLC’s non-performance risk and the credit standing of the counterparties involved in Aera LLC’s derivative contracts. Aera LLC routinely monitors the creditworthiness of its counterparties. As of the Successor year ended December 31, 2023, Aera LLC’s counterparties to its derivative contract are Citigroup Global Markets, BP Energy Company, Key Bank, Deutsche Bank AG, Macquarie Bank Limited, Wells Fargo Bank, N.A., and RBC Bank.

The carrying value of Aera LLC’s derivative contracts are measured at fair value using industry-standard models with various inputs, including quoted forward prices, and are classified as Level 2 in the required fair value hierarchy for the periods presented.

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

The following table presents the fair values of Aera LLC’s outstanding commodity derivatives as of the Successor year ended December 31:

Balance Sheet Classification
(in thousands of dollars)	Successor
December 31, 2023
Assets:
Other current assets, net	$1,143

Liabilities:
Current - Fair value of derivative contracts	$(31,032)
Long term - Fair value of derivative contracts	(79,366)

$(110,398)

Aera LLC held the following swap contracts as of December 31, 2023:

Brent Swaps	Volumes (MBbls)	Weighted- Average Price Per Bbl
2023	51,460	$71.55

Gas Swaps	Volumes (MmBtu)	Weighted- Average Price Per Btu
2023	27,895	$4.80

13.	Taxes

Taxes incurred by the Aera Companies were reported on the Consolidated and Combined Statements of Operations and Other Comprehensive Income as follows for the periods ended:

(in thousands of dollars)	Successor		Predecessor
	Year Ended December 31,	Year Ended December 31,	58-days Ended February 27,	Year Ended December 31,	Year Ended December 31,
	2023	2022	2023	2022	2021
Federal and State Income Taxes
Current - Federal	$(204)	$—	$486	$(1,632)	$(1,440)
Current - State	354	—	224	(616)	(5)
Deferred - Federal	788	—	(305)	(6,218)	2,182
Deferred - State	364	—	(141)	(2,871)	1,007

Federal and state income tax (expense)/benefit	$1,302	$—	$264	$(11,337)	$1,744

Taxes Other Than Income
Real and personal property	$25,854	$—	$5,439	$30,115	$33,041
Oil and gas production	58,589	—	8,996	45,364	21,437

Total taxes other than on income	$84,443	$—	$14,435	$75,479	$54,478

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

Real and personal property tax expense includes refunds of $0.5 million and $0.1 million received for the Successor year ended December 31, 2023 and the combined Predecessor year ended December 31, 2021 to account for well abandonments and miscellaneous revisions in the property tax valuations. Real and personal property tax expense includes refunds of $0.7 million for the combined Predecessor year ended December 31, 2022 for prior-year valuation related property tax appeals. No real and personal property tax refunds were received for the Successor year ended December 31, 2022 or the combined Predecessor 58-day period ended February 27, 2023.

Deferred tax assets/(liabilities) are comprised of the following:

(in thousands of dollars)	Successor	Predecessor

	December 31,
	2023	2022
Tax effects of temporary differences for:
Pension plan	$(12,179)	$(11,442)
Other post retirement plans	20,661	21,788
Other employee benefits	6,205	7,762

Total deferred income tax asset, net	$14,687	$18,108

14.	Debt

For the Successor year ended December 31, 2023, Aera LLC’s long term debt consisted of the following:

(in thousands of dollars)	Successor	Interest Rate		Maturity
	December 31, 2023
RBL Facility	$400,000	SOFR plus 3.50%-4.50% ABR plus 2.50%-3.50%	[1]	August 28, 2026	[2]
Unamortized deferred debt issuance costs -
RBL facility	(23,780)
Term Loan	550,000	14.5%		February 28, 2029
Unamortized deferred debt issuance costs -
Term Loan	(14,800)

Total debt	$911,419
Less: Current portion of long term debt	(100,000)

Long term debt, net of current portion	$811,419

[1]

At Aera LLC’s election, borrowings under the amended RBL Facility may be alternate base rate (ABR) loans or term SOFR loans, plus an applicable margin. ABR loans bear interest at a rate equal to the highest of (i) the federal funds effective rate plus 0.50%, (ii) the administrative agent prime rate and (iii) the one-month SOFR rate plus 1%. Term SOFR loans bear interest at term SOFR, plus an additional 10 basis points per annum credit spread adjustment. The applicable margin is adjusted based on the commitment utilization percentage and will vary from (i) in the case of ABR loans, 2.50% to 3.5% and (ii) in the case of the SOFR loans, 3.50% to 4.5%.

[2]

The RBL Facility is subject to a prepayment of principal if there is a reduction in the borrowing base as a result of a scheduled redetermination or a termination or reduction of the original aggregate commitment.

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

Maturities of long term debt at the Successor year ended December 31, excluding debt issuance costs, are as follows:

(in thousands of dollars)	Successor
	December 31, 2023
	RBL Facility	Term Loan	Total
2024	$—	$100,000	$100,000
2025	—	100,000	100,000
2026	400,000	100,000	500,000
2027	—	100,000	100,000
2028	—	100,000	100,000
2029	—	50,000	50,000

Total long term debt	$400,000	$550,000	$950,000

Deferred Debt Issuance Costs

Aera LLC incurred legal and bank fees related to the issuance of debt. As of the Successor year ended December 31, 2023, debt issuance costs for the RBL facility in the amount of $23.8 million and the Term Loan in the amount of $14.7 million were reported in ”Long term debt” on the Consolidated and Combined Balance Sheets, net of amortization. For the Successor year ended December 31, 2023, Aera LLC incurred approximately $31.2 million of legal and bank fees related to the issuance of the RBL Facility and $16.9 million related to the issuance of the Term Loan.

The debt issuance costs for the RBL Facility and Term Loan are amortized using straight-line method which approximates the effective rate method over the term of the loans. The amortization of debt issuance costs for the year ended December 31, 2023, was approximately $9.6 million and is presented in “Interest expense” on the Consolidated and Combined Statements of Operations and Other Comprehensive Income.

RBL Facility

On February 28, 2023, Aera LLC entered into a credit agreement with Citibank, N.A., as administrative agent, and certain other lenders, which provided for a revolving loan with an original aggregate commitment up to $800 million, subject to a reserve borrowing base (RBL Facility). The RBL Facility also includes a sub-limit of $100 million for the issuance of letters of credit, which reduce the borrowing availability for revolving loans under the RBL Facility on a dollar-for-dollar basis. As of the Successor year ended December 31, 2023, Aera LLC had approximately $275 million available for borrowing under the RBL Facility and no outstanding letters of credit.

The proceeds of all or a portion of the RBL Facility may be used for Aera LLC’s working capital needs and for other purposes subject to meeting certain criteria.

Security - The lenders have a first-priority lien on a substantial majority of the Aera Companies’ assets.

Interest Rate - Aera LLC can elect to borrow at either an adjusted SOFR rate or an alternate base rate (ABR), plus an applicable margin. The ABR is equal to the highest of (i) the federal funds effective rate plus 0.50%, (ii) the administrative agent prime rate and (iii) the one-month SOFR rate plus 1%. The applicable margin is adjusted based on the borrowing base utilization percentage and will vary from (i) in the case of SOFR loans, 3.5% to 4.5% and (ii) in the case of ABR loans, 2.5% to 3.5%. The unused portion of the facility is subject to a

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

commitment fee of 0.5% per annum based on the borrowing base utilization payable every three months. Interest on the ABR loans is payable quarterly in arrears. Interest on the SOFR loans is payable at the end of each SOFR period, but not less than quarterly. Aera LLC has the right to prepay any borrowings under the RBL Facility with prior notice at any time without a prepayment penalty.

Interest expense on the Consolidated and Combined Statement of Operations and Other Comprehensive Income is comprised of the following:

(in thousands of dollars)	Successor
2023
Interest expense	$105,431
Capitalized interest	(6,650)
Amortization of debt issuance costs	9,529
Unused commitment fees	1,383

Total interest expense, net	$109,693

Amortization Payments - The RBL Facility does not include any obligation to make amortizing payments prior to the maturity date of August 28, 2026. The RBL Facility is subject to a prepayment of principal if there is a reduction in the borrowing base as a result of a scheduled redetermination or a termination or reduction of the original aggregate commitment.

Borrowing Base - The borrowing base, currently $675 million, must be redetermined semi-annually each April and October. The scheduled redeterminations generally become effective on the date specified by the Administrative Agent, Citibank, N.A. If the scheduled redeterminations have not been determined by the end of April and October, there is an automatic reduction to the borrowing base based on a schedule prescribed in the RBL Facility. Aera LLC may make one interim determination between scheduled borrowing base redeterminations. In 2023, there were two scheduled borrowing base redeterminations by the Successor. An initial redetermination was completed in July 2023 resulting in a decrease in the borrowing base to $740 million and became effective August 7, 2023. The second redetermination was completed in December 2023 resulting in a decrease in the borrowing base to $675 million and became effective December 15, 2023.

Financial Covenants - The RBL Facility includes the following financial covenants:

Ratio	Components	Required Levels	Tested
Net Leverage Ratio	Ratio of Total Debt to EBITDAX[1]	Not greater than 2.00 to 1.00	Quarterly
Current Ratio	Ratio of consolidated current assets to consolidated current liabilities[2]	Not less than 1.00 to 1.00	Quarterly

[1]	EBITDAX is calculated as defined in the RBL Facility.
[2]	The available credit under the RBL Facility is included in consolidated current assets as part of the calculation of the current ratio.

Other Covenants - Aera LLC’s RBL Facility includes covenants that, among other things, restrict our ability to incur additional indebtedness, grant liens, make asset sales and investments, repay existing indebtedness, make subsidiary distributions, and enter into transactions that would result in fundamental changes.

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

Aera LLC’s RBL Facility, among other things, has a maturity date of August 28, 2026; permits us to make certain restricted payments (such as distributions) and certain investments; provides for the release of liens on certain assets securing the loans made under the RBL Facility; permits us to designate entities that hold certain of our assets as unrestricted subsidiaries subject to meeting certain conditions; sets the period for which we can enter into hedges on our production at 60 months and no more than 85% of proved reserves; and provides for our capacity to issue letters of credit of $100 million.

The RBL required Aera LLC to enter into acceptable commodity hedges covering (i) at least 85% of projected production as forecasted on the initial reserve report calculated on a quarterly basis from oil and gas properties constituting proved developed producing reserves for the calendar period including the first through 24th month (ii) at least 75% for the 25th through 36th month (iii) at least 58% for the 37th through 48th month and (iv) at least 25% for the 49th through 60thmonth. Ongoing, Aera LLC is required to maintain hedges on a minimum amount of crude oil production (determined on (i) the date of delivery of annual and quarterly financial statements and (ii) the date of delivery of a reserve report delivered in connection with an interim borrowing base redetermination) of no less than 50% of our reasonably anticipated oil production from our proved developed producing reserves for each quarter during the period ending the earlier of (1) the maturity date of the RBL Facility and (2) 36 months after the delivery of the compliance certificate for the relevant test period.

Furthermore, the restricted payment and investments covenants permit unlimited investments and/or restricted payments in amounts not to exceed 100% of distributable free cash flow so long as either (a) (i) no default, event of default or borrowing base deficiency shall have occurred and be continuing under the RBL Facility, (ii) the undrawn availability of the RBL Facility at such time is not less than 25% of the total commitment, (iii) the Net Leverage Ratio is less than or equal to 1.5:1.0 and (iv) distributable free cash flow is greater than or equal to zero on such date of determination; or without limit so long as (b) (i) no default, event of default or borrowing base deficiency shall have occurred and be continuing under the RBL Facility at the time of such investment or restricted payment, (ii) the undrawn availability under the RBL Facility at such time is not less than 25% of the total commitment and (iii) the net leverage ratio is less than or equal to 1.0:1.0.

If the outstanding principal balance of the revolving loans and aggregate face amount of all letters of credit under the RBL Facility exceeds the borrowing base at any time as a result of a redetermination of the borrowing base, we have the option within 30 days to take any of the following actions, either individually or in combination: make a lump sum payment curing the deficiency, deliver reserve engineering reports and mortgages covering additional oil and gas properties sufficient in certain lenders’ opinion to increase the borrowing base and cure the deficiency or making equal monthly principal payments that will cure the deficiency within the next six-month period. Otherwise, the unpaid principal will be due at maturity.

The RBL Facility requires Aera LLC to maintain on a consolidated basis as of each quarter-end (i) a net leverage ratio of not more than 2.0 to 1.0 and (ii) a current ratio of not less than 1.0 to 1.0. In addition, the RBL Facility currently provides that, to the extent we incur unsecured indebtedness, including any amounts raised in the future, the borrowing base will be reduced by an amount equal to 25% of the amount of such unsecured debt. We were in compliance with all financial covenants under the RBL Facility as of December 31, 2023.

Events of default and change of control – The RBL Facility provides for certain events of default, including upon a change of control, as defined in the RBL Facility, which entitles our lenders to declare the outstanding loans immediately due and payable, subject to certain limitations and conditions.

Green Gate Resources Parent, LLC

Notes to Consolidated and Combined Financial Statements

Term Loan

On February 28, 2023, Aera LLC borrowed $600 million under a six-year Term Loan agreement (Term Loan) secured by a second-priority lien on a substantial majority of the Aera Companie’s assets. The Term Loan matures in February 2029 and bears interest at a rate of 14.5%.

The Term Loan contains restrictive covenants including a requirement that the Aera Companies maintain a consolidated total debt to EBITDAX ratio of no greater than 2.0 to 1.0 and a current ratio of no greater than 1.0 to 1.0, consistent with the financial covenants in Aera Companies’ RBL Facility. Aera Companies were in compliance with the Term Loan covenants at December 31, 2023.

Principal payments are due quarterly in the amount of $25 million, limited to the calculated free cash flow available for distribution per the financial covenant calculations. Any unpaid principal payments are due with the next quarterly payment.

15.	Subsequent Events

Derivatives

Subsequent to December 31, 2023 Aera LLC entered into the following derivative contracts:

Period	Volumes	Weighted- Average Price
Gas	MmBtu
Q2 2024	1,729,000	$4.47
Q3 2024	1,748,000	$2.99
Q4 2024	2,081,426	$5.03
Q1 2025	2,201,940	$5.83

Merger Agreement

On February 7, 2024, the Owners of the GGRP Companies entered into a definitive agreement and plan of merger (“Merger Agreement”) to combine with California Resources Corporation (“CRC”), a Delaware corporation, in an all-stock transaction (“CRC Merger”) with an effective date of January 1, 2024. CRC is an independent oil and natural gas exploration and production and carbon management company operating properties exclusively within California.

Pursuant to the Merger Agreement, CRC has agreed to issue 21,170,357 shares of common stock (subject to customary adjustments in the event of stock splits, dividend paid in stock and similar items) plus an additional number of shares determined by reference to the dividends declared by CRC having a record date between the effective date and closing as more fully described in the Merger Agreement. Under the terms of the Merger Agreement, CRC has also agreed to assume Aera LLC’s outstanding long-term indebtedness of $950 million at closing.

Closing of the CRC Merger is subject to certain conditions, including, among others, approval of the stock issuance by CRC’s stockholders, expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, prior authorization by the Federal Energy Regulatory Commission under Section 203 of the Federal Power Act and other customary closing conditions.

Upon completion of the transaction, GGRP Companies will receive 21.2 million shares of CRC’s common stock, equivalent to approximately 22.9% of CRC’s fully diluted shares. The CRC Merger is expected to close in the second half of 2024.

Green Gate Resources Parent, LLC

Supplementary Oil and Gas Information (Unaudited)

December 31, 2023, 2022, and 2021

Results of Operations

Results of operations for oil and gas producing activities are shown below. Total revenues and expenses exclude sales and costs for steam and electricity amounts recorded in the Consolidated and Combined Statements of Operations and Other Comprehensive Income. In addition, expenses per the accompanying schedule exclude research, administrative overhead, and interest costs.

(in thousands of dollars)	Successor		Predecessor
	Year Ended December 31,	122-days Ended December 31,	58-days Ended February 27,	Years Ended December 31,
	2023	2022	2023	2022	2021
Results of Operations
Crude oil, natural gas and NGL sales	$1,762,721	$—	$5,621	$47,782	$37,540
Crude oil, natural gas and NGL sales to related parties	—	—	341,218	2,755,581	2,084,422

Total Operating Revenues	1,762,721	—	346,839	2,803,363	2,121,962
Production costs	798,100	—	342,230	1,132,253	836,711
Exploration expenses	273	—	40	315	424
Depreciation, depletion, amortization, retirements, impairments and accretion	457,237	—	89,824	654,337	841,663

Results of Operations	$507,111	$—	$(85,255)	$1,016,457	$443,164

Capitalized Costs

Capitalized costs related to oil and gas producing activities are shown below.

(in thousands of dollars)	Successor		Predecessor
	December 31, 2023	December 31, 2022	December 31, 2022
Capitalized Costs
Proved properties	$12,328,690	$—	$13,639,456
Unproved properties	4,628	—	4,628
Support equipment and facilities	180,009	—	204,508

Total Capitalized Costs	12,513,327	—	13,848,592
Accumulated depreciation, depletion, amortization retirements and impairments	9,648,112	—	9,439,063

Net Capitalized Costs	$2,865,215	$—	$4,409,529

Green Gate Resources Parent, LLC

Supplementary Oil and Gas Information (Unaudited)

December 31, 2023, 2022, and 2021

Costs Incurred

Costs incurred in oil and gas property acquisition, exploration and development are shown below.

(in thousands of dollars)	Successor		Predecessor
	Year Ended December 31,	122-days Ended December 31,	58-days Ended February 27,	Years Ended December 31,
	2023	2022	2023	2022	2021
Costs Incurred in Property Acquisition, Exploration and Development Activities
Acquisition of properties	$390	$—	$—	$410	$1,800
Development costs	176,732	—	35,290	240,708	90,201
Exploration costs	273	—	40	315	424

Total Costs Incurred	$177,395	$—	$35,330	$241,433	$92,425

Proved Reserve Estimates

Independent petroleum engineering firm Netherland, Sewell & Associates, Inc. estimated an aggregate of 100% of our estimated proved reserves (by volume) as of the Successor year ended December 31, 2023. For the Predecessor combined year ended December 31, 2022, and December 31, 2021, reserves were prepared internally by technical staff who worked directly with the oil and gas properties using industry standard reserve estimation principles, definitions, and methodologies. All proved reserves are in California.

Revisions to reserves are based on engineering analysis of individual reservoirs at the field level. Proved reserves are those quantities of oil and gas volumes that, upon analysis of geological and engineering data appear with reasonable certainty to be economically producible in the future given following requirements:

•	Using known oil and gas reservoirs under current prices and costs as of the date the estimate is made.

•	Using existing equipment and operating methods from existing wells

•	Using new wells on undrilled acreage where a relatively major capital expenditure is required.

•	Proved reserves are calculated by using an unweighted arithmetic average of the first-day-of-the-month price for each month during the 12-month period.

•	Net proved reserves represent the estimated recoverable volumes excluding royalties and quantities due others.

In accordance with the Accounting Standards Codification (“ASC”) amended rules, the year-end reserves volumes for 2023, 2022, and 2021, as well as the reserves change categories for each year are shown in the following tables.

Oil and gas proved reserves cannot be measured exactly. Reserve estimates are based on many factors related to reservoir performance that require evaluation by engineers interpreting the available data as well as price and other economic factors such as detailed below:

•

The reliability of these estimates at any point in time depends on both the quality and quantity of the technical and economic data, the production performance of the reservoirs as well as extensive engineering judgment.

Green Gate Resources Parent, LLC

Supplementary Oil and Gas Information (Unaudited)

December 31, 2023, 2022, and 2021

•	Consequently, reserve estimates are subject to revision as additional data becomes available during the producing life of a reservoir or as prices change significantly from one year to the next.

•	When a commercial reservoir is discovered, proved reserves are initially determined based on limited data from the first well or wells.

•	Subsequent data may better define the extent of the reservoir and additional production performance, well tests and engineering studies will likely improve the reliability of the reserve estimate.

•

The evolution of technology may also result in the application of improved recovery techniques such as supplemental or enhanced recovery projects, or both, that have the potential to increase reserves beyond those envisioned during the early years of a reservoir’s producing life.

Estimated quantities of net proved oil, natural gas and natural gas liquids reserves and changes in net quantities of proved developed and undeveloped reserves were as follows for the years ended December 31:

(in thousands of barrels of oil equivalent)	Successor	Predecessor
	December 31,
	2023	2022	2021
Reserves Summary
Net Proved Developed and Undeveloped
Beginning of year	260,622	302,572	265,008
Revisions of previous estimates	6,332	(11,410)	70,103
Production	(28,251)	(30,539)	(32,539)

End of year	238,703	260,622	302,572

Net change	(21,919)	(41,950)	37,564

Net Proved Developed
Beginning of year	239,933	248,757	216,130
Revisions of previous estimates	12,928	21,716	65,166
Production	(28,251)	(30,539)	(32,539)

End of year	224,610	239,933	248,757

Net change	(15,324)	(8,823)	32,626

Net Proved Undeveloped
Beginning of year	20,689	53,816	48,878
Revisions of previous estimates	(6,595)	(33,127)	4,938
Production	0	0	0

End of year	14,094	20,689	53,816

Net change	(6,595)	(33,127)	4,938

Green Gate Resources Parent, LLC

Supplementary Oil and Gas Information (Unaudited)

December 31, 2023, 2022, and 2021

(in thousands of barrels of crude oil and condensate)	Successor	Predecessor
	December 31,
	2023	2022	2021
Oil Reserves
Net Proved Developed and Undeveloped
Beginning of year	247,657	289,819	253,022
Revisions of previous estimates	5,121	(13,056)	67,883
Production	(26,800)	(29,106)	(31,086)

End of year	225,978	247,657	289,819

Net change	(21,679)	(42,162)	36,797

Net Proved Developed
Beginning of year	226,968	237,080	206,383
Revisions of previous estimates	12,061	18,994	61,783
Production	(26,800)	(29,106)	(31,086)

End of year	212,229	226,968	237,080

Net change	(14,739)	(10,112)	30,697

Net Proved Undeveloped
Beginning of year	20,689	52,739	46,639
Revisions of previous estimates	(6,940)	(32,050)	6,100
Production	0	0	0

End of year	13,749	20,689	52,739

Net change	(6,940)	(32,050)	6,100

Green Gate Resources Parent, LLC

Supplementary Oil and Gas Information (Unaudited)

December 31, 2023, 2022, and 2021

(in millions of cubic feet of natural gas)	Successor	Predecessor
	December 31,
	2023	2022	2021
Natural Gas Reserves
Net Proved Developed and Undeveloped
Beginning of year	62,470	60,543	52,647
Revisions of previous estimates	11,255	9,109	15,127
Production	(7,200)	(7,181)	(7,231)

End of year	66,525	62,470	60,543

Net change	4,055	1,927	7,896

Net Proved Developed
Beginning of year	62,470	54,514	40,108
Revisions of previous estimates	9,325	15,138	21,637
Production	(7,200)	(7,181)	(7,231)

End of year	64,595	62,470	54,514

Net change	2,125	7,956	14,406

Net Proved Undeveloped
Beginning of year	—	6,029	12,539
Revisions of previous estimates	1,930	(6,029)	(6,510)
Production	—	—	—

End of year	1,930	—	6,029

Net change	1,930	(6,029)	(6,510)

(in thousands of barrels of natural gas liquids)	Successor	Predecessor
	December 31,
	2023	2022	2022
Natural Gas Liquids Reserves
Net Proved Developed
Beginning of year	1,810	1,942	1,942
Revisions of previous estimates	(798)	19	19
Production	(166)	(151)	(151)

End of year	846	1,810	1,810

Net change	(964)	(132)	(132)

No PUDS are left for Natural Gas Liquids

Standardized Measure

The following disclosures concerning the standardized measure of future cash flows from net proved oil and gas reserves are presented in accordance with the authoritative guidance regarding disclosures about oil and gas producing activities. As prescribed by this guidance, the first-day-of-the-month average prices, year-end costs, enacted tax rates and a ten percent (10%) annual discount factor were applied. Effects of income taxes on the future cash flows presented below are the responsibility of the Member Companies and, therefore, not included in this disclosure. Since prices and costs do not remain static and no price or cost changes have been considered,

Green Gate Resources Parent, LLC

Supplementary Oil and Gas Information (Unaudited)

December 31, 2023, 2022, and 2021

the results are not necessarily indicative of the fair market value of estimated net proved reserves, but they do provide a common benchmark as prescribed by the authoritative guidance.

For the purposes of this disclosure, individual estimates of Aera LLC’s production quantities, revenues and costs were developed for each field, net of royalties and quantities due others. Extensive judgments are involved in estimating the timing of production and the costs to be incurred throughout the remaining lives of these fields. Therefore, the results may not be comparable to estimates disclosed by other oil and gas producers.

The table below sets forth the standardized measure of discounted future cash flows relating to Aera LLC’s estimated recoverable volumes excluding royalties and quantities due others. Since the estimates reflect net proved reserves only, they exclude revenues that could result from unproved reserves that could become productive in later years.

Standardized Measure of Discounted Future Cash Flows as of December 31:

(in millions of dollars)	Successor	Predecessor
	December 31,
	2023	2022	2021
Future cash inflows	$18,327	$24,547	$18,870
Future operating costs	(10,027)	(13,326)	(10,396)
Future development costs	(3,000)	(3,180)	(4,372)

Future net cash flows	$5,300	$8,041	$4,102
Discount	(1,603)	(2,398)	(923)

Standardized measure of discounted future cash flows	$3,697	$5,643	$3,179

The aggregate change in the standardized measure of discounted future cash flows was a decrease of $1,946 million in 2023, an increase of $2,464 million in 2022, and an increase of $3,217 million in 2021. The principal sources of change were as follows:

Changes in Standardized Measure of Discounted Future Cash Flows for the years ended December 31:

(in millions of dollars)	Successor	Predecessor
	December 31,

	2023	2022	2021
Beginning of year	$5,643	$3,179	$(38)
Net change in sales and transfer prices and in production (lifting) costs related to future production	(1,325)	2,641	2,416
Changes in estimated future development costs	(35)	495	(209)
Sales and transfers of oil and gas produced during the period	(1,453)	(1,068)	(515)
Net change due to revisions in quantity estimates	66	(366)	1,245
Previously estimated development costs incurred during the period	285	473	295
Accretion of discount	516	289	(15)

End of year	$3,697	$5,643	$3,179

EXECUTIVE CHAIRMAN C.H. (SCOTT) REES III DANNY D. SIMMONS	CHIEF EXECUTIVE OFFICER RICHARD B. TALLEY, JR. PRESIDENT & COO ERIC J. STEVENS	EXECUTIVE COMMITTEE ROBERT C. BARG P. SCOTT FROST JOHN G. HATTNER JOSEPH J. SPELLMAN

April 22, 2024

Ms. Aimee Blaine

Aera Energy LLC

10000 Ming Avenue

Bakersfield, California 93311

Dear Ms. Blaine:

In accordance with your request, we have estimated the proved reserves and future revenue, as of December 31, 2023, to the Aera Energy LLC (Aera) interest in certain oil and gas properties located in California. We completed our evaluation on or about March 15, 2024. It is our understanding that the proved reserves estimated in this report constitute all of the proved reserves owned by Aera. The estimates in this report have been prepared in accordance with the definitions and regulations of the U.S. Securities and Exchange Commission (SEC) and, with the exception of the exclusion of future income taxes, conform to the FASB Accounting Standards Codification Topic 932, Extractive Activities—Oil and Gas. Definitions are presented immediately following this letter. This report has been prepared for use in filing with the SEC; in our opinion the assumptions, data, methods, and procedures used in the preparation of this report are appropriate for such purpose.

It is our understanding that various local and state governmental entities in the state of California have proposed or recently adopted new policies, such as California Senate Bill 1137 (SB1137), that may affect future production and development of oil and gas reserves within the state; therefore, the estimates shown in this report do not include any volumes associated with undeveloped locations affected by these policies.

We estimate the net reserves and future net revenue to the Aera interest in these properties, as of December 31, 2023, to be:

	Net Reserves			Future Net Revenue (M$)
Category	Oil (MBBL)	NGL (MBBL)	Gas(1) (MMCF)	Total	Present Worth at 10%
Proved Developed Producing	212,228.7	846.2	64,595.1	4,862,763.3	3,502,804.7
Proved Undeveloped	13,748.9	0.0	1,930.3	437,448.8	194,528.8

Total Proved	225,977.6	846.2	66,525.4	5,300,212.1	3,697,333.5

(1)	Gas reserves are inclusive of fuel gas volumes expected to be consumed in field operations; fuel gas volumes are approximately 85 percent of total proved gas reserves.

The oil volumes shown include crude oil and condensate. Oil and natural gas liquids (NGL) volumes are expressed in thousands of barrels (MBBL); a barrel is equivalent to 42 United States gallons. Gas volumes are expressed in millions of cubic feet (MMCF) at standard temperature and pressure bases.

Reserves categorization conveys the relative degree of certainty; reserves subcategorization is based on development and production status. Our study indicates that as of December 31, 2023, there are no proved developed non-producing reserves for these properties. As requested, probable and possible reserves that may exist for these properties have not been included. The estimates of reserves and future revenue included herein have not been adjusted for risk. This report does not include any value that could be attributed to interests in undeveloped acreage beyond those tracts for which undeveloped reserves have been estimated.

2100 ROSS AVENUE, SUITE 2200 • DALLAS, TEXAS 75201 • PH: 214-969-5401 • FAX: 214-969-5411 1301 MCKINNEY STREET, SUITE 3200 • HOUSTON, TEXAS 77010 • PH: 713-654-4950 • FAX: 713-654-4951	info@nsai-petro.com netherlandsewell.com

Gross revenue is Aera’s share of the gross (100 percent) revenue from the properties prior to any deductions. Future net revenue is after deductions for Aera’s share of production taxes, ad valorem taxes, capital costs, abandonment costs, and operating expenses but before consideration of any income taxes. The future net revenue has been discounted at an annual rate of 10 percent to determine its present worth, which is shown to indicate the effect of time on the value of money. Future net revenue presented in this report, whether discounted or undiscounted, should not be construed as being the fair market value of the properties.

Prices used in this report are based on the 12-month unweighted arithmetic average of the first-day-of-the-month price for each month in the period January through December 2023. For oil and NGL volumes, the average Europe Brent spot price of $82.84 per barrel is adjusted by field for quality, transportation fees, and market differentials. For gas volumes, the average PG&E city-gate spot price of $6.519 per MMBTU is adjusted by field for energy content, transportation fees, and market differentials. All prices are held constant throughout the lives of the properties. The average adjusted product prices weighted by production over the remaining lives of the properties are $79.50 per barrel of oil, $32.31 per barrel of NGL, and $5.019 per MCF of gas.

Operating costs used in this report are based on operating expense records of Aera. For the nonoperated properties, these costs include the per-well overhead expenses allowed under joint operating agreements along with estimates of costs to be incurred at and below the district and field levels. As requested, operating costs for the operated properties are limited to direct lease- and field-level costs and Aera’s estimate of the portion of its headquarters general and administrative overhead expenses necessary to operate the properties. Operating costs have been divided into field-level costs, per-well costs, and per-unit-of-production costs and are inclusive of natural gas fuel purchases used to generate steam; the costs associated with steam generation are based on purchasing gas using the price shown above. Operating costs are not escalated for inflation.

Capital costs used in this report were provided by Aera and are based on authorizations for expenditure and actual costs from recent activity. Capital costs are included as required for facilities improvement, water disposal facilities, new development wells, and production equipment; as requested, the facilities improvement capital costs are shown separately herein. Based on our understanding of future development plans, a review of the records provided to us, and our knowledge of similar properties, we regard these estimated capital costs to be reasonable. Abandonment costs used in this report are Aera’s estimates of the costs to abandon the wells and production facilities, net of any salvage value. Capital costs and abandonment costs are not escalated for inflation.

For the purposes of this report, we did not perform any field inspection of the properties, nor did we examine the mechanical operation or condition of the wells and facilities. We have not investigated possible environmental liability related to the properties; therefore, our estimates do not include any costs due to such possible liability.

We have made no investigation of potential volume and value imbalances resulting from overdelivery or underdelivery to the Aera interest. Therefore, our estimates of reserves and future revenue do not include adjustments for the settlement of any such imbalances; our projections are based on Aera receiving its net revenue interest share of estimated future gross production. Additionally, we have made no specific investigation of any firm transportation contracts that may be in place for these properties; our estimates of future revenue include the effects of such contracts only to the extent that the associated fees are accounted for in the historical field- and lease-level accounting statements.

The reserves shown in this report are estimates only and should not be construed as exact quantities. Proved reserves are those quantities of oil and gas which, by analysis of engineering and geoscience data, can be estimated with reasonable certainty to be economically producible; probable and possible reserves are those additional reserves which are sequentially less certain to be recovered than proved reserves. Estimates of reserves may increase or decrease as a result of market conditions, future operations, changes in regulations, or actual reservoir performance. In addition to the primary economic assumptions discussed herein, our estimates are based on certain assumptions including, but not limited to, that the properties will be developed consistent with current development plans as provided to us by Aera, that the properties will be operated in a prudent manner, that no governmental regulations or controls will be put in place that would impact the ability of the interest owner to recover the reserves, and that our projections of future production will prove consistent with actual performance. If the reserves are recovered, the revenues therefrom and the costs related thereto could be more or less than the estimated amounts. Because of governmental policies and uncertainties of supply and demand, the sales rates, prices received for the reserves, and costs incurred in recovering such reserves may vary from assumptions made while preparing this report.

For the purposes of this report, we used technical and economic data including, but not limited to, well logs, geologic maps, well test data, production data, historical price and cost information, and property ownership interests. The reserves in this report have been estimated using deterministic methods; these estimates have been prepared in accordance with the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers (SPE Standards). We used standard engineering and geoscience methods, or a combination of methods, including performance analysis, volumetric analysis, and analogy, that we considered to be appropriate and necessary to categorize and estimate reserves in accordance with SEC definitions and regulations. As in all aspects of oil and gas evaluation, there are uncertainties inherent in the interpretation of engineering and geoscience data; therefore, our conclusions necessarily represent only informed professional judgment.

The data used in our estimates were obtained from Aera, public data sources, and the nonconfidential files of Netherland, Sewell & Associates, Inc. (NSAI) and were accepted as accurate. Supporting work data are on file in our office. We have not examined the titles to the properties or independently confirmed the actual degree or type of interest owned. The technical persons primarily responsible for preparing the estimates presented herein meet the requirements regarding qualifications, independence, objectivity, and confidentiality set forth in the SPE Standards. Joseph M. Mello, a Licensed Professional Engineer in the State of Texas, has been practicing consulting petroleum engineering at NSAI since 2015 and has over 5 years of prior industry experience. Edward C. Roy III, a Licensed Professional Geologist in the State of Texas, has been practicing consulting petroleum geoscience at NSAI since 2008 and has over 11 years of prior industry experience. We are independent petroleum engineers, geologists, geophysicists, and petrophysicists; we do not own an interest in these properties nor are we employed on a contingent basis.

Sincerely,

NETHERLAND, SEWELL & ASSOCIATES, INC.
Texas Registered Engineering Firm F-2699

		By:	/s/ Richard B. Talley, Jr.
Richard B. Talley, Jr., P.E. Chairman and Chief Executive Officer

By:	/s/ Joseph M. Mello	By:	/s/ Edward C. Roy III
	Joseph M. Mello, P.E. 125699		Edward C. Roy III, P.G. 2364
	Vice President		Vice President
Date Signed: April 22, 2024		Date Signed: April 22, 2024
JMM:WKE

DEFINITIONS OF OIL AND GAS RESERVES

Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

The following definitions are set forth in U.S. Securities and Exchange Commission (SEC) Regulation S-X Section 210.4-10(a). Also included is supplemental information from (1) the 2018 Petroleum Resources Management System approved by the Society of Petroleum Engineers, (2) the FASB Accounting Standards Codification Topic 932, Extractive Activities—Oil and Gas, and (3) the SEC’s Compliance and Disclosure Interpretations.

(1) Acquisition of properties. Costs incurred to purchase, lease or otherwise acquire a property, including costs of lease bonuses and options to purchase or lease properties, the portion of costs applicable to minerals when land including mineral rights is purchased in fee, brokers’ fees, recording fees, legal costs, and other costs incurred in acquiring properties.

(2) Analogous reservoir. Analogous reservoirs, as used in resources assessments, have similar rock and fluid properties, reservoir conditions (depth, temperature, and pressure) and drive mechanisms, but are typically at a more advanced stage of development than the reservoir of interest and thus may provide concepts to assist in the interpretation of more limited data and estimation of recovery. When used to support proved reserves, an “analogous reservoir” refers to a reservoir that shares the following characteristics with the reservoir of interest:

(i)	Same geological formation (but not necessarily in pressure communication with the reservoir of interest);

(ii)	Same environment of deposition;

(iii)	Similar geological structure; and

(iv)	Same drive mechanism.

Instruction to paragraph (a)(2): Reservoir properties must, in the aggregate, be no more favorable in the analog than in the reservoir of interest.

(3) Bitumen. Bitumen, sometimes referred to as natural bitumen, is petroleum in a solid or semi-solid state in natural deposits with a viscosity greater than 10,000 centipoise measured at original temperature in the deposit and atmospheric pressure, on a gas free basis. In its natural state it usually contains sulfur, metals, and other non-hydrocarbons.

(4) Condensate. Condensate is a mixture of hydrocarbons that exists in the gaseous phase at original reservoir temperature and pressure, but that, when produced, is in the liquid phase at surface pressure and temperature.

(5) Deterministic estimate. The method of estimating reserves or resources is called deterministic when a single value for each parameter (from the geoscience, engineering, or economic data) in the reserves calculation is used in the reserves estimation procedure.

(6) Developed oil and gas reserves. Developed oil and gas reserves are reserves of any category that can be expected to be recovered:

(i)	Through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and

(ii)	Through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

Definitions - Page 1 of 10

DEFINITIONS OF OIL AND GAS RESERVES

Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

Supplemental definitions from the 2018 Petroleum Resources Management System:

Developed Producing Reserves – Expected quantities to be recovered from completion intervals that are open and producing at the effective date of the estimate. Improved recovery Reserves are considered producing only after the improved recovery project is in operation.

Developed Non-Producing Reserves – Shut-in and behind-pipe Reserves. Shut-in Reserves are expected to be recovered from (1) completion intervals that are open at the time of the estimate but which have not yet started producing, (2) wells which were shut-in for market conditions or pipeline connections, or (3) wells not capable of production for mechanical reasons. Behind-pipe Reserves are expected to be recovered from zones in existing wells that will require additional completion work or future re-completion before start of production with minor cost to access these reserves. In all cases, production can be initiated or restored with relatively low expenditure compared to the cost of drilling a new well.

(7) Development costs. Costs incurred to obtain access to proved reserves and to provide facilities for extracting, treating, gathering and storing the oil and gas. More specifically, development costs, including depreciation and applicable operating costs of support equipment and facilities and other costs of development activities, are costs incurred to:

(i)

Gain access to and prepare well locations for drilling, including surveying well locations for the purpose of determining specific development drilling sites, clearing ground, draining, road building, and relocating public roads, gas lines, and power lines, to the extent necessary in developing the proved reserves.

(ii)

Drill and equip development wells, development-type stratigraphic test wells, and service wells, including the costs of platforms and of well equipment such as casing, tubing, pumping equipment, and the wellhead assembly.

(iii)

Acquire, construct, and install production facilities such as lease flow lines, separators, treaters, heaters, manifolds, measuring devices, and production storage tanks, natural gas cycling and processing plants, and central utility and waste disposal systems.

(iv)	Provide improved recovery systems.

(8) Development project. A development project is the means by which petroleum resources are brought to the status of economically producible. As examples, the development of a single reservoir or field, an incremental development in a producing field, or the integrated development of a group of several fields and associated facilities with a common ownership may constitute a development project.

(9) Development well. A well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

(10) Economically producible. The term economically producible, as it relates to a resource, means a resource which generates revenue that exceeds, or is reasonably expected to exceed, the costs of the operation. The value of the products that generate revenue shall be determined at the terminal point of oil and gas producing activities as defined in paragraph (a)(16) of this section.

Definitions - Page 2 of 10

DEFINITIONS OF OIL AND GAS RESERVES

Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

(11) Estimated ultimate recovery (EUR). Estimated ultimate recovery is the sum of reserves remaining as of a given date and cumulative production as of that date.

(12) Exploration costs. Costs incurred in identifying areas that may warrant examination and in examining specific areas that are considered to have prospects of containing oil and gas reserves, including costs of drilling exploratory wells and exploratory-type stratigraphic test wells. Exploration costs may be incurred both before acquiring the related property (sometimes referred to in part as prospecting costs) and after acquiring the property. Principal types of exploration costs, which include depreciation and applicable operating costs of support equipment and facilities and other costs of exploration activities, are:

(i)

Costs of topographical, geographical and geophysical studies, rights of access to properties to conduct those studies, and salaries and other expenses of geologists, geophysical crews, and others conducting those studies. Collectively, these are sometimes referred to as geological and geophysical or “G&G” costs.

(ii)	Costs of carrying and retaining undeveloped properties, such as delay rentals, ad valorem taxes on properties, legal costs for title defense, and the maintenance of land and lease records.

(iii)	Dry hole contributions and bottom hole contributions.

(iv)	Costs of drilling and equipping exploratory wells.

(v)	Costs of drilling exploratory-type stratigraphic test wells.

(13) Exploratory well. An exploratory well is a well drilled to find a new field or to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir. Generally, an exploratory well is any well that is not a development well, an extension well, a service well, or a stratigraphic test well as those items are defined in this section.

(14) Extension well. An extension well is a well drilled to extend the limits of a known reservoir.

(15) Field. An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition. There may be two or more reservoirs in a field which are separated vertically by intervening impervious strata, or laterally by local geologic barriers, or by both. Reservoirs that are associated by being in overlapping or adjacent fields may be treated as a single or common operational field. The geological terms “structural feature” and “stratigraphic condition” are intended to identify localized geological features as opposed to the broader terms of basins, trends, provinces, plays, areas-of-interest, etc.

(16) Oil and gas producing activities.

(i)	Oil and gas producing activities include:

(A)	The search for crude oil, including condensate and natural gas liquids, or natural gas (“oil and gas”) in their natural states and original locations;

(B)	The acquisition of property rights or properties for the purpose of further exploration or for the purpose of removing the oil or gas from such properties;

Definitions - Page 3 of 10

DEFINITIONS OF OIL AND GAS RESERVES

Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

(C)

The construction, drilling, and production activities necessary to retrieve oil and gas from their natural reservoirs, including the acquisition, construction, installation, and maintenance of field gathering and storage systems, such as:

(1)	Lifting the oil and gas to the surface; and

(2)	Gathering, treating, and field processing (as in the case of processing gas to extract liquid hydrocarbons); and

(D)

Extraction of saleable hydrocarbons, in the solid, liquid, or gaseous state, from oil sands, shale, coalbeds, or other nonrenewable natural resources which are intended to be upgraded into synthetic oil or gas, and activities undertaken with a view to such extraction.

Instruction 1 to paragraph (a)(16)(i): The oil and gas production function shall be regarded as ending at a “terminal point”, which is the outlet valve on the lease or field storage tank. If unusual physical or operational circumstances exist, it may be appropriate to regard the terminal point for the production function as:

a.	The first point at which oil, gas, or gas liquids, natural or synthetic, are delivered to a main pipeline, a common carrier, a refinery, or a marine terminal; and

b.

In the case of natural resources that are intended to be upgraded into synthetic oil or gas, if those natural resources are delivered to a purchaser prior to upgrading, the first point at which the natural resources are delivered to a main pipeline, a common carrier, a refinery, a marine terminal, or a facility which upgrades such natural resources into synthetic oil or gas.

Instruction 2 to paragraph (a)(16)(i): For purposes of this paragraph (a)(16), the term saleable hydrocarbons means hydrocarbons that are saleable in the state in which the hydrocarbons are delivered.

(ii)	Oil and gas producing activities do not include:

(A)	Transporting, refining, or marketing oil and gas;

(B)

Processing of produced oil, gas, or natural resources that can be upgraded into synthetic oil or gas by a registrant that does not have the legal right to produce or a revenue interest in such production;

(C)	Activities relating to the production of natural resources other than oil, gas, or natural resources from which synthetic oil and gas can be extracted; or

(D)	Production of geothermal steam.

(17) Possible reserves. Possible reserves are those additional reserves that are less certain to be recovered than probable reserves.

(i)

When deterministic methods are used, the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves. When probabilistic methods are used, there should be at least a 10% probability that the total quantities ultimately recovered will equal or exceed the proved plus probable plus possible reserves estimates.

(ii)

Possible reserves may be assigned to areas of a reservoir adjacent to probable reserves where data control and interpretations of available data are progressively less certain. Frequently, this will be in

Definitions - Page 4 of 10

DEFINITIONS OF OIL AND GAS RESERVES

Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

areas where geoscience and engineering data are unable to define clearly the area and vertical limits of commercial production from the reservoir by a defined project.

(iii)	Possible reserves also include incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than the recovery quantities assumed for probable reserves.

(iv)

The proved plus probable and proved plus probable plus possible reserves estimates must be based on reasonable alternative technical and commercial interpretations within the reservoir or subject project that are clearly documented, including comparisons to results in successful similar projects.

(v)

Possible reserves may be assigned where geoscience and engineering data identify directly adjacent portions of a reservoir within the same accumulation that may be separated from proved areas by faults with displacement less than formation thickness or other geological discontinuities and that have not been penetrated by a wellbore, and the registrant believes that such adjacent portions are in communication with the known (proved) reservoir. Possible reserves may be assigned to areas that are structurally higher or lower than the proved area if these areas are in communication with the proved reservoir.

(vi)

Pursuant to paragraph (a)(22)(iii) of this section, where direct observation has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves should be assigned in the structurally higher portions of the reservoir above the HKO only if the higher contact can be established with reasonable certainty through reliable technology. Portions of the reservoir that do not meet this reasonable certainty criterion may be assigned as probable and possible oil or gas based on reservoir fluid properties and pressure gradient interpretations.

(18) Probable reserves. Probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.

(i)

When deterministic methods are used, it is as likely as not that actual remaining quantities recovered will exceed the sum of estimated proved plus probable reserves. When probabilistic methods are used, there should be at least a 50% probability that the actual quantities recovered will equal or exceed the proved plus probable reserves estimates.

(ii)

Probable reserves may be assigned to areas of a reservoir adjacent to proved reserves where data control or interpretations of available data are less certain, even if the interpreted reservoir continuity of structure or productivity does not meet the reasonable certainty criterion. Probable reserves may be assigned to areas that are structurally higher than the proved area if these areas are in communication with the proved reservoir.

(iii)	Probable reserves estimates also include potential incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than assumed for proved reserves.

(iv)	See also guidelines in paragraphs (a)(17)(iv) and (a)(17)(vi) of this section.

(19) Probabilistic estimate. The method of estimation of reserves or resources is called probabilistic when the full range of values that could reasonably occur for each unknown parameter (from the geoscience and engineering data) is used to generate a full range of possible outcomes and their associated probabilities of occurrence.

Definitions - Page 5 of 10

DEFINITIONS OF OIL AND GAS RESERVES

Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

(20) Production costs.

(i)

Costs incurred to operate and maintain wells and related equipment and facilities, including depreciation and applicable operating costs of support equipment and facilities and other costs of operating and maintaining those wells and related equipment and facilities. They become part of the cost of oil and gas produced. Examples of production costs (sometimes called lifting costs) are:

(A)	Costs of labor to operate the wells and related equipment and facilities.

(B)	Repairs and maintenance.

(C)	Materials, supplies, and fuel consumed and supplies utilized in operating the wells and related equipment and facilities.

(D)	Property taxes and insurance applicable to proved properties and wells and related equipment and facilities.

(E)	Severance taxes.

(ii)

Some support equipment or facilities may serve two or more oil and gas producing activities and may also serve transportation, refining, and marketing activities. To the extent that the support equipment and facilities are used in oil and gas producing activities, their depreciation and applicable operating costs become exploration, development or production costs, as appropriate. Depreciation, depletion, and amortization of capitalized acquisition, exploration, and development costs are not production costs but also become part of the cost of oil and gas produced along with production (lifting) costs identified above.

(21) Proved area. The part of a property to which proved reserves have been specifically attributed.

(22) Proved oil and gas reserves. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

(i)	The area of the reservoir considered as proved includes:

(A)	The area identified by drilling and limited by fluid contacts, if any, and

(B)

Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

(ii)

In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty.

(iii)

Where direct observation from well penetrations has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally

Definitions - Page 6 of 10

DEFINITIONS OF OIL AND GAS RESERVES

Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty.

(iv)	Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when:

(A)

Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and

(B)	The project has been approved for development by all necessary parties and entities, including governmental entities.

(v)

Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

(23) Proved properties. Properties with proved reserves.

(24) Reasonable certainty. If deterministic methods are used, reasonable certainty means a high degree of confidence that the quantities will be recovered. If probabilistic methods are used, there should be at least a 90% probability that the quantities actually recovered will equal or exceed the estimate. A high degree of confidence exists if the quantity is much more likely to be achieved than not, and, as changes due to increased availability of geoscience (geological, geophysical, and geochemical), engineering, and economic data are made to estimated ultimate recovery (EUR) with time, reasonably certain EUR is much more likely to increase or remain constant than to decrease.

(25) Reliable technology. Reliable technology is a grouping of one or more technologies (including computational methods) that has been field tested and has been demonstrated to provide reasonably certain results with consistency and repeatability in the formation being evaluated or in an analogous formation.

(26) Reserves. Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

Note to paragraph (a)(26): Reserves should not be assigned to adjacent reservoirs isolated by major, potentially sealing, faults until those reservoirs are penetrated and evaluated as economically producible. Reserves should not be assigned to areas that are clearly separated from a known accumulation by a non-productive reservoir (i.e., absence of reservoir, structurally low reservoir, or negative test results). Such areas may contain prospective resources (i.e., potentially recoverable resources from undiscovered accumulations).

Definitions - Page 7 of 10

DEFINITIONS OF OIL AND GAS RESERVES

Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

Excerpted from the FASB Accounting Standards Codification Topic 932, Extractive Activities—Oil and Gas:

932-235-50-30 A standardized measure of discounted future net cash flows relating to an entity’s interests in both of the following shall be disclosed as of the end of the year:

a.	Proved oil and gas reserves (see paragraphs 932-235-50-3 through 50-11B)

b.

Oil and gas subject to purchase under long-term supply, purchase, or similar agreements and contracts in which the entity participates in the operation of the properties on which the oil or gas is located or otherwise serves as the producer of those reserves (see paragraph 932-235-50-7).

The standardized measure of discounted future net cash flows relating to those two types of interests in reserves may be combined for reporting purposes.

932-235-50-31 All of the following information shall be disclosed in the aggregate and for each geographic area for which reserve quantities are disclosed in accordance with paragraphs 932-235-50-3 through 50-11B:

a.

Future cash inflows. These shall be computed by applying prices used in estimating the entity’s proved oil and gas reserves to the year-end quantities of those reserves. Future price changes shall be considered only to the extent provided by contractual arrangements in existence at year-end.

b.

Future development and production costs. These costs shall be computed by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at the end of the year, based on year-end costs and assuming continuation of existing economic conditions. If estimated development expenditures are significant, they shall be presented separately from estimated production costs.

c.

Future income tax expenses. These expenses shall be computed by applying the appropriate year-end statutory tax rates, with consideration of future tax rates already legislated, to the future pretax net cash flows relating to the entity’s proved oil and gas reserves, less the tax basis of the properties involved. The future income tax expenses shall give effect to tax deductions and tax credits and allowances relating to the entity’s proved oil and gas reserves.

d.	Future net cash flows. These amounts are the result of subtracting future development and production costs and future income tax expenses from future cash inflows.

e.	Discount. This amount shall be derived from using a discount rate of 10 percent a year to reflect the timing of the future net cash flows relating to proved oil and gas reserves.

f.	Standardized measure of discounted future net cash flows. This amount is the future net cash flows less the computed discount.

(27) Reservoir. A porous and permeable underground formation containing a natural accumulation of producible oil and/or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

(28) Resources. Resources are quantities of oil and gas estimated to exist in naturally occurring accumulations. A portion of the resources may be estimated to be recoverable, and another portion may be considered to be unrecoverable. Resources include both discovered and undiscovered accumulations.

Definitions - Page 8 of 10

DEFINITIONS OF OIL AND GAS RESERVES

Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

(29) Service well. A well drilled or completed for the purpose of supporting production in an existing field. Specific purposes of service wells include gas injection, water injection, steam injection, air injection, salt-water disposal, water supply for injection, observation, or injection for in-situ combustion.

(30) Stratigraphic test well. A stratigraphic test well is a drilling effort, geologically directed, to obtain information pertaining to a specific geologic condition. Such wells customarily are drilled without the intent of being completed for hydrocarbon production. The classification also includes tests identified as core tests and all types of expendable holes related to hydrocarbon exploration. Stratigraphic tests are classified as “exploratory type” if not drilled in a known area or “development type” if drilled in a known area.

(31) Undeveloped oil and gas reserves. Undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

(i)

Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances.

(ii)

Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances, justify a longer time.

From the SEC’s Compliance and Disclosure Interpretations (October 26, 2009):

Although several types of projects — such as constructing offshore platforms and development in urban areas, remote locations or environmentally sensitive locations — by their nature customarily take a longer time to develop and therefore often do justify longer time periods, this determination must always take into consideration all of the facts and circumstances. No particular type of project per se justifies a longer time period, and any extension beyond five years should be the exception, and not the rule.

Factors that a company should consider in determining whether or not circumstances justify recognizing reserves even though development may extend past five years include, but are not limited to, the following:

•

The company’s level of ongoing significant development activities in the area to be developed (for example, drilling only the minimum number of wells necessary to maintain the lease generally would not constitute significant development activities);

•	The company’s historical record at completing development of comparable long-term projects;

•	The amount of time in which the company has maintained the leases, or booked the reserves, without significant development activities;

•

The extent to which the company has followed a previously adopted development plan (for example, if a company has changed its development plan several times without taking significant steps to implement any of those plans, recognizing proved undeveloped reserves typically would not be appropriate); and

•

The extent to which delays in development are caused by external factors related to the physical operating environment (for example, restrictions on development on Federal lands, but not obtaining government permits), rather than by internal factors (for example, shifting resources to develop properties with higher priority).

Definitions - Page 9 of 10

DEFINITIONS OF OIL AND GAS RESERVES

Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)

(iii)

Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, as defined in paragraph (a)(2) of this section, or by other evidence using reliable technology establishing reasonable certainty.

(32) Unproved properties. Properties with no proved reserves.

Definitions - Page 10 of 10

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

CALIFORNIA RESOURCES CORPORATION,

PETRA MERGER SUB I, LLC,

PETRA MERGER SUB C, LLC,

PETRA MERGER SUB O, LLC,

PETRA MERGER SUB S, LLC,

PETRA MERGER SUB O2, LLC,

PETRA MERGER SUB O3, LLC,

IKAV IMPACT S.A.R.L.,

SIMLOG INC.,

IKAV ENERGY INC.,

CPP INVESTMENT BOARD PRIVATE HOLDINGS (6), INC.,

GREEN GATE COI LLC,

IKAV IMPACT USA INC.,

CPPIB VEDDER US HOLDINGS LLC,

OPPS XB AERA E CTB, LLC,

OPPS XI AERA E CTB, LLC,

OCM OPPS XB AIF HOLDINGS (DELAWARE), L.P.,

OAKTREE HUNTINGTON INVESTMENT FUND II AIF (DELAWARE), L.P. – CLASS C,

OCM OPPS XI AIV HOLDINGS (DELAWARE), L.P., and

OCM AERA E HOLDINGS, LLC

Dated as of February 7, 2024

A-i

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE MEMBERS
5.1	Organization; Authorization	A-33
5.2	No Violations	A-34
5.3	Litigation	A-34
5.4	Ownership of Equity Interests; Voting Power	A-34
5.5	Accredited Investor	A-34
5.6	Tax	A-34
5.7	No Additional Representations	A-35

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS
6.1	Organization, Standing and Power	A-35
6.2	Capital Structure	A-36
6.3	Authority; No Violations; Consents and Approvals	A-37
6.4	Consents	A-38
6.5	SEC Documents; Financial Statements; Internal Controls; NYSE Matters	A-38
6.6	Absence of Certain Changes or Events	A-39
6.7	Information Supplied	A-39
6.8	No Undisclosed Material Liabilities	A-40
6.9	Parent Permits; Compliance with Applicable Law	A-40
6.10	Taxes	A-40
6.11	Litigation	A-41
6.12	Environmental Matters	A-41
6.13	Material Contracts	A-42
6.14	Opinion of Financial Advisor	A-42
6.15	Brokers	A-42
6.16	Regulatory Matters	A-42
6.17	Sufficient Funds	A-43
6.18	Anti-Corruption Laws; Economic Sanctions/Trade Laws	A-44
6.19	Form S-3	A-45
6.20	No Additional Representations	A-45

ARTICLE VII
COVENANTS AND AGREEMENTS
7.1	Conduct of Company Business Pending the Mergers	A-45
7.2	Conduct of Parent Business Pending the Mergers	A-49
7.3	Preparation of Proxy Statement	A-50
7.4	No Solicitation; Parent Stockholders Meeting; Approvals	A-51
7.5	Access to Information	A-54
7.6	HSR, FERC and Other Approvals	A-56
7.7	Employee Matters	A-58
7.8	Indemnification; Directors’ and Officers’ Insurance	A-60
7.9	Transaction Litigation	A-61
7.10	Public Announcements	A-62
7.11	Advice of Certain Matters; Control of Business	A-62
7.12	Specified Efforts; Notification	A-62
7.13	Tax Matters	A-63
7.14	Financing	A-67
7.15	Termination of Company Related Party Agreements	A-71
7.16	Stock Exchange Listing	A-72
7.17	Takeover Law	A-72
7.18	No Transfer	A-72

A-ii

7.19	Wrong Pockets	A-72
7.20	R&W Insurance Policy	A-72
7.21	Restructuring	A-73
7.22	Transition Services Agreement	A-73
7.23	Newport Banning Ranch	A-73

ARTICLE VIII
CONDITIONS PRECEDENT
8.1	Conditions to Each Party’s Obligation to Consummate the Initial Mergers	A-73
8.2	Additional Conditions to Obligations of Parent and Initial Merger Subs	A-74
8.3	Additional Conditions to Obligations of the Companies	A-75
8.4	Frustration of Closing Conditions	A-76

ARTICLE IX
TERMINATION
9.1	Termination	A-76
9.2	Notice of Termination; Effect of Termination	A-77
9.3	Expenses; Release	A-79

ARTICLE X
INDEMNIFICATION; R&W INSURANCE POLICY
10.1	Survival	A-80
10.2	Indemnification	A-80
10.3	Characterization of Indemnification Payments	A-81
10.4	R&W Insurance Policy	A-81

ARTICLE XI
GENERAL PROVISIONS
11.1	Disclosure Letter Definitions	A-81
11.2	Notices	A-81
11.3	Rules of Construction	A-82
11.4	Counterparts	A-84
11.5	Entire Agreement; No Third Party Beneficiaries	A-84
11.6	Governing Law; Venue; Waiver of Jury Trial	A-84
11.7	Severability	A-85
11.8	Assignment	A-85
11.9	Specific Performance	A-85
11.10	Amendment	A-85
11.11	Extension; Waiver	A-86
11.12	No Recourse	A-86
11.13	Provision Respecting Representation of Companies	A-87

ANNEX

Annex A	Certain Definitions
EXHIBIT
Exhibit A	Form of Registration Rights Agreement
Exhibit B	Form of Stockholder Agreement
Exhibit C	Tax Steps Plan
Exhibit D	Restructuring
Exhibit E	Form of R&W Insurance Policy
Exhibit F	Tax Forms
Exhibit G	Bonus Depreciation
Exhibit H	Form of Tax Representation Letter
Exhibit I	Business Plan

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of February 7, 2024 (this “Agreement”), among California Resources Corporation, a Delaware corporation (“Parent”), Petra Merger Sub I, LLC (“IKAV Merger Sub”), Petra Merger Sub C, LLC (“CPP Merger Sub”), Petra Merger Sub O, LLC (“COI Merger Sub”), Petra Merger Sub O2, LLC (“COI Merger Sub 2”), and Petra Merger Sub O3, LLC (“COI Merger Sub 3”), each a Delaware limited liability company and a wholly-owned direct Subsidiary of Parent (collectively, “Initial Merger Subs”), Petra Merger Sub S, LLC, a Delaware limited liability company and a wholly-owned direct Subsidiary of Parent (“Subsequent Merger Sub” and, together with Initial Merger Subs, collectively, “Merger Subs”), IKAV Impact USA Inc., a Delaware corporation (“IKAV Blocker”), CPPIB Vedder US Holdings LLC, a Delaware limited liability company (“CPP Blocker”), Opps Xb Aera E CTB, LLC, a Delaware limited liability company (“IKAV Co-Invest Blocker 1”), Opps XI Aera E CTB, LLC, a Delaware limited liability company (“IKAV Co-Invest Blocker 2” and together with IKAV Co-Invest Blocker 1, collectively, the “IKAV Co-Invest Blockers”), Green Gate COI, LLC, a Delaware limited liability company (“IKAV Co-Invest”, and together with IKAV Blocker, CPP Blocker, IKAV Co-Invest Blocker 1 and IKAV Co-Invest Blocker 2, collectively, the “Companies”), and solely for purposes of the Member Provisions, IKAV Impact S.a.r.l., a Luxembourg corporation (“IKAV S.a.r.l.”), Simlog Inc., a Delaware corporation (“Simlog”), and IKAV Energy Inc., a Delaware corporation (collectively, with IKAV S.a.r.l. and Simlog, “IKAV Member”), CPP Investment Board Private Holdings (6), Inc., a Canadian corporation (“CPP Member”), OCM Opps Xb AIF Holdings (Delaware), L.P., a Delaware limited partnership (“IKAV Co-Invest Blocker 1 Member A”), Oaktree Huntington Investment Fund II AIF (Delaware), L.P. – Class C, a Delaware limited partnership (“IKAV Co-Invest Blocker 1 Member B” and together with IKAV Co-Invest Blocker 1 Member A, collectively, the “IKAV Co-Invest Blocker 1 Members”), OCM Opps XI AIV Holdings (Delaware), L.P., a Delaware limited partnership (“IKAV Co-Invest Blocker 2 Member”), and OCM Aera E Holdings, LLC, a Delaware limited liability company (“IKAV Co-Invest Member”, and together with IKAV Member and CPP Member, collectively, the “Members”).

WHEREAS, the board of directors of IKAV Blocker (the “IKAV Blocker Board”) has, by unanimous written consent (i) determined that this Agreement and the merger of IKAV Merger Sub with and into IKAV Blocker (the “IKAV Merger”) and the applicable Subsequent Merger are fair to, and in the best interests of, IKAV Blocker and IKAV Member, (ii) approved and declared advisable this Agreement, the IKAV Merger and the applicable Subsequent Merger, and (iii) resolved to recommend that IKAV Member adopt this Agreement;

WHEREAS, CPP Member, as the sole member of CPP Blocker, has approved this Agreement, the merger of CPP Merger Sub with and into CPP Blocker (the “CPP Merger”) and the applicable Subsequent Merger on behalf of CPP Blocker and CPP Member;

WHEREAS, the applicable authorized Persons and governing bodies of IKAV Co-Invest (the “IKAV Co-Invest Board”) and IKAV Co-Invest Blockers (the “IKAV Co-Invest Blocker Board”, and, together with the IKAV Co-Invest Board and IKAV Blocker Board, the “Company Boards”) have duly authorized and approved this Agreement and the transactions contemplated hereby, including (a) COI Merger Sub will merge with and into IKAV Co-Invest (the “IKAV Co-Invest Merger”), (b) COI Merger Sub 2 will merge with and into IKAV Co-Invest Blocker 1 (the “IKAV Co-Invest Blocker 1 Merger”), and (c) COI Merger Sub 3 will merge with and into IKAV Co-Invest Blocker 2 (the “IKAV Co-Invest Blocker 2 Merger” and, together with the IKAV Merger, the CPP Merger, the IKAV Co-Invest Merger and the IKAV Co-Invest Blocker 1 Merger, the “Initial Mergers”);

WHEREAS, immediately following the Initial Mergers, each surviving company or corporation (as applicable) of the Initial Mergers (the “Surviving Companies”) will merge with and into Subsequent Merger Sub (each, a “Subsequent Merger”, and, together with the Initial Mergers, the “Mergers”), with Subsequent Merger Sub surviving the Subsequent Mergers (the “Subsequent Surviving Company”);

WHEREAS, the board of directors of Parent (the “Parent Board”) has, at a meeting duly called and held, by unanimous vote, (i) determined that this Agreement and the issuance of the shares of common stock of Parent, par value $0.01 per share (“Parent Common Stock”), pursuant to this Agreement (the “Parent Stock Issuance”), are fair to, and in the best interests of, Parent, (ii) approved and declared advisable this Agreement, the Mergers and the Parent Stock Issuance, and (iii) resolved to recommend that the holders of Parent Common Stock approve the Parent Stock Issuance;

WHEREAS, the board of managers of each Merger Sub (collectively, the “Merger Sub Boards”) has, at a meeting duly called and held, by unanimous vote (i) determined that this Agreement and the applicable Merger are fair to, and in the best interests of, such Merger Sub and such Merger Sub’s sole member, (ii) approved and declared advisable this Agreement and the applicable Merger, and (iii) resolved to recommend that Parent, as the sole member of such Merger Sub, approve this Agreement;

WHEREAS, Parent, as the sole member of each Merger Sub, has approved this Agreement concurrently with its execution;

WHEREAS, for U.S. federal and applicable state and local income Tax purposes (i) the IKAV Merger and the applicable Subsequent Merger shall be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, (ii) each of Parent, IKAV Merger Sub, Subsequent Merger Sub, IKAV Member, and IKAV Blocker is a party to such reorganization within the meaning of Section 368(b) of the Code, (iii) this Agreement shall constitute, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) and Treasury Regulations Section 1.368-3(a), and (iv) IKAV Member shall be treated as transferring a “United States real property interest” on which gain is realized solely for a “United States real property interest” which, immediately following the exchange, would be subject to United States taxation upon its disposition within the meaning of Treasury Regulations Section 1.897-6T(a)(1);

WHEREAS, for U.S. federal and applicable state and local income Tax purposes (i) the CPP Merger and the applicable Subsequent Merger shall be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, (ii) each of Parent, CPP Merger Sub, Subsequent Merger Sub, CPP Member, and CPP Blocker is a party to such reorganization within the meaning of Section 368(b) of the Code and (iii) this Agreement shall constitute, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) and Treasury Regulations Section 1.368-3(a);

WHEREAS, for U.S. federal and applicable state and local income Tax purposes (i) the IKAV Co-Invest Blocker 1 Merger and the applicable Subsequent Merger shall be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, (ii) each of Parent, the COI Merger Sub 2, the Subsequent Merger Sub, IKAV Co-Invest 1 Member, and IKAV Co-Invest Blocker 1 is a party to such reorganization within the meaning of Section 368(b) of the Code and (iii) this Agreement shall constitute, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) and Treasury Regulations Section 1.368-3(a);

WHEREAS, for U.S. federal and applicable state and local income Tax purposes (i) the IKAV Co-Invest Blocker 2 Merger and the applicable Subsequent Merger shall be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, (ii) each of Parent, COI Merger Sub 3, the Subsequent Merger Sub, IKAV Co-Invest 2 Member, and IKAV Co-Invest Blocker 2 is a party to such reorganization within the meaning of Section 368(b) of the Code and (iii) this Agreement shall constitute, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) and Treasury Regulations Section 1.368-3(a);

WHEREAS, IKAV Member, as holders of 100% of the stock of IKAV Blocker (the “IKAV Equity Interests”), CPP Member, as holder of 100% of the membership interests of CPP Blocker (the “CPP Equity Interests”), IKAV Co-Invest Member and Green Gate ICOI LLC, as holders of 100% of the units representing membership interests of COI (the “COI Equity Interests”, and, together with the IKAV Equity Interests and the CPP Equity Interests, collectively, the “Equity Interests”), have each approved and adopted this Agreement concurrently with its execution;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, the capitalized terms have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement.

1.2 Terms Defined Elsewhere. As used in this Agreement, the following capitalized terms are defined in this Agreement as referenced in the following table:

Definition	Section
280G Member Vote	7.7(e)
Additional Parent Termination Payment	9.2(c)
Aggregate Dividend Amount	3.1(b)(i)
Agreement	Preamble
Alternative Financing	7.14(a)
Antitrust Approval	7.6(a)
Applicable Date	4.9(a)
Burdensome Condition	7.6(d)
Certificates of Merger	2.6
Closing	2.2(a)
Closing Date	2.2(a)
Closing Date Member Tax Amount	3.3(b)
Closing Date Transaction Expense Amount	3.3(b)
Commitment Letter	7.14(a)
Companies	Preamble
Company 401(k) Plans	7.7(d)
Company Boards	Recitals
Company Contracts	4.18(b)
Company Disclosure Letter	Article IV
Company Independent Petroleum Engineers	4.16(a)
Company Insurance Policies	4.20
Company Intellectual Property	4.14(a)
Company IT Assets	4.14(f)
Company Member Approvals	4.3(a)
Company Parties	11.12(b)
Company Permits	4.9(a)
Company Related Party Agreement	4.22
Company Reserve Reports	4.16(a)
Confidentiality Agreement	7.5(b)
Consideration Adjustment Election	3.3(a)
Continuing Employee	7.7(a)

Definition	Section
CPP Blocker	Preamble
CPP Equity Interests	Recitals
CPP Member	Preamble
CPP Merger	Recitals
CPP Merger Sub	Preamble
Creditors’ Rights	4.3(a)
D&O Insurance	7.8(d)
DGCL	2.1
Disclosing Party	7.6(c)
DLLCA	2.1
Effective Time	2.2(b)
Employment Laws	4.11(b)
End Date	9.1(b)(ii)
Equity Interests	Recitals
ERISA Affiliate	4.10(g)
Estimated Parent Adjustment Shares	3.3(a)
Estimated Transaction Expense Amount	3.3(a)
Final Date	10.1
Financial Statements	4.5(a)
Financial Statements Entities	4.5(a)
Green Gate Equity Interests	4.2(a)
HSR Act	4.4
IKAV Blocker	Preamble
IKAV Blocker Board	Recitals
IKAV Co-Invest	Preamble
IKAV Co-Invest Blocker Board	Recitals
IKAV Co-Invest Board	Recitals
IKAV Co-Invest Equity Interests	Recitals
IKAV Co-Invest Member	Preamble
IKAV Co-Invest Merger Sub	Preamble
IKAV Co-Invest Merger Sub 2	Preamble
IKAV Co-Invest Merger Sub 3	Preamble
IKAV Equity Interests	Recitals
IKAV Member	Preamble
IKAV Merger	Recitals
IKAV Merger Sub	Preamble
Improvements	4.15(e)
Indemnified Liabilities	7.8(a)
Indemnified Persons	7.8(a)
Initial Certificates of Merger	2.2(b)
Initial End Date	9.1(b)(ii)
Initial Merger Subs	Preamble
Initial Mergers	Recitals
Interim Financial Statements	4.5(a)
Leakage Covenants	10.1
Leased Real Property	4.15(b)
Leases	4.15(b)
Member Released Claims	9.3(b)
Member Tax Adjustment Amount	3.3(c)
Members	Preamble
Merger Sub Boards	Recitals

Definition	Section
Merger Subs	Recitals
Mergers	Recitals
Most Recent Balance Sheet	4.5(a)
Multiemployer Plan	4.10(h)
Negotiation Period	7.4(e)
New Directors	2.5
Non-Recourse Parties	11.12(a)
Order	4.11(i)
Owned Real Property	4.15(a)
Parachute Payment	7.7(e)
Parent	Preamble
Parent Board	Recitals
Parent Change of Recommendation	7.4(i), 7.4(b)
Parent Common Stock	Recitals
Parent Contracts	6.14
Parent Disclosure Letter	Article VI
Parent Intervening Event Notice	7.4(f)
Parent Intervening Event Notice Period	7.4(f)
Parent Permits	6.9
Parent Released Claims	9.3(c)
Parent SEC Documents	6.5(a)
Parent Stock Issuance	Recitals
Parent Superior Proposal Notice	7.4(e)
Partnership Subsidiaries	4.12(s)
Post-Closing Pass-Through Tax Returns	7.13(b)(i)
Pre-Closing Tax Returns	7.13(b)
Proxy Statement	6.4
Purchaser Payments	7.7(e)
Real Property	4.15(b)
Receiving Party	7.6(c)
Registered Company IP	4.14(a)
Releasing Person	9.3(c)
Required Amount	6.17(a)
Required Information	7.14(b)
Restructuring	7.21
Rights-of-Way	4.15(c)
Shortfall Amount	3.3(a)
Subsequent Certificate of Merger	2.6
Subsequent Effective Time	2.6(a)
Subsequent Merger	Recitals
Subsequent Merger Sub	Recitals
Subsequent Surviving Company	Recitals
Surviving Companies	Recitals
Tail Period	7.8(d)
Tax Contest	7.13(c)
Terminable Breach	9.1(b)(iii)
Transaction Expense Adjustment Amount	3.3(c)
Transaction Litigation	7.9
Transfer	7.18(a)
Transfer Taxes	7.13(a)
Transition Services Agreement	7.22

Definition	Section
Union	4.18(a)(xiv)
Waived Benefits	7.7(e)
Wrong Pocket Asset	7.19

ARTICLE II

THE MERGERS

2.1 The Initial Mergers. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, in accordance with the provisions of the Delaware Limited Liability Company Act (the “DLLCA”) and the Delaware General Corporation Law (the “DGCL”), IKAV Merger Sub will merge with and into IKAV Blocker, CPP Merger Sub will merge with and into CPP Blocker, COI Merger Sub will merge with and into IKAV Co-Invest, COI Merger Sub 2 will merge with and into IKAV Co-Invest Blocker 1 and COI Merger Sub 3 will merge with and into IKAV Co-Invest Blocker 2. As a result of the Initial Mergers, the separate existence of each Initial Merger Sub shall cease and each Company shall continue its existence under the laws of the State of Delaware as the surviving company or corporation, as applicable. Immediately following the Initial Mergers, in accordance with the provisions of the DLLCA and the DGCL, each Company will merge with and into Subsequent Merger Sub. As a result of the Subsequent Mergers, the separate existence of each Company shall cease and Subsequent Merger Sub shall continue its existence under the laws of the State of Delaware as the surviving company (in such capacity, Subsequent Merger Sub is sometimes referred to herein as the “Subsequent Surviving Company”).

2.2 Closing.

(a) The closing of the Initial Mergers (the “Closing”), shall take place at 9:00 a.m., Los Angeles time, on the date that is the third Business Day immediately following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article VIII (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on the Closing Date) at the offices of Sullivan & Cromwell LLP in Los Angeles, California, or such other time or place as Parent and the Companies may agree in writing. For purposes of this Agreement, “Closing Date” shall mean the date on which the Closing occurs.

(b) As soon as practicable on the Closing Date after the Closing, certificates of merger with respect to the Initial Mergers prepared and executed in accordance with the relevant provisions of the DLLCA and DGCL (the “Initial Certificates of Merger”) shall be filed with the Office of the Secretary of State of the State of Delaware. The Initial Mergers shall become effective upon the filing and acceptance of the Initial Certificates of Merger with the Office of the Secretary of State of the State of Delaware, or at such later time as shall be agreed upon in writing by Parent and the Companies and specified in the Initial Certificates of Merger (the “Effective Time”).

(c) Notwithstanding the foregoing, if the Debt Marketing Period has not ended at the time of the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in Article VIII (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied at Closing), the Closing shall occur on the earlier of (a) a date during the Debt Marketing Period specified by Parent on no less than three Business Days’ notice to the Companies and (b) the third Business Day after the end of the Debt Marketing Period (subject in each case to the satisfaction or waiver (to the extent permitted by applicable law) by the party entitled to grant such waiver of all the conditions set forth in Article VIII (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied at Closing), or at such other time or place as Parent and the Companies may agree in writing.

2.3 Effect of the Initial Mergers. At the Effective Time, the Initial Mergers shall have the effects set forth in this Agreement and the applicable provisions of the DLLCA or DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each applicable Company and Merger Sub shall vest in the applicable Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each applicable Company and applicable Initial Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the applicable Surviving Company.

2.4 Organizational Documents; Managers and Officers. At the Effective Time, (a) the certificate of formation or certificate of incorporation of each Surviving Company shall be amended as set forth in the applicable Initial Certificates of Merger (subject to compliance with Section 7.8); (b) the limited liability company agreement or bylaws of each Surviving Company shall be amended and restated to be in a form determined by Parent prior to the Closing Date (subject to compliance with Section 7.8); and (c) the directors, managers and officers of each Surviving Company immediately after the Effective Time shall be those individuals designated by Parent prior to the Closing Date.

2.5 Appointment of Additional Directors. Promptly following the Effective Time, Parent shall appoint two individuals designated by the Sponsors pursuant to the terms of the Stockholder Agreements to the Parent Board (such individuals, the “New Directors”), with each such New Director to serve on the Parent Board in accordance with the applicable Stockholder Agreement.

2.6 Subsequent Mergers.

(a) As soon as practicable on the Closing Date after the Closing, a certificate of merger prepared and executed in accordance with the relevant provisions of the DLLCA and the DGCL shall be filed with the Office of the Secretary of State of the State of Delaware (the “Subsequent Certificate of Merger”, and, together with the Initial Certificates of Merger, the “Certificates of Merger”). Each Subsequent Merger shall become effective upon the filing and acceptance of such certificate of merger with the Office of the Secretary of State of the State of Delaware, and at such time (the “Subsequent Effective Time”), such Subsequent Merger shall have the effects set forth in this Agreement and the applicable provisions of the DLLCA and DGCL. Without limiting the generality of the foregoing, and subject thereto, at such time, all the property, rights, privileges, powers and franchises of the Surviving Companies and Subsequent Merger Sub shall vest in the Subsequent Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Surviving Companies and Subsequent Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Subsequent Surviving Company.

(b) At the Subsequent Effective Time, (a) the certificate of formation of the Subsequent Surviving Company shall be amended as set forth in the Subsequent Certificate of Merger (subject to compliance with Section 7.8); (b) the limited liability company agreement of the Subsequent Surviving Company shall be amended and restated to be in a form determined by Parent prior to the Closing Date (subject to compliance with Section 7.8); and (c) the managers and officers of the Subsequent Surviving Company immediately after the Subsequent Effective Time shall be those individuals designated by Parent prior to the Closing Date.

ARTICLE III

EFFECT OF THE MERGERS; EXCHANGE

3.1 Effect of the Initial Mergers. At the Effective Time, by virtue of the Initial Mergers and without any action on the part of Parent, Initial Merger Subs, the Companies, or any holder of any securities of Parent, Initial Merger Subs or the Companies:

(a) Equity Interests of Initial Merger Subs. The issued and outstanding membership interest of each Initial Merger Sub shall be converted into and become the sole membership interest or sole share of stock in the applicable Surviving Company immediately following the Effective Time.

(b) Equity Interests of the Companies.

(i) Subject to the other provisions of this Article III, the aggregate Equity Interests issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive from Parent (A) that aggregate number of fully-paid and nonassessable shares of Parent Common Stock equal to the Aggregate Consideration, and (B) in respect of any dividend or other distribution declared by Parent and having a record date from and including January 1, 2024, to and including the Closing Date, (x) if paid by Parent to its stockholders prior to the Effective Time, that aggregate number of fully-paid and nonassessable shares of Parent Common Stock equal to the quotient that is obtained by dividing the portion of such dividend or other distribution to which each such share of Parent Common Stock issued in exchange for each such Equity Interests would have been entitled if issued and outstanding on January 1, 2024 (the aggregate cash amount of all such dividends or distributions, the “Aggregate Dividend Amount”) by the Agreed VWAP, and (y) if unpaid at the Effective Time, the right to receive, when paid by Parent to its other stockholders, that aggregate number of fully-paid and nonassessable shares of Parent Common Stock equal to the quotient that is obtained by dividing the portion of such dividend or other distribution to which each such share of Parent Common Stock issued in exchange for each such Equity Interests would have been entitled if issued and outstanding on January 1, 2024 by the Agreed VWAP.

(ii) All such Equity Interests, when so converted, shall cease to be outstanding and shall automatically be canceled and cease to exist. Each holder of an Equity Interest that was outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive such holder’s Applicable Percentage of (A) the Aggregate Consideration and that number of shares of Parent Common Stock with respect to any dividends or distributions paid or payable by Parent in accordance with Section 3.1(b)(i) and (B) without limiting the foregoing, in lieu of any fractional shares of Parent Common Stock, a number of whole shares of Parent Common Stock in respect thereof as determined in accordance with Section 3.2(a), in each case to be issued in consideration therefor in exchange for the Equity Interests, in accordance with Section 3.2(a).

(c) Impact of Stock Splits, Etc. In the event of any change in the number of shares of Parent Common Stock, or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock (including options to purchase Parent Common Stock), in each case issued and outstanding after the date of this Agreement and prior to the Effective Time, by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the Aggregate Consideration shall be equitably adjusted to reflect the effect of such change and, as so adjusted, shall from and after the date of such event, be the Aggregate Consideration, subject to further adjustment in accordance with this Section 3.1(c). Nothing in this Section 3.1(c) shall be construed to permit the Parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.

3.2 Exchange of Equity Interests.

(a) Delivery of Aggregate Consideration and Aggregate Dividend Amount; Fractional Shares. Upon the Effective Time, Parent will instruct Parent’s transfer agent to create book-entries in respect of each share of Parent Common Stock into which the Equity Interests shall have been converted pursuant to the Mergers (including in respect of declared dividends pursuant to Section 3.1(b)(i)(B)), which shares of Parent Common Stock shall be uncertificated; provided, however, that in the event Parent determines in good faith that the amount of cash that would be included in the combined balance sheets of the Financial Statements Entities (prepared in accordance with GAAP) as of December 31, 2023 is less than (x) $36,000,000.00 or (y) the amount equal to $25,000,000 plus the aggregate amount of cash dividends or distributions made by the Companies that is Permitted Leakage up to the Excess Balance Sheet Cash Amount (such difference, the “Shortfall Amount”), then (i) in the event the Shortfall Amount is less than the Aggregate Dividend Amount, the Aggregate Dividend Amount shall by reduced by an amount equal to the Shortfall Amount and (ii) in the event the Shortfall Amount is greater than the Aggregate Dividend Amount, (A) Parent shall not be obligated to pay any Aggregate Dividend

Amount pursuant to Section 3.1(b)(i) and (B) the number of shares comprising the Aggregate Consideration shall be reduced by the quotient that is obtained by dividing the Shortfall Amount minus the Aggregate Dividend Amount by the Agreed VWAP. If the Members shall disagree with Parent’s calculation of the Shortfall Amount, then the Members shall notify Parent of such disagreement in writing, setting forth in reasonable detail the specific items included in or excluded from the Shortfall Amount that are in dispute and the nature and amount of any disagreement so identified, within 30 days after the Closing Date, and the dispute resolution provision set out in Section 3.3 (Adjustment for Transaction Expenses) shall apply with respect to such disagreement, mutatis mutandis. In respect of Section 3.2(a)(i), such book-entries shall record the applicable Member as the record owner of such shares of Parent Common Stock in direct registration. No fractional shares of Parent Common Stock shall be issued in the Initial Mergers. All fractional shares of Parent Common Stock that a holder of Equity Interests would otherwise be entitled to receive as a result of the Initial Mergers shall be aggregated and, if a fractional share results from such aggregation, such fractional share shall be rounded up to the nearest whole share of Parent Common Stock and issued to such Member in accordance with the first two sentences of this Section 3.2(a).

(b) Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, Merger Subs, the Surviving Companies and the Subsequent Surviving Company shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts otherwise payable pursuant to this Agreement and any other Transaction Document (including the Aggregate Consideration) any amount required to be deducted and withheld with respect to the making of such payment under applicable Law and shall pay the amount deducted or withheld to the appropriate Taxing Authority in accordance with applicable Law; provided, however, that Parent, Merger Subs, the Surviving Companies and the Subsequent Surviving Company shall use reasonable best efforts to provide five Business Days’ advance written notice to any payee of any intended deduction or withholding with respect to any payment to such payee (other than with respect to compensatory payments or as a result of the payee’s failure to provide the withholding documents specified in Section 8.2(g)). The Parties shall cooperate in good faith to minimize any such deduction or withholding. To the extent such amounts are so deducted or withheld and paid over to the appropriate Taxing Authority by Parent, Merger Subs, the Surviving Companies or the Subsequent Surviving Company, as the case may be, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

3.3 Adjustment for Transaction Expenses and Member Taxes.

(a) Not less than five Business Days prior to the Closing Date, the Companies shall prepare and deliver to Parent a written statement setting forth in reasonable detail the Companies’ good faith estimate of the amount of Transaction Expenses (the “Estimated Transaction Expense Amount”) and Member Taxes with respect to each Member (the “Estimated Member Tax Amount”). If Parent notifies the Companies in writing of an objection to the Estimated Transaction Expense Amount or the Estimated Member Tax Amount with respect to any Member, as applicable (which written notice shall describe in reasonable detail the specific items included in or excluded from the Estimated Transaction Expense Amount or the Estimated Member Tax Amount with respect to such Member, as applicable, that are in dispute and the nature and amount of any disagreement so identified) at least two Business Days prior to the Closing Date, then Parent and the Companies shall seek in good faith to agree to revisions to the Estimated Transaction Expense Amount or the Estimated Member Tax Amount with respect such Member, as applicable, to resolve such objection and the Companies shall update and redeliver a written statement setting forth their good faith estimate of the Estimated Transaction Expense Amount or the Estimated Member Tax Amount with respect to each Member, as applicable, to reflect any such agreements no later than the Business Day immediately prior to the Closing Date. If Parent has provided a timely notice of an objection pursuant to this Section 3.3(a) and Parent and the Companies fail to mutually agree upon revisions to the Estimated Transaction Expense Amount or the Estimated Member Tax Amount with respect to any Member, as applicable, on or prior to the Business Day immediately prior to the Closing Date, then: (i) no Party shall delay the Closing because of such failure and (ii) the Estimated Transaction Expense Amount or the Estimated Member Tax Amount with respect each Member, as applicable (with such revisions proposed by Parent as the Companies, acting in good faith, are willing to accept), shall control for purposes of determining the Estimated Transaction Expense Overage Amount or the Estimated Member Tax Overage Amount with respect to each Member, as applicable (if any). For the avoidance of doubt, the failure of the Parties to agree to such revisions shall not constitute a breach, waiver or limitation of a Party’s rights and obligations under this Agreement. At the Closing, each Member shall pay (or cause to be paid) to Parent, by wire transfer of immediately available funds to the account designated by Parent, an amount equal to such Member’s Applicable Percentage of the Estimated Transaction Expense Overage Amount or such Member’s Estimated Member Tax Overage Amount, as applicable (if any); provided, however, that notwithstanding the foregoing, not less than two Business Days prior to the Closing Date, the Members may elect, by delivery of a written notice to Parent (the “Consideration Adjustment Election”), that the Members’ reimbursement obligations in respect of the Estimated Transaction Expense Overage Amount or the Estimated Member Tax Overage Amount, as applicable (if any), shall be satisfied by withholding from delivery to each Member a number of shares of Parent Common Stock (the “Estimated Parent Adjustment Shares”) equal to the quotient of (x) such Member’s Applicable Percentage of the Estimated Transaction Expense Overage Amount or such Member’s Estimated Member Tax Overage Amount, as applicable, divided by (y) the Agreed VWAP.

(b) As soon as reasonably practicable following the Closing Date, and in any event within 90 days thereof, Parent shall prepare and deliver to the Members a written statement setting forth in reasonable detail Parent’s good faith calculation of the amount of Transaction Expenses (the “Closing Date Transaction Expense Amount”) and the Member Taxes with respect to each Member (the “Closing Date Member Tax Amount”).

(c) Following the Members’ receipt of the written statement setting forth the Closing Date Transaction Expense Amount and the Closing Date Member Tax Amount with respect to each Member from Parent, each Member shall have 30 days to review the Closing Date Transaction Expense Amount and such Member’s Closing Date Member Tax Amount. During such 30-day period, Parent and the Subsequent Surviving Company shall furnish the Members and their respective Representatives with all reasonably requested access to the books and records of the Subsequent Surviving Company and its Subsidiaries to the extent reasonably related to the Closing Date Transaction Expense Amount or the relevant Closing Date Member Tax Amount, as applicable; provided that (i) the Members and their respective Representatives shall access such books and records in such a manner as not to interfere unreasonably with the business or operations of Parent, the Subsequent Surviving Company or their Subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of Parent, the Subsequent Surviving Company and their Subsidiaries of their normal duties, (ii) Parent shall not be required under this Section 3.3(c) to provide any Tax Returns required to be filed with respect to Parent on a consolidated, combined or unitary basis, and (iii) neither Parent nor the Subsequent Surviving Company shall be required to, or to cause any of its Subsidiaries to, grant access or furnish information, as applicable, to the Members or any of their Representatives to the extent that such information is subject to an attorney/client privilege or the attorney work product doctrine or that such access or the furnishing of such information, as applicable, is prohibited by applicable Law or an existing contract or agreement (provided, however, that Parent shall inform the Members as to the general nature of what is being withheld and Parent shall make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of commercially reasonable efforts to (A) obtain the required consent or waiver of any third party required to provide such information and (B) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the Members and Parent determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege. If the Members shall disagree with Parent’s calculation of the Closing Date Transaction Expense Amount or the Closing Date Member Tax Amount with respect to any Member, then the Members shall notify Parent of such disagreement in writing, setting forth in reasonable detail the specific items included in or excluded from the Closing Date Transaction Expense Amount or the applicable Closing Date Member Tax Amount, as applicable, that are in dispute and the nature and amount of any disagreement so identified, within 30 days after the Members’ receipt of Parent’s calculation of Closing Date Transaction

Expense Amount or the Closing Date Member Tax Amount with respect to each Member, as applicable. In the event that the Members do not provide a notice of disagreement within such 30-day period, the Members and Parent shall be deemed to have agreed to the calculation of the Closing Date Transaction Expense Amount and the Closing Date Member Tax Amount with respect to each Member delivered by Parent, which shall be final, binding and conclusive for purposes of calculating the Closing Date Transaction Expense Overage Amount or the Closing Date Member Tax Overage Amount with respect to each Member, as applicable (if any), hereunder. In the event any notice of disagreement is timely provided, Parent and the Members shall use reasonable best efforts for a period of 30 days to resolve any disagreements with respect to the calculation of Closing Date Transaction Expense Amount or the Closing Date Member Tax Amount with respect to any Member, as applicable. If, at the end of such 30-day period, Parent and the Members are unable to resolve such disagreements, then any such remaining disagreements shall be resolved by the Independent Accountant, and the expenses of the Independent Accountant shall be borne by the Members (in accordance with their Applicable Percentage) and Parent in inverse proportion as they may prevail on matters resolved by the Independent Accountant. If for any reason Ernst & Young LLP shall not be able to act as the Independent Accountant and Parent and the Members cannot mutually agree on another independent accounting firm of recognized national standing in the United States to serve in such capacity, then the Members shall deliver to Parent a list of three independent accounting firms of recognized national standing in the United States (other than BDO USA, LLP) with which they do not have current engagements and Parent shall select one of such three accounting firms to act as the Independent Accountant, provided Parent shall not have any existing material relationship with such accounting firm. Parent and the Members shall promptly (and in any event, within 10 days of engaging the Independent Accountant) provide their respective assertions regarding Closing Date Transaction Expense Amount or the relevant Closing Date Member Tax Amount, as applicable, in writing to the Independent Accountant and to each other. The Independent Accountant shall be instructed to render its determination with respect to such disagreements as soon as reasonably possible (which Parent and the Members agree should not be later than 45 days following the day on which the last such written submissions of the Parties with respect to the disagreement are provided to the Independent Accountant). The Independent Accountant shall act as an expert and not as an arbitrator and shall base its determination solely on (i) the written submissions of Parent and the Members and shall not conduct an independent investigation and (ii) the extent (if any) to which Closing Date Transaction Expense Amount or the relevant Closing Date Member Tax Amount, as applicable, requires adjustment (only with respect to the remaining disagreements submitted to the Independent Accountant), and in making its determination, the Independent Accountant may not assign a value to any item greater than the greatest value claimed for a matter by either Parent or the Members or less than the smallest value for such matter claimed by either Parent or the Members. The determination of the Independent Accountant shall be final, conclusive and binding on the Parties (absent manifest error).

(d) The “Transaction Expense Adjustment Amount,” which may be positive or negative, shall mean the Estimated Transaction Expense Overage Amount minus the Closing Date Transaction Expense Overage Amount (as finally determined in accordance with Section 3.3(c)). The “Member Tax Adjustment Amount,” which may be positive or negative, shall mean, with respect to any Member, the Estimated Member Tax Overage Amount minus the Closing Date Member Tax Overage Amount (as finally determined in accordance with Section 3.3(c)).

(e) If the Members do not timely deliver a Consideration Adjustment Election pursuant to Section 3.3(a), then within three Business Days following the final determination of the Transaction Expense Adjustment Amount or the Member Tax Adjustment Amount with respect to each Member, as applicable, in accordance with Section 3.3(c): (i) if the Transaction Expense Adjustment Amount or the Member Tax Adjustment Amount with respect to a Member is a positive number, then Parent shall issue to each applicable Member a number of shares of Parent Common Stock (which, at the time of such issuance, will be duly authorized, validly issued, fully paid and nonassessable) equal to the number that is obtained by dividing such Member’s Applicable Percentage of the Transaction Expense Adjustment Amount or such Member’s Member Tax Adjustment Amount, as applicable, by the Agreed VWAP (rounded up to the nearest whole share), and (ii) if the Transaction Expense Adjustment Amount or the Member Tax Adjustment Amount with respect to a Member is a negative number, then each applicable Member shall pay to Parent, by wire transfer of immediately available funds to the account designated by Parent, an amount equal to such Member’s Applicable Percentage of the absolute value of the Transaction Expense Adjustment Amount or such Member’s Member Tax Adjustment Amount, as applicable or, if elected by such Member in writing to Parent, then such Member shall forfeit to Parent for no consideration a number of shares of Parent Common Stock equal to the number that is obtained by dividing such Member’s Applicable Percentage of the absolute value of the Transaction Expense Adjustment Amount or such Member’s Member Tax Adjustment Amount, as applicable, by the Agreed VWAP.

(f) If the Members timely deliver a Consideration Adjustment Election pursuant to Section 3.3(a), then within three Business Days following the final determination of the Transaction Expense Adjustment Amount or the Member Tax Adjustment Amount with respect to each Member in accordance with Section 3.3(c): (i) if the Transaction Expense Adjustment Amount or the Member Tax Adjustment Amount with respect to a Member is a positive number, then Parent shall issue to each applicable Member a number of shares of Parent Common Stock (which, at the time of such issuance, will be duly authorized, validly issued, fully paid and nonassessable) equal to the number that is obtained by dividing such Member’s Applicable Percentage of the Transaction Expense Adjustment Amount or such Member’s Member Tax Adjustment Amount, as applicable, by the Agreed VWAP (rounded up to the nearest whole share) and (ii) if the Transaction Expense Adjustment Amount or the Member Tax Adjustment Amount with respect to a Member is a negative number, then each applicable Member shall forfeit to Parent for no consideration a number of shares of Parent Common Stock equal to the number that is obtained by dividing such Member’s Applicable Percentage of the absolute value of the Transaction Expense Adjustment Amount or such Member’s Member Tax Adjustment Amount, as applicable, by the Agreed VWAP.

(g) Any adjustments made pursuant to this Section 3.3 shall be treated by the Parties as adjustments to the Aggregate Consideration paid hereunder for Tax purposes.

(h) Notwithstanding the other provisions of this Section 3.3, Parent and the other Parties acknowledge and agree that in no event shall a Member be liable for the other Members’ Applicable Percentage of the Estimated Transaction Expense Overage Amount or the Estimated Member Tax Overage Amount (if any) payable to Parent pursuant to Section 3.3(a), or the Transaction Expense Adjustment Amount or the Member Tax Adjustment Amount (if any) payable to Parent pursuant to Section 3.3(e)(ii).

3.4 Effect of the Subsequent Mergers. At the Subsequent Effective Time, by virtue of the Subsequent Mergers and without any action on the part of Parent, Subsequent Merger Sub, the Surviving Companies, or any holder of any securities of Parent, Subsequent Merger Sub and the Surviving Companies: all equity interests of the Surviving Companies shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and the membership interests of Subsequent Merger Sub shall remain issued and outstanding as the membership interests of the Subsequent Surviving Company and be unaffected by the Subsequent Mergers.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANIES

Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by the Companies to Parent and Merger Subs on or prior to the date of this Agreement (the “Company Disclosure Letter”), each Company severally (and not jointly and severally) represents and warrants to Parent and Merger Subs as follows, provided, that, notwithstanding the foregoing, the IKAV Co-Invest Blockers shall only make the representations and warranties as set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.12, 4.21, 4.22, 4.26, 4.27 and 4.28:

4.1 Organization, Standing and Power. Each of such Company and its Subsidiaries is a corporation, partnership or limited liability company duly organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of such Company and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its assets or properties, makes such qualification or license necessary, other than where the failure to so qualify, license or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Such Company has heretofore made available to Parent complete and correct copies of its and its Subsidiaries’ Organizational Documents, each as amended prior to the execution of this Agreement and each as made available to Parent is in full force and effect, and neither such Company nor any of its Subsidiaries is in violation of any of the provisions of such Organizational Documents.

4.2 Capital Structure.

(a) The authorized equity interests of such Company consist of, in the case of IKAV Blocker, 1,000 shares of common stock; in the case of CPP Blocker, 100% membership interests; and in the case of IKAV Co-Invest, 400,000,000 units; in the case of IKAV Co-Invest Blocker 1, 100% membership interests, in the case of IKAV Co-Invest Blocker 2, 100% membership interests. The authorized equity interests of Green Gate Resources Parent, LLC consists of 785,000,000 units (the “Green Gate Equity Interests”). The foregoing equity interests in such Company and the Green Gate Equity Interests are held of record by the Persons listed on Section 4.2(a) of the Company Disclosure Letter, free and clear of any Encumbrances (other than (i) any Encumbrances that will be terminated or satisfied at or prior to the Closing, (ii) Encumbrances on transfer imposed under applicable securities laws, and (iii) Encumbrances created by or through the actions of Parent, Merger Subs or their respective Affiliates).

(b) All outstanding Equity Interests of such Company and all outstanding Green Gate Equity Interests have been duly authorized and are validly issued, fully paid (to the extent required under the Organizational Documents of such Company or Green Gate Resources Parent, LLC and, with respect to any such Company that is a corporation, under the applicable Law of its jurisdiction of incorporation) and non-assessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA or the analogous provisions of applicable Law) and are not subject to preemptive rights. All outstanding Equity Interests of such Company and all outstanding Green Gate Equity Interests have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable contracts. There are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from such Company or any of its Subsidiaries any equity interests of such Company or securities convertible into or exchangeable or exercisable for equity interests of such Company. Assuming the accuracy of each other Company’s representation in this sentence of Section 4.2(b), all outstanding shares of capital stock or other equity interests of the Subsidiaries of the Companies are owned by the Companies, or a direct or indirect Subsidiary that will be wholly owned by the Companies from the date of this Agreement through the Effective Time, are free and clear of all Encumbrances (other than (i) any Encumbrances that will be terminated or satisfied at or prior to the Closing, and (ii) Encumbrances on transfer imposed under applicable securities laws), and have been duly authorized, validly issued, fully paid (to the extent required under the Organizational Documents of the applicable Subsidiary and, with respect to a Subsidiary that is a corporation, under the applicable Law of its jurisdiction of incorporation) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA or the analogous provisions of applicable Law). Except as set forth in this Section 4.2, there are outstanding: (A) no voting securities of such Company or Green Gate Resources Parent, LLC, (B) no securities of such Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares, Equity Interests, Green Gate Equity Interests or other voting securities of such Company or its Subsidiaries and (C) no options, warrants, subscriptions, calls, rights (including preemptive and appreciation rights), commitments or agreements to which such Company or any of its Subsidiaries is a party or by which such Company is bound in any case obligating such Company or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional Equity Interests or other voting securities of such Company or any of its Subsidiaries, or obligating such Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, subscription, call, right, commitment or agreement. Other than as set forth in the Organizational Documents of such Company and its Subsidiaries, there are no stockholder agreements, voting trusts or other agreements to which such Company or any of its Subsidiaries is a party or by which it or they are bound relating to the voting of any shares of capital stock or other equity interest of such Company or any of its Subsidiaries.

(c) Section 4.2(c) of the Company Disclosure Letter sets forth a true, correct and complete list of (1) all equity securities or other similar equity interests in any Person (including any interests in a joint venture) held by such Company or any of its Subsidiaries and (2) all obligations of such Company or any of its Subsidiaries, whether contingent or otherwise, to consummate any additional investment in any Person other than its Subsidiaries.

4.3 Authority; No Violations; Consents and Approvals.

(a) Such Company has all requisite limited liability company power and authority to execute and deliver this Agreement and, subject to the filing of the applicable Certificates of Merger with the Secretary of State of the State of Delaware in connection with the applicable Mergers, to perform its obligations hereunder. The execution and delivery of this Agreement by such Company and the consummation by such Company of the Mergers have been duly authorized by all necessary limited liability company action or corporate action, as applicable, on the part of such Company, concurrently with or prior to the execution of this Agreement. This Agreement has been duly executed and delivered by such Company and, assuming the due and valid execution of this Agreement by the Members, Parent and Merger Subs, constitutes a valid and binding obligation of such Company enforceable against such Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity regardless of whether such enforceability is considered in a Proceeding in equity or at law (collectively, “Creditors’ Rights”). The Company Board of such Company has duly authorized and approved this Agreement and the transactions contemplated hereby, including the applicable Merger and the applicable Subsequent Merger, and resolved to recommend that the applicable Members approve or adopt, as applicable, this Agreement (collectively, the “Company Member Approvals”). The applicable Company Member Approval is the only vote of the holders of any class or series of equity securities of such Company necessary to approve and adopt this Agreement and thereby approve the applicable Mergers. Concurrently with the execution of this Agreement, the Company Member Approval of such Company has been irrevocably obtained.

(b) The execution, delivery and performance of this Agreement does not, and the consummation of the Mergers will not (with or without notice or lapse of time, or both) (i) contravene, conflict with or result in a violation of any provision of the Organizational Documents of such Company or any of its Subsidiaries, (ii) result in a violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of such Company or any of its Subsidiaries under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which such Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or its or their respective properties or assets are bound or (iii) assuming the Consents referred to in Section 4.4 are duly and timely obtained or made and the Company Member Approvals have been obtained, contravene, conflict with or result in a violation of any Law applicable to such Company or any of its Subsidiaries or any of their respective properties or assets, other than in the case of clauses (ii) and (iii), any such contraventions, conflicts, violations, defaults, acceleration, losses, or Encumbrances that would be, individually or in the aggregate, immaterial to such Company and its Subsidiaries, taken as a whole. Other than the Organizational Documents of such Company, such Company is not party to any contract, arrangement or other commitment that does, would or would reasonably be expected to entitle any Person to appoint one or more managers to the governing body of such Company.

4.4 Consents. No Consent from any Governmental Entity is required to be obtained or made by such Company or any of its Subsidiaries in connection with the execution, delivery and performance of this

Agreement by such Company or the consummation by such Company of the applicable Mergers, except for: (a) the filing of a premerger notification report by the Companies under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and the expiration or termination of any applicable waiting period with respect thereto; (b) the FERC Approval, (c) the filing of the applicable Certificates of Merger with the Office of the Secretary of State of the State of Delaware; (d) such filings and approvals as may be required by any applicable state securities or “blue sky” laws or Takeover Law, and (e) the Consents set forth on Section 4.4(a) of the Company Disclosure Letter.

4.5 Financial Statements.

(a) Such Company has provided Parent with complete and correct copies of the following financial statements (collectively, the “Financial Statements”): (i) the audited combined balance sheets of Aera Energy LLC and its subsidiaries and Aera Energy Services Company (collectively, the “Financial Statements Entities”) as of December 31, 2022 and December 31, 2021, and the related audited combined statements of operations and other comprehensive income, members’ and stockholders’ equity and cash flows for the years then ended; and (ii) the unaudited combined balance sheets of the Financial Statements Entities as of November 30, 2023 (the “Most Recent Balance Sheet”) and the related unaudited combined statements of operations and other comprehensive income and cash flows for the eleven-month period then ended (the Financial Statements referred to in this clause (ii), collectively, the “Interim Financial Statements”).

(b) The Financial Statements (including the related notes thereto) fairly present in all material respects the combined financial condition, results of operations, changes in members’ equity and cash flows of the Financial Statements Entities as of the dates or for the periods set forth therein and were prepared in accordance with GAAP consistently applied during the periods involved (subject, in the case of the Interim Financial Statements, to the absence of footnote disclosures and normal year-end audit adjustments that are not expected to be material in amount or effect), except as may be noted therein or indicated in the notes thereto.

(c) The Financial Statements Entities maintain a system of internal accounting controls that are designed to provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP.

(d) The Financial Statements Entities have disclosed, based on their most recent evaluations of their internal accounting controls prior to date hereof, to the Financial Statements Entities’ auditors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls that would be reasonably expected to adversely affect the Financial Statements Entities’ ability to record, process, summarize and report financial information for inclusion in the applicable combined financial statements and (ii) any known occurrence of fraud, whether or not material, that involves any current or former employees who have (or had) a significant role in the Financial Statements Entities’ internal controls over financial reporting. Since the Applicable Date, to the knowledge of such Company, no material complaints from any source regarding accounting, internal accounting controls or auditing matters have been received by the Financial Statements Entities. Such Company has made available to Parent a summary of all material complaints or material concerns relating to other matters made since the Applicable Date through the Financial Statements Entities’ whistleblower hotline or equivalent system for receipt of employee concerns regarding possible violations of Law.

(e) Such Company has no operations and has no liabilities or assets, other than its ownership interests in Green Gate Resources Parent, LLC, which ownership interest is direct or indirect as of the date hereof and shall be direct immediately prior to the Effective Time. Green Gate Resources Parent, LLC has no operations and has no liabilities or assets, other than its ownership interest in Green Gate Resources Holdings, LLC. Green Gate Resources Holdings, LLC has no operations and has no liabilities or assets, other than its ownership interests in Green Gate Resources E LLC and Green Gate Resources S LLC. Green Gate Resources E LLC has no operations and has no liabilities or assets, other than its ownership interest in Green Gate Intermediate LLC. Green Gate

Resources S LLC has no operations and has no liabilities or assets, other than its ownership interest in Green Gate Intermediate LLC. Green Gate Intermediate LLC has no operations and has no liabilities or assets, other than its ownership interest in Aera Energy LLC and Aera Energy Services Company.

4.6 Absence of Certain Changes or Events.

(a) From December 31, 2022 through the date of this Agreement, there has not been a Company Material Adverse Effect or any event, change, effect or development that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(b) From the date of the Most Recent Balance Sheet through the date of this Agreement:

(i) such Company and its Subsidiaries have conducted their business in the Ordinary Course in all material respects;

(ii) there has not been any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by such Company or any of its Subsidiaries, including the Oil and Gas Properties of such Company and its Subsidiaries, whether or not covered by insurance; and

(iii) neither such Company nor any of its Subsidiaries has taken, or agreed, committed, arranged, authorized or entered into any understanding to take, any action that, if taken after the date of this Agreement and prior to the Closing Date, would (without Parent’s prior written consent) have constituted a breach of any of the covenants set forth in Section 7.1(b).

4.7 No Undisclosed Material Liabilities. There are no liabilities of such Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities adequately provided for on the Most Recent Balance Sheet or the Financial Statements (including the notes thereto, as applicable); (b) liabilities incurred in the Ordinary Course subsequent to the date of the Most Recent Balance Sheet; (c) executory obligations under any contract, which are not related to any breach or default of a contract by such Company or any of its Subsidiaries; (d) liabilities incurred in connection with the Mergers; and (e) liabilities that would not reasonably be expected, individually or in the aggregate, to be material to such Company and its Subsidiaries, taken as a whole.

4.8 Information Supplied. None of the information supplied or to be supplied by such Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to stockholders of Parent and at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

4.9 Company Permits; Compliance with Applicable Law.

(a) Such Company and its Subsidiaries hold and at all times since December 31, 2021 (the “Applicable Date”) have held all material permits, licenses, certifications, registrations, consents, authorizations, variances, exemptions, orders, franchises and approvals of all Governmental Entities (collectively, the “Company Permits”) necessary for the lawful conduct of their respective businesses as they were or are now being conducted, as applicable, and have paid all fees and assessments due and payable in connection therewith. Except as would be, individually or in the aggregate, immaterial to such Company and its Subsidiaries, taken as a whole, all such Company Permits are in full force and effect and no suspension or cancellation of any of such Company Permits is pending or, to the knowledge of such Company, threatened, and such Company and its Subsidiaries are in compliance with the terms of such Company Permits. Such Company and its Subsidiaries has fulfilled and performed its obligations with respect to such Company Permits, conducts its business in a manner that does not violate any of such Company Permits, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any of such Company Permits, except for such revocations, terminations and impairments that would not reasonably be expected, individually or in the aggregate, to be material to such Company and its Subsidiaries, taken as a whole.

(b) Except as would not reasonably be expected, individually or in the aggregate, to be material to such Company and its Subsidiaries taken as a whole, the businesses of such Company and its Subsidiaries are, and since the Applicable Date have been, in compliance with all applicable Law. To the knowledge of such Company, no investigation or review by any Governmental Entity with respect to such Company or any of its Subsidiaries is pending or threatened, other than those the outcome of which would not reasonably be expected, individually or in the aggregate, to be material to such Company and its Subsidiaries, taken as a whole.

4.10 Compensation; Benefits.

(a) Section 4.10(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all of the material Company Plans.

(b) With respect to each material Company Plan, true, correct and complete copies of the following have (as applicable) been made available to Parent: (i) the plan document, including any amendments thereto (or, in the case of any material Company Plan not in writing, a description of the material terms thereof) and related trust documents, insurance contracts or other funding vehicles, if any, (ii) the most recently prepared actuarial report, (iii) the most recent Internal Revenue Service determination or opinion letter, (iv) the most recent report filed on Form 5500 and summary plan description (together with any summaries of all material modifications thereto) with respect to each material Company Plan required to file a Form 5500, and (v) all non-routine material correspondence to or from any Governmental Entity received in the last two years.

(c) Each Company Plan has been established, operated and maintained in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code.

(d) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of such Company, threatened against, or with respect to, any of the Company Plans, and there are no Proceedings by a Governmental Entity with respect to any of the Company Plans, except in each case of the forgoing for such pending actions, suits, claims or Proceedings that would not reasonably be expected, individually or in the aggregate, to be material to such Company and its Subsidiaries, taken as a whole.

(e) There are no unfunded benefit obligations that have not been properly accrued for in the Financial Statements, and since the Applicable Date all contributions required to be made by such Company and its Subsidiaries to the Company Plans pursuant to their terms in respect of current or prior plan years have been timely made or accrued for in the Financial Statements in accordance with GAAP.

(f) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and, to the knowledge of such Company, nothing has occurred that could adversely affect the qualification or tax exemption of any such Company Plan. With respect to any Company Plan, neither such Company nor any of its Subsidiaries have engaged in a transaction in connection with which such Company or any of its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code in an amount that could be material.

(g) Neither such Company nor any of its Subsidiaries has during the last six years or is expected to incur any material liability under subtitles C or D of Title IV of ERISA with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or any ERISA Affiliate. With respect to any Company Plan subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA, (i) no such plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), (ii) as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities” within the meaning of Section 4001(a)(16) of ERISA did not exceed the then current value of assets of such Company Plan, (iii) no unsatisfied liability (other than for premiums to the Pension Benefit Guaranty Corporation) under Title IV of ERISA has been, or is expected to be, incurred by such Company or any of its Subsidiaries, (iv) the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any such Company Plan and (v) no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred, nor has any event described in Sections 4062, 4063 or 4041 of ERISA occurred. For purposes of this Agreement, “ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with such Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

(h) Neither such Company nor any ERISA Affiliate has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”) in the last six years. No Company Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(i) Except as required by applicable Law, no Company Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and neither such Company nor any of its Subsidiaries has any obligation to provide such benefits, except where the cost thereof is borne entirely by the former employee (or his or her eligible dependents or benefits) or as required by Section 4980B(f) of the Code or any similar Laws. To the extent that such Company or any of its Subsidiaries sponsors such plans, such Company or such Subsidiary has reserved the right to amend, terminate or modify at any time each Company Plan that provides retiree or post-employment disability, life insurance or other welfare benefits to any Person.

(j) Neither the execution and delivery of this Agreement nor the consummation of the Mergers could, either alone or in combination with another event, (i) entitle any employee of such Company or its Subsidiaries to severance pay or any increase in severance pay, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee of such Company or its Subsidiaries, (iii) directly or indirectly cause such Company or its Subsidiaries to transfer or set aside any material amount of assets to fund any material benefits under any Company Plan, (iv) otherwise give rise to any material liability under any Company Plan or (v) limit or restrict the right to materially amend, terminate or transfer the assets of any Company Plan on or following the Effective Time.

(k) Neither the execution and delivery of this Agreement nor the consummation of the Mergers could, either alone or in combination with another event, result in any “excess parachute payment” within the meaning of Section 280G of the Code.

(l) Neither such Company nor any of its Subsidiaries has any obligation to provide, and no Company Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(m) No Company Plan is maintained outside the jurisdiction of the United States or covers any current or former employee of such Company or its Subsidiaries who reside or work outside of the United States.

4.11 Labor Matters.

(a) Prior to the date hereof, such Company has made available a census of each employee of such Company or any of its Subsidiaries that is true and complete in all material respects and contains the following information: (i) the name or employee identification number, (ii) job title, (iii) date of hire, (iv) principal work location, (v) whether the employee is active or on leave (and if on leave, the anticipated date of return), (vi) exempt or non-exempt classification status under the Fair Labor Standards Act, (vii) annualized salary, (viii) target annual cash bonus opportunity and (ix) long-term bonus eligibility.

(b) (i) Section 4.11(b)(i) of the Company Disclosure Letter sets forth all collective bargaining agreements and other agreements with any labor union, works council, or other similar bargaining unit representative to which any of such Company or its Subsidiaries is party or otherwise bound, complete and correct copies of which, each as amended prior to the execution of this Agreement, have been made available to Parent, (ii) there is no pending union representation petition before the National Labor Relations Board or similar Governmental Entity involving employees of such Company or any of its Subsidiaries, and (iii) to the knowledge of such Company, there is no pending activity by any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

(c) There is no unfair labor practice charge, arbitration, complaint, grievance or Proceeding by, before or involving any Governmental Entity against such Company or any of its Subsidiaries pending, or, to the knowledge of such Company, threatened.

(d) There is no strike, concerted slowdown, work stoppage, lockout pending or material dispute, or, to the knowledge of such Company, threatened, against or involving such Company or any of its Subsidiaries.

(e) Such Company and its Subsidiaries are, and since the Applicable Date have been, in compliance in all material respects with all applicable Laws respecting labor, employment, employment practices terms and conditions of employment, wages and hours, and occupational safety and health (“Employment Laws”).

(f) There are no Proceedings pending or, to the knowledge of such Company, threatened against such Company or any of its Subsidiaries, by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any Employment Laws, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship. Since the Applicable Date, neither such Company nor any of its Subsidiaries has received any written notice of the intent of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or any other Governmental Entity responsible for the enforcement of Employment Laws to conduct an investigation with respect to such Company or any of its Subsidiaries.

(g) Since the Applicable Date: (i) to the knowledge of such Company, no allegations of sexual harassment have been made against any current or former director or employee of such Company or its Subsidiaries at the level of Director or above; and (ii) neither such Company nor any of its Affiliates have been in involved in any Proceedings, or entered into any settlement agreements, related to such allegations.

(h) Neither such Company nor any of its Affiliates have utilized or waived the employment tax deferral or employee retention credit relief provided under Sections 2301, 2302 or 3606 of the Coronavirus Aid, Relief, and Economic Security Act, as applicable, or the payroll tax obligation deferral under IRS Notice 2020-65 or any related guidance, executive order or memorandum.

(i) Since the Applicable Date, no individual who has performed services for such Company or any of its Subsidiaries have been improperly excluded from participation in any Company Plan. Except as would be, individually or in the aggregate, immaterial to such Company and its Subsidiaries, taken as a whole, neither such Company nor any of its Subsidiaries has any liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, with respect to any misclassification of any employee as exempt versus non-exempt, or with respect to any employee leased from another employer and there is no pending or, to the knowledge of such Company, threatened claim by any Person who is performing or has performed services for such Company or any of its Subsidiaries that such Person is or was misclassified for any purpose under applicable Law. There is no pending or, to the knowledge of such Company, threatened claim by any current employee or former employee that such employee has not been given the meal or rest periods to which he or she is or was entitled under applicable Law, nor does such Company or any of its Subsidiaries have any liability with respect to the failure to give meal/rest periods to any eligible current or former employee except such liabilities as would be, individually or in the aggregate, immaterial to such Company and its Subsidiaries, taken as a whole.

4.12 Taxes.

(a) All income and other material Tax Returns required to be filed (i) by or with respect to such Company or any of its Subsidiaries or (ii) with respect to any of the assets of such Company or any of its Subsidiaries have been duly and timely filed with the appropriate Taxing Authority when due (taking into account extensions of time for filing), and all such filed Tax Returns are true, complete and accurate in all material respects. All income and other material Taxes that are due and payable (whether or not shown on any Tax Returns and whether or not as a result of any required estimated tax payments) by such Company or any of its Subsidiaries or with respect to any of the assets of such Company or any of its Subsidiaries (other than Taxes being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP in the Financial Statements) have been paid in full. All material withholding Tax requirements imposed on or with respect to such Company or any of its Subsidiaries have been satisfied in full, and such Company or any of its Subsidiaries have complied in all respects with all information reporting (and related withholding) and record retention requirements. Such Company and its Subsidiaries has properly reserved or accrued, in accordance with GAAP, all material amounts of Taxes not yet due and payable and all required estimated Tax payments sufficient to avoid any material underpayment penalties or interest have been made by or on behalf of such Company and its Subsidiaries. Such Company has not incurred material liability for Taxes outside the Ordinary Course, and there is no matter or circumstance which is reasonably expected to result in additional Tax liabilities of such Company outside of the Ordinary Course.

(b) After giving effect to the Restructuring, such Company has no direct or indirect Subsidiaries, other than Green Gate Resources Parent, LLC and its Subsidiaries.

(c) There is not in force any consent, waiver or agreement for any extension of time for the assessment or payment of any income or other material Tax by such Company or any of its Subsidiaries and there has been no written request by any Taxing Authority to execute such a consent, waiver or agreement.

(d) There is no outstanding claim, assessment or deficiency against such Company or any of its Subsidiaries, or with respect to any of the assets of such Company or any of its Subsidiaries, in respect of any income or other material Taxes that has been asserted or, to the knowledge of such Company, threatened by any Governmental Entity. There are no disputes, audits, examinations, investigations or Proceedings pending or, to the knowledge of each Company, threatened regarding any Taxes of such Company or any of its Subsidiaries or the assets of such Company and its Subsidiaries.

(e) Neither such Company nor any of its Subsidiaries is a party to any Tax allocation, sharing or indemnity contract or arrangement (not including, for the avoidance of doubt (i) an agreement or arrangement solely between or among any of the Companies and/or any of their Subsidiaries, or (ii) any customary Tax sharing or indemnification provisions contained in any commercial agreement entered into in the Ordinary Course and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements)). Neither such Company nor any of its Subsidiaries has (x) been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was any Company or any of its Subsidiaries) or (y) any liability for Taxes of any Person (other than any Company or any of its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor, by contract (other than contracts described in the preceding clause (ii)) or otherwise.

(f) Neither such Company nor any of its Subsidiaries has participated, or is currently participating, in a “listed transaction,” as defined in Treasury Regulations § 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law).

(g) Neither such Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or foreign Law) (i) in the two years prior to the date of this Agreement or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Mergers.

(h) No claim has been made by any Taxing Authority in a jurisdiction where such Company or any of its Subsidiaries does not currently file a Tax Return that it, or any of the assets of such Company or any of its Subsidiaries, is or may be (i) required to filed any Tax Return or (ii) subject to any Tax, in each case in such jurisdiction, nor, to the knowledge of such Company, has any such assertion been threatened or proposed by such Taxing Authority.

(i) Such Company and each of its Subsidiaries is resident for Tax purposes in the country where it is incorporated or formed. Neither such Company nor any of its Subsidiaries is engaged in or has ever been engaged in a trade or business through a “permanent establishment” within the meaning of an applicable income Tax treaty or otherwise has an office or fixed place of business in any country other than the United States.

(j) Neither such Company nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Taxing Authority that will be binding on it for any taxable period ending after the Closing Date or has entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law).

(k) Such Company has made available all Tax Returns filed by or with respect to it and its Subsidiaries for all open taxable years.

(l) There are no Encumbrances for Taxes on any of the assets of such Company or any of its Subsidiaries, except for Permitted Encumbrances.

(m) Neither such Company nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any closing agreement, installment sale or open transaction on or prior to the Closing Date, any accounting method change or agreement with any Taxing Authority, any prepaid amount received outside the Ordinary Course on or prior to the Closing Date, any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of Law with respect to Taxes), or any election pursuant to Section 108(i) or Section 965(h) of the Code (or any similar provision of state, local or foreign Law) made with respect to any taxable period ending on or prior to the Closing Date.

(n) Neither such Company nor any of its Subsidiaries is a “United States shareholder” (within the meaning of Section 951(b) of the Code) of any foreign corporation which may be required to include in income any amounts under Section 951(a) of the Code (or any similar provision of state, local or foreign Law).

(o) Neither such Company nor any of its Subsidiaries has availed itself of any government grants, Tax holidays, loans, or other Tax benefits or relief related to COVID-19, including a loan under the Paycheck Protection Program or relief pursuant to Section 2301 or Section 2302 of the CARES Act or any similar applicable federal, state or local Law.

(p) Such Company and its Subsidiaries has (x) collected and remitted, or will remit on a timely basis, in each case, all material sales, use, value-added and similar Taxes required by applicable Law to be collected with respect to sales made or services provided to its customers, (y) for all material sales or services that are exempt from sales, use, value-added and similar Taxes and that were made without charging or remitting such Taxes, received and retained any appropriate tax exemption certificates and other documentation qualifying such sale or services as exempt and (z) materially complied with all applicable transfer pricing laws and regulations including any applicable record keeping obligations.

(q) There are no private letter rulings, closing agreements, gain recognition agreements or similar agreements or rulings that have been entered into or issued by any Governmental Entity in respect of any Tax matters with respect to such Company or any of its Subsidiaries or with respect to any of the assets of such Company or any of its Subsidiaries.

(r) Such Company, in respect of IKAV Co-Invest, is, and has been at all times since its formation, classified and properly treated as a partnership for U.S. federal income Tax purposes, or, in respect of each other Company, is, and has been at all times since its formation, classified as and properly treated as a C corporation for U.S. federal income Tax purposes.

(s) Each Subsidiary of such Company that is treated as a partnership for U.S. federal income Tax purposes (such subsidiaries, “Partnership Subsidiaries”) has made a valid election under Section 754 of the Code, which election will be effective for the taxable period that includes the Closing Date.

(t) Neither such Company nor any of the Partnership Subsidiaries is or has ever been treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code. As of the date of this Agreement, such Company has made available to Parent all information that has been reasonably requested by Parent for Parent to determine that neither such Company nor any of the Partnership Subsidiaries is or has ever been treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code.

(u) Neither such Company nor any of its Subsidiaries is a party to any contractual arrangement or joint venture or other arrangement (other than the applicable operating agreements of any Partnership Subsidiaries) that is characterized as a partnership for Tax purposes.

(v) No Subsidiary of such Company (other than Aera Energy Services Company and Terrain Technology Inc.) is treated as an association taxable as a corporation for U.S. federal income tax purposes. The current entity classifications of such Company and each of its Subsidiaries for U.S. federal income Tax purposes are set forth in Section 4.12(v) of the Company Disclosure Letter.

(w) No election has been made with respect to any Partnership Subsidiaries to apply Subchapter C of Chapter 63 of the Code to any taxable year beginning before January 1, 2018, and no similar election has been made with respect to any Partnership Subsidiaries under any similar provisions of state or local Law.

(x) Such Company is not a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4) of the Code.

(y) Neither such Company nor any of its Subsidiaries has taken or agreed to take, or have any plan or intention of taking, any action not contemplated by this Agreement and/or any other Transaction Documents that could reasonably be expected to prevent, impair or impede the Intended Tax Treatment. To the knowledge of such Company, there is no fact or circumstance that could reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

(z) Such Company (other than IKAV Co-Invest) is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code and the Treasury Regulations promulgated thereunder. The Equity Interests of such Company constitute “United States real property interests” within the meaning of Section 897(c)(1) of the Code and the Treasury Regulations promulgated thereunder.

4.13 Litigation. Except for such matters as would not reasonably be expected, individually or in the aggregate, to be material to such Company and its Subsidiaries, taken as a whole, there is no (a) Proceeding pending, or, to the knowledge of such Company, threatened against such Company or any of its Subsidiaries or any of their Oil and Gas Properties or (b) judgment, decree, injunction, ruling, order, writ, stipulation, determination or award of any Governmental Entity or arbitrator (each, an “Order”) outstanding against such Company or any of its Subsidiaries. Neither such Company nor any of its Subsidiaries is a party to or subject to the provisions of any Order that restricts the manner in which such Company and its Subsidiaries conduct their businesses in any material respect.

4.14 Intellectual Property.

(a) Section 4.14(a) of the Company Disclosure Letter contains a list of all Intellectual Property owned or purported to be owned by such Company or any of its Subsidiaries (“Company Intellectual Property”) that is registered with, issued by or the subject of a pending application before any Governmental Entity (collectively, the “Registered Company IP”), including for each such item of Registered Company IP (i) the jurisdiction where each item of such Registered Company IP is registered or filed, (ii) the applicable patent, registration or application number and (iii) the current record owner. Each item of Registered Company IP is subsisting and, to the knowledge of such Company, other than Registered Company IP constituting applications, valid and enforceable.

(b) Such Company and its Subsidiaries exclusively own all right, title and interest to all material Company Intellectual Property, free and clear of all Encumbrances except for Permitted Encumbrances. Such Company and its Subsidiaries own or have the right to use all Intellectual Property material to and used in or necessary for the operation of the businesses of such Company and its Subsidiaries as presently conducted except where the failure to own or have such right would not reasonably be expected, individually or in the aggregate, to be material to such Company and its Subsidiaries, taken as a whole.

(c) To the knowledge of such Company, the operation of the businesses of such Company and its Subsidiaries as presently conducted, does not infringe, misappropriate or otherwise violate any Intellectual Property of any other Person, except as would not reasonably be expected, individually or in the aggregate, to result in material liability, individually or in the aggregate, to such Company and its Subsidiaries, taken as a whole. There are no pending or, to the knowledge of such Company, threatened claims in writing against such Company or any of its Subsidiaries (i) alleging infringement, misappropriation, or other violation by such Company or any of its Subsidiaries of any Intellectual Property of any other Person, except as would not reasonably be expected, individually or in the aggregate, to result in material liability, individually or in the aggregate, to such Company and its Subsidiaries, taken as a whole, or (ii) challenging the ownership, validity or enforceability of any Registered Company IP that is material to such Company and its Subsidiaries, taken as a whole.

(d) Except as would not reasonably be expected, individually or in the aggregate, to be material to such Company and its Subsidiaries, taken as a whole, to the knowledge of such Company, no Person is infringing, misappropriating or otherwise violating, any Company Intellectual Property.

(e) Such Company and its Subsidiaries have taken reasonable measures consistent with prudent industry practices to protect the confidentiality of Trade Secrets included in the Company Intellectual Property or otherwise used in the businesses of such Company and its Subsidiaries as presently conducted, except where failure to do so is not and would not reasonably be expected, individually or in the aggregate, to be material to such Company and its Subsidiaries, taken as a whole. No such Trade Secrets have been used, disclosed to or, to the knowledge of such Company, accessed by, any Person, other than pursuant to valid and enforceable confidentiality and non-disclosure obligations that, to the knowledge of such Company, has not been breached, except where such use, disclosure or access is not and would not reasonably be expected, individually or in the aggregate, to be material to such Company and its Subsidiaries, taken as a whole.

(f) Except as would not reasonably be expected, individually or in the aggregate, to be material to such Company and its Subsidiaries, taken as a whole, the IT Assets owned, used, or held for use by such Company or any of its Subsidiaries (collectively, “Company IT Assets”): (i) are sufficient for the current needs of the businesses of such Company and its Subsidiaries; (ii) have not malfunctioned or failed since the Applicable Date; and (iii) to the knowledge of such Company, are free from any Malicious Code.

(g) Such Company and its Subsidiaries have taken commercially reasonable measures to ensure the confidentiality, privacy and security of Personal Information collected or held for use by such Company and its Subsidiaries that are consistent in all material respects with all Privacy Laws. Except as would not reasonably be expected, individually or in the aggregate, to be material to such Company and its Subsidiaries, taken as a whole, to the knowledge of such Company, there has been no unauthorized access to, or unauthorized disclosure or use of, as applicable, any Company IT Assets or Personal Information collected or held for use by such Company or its Subsidiaries. Such Company and its Subsidiaries: (i) are in compliance in all material respects with all Privacy Laws; (ii) have not, since the Applicable Date, notified, or been legally required to notify, any Person of any unauthorized access to, or unauthorized disclosure or use of, any Personal Information collected or held for use by such Company or its Subsidiaries; and (iii) except as would not reasonably be expected, individually or in the aggregate, to result in material liability, or otherwise be material, to such Company and its Subsidiaries, taken as a whole, have not received any written notice, communication or complaint from any Person alleging a breach of (or claiming compensation under) any Privacy Laws.

4.15 Real Property.

(a) Section 4.15(a) of the Company Disclosure Letter includes, among other things (but without delineation as between the Owned Real Property and the Oil and Gas Property), a list of all material real property owned in fee by such Company or its Subsidiaries (such material real property, exclusive of any Oil and Gas Property and the Real Property Assets (as defined in Exhibit D), the “Owned Real Property”). Except in any such case as would not reasonably be expected, individually or in the aggregate, to be material to such Company and its Subsidiaries, taken as a whole, (i) such Company or its Subsidiaries, as applicable, has good and marketable title to all real property (other than any Oil and Gas Property) in which such Company or its Subsidiaries hold a fee interest (the “Owned Real Property”), free and clear of all Encumbrances except for Permitted Encumbrances, (ii) neither such Company nor any of its Subsidiaries has granted any outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion of the Owned Real Property or interest therein and (iii) except pursuant to the Permitted Encumbrances, neither such Company nor any of its Subsidiaries, as applicable, has leased or otherwise granted to any Person the right to use or occupy any Owned Real Property or any portion thereof.

(b) Section 4.15(b) of the Company Disclosure Letter sets forth a list of all material real property (other than any Oil and Gas Property) leased or subleased to such Company or any of its Subsidiaries (collectively, the “Leased Real Property”, and, together with the Owned Real Property, the “Real Property”) and a list of all leases and subleases entered into by such Company or its Subsidiaries with respect to the Leased Real Property (the “Leases”). Except in any such case as would not reasonably be expected, individually or in the aggregate, to be material to such Company and its Subsidiaries, taken as a whole, (i) such Company or its applicable Subsidiary has a valid leasehold or subleasehold interest in all Leased Real Property, free and clear of all Encumbrances except for Permitted Encumbrances, (ii) there exists no default or event of default on the part of any of such Company or its Subsidiaries (as applicable) under the Leases, and (iii) except pursuant to the Permitted Encumbrances, neither such Company nor any of its Subsidiaries, as applicable, has leased or otherwise granted to any Person the right to use or occupy any Leased Real Property or any portion thereof.

(c) Except as would not reasonably be expected, individually or in the aggregate, to be material to such Company and its Subsidiaries, taken as a whole, (i) such Company and its Subsidiaries hold all of their respective easements and rights-of-way (other than any Oil and Gas Property) (collectively, “Rights-of-Way”) that such Company and its Subsidiaries use in the conduct of their respective businesses, (ii) there exists no default or event of default on the part of such Company or its Subsidiaries (as applicable) under any Rights-of-Way, and (iii) no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination of any Right-of-Way by the applicable counterparty thereto. Except as would not reasonably be expected, individually or in the aggregate, to be material to such Company and its Subsidiaries, taken as a whole, all pipelines operated by such Company and its Subsidiaries are subject to Rights-of-Way or are located on the Real Property. There are no gaps (including any gap arising as a result of any breach by the such Company any of its Subsidiaries of the terms of any Rights-of-Way) in the Rights-of-Way other than gaps that would not reasonably be expected, individually or in the aggregate, to be material to such Company and its Subsidiaries, taken as a whole.

(d) As of the date of this Agreement, (i) neither such Company nor any of its Subsidiaries is in breach or default of any restrictive covenant affecting the Real Property, and to which the interests of such Company or its Subsidiaries in such Real Property are subject and subordinate, and, (ii) there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default under any such restrictive covenant affecting the Real Property, in each case of clauses (i) and (ii), except as would not reasonably be expected, individually or in the aggregate, to be material to such Company and its Subsidiaries, taken as a whole.

(e) As of the date of this Agreement, except as would not reasonably be expected, individually or in the aggregate, to be material to such Company and its Subsidiaries, taken as a whole, (i) all improvements owned by such Company or its Subsidiaries and located on the Real Property (the “Improvements”) are in good condition and repair, except for ordinary wear and tear and (ii) are sufficient for the operation of the business of such Company or its Subsidiaries as currently used.

(f) No damage or destruction has occurred with respect to any of the Real Property that would reasonably be expected, individually or in the aggregate, to be material to such Company and its Subsidiaries, taken as a whole, not covered by an insurance policy.

(g) There are no pending or, to the knowledge of such Company, threatened condemnation, expropriation or eminent domain proceedings with respect to any Real Property, in each case, except as would not reasonably be expected, individually or in the aggregate, to be material to such Company and its Subsidiaries, taken as a whole.

(h) Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall the representations and warranties of this Section 4.15 pertain in any way to the Real Property Assets (as defined in Exhibit D) or any property pertaining thereto, and the terms “Owned Real Property”, “Leased Real Property”, “Real Property”, “Rights-of-Way” and “Improvements” (each as used in this Agreement) shall not include the Real Property Assets or any property pertaining thereto.

4.16 Oil and Gas Matters.

(a) Section 4.16(a) of the Company Disclosure Letter includes, among other things (but without delineation as between the Owned Real Property and the Oil and Gas Property), a list of all Oil and Gas Properties owned by such Company or its Subsidiaries in all material respects. Except as would not reasonably be expected, individually or in the aggregate, to be material to such Company and its Subsidiaries, taken as a whole, and except for property (i) reflected in the reserve reports prepared by Netherland, Sewell & Associates, Inc. (the “Company Independent Petroleum Engineers”) relating to the Companies’ interests referred to therein as of December 31, 2022 (the “Company Reserve Reports”) as having been sold or otherwise disposed of, or (ii) sold or otherwise disposed of in the Ordinary Course since the Company Reserve Reports (in each case, other than sales or dispositions after the date hereof in accordance with Section 7.1(b)(vi)), such Company and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Reports and in each case as attributable to interests owned by such Company and its Subsidiaries, free and clear of any Encumbrances, except for Permitted Encumbrances. For purposes of the foregoing sentence, “good and defensible title” means that such Company’s or one or more of its Subsidiaries’, as applicable, title (as of the date hereof and as of the Closing) to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) (1) entitles such Company (or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Company Reserve Reports of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties, other than decreases in connection with operations in which the Company or its Subsidiaries may be a non-consenting co-owner, decreases resulting from reversion of interests to co-owners with respect to operations in which such co-owners elected not to consent, decreases resulting from the establishment of pools or units, and decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries; in each case, to the extent occurring after the date of the Company Reserve Report, (2) obligates such Company (or one or more of their Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Company Reserve Reports for such Oil and Gas Properties (other than any positive differences in such percentage) and the applicable working interest shown on the Company Reserve Reports for such Oil and Gas Properties that are accompanied by a proportionate (or greater) net revenue interest in such Oil and Gas Properties and (3) is free and clear of all Encumbrances (other than Permitted Encumbrances). Notwithstanding anything herein to the contrary, the Company and its Subsidiaries will not treat title to any Oil and Gas Property affected or burdened by a sliding scale Production Burden as less than defensible title so long as such Production Burden is accurately disclosed on the Company Reserve Report.

(b) The factual, non-interpretive data supplied by such Company or its Subsidiaries to the Company Independent Petroleum Engineers relating to such Company’s or its Subsidiaries’ interests referred to in the Company Reserve Reports, by or on behalf of such Company and its Subsidiaries that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of such Company and its Subsidiaries in connection with the preparation of the Company Reserve Reports was, as of the time provided, accurate in all material respects. Except for any such matters that would not reasonably be expected, individually or in the aggregate, to be material to such Company and its Subsidiaries, taken as a whole, the oil and gas reserve estimates of such Company or its Subsidiaries set forth in the Company Reserve Reports are derived from reports that have been prepared by the Company Independent Petroleum Engineers, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of such Company and its Subsidiaries at the dates indicated therein. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Reports that would reasonably be expected to be material to such Company and its Subsidiaries, taken as a whole.

(c) Except for such acts or failures to act as would not be reasonably expected to be material to such Company and its Subsidiaries, taken as a whole, the Oil and Gas Properties (and properties unitized therewith) of such Company and its Subsidiaries have been maintained, operated and developed in a good and workmanlike manner and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Oil and Gas Leases and other contracts and agreements forming a part of such Oil and Gas Properties of such Company and its Subsidiaries. Specifically in connection with the foregoing, except for those as would not be reasonably expected to be material to such Company and its Subsidiaries, taken as a whole, (a) no Oil and Gas Property of such Company and its Subsidiaries is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (b) none of the wells comprising a part of the Oil and Gas Properties (or properties unitized therewith) of such Company and its Subsidiaries is deviated from the vertical more than the maximum permitted by Law, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on properties unitized therewith, such unitized properties) of such Company and its Subsidiaries. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by such Company and its Subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by such Company and its Subsidiaries, in a manner consistent with the past practices of such Company and its Subsidiaries (other than those the failure of which to maintain in accordance with this Section would not reasonably be expected, individually or in the aggregate, to be material to such Company and its Subsidiaries, taken as a whole). Such Company and its Subsidiaries do not own, and have not acquired or made any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties located outside of the geographical boundaries of the United States or in the offshore federal waters of the United States.

(d) There are no take-or-pay or other prepayments which would require such Company to deliver Hydrocarbons produced from their Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor. Except as would be, individually or in the aggregate, immaterial to such Company and its Subsidiaries, taken as a whole, there are no gas imbalances applicable to the Oil and Gas Properties.

(e) Except as would not reasonably be expected, individually or in the aggregate, to be material to such Company and its Subsidiaries, taken as a whole, (i) all rentals, shut-ins and similar payments owed to any Person or individual under (or otherwise with respect to) any Oil and Gas Leases have been properly and timely paid, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by such Company and its Subsidiaries have been timely and properly paid and (iii) neither such Company nor any of its Subsidiaries (and, to the knowledge of such Company, no third party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by such Company or any of its Subsidiaries.

(f) Except as would not reasonably be expected, individually or in the aggregate, to be material to such Company and its Subsidiaries, taken as a whole, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of such Company and its Subsidiaries are being received by them in a timely manner and are not being held in suspense (by any of such Company, any of its Subsidiaries, any third party operator thereof or any other Person) for any reason other than awaiting preparation and approval of division order title opinions for recently drilled Wells.

(g) Except as would not reasonably be expected, individually or in the aggregate, to be material to such Company and its Subsidiaries, taken as a whole, all of the Wells and all water, carbon dioxide, injection or other wells located on the Oil and Gas Properties of such Company and its Subsidiaries or otherwise associated with an Oil and Gas Property of such Company or any of its Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable contracts entered into by such Company or any of its Subsidiaries related to such wells and applicable Law, and all drilling and completion (and plugging and abandonment) of such wells and all related development, production and other operations have been conducted in compliance with all applicable Law.

(h) None of the material Oil and Gas Properties of such Company or any of its Subsidiaries is subject to any (i) preferential purchase, or (ii) except as would not reasonably be expected, individually or in the aggregate, to be material to such Company and its Subsidiaries, taken as a whole, consent or similar right, in each case of (i) and (ii) above, that would become operative as a result of the Mergers.

4.17 Environmental Matters.

(a) Except for those matters that would not reasonably be expected, individually or in the aggregate, to be material to such Company and its Subsidiaries, taken as a whole:

(i) such Company and its Subsidiaries and their respective operations and assets have at all times since the Applicable Date been in compliance with Environmental Laws;

(ii) such Company and its Subsidiaries are not subject to any pending or, to the knowledge of such Company, threatened Proceedings under Environmental Laws;

(iii) (A) there have been no Releases of Hazardous Materials by such Company or any of its Subsidiaries at or from any property currently or, to the knowledge of such Company, formerly owned, operated or otherwise used by such Company or any of its Subsidiaries, or, to the knowledge of such Company, by any predecessors of such Company or any of its Subsidiaries, which Releases could reasonably be expected to result in liability to the Companies under Environmental Law, and, (B) as of the date of this Agreement, neither such Company nor any of its Subsidiaries has received any written notice asserting a liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of any Release of Hazardous Materials at or from any property currently or formerly owned, leased, or otherwise used by such Company, or at or from any offsite location where Hazardous Materials from such Company’s or its Subsidiaries’ operations have been sent for treatment, disposal, storage or handling, which in each case remains unresolved; and

(b) as of the date of this Agreement, there have been no environmental investigations, studies, audits, or other analyses conducted by or on behalf of, or that are in the possession of, such Company or its Subsidiaries addressing potentially material environmental matters with respect to any property owned, operated or otherwise used by any of them that have not been delivered or otherwise made available to Parent prior to the date hereof.

4.18 Material Contracts.

(a) Section 4.18(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of:

(i) each contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets (including Intellectual Property), services, rights or properties (other than Oil and Gas Properties) with respect to which each Company reasonably expects that such Company and its Subsidiaries will make payments in excess of $5,000,000 during the year ended December 31, 2024 or during any subsequent calendar year;

(ii) each contract relating to Indebtedness or the deferred purchase price of property by such Company or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset), in excess of $2,000,000, other than agreements solely between or among a Company and Subsidiaries that will be wholly owned by the Companies from the date of this Agreement through the Effective Time;

(iii) each contract for the lease of personal property or real property (other than Oil and Gas Properties) involving payments in excess of $1,000,000 in the current calendar year or over the life of the contract that are not terminable without penalty or other liability to such Company and its Subsidiaries (other than any ongoing obligation pursuant to such contract that is not caused by any such termination) within 90 days, other than contracts related to drilling rigs;

(iv) each contract that (A) purports to limit in any material respect either the type of business in which such Company or any of its Subsidiaries may engage or the manner or the locations in which any of them may so engage in any business (including any contract containing any area of mutual interest, joint bidding area, joint acquisition area, or non-compete or similar type of provision), (B) requires the disposition of any material assets or line of business of such Company or any of its Subsidiaries following the occurrence of events stated on the face of such contract or (C) prohibits or limits in each case, in any material respect, the rights of such Company or any of its Subsidiaries to make, sell or distribute any products or services, or use, transfer or distribute, or enforce any of their rights with respect to, any of their material assets;

(v) each contract involving the pending acquisition or sale of (or option to purchase or sell) any material amount of the assets or properties of such Company and its Subsidiaries, taken as a whole, other than contracts involving the acquisition or sale of (or option to purchase or sell) Hydrocarbons in the Ordinary Course;

(vi) each contract pursuant to which such Company or any of its Subsidiaries acquired another operating business and which contract contains “earn out” or other similar contingent payment obligations or indemnity obligations of such Company or its Subsidiary to a third party, in each case, that remain in effect as of the date hereof and are reasonably expected to result in future payments by such Company or its Subsidiaries in excess of $10,000,000;

(vii) each contract containing any standstill or similar agreement pursuant to which a Person has agreed not to acquire assets or securities of another Person;

(viii) each contract obligating such Company or any of its Subsidiaries to purchase or otherwise obtain any product or service exclusively from a single third party or granting any third party the exclusive right to develop, market, sell or distribute such Company’s or any of its Subsidiaries’ product or services in each case, that is not terminable without penalty or liability within 90 days;

(ix) each material partnership, joint venture or limited liability company agreement, other than any customary joint operating agreements, unit agreements or participation agreements affecting the Oil and Gas Properties of such Company or any of its Subsidiaries;

(x) each joint development agreement, exploration agreement, participation, farm-out, farm-in or program agreement or similar contract requiring such Company or any of its Subsidiaries to make expenditures from and after December 31, 2023 that would reasonably be expected to be in excess of $8,000,000 in the aggregate, other than customary joint operating agreements and continuous development obligations under Oil and Gas Leases;

(xi) each contract (A) that provides for the purchase or sale by such Company or any of its Subsidiaries of Hydrocarbons (1) in excess of 1,000 barrels of oil equivalent of Hydrocarbons per day over a period of one month (calculated on a yearly average basis) or (2) for a term greater than two years or (B) which such Company or its Subsidiaries reasonably expects that it will make aggregate payments in excess of $5,000,000 in any of the next three succeeding fiscal years or over the life of the contract that, in the case of (A) or (B), (x) has a remaining term of greater than 60 days and does not allow such Company or such Subsidiary to terminate it without penalty to such Company or such Subsidiary within 90 days and (y) provides for a “take-or-pay” clause or any similar prepayment obligation and acreage dedication, minimum volume commitments or capacity reservation fees to a gathering, transportation or other arrangement downstream of the wellhead, that cover, guaranty or commit volumes in each case, in excess of $1,000,000 per year;

(xii) each contract for the transportation of Hydrocarbons;

(xiii) each resource adequacy attribute purchase and sale agreement, resource adequacy contract or similar contract;

(xiv) each collective bargaining agreement to which such Company or its Subsidiaries is a party or is subject, with any labor union or similar representative body (collectively, a “Union”);

(xv) each agreement under which such Company or any of its Subsidiaries has advanced or loaned any amount of money to any of its officers, managers, directors, employees or consultants, in each case with a principal amount outstanding in excess of $100,000;

(xvi) each Company Related Party Agreement;

(xvii) each agreement that contains any “most favored nation” or most favored customer provision, call or put option, preferential right or rights of first or last offer, negotiation or refusal with a fair market value of equal to or greater than $10,000,000 or that would be triggered by the transactions contemplated by this Agreement; or

(xviii) each contract creating or granting an Encumbrance on any material asset of any Company or any of its Subsidiaries, other than Permitted Encumbrances.

(b) Collectively, the contracts set forth in Section 4.18(a) are herein referred to as the “Company Contracts.” A complete and correct copy of each of the Company Contracts has been made available to Parent. Each Company Contract is legal, valid, binding and enforceable in accordance with its terms on each Company and its Subsidiaries that is a party thereto and, to the knowledge of such Company, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except for breaches or defaults that would be, individually or in the aggregate, immaterial to the Companies and their Subsidiaries, taken as a whole, neither such Company nor any of its Subsidiaries is in breach or default under any Company Contract nor, to the knowledge of such Company, is any other party to any such Company Contract in breach or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by such Company or any of its Subsidiaries, or, to the knowledge of such Company, any other party thereto. There are no material disputes pending or, to the knowledge of such Company, threatened with respect to any Company Contract and neither such Company nor any of its Subsidiaries has received any written notice of the intention of any other party to any Company Contract to terminate for default, convenience or otherwise any Company Contract, nor to the knowledge of such Company, is any such party threatening to do so.

4.19 Hedging Transactions.

(a) All Hedging Transactions entered into by such Company or any of its Subsidiaries or for the account of any of its customers as of the date of this Agreement were entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by such Company and its Subsidiaries, and were entered into with counterparties believed at the time to be able to understand (either alone or in consultation with their advisers) and to bear the risks of such Hedging Transactions.

(b) Such Company and its Subsidiaries have duly performed in all respects all of their respective obligations under the Hedging Transactions to the extent that such obligations to perform have accrued, and, to the knowledge of such Company, there are no breaches, violations, collateral deficiencies, requests for collateral or demands for payment (except for Ordinary Course margin deposit requests), or defaults or allegations or assertions of such by any party thereunder.

(c) Section 4.19(c) of the Company Disclosure Letter (i) lists, as of the close of business on January 31, 2024, all Hedging Transactions to which such Company or any of its Subsidiaries is a party and pursuant to which such party has outstanding rights or obligations, and (ii) accurately summarize, in all respects, the outstanding positions under any Hedging Transaction of the Companies and their Subsidiaries, including Hydrocarbon and financial positions under any Hedging Transaction of such Company attributable in a respect to the production and marketing of such Company and its Subsidiaries, as of the date of this Agreement.

4.20 Insurance. Each of the indemnity bonds and material insurance policies held by such Company or any of its Subsidiaries as of the date of this Agreement (collectively, the “Company Insurance Policies”) is in full force and effect on the date of this Agreement. To the knowledge of such Company, the Company Insurance Policies provide coverage in breadth of coverage and amount at least equivalent to that carried by Persons engage in similar businesses and subject to the same or similar indemnity bonding obligations, perils or hazards. Except as would not reasonably be expected, individually or in the aggregate, to be material to such Company and its Subsidiaries, taken as a whole, all premiums payable under the Company Insurance Policies prior to the date of this Agreement have been duly paid to date, and neither such Company nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Mergers), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Company Insurance Policies. Except as would not reasonably be expected, individually or in the aggregate, to be material to such Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Company Insurance Policy. As of the date hereof neither such Company nor any of its Subsidiaries has any claims pending with insurers that are reasonably expected to result in an insurance recovery of more than $1,000,000 in the aggregate.

4.21 Brokers. Except, in respect of the Companies, for the fees and expenses payable to Person identified on Section 4.21 of the Company Disclosure Letter, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Mergers based upon arrangements made by or on behalf of such Company, its Subsidiaries or the applicable Member. Such Company has made available to Parent a complete and correct copy of the contract set forth on Section 4.21 of the Company Disclosure Letter.

4.22 Related Party Transactions. Section 4.22 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list of any agreement, arrangement or understanding (i) between such Company or any of its Subsidiaries, on the one hand, and any of any Company’s Affiliates (other than Subsidiaries that will be wholly owned by the Companies from the date of this Agreement through the Effective Time), on the other hand, or (ii) that would be required to be disclosed by such Company under Item 404 of Regulation S-K under the Securities Act (assuming such Company or such Subsidiary were required to comply with such Item), other than any compensation or other employment arrangements entered into between such Company or any of its Subsidiaries, on the one hand, and any officer thereof, on the other hand, in the Ordinary Course (each of the foregoing, a “Company Related Party Agreement”); provided that the Second Lien Credit Facility and documents entered into in connection therewith shall not be deemed a “Company Related Party Agreement”.

4.23 Regulatory Matters.

(a) Such Company is (i) not an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940 or (ii) a “holding company” under PUHCA solely with respect to one or more EWGs, QFs, or foreign utility companies, and is exempt from, or has waiver of, federal access to books and records, accounting and recordkeeping requirements as set forth in FERC’s regulations at 18 C.F.R. §§ 366.3 and 366.4.

(b) Midway-Sunset Cogeneration Company (i) is an EWG and (ii) is subject to FERC jurisdiction as a “public utility” as defined in Section 201 of the FPA and has MBR Authority. Midway-Sunset Cogeneration Company (i) has timely made all filings required to maintain its EWG status and MBR Authority and (ii) has not received written notice from FERC alleging any violation of the FPA or seeking revocation of Midway-Sunset Cogeneration Company’s MBR Authority.

(c) Section 4.23(c) of the Company Disclosure Letter sets forth, as of the date of the Agreement, a complete and correct list of each of the QFs in which each Company directly or indirectly holds an ownership interest, each of which is exempt from regulation under FPA Sections 203, 205 and 206.

(d) All natural gas pipeline systems and related facilities constituting such Company’s and its Subsidiaries’ properties are (i) “gathering facilities” that are exempt from regulation by the FERC under the Natural Gas Act of 1938 and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction.

4.24 Takeover Laws. The approval of the governing body of such Company of this Agreement and the Mergers represents all the action necessary to render inapplicable to this Agreement, and the Mergers applicable to such Company, any Takeover Law or any anti-takeover provision in such Company’s Organizational Documents that is applicable to such Company, the applicable Equity Interests or the applicable Mergers.

4.25 Anti-Corruption Laws; Economic Sanctions/Trade Laws.

(a) Since the Applicable Date, none of such Company, its Subsidiaries or, to the knowledge of such Company, any of their respective directors, officers, employees or any other person acting on behalf of such Company or any of its Subsidiaries, in connection with the business of such Company (i) violated any applicable Anti-Corruption Law; (ii) engaged in any activity, practice or conduct which would constitute an offence under any applicable Anti-Corruption Law, or (iii) offered, paid, promised or agreed to pay, or authorized the payment of, either directly or indirectly through third parties, anything of value to any Government Official or other person with the intent to corruptly (1) influence any act or decision of a Government Official in his or her official capacity, (2) induce a Government Official to do or omit to do any act in violation of his or her lawful duties, (3) secure any improper advantage for such Company or its Subsidiaries, (4) induce a Government Official improperly to influence or affect any act or decision of any Governmental Entity or (5) assist such Company or any of its Subsidiaries in improperly obtaining or retaining business or other improper business advantage.

(b) Such Company and its Subsidiaries (i) are, and at all times since the Applicable Date, have been, in material compliance with all applicable Economic Sanctions/Trade Laws and all applicable Money Laundering Laws and (ii) are not engaged in, and have not since the Applicable Date, engaged in any transaction or dealing in any Sanctioned Country or with or involving any Sanctions Target. Neither such Company nor any of its Subsidiaries, nor, to the knowledge of such Company, any of their directors, officers, employees or any other person acting on behalf of such Company and its Subsidiaries, nor any of such Company’s or its Subsidiaries’ customers or any other person with which such Company or its Subsidiaries interacts, is a Sanctions Target or otherwise a person or entity with whom transactions are prohibited under any applicable Economic Sanctions/Trade Laws.

(c) Since the Applicable Date, (i) neither such Company nor any of its Subsidiaries has conducted or initiated any internal investigation, review or audit, or made a voluntary, directed, or mandatory disclosure to any Governmental Entity with respect to any applicable Anti-Corruption Law, Economic Sanctions/Trade Law, or Money Laundering Law, (ii) neither such Company nor any of its Subsidiaries, nor, to the knowledge of such Company, any of their directors, officers, employees or any other person acting on behalf of such Company and its Subsidiaries received any written notice, request or citation regarding any Anti-Corruption Law, Economic Sanctions/Trade Law or Money Laundering Law or been subject to any investigation, inquiry, information request, or proceeding by any Governmental Entity under Anti-Corruption Law, Economic Sanctions/Trade Law; and (iii) such Company and its Subsidiaries have implemented and maintained internal controls, policies and procedures reasonably designed to detect, prevent and deter violations of applicable Anti-Corruption Laws, Economic Sanctions/Trade Laws and Money Laundering Laws.

4.26 Accredited Investors. Each of the Members is an “accredited investor” within the meaning of Regulation D promulgated by the SEC under the Securities Act.

4.27 Obligations to the Members. As of the date of this Agreement, there are no obligations or liabilities payable by such Company or any of its Subsidiaries (whether or not due) to any of the Members or any of their respective Affiliates, other than pursuant to this Agreement and Ordinary Course transactions on an arm’s length basis with portfolio companies affiliated with any of the Members.

4.28 No Additional Representations.

(a) Except for the representations and warranties made in this Article IV and Article V, no Company nor any other Person makes any express or implied representation or warranty with respect to such Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise)

in connection with this Agreement, the Mergers or the Parent Stock Issuance, and such Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, no Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub, or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to such Company or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by such Company in this Article IV and the Members in Article V, any oral or written information presented to Parent or Merger Sub or any of their respective Affiliates or Representatives in the course of their due diligence investigation of such Company, the negotiation of this Agreement or in the course of the Mergers or the Parent Stock Issuance. Notwithstanding the foregoing, nothing in this Section 4.28 shall limit Parent’s or Merger Subs’ remedies with respect to claims of fraud arising from or relating to the express representations and warranties made by each Company in this Article IV or the Members in Article V.

(b) Notwithstanding anything contained in this Agreement to the contrary, each Company acknowledges and agrees that none of Parent, Merger Sub or any other Person has made or is making any representations or warranties relating to Parent or its Subsidiaries (including Merger Sub) whatsoever, express or implied, beyond those expressly given by Parent and Merger Subs in Article VI, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to any Company or any of its Representatives and that the Companies have not relied on any such other representation or warranty not set forth in this Agreement. Without limiting the generality of the foregoing, each Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to any Company or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Mergers or the Parent Stock Issuance).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

Each Member severally (and not jointly and severally) represents and warrants to Parent and Merger Subs as follows as to itself and not with respect to the other Members:

5.1 Organization; Authorization. Such Member is a corporation, partnership or limited liability company duly organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Such Member has all requisite entity power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and, subject to the filing of the Certificates of Merger with the Secretary of State of the State of Delaware in connection with the Mergers, to perform its obligations under this Agreement and the other Transaction Documents to which it is a party. The execution and delivery of this Agreement and the other Transaction Documents by such Member and such Member’s performance of its obligations under this Agreement and the other Transaction Documents have been duly authorized by all necessary limited liability company or other organizational action on the part of such Member, and no other limited liability company or other organizational action on the part of such Member is necessary to authorize the execution and delivery of this Agreement and the other Transaction Documents or for such Member to perform its obligations under this Agreement and the other Transaction Documents. No approval by any holder of such Member’s equity is necessary to approve this Agreement except for those approvals that have been obtained as of or prior to the date of this Agreement. This Agreement and the other Transaction Documents have been duly executed and delivered by or on behalf of such Member and, assuming the due authorization, execution and delivery of (i) this Agreement by Parent, Merger Subs, the Companies and the other Members, and (ii) the other Transaction Documents by Parent and the other Members, this Agreement and the other Transaction Documents constitute legal, valid and binding obligations of such Member, enforceable against such Member in accordance with their respective terms, subject as to enforceability to Creditors’ Rights. Concurrently with the execution of this Agreement, the Company Member Approvals have been irrevocably obtained.

5.2 No Violations. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party by such Member does not, and the consummation of the transactions contemplated hereby and thereby will not (with or without notice or lapse of time, or both) (i) contravene, conflict with or result in a violation of any provision of the Organizational Documents of such Member, (ii) with or without notice, lapse of time or both, result in a violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of such Member under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which such Member is a party or by which it or its properties or assets are bound, or (iii) contravene, conflict with or result in a violation of any Law applicable to such Member or any of its properties or assets, in each case, other than, in such contraventions, conflicts, violations, defaults, acceleration, losses, or Encumbrances that would not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the Mergers.

5.3 Litigation. There are no Proceedings pending or, to the knowledge of such Member, threatened in writing against such Member that seek to enjoin, or are reasonably likely to have the effect of preventing, making illegal or otherwise interfering with, the performance of such Member’s obligations under this Agreement, except as would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the ability of such Member to perform such Member’s obligations under this Agreement or the consummation of the Mergers.

5.4 Ownership of Equity Interests; Voting Power. Section 4.2(a) of the Company Disclosure Letter correctly sets forth across from such Member’s name the number of Equity Interests held of record and beneficially by such Member. Such Member is the sole record holder of all of its Equity Interests and has full voting power and power of disposition with respect to all such Equity Interests free and clear of any Encumbrances (other than (i) any Encumbrance that will be terminated or satisfied at or prior to the Closing, (ii) any Encumbrance on transfer imposed under applicable securities laws, and (iii) any Encumbrance created by or through the actions of Parent, Merger Sub or their respective Affiliates). Except as set forth in the Organizational Documents of the Companies, no Person has any contractual or other right or obligation to purchase or otherwise acquire any Equity Interests.

5.5 Accredited Investor. Such Member is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act.

5.6 Tax.

(a) To the knowledge of IKAV Member, IKAV Member will receive Parent Common Stock in respect of its Equity Interests pursuant to the IKAV Merger representing more than five percent of the total fair market value of all Parent Common Stock issued and outstanding on the Closing Date (within the meaning of Treasury Regulations Section 1.897-1(c)(2)(iii)(A)). All of the Parent Common Stock thereby received by IKAV Member will constitute in the hands of IKAV Member “United States real property interests” within the meaning of Section 897(c)(1) of the Code and the Treasury Regulations promulgated thereunder.

(b) To the knowledge of CPP Member, CPP Member will receive Parent Common Stock in respect of its Equity Interests pursuant to the CPP Merger representing more than five percent of the total fair market value of all Parent Common Stock issued and outstanding on the Closing Date (within the meaning of Treasury Regulations Section 1.897-1(c)(2)(iii)(A)). All of the Parent Common Stock thereby received by CPP Member will constitute in the hands of CPP Member “United States real property interests” within the meaning of Section 897(c)(1) of the Code and the Treasury Regulations promulgated thereunder.

(c) CPP Member is a “qualified controlled entity” within the meaning of Treasury Regulation Section 1.897(l)-1(e)(9), a “qualified holder” within the meaning of Treasury Regulation Section 1.897(l)-1(d), and a “withholding qualified holder” within the meaning of Treasury Regulation Section 1.1445-1(g)(11).

5.7 No Additional Representations.

(a) Except for the representations and warranties made in Article IV and this Article V, neither such Member nor any other Person makes any express or implied representation or warranty with respect to such Member, the Companies or their Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement, the Mergers or the Parent Stock Issuance, and such Member hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither such Member nor any other Person makes or has made any representation or warranty to Parent, Merger Subs, or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to any Company or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by the Companies in Article IV and the Members in this Article V, any oral or written information presented to Parent or Merger Subs or any of their respective Affiliates or Representatives in the course of their due diligence investigation of any Company, the negotiation of this Agreement or in the course of the Mergers or the Parent Stock Issuance. Notwithstanding the foregoing, nothing in this Section 5.7 shall limit Parent’s or Merger Subs’ remedies with respect to claims of fraud arising from or relating to the express representations and warranties made by the Companies in Article IV or the Members in this Article V.

(b) Notwithstanding anything contained in this Agreement to the contrary, such Member acknowledges and agrees that none of Parent, Merger Subs or any other Person has made or is making any representations or warranties relating to Parent or its Subsidiaries (including any Merger Sub) whatsoever, express or implied, beyond those expressly given by Parent and Merger Subs in Article VI, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to such Member or any of its Representatives and that such Member has not relied on any such other representation or warranty not set forth in this Agreement. Without limiting the generality of the foregoing, such Member acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to such Member or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Mergers or the Parent Stock Issuance).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by Parent and Merger Subs to each Company on or prior to the date of this Agreement (the “Parent Disclosure Letter”) and except as disclosed in the Parent SEC Documents) (including all exhibits and schedules thereto and documents incorporated by reference therein) filed with or furnished to the SEC and available on EDGAR since December 31, 2021 prior to the date of this Agreement (excluding any disclosures set forth or referenced in any risk factor section or in any other section, in each case, to the extent they are forward-looking statements or cautionary, predictive, non-specific or forward-looking in nature), Parent and Merger Subs jointly and severally represent and warrant to each Company and each Member as follows:

6.1 Organization, Standing and Power. Each of Parent and its Subsidiaries is a corporation, partnership or limited liability company duly organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, other than, in the case of Parent’s Subsidiaries, where the failure to be so organized or to have such power, authority or standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its assets or properties, makes such qualification or license necessary, other than where the failure to so qualify, license or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each Merger Sub each has heretofore made available to each Company complete and correct copies of its Organizational Documents, each as amended prior to the execution of this Agreement, and each as made available to Parent is in full force and effect, and neither Parent nor any of its Subsidiaries is in violation of any of the provisions of such Organizational Documents.

6.2 Capital Structure.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 200,000,000 shares of Parent Common Stock and (ii) 20,000,000 shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock”, and, together with the Parent Common Stock, the “Parent Capital Stock”). At the close of business on February 5, 2024: (A) 69,274,418 shares of Parent Common Stock were issued and outstanding and no shares of Parent Preferred Stock were issued and outstanding; (B) there were outstanding warrants to purchase 4,180,908 shares of Parent Common Stock; (C) there were 1,185,437 shares of Parent Common Stock reserved for issuance pursuant to Parent’s Employee Stock Purchase Plan (as amended from time to time, the “Parent ESPP”); (D) there were 760,798 shares of Parent Common Stock subject to outstanding restricted stock units granted pursuant to Parent’s 2021 Long-Term Incentive Plan, as amended from time to time, and prior plans (the “Parent LTIP”, and, together with the Parent ESPP, the “Parent Stock Plans”); and (E) there were 800,151 shares of Parent Common Stock (assuming the target level of performance) subject to outstanding performance stock units granted pursuant to the Parent LTIP.

(b) All outstanding shares of Parent Common Stock and outstanding equity interests of each Subsidiary of Parent have been, in each case, duly authorized and are validly issued, fully paid and non-assessable and are not subject to preemptive rights. The Parent Common Stock to be issued pursuant to this Agreement, when issued, will be validly issued, fully paid and nonassessable and not subject to preemptive rights. All outstanding shares of Parent Common Stock have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable contracts (including the Parent Stock Plans). The Parent Common Stock to be issued pursuant to this Agreement, when issued, will be issued in compliance in all material respects with (A) assuming the accuracy of each Company’s representation in Section 4.26, applicable securities Laws and other applicable Law and (B) all requirements set forth in applicable contracts. As of the close of business on February 5, 2024, except as set forth in this Section 6.2, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from Parent or any of its Subsidiaries any capital stock of Parent or securities convertible into or exchangeable or exercisable for capital stock of Parent (and the exercise, conversion, purchase, exchange or other similar price thereof). All outstanding shares of capital stock or other equity interests of the Subsidiaries of Parent are owned by Parent, or a direct or indirect Subsidiary of Parent, are free and clear of all Encumbrances and have been duly authorized, validly issued, fully paid and nonassessable. Except as set forth in this Section 6.2, and except for changes since February 5, 2024 resulting from the exercise of warrants outstanding at such date (and the issuance of shares thereunder), issuance pursuant to Parent’s Employee Stock Purchase Plan, restricted stock units granted pursuant to Parent’s 2021 Long-Term Incentive Plan, as amended from time to time, and prior plans, and performance stock units granted pursuant to the Parent LTIP or other awards granted in accordance with this Agreement, there are outstanding: (1) no shares of Parent Capital Stock or other voting securities of Parent; (2) no securities of Parent or any Subsidiary of Parent convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of Parent; and (3) no options, warrants, subscriptions, calls, rights (including preemptive and appreciation rights), commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound in any case obligating Parent or any Subsidiary of Parent to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or other voting securities of Parent, or obligating Parent or any Subsidiary of Parent to grant, extend or enter into any such option, warrant, subscription, call, right, commitment or agreement. Neither Parent nor any of its Subsidiaries is party to any contract or arrangement with any Person obligating Parent or any of its Subsidiaries to register shares of Parent Capital Stock or other securities under the Securities Act. There are not any stockholder agreements, voting trusts or other agreements to which Parent or any of its Subsidiaries is a party or by which it is bound relating to the voting of any shares of capital stock or other equity interest of Parent or any of its Subsidiaries. No Subsidiary of Parent owns any shares of Parent Common Stock or any other shares of Parent Capital Stock. As of the date of this Agreement, the authorized membership interests of (i) IKAV Merger Sub consists of 100 membership interests; (ii) CPP Merger Sub consists of 100 membership interests; and (iii) COI Merger Sub consists of 100 membership interests, all of which shares are duly authorized, validly issued and owned by Parent. Each Merger Sub was formed on February 1, 2024 and since the date of such formation, no Merger Sub has engaged in any activity other than in connection with its organization and the preparation, negotiation and execution of this Agreement. No Merger Sub has any operations, assets or liabilities other than in connection with the foregoing and as provided under this Agreement.

6.3 Authority; No Violations; Consents and Approvals.

(a) Each of Parent and each Merger Sub has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and, subject to the filing of the Certificates of Merger with the Secretary of State of the State of Delaware in connection with the Mergers, to perform its obligations hereunder and thereunder, including the Mergers and, subject only to receipt of the Parent Stockholder Approval, the Parent Stock Issuance. The execution and delivery of this Agreement and the other Transaction Documents by Parent and each Merger Sub, as applicable, and the performance by each of Parent and each Merger Sub of its obligations under this Agreement and the other Transaction Documents have been duly authorized by all necessary corporate or limited liability company action on the part of each of Parent (subject to obtaining Parent Stockholder Approval) and each Merger Sub (other than the approval of this Agreement by Parent as sole member of each Merger Sub, which occurred concurrently with the execution and delivery of this Agreement). This Agreement and the other Transaction Documents have been duly executed and delivered by each of Parent and each Merger Sub, as applicable, and, assuming the due and valid execution of (i) this Agreement by the Companies and the Members, and (ii) the other Transaction Documents by the Members, constitute valid and binding obligations of each of Parent and each Merger Sub enforceable against Parent and each Merger Sub in accordance with their terms, subject as to enforceability to Creditors’ Rights. The Parent Board, at a meeting duly called and held, has by unanimous vote(i) determined that this Agreement, the Mergers and the Parent Stock Issuance, are fair to, and in the best interests of, Parent, (ii) approved and declared advisable this Agreement, the Mergers and the Parent Stock Issuance, and (iii) resolved to recommend that the holders of Parent Common Stock approve the Parent Stock Issuance (such recommendation described in clause (iii), the “Parent Board Recommendation”). Each Merger Sub Board has by unanimous vote (A) determined that this Agreement and the Mergers are fair to, and in the best interests of, the applicable Merger Sub and the sole member of such Merger Sub, (B) approved and declared advisable this Agreement and the applicable Merger, and (C) resolved to recommend that Parent, as the sole member of such Merger Sub, approve this Agreement. Parent, as the sole member of each Merger Sub, has approved this Agreement and the Mergers concurrently with its execution of this Agreement. The Parent Stockholder Approval is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the Parent Stock Issuance.

(b) The execution, delivery and performance of this Agreement and the other Transaction Documents does not, and the consummation of the transactions contemplated hereby and thereby will not (with or without notice or lapse of time, or both) (i) contravene, conflict with or result in a violation of any provision of the Organizational Documents of Parent or any Merger Sub, (ii) result in a violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Parent or any of its Subsidiaries is a party or by which Parent or any Merger Sub or any of their respective Subsidiaries or their respective properties or assets are bound or (iii) assuming the Consents referred to in Section 6.4 are duly and timely obtained or made and the Parent Stockholder Approval has been obtained, contravene, conflict with or result in a violation of any Law applicable to Parent or any of its

Subsidiaries or any of their respective properties or assets, other than any such contraventions, conflicts, violations, defaults, acceleration, losses or Encumbrances that would not reasonably be expected, individually or in the aggregate, to be material to the business of Parent and its Subsidiaries, taken as a whole.

6.4 Consents. No Consent from any Governmental Entity is required to be obtained or made by Parent or any of its Subsidiaries in connection with the execution, delivery and performance by Parent and Merger Subs of this Agreement and the other Transaction Documents or the consummation by Parent and Merger Subs of the transactions contemplated hereby or thereby, except for: (a) the filing of a premerger notification report by Parent under the HSR Act, and the expiration or termination of any applicable waiting period with respect thereto; (b) the FERC Approval; (c) the filing with the SEC of (i) a Proxy Statement in preliminary and definitive form (the “Proxy Statement”) relating to the Parent Stockholders Meeting and (ii) such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the other Transaction Documents, the Mergers and the Parent Stock Issuance; (d) the filing of the Certificates of Merger with the Office of the Secretary of State of the State of Delaware; (e) filings with the NYSE; and (f) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws or Takeover Law.

6.5 SEC Documents; Financial Statements; Internal Controls; NYSE Matters.

(a) Since the Applicable Date, Parent has filed or furnished with the SEC, on a timely basis, all forms, reports, certifications, schedules, statements and documents required to be filed or furnished under the Securities Act or the Exchange Act, respectively, (such forms, reports, certifications, schedules, statements and documents, collectively, the “Parent SEC Documents”). As of their respective dates, each of the Parent SEC Documents, as amended, complied, or if not yet filed or furnished, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, or if filed with or furnished to the SEC subsequent to the date of this Agreement, will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements of Parent included in the Parent SEC Documents, including all notes and schedules thereto, complied, or, in the case of Parent SEC Documents filed after the date of this Agreement, will comply, in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with applicable accounting requirements and with the rules and regulations of the SEC with respect thereto, were, or, in the case of Parent SEC Documents filed after the date of this Agreement, will be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Parent and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of Parent and its consolidated Subsidiaries for the periods presented therein.

(c) Parent has established and maintains a system of internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 or Rule 15d-15, as applicable, under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is accumulated and communicated to Parent’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and further designed and maintained to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its most recent evaluation of its internal accounting controls prior to the date hereof, to Parent’s auditors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls that would be reasonably expected to adversely affect Parent’s ability to record, process, summarize and report financial information in the reports it files or submits under the Exchange Act, (ii) any known occurrence of fraud, whether or not material, that involves any current or former employees who have (or had) a significant role in Parent’s internal controls over financial reporting. There is not, and since January 1, 2020 there has not been, any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer of Parent (as defined in Rule 3b-7 under the Exchange Act) or director of Parent or any of its Subsidiaries. The principal executive officer and the principal financial officer of Parent has made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to Parent SEC Documents, and, to the knowledge of Parent, the statements contained in such certifications were complete and correct as of the dates they were made.

(d) Since January 1, 2022, (i) neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the board of directors of Parent or any committee thereof or to any director or officer of Parent or any of its Subsidiaries.

(e) As of the date hereof, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Parent SEC Documents. As of the date hereof, to the knowledge of Parent, none of the Parent SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(f) Parent is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of the NYSE, in each case, that are applicable to Parent.

(g) No Subsidiary of Parent is required to file any form, report, schedule, statement or other document with the SEC.

(h) The Parent Common Stock is registered under Section 12(b) of the Exchange Act and listed on the NYSE, and Parent has not received any notice of deregistration or delisting from the SEC or the NYSE, as applicable. No judgment, order, ruling, decree, injunction, or award of any securities commission or similar securities regulatory authority or any other Governmental Entity, or of the NYSE, preventing or suspending trading in any securities of Parent has been issued, and no proceedings for such purpose are, to Parent’s knowledge, pending, contemplated or threatened. Parent has taken no action that is designed to terminate the registration of the Parent Common Stock under the Exchange Act.

6.6 Absence of Certain Changes or Events. From December 31, 2022 through the date of this Agreement, there has not been any Parent Material Adverse Effect or any event, change, effect or development that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

6.7 Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to stockholders of Parent and at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Subject to the accuracy of the first sentence of Section 4.8, the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder; provided, however, that no representation is made by Parent with respect to statements made therein based on information supplied by the Companies for inclusion or incorporation by reference therein.

6.8 No Undisclosed Material Liabilities. There are no material liabilities of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities adequately provided for on the balance sheet of Parent dated as of September 30, 2023 (including the notes thereto) contained in Parent’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023; (b) liabilities incurred in the Ordinary Course subsequent to September 30, 2023; (c) executory obligations under any contract, which are not related to any breach or default of a contract by Parent or any of its Subsidiaries; (d) liabilities incurred in connection with the Mergers and the Parent Stock Issuance; and (e) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

6.9 Parent Permits; Compliance with Applicable Law.

(a) Parent and its Subsidiaries hold and at all times since the Applicable Date have held all material permits, licenses, certifications, registrations, consents, authorizations, variances, exemptions, orders, franchises, and approvals of all Governmental Entities necessary to own, lease and operate their respective properties and assets and for the lawful conduct of their respective businesses as they were or are now being conducted, as applicable (collectively, the “Parent Permits”), and have paid all fees and assessments due and payable in connection therewith. All Parent Permits are in full force and effect and no suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of Parent, threatened, and Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to be in full force and effect or failure to so comply would not reasonably be expected, individually or in the aggregate, to be material to the business of Parent and its Subsidiaries, taken as a whole.

(b) The businesses of Parent and its Subsidiaries are not currently being conducted, and at no time since the Applicable Date have been conducted, in violation of any applicable Law, except for violations that would not reasonably be expected, individually or in the aggregate, to be material to the business of Parent and its Subsidiaries, taken as a whole. To the knowledge of Parent no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or threatened, other than those the outcome of which would not reasonably be expected, individually or in the aggregate, to be material to the business of Parent and its Subsidiaries, taken as a whole.

6.10 Taxes.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: all Tax Returns required to be filed (i) by or with respect to Parent or any of its Subsidiaries have been duly and timely filed with the appropriate Taxing Authority when due (taking into account extensions of time for filing), and all such filed Tax Returns are true, complete and accurate in all respects. All Taxes that are due and payable (whether or not shown on any Tax Returns) by Parent or any of its Subsidiaries (other than Taxes being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP in the Financial Statements) have been paid in full. All withholding Tax requirements imposed on or with respect to Parent and its Subsidiaries have been satisfied in full, and Parent and its Subsidiaries have complied in all respects with all information reporting (and related withholding) and record retention requirements.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: there is no outstanding claim, assessment or deficiency against Parent or any of its

Subsidiaries in respect of any Taxes that has been asserted or, to the knowledge of Parent, threatened by any Governmental Entity. There are no disputes, audits, examinations, investigations or Proceedings pending or, to the knowledge of Parent, threatened regarding any Taxes of Parent or any of its Subsidiaries.

(c) IKAV Merger Sub, CPP Merger Sub, COI Merger Sub 2 and COI Merger Sub 3 are classified as corporations for U.S. federal income Tax purposes. COI Merger Sub and Subsequent Merger Sub are treated as disregarded entities of Parent for U.S. federal income Tax purposes.

(d) Neither Parent nor any Merger Sub has taken or agreed to take, or has any plan or intention of taking, any action not contemplated by this Agreement and/or any other Transaction Documents that could reasonably be expected to prevent, impair or impede the Intended Tax Treatment. To the knowledge of Parent, there is no fact or circumstance that could reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

(e) None of Parent nor any Merger Sub is a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4) of the Code.

(f) Parent is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code and the Treasury Regulations promulgated thereunder. Each of IKAV Member and CPP Member will separately receive Parent Common Stock in respect of their respective Equity Interests pursuant to the Mergers representing more than five percent of the total fair market value of all Parent Common Stock issued and outstanding on the Closing Date (within the meaning of Treasury Regulations Section 1.897-1(c)(2)(iii)(A)). All of the Parent Common Stock received by IKAV Member and CPP Member in respect of their Equity Interests will constitute in the hands of such Members “United States real property interests” within the meaning of Section 897(c)(1) of the Code and the Treasury Regulations promulgated thereunder.

6.11 Litigation. Except for such matters as would not reasonably be expected, individually or in the aggregate, to be material to the business of Parent and its Subsidiaries, taken as a whole, there is no (a) Proceeding pending, or to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of its Subsidiaries or any of their Oil and Gas Properties, or (b) judgment, decree, injunction, ruling, order, writ, stipulation, determination or award of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries is a party to or subject to the provisions of any Order that restricts the manner in which Parent and its Subsidiaries conduct their businesses in any material respect.

6.12 Environmental Matters.

(a) Except for those matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i) Parent and its Subsidiaries and their respective operations and assets have at all times since the Applicable Date been in compliance with Environmental Laws;

(ii) Parent and its Subsidiaries are not subject to any pending or, to Parent’s knowledge, threatened Proceedings under Environmental Laws; and

(iii) (A) there have been no Releases of Hazardous Materials by Parent or any of its Subsidiaries at or from any property currently or, to the knowledge of Parent, formerly owned, operated or otherwise used by Parent or any of its Subsidiaries, or, to the knowledge of Parent, by any predecessors of Parent or any Subsidiary of Parent, which Releases have resulted or could reasonably be expected to result in liability to Parent under Environmental Law, and, (B) as of the date of this Agreement, neither Parent nor any of its Subsidiaries has received any written notice asserting a liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of any Release of Hazardous Materials at or from any property currently or formerly owned, operated, or otherwise used by Parent, or at or from any offsite location where Hazardous Materials from Parent’s or its Subsidiaries’ operations have been sent for treatment, disposal, storage or handling, which in each case remains unresolved.

(b) As of the date of this Agreement, there have been no environmental investigations, studies, audits, or other analyses conducted since the Applicable Date that are in the possession of Parent or its Subsidiaries addressing potentially material environmental matters with respect to any property owned, operated or otherwise used by Parent or its Subsidiaries that have not been delivered or otherwise made available to the Companies prior to the date hereof.

6.13 Material Contracts. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act), (the “Parent Contracts”), is a legal, valid, binding and enforceable in accordance with its terms on Parent and each of its Subsidiaries that is a party thereto and, to the knowledge of Parent, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of Parent or any of its Subsidiaries is in breach or default under any Parent Contract nor, to the knowledge of Parent, is any other party to any such Parent Contract in breach or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Parent or its Subsidiaries, or, to the knowledge of Parent, any other party thereto. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there are no disputes pending or, to the knowledge of Parent, threatened with respect to any Parent Contract and neither Parent nor any of its Subsidiaries has received any written notice of the intention of any other party to any Parent Contract to terminate for default, convenience or otherwise any Parent Contract, nor to the knowledge of Parent, is any such party threatening to do so.

6.14 Opinion of Financial Advisor. The Parent Board has received the oral opinion of Jefferies LLC, to be subsequently confirmed in writing, to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review set forth in such opinion, the Aggregate Consideration to be paid by Parent pursuant to this Agreement is fair from a financial point of view to Parent, a signed copy of which written opinion will be made available to the Companies for informational purposes only on a non-reliance basis promptly following the date of this Agreement.

6.15 Brokers. Except for the fees and expenses payable to Citigroup Global Markets Inc. and Jefferies LLC, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Mergers and the Parent Stock Issuance based upon arrangements made by or on behalf of Parent or its Subsidiaries.

6.16 Regulatory Matters.

(a) Parent is (i) not an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940 or (ii) a “holding company” under PUHCA solely with respect to one or more EWGs, QFs and foreign utility companies and is exempt from, or has waiver of, federal access to books and records, accounting and recordkeeping requirements as set forth in FERC’s regulations at 18 C.F.R. §§ 366.3 and 366.4.

(b) Elk Hills Power, LLC (i) is a QF and (ii) is subject to FERC jurisdiction as a “public utility” as defined in Section 201 of the FPA and has MBR Authority. Elk Hills Power, LLC (i) has timely made all filings required to maintain its QF status and MBR Authority and (ii) has not received written notice from FERC alleging any violation of the FPA or seeking revocation of Elk Hills Power, LLC’s MBR Authority.

(c) Section 6.16(c) of the Parent Disclosure Letter sets forth, as of the date of the Agreement, a complete and correct list of each of the QFs in which Parent directly or indirectly holds an ownership interest, each of which is exempt from regulation under FPA Sections 203, 205 and 206.

(d) All natural gas pipeline systems and related facilities constituting Parent’s and its Subsidiaries’ properties are (i) “gathering facilities” that are exempt from regulation by the FERC under the Natural Gas Act of 1938 and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction.

6.17 Sufficient Funds.

(a) Assuming compliance in all material respects by each Company with its material obligations hereunder set forth in Section 7.14 and assuming satisfaction of the conditions in Article VIII (other than the conditions set forth in Sections 8.1 and 8.3 and those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction thereof), Parent and Merger Subs will have available to them at the Effective Time all funds and commitments necessary to refinance in full all amounts outstanding under the Company Credit Agreements and to pay the fees and expenses relating to the Mergers and the Financing (defined below) (such amount, the “Required Amount”). Parent has delivered to the Companies true and complete copies of the fully executed Commitment Letter and Debt Fee Letter (with only fee amounts and other economic terms, and the rates and amounts included in the “flex” provisions, redacted, none of which redacted provisions would adversely affect the conditionality, enforceability, termination or amount of the Financing). Pursuant to the Commitment Letter, and subject to the terms and conditions thereof, the Financing Sources party thereto have committed to provide Parent with the amounts set forth in the Commitment Letter for the purposes set forth therein. As of the date of this Agreement, the Commitment Letter is in full force and effect and has not been withdrawn, rescinded or terminated, or otherwise amended or modified in any respect (other than as set forth in the Debt Fee Letters with respect to flex rights and/or to add additional lenders, arrangers, bookrunners, syndication agents and similar entities who had not executed the Commitment Letter as of the date of this Agreement), and the Commitment Letter, in the form so delivered, constitutes the legal, valid and binding obligation of, and is enforceable against, Parent and, to the knowledge of Parent, each of the other parties thereto, subject, in each case, to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and subject, as to enforceability, to general principles of equity. Except as set forth in the Commitment Letter and except for any related engagement letters related to the Financing described in the Commitment Letter, as of the date of this Agreement, there are no contracts, agreements, “side letters” or other arrangements to which Parent or any of its affiliates is a party relating to the Commitment Letter or the Financing.

(b) As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, constitutes, or would reasonably be expected to constitute, a default or breach by Parent or, to the knowledge of Parent, any other party thereto, of any term of the Commitment Letter. As of the date of this Agreement, no Financing Source party to the Commitment Letter has notified Parent of its termination or repudiation (or intent to terminate or repudiate) any of the commitments under such Commitment Letter or its intent not to provide the Financing. Assuming compliance in all material respects by each Company with its material obligations hereunder set forth in Section 7.14 and assuming satisfaction of the conditions in Article VIII (other than the conditions set forth in Sections 8.1 and 8.3 and those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), Parent has no reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any term of the Commitment Letter that could affect the availability of the Financing on the Closing Date. Parent has no reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any term of the Commitment Letter that could affect the availability of the Financing on the Closing Date. Parent has no reason to believe that any of the Financing Conditions will fail to be satisfied on the Closing Date or that the full amounts committed pursuant to the Commitment Letter will not be available to be funded on the Closing Date to the extent required, when taken together with cash or cash equivalents held by Parent and the Companies on the Closing Date and the other sources of funds available to Parent on the Closing Date, to pay the Required Amounts.

(c) Parent understands and acknowledges that its obligations under this Agreement are not in any way contingent on or otherwise subject to or conditional upon Parent’s ability to obtain any financing, whether pursuant to the Commitment Letter or otherwise.

(d) Parent has fully paid (or caused to be paid) any and all commitment fees or other fees required by the Commitment Letter to be paid on or before the date of this Agreement. Assuming (i) the funding of the full amount of the Financing in accordance with and subject to the satisfaction of the conditions in the Commitment Letter, (ii) compliance in all material respects by each Company with its material obligations hereunder and (iii) satisfaction of the conditions in Article VIII (other than the conditions set forth in Sections 8.1 and 8.3 and those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction thereof), the aggregate proceeds from the Financing (after netting out applicable fees, expenses, original issue discount and similar premiums and chargers and after giving effect of the maximum amount of flex (including original issue discount flex) provided under the Commitment Letter), together with cash or cash equivalents held by Parent and the Companies on the Closing Date and the other sources of funds available to Parent on the Closing Date, constitute all of the financing necessary to finance the Required Amount. There are no conditions precedent related to the funding of the full amount of the Financing, other than the Financing Conditions.

6.18 Anti-Corruption Laws; Economic Sanctions/Trade Laws.

(a) Since the Applicable Date, neither Parent nor any Merger Sub nor, to the knowledge of Parent, any of their respective directors, officers, employees or any other person acting on behalf of Parent or any Merger Sub in connection with the business of Parent or any Merger Sub (i) violated any applicable Anti-Corruption Law; (ii) engaged in any activity, practice or conduct which would constitute an offence under any applicable Anti-Corruption Law; (iii) offered, paid, promised or agreed to pay, or authorized the payment of, either directly or indirectly through third parties, anything of value to any Government Official or other person with the intent to corruptly (1) influence any act or decision of a Government Official in his or her official capacity, (2) induce a Government Official to do or omit to do any act in violation of his or her lawful duties, (3) secure any improper advantage for Parent or any Merger Sub, (4) induce a Government Official improperly to influence or affect any act or decision of any Governmental Entity or (5) assist Parent or any Merger Sub in improperly obtaining or retaining business or other improper business advantage.

(b) Parent and Merger Subs (i) are, and at all times since the Applicable Date, have been, in material compliance with all applicable Economic Sanctions/Trade Laws and all applicable Money Laundering Laws and (ii) are not engaged in, and have not since the Applicable Date engaged in any transaction or dealing in any Sanctioned Country or with or involving any Sanctions Target other than such business that was authorized, licensed or exempt from applicable Economic Sanctions/Trade Laws. Neither Parent nor any Merger Sub, nor, to the knowledge of Parent, any of their directors, officers, employees or any other person acting on behalf of Parent or any Merger Sub, nor any of Parent or any Merger Sub’s customers or any other person with which the Companies or their Subsidiaries interact, is a Sanctions Target or otherwise a person or entity with whom transactions are prohibited under any applicable Economic Sanctions/Trade Laws.

(c) Since the Applicable Date, (i) neither Parent nor any Merger Sub has conducted or initiated any internal investigation, review or audit, or made a voluntary, directed, or mandatory disclosure to any Governmental Entity with respect to any applicable Anti-Corruption Law, Economic Sanctions/Trade Law, or Money Laundering Law, (ii) neither Parent nor any Merger Sub, nor, to the knowledge of Parent, any of their directors, officers, employees or any other person acting on behalf of Parent or any Merger Sub received any written notice, request or citation regarding any Anti-Corruption Law, Economic Sanctions/Trade Law or Money Laundering Law or been subject to any investigation, inquiry, information request, or proceeding by any Governmental Entity under Anti-Corruption Law, Economic Sanctions/Trade Law; and (iii) Parent and Merger Subs have implemented and maintained internal controls, policies and procedures reasonably designed to detect, prevent and deter violations of applicable Anti-Corruption Laws, Economic Sanctions/Trade Laws and Money Laundering Laws.

6.19 Form S-3. As of the date hereof, Parent (a) is eligible to register the resale of the Parent Common Stock to be issued to the Members under Form S-3 promulgated under the Securities Act and (b) qualifies as a “well-known seasoned issuer” (as defined in Rule 405 of the Securities Act).

6.20 No Additional Representations.

(a) Except for the representations and warranties made in this Article VI, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement, the Mergers or the Parent Stock Issuance, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to the Companies or the Members or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by Parent in this Article VI, any oral or written information presented to the Companies or the Members or any of their respective Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the Mergers and the Parent Stock Issuance. Notwithstanding the foregoing, nothing in this Section 6.20 shall limit the Members’ or Companies’ remedies with respect to claims of fraud arising from or relating to the express written representations and warranties made by Parent and Merger Subs in this Article VI.

(b) Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that none of the Members, the Companies or any other Person has made or is making any representations or warranties relating to the Companies or their Subsidiaries whatsoever, express or implied, beyond those expressly given by the Companies in Article IV and the Members in Article V, including any implied representation or warranty as to the accuracy or completeness of any information regarding any Company or any Member furnished or made available to Parent or any of its Representatives and that neither Parent nor any Merger Sub has relied on any such other representation or warranty not set forth in this Agreement. Without limiting the generality of the foregoing, Parent acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Mergers and the Parent Stock Issuance).

ARTICLE VII

COVENANTS AND AGREEMENTS

7.1 Conduct of Company Business Pending the Mergers.

(a) Except (i) as set forth on Section 7.1(a) of the Company Disclosure Letter, (ii) as expressly permitted or required by this Agreement (including pursuant to the Restructuring), (iii) as may be required by applicable Law, or (iv) otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), each Company covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article IX, it shall, and shall cause each of its Subsidiaries to, (x) continue to enter into Hedging Transactions in the Ordinary Course, provided, however, that prior to entering into any Hedging Transaction described on Section 7.1(a)(2) of the Company Disclosure Letter, the Companies shall have first consulted with Parent regarding the terms of such Hedging Transaction, and (y) use commercially reasonable efforts to conduct its businesses in the Ordinary Course, including by using commercially reasonable efforts to preserve substantially intact its present business organization, goodwill and assets, to keep available the services of its current officers and employees and preserve its existing relationships with Governmental Entities and its material customers, suppliers, licensors, licensees, distributors, lessors and others having business dealings that are material to the Companies and their Subsidiaries, taken as a whole.

(b) Except (i) as set forth on Section 7.1(b) of the Company Disclosure Letter, (ii) as expressly permitted or required by this Agreement (including pursuant to the Restructuring), (iii) as otherwise required or expressly permitted by, or otherwise contemplated in, the Business Plan, (iv) as may be required by applicable Law, or (v) otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article IX each Company shall not, and shall not permit its Subsidiaries to:

(i) other than Permitted Leakage, (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding equity interests in, any Company or any of its Subsidiaries, except for dividends and distributions by a direct or indirect Subsidiary that will be wholly owned by the Companies from the date of this Agreement through the Effective Time to a Company or another direct or indirect Subsidiary that will be wholly owned by the Companies from the date of this Agreement through the Effective Time; (B) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, any Company or any Subsidiary of any Company, except as required by the terms of any capital stock or equity interest of a Subsidiary existing as of the date hereof and made available to Parent; or (C) cause or permit to occur: (I) a Related Person receiving any consulting, advisory, management, service, directors or monitoring fee, bonus, or any other cash payment of any kind from any Company or any of its Subsidiaries, or becoming entitled to receive any of the foregoing, or directing or causing any Company or any of its Subsidiaries to make or pay, or commit to make or pay, any of the foregoing to any Person on its behalf in satisfaction of any liability, commitment or obligation on the part of any Related Person (in each case, other than Ordinary Course director fees and Ordinary Course compensation (including incentive or bonus payments) or benefits made or provided to employees, officers or other service providers of any Company or any of its Subsidiaries or any Related Person pursuant to Company Plans in effect on January 1, 2024 to the extent otherwise permissible under this Section 7.1(b)); (II) a Related Person receiving a loan or security or similar right (including without limitation, options and similar rights), being transferred cash or any other asset or payment, becoming owed any indebtedness or other similar liability, commitment or obligation, or receiving payments in respect of any of the foregoing from any Company or any of its Subsidiaries, or becoming entitled to receive any of the foregoing, or directing or causing any Company or any of its Subsidiaries to make or pay, or commit to make or pay, any of the foregoing to any Person on its behalf in satisfaction of any liability, commitment or obligation on the part of any Related Person; (III) a Related Person having any claim by any Company or any of its Subsidiaries (whether such claim had been pending or anticipated) against a Related Person forgiven, discounted, released or canceled, or directing or causing any Company or any of its Subsidiaries to forgive, discount, cancel or release any such claims in respect of any agreement, arrangement or understanding with or otherwise against a Person in satisfaction of any liability, commitment or obligation on the part of any Related Person; (IV) any Company or any of its Subsidiaries having assumed, created, guaranteed, indemnified or incurred any liabilities, including any Encumbrance to the extent in favor or for the benefit of any Related Person (including any amounts incurred in connection with the Restructuring); (V) any Company or any of its Subsidiaries having paid any fees, costs or expenses to or on behalf of any Related Person which were incurred as a result of the matters set out in clauses (I) through (IV); (VI) amounts having become payable or liabilities having been assumed or created or assets having been transferred by any Company or any of its Subsidiaries pursuant to any contract made or entered into by any Company or any of its Subsidiaries the performance of which would fall under any of clauses (I) through (V); and (VII) any Tax being paid, payable or incurred by any Company or any of its Subsidiaries as a consequence of any matters referred to in clauses (I) through (VI);

(ii) split, combine or reclassify any capital stock of, or other equity interests in, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for equity interests in any Company or any of its Subsidiaries;

(iii) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, any Company or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) issuances by a Subsidiary that will be wholly owned by the Companies from the date of this Agreement through the Effective Time of such Subsidiary’s capital stock or other equity interests to any Company or any other Subsidiary that will be wholly owned by the Companies from the date of this Agreement through the Effective Time or and (B) shares of capital stock issued as a dividend made in accordance with Section 7.1(b)(i);

(iv) (A) amend or propose to amend any Company’s Organizational Documents or (B) amend or propose to amend the Organizational Documents of any of any Company’s Subsidiaries (other than, in the case of the Subsidiaries of any Company, for ministerial changes);

(v) (A) merge, consolidate, combine or amalgamate with any Person other than between Subsidiaries that will be wholly owned by the Companies from the date of this Agreement through the Effective Time or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof, in each case other than acquisitions for which the consideration is less than $5,000,000 individually or $15,000,000 in the aggregate;

(vi) sell, lease, transfer, farmout, license, Encumber (other than Permitted Encumbrances), discontinue or otherwise dispose of, or agree to sell, lease, transfer, farmout, license, Encumber (other than Permitted Encumbrances), discontinue or otherwise dispose of, any portion of its assets or properties (including Company Intellectual Property), other than (A) sales, leases, transfers, farmouts or dispositions for which the consideration is less than $10,000,000 individually or $20,000,000 in the aggregate, (B) the sale or transfer of Hydrocarbons in the Ordinary Course, (C) asset or property swaps the fair market value of which are less than $10,000,000 individually or $20,000,000 in the aggregate, (D) abandonment or statutory expirations of immaterial Registered Company IP in the Ordinary Course, (E) grants of non-exclusive licenses to Company Intellectual Property in the Ordinary Course, (F) sales, leases, transfers, farmouts or dispositions among the Companies and their Subsidiaries that will be wholly owned by the Companies from the date of this Agreement through the Effective Time, or (G) sales or dispositions of obsolete or worthless equipment in the Ordinary Course;

(vii) authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Company or any of its Subsidiaries, other than such transactions among Subsidiaries that will be wholly owned by the Companies from the date of this Agreement through the Effective Time;

(viii) change in any material respect their material accounting principles, practices or methods, except as required by GAAP or applicable Law;

(ix) make, change or revoke any material election relating to Taxes, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return (other than as required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or foreign Law)), enter into any closing agreement with respect to material Taxes, settle or compromise any material Tax claim, audit, assessment or dispute, surrender any right to claim a material refund, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material Tax, or change Tax residence or create any office or fixed place of business or become subject to direct Tax (excluding any Tax that arises solely because sales are made to customers in the applicable jurisdiction) in a country other than the country in which any Company or its relevant Subsidiaries is organized; provided that nothing in this Section 7.1(b)(ix) or Section 7.1(b)(viii) shall restrict the Members from taking any action in connection with their own Taxes unless such action could reasonably be expected to adversely affect Parent, any Company or any of its Subsidiaries with respect to any Post-Closing Tax Period;

(x) (A) grant any increases in the compensation or benefits payable or to become payable to any Company Service Provider, except (1) with respect to Company Service Providers with an annual base salary or wage rate (as applicable) of $250,000 or less, any merit-based or promotion-based increases that are made in the

Ordinary Course that do not exceed 4% in the aggregate, (2) as required by the terms of a Company Plan existing as of the date hereof or (3) for the payment of annual bonuses for completed periods based on actual performance in the Ordinary Course; (B) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits; (C) grant any new equity-based or non-equity awards, amend or modify the terms of any outstanding equity-based or non-equity awards; (D) pay any incentive or performance-based compensation or benefits (except for payments in respect of completed periods based on actual performance in the Ordinary Course); (E) forgive any loans or issue any loans (other than routine travel advances issued in the Ordinary Course or loans in the Ordinary Course under and in accordance with the terms of any Company Plan that is a defined contribution plan) to any Company Service Provider; (F) enter into or establish any material Company Plan which was not in existence prior to the date of this Agreement, or amend or terminate any material Company Plan in existence on the date of this Agreement, other than (1) health and welfare program renewals, adoptions, amendments, and updates in the Ordinary Course, (2) as may be required by applicable Law or (3) de minimis administrative amendments that do not have the effect of enhancing any benefits thereunder or otherwise resulting in increased costs to any Company or any of their Subsidiaries; (G) hire or promote any employee or engage any other service provider (who is a natural person) who is (or would be) an employee or other service provider (who is a natural person) who has (or would have) an annual base salary or wage rate (as applicable) in excess of $250,000; (H) terminate the employment of any employee or other service provider (who is a natural person) who has an annual base salary or wage rate (as applicable) in excess of $250,000, in each case, other than for cause or as a result of such person’s death or disability; or (I) enter into, adopt, commence participation in, amend or terminate any collective bargaining agreement or other labor agreement;

(xi) (A) retire, repay, defease, repurchase, discharge, satisfy or redeem all or any portion of the outstanding aggregate principal amount of any Company’s or its Subsidiaries’ Indebtedness that has a repayment cost, “make whole” amount, prepayment penalty or similar obligation (other than Indebtedness incurred by any Company or Subsidiary that will be wholly owned by the Companies from the date of this Agreement through the Effective Time and owed to any Company or Subsidiary that will be wholly owned by the Companies from the date of this Agreement through the Effective Time), other than any such amounts under the Company Credit Agreements; (B) incur, create or assume any Indebtedness or guarantee any such Indebtedness of another Person; or (C) create any Encumbrances on any property or assets of any Company or any of its Subsidiaries in connection with any Indebtedness thereof, other than Permitted Encumbrances; provided, however, that the foregoing clauses (B) and (C) shall not restrict (1) the incurrence of Indebtedness under existing credit facilities in the Ordinary Course, and in no event exceeding $20,000,000 of borrowings in the aggregate, (2) the incurrence of Indebtedness by any Company that is owed to any Subsidiary that will be wholly owned by the Companies from the date of this Agreement through the Effective Time or by any Subsidiary that will be wholly owned by the Companies from the date of this Agreement through the Effective Time that is owed to a Company or a Subsidiary that will be wholly owned by the Companies from the date of this Agreement through the Effective Time, (3) the incurrence of Indebtedness incurred or assumed in connection with any acquisition permitted by Section 7.1(b)(v), (4) additional Indebtedness in an amount not to exceed $1,000,000, (5) the incurrence of Indebtedness under the RBL as may be required in the event of an emergency to protect life, property or the environment; provided that such borrowings incurred do not result in an aggregate amount outstanding under the RBL in excess of $40,000,000, or (6) the creation of any Encumbrances securing any Indebtedness permitted by the foregoing clauses (1), (2), (3), (4) or (5);

(xii) (A) enter into any contract that would be a Company Contract if it were in effect on the date of this Agreement, (B) modify, amend, terminate or assign, or waive or assign any rights under, any Company Contract (including the renewal of an existing Company Contract on substantially the same terms in the Ordinary Course) or (C) enter into any Hedging Transaction, other than in each case of the foregoing subclauses (A), (B) and (C) in the Ordinary Course;

(xiii) cancel, modify or waive any debts or claims held by any Company or any of its Subsidiaries or waive any rights held by any Company or any of its Subsidiaries having in each case a value in excess of $1,000,000 individually or $2,000,000 in the aggregate;

(xiv) waive, release, assign, settle or compromise or offer or propose to waive, release, assign, settle or compromise, any Proceeding (excluding any audit, claim or other proceeding in respect of Taxes) other than the settlement of such proceedings involving only the payment of monetary damages by any Company or any of its Subsidiaries of any amount not exceeding $8,000,000 in the aggregate and that would not result in any restriction on future activity or conduct or a finding or admission of a violation of Law; provided, in each case, that any Company shall be permitted to settle any Transaction Litigation in accordance with Section 7.9;

(xv) make or commit to make any capital expenditures in any fiscal quarter that are, in the aggregate, greater than 110% of 25% of the capital expenditures expressly provided for in the Business Plan for such fiscal year, except for capital expenditures to repair damage resulting from insured casualty events or capital expenditures required on an emergency basis or for the safety of individuals, assets or the environment;

(xvi) terminate any Company Permit or Right-of-Way, permit any Company Permit or Right-of-Way to lapse (other than in the Ordinary Course) or fail to apply on a timely basis for any renewal of any renewable Company Permit or Right-of-Way, except to the extent such termination, lapse or failure to apply for renewal would not reasonably be expected, individually or in the aggregate, to be material to the Companies and their Subsidiaries, taken as a whole; or

(xvii) agree to take any action that is prohibited by this Section 7.1(b).

7.2 Conduct of Parent Business Pending the Mergers.

(a) Except (i) as set forth on Section 7.2(a) of the Parent Disclosure Letter, (ii) as expressly permitted or required by this Agreement, (iii) as may be required by applicable Law, or (iv) as otherwise consented to by the Companies in writing (which consent shall not be unreasonably withheld, delayed or conditioned), Parent covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article IX, it shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its businesses in the Ordinary Course, including by using commercially reasonable efforts to preserve substantially intact its present business organization, goodwill and assets, to keep available the services of its current officers and employees and preserve its existing relationships with Governmental Entities and its material customers, suppliers, licensors, licensees, distributors, lessors and others having material business dealings with it.

(b) Except (i) as set forth on Section 7.2(b) of the Parent Disclosure Letter, (ii) as expressly permitted or required by this Agreement, (iii) as may be required by applicable Law, or (iv) otherwise consented to by the Companies in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article IX Parent shall not, and shall not permit its Subsidiaries to:

(i) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any capital stock of, or other outstanding equity interests in, Parent or its Subsidiaries, except for (x) regular cash dividends (or corresponding dividend equivalents in respect of equity awards) payable by Parent in the Ordinary Course (and, for the avoidance of doubt, excluding any special dividends), with such increases as the Parent Board may determine from time to time, and (y) dividends and distributions by a direct or indirect wholly-owned Subsidiary of Parent to Parent or another direct or indirect wholly-owned Subsidiary of Parent; or (B) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Parent or any Subsidiary of Parent, except as (x) required by the terms of any capital stock or equity interest of a Subsidiary existing as of the date hereof, or as contemplated by any share repurchase program publicly disclosed prior to the date of this Agreement or (y) as contemplated by any Parent Plan existing as of the date hereof or any successor to such plan adopted or established in the Ordinary Course following the date of this Agreement;

(ii) split, combine or reclassify any capital stock of, or other equity interests in, or issue or authorize or propose the issuance of any other securities, warrants, rights or options in respect of, in lieu of or in substitution for equity interests in Parent or any of its Subsidiaries other than (A) the issuance of Parent Common Stock upon the vesting or lapse of any restrictions on any awards granted under Parent Plans and outstanding on the date hereof or issued in compliance with clause (B) below; and (B) issuances of awards granted in the Ordinary Course under the Parent Plans or any successor to such plan adopted or established in the Ordinary Course following the date of this Agreement;

(iii) amend or propose to amend Parent’s Organizational Documents (other than in immaterial respects) or adopt any material change in the Organizational Documents of any of Parent’s Subsidiaries that would prevent, delay or impair the ability of the Parties to consummate the Mergers or the ability of Parent to effect the Parent Stock Issuance;

(iv) merge, consolidate, combine or amalgamate with any Person other than between wholly-owned Subsidiaries of Parent;

(v) acquire or agree to acquire (including by merger or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof, in each case other than (1) Permitted Acquisitions, or (2) acquisitions of inventory, equipment or other similar assets in the Ordinary Course;

(vi) incur, create or assume any Indebtedness or guarantee any such Indebtedness of another Person, other than (x) as contemplated by this Agreement or (y) Indebtedness permitted under the existing credit agreements of Parent, as modified by the Commitment Letters; or

(vii) agree to take any action that is prohibited by this Section 7.2(b).

7.3 Preparation of Proxy Statement.

(a) The Parties understand and agree that the shares of Parent Common Stock to be issued and transferred as contemplated in this Agreement comprising the Aggregate Consideration to Members have not been registered under the securities Laws of the United States, including the Securities Act, or any other jurisdiction and will be issued and transferred pursuant to a “private placement” exempt from registration under the Securities Act by virtue of Regulation D promulgated thereunder. The shares of Parent Common Stock comprising the Aggregate Consideration will initially be characterized as “restricted securities” under the Securities Act and may only be transferred pursuant to a registration statement or an applicable exemption under the Securities Act. Any book entries recording the record ownership of shares of Parent Common Stock may bear customary legends indicating the applicability of restrictions on transferability of such Parent Common Stock pursuant to the Securities Act.

(b) Parent (with the assistance and cooperation of the Companies as reasonably requested by Parent) shall prepare, and Parent shall file with the SEC, as promptly as practicable after the date of this Agreement (but, in any event, no later than the later of (i) 60 days following the date of this Agreement and (ii) five days after the date the Companies have provided to Parent such information regarding the Companies and their Affiliates as may be reasonably required by Parent under applicable Law to file the Proxy Statement in preliminary form), the Proxy Statement in preliminary form. Parent shall promptly notify the Companies of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to the Companies copies of all written correspondence between any Company or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. Parent shall use reasonable best efforts to cause the Proxy Statement and all other documents that it is responsible for filing with the SEC in connection with the Mergers or the Parent Stock Issuance to comply with the rules and regulations promulgated by the SEC. Subject to Section 7.3(d), Parent shall use its reasonable best efforts, with the assistance of the Companies, as applicable, to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC, and Parent shall cause the definitive Proxy Statement to be mailed as promptly as possible (but, in any event, not later than five Business Days) after the date the SEC staff advises that it has no further comments thereon or that Parent may commence mailing the Proxy Statement (but, in any event, not later than five Business Days after such date).

(c) Each Member shall permit and hereby authorizes Parent to publish and disclose in all documents and schedules filed with the SEC, including the Proxy Statement, or other disclosure document filed with the SEC that Parent or the Companies reasonably determine to be necessary to comply with applicable Law, the Member’s identity and ownership of the Equity Interests and the nature of the Member’s commitments and obligations under this Agreement, the Stockholder Agreements and the Registration Rights Agreement.

(d) Notwithstanding anything to the contrary in this Section 7.3, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Parent will (i) provide the Companies with a reasonable opportunity to review and comment on such document or response, and (ii) consider in good faith any such comments reasonably and promptly proposed by the Companies.

7.4 No Solicitation; Parent Stockholders Meeting; Approvals.

(a) Except as otherwise provided in this Section 7.4, from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, Parent will not, nor shall it authorize or permit any of its Subsidiaries to, and will use its reasonable best efforts to cause its and their respective Representatives not to, (a) initiate, solicit or knowingly encourage the making of any Acquisition Proposal or (b) other than informing third parties of the provisions contained in this Section 7.4, engage in negotiations or substantive discussions with, or furnish any material nonpublic information to, any third party that may relate to an Acquisition Proposal. Parent agrees that it and its Subsidiaries shall, and that they shall cause their respective Representatives to, (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person (other than the Companies) conducted prior to the date of this Agreement with respect to any Acquisition Proposal and (ii) request each third party (if any) that has executed a confidentiality agreement that relates to an Acquisition Proposal (other than the Companies) during the six months prior to the date of this Agreement to return or destroy all confidential information regarding Parent or its Subsidiaries heretofore furnished to such third party by Parent or on its behalf.

(b) Subject to Sections 7.4(c) through 7.4(g), prior to the Closing Date, neither the Parent Board nor any committee thereof shall, directly or indirectly, (i) withdraw, withhold, modify or qualify, or publicly propose to withdraw, withhold, modify or qualify, in a manner adverse to the Companies, the Parent Board Recommendation, (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Acquisition Proposal, (iii) in the event of the commencement of a tender offer or exchange offer for any outstanding shares of Parent’s capital stock, fail to recommend against acceptance of such tender offer or exchange offer by the holders of Parent Common Stock (including, subject to Section 7.4(c), by taking no position or a neutral position with respect to any such offer) within ten Business Days of the commencement thereof, (iv) recommend that the Parent stockholders not approve the Parent Stock Issuance, (v) fail to publicly reaffirm the Parent Board Recommendation within five Business Days of the Companies’ written request to do so following the public announcement or disclosure of an Acquisition Proposal (or promptly after announcement or disclosure of an Acquisition Proposal if announced or disclosed on or after the fifth Business Day before the date of the Parent Stockholders Meeting) (any action described in clauses (i)-( v) above being referred to as an “Parent Change of Recommendation”), (vi) either fail to enforce, or grant any waiver or release under, any standstill or similar agreement with respect to any class of equity securities of Parent or any of its Subsidiaries unless the Parent Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Laws, (vii) approve any transaction under, or any Person becoming an “interested stockholder” under applicable Law or (viii) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal.

(c) Nothing contained in this Agreement shall prevent Parent or the Parent Board from complying with its disclosure obligations under Rule 14d-9 and 14e-2 promulgated under the Exchange Act, or issuing a “stop, look and listen” statement pending disclosure of its position (none of which, in and of itself, shall be deemed to constitute a Parent Change of Recommendation).

(d) Notwithstanding the limitations set forth in Section 7.4(a) and Section 7.4(b), until the earlier of the receipt of the Parent Stockholder Approval and any termination of this Agreement pursuant to Article IX, if after the date of this Agreement Parent receives a written bona fide Acquisition Proposal, that did not result from a breach of this Section 7.4, and that the Parent Board has determined in good faith, after consultation with its outside legal counsel and financial advisors (i) constitutes a Parent Superior Proposal or (ii) could reasonably be expected to result in a Parent Superior Proposal, then Parent, its Subsidiaries and its and their respective Representatives may, subject to Section 7.4(g), in response to such Acquisition Proposal take the following actions, to the extent that the Parent Board has determined in good faith, after consultation with its outside legal counsel, that failure to take such actions would be inconsistent with the Parent Board’s fiduciary duties under applicable Law: (A) furnish nonpublic information to the third party making such Acquisition Proposal, if, and only if, prior to furnishing such information, Parent receives from the third party an executed confidentiality agreement containing a customary “standstill provision” if and to the extent such provision is determined by the Parent Board in good faith to be in the best interests of Parent’s stockholders and provisions no less restrictive to such third party with respect to the use or disclosure of nonpublic information than the Confidentiality Agreement and expressly allow Parent to comply with its obligations under this Section 7.4 and (B) engage in discussions or negotiations with the third party with respect to such Acquisition Proposal.

(e) Notwithstanding anything in this Agreement to the contrary but subject to compliance with this Section 7.4, nothing contained in this Agreement shall prevent Parent or the Parent Board from, at any time prior to, but not after, the receipt of the Parent Stockholder Approval, in response to the receipt of a written Acquisition Proposal after the date of this Agreement that did not result from a breach of this Section 7.4, effecting a Parent Change of Recommendation, if and only if, prior to taking such action, (i) the Parent Board determines in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal constitutes a Parent Superior Proposal and (ii)(A) the Companies shall have received written notice (the “Parent Superior Proposal Notice”) of Parent’s or of the Parent Board, as applicable, intention to take such action at least four Business Days prior to the taking of such action by Parent or the Parent Board, as applicable, which notice shall include the information with respect to such Acquisition Proposal that is specified in Section 7.4(g) (to the extent not previously provided), (B) until 5:00 p.m., Los Angeles time, on the fourth Business Day immediately following the day on which Parent delivered the Parent Superior Proposal Notice (such period from the time the Parent Superior Proposal Notice is provided until 5:00 p.m. Los Angeles time on the fourth Business Day immediately following the day on which Parent delivered the Parent Superior Proposal Notice, the “Negotiation Period”), Parent, if requested by the Companies, shall have made its Representatives available to negotiate with the Companies regarding any revisions to the terms of the transactions proposed by the Companies in response to such Acquisition Proposal, and (C) at the end of the four Business Day period described in the foregoing clause (B) the Parent Board continues to believe, in good faith after consultation with its outside legal counsel and financial advisors, and after taking into account any modifications to the terms of the Mergers and the transactions contemplated hereby that are proposed in a written offer by the Companies after their receipt of the Parent Superior Proposal Notice, that such Acquisition Proposal continues to constitute a

Parent Superior Proposal and that failure to take such action would be inconsistent with the Parent Board’s fiduciary duties under applicable Law. Any material amendment or modification to such Acquisition Proposal prior to a Parent Change of Recommendation shall require a new Parent Superior Proposal Notice and the Negotiation Period shall be extended by an additional two Business Days from the date of receipt of such new Parent Superior Proposal Notice.

(f) If, at any time prior to obtaining the Parent Stockholder Approval, the Parent Board determines in good faith, in response to a Parent Intervening Event that has occurred after the date of this Agreement and is continuing and that did not result from a breach of this Agreement by Parent, after consultation with its outside legal counsel, that the failure to make a Parent Change of Recommendation in response to any such Parent Intervening Event would be inconsistent with the Parent Board’s fiduciary duties under applicable Law, the Parent Board may, prior to obtaining the Parent Stockholder Approval, make a Parent Change of Recommendation; provided that Parent will not be entitled to make, or agree or resolve to make, a Parent Change of Recommendation unless (i) Parent delivers to the Companies a written notice (a “Parent Intervening Event Notice”) advising the Companies that the Parent Board proposes to take such action and identifying the related Parent Intervening Event (it being acknowledged that such Parent Intervening Event Notice shall not itself constitute a breach of this Agreement), and (ii) at or after 5:00 p.m., Los Angeles time, on the fourth Business Day immediately following the day on which Parent delivered the Parent Intervening Event Notice (such period from the time the Parent Intervening Event Notice is provided until 5:00 p.m. Los Angeles time on the fourth Business Day immediately following the day on which Parent delivered the Parent Intervening Event Notice (it being understood that any material development with respect to a Parent Intervening Event shall require a new notice but with an additional two Business Day (instead of four Business Day) period from the date of such notice), the “Parent Intervening Event Notice Period”), the Parent Board reaffirms in good faith (after consultation with its outside legal counsel) that, after taking into account the adjustments to the terms and conditions of this Agreement committed to by the Companies in writing, the failure to make a Parent Change of Recommendation in response to such Parent Intervening Event would be inconsistent with its fiduciary duties under applicable Law. During the Parent Intervening Event Notice Period, the Companies shall have the right to propose adjustments to the terms and conditions of this Agreement so as to obviate the need for a Parent Change of Recommendation, which the Parent Board shall consider in good faith.

(g) Parent shall promptly notify the Companies in writing of any request for information or any inquiries, proposals or offers relating to an Acquisition Proposal indicating, in connection with such notice, the name of such person making such request, inquiry, proposal or offer and the material terms and conditions of any proposals or offers and Parent shall provide to the Companies written notice of any such inquiry, proposal or offer within 48 hours of such event and copies of any such written proposals. Parent shall keep the Companies informed in writing within 48 hours of material developments with respect to the status and material terms of any Acquisition Proposal and whether any such proposal or offer has been withdrawn or rejected and Parent shall provide to the Companies written notice within 48 hours of any such withdrawal or rejection and copies of any written proposals or requests for information, within 48 hours of the occurrence of any such material development. Parent also agrees to provide any information to the Companies (not previously provided or made available to the Companies) that it is providing to another person pursuant to this Section 7.4 at substantially the same time it provides such information to such other person.

(h) Parent will take, in accordance with applicable Law and its Organizational Documents, all action necessary to convene the Parent Stockholders Meeting as promptly as reasonably practicable after the execution of this Agreement to consider and vote upon the approval of the Parent Stock Issuance and any other matters required under applicable Law to be considered at the Parent Stockholders Meeting.

(i) Parent shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of the Parent Stock Issuance and take all actions necessary to secure the Parent Stockholder Approval (it being understood that the foregoing shall not require the Parent Board to make the Parent Board Recommendation if a Parent Change of Recommendation has been effected in accordance with Section 7.4(e)).

Notwithstanding any other provision hereof, Parent may postpone or adjourn the Parent Stockholders Meeting (i) with the consent of each Company, (ii) for the absence of a quorum, (iii) if additional time is reasonably required to solicit proxies from the holders of Parent Common Stock in favor of the approval of the Parent Stock Issuance; provided that Parent may not postpone or adjourn the Parent Stockholders Meeting more than two times pursuant to this clause (iii) without the prior written consent of each Company (not to be unreasonably withheld, conditioned or delayed); provided, further, no adjournment pursuant to this sentence shall be required to be for a period exceeding 15 calendar days, or (iv) to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the Parent Board has determined in good faith (after consultation with its outside legal counsel) that the failure to so file or distribute such disclosure would reasonably be likely to be inconsistent with applicable Law and for such supplemental or amended disclosure to be disseminated to and reviewed by Parent’s stockholders prior to the Parent Stockholders Meeting. Notwithstanding the foregoing, Parent shall, at the request of the Companies, to the extent permitted by Law, adjourn the Parent Stockholders Meeting to a date specified by the Companies for the absence of a quorum or if Parent has not received proxies representing a sufficient number of shares for the Parent Stockholder Approval; provided that Parent shall not be required to adjourn the Parent Stockholders Meeting more than two times pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding 15 calendar days. The Parent Board shall recommend that Parent’s stockholders approve of the Parent Stock Issuance, and Parent shall include the Parent Board Recommendation in the Proxy Statement, unless a Parent Change of Recommendation has been effected in accordance with Section 7.4(e). The Parent Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Parent Board Recommendation (a “Parent Change of Recommendation”) except as may be permitted by, and only in accordance with, Section 7.4(e). Unless this Agreement has been terminated in accordance with its terms, Parent’s obligation to call, give notice of, convene and hold the Parent Stockholders Meeting and solicit proxies from the stockholders of Parent to obtain the Parent Stockholder Approval shall not be limited or otherwise affected by any Acquisition Proposal, Parent Change of Recommendation or Parent Intervening Event.

(j) Concurrently with the execution of this Agreement, Parent has approved this Agreement in its capacity as the sole member of each Merger Sub in accordance with applicable Law and the Organizational Documents of each Merger Sub and delivered to the Companies evidence of its vote or action by written consent so approving this Agreement.

(k) Concurrently with the execution of this Agreement, the Members shall provide the Company Member Approvals, in accordance with applicable Law and the Organizational Documents of the Companies and deliver to Parent evidence of such Company Member Approvals. Each Member agrees not to modify, revoke or rescind the Company Member Approvals executed by such Member or any resolution contained therein, and further agrees not to adopt any resolutions modifying, rescinding or revoking the Company Member Approvals executed by the Member or any resolution contained therein or otherwise precluding approval of the Mergers or this Agreement unless and until this Agreement is terminated in accordance with its terms. Each Member agrees that it shall not bring, commence, institute, maintain, prosecute, or participate in any Proceeding, in law or in equity, in any court or before any Governmental Entity, that (i) challenges the validity of or seeks to enjoin the operation of any provision of the Company Member Approvals or this Agreement or the consummation of the Mergers and the Parent Stock Issuance or (ii) alleges that the execution and delivery of the Company Member Approvals or this Agreement by such Member breaches any fiduciary duty, whether any of the governing bodies, any Member, or any officer or manager of any Company.

7.5 Access to Information.

(a) Subject to applicable Law and the other provisions of this Section 7.5, the Companies and Parent each shall (and shall cause its Subsidiaries to), upon request by the other, at the sole cost and expense of the requesting Party, furnish the other with all reasonably requested information concerning itself, its Subsidiaries, directors, officers, members and stockholders and such other matters as may be reasonably necessary or advisable in connection with the preparation of the Proxy Statement or any other statement, filing, notice or application required to be made by or on behalf of Parent, the Companies or any of their respective Subsidiaries to any Governmental Entity in connection with the Mergers and the Parent Stock Issuance. Subject to applicable Law, the Companies shall, and shall cause each of their Subsidiaries to, at the sole cost and expense of Parent, afford to Parent and its Representatives, during the period prior to the earlier of the Effective Time and the termination of this Agreement pursuant to the terms of Section 9.1, reasonable access, at reasonable times upon reasonable prior notice, to the officers, key employees, agents, properties, offices and other facilities of the Companies and their Subsidiaries, and to their respective books and records for purposes reasonably related to the consummation of the transactions contemplated by this Agreement and in connection with any Tax matters of any Company or any of their Subsidiaries. Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Companies or their Subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of the Companies and their Subsidiaries of their normal duties. Notwithstanding the foregoing:

(i) No Party shall be required to, or to cause any of its Subsidiaries to, grant access or furnish information, as applicable, to the other Party or any of its Representatives to the extent that such information is subject to an attorney/client privilege or the attorney work product doctrine or that such access or the furnishing of such information, as applicable, is prohibited by applicable Law or an existing contract or agreement (provided, however, the Companies or Parent, as applicable, shall inform the other Party as to the general nature of what is being withheld and the Companies and Parent shall reasonably cooperate to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of commercially reasonable efforts to (A) obtain the required consent or waiver of any third party required to provide such information and (B) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the Parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege);

(ii) No Party shall have access to personnel records of the other Party or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information that in the other Party’s good faith opinion the disclosure of which could subject the other Party or any of its Subsidiaries to risk of liability;

(iii) No Party shall have access to the properties of the other Party or any of its Subsidiaries for the purpose of conducting any subsurface or other invasive or intrusive sampling or testing of environmental media; and

(iv) No investigation or information provided pursuant to this Section 7.5 shall affect or be deemed to modify any representation or warranty made by any Party and no Party shall, and each Party shall cause their respective Representatives to not, use any information obtained pursuant to this Section 7.5 for any purpose unrelated to (1) the preparation of the Proxy Statement or any other statement, filing, notice or application required to be made by and behalf of Parent, the Companies or any of their respective Subsidiaries to any Governmental Entity in connection with the Mergers and the Parent Stock Issuance, (2) the transactions contemplated by this Agreement, as applicable or (3) Tax matters of any Company; provided, no such access or disclosure shall be permitted for a purpose related to an ongoing dispute with or involving any Company, any Member, Parent or any Merger Sub.

(b) The Confidentiality Agreement dated as of August 9, 2023 between Parent and Green Gate Resources Holdings, LLC (as amended, the “Confidentiality Agreement”) shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder. From and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement in accordance with Article IX, each Party shall continue to provide access to the other Party and its Representatives to the data relating to the Mergers and the Parent Stock Issuance maintained by or on behalf of it to which the other Party and its Representatives were provided access prior to the date of this Agreement.

7.6 HSR, FERC and Other Approvals.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement and provided that at all times the provisions of Section 7.6(b)-(e) shall govern the matters set forth therein, including efforts required to obtain any approvals or clearances applicable to the consummation of the Mergers in accordance with the HSR Act (the “Antitrust Approval”), the Companies and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to obtain all consents, registrations, approvals, permits, and authorizations, in each case, necessary or advisable in order to consummate the transactions contemplated by this Agreement as promptly as reasonably practicable and in any event prior to the End Date.

(b) Antitrust and FERC Approval. Subject to the terms of this Section 7.6(b) and Section 7.6(d), the Companies and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to (x) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Mergers as required by the HSR Act promptly, and in any event within 10 Business Days, following the date of this Agreement and (y) file with FERC an application pursuant to Section 203 of the FPA seeking the FERC Approval, and in any event within 20 calendar days, following the date of this Agreement. Each of the Companies and Parent, as applicable, shall (and shall cause their respective Subsidiaries to):

(i) cooperate and coordinate with the other in the making of the filings referenced in this Section 7.6(b);

(ii) use its respective reasonable best efforts to supply the other with any information that may be required in order to make such filings;

(iii) use its respective reasonable best efforts to supply any additional information that reasonably may be required or requested by FERC, the FTC or DOJ;

(iv) use its respective reasonable best efforts to take all action necessary to (a) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act applicable to the Mergers, and (b) obtain the FERC Approval as soon as practicable, and in any event prior to the End Date;

(v) use its respective commercially reasonable efforts to contest, defend and appeal any legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers; and

(vi) prior to independently participating in any meeting, or engaging in any substantive conversation, with FERC, the FTC or DOJ in respect of any such filings or any investigations or other inquiries relating thereto, to the extent reasonably practicable, provide notice to the other Party of such meeting or conversation and, unless prohibited by FERC, the FTC or DOJ, the opportunity to attend or participate.

Parent and the Companies shall jointly control all communications, negotiations, timing decisions, and strategy relating to any approval or clearance applicable to the Mergers under the HSR Act, and the parties shall take all reasonable actions to support each other in connection therewith; provided, however, that in the event of a disagreement between the Parties with respect to the scope of any condition, obligation, requirement, limitation or remedy necessary to obtain approval under the HSR Act, the determination of Parent shall prevail subject to consultation with the Companies. Each of the Companies and Parent will permit the other Party and its

Representatives to review in advance any written communication proposed to be made by such party to the FTC or DOJ regarding the Mergers and will consider in good faith the views of the other Party and promptly inform the other Party of any substantive communication from the FTC or DOJ regarding the Mergers in connection with such filings. If any party or Affiliate thereof receives a request for additional information or documentary material from the FTC or DOJ with respect to the Mergers pursuant to the HSR Act, then such party will use reasonable best efforts to make (or cause to be made), as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. Parent shall not (i) withdraw, or offer or commit to withdraw, its Notification and Report Form relating to this Agreement or (ii) commit to or agree with any Governmental Entity to stay, toll or extend any applicable waiting period under the HSR Act or not consummate the transactions contemplated by the Agreement, in each case, without the prior written consent of each Company (not to be unreasonably withheld, conditioned or delayed). Each Party will bear its own filing fees and costs of preparing its own pre-merger notifications and related expenses incurred to make or obtain any approval, clearance or notice under the HSR Act.

(c) Notwithstanding any other requirement in this Section 7.6, where a Party (a “Disclosing Party”) is required under this Section 7.6 to provide information to another Party (a “Receiving Party”) that the Disclosing Party deems to be competitively sensitive information, the Disclosing Party may comply with such requirement by restricting the provision of such competitively sensitive only to antitrust counsel of the Receiving Party and providing to the Receiving Party, upon request of the Receiving Party, a redacted version of such information which does not contain any such competitively sensitive information.

(d) Regulatory Remedies. Notwithstanding anything in this Agreement to the contrary, Parent will use its reasonable best efforts to take all actions necessary to avoid or eliminate each and every impediment under the Antitrust Laws so as to enable Closing to occur as promptly as practicable, including an obligation to: (i) make any commitment to or undertake or enter into agreements or agree to the entry of an order or decree with any Governmental Entity, (ii) commit to sell or dispose of, or hold separate or agree to sell or otherwise dispose of, assets, categories of assets or business of Parent, the Companies, the Surviving Companies or any other Subsidiary of Parent or the Companies, or the assets or business of any Party, (iii) commit to or accept any operational restriction or take or commit to take any action related to Parent, the Companies, the Surviving Companies or any other Subsidiary of Parent or the Companies or any other Party, (iv) commit to terminate, amend or replace any existing relationships and contractual rights and obligations of Parent, the Companies, the Surviving Companies or any other Subsidiary of Parent or the Companies or any other Party, (v) terminate any relevant venture or other arrangement of Parent, the Companies, the Surviving Companies or any other Subsidiary of Parent or the Companies or any other Party or (vi) effectuate any other change or restructuring of Parent, the Companies, the Surviving Companies or any other Subsidiary of Parent or the Companies or any Party; provided, that, notwithstanding anything to the contrary in this Agreement, (A) no Party will be required to take or agree or commit to take any action that is not conditioned upon the Closing and, and (B) that nothing in this Section 7.6 or otherwise in this Agreement shall require Parent and its respective Affiliates to offer, propose, negotiate, commit to, take or effect any action that would constitute a Burdensome Condition. For the purposes of this Agreement, “Burdensome Condition” means any term, condition, obligation, requirement, limitation, prohibition, remedy, sanction or other action imposed upon Parent, the Companies or any of their respective Subsidiaries that would reasonably be expected to result in, (a) with respect to Parent, the Companies or their respective Subsidiaries, (x) payments or expenditures (including reasonable counsel and advisor fees) or (y) concessions of anything of value (including loss of profits or benefits of the transactions contemplated by this Agreement as a result of any requirement restricting or regulating the conduct of business), that would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the business, operations, financial condition or results of operations of the Companies and their Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole (assuming for purposes of such analysis that any material and adverse effect is measured on a scale relative to the Companies and their Subsidiaries), or (b) the transfer, disposition, divestiture or sale of any businesses, assets or properties of Parent, the Companies or any of their respective Subsidiaries that would, individually or in the aggregate, reasonably be expected to result in a material and adverse effect on the business, operations, financial condition or results of operations of the Companies and their Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole (assuming for purposes of such analysis that any material and adverse effect is measured on a scale relative to the Companies and their Subsidiaries). The Companies shall not, and shall cause, their Subsidiaries not to, take any of the foregoing actions in clauses (i) through (vi) with respect to the Companies or any of their Subsidiaries unless consented to in writing by Parent, provided that the Companies shall, and shall cause each Subsidiary of the Companies to, undertake such actions if requested by Parent if the effectiveness of such action is conditioned upon the occurrence of the Closing.

(e) Notwithstanding anything to the contrary in Section 7.1(b) or Section 7.2(b), as applicable, between the date of this Agreement and the Closing, neither Parent nor the Companies shall engage in, or permit any of its Subsidiaries to engage in, any merger or acquisition, including any business combinations, asset acquisitions or sales, consolidations, mergers, stock acquisitions or sales, joint ventures, or other strategic transactions, that would, individually or in the aggregate, reasonably be expected to prevent, delay or impair the consummation of the Mergers by the End Date.

7.7 Employee Matters.

(a) For one year following the Effective Time, Parent shall cause each individual who is employed as of the Closing Date by any Company or a Subsidiary thereof (other than individuals covered by a collective bargaining agreement or similar agreement with a Union) (a “Continuing Employee”) and who remains employed by Parent or any of its Subsidiaries (including the Surviving Companies or any of their Subsidiaries) to be provided with (i) a base salary or wage rate no less favorable than the base salary or wage rate provided to such Continuing Employee immediately prior to the Effective Time, (ii) a target annual cash incentive opportunity that is no less favorable than the target annual cash incentive opportunity that is provided to such Continuing Employee immediately prior to the Effective Time; and (iii) employee benefits (excluding any equity or equity-based compensation, cash incentive based compensation, post-retirement benefits or defined benefit pension plan benefits) that are no less favorable in the aggregate than the employee benefits (excluding any equity or equity-based compensation, cash incentive based compensation, post-retirement benefits or defined benefit pension plan benefits) that are provided to similarly-situated employees of Parent and its Affiliates immediately prior to the Effective Time. Without limiting the foregoing, with respect to Continuing Employees whose terms and conditions of employment are subject to a collective bargaining agreement or other contract with a Union, the Parent shall, or shall cause the Surviving Companies and their Subsidiaries to, comply with the terms and conditions of each such applicable collective bargaining agreement or other contract with a Union, in each case, in a manner consistent with applicable Law.

(b) From and after the Effective Time, as applicable, Parent shall, or shall cause the Surviving Companies and their Subsidiaries, to take commercially reasonable efforts to credit the Continuing Employees for purposes of vesting, eligibility and benefit accrual under the Parent Plans (other than with respect to any “defined benefit plan” as defined in Section 3(35) of ERISA, retiree medical, dental or life benefits or disability benefits or to the extent it would result in a duplication of benefits) in which the Continuing Employees participate, for such Continuing Employees’ service with the Companies and their Subsidiaries, to the same extent and for the same purposes that such service was taken into account under a corresponding Company Plan immediately prior to the Closing Date, except to the extent it would result in the duplication of any benefits.

(c) From and after the Effective Time, as applicable, Parent shall, or shall cause the Surviving Companies and their Subsidiaries, to take commercially reasonable efforts to (i) waive any limitation on health and welfare coverage of any Continuing Employee and his or her eligible dependents due to pre-existing conditions and/or waiting periods, active employment requirements and requirements to show evidence of good health under the applicable health and welfare maintained, sponsored or contributed to Parent or its Affiliates to the extent such Continuing Employee and his or her eligible dependents are covered under a Company Plan immediately prior to the Closing Date, and such conditions, periods or requirements are satisfied or waived under such Company Plan and (ii) give each Continuing Employee credit for the plan year in which the Closing Date occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Closing Date for which payment has been made, in each case, to the extent permitted by the applicable insurance plan provider.

(d) Prior to the Effective Time, if requested by Parent in writing no less than five Business Days prior to the Closing Date, each Company and its Subsidiaries shall adopt resolutions and take all such corporate action as is necessary to terminate each 401(k) plan maintained, sponsored or contributed to by any Company or any of its Subsidiaries (collectively, the “Company 401(k) Plans”), in each case, effective as of the day immediately prior to the Closing Date, and the Companies shall provide Parent with evidence that such Company 401(k) Plans have been terminated. The form and substance of such termination documents shall be subject to the reasonable prior approval of Parent and be delivered to Parent no later than three Business Days following receipt of Parent’s request under the preceding sentence. To the extent the Company 401(k) Plans are terminated pursuant to Parent’s request, the Continuing Employees shall be eligible to participate in a 401(k) plan maintained by Parent or one of its Subsidiaries on the Closing Date, and such Continuing Employees shall be entitled to effect a direct rollover of any eligible rollover distributions (as defined in Section 402(c)(4) of the Code) and loans to such 401(k) plan maintained by Parent or its Subsidiaries.

(e) (1) At least two calendar days prior to the Closing Date, each Company shall submit for approval by the Members, in accordance with Section 280G of the Code and the regulations thereunder (the “280G Member Vote”), any payments that could constitute a “parachute payment” pursuant to Section 280G of the Code (each, a “Parachute Payment”), (2) at least three calendar days prior to the Closing Date, each Company shall obtain, prior to the initiation of the 280G Member Vote, from each of the applicable “disqualified individuals” (as defined under Section 280G of the Code and the regulations promulgated thereunder) to whom a Parachute Payment is required or proposed to be made, a written agreement waiving such disqualified individual’s right to receive some or all of such Parachute Payment, to the extent necessary so that all remaining payments and benefits applicable to such disqualified individual shall not be deemed a Parachute Payment (the “Waived Benefits”) and such disqualified individual shall only receive such Waived Benefits only if approved pursuant to the 280G Member Vote, and (3) each Company shall have delivered to Parent true and complete copies of all disclosure and documents that comprise the Waived Benefits and materials subject to the 280G Member Vote in sufficient time to allow Parent to comment thereon but no less than five Business Days prior to the 280G Member Vote, and shall reflect all reasonable comments that are made timely by Parent thereon; provided that in no event shall any Company be deemed to be in breach of this Section 7.7(e) if any of the applicable “disqualified individuals” refused to waive any existing rights under any contract or if the Members fail to approve any Waived Benefits. In connection with the foregoing, Parent shall provide the Companies at least seven calendar days prior to the Closing Date with all information and documents that are reasonably necessary to allow the Companies to determine whether any payments made or to be made or benefits granted or to be granted pursuant to any employment agreement or other agreement, arrangement or contract entered into or negotiated by Parent or its Affiliates, if any (the “Purchaser Payments”) (including information necessary to determine the estimated value of such arrangements for purposes of the 280G Member Vote and Waived Benefits and the terms and conditions thereof) together with all other payments and benefits, could reasonably be considered to be a Parachute Payment (and shall further provide any such updated information as is necessary prior to the Closing Date). Notwithstanding anything to the contrary in this Section 7.7(e) or otherwise in this Agreement, to the extent that Parent or its Affiliates has provided misinformation, or Parent’s or its Affiliates omission of information has resulted in misinformation, with respect to any Purchaser Payments, the Companies shall be deemed to be in compliance with the representations contained in Section 4.10(l) and 4.10(m) or the covenant contained herein.

(f) Nothing in this Agreement shall constitute an amendment to, or be construed as amending, any Company Plan or any other employee benefit plan sponsored, maintained or contributed to by the Companies, Parent or any of their respective Subsidiaries. The provisions of this Section 7.7 are for the sole benefit of the Parties and nothing in this Agreement, expressed or implied, is intended or will be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Continuing Employee or other current or former employee of any Company or any of their respective Affiliates), any third-party beneficiary, legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 7.7) under or by reason of any provision of this Agreement. Nothing in this Agreement is intended to prevent Parent, the Surviving Companies or any of their Affiliates (i) from amending or terminating any of their respective employee benefit plans or, after the Effective Time, any Company Plan in accordance with their terms or (ii) after the Effective Time, from terminating the employment of any Continuing Employee.

7.8 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting any other rights that any Indemnified Person may have pursuant to any employment agreement or indemnification agreement in effect on the date hereof and set forth on Section 7.8(a) of the Company Disclosure Letter or entered into in the Ordinary Course following the date hereof in accordance with this Agreement in a form reasonably acceptable to Parent, from the Subsequent Effective Time, the Subsequent Surviving Company and its Subsidiaries shall, and Parent shall cause the Subsequent Surviving Company and its Subsidiaries to, indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Subsequent Effective Time, a director or officer of any Company or any of its Subsidiaries, in each case, when acting in such capacity (the “Indemnified Persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement, of or incurred in connection with any threatened or actual Proceeding to which such Indemnified Person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director or officer of any Company or any of its Subsidiaries or by reason of anything done or not done by such Person in any such capacity, whether pertaining to any act or omission occurring or existing prior to or at, but not after, the Subsequent Effective Time and whether asserted or claimed prior to, at or after the Subsequent Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Mergers, in each case to the fullest extent permitted under applicable Law (and the Subsequent Surviving Company and its Subsidiaries shall, and Parent shall cause the Subsequent Surviving Company and its Subsidiaries to, pay expenses incurred in connection therewith in advance of the final disposition of any such Proceeding to each Indemnified Person to the fullest extent permitted under applicable Law, subject to Section 7.8(c). Without limiting the foregoing, in the event any such Proceeding is brought or threatened to be brought against any Indemnified Persons (whether arising before or after the Subsequent Effective Time), (i) the Indemnified Persons may retain the Companies’ regularly engaged legal counsel or other counsel satisfactory to them, and the Subsequent Surviving Company and its Subsidiaries shall, and following the Subsequent Effective Time, Parent shall cause the Subsequent Surviving Company and its Subsidiaries to, pay all reasonable fees and expenses of such counsel for the Indemnified Persons as promptly as statements therefor are received (subject to Section 7.8(c)), and (ii) the Subsequent Surviving Company and its Subsidiaries shall, and following the Subsequent Effective Time, Parent shall cause the Subsequent Surviving Company and its Subsidiaries to, use their best efforts to assist in the defense of any such matter. Any Indemnified Person wishing to claim indemnification or advancement of expenses under this Section 7.8, upon learning of any such Proceeding, shall notify the Subsequent Surviving Company (but the failure so to notify shall not relieve a Party from any obligations that it may have under this Section 7.8 except to the extent such failure materially prejudices such Party’s position with respect to such claims).

(b) From and after the Subsequent Effective Time, Parent, the Subsequent Surviving Company and its Subsidiaries shall not amend, repeal or otherwise modify any provision in the Organizational Documents of Subsequent Surviving Company or any of its Subsidiaries in any manner that would affect adversely the rights thereunder of any Indemnified Person to indemnification, exculpation and advancement except to the extent required by applicable Law. From the Subsequent Effective Time, Parent shall cause the Subsequent Surviving Company to fulfill and honor any indemnification, expense advancement or exculpation agreements between any Company or any of its Subsidiaries, on the one hand, and any of their directors or officers existing and in effect prior to the date of this Agreement and set forth on Section 7.8(a) of the Company Disclosure Letter or entered into in the Ordinary Course following the date hereof in accordance with this Agreement in a form reasonably acceptable to Parent.

(c) The Subsequent Surviving Company and its Subsidiaries shall, and from the Subsequent Effective Time, Parent shall cause the Subsequent Surviving Company and its Subsidiaries to, indemnify, defend and hold harmless any Indemnified Person against all reasonable costs and expenses (including reasonable attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in Section 7.8(a), relating to the enforcement of such Indemnified Person’s rights under this Section 7.8 or under any charter, bylaw or contract regardless of whether such Indemnified Person is ultimately determined to be entitled to indemnification hereunder or thereunder; provided that the Person to whom costs expenses are advanced provides an undertaking to repay such advances if it is ultimately determined in a final, non-appealable determination by a court of competent jurisdiction that such Person is not entitled to indemnification.

(d) The Companies shall cause to be put in place and fully prepay immediately prior to the Effective Time “tail” insurance policies with a claims period of at least six years from the Effective Time (the “Tail Period”) from an insurance carrier with the same or better credit rating as the Financial Statements Entities’ current insurance carrier with respect to directors’ and officers’ liability insurance (“D&O Insurance”) in an amount and scope at least as favorable as the Financial Statements Entities’ existing policies with respect to matters, acts or omissions existing or occurring at or prior to, but not after, the Effective Time; provided, however, that in no event shall the aggregate cost of the D&O Insurance exceed during the Tail Period 250% of the current aggregate annual premium paid by the Financial Statements Entities for such purpose; and provided, further, that if the cost of such insurance coverage exceeds such amount, the Companies shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(e) In the event that Parent or the Subsequent Surviving Company or any of its successors or assignees (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Subsequent Surviving Company, as the case may be, shall assume the applicable obligations set forth in this Section 7.8. Parent and the Subsequent Surviving Company shall not sell, transfer, distribute or otherwise dispose of any of their assets in a manner that would reasonably be expected to render Parent or the Subsequent Surviving Company unable to satisfy their obligations under this Section 7.8. The provisions of this Section 7.8 are intended to be for the benefit of, and shall be enforceable by, the Parties and each Person entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 7.8, and such Person’s heirs and Representatives. The rights of the Indemnified Persons under this Section 7.8 are in addition to any rights such Indemnified Persons may have under the Organizational Documents of the any Company or any of its Subsidiaries, or under any applicable contracts or Law. The Subsequent Surviving Company shall, and from the Subsequent Effective Time, Parent shall cause the Subsequent Surviving Company to, pay all expenses, including attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 7.8.

7.9 Transaction Litigation. In the event any Proceeding by any Governmental Entity or other Person is brought or, to the knowledge of each Company, threatened in writing against any Company that questions the validity or legality of the Mergers or seeks damages or any injunction in connection therewith, including stockholder litigation, other than the matters governed by Section 7.6 (“Transaction Litigation”), such Company shall promptly notify Parent of such Transaction Litigation and shall keep Parent reasonably informed with respect to the status thereof. Such Company shall give Parent a reasonable opportunity to participate (at Parent’s cost) in the defense or settlement of any Transaction Litigation and shall consult regularly with Parent in good faith and give reasonable consideration to Parent’s advice with respect to such Transaction Litigation; provided that such Company shall not cease to defend, consent to the entry of any judgment, settle or offer to settle any Transaction Litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

7.10 Public Announcements. The initial public announcements or disclosures with respect to the execution of this Agreement shall be separate press releases of the Companies and Parent, each to be reasonably agreed upon by the Parties. No Party shall, and each will cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement, the Mergers or the Parent Stock Issuance, without the prior written approval of the other Party. Notwithstanding the foregoing, a Party, its Subsidiaries or their Representatives may issue a public announcement or other public disclosures (a) required by applicable Law, (b) required by the rules of any stock exchange upon which such Party’s or its Subsidiary’s capital stock is traded or (c) consistent with the final form of the joint press release announcing the Mergers and the investor presentation given to investors on the morning of announcement of the Mergers; provided, in each case, such Party uses reasonable best efforts to afford the other Parties an opportunity to first review the content of the proposed disclosure and provide reasonable comments thereon. No provision in this Agreement shall be deemed to restrict in any manner a Party’s ability to communicate with its employees; provided that prior to any Company or any of its Subsidiaries making any written (or prepared broad-based) communications to the employees of any Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the Mergers and the Parent Stock Issuance or compensation or benefits that are payable or to be provided following the Effective Time, such Company or Subsidiary shall (i) provide Parent with a copy of the intended communication (or written summary of any prepared broad-based oral communication), and (ii) provide Parent a reasonable period of time to review and comment on the communication, and consider any timely comments in good faith. Parent shall not be required by any provision of this Agreement to consult with or obtain any approval from the Companies with respect to a public announcement or press release issued in connection with a Parent Change of Recommendation to the extent such Parent Change of Recommendation is permitted by this Agreement. Notwithstanding the foregoing, the Members may provide ordinary course communications regarding this Agreement and the transactions contemplated hereby to existing or prospective direct and indirect general and limited partners, equity holders, members, managers and investors of Affiliates of such Persons, in each case, who are subject to customary confidentiality restrictions.

7.11 Advice of Certain Matters; Control of Business. Subject to compliance with applicable Law, the Companies and Parent, as the case may be, shall confer on a regular basis with each other and shall promptly advise each other in writing of any change or event having, or which would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be. Except with respect to Antitrust Laws as provided in Section 7.6, the Companies and Parent shall promptly provide each other (or their respective counsel) copies of all filings made by such Party or its Subsidiaries with the SEC or any other Governmental Entity in connection with this Agreement, the Mergers and the Parent Stock Issuance. Without limiting in any way any Party’s rights or obligations under this Agreement, nothing contained in this Agreement shall give any Party, directly or indirectly, the right to control or direct the other Party and their respective Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

7.12 Specified Efforts; Notification.

(a) Except to the extent (and subject in all respects thereto) that the Parties’ obligations are specifically set forth elsewhere in this Article VII (including filings, notifications, required efforts, actions and other matters with respect to Antitrust Laws governed by Section 7.6), upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Mergers and the Parent Stock Issuance, including taking such necessary actions to mitigate or prevent from occurring any Disproportionate Effects by making commitments or taking such actions as would not constitute a Burdensome Condition.

(b) Subject to applicable Law and as otherwise required by any Governmental Entity, the Companies and Parent each shall keep the other reasonably apprised of the status of matters relating to the consummation of the Mergers and the Parent Stock Issuance, including reasonably promptly furnishing the other with copies of notices or other communications received by Parent or the Companies, as applicable, or any of their respective Subsidiaries, from any third party or any Governmental Entity with respect to the Mergers and the Parent Stock Issuance (including those alleging that the approval or consent of such Person is or may be required in connection with the Mergers and the Parent Stock Issuance). The Companies shall give reasonably prompt notice to Parent, and Parent shall give reasonably prompt notice to the Companies, upon becoming aware of (i) any condition, event or circumstance that will result in any of the conditions in Sections 8.2(a) or 8.3(a) not being met, or (ii) the failure by such Party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

7.13 Tax Matters.

(a) Notwithstanding anything to the contrary in this Agreement, all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the transactions contemplated by this Agreement (other than any such Taxes incurred as a result of or in connection with the Restructuring, which Taxes shall be treated as Restructuring Taxes for all purposes of this Agreement) (“Transfer Taxes”) related to any Company and any of its Subsidiaries shall be borne 50 percent by Parent and 50 percent by the Members (pro rata in accordance with their Applicable Percentages). The Party responsible under applicable Law for filing any related Tax Returns and any required change of ownership and similar statements (i) shall, at its own expense, prepare and timely file such Tax Returns or statements, (ii) shall pay such Transfer Taxes shown as due and payable on such Tax Returns (subject to prompt reimbursement by the other Party to the extent applicable) and (iii) shall promptly provide a copy of such Tax Returns or statements to the other Party. Each Party shall, and shall cause their respective Affiliates to, use commercially reasonable efforts in minimizing the incidence of any Transfer Taxes and in the timely filing of any Tax Returns relating to such Transfer Taxes.

(b) For purposes of calculating Pre-Lockbox Date Taxes under this Agreement, the aggregate amount of additional allowance of depreciation deduction under Section 168(k) of the Code (“Bonus Depreciation”) for Pre-Lockbox Date Tax Periods shall not exceed the amount of Bonus Depreciation shown on Exhibit G.

(i) Each Company shall prepare (or cause to be prepared) all Tax Returns of any Company and any of its Subsidiaries for or that include any Pre-Lockbox Date Tax Period that are required to be filed on or prior to the Closing Date (the “Pre-Closing Tax Returns”), and any such Pre-Closing Tax Return of Green Gate Resources Holdings shall be prepared by Deloitte Tax LLP. The costs and expenses of preparing any such Tax Returns will be borne by such Company, including the costs and expenses of any Tax Return preparer retained by such Company. The Members shall deliver or cause to be delivered to Parent, any such Tax Return for its review and comment at least 60 days prior to the date on which such Tax Return is required to be filed (including extensions) (or, if a Tax Return is due within 60 days of the date hereof, otherwise as soon as reasonably practicable). The Members shall accept any reasonable comments submitted in writing by Parent within 20 days after receiving such draft Tax Return, and will deliver such revised Tax Return to Parent at least 10 days prior to the due date (including extensions) of such Tax Return. Each Company and its Subsidiaries will timely file (or cause to be filed) all Tax Returns prepared pursuant to this Section 7.13(b); provided, such Tax Returns shall not be filed without the written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). For purposes of this Section 7.13(b)(i), if the parties cannot reach agreement with respect to any dispute regarding any Pre-Closing Tax Returns, the dispute resolution procedures provided in Section 3.3(c) shall apply, mutatis mutandis.

(ii) Parent shall prepare (or cause to be prepared) all Tax Returns of any Company and any of its Subsidiaries for or that include any Pre-Lockbox Date Tax Period that are not also Pre-Closing Tax Returns (“Post-Closing Tax Returns”), and any such Post-Closing Tax Return of Green Gate Resources Holdings shall be prepared by Deloitte Tax LLP. The costs and expenses of preparing any such Tax Returns will be borne by Parent, including the costs and expenses of any Tax Return preparer retained by the Parent. Parent shall deliver or cause to be delivered to the Members any such Tax Return for their review and comment at least 60 days prior to the date on which such Tax Return is required to be filed (including extensions) (or, if such Tax Return is required to be filed within 60 days from the date hereof, as soon as reasonably practicable). Parent shall accept any reasonable comments with respect to any Pre-Lockbox Date Taxes shown on such Tax Returns submitted in writing by the Members within 20 days after receiving such draft Tax Return, and will deliver such revised Tax Return to the Members at least 10 days prior to the due date (including extensions) of such Tax Return. Parent will timely file (or cause to be filed) all Tax Returns prepared pursuant to this Section 7.13(b)(ii); provided, such Tax Returns shall not be filed without the written consent of the Members (such consent shall be limited solely to any Pre-Lockbox Date Taxes shown on such Tax Returns and not to be unreasonably withheld, conditioned or delayed).

(iii) Except as required by applicable Law, Parent shall prepare (or cause to be prepared) any Tax Returns of any Company and any of its Subsidiaries that include any amount of Restructuring Taxes (the “Restructuring Tax Returns”). The costs and expenses of preparing any such Tax Returns will be borne by Parent, including the costs and expenses of any Tax Return preparer retained by Parent. Parent shall deliver or cause to be delivered to the Members any such Tax Return for their review and comment at least 60 days prior to the date on which such Tax Return is required to be filed (including extensions) (or, if such Tax Return is required to be filed within 60 days of the Closing Date, as soon as reasonably practicable), provided that if such Restructuring Tax Return is required to be filed with respect to Parent on a consolidated, combined or unitary basis, only the portion of such Tax Return reflecting Restructuring Taxes shall be delivered. Parent shall accept any reasonable comments with respect to any Restructuring Taxes shown on such Tax Returns submitted in writing by the Members within 20 days after receiving such draft Tax Return, and will deliver such revised Tax Return (or portion thereof) to the Members at least 10 days prior to the due date (including extensions) of such Tax Return. Parent will timely file (or cause to be filed) all Tax Returns prepared pursuant to this Section 7.13(b)(iii); provided, such Tax Returns shall not be filed without the written consent of the Members (such consent shall be limited solely to any Restructuring Taxes shown on such Tax Returns and not to be unreasonably withheld, conditioned or delayed).

(iv) For purposes of this Agreement, in the case of any taxable period beginning on or before and ending after December 31, 2023, Taxes attributable to the portion of such taxable period ending on and including December 31, 2023 shall: (1) in the case real property Taxes, personal property Taxes, intangible property taxes and similar ad valorem Taxes, be equal to the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days during such taxable period that are in the Pre-Lockbox Date Tax Period and the denominator of which is the number of days in such taxable period and (2) in the case of any other Taxes, be computed as if such taxable period hypothetically for the Companies and their Subsidiaries ended as of the close of business on December 31, 2023.

(v) Upon receipt of any written notice of any Member Taxes payable or otherwise shown on a Pre-Closing Tax Return or a Post-Closing Tax Return (A) for which Sellers have an indemnification obligation pursuant to Section 10.2 and (B) that have not been taken into account in the calculation of the Estimated Member Tax Amount or Closing Date Member Tax Amount under Section 3.3, each Member shall severally (and not jointly and severally), within ten days of receiving such notice, pay to Parent, by wire transfer of immediately available funds to an account designated in writing by Parent, the applicable amount reflected on such notice. Any amount paid pursuant to the immediately preceding sentence and any shares of Parent Common Stock issued pursuant to Section 7.13(h) shall be treated by the Parties as adjustments to the Aggregate Consideration paid hereunder for Tax purposes.

(vi) As soon as practicable after the end the taxable year that includes the Closing Date, but in no event later than July 31st of the following year, Parent shall deliver, or cause to be delivered, to IKAV Co-Invest Member its Schedule K-1 with respect to IKAV Co-Invest (along with any corresponding or similar state, local or foreign income tax forms) for such taxable year and such other information as may be reasonably necessary for the preparation of its (or its direct or indirect owners’) federal, state, local and foreign income tax returns for such taxable year.

(vii) Parent shall prepare all other Tax Returns in its sole discretion.

(c) If any inquiry, claim, assessment, audit, or similar event with respect to Taxes shall be made by any Taxing Authority, which, if successful, would reasonably be expected to result in an indemnity payment to Parent pursuant to Section 10.2, Parent, the Company and its Subsidiaries, on the one hand, and the Members, on the other hand, shall promptly notify each other upon receipt by such Party of written notice of such inquiry, claim, assessment, audit or similar events (any such inquiry, claim, assessment, audit or similar event, a “Tax Contest”). Upon written notice to Parent, the Members shall control any and all such Tax Contests. The Members shall keep Parent reasonably informed of any material developments or communications relating to any such Tax Contest, and Parent shall be entitled to participate (with counsel of its choosing and at its own cost and expense) in such Tax Contest. If the Members decline to control any such Tax Contest, Parent shall control such Tax Contest and shall keep the Members reasonably informed of any material developments or communications relating to any such Tax Contest, and the Members shall be entitled to participate (with counsel of its choosing and at its own cost and expense) in such Tax Contest. Neither the Members nor, solely to the extent that Members have participated in such Tax Contest, Parent, shall settle or compromise any such Tax Contest without the written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) In the sole discretion of Parent, each Company that is treated as a partnership for U.S. federal tax purposes and each Partnership Subsidiary of such Company shall make an election under Section 754 for the taxable period including the Closing Date to the extent such election is not already in effect with respect to such Partnership Subsidiary.

(e) In its sole discretion, Parent shall make, to the extent legally permissible, a “push-out election” under Section 6226 of the Code with respect to IKAV Co-Invest or any of its Partnership Subsidiaries in any taxable period including the Closing Date, and IKAV Co-Invest Member shall cooperate with each such election, including taking any action reasonably requested by Parent with respect thereto.

(f) For the taxable year in which the Closing occurs, each Company shall cause each of its Partnership Subsidiaries to, (i) to the maximum extent permitted by applicable Law, treat all applicable taxable periods as ending on the Closing Date, and (ii) if any Partnership Subsidiary is required to file a Tax Return for any Straddle Period, allocate between the Pre-Closing Tax Period and the Post-Closing Tax Period of such Straddle Period all items of income, gain, loss, deduction and credit of such Partnership Subsidiary, as applicable, attributable to the Equity Interests using the interim closing of the books method set forth in Section 706(d) of the Code and the Treasury Regulations promulgated thereunder, provided that to the extent permitted under applicable Law at a more-likely-than-not or greater level of comfort, all Transaction Tax Deductions shall be allocated to the Pre-Closing Tax Period.

(g) Following the Closing, the Members and Parent shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Section 7.13. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Taxing Authorities; provided, Parent shall not be required under this Section 7.13(g) to provide any Tax Returns required to be filed with respect to Parent on a consolidated, combined or unitary basis.

(h) The Members of each Company shall be entitled to any refund or credit of Taxes of such Company attributable to Member Taxes or Taxes for which such Members provided an indemnity payment to Parent pursuant to Section 10.2, which refund or credit is actually recognized by Parent or its Affiliates (including such Company) in cash (or as an offset to tax payments) after the Closing, net of any costs (including Taxes) to Parent and its Affiliates attributable to the obtaining and receipt of such refund or credit. Parent shall, within ten days following the receipt or recognition of such refund or credit, issue to such Members a number of shares of Parent Common Stock determined in accordance with the computation methodology under Section 3.3(e) as if the amount of such refund or credit were a positive Pre-Lockbox Date Tax Adjustment Amount. To the extent reasonably requested by any Member, Parent will reasonably cooperate with such Member in obtaining such refund or credit, provided that Parent shall not be obligated to file any amended Tax Returns or refund claims to the extent such amended Tax Return or refund claim could, determined in Parent’s reasonable discretion (exercised in good faith), increase the amount of Taxes or other costs for which Parent could be liable without indemnification therefor. To the extent such refund or credit is subsequently disallowed or required to be returned to the applicable Taxing Authority, such Member agrees promptly to repay the amount of such refund or credit, together with any interest, penalties or other additional amounts imposed by such Taxing Authority, to Parent. For the avoidance of doubt, to the extent a refund is attributable to an amount of Bonus Depreciation being claimed in a Pre-Lockbox Date Tax Period in excess of the amount set forth in Exhibit G, no Member shall be entitled to such refund.

(i) Without the Members’ prior written consent, not to be unreasonably withheld, conditioned or delayed, Parent shall not, and shall not cause or permit any of its Affiliates (including the Companies and their Subsidiaries) to take any of the following actions (i) file, re-file or amend any Pre-Closing Tax Return, Post-Closing Tax Return or Restructuring Tax Return, (ii) make or change any Tax election or accounting method or practice with respect to, or that has retroactive effect to, any Pre-Closing Tax Return, Post-Closing Tax Return or Restructuring Tax Return, or (iii) make any voluntary disclosures to, or initiate discussions or examinations with, Taxing Authorities regarding Taxes with respect to any Pre-Closing Tax Return, Post-Closing Tax Return or Restructuring Tax Return, in each case, to the extent such action would reasonably be expected to result in an indemnity payment to Parent pursuant to Section 10.2.

(j) To the extent that any amount is required to be deducted and withheld for Taxes with respect to the Restructuring under applicable Law, (i) for the avoidance of doubt, such amount of deduction and withholding shall be treated as a Restructuring Tax for all purposes of this Agreement, (ii) unless such Taxes are taken into account in the calculation of the Estimated Member Tax Amount or Closing Date Member Tax Amount under Section 3.3, the applicable Members shall timely pay such amount (or cause such amount to be paid) to the appropriate Taxing Authority in accordance with applicable Law or use commercially reasonable efforts to cooperate with Parent in the timely payment of such withholding Taxes and filing of any Tax Returns relating to such withholding Taxes, (iii) if any such withholding Taxes are paid by any Member, such Member shall promptly provide (or cause to be provided) to Parent evidence of such payment reasonably satisfactory to Parent, and (iv) to the extent any Member claims benefits under an applicable Tax treaty with respect to such deduction and withholding, the Company which such Member owns shall collect from the Member the applicable IRS Form W-8BEN-E of the Member reflecting such claim of Tax treaty benefits and shall hold such Form on the Closing Date and deliver such form to Parent.

(k) For U.S. federal and applicable state and local income Tax purposes,

(i) The Parties acknowledge and agree that (A) the IKAV Merger and the applicable Subsequent Merger shall be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, (B) each of Parent, IKAV Merger Sub, Subsequent Merger Sub, IKAV Member, and IKAV Blocker is a party to such reorganization within the meaning of Section 368(b) of the Code, (C) this Agreement shall constitute, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) and Treasury Regulations Section 1.368-3(a), and (D) IKAV Member shall be treated as transferring a “United States real property interest” on which gain is realized solely for a “United States real property interest” which, immediately following the exchange, would be subject to United States taxation upon its disposition (within the meaning of Treasury Regulations Section 1.897-6T(a)(1), (clauses (A), (B), (C) and (D), collectively, the “IKAV Intended Tax Treatment”). Each of IKAV Member and Parent shall use its reasonable best efforts to deliver to the other Party, a tax representation letter, dated as of the Closing Date, substantially in the form of Exhibit H attached hereto.

(ii) The Parties acknowledge and agree that (A) the CPP Merger and the applicable Subsequent Merger shall be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, (B) each of Parent, CPP Merger Sub, Subsequent Merger Sub, CPP Member, and CPP Blocker is a party to such reorganization within the meaning of Section 368(b) of the Code and (C) this Agreement shall constitute, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) and Treasury Regulations Section 1.368-3(a) (clauses (A), (B) and (C), collectively, the “CPP Intended Tax Treatment”). Each of CPP Member and Parent shall use its reasonable best efforts to deliver to the other Party, a tax representation letter, dated as of the Closing Date, substantially in the form of Exhibit H attached hereto.

(iii) The Parties acknowledge and agree that (A) the IKAV Co-Invest Blocker 1 Merger and the applicable Subsequent Merger shall be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, (B) each of Parent, COI Merger Sub 2, the Subsequent Merger Sub, IKAV Co-Invest 1 Member, and IKAV Co-Invest Blocker 1 is a party to such reorganization within the meaning of Section 368(b) of the Code and (C) this Agreement shall constitute, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) and Treasury Regulations Section 1.368-3(a) (clauses (A), (B) and (C), collectively, the “IKAV Co-Invest 1 Intended Tax Treatment”).

(iv) The Parties acknowledge and agree that (A) the IKAV Co-Invest Blocker 2 Merger and the applicable Subsequent Merger shall be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, (B) each of Parent, COI Merger Sub 3, the Subsequent Merger Sub, IKAV Co-Invest 2 Member, and IKAV Co-Invest Blocker 2 is a party to such reorganization within the meaning of Section 368(b) of the Code and (C) this Agreement shall constitute, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) and Treasury Regulations Section 1.368-3(a) (clauses (A), (B) and (C), collectively, the “IKAV Co-Invest 2 Intended Tax Treatment”, and together with the IKAV Intended Tax Treatment, the CPP Intended Tax Treatment and the IKAV Co-Invest 1 Intended Tax Treatment, the “Intended Tax Treatment”).

(v) The Parties shall use their respective reasonable best efforts to cause the Mergers to qualify for the Intended Tax Treatment and shall not take any action, cause any action to be taken, or fail to take any action that is reasonably likely to prevent, impair or impede the Intended Tax Treatment. Each Party shall promptly notify the other Parties in writing if, before the Closing Date, such Party knows or has reason to believe that the Mergers may not qualify for the Intended Tax Treatment. The Parties shall file all Tax Returns consistently with the Intended Tax Treatment, unless otherwise required pursuant to any change in applicable Law after the Closing or a “determination” within the meaning of Section 1313(a) of the Code.

7.14 Financing.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Financing as promptly as practicable following the date of this Agreement and to consummate the Financing on the Closing Date on the terms and conditions described in or contemplated by the Commitment Letter (including any “flex” provisions) to the extent required, when taken together with cash or cash equivalents held by Parent and the Companies on the Closing Date and the other sources of funds available to Parent on the Closing Date, to pay the Required Amounts, including using reasonable best efforts to (i) maintain in effect the Commitment Letter and not cancelling any commitments under the Commitment Letter to the extent required, when taken together with cash or cash equivalents held by Parent and the Companies on the Closing Date and the other sources of funds available to Parent on the Closing Date, to pay the Required Amounts, (ii) satisfy or obtain waiver of, on or prior to the Closing Date, all Financing Conditions that are within the control of Parent or any of its controlled Affiliates, (iii) negotiate, execute and deliver Financing Documents that reflect the terms contained in the Commitment Letter (including any “market flex” provisions related thereto) or on such other terms acceptable to Parent and its Financing Sources, (iv) in the event that all Financing Conditions have been satisfied or waived, cause the applicable Financing Sources providing the Financing contemplated by the Commitment Letter to fund on the Closing Date the portion of the Financing contemplated by the Commitment Letter required to pay the Required Amounts. Parent shall give the Companies prompt notice of any material breach or repudiation by any party to any Commitment Letter of which Parent or its Affiliates become aware. In the event a Financing Failure Event occurs (A) Parent shall promptly notify the Companies in writing and (B) Parent shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, alternative financing for any such portion from alternative Financing Sources (the “Alternative Financing”) in an amount, when taken together with cash or cash equivalents held by Parent and the Companies on the Closing Date and the other sources of funds available to Parent on the Closing Date, no less than the Required Amount (which shall not contain new or additional conditions to the consummation of such Alternative Financing) and which would not reasonably be expected to prevent, impede or delay the consummation of the transactions contemplated by this Agreement. Parent shall keep the Companies informed on a reasonably current basis of the status of its efforts to arrange the Financing. Parent shall not (without the prior written consent of each Company, such consent not to be unreasonably withheld, delayed or conditioned) consent or agree to any amendment, replacement, supplement or modification to, or any waiver of any provision under, the Commitment Letter or the definitive agreements relating to the Financing (including, for the avoidance of doubt, any Alternative Financing) if such amendment, replacement, supplement, modification or waiver (1) decreases the aggregate amount of the Financing to an amount that would be less than an amount that would be required, when taken together with cash or cash equivalents held by Parent and the Companies on the Closing Date and the other sources of funds available to Parent on the Closing Date, to pay the Required Amount, (2) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Financing, or (3) would reasonably be expected to prevent, impede or delay the consummation of the transactions contemplated by this Agreement; provided, however, that, for the avoidance of doubt, Parent may amend, replace, supplement and/or modify the Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto who had not executed the Commitment Letter as of the date of this Agreement or increase the amount of commitments under the Commitment Letter. Upon any amendment, supplement or modification of the Commitment Letter, Parent shall provide a copy thereof to the Companies (with only fee amounts and other economic terms, and the rates and amounts included in the “flex” provisions, redacted, none of which redacted provisions would adversely affect the conditionality, enforceability, termination or amount of the Financing contemplated by the Commitment Letter as so amended, supplemented or modified) and, to the extent such amendment, supplement or modification has been made in compliance with this Section 7.14, the term “Commitment Letter” shall mean the Commitment Letter as so amended, replaced, supplemented or modified. Notwithstanding the foregoing, compliance by Parent with this Section 7.14 shall not relieve Parent of its obligation to consummate the transactions contemplated by this Agreement whether or not the Financing is available and Parent acknowledges that this Agreement and the transactions contemplated hereby are not contingent on Parent’s ability to obtain the Financing or any specific term with respect to such Financing. To the extent Parent obtains Alternative Financing pursuant to this Section 7.14, or amends, replaces, supplements, modifies or waives any of the Financing pursuant to this Section 7.14, references to “Financing” shall include the financing contemplated by any Alternative Financing and references to “Commitment Letter”, “Debt Fee Letter”, “Financing Documents”, “Financing Sources”, or “Financing” shall include the documents (or commitments or financing sources, as applicable) in connection with any Alternative Financing, the commitments thereunder and the agreements with respect thereto, or the Financing as so amended, replaced, supplemented, modified or waived, and such Alternative Financing shall be required to comply with the provisions of this Agreement to the same extent as the Financing.

(b) From the date of this Agreement until the earlier of the Closing Date or the valid termination of this Agreement in accordance with its terms, the Companies shall, and shall cause their Subsidiaries to, and shall use their reasonable best efforts to cause their respective Representatives to, use reasonable best efforts to provide to Parent such cooperation as is reasonably requested by Parent in connection with arranging, underwriting, obtaining, syndicating and consummating the Financing (or Alternative Financing obtained in accordance with Section 7.14). Such assistance shall include the following, each of which shall be at Parent’s request with reasonable prior notice and at Parent’s sole cost and expense: (i) promptly furnishing Parent and the Financing Parties with (A) such financial statements, financial data, audit reports and other pertinent information regarding the Companies and their Subsidiaries of the type required by the Commitment Letter to satisfy a Financing Condition, such financial statements to include (1) audited combined balance sheets and related statements of operations, comprehensive income (loss), equity and cash flows and related notes thereto of the Financial Statement Entities (or, at the Companies’ option, such other presentation as may be required to be included in the Proxy Statement) for the two fiscal years most recently ended at least 60 days prior to the Closing Date and (2) unaudited combined balance sheets and related statements of income (loss), equity and cash flows and related notes thereto of the Financial Statement Entities (or, at the Companies’ option, such other presentation as may be required to be included in the Proxy Statement) for each subsequent fiscal quarter ended at least 40 days prior to the Closing Date (other than the fourth fiscal quarter of any fiscal year), in each case, with respect to this clause (2), with comparative financing information for the equivalent period of the prior year, (B) information regarding the Companies and their Subsidiaries customarily included in information memoranda and other syndication materials for reserve based revolving credit facilities and term loan facilities, (C) solely with respect to financial information and data derived from each Company’s and its Subsidiaries’ historical books and records, such other historical financial and other data regarding the Companies and their Subsidiaries required by Parent to permit Parent to prepare customary pro forma financial statements (provided that the Companies shall not be responsible for the preparation of any pro forma financial statements or pro forma adjustments thereto) and (D) such information reasonably required relating to the Companies’ and their Subsidiaries’ oil and gas reserves that meet the requirements for customary offering documents for private placements of non-convertible high-yield bonds pursuant to Rule 144A under the Securities Act in a “Rule 144A-for-life” offering and reserve based credit facility lenders, including with respect to the underlying property interests held by the Companies and their Subsidiaries (and including, for the avoidance of doubt, reserve reports evaluating the proved reserves and proved developed reserves of the Companies and their Subsidiaries to the extent provided to lenders under either or both of the Company Credit Agreements) (collectively, the “Required Information”); provided that, without limiting the foregoing, the Companies shall not be obligated to provide (or be deemed to require the Companies or their Subsidiaries to prepare) any information that constitutes Debt Financing Excluded Information, (ii) making senior management of the Financial Statements Entities available at reasonable times and locations and upon reasonable prior notice, to participate in a reasonable number of meetings (including one-on-one meetings or conference calls with Financing Sources and potential financing parties), drafting sessions, presentations, road shows, rating agency presentations and due diligence sessions and other syndication activities, in each case which shall be telephonic or held by videoconference (unless otherwise reasonably agreed) and at reasonable times and with reasonable advance notice, (iii) assisting with the preparation and negotiation of the Financing Documents, (iv) providing reasonable and customary assistance to Parent and its Financing Sources in the preparation of (A) customary offering documents, offering memoranda, syndication documents and other customary syndication and marketing documents and (B) materials for rating agency presentations, (v) cooperating with the marketing efforts of Parent and the Financing Sources, including, to the extent applicable, obtaining representation and authorization letters and arranging for customary auditor and reserve engineer consents for use of the Required Information and other financial data in the marketing and offering documentation, (vi) using reasonable best efforts to facilitate customary cooperation and assistance of the Companies’ and their Subsidiaries’ independent auditors, reserve engineers and internal and external counsel of the Companies and their Subsidiaries including in connection with “comfort” letters and opinions of counsel to be delivered in connection with the Financing, including by (A) using reasonable best efforts to cause the Companies’ and their Subsidiaries’ independent auditors and reserve engineers to provide customary “comfort” letters (including “negative assurance” comfort, if appropriate) in connection with any capital markets transaction comprising a part of the Financing to the applicable Financing Parties and to participate in a reasonable number of due diligence sessions and (B) providing customary back-up certificates with respect to oil and gas reserves and financial data for which auditor and reserve engineer “comfort” is not provided, provided that no Sponsor, or individual on behalf of a Sponsor, will be required to deliver such back-up certificate, (vii) using reasonable best efforts to cooperate with internal and external counsel of Parent or any Financing Sources by providing factual information necessary for any customary legal opinion and any accompanying customary back-up certificate that such counsel of Parent or Financing Source may require in order to deliver such legal opinion in connection with the Financing, including using reasonable best efforts to provide all requisite information concerning the Companies’ and their Subsidiaries’ oil and gas reserves and collateral matters for reserve based revolving credit facilities and other secured financing, (viii) executing and delivering any Financing Documents, provided that no such Financing Document shall be effective prior to the Closing Date, (ix) providing the Financing Deliverables (as and when required in the definition thereof) and other customary documents as may be reasonably requested by Parent or the Financing Sources, and otherwise assisting in facilitating the creation and perfection of the security interests in the collateral contemplated by the Financing, provided that no such document or certificate or the creation or perfection of any security interest in any of the equity of or assets owned by the Companies and their Subsidiaries shall be effective prior to the Closing Date and (x) taking such corporate and other actions as are reasonably requested by Parent to facilitate the satisfaction on a timely basis of the Financing Conditions set forth in the Commitment Letter that are within its control.

Notwithstanding the foregoing, nothing in this Section 7.14(b) shall require any such action to the extent it (1) would unreasonably or materially interfere with the business or operations of any Company or any of its Subsidiaries or require any Company or any of its Subsidiaries to agree to pay any fees, reimburse any expenses or incur any liability or obligation (including any indemnification obligation) in any case prior to the Closing Date, other than fees, expenses, liabilities and obligations that are subject to reimbursement or indemnification pursuant to Section 7.14(f) below, (2) would require any Company or any of its Subsidiaries or their Representatives or Affiliates or Financing Sources to execute, deliver or enter into, or perform any Financing Document, prior to the Closing (other than customary authorization letters, customary representation letters and customary auditors’ and reserve engineers’ “comfort” and/or negative assurance letters), (3) could subject any director, manager, officer or employee of any Company or any of its Subsidiaries to any actual or potential personal liability other than liabilities that are subject to indemnification pursuant to Section 7.14(f) below, (4) would reasonably be likely to cause any representation or warranty in this Agreement to be breached, cause any condition to the Closing to fail to be satisfied or otherwise cause any breach of this Agreement or (5) would require the delivery of any legal opinions, (x) none of the board of directors (or other similar governing body) of each Company shall be required to adopt resolutions approving the Financing Documents, in each case, the effectiveness of which is not contingent on the occurrence of the Closing and (y) no Company nor any of its Subsidiaries shall be required to provide any information to the extent it (1) would violate applicable material Law or the provisions of any material contract to which such Company or its Subsidiaries is a party or any Organizational Document applicable to such Company or its Subsidiaries, (2) could result in the loss of any attorney-client or other legal privilege as determined by such Company in good faith (in consultation with its counsel); or (3) would violate any applicable confidentiality obligation of such Company or its Subsidiaries in effect as of the date of this Agreement, in the case of each of clauses (1) through (3), so long as such Company provides Parent written notice of any information so withheld and reasonably cooperates with Parent in seeking to allow disclosure of such information in a manner that is not reasonably likely to cause such violation of material Law or material contract, result in the loss of such attorney-client or other legal privilege or violate any such confidentiality obligation.

(c) From the date hereof through the Effective Time, at Parent’s prior written request, each Company shall use its reasonable best efforts to cooperate with, and provide all reasonable assistance to, Parent in connection with such actions as are necessary or desirable (as determined by Parent in consultation with the Company) to take to retire, repay, defease, repurchase, redeem, satisfy and discharge, cancel or otherwise terminate effective at or immediately after the Effective Time, some or all amounts outstanding under the Company Credit Agreements, and, in each case, any replacement indebtedness with respect to such facilities, which cooperation and assistance shall include (A) the repayment or prepayment of any amounts outstanding under the Company Credit Agreements on or after the Closing Date, including, in each case, by preparing and submitting, prior to the Closing Date, customary notices in respect of any such repayment or prepayment; provided that the repayment or prepayment shall be contingent upon the occurrence of the Effective Time unless otherwise agreed in writing by each Company, and (B) obtaining from the applicable lenders and/or agents customary payoff letters, Encumbrances and guarantee releases or instruments of termination or discharge in respect of the existing indebtedness of each Company and its Subsidiaries, including in respect of indebtedness under the Company Credit Agreements.

(d) Each Company shall timely make all notices, and timely take all such other actions, required to be made by it pursuant to the Company Credit Agreements in connection with this Agreement or any of the transactions contemplated hereby.

(e) All documentation prepared by the Companies, the Companies’ Subsidiaries or the Representatives of any of the foregoing in connection with this Section 7.14 shall be subject to the prior review, comment and approval of Parent.

(f) Parent (i) will promptly, following the valid termination of this Agreement and upon request by the Companies, reimburse the Companies and their Subsidiaries for all reasonable and documented out-of-pocket costs and expenses (including (A) reasonable and documented outside attorneys’ fees and (B) reasonable and documented fees and expenses of the Companies’ accounting firms engaged to assist in connection with the Financing, including performing additional requested procedures, reviewing any offering documents, participating in any meetings and providing any comfort letters) incurred by the Companies and their Subsidiaries in connection with any cooperation of the Companies and their respective affiliates requested by Parent under this Section 7.14 (provided that such reimbursement shall not include general auditor and legal expenses that the Companies would have incurred regardless of whether cooperation was requested pursuant to this Section 7.14), (ii) acknowledges and agrees that, except for obligations from and after the Closing that arise under the definitive agreements governing the Financing or closing certificates relating to the Financing, the Companies, their respective Subsidiaries and their respective Representatives shall not have any responsibility for, or incur any liability to, any Person under any arrangement with respect to the Financing that Parent may request in connection with the transactions contemplated by this Agreement and (iii) will indemnify and hold harmless the Companies and their Subsidiaries and their respective affiliates from and against any and all losses actually suffered or incurred by any of them of any type in connection with the arrangement of any Financing and any information provided or used in connection therewith (other than information provided by any Company and its Subsidiaries for inclusion in connection with the Financing or to the extent arising from the willful misconduct, gross negligence or fraud of any Company or any of its Subsidiaries or any of their affiliates or Representatives).

(g) Each Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage any Company or any of its Subsidiaries or any Company’s or any of its Subsidiaries’ reputation or goodwill.

(h) Notwithstanding anything to the contrary herein, (i) it is understood and agreed that the condition precedent set forth in Section 8.2, as applied to the Company’s obligations under this Section 7.14, shall be deemed to be satisfied unless the Financing has not been obtained as a direct result of the Company’s Willful and Material Breach of its obligations under this Section 7.14 and (ii) Parent and each Merger Sub each acknowledges and agrees that obtaining the Financing is not a condition to any of their obligations under this Agreement.

7.15 Termination of Company Related Party Agreements. The Companies, the Members and their respective Affiliates shall take all actions necessary to (i) terminate all Company Related Party Agreements, with such termination to be effective as of the Closing and (ii) cause all liabilities of any Company and any of its

Subsidiaries under any and all Company Related Party Agreements to be extinguished immediately prior to the Closing, without any payment by or liability of any Company or any of its Subsidiaries therefor following the Closing.

7.16 Stock Exchange Listing. Parent shall take all actions reasonably necessary to cause the Parent Common Stock to be issued in the Mergers to be approved for listing on the NYSE prior to the Effective Time, subject to official notice of issuance.

7.17 Takeover Law. None of the Parties shall take any action that would cause the Mergers and the Parent Stock Issuance to be subject to requirements imposed by any Takeover Law, and each of the Parties shall take all reasonable steps within its control to exempt (or ensure the continued exemption of) the Mergers and the Parent Stock Issuance from the Takeover Law of any state that purport to apply to this Agreement, the Mergers or the Parent Stock Issuance.

7.18 No Transfer.

(a) Other than pursuant to the Restructuring, until the earlier of the Effective Time and the termination of this Agreement, no Member shall directly or indirectly: (a) sell, convey, transfer, pledge or otherwise encumber or dispose of any Equity Interest or any capital stock or equity interest of any of the Companies’ Subsidiaries; (b) deposit any Equity Interest or any capital stock or equity interest of any of the Companies’ Subsidiaries into a voting trust or enter into a voting agreement or any other arrangement with respect to any such shares or purport to grant any proxy with respect thereto; (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer or other disposition of any Equity Interest or any capital stock or equity interest of any of the Companies’ Subsidiaries; (d) otherwise permit any Encumbrance to be created on any Equity Interest or any capital stock or equity interest of any of the Companies’ Subsidiaries or (e) commit or agree to take any of the foregoing actions (any foregoing actions, a “Transfer”).

(b) Each Company hereby acknowledges the foregoing restrictions on the Transfer of Equity Interests and capital stock or equity interests of any of the Companies’ Subsidiaries. Each Company agrees not to, and to cause its Subsidiaries not to, register any Transfer in violation of this Section 7.18.

7.19 Wrong Pockets. If, following the Closing, (a) Parent, the Subsequent Surviving Company or any of its Subsidiaries becomes aware that any asset or property held by such Person is primarily related to or necessary for the ownership, use, occupancy or operation of the assets to the Members or their Affiliates (the “Member Group”) pursuant to the Restructuring described on Exhibit D and are not used in any material way in connection with the ownership or operation of the assets and businesses of the Subsequent Surviving Company and its Subsidiaries following the Closing, or (ii) any member of the Member Group becomes aware that any asset or property held by such Person is not primarily related to or necessary for the ownership, use, occupancy or operation of the assets and properties that are distributed to the Member Group pursuant to the Restructuring (such assets and properties in the foregoing clauses (a) and (b), a “Wrong Pocket Asset”), then such member of the Member Group, Parent, the Subsequent Surviving Company or its Subsidiaries, as applicable, that holds such Wrong Pocket Asset shall promptly notify the Member Group, Parent, the Subsequent Surviving Company or its Subsidiaries, as applicable, and shall cooperate as soon as reasonably practicable to ensure that such Wrong Pocket Asset is transferred to such member of the Member Group, Parent, the Subsequent Surviving Company or its Subsidiaries, as applicable, without payment of any further consideration to or from the Person to whom the Wrong Pocket Asset is being transferred.

7.20 R&W Insurance Policy. Parent has conditionally bound a R&W Insurance Policy in the form set forth on Exhibit E. With respect to such R&W Insurance Policy:

(a) The R&W Insurance Policy contains a waiver by the insurer of insurer’s rights to bring any claim against the Members and any of their Affiliates, and their respective directors, officers and employees, by way of subrogation, claim for contribution, or otherwise, except in the case of fraud, and such Persons are third-party beneficiaries of such waiver; and

(b) Parent shall not waive or amend, and shall not permit any other Person to waive or amend, the R&W Insurance Policy in a manner inconsistent with Section 7.20(a) without the Members’ prior written consent, which consent, if such waiver or amendment is prejudicial to the Members, the Members may grant or withhold in their sole discretion.

For the avoidance of doubt, Parent acknowledges and agrees that the R&W Insurance Policy is not a condition to the Closing.

7.21 Restructuring. Prior to the Closing, the Companies and their Subsidiaries shall cause the transactions set forth on Exhibit C, in respect of restructuring for tax purposes, and Exhibit D, in respect of the restructuring for distribution of certain real property interests and related assets of the Companies and their Subsidiaries (collectively, the “Restructuring”), to be consummated at the sole cost, liability and expense of the Members as set forth on Exhibit C and Exhibit D, as applicable. Prior to consummation of the Restructuring, the Companies shall provide drafts of the material Restructuring documents to Parent. The Companies shall consider in good faith any reasonable comments provided by Parent in writing to the Members not less than three Business Days prior to consummation of the Restructuring.

7.22 Transition Services Agreement. Prior to the Closing Date, the Members and the Parent shall negotiate in good faith and finalize the form of a transition services agreement (the “Transition Services Agreement”) to be entered into at the Closing pursuant to which certain Subsidiaries of the Members identified therein will provide to the Subsequent Surviving Company and its Subsidiaries, and the Subsequent Surviving Company and its Subsidiaries will provide to such Subsidiaries of the Members, certain transition, migration and separation services mutually agreed upon by the Members and the Parent and consistent in all material respects with the transition, migration and separation services described on Exhibit D.

7.23 Newport Banning Ranch. Following the Closing Date, upon any release of funds from the escrow account established by Newport Banning Ranch LLC (“NBR”) to secure NBR’s remediation obligations, NBR or one of its Subsidiaries shall promptly (and in any event within two Business Days of any such release) pay to GG RE Holdings (as defined in Exhibit D) or its designee an amount equal to 50% of the amount by which such released funds exceeds the amount paid by (i) the Companies and their Subsidiaries from and including January 1, 2024 to and including the Closing Date and (ii) Parent and its Subsidiaries (including NBR) after the Closing Date, in each case, to satisfy such remediation obligations (the “NBR Escrow Payment”). For U.S. federal and applicable state and local income Tax purposes, the Parties intend and agree that Green Gate Resources Parent, LLC shall transfer its right to receive the NBR Escrow Payment to GG RE Holdings in connection with the Restructuring (as described in Exhibit D).

ARTICLE VIII

CONDITIONS PRECEDENT

8.1 Conditions to Each Party’s Obligation to Consummate the Initial Mergers. The respective obligation of each Party to consummate the Initial Mergers is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived jointly by the Parties, in whole or in part, to the extent permitted by applicable Law:

(a) Stockholder Approvals. The Company Member Approvals and the Parent Stockholder Approval shall have been obtained in accordance with applicable Law and the Organizational Documents of each Company and Parent, as applicable.

(b) Regulatory Approvals. Any waiting period applicable to the Initial Mergers and the Parent Stock Issuance under the HSR Act shall have been terminated or shall have expired, the FERC Approval and the Consents set forth on Section 4.4(a) of the Company Disclosure Letter shall have been obtained and shall have become effective in accordance with its terms, in each case, without the imposition of any term, condition, obligation, requirement, limitation, prohibition, remedy, sanction or other action that has resulted in or would reasonably be expected to result in a Burdensome Condition.

(c) No Injunctions or Restraints. No Governmental Entity having jurisdiction over any Party shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Initial Mergers or the Parent Stock Issuance and no Law shall have been adopted that makes consummation of the Initial Mergers or the Parent Stock Issuance illegal or otherwise prohibited.

(d) NYSE Listing. The shares of Parent Common Stock issuable to the holders of Equity Interests pursuant to this Agreement shall have been authorized for listing on the NYSE, upon official notice of issuance.

8.2 Additional Conditions to Obligations of Parent and Initial Merger Subs. The obligations of Parent and Initial Merger Subs to consummate the Initial Mergers are subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived exclusively by Parent, in whole or in part, to the extent permitted by applicable Law:

(a) Representations and Warranties of the Companies and the Members. (i) The representations and warranties of each Company set forth in the first sentence of Section 4.1 (Organization, Standing and Power), Section 4.2(a) (Capital Structure), the third sentence and fifth sentence of Section 4.2(b) (Capital Structure), Section 4.3(a) (Authority; No Violations; Consents and Approvals), Section 4.5(e) (Financial Statements), Section 4.6(a) (Absence of Certain Changes or Events), Section 4.21 (Brokers) and Section 4.26 (Accredited Investors) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except, with respect to Section 4.2(a) and the third sentence and fifth sentence of Section 4.2(b), for any De Minimis Inaccuracies and, with respect to Section 4.5(e), for inaccuracies that are immaterial) (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), and (ii) all other representations and warranties of each Company set forth in Article IV shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct in all respects only as of such date or period of time), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality”, “in all material respects” or “Company Material Adverse Effect”) have not, and would not reasonably be expected, individually or in the aggregate, to have, individually or in the aggregate, a Company Material Adverse Effect. The representations and warranties of each Member set forth in Article V shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made on and as of the Closing date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), except as would not, individually or in the aggregate, prevent such Member from performing such Member’s obligations under this Agreement.

(b) Performance of Obligations of the Companies and Members. Each Company and Member shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c) Compliance Certificate. Parent shall have received a certificate of each Company and Member signed by an executive officer of such Company or Member, dated the Closing Date, confirming that the conditions in Sections 8.2(a) and (b) have been satisfied in respect of such Company or Member and that the conditions in Sections 8.2(d), (e) and (h) have been satisfied.

(d) Company Related Party Agreements. The Companies and their respective Affiliates shall have (i) terminated all Company Related Party Agreements of each Company, with such termination to be effective as of the Closing and (ii) caused all liabilities of the Companies and their Subsidiaries under any and all Company Related Party Agreements to be extinguished immediately prior to the Closing, without any payment by or liability of any Company or any of its Subsidiaries therefor, other than the payments or liabilities not exceeding $100,000 in the aggregate.

(e) Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

(f) Registration Rights Agreement; Stockholder Agreements; Transition Services Agreement. Each applicable Member shall have delivered, or caused to be delivered, to Parent a counterpart to (i) the Registration Rights Agreement, (ii) a Stockholder Agreement and (iii) the Transition Services Agreement, in each case, duly executed by the Members or their Affiliates party thereto.

(g) Tax Forms. Each of CPP Member and IKAV S.a.r.l shall have delivered, or caused to be delivered, to Parent a properly completed and duly executed notice, substantially in the form of Exhibit F hereto, that meets the requirements of Treasury Regulations Section 1.1445-2(d)(2). CPP Member shall have delivered, or caused to be delivered, to Parent a properly completed and duly executed IRS Form W-8EXP, in a form reasonably acceptable to Parent, certifying that CPP Member is not a foreign person for purposes of Section 1445. Each Member other than CPP Member and IKAV S.a.r.l shall have delivered, or caused to be delivered, to Parent a properly completed and duly executed certificate, in a form reasonably acceptable to Parent, certifying that the applicable Member is not a foreign person for purposes of Section 1445 and Section 1446(f) of the Code (including, as applicable, an IRS Form W-9).

(h) Restructuring. The Restructuring shall have been completed in accordance with its terms.

8.3 Additional Conditions to Obligations of the Companies. The obligation of each Company to consummate the Initial Mergers is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived exclusively by each Company, in whole or in part, to the extent permitted by applicable Law:

(a) Representations and Warranties of Parent and Merger Subs. (i) The representations and warranties of Parent and Merger Subs set forth in the first sentence of Section 6.1 (Organization, Standing and Power), Section 6.2(a) (Capital Structure), the second sentence, fifth sentence and seventh sentence of Section 6.2(b) (Capital Structure), Section 6.3(a) (Authority; No Violations; Consents and Approvals), Section 6.6 (Absence of Certain Changes or Events), Section 6.14 (Opinion of Financial Advisor) and Section 6.15 (Brokers) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except, with respect to Section 6.2(a) and the second sentence, fifth sentence and seventh sentence of Section 6.2(b) for any De Minimis Inaccuracies) (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), (ii) all other representations and warranties of Parent and Merger Subs set forth in Section 6.2(b) (Capital Structure) (except for the third sentence of Section 6.2(b)) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct in all material respects only as of such date or period of time), and (iii) all other representations and warranties of Parent and Merger Subs set forth in Article VI shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality”, “in all material respects” or

“Parent Material Adverse Effect”) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Subs. Parent and each Merger Sub each shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Effective Time.

(c) Compliance Certificate. Each Company shall have received a certificate of Parent signed by an executive officer of Parent, dated the Closing Date, confirming that the conditions in Sections 8.3(a), (b) and (d) have been satisfied.

(d) Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Parent Material Adverse Effect.

(e) Registration Rights Agreement; Stockholder Agreements; Transition Services Agreement. Parent shall have delivered, or caused to be delivered, to the Members counterparts to the (i) Registration Rights Agreement, (ii) Stockholder Agreements and (iii) Transition Services Agreement, in each case, duly executed by Parent or the Subsequent Surviving Company, as applicable.

8.4 Frustration of Closing Conditions. None of the Parties may rely, either as a basis for not consummating the Initial Mergers or for terminating this Agreement, on the failure of any condition set forth in Sections 8.1, 8.2 or 8.3, as the case may be, to be satisfied if such failure was primarily caused by such Party’s breach in any material respect of any provision of this Agreement.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time, whether (except as expressly set forth below) before or after the Parent Stockholder Approval has been obtained:

(a) by mutual written consent of the Companies and Parent;

(b) by either the Companies or Parent:

(i) if any Governmental Entity having jurisdiction over any Party shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Initial Mergers and such order, decree, ruling or injunction or other action shall have become final and nonappealable, or if there shall be adopted any Law that permanently makes consummation of the Initial Mergers illegal or otherwise permanently prohibited; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any Party whose failure to fulfill any material covenant or agreement under this Agreement has been the primary cause of or resulted in the action or event described in this Section 9.1(b)(i) occurring;

(ii) if the Initial Mergers shall not have been consummated on or before 5:00 p.m. Los Angeles time, on November 7, 2024 (the “Initial End Date”, as may be extended pursuant to the immediately succeeding proviso, the “End Date”); provided, however, that (A) (x) if on the Initial End Date all conditions set forth in Article VIII have been satisfied (other than (1) the condition set forth in Section 8.1(b), and (2) those conditions that by their terms are to be satisfied at the Closing (which conditions described in clause (x)(2) are capable of being satisfied at the Closing), then either Parent or the Companies may extend the End Date by three months by delivery of written notice of such extension to the other Party not less than five business days prior to the Initial

End Date (the “First Extension End Date”); and (y) if on the First Extension End Date all conditions set forth in Article VIII have remained satisfied (other than (1) the condition set forth in Section 8.1(b), and (2) those conditions that by their terms are to be satisfied at the Closing (which conditions described in this clause (y)(2) are capable of being satisfied at the Closing), then either Parent or the Companies may extend the First Extension End Date by three months by delivery of written notice of such extension to the other Party not less than five business days prior to the First Extension End Date, (B) if the Debt Marketing Period has begun and has not been completed by the Initial End Date or the First Extension End Date, the Initial End Date or the First Extension End Date, as the case may be, shall be automatically extended through the end of the Debt Marketing Period consistent with Section 2.2(c) in order to facilitate the Closing (and the Parties shall give any such required notice under the Commitment Letter that the Initial End Date or the First Extension End Date, as the case may be, has been extended to be coterminous with the Debt Marketing Period), and (C) the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to any Party whose failure to fulfill any material covenant or agreement under this Agreement has been the primary cause of or resulted in the failure of the Initial Mergers to occur on or before such date;

(iii) in the event of a breach by the other Party of any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of a condition set forth in Sections 8.2(a) or (b) or Section 8.3(a) or (b), as applicable (and such breach is not curable prior to the End Date, or if curable prior to the End Date, has not been cured by the earlier of (i) 30 days after the giving of written notice to the breaching Party of such breach and (ii) two Business Days prior to the End Date) (a “Terminable Breach”); provided, however, that the terminating Party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(iv) if the Parent Stockholder Approval shall not have been obtained upon a vote held at a duly held Parent Stockholders Meeting, or at any adjournment or postponement thereof; or

(c) by the Companies if, prior to obtaining the Parent Stockholder Approval, the Parent Board shall have made a Parent Change of Recommendation; provided however, that no termination may be effected under this Section 9.1(c) after the Parent Stockholder Approval has been obtained; or

(d) by the Companies if (i) all the conditions set forth in Section 8.1 and Section 8.2 have been satisfied or waived (other than such conditions which by their terms are not capable of being satisfied until the Closing Date, subject to such conditions being capable of being satisfied as of the Closing Date), (ii) each Company has irrevocably confirmed by written notice to Parent that the Companies are ready, willing and able to consummate the Initial Mergers and (iii) Parent does not consummate the Initial Mergers and the Parent Stock Issuance within three Business Days after the later of (A) delivery of the notification by the Companies referred to in the foregoing clause (ii) and (B) the date the Closing is required to occur pursuant to Section 2.2.

9.2 Notice of Termination; Effect of Termination.

(a) A terminating Party shall provide written notice of termination to the other Party specifying with particularity the reason for such termination and any termination shall be effective immediately upon delivery of such written notice to the other Party.

(b) In the event of termination of this Agreement by any Party as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party except with respect to this Section 9.2, Section 7.5(b), Section 7.14 and Articles I and XI (and the provisions that substantively define any related defined terms not substantively defined in Article I); provided, however, that no such termination shall relieve any Party from liability for any damages for a Willful and Material Breach of any covenant, agreement, or obligation hereunder or fraud.

(c) In the event that (i) this Agreement is validly terminated by the Companies pursuant to Section 9.1(c) or (ii) this Agreement is validly terminated by Parent or the Companies pursuant to Section 9.1(b)(iv) at a time when this Agreement was terminable by the Companies pursuant to Section 9.1(c), then Parent shall pay the Parent Termination Payment to the Companies (or one or more of their designees), as promptly as reasonably practicable (and, in any event, within three Business Days following such termination), by wire transfer of immediately available funds to an account designated by the Companies; provided, that in the event (A) such Parent Change of Recommendation was related to such Acquisition Proposal, or (B) such Acquisition Proposal that was publicly announced or disclosed and not withdrawn and this Agreement and this Agreement was terminated by the Company or Parent pursuant to Section 9.1(b)(ii), and (C) within 12 months after such termination Parent enters into a definitive agreement in respect of an Acquisition Proposal or consummates an Acquisition Proposal then upon such termination in the event of clause (A) or upon execution or consummation as described in clause (B), Parent shall pay an additional $50,000,000 to the Companies (or one or more of their designees), as promptly as reasonably practicable (and, in any event, within three Business Days following such termination or upon execution or consummation as described in clause (B)), by wire transfer of immediately available funds to an account designated by the Companies (the “Additional Parent Termination Payment”); provided, further, that for the purposes of the foregoing proviso, references in the definition of the “Acquisition Proposal” to 20% shall be replaced by 50%.

(d) In the event that this Agreement is terminated by either the Companies or Parent pursuant to Section 9.1(b)(iv), Parent shall pay to the Companies, by wire transfer of immediately available funds to an account designated in writing by the Companies, an amount equal to the sum of (in each case, without duplication) (x) all of the Transaction Expenses incurred through the date of such termination, in an amount not to exceed the sum of $10,000,000 plus (y) the Transaction Expenses identified on Section 9.2(d) of the Company Disclosure Letter plus (z) the aggregate amount of expenses incurred by the Companies and their Subsidiaries in connection with making or obtaining any regulatory approval, clearance or notice in connection with the transactions contemplated by this Agreement, within three Business Days after the date following such termination.

(e) The Parties acknowledge and hereby agree that the Parent Termination Payment or Additional Parent Termination Payment if, as and when required pursuant to this Section 9.2, shall not constitute a penalty but will be liquidated damages in a reasonable amount that will compensate the Companies in the circumstances in which it is paid for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Mergers, the Parent Stock Issuance and the other transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. The Parties acknowledge and hereby agree that in no event shall Parent be required to pay the Parent Termination Payment or Additional Parent Termination Payment on more than one occasion. If Parent fails to promptly pay the Parent Termination Payment or Additional Parent Termination Payment or the Transaction Expenses when due pursuant hereto, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the rate of 8% per annum. If, in order to obtain such payment, the Companies commence a Proceeding that results in judgment for the Companies for such amount owed, Parent shall pay the Companies’ reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Proceeding. Each of Parent and each Merger Sub acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement.

(f) Notwithstanding anything to the contrary in this Agreement, in any circumstance (except in the case of a Willful and Material Breach of this Agreement or fraud where the Companies decline to accept payment of the Parent Termination Payment and, if applicable, the Additional Parent Termination Payment and instead pursues a claim for damages) in which this Agreement is terminated and the Companies are paid the Parent Termination Payment (and, if applicable, the Additional Parent Termination Payment) pursuant to this Section 9.2, the Parent Termination Payment (and, if applicable, the Additional Parent Termination Payment) shall be the sole and exclusive monetary remedy of the Companies against Parent, any Merger Sub or any of their respective Subsidiaries, as applicable, and in no event will Parent, any Merger Sub or any of their respective Subsidiaries, stockholders, Affiliates, officers, directors, employees and Representatives seek to recover any other money damages or seek any other remedy (including any remedy for specific performance) based on a claim in law or equity with respect to, for any loss or damage suffered in connection with the transactions contemplated by this Agreement or as a result of the failure of the Mergers, the Parent Stock Issuance and the other transactions contemplated by this Agreement to be consummated or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise, and upon payment of such amounts, Parent, Merger Subs and their respective Subsidiaries, as applicable, shall have no further liability or obligation relating to or arising out of this Agreement or in respect of representations made or alleged to be made in connection herewith, whether in equity or at law, in contract, in tort or otherwise. Notwithstanding anything to the contrary herein, nothing shall limit the right of each Company to bring or maintain any action, claim or proceeding for injunction, specific performance or other equitable relief prior to the termination of this Agreement or to specifically enforce the obligations set forth in this Section 9.2; provided that, for the avoidance of doubt, if the Companies are paid the Parent Termination Payment (and, if applicable, the Additional Parent Termination Payment) pursuant to this Section 9.2, the Parent Termination Payment (and, if applicable, the Additional Parent Termination Payment) shall be the sole and exclusive monetary remedy of the Companies against Parent, any Merger Sub or any of their respective Subsidiaries, as applicable, and in no event will the Companies, the Members or any of their respective Subsidiaries, stockholders, Affiliates, officers, directors, employees and Representatives seek to recover any other money damages or seek any other remedy (including any remedy for specific performance).

9.3 Expenses; Release.

(a) Except as otherwise provided in this Agreement, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Mergers and the Parent Stock Issuance, whether or not the Merger shall be consummated; provided that, for the avoidance of doubt, the foregoing shall have no effect on the treatment of Transaction Expenses pursuant to Section 3.3.

(b) At the Effective Time, each Member, on behalf of itself and its Affiliates, hereby releases, remises and forever discharges any and all rights, claims and losses of any type that it or any of its Affiliates has against Parent and the Subsequent Surviving Company, and each of their respective Representatives, Affiliates, stockholders, Subsidiaries, successors and assigns in respect of, relating to or arising in connection with the ownership and operation of each Company or its Subsidiaries at or prior to the Effective Time (the “Member Released Claims”). The Parties acknowledge that this Section 9.3 is not an admission of liability or of the accuracy of any alleged fact or claim. The Parties expressly agree that Section 9.3 shall not be construed as an admission in any proceeding as evidence of or an admission by any party of any violation or wrongdoing. Notwithstanding the foregoing, nothing contained herein (i) will operate to release any Member Released Claims with respect to any rights to indemnification pursuant to Section 7.8 or the Organizational Documents of any Company or its Subsidiaries, or (ii) will extend to claims relating to any breach or alleged breach of this Agreement or any other Transaction Document or in the case of fraud.

(c) At the Effective Time, Parent, on behalf of itself and its Affiliates (including the Surviving Companies and their Subsidiaries after the Closing) and Representatives, and its and their respective Affiliates and Representatives, and each of the respective heirs, executors, administrators, successors and permitted assigns of each of the foregoing (each, a “Releasing Person”) hereby releases, remises and forever discharges any and all rights, claims and losses of any type that it or any of its Releasing Persons in respect of, relating to or arising in connection with the Members’ ownership or operation of each Company and its Subsidiaries at or prior to the Effective Time (the “Parent Released Claims”). The Parties acknowledge that this Section 9.3 is not an admission of liability or of the accuracy of any alleged fact or claim. The Parties expressly agree that Section 9.3 shall not be construed as an admission in any proceeding as evidence of or an admission by any party of any violation or wrongdoing. Notwithstanding the foregoing, nothing contained herein (i) will operate to release any Parent Released Claims with respect to any rights to indemnification pursuant to this Agreement, (ii) will extend to release any rights, claims or losses of IKAV Co-Invest Member or its Affiliates in respect of the Second Lien Credit Facility, or (iii) will extend to claims relating to any breach or alleged breach of this Agreement or the other Transaction Documents or in the case of fraud.

ARTICLE X

INDEMNIFICATION; R&W INSURANCE POLICY

10.1 Survival. Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing; provided, however, that (a) Article I (and the provisions that substantively define any related defined terms not substantively defined in Article I), this Article X and the agreements of the Parties in Article II, Article III and Article XI, Section 4.28 (No Additional Representations), Section 6.20 (No Additional Representations), Section 7.8 (Indemnification; Directors’ and Officers’ Insurance), Section 9.3 (Expenses; Release), and those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Closing, shall survive the Closing in accordance with their terms, and (b) (i) the representations and warranties set forth in Section 4.12 and Section 5.6 (in each case, to the extent that such representations relate solely to each Company and its Members or a breach or inaccuracy of such representations gives rise to a Tax liability of the Company), the covenants herein relating to indemnifiable Member Taxes described in Section 7.13 and Section 10.2(b), and any claim for indemnification arising therefrom, shall, in each case of this clause (i), survive the Closing until the expiration of the applicable statute of limitations, giving effect to any extensions thereof, plus ninety (90) days, (ii) Section 4.6(b)(iii) (solely with respect to the covenants set out in Sections 7.1(b)(i) and 7.1(b)(xi) and the period from and including January 1, 2024 to and including the date hereof) and any claim for indemnification arising therefrom, Sections 7.1(b)(i) and 7.1(b)(xi) (this subclause (ii), the “Leakage Covenants”) and any claim for indemnification arising therefrom, shall, in each case of this clause (ii), survive the Closing and then expire on the earlier of (x) the date that is one year following the Closing Date and (y) two weeks following the filing with the SEC of Parent’s Annual Report on form 10-K for the year in which the Closing occurs (such earlier date, the “Final Date”) and (iii) the covenants herein relating to indemnifiable Transaction Expenses described in Section 10.2(c) and any claim for indemnification arising therefrom, shall, in each case of this clause (iii), survive the Closing and then expire on the Final Date; provided, that there shall be no termination with respect to a claim for indemnification with respect to such matters that is brought on or before the Final Date. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time. The foregoing shall not limit any of the rights and remedies of the Parties for any damages under any insurance policy (including the R&W Insurance Policy against the provider of the R&W Insurance Policy).

10.2 Indemnification. Subject to the terms and conditions of this Section 10.2, effective as of the Closing, the Members severally (and, for the avoidance of doubt, not jointly and severally) agree in accordance with their Applicable Percentages to indemnify Parent and the Subsequent Surviving Company against, and agree to hold each of them harmless from, (a) any and all damages arising from any breach or inaccuracy of Section 4.6(b)(iii) (solely with respect to the covenants set out in Sections 7.1(b)(i) and 7.1(b)(xi) and the period from and including January 1, 2024 to and including the date hereof), any breach for failure to perform the Leakage Covenants in each case by such Member, (b) any and all damages arising from a breach or inaccuracy of the representations and warranties set forth in Section 4.12 and by such Member in Section 5.6 (in each case, to the extent that such representations relate solely to each Company and its Members or a breach or inaccuracy of such representations gives rise to a Tax liability of the Company, and it being understood and agreed that each Member shall only be liable for such damages payable by such Member’s Company) and for losses attributable to Member Taxes to the extent (i) not included in the calculation of the Estimated Member Tax Amount or Closing Date Member Tax Amount and (ii) the Members have not made any payment for such Member Taxes pursuant to Section 7.13(b)(v), and (c) any Transaction Expenses not included in the calculation of Estimated Transaction Expense Amount or Closing Date Transaction Expense Amount and only to the extent such Transaction Expenses would have been payable by the Members to Parent pursuant to Section 3.3(e)(ii) had they been included in Closing Date Transaction Expense Amount. In the event Parent or the Subsequent Surviving Company has a claim for indemnity under this Section 10.2, Parent or the Subsequent Surviving Company, as applicable, shall give reasonably prompt notice thereof in writing to the Members, which notice shall include a written statement setting forth in reasonable detail Parent’s good faith estimate of such indemnifiable amount thereof, together with reasonably detailed supporting documentation; provided, however, that the failure to provide such notice shall not release the Members from any of its obligations under this Section 10.2 except to the extent the Members are materially prejudiced by such failure. If the IKAV Member and the CPP Member hold in the aggregate an amount of Parent Common Stock with a fair market value less than (i) an amount equal to the value of 2% of the Parent Common Stock at Closing or (ii) the amount of the aggregate Federal, state and local tax liability of the Company owned by such Member prior to Closing that is indemnifiable under this Agreement at such time of determination (any such lower amount, the “Minimum Amount”), then the IKAV Member and the CPP Member shall provide Parent with a guarantee supporting any such Minimum Amount from a credit-worthy affiliate of such Members or a letter of credit with a principal amount equal to the Minimum Amount from a reasonably acceptable financial institution or retain cash at the IKAV Member and the CPP Member in the aggregate amount equal to the Minimum Amount.

10.3 Characterization of Indemnification Payments. To the extent permitted by Law, any amount paid pursuant to this Article X shall be treated by the Parties as adjustments to the Aggregate Consideration paid hereunder for Tax purposes.

10.4 R&W Insurance Policy. The cost of the premiums together with all taxes and application, underwriting or similar fees or expenses in connection with the R&W Insurance Policy shall be paid by Parent.

ARTICLE XI

GENERAL PROVISIONS

11.1 Disclosure Letter Definitions. All capitalized terms in the Company Disclosure Letter and the Parent Disclosure Letter shall have the meanings ascribed to them herein (including in Annex A) except as otherwise defined therein.

11.2 Notices. All notices, requests and other communications to any Party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by electronic mail (“e-mail”) (but only if the sender does not receive e-mail notification of failed transmission or delivery); or (c) if transmitted by national overnight courier, in each case as addressed as follows:

(i) if to Parent or Merger Subs, to:

California Resources Corporation

1 World Trade Center, Suite 1500

Long Beach, California 90831

Attn:   Michael L. Preston

Email: michael.preston@crc.com

with a required copy to (which copy shall not constitute notice):

Sullivan & Cromwell LLP 1888

Century Park East

Los Angeles, California 90067

Attention: Alison S. Ressler; Bradley S. King

E-mail:  resslera@sullcrom.com; kingbrad@sullcrom.com

(ii) if to the Companies, to:

Canada Pension Plan Investment Board

One Queen Street East, Suite 2500

Toronto, ON M5C 2W5, Canada

Attention: Senior Managing Director and General Counsel

Email:   legalnotice@cppib.com

IKAV S.a.r.l.

1201 Louisiana Street, Suite 3400

Houston, Texas 77002

Attention: Bobby Saadati

Email:   bsaadati@ikav.com

with a required copy to (which copy shall not constitute notice):

Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

Attention: David S. Allinson; Thomas G. Brandt

E-mail:    david.allinson@lw.com; thomas.brandt@lw.com

solely with respect to notices provided to COI, the IKAV Co-Invest

Blockers and the IKAV Co-Invest Blocker Members, to:

Kirkland & Ellis LLP

609 Main Street

Houston, TX 77002

Attention: Jhett R. Nelson, P.C.; Adam Garmezy

E-Mail:     jhett.nelson@kirkland.com; adam.garmezy@kirkland.com

11.3 Rules of Construction.

(a) Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the other Transaction Documents, and any and all drafts relating thereto exchanged between the Parties shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is hereby expressly waived.

(b) The inclusion of any information in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such information is required to be listed in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such items are material to the Companies and their Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, or that such items have resulted in a Company Material Adverse Effect or a Parent Material Adverse Effect. The headings, if any, of the individual sections of each of the Parent Disclosure Letter and the Company Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Letter and Parent Disclosure Letter are arranged in sections corresponding to the Sections of this Agreement merely for convenience, and the disclosure of an item in one section of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent on its face, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Letter or Parent Disclosure Letter with respect to such other representations or warranties or an appropriate cross reference thereto.

(c) The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Letter or Parent Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the Parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(d) All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to Los Angeles time. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” For the avoidance of doubt, the obligations of the Members and Companies hereunder shall be several (not joint and several). The word “severally” shall mean that each such person’s liability or obligation is independent of any other person’s liability or obligation, and that no Person shall be liable for a breach of such obligation or incurrence of such liability by any other Person. The term “dollars” and the symbol “$” mean United States Dollars. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(e) In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity includes any successor to that Governmental Entity; (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section; (iv) “days” mean calendar days; when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day; and (v) “made available” means, with respect to any document, that such document was previously made available in the virtual data room relating to the Mergers and the Parent Stock Issuance maintained by the Companies or Parent, as applicable, by secure digital file share or email between counsel to Parent and any Merger Sub, on the one hand, and counsel to the Members, the Companies and its Subsidiaries, on the other hand, or pursuant to the exchange of information under the “clean team” agreement between the Parties prior to the execution of this Agreement.

11.4 Counterparts. This Agreement may be executed in two or more counterparts, including via email in “portable document format” (“.pdf”) form transmission, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

11.5 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the other Transaction Documents, the Confidentiality Agreement and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Except for the provisions of (a) Article III, (b) Section 7.8 and (c) Section 9.3(b) and 9.3(c) (which from and after the Effective Time is intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and Representatives) but only from and after the Effective Time, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that (i) the Members and the Non-Recourse Parties pursuant to Section 11.12, shall be express third party beneficiaries hereunder. Notwithstanding the foregoing, the Financing Sources shall be express third party beneficiaries of Sections 7.14 and 11.12, each of such Sections shall expressly inure to the benefit of the Financing Sources and the Financing Sources shall be entitled to rely on and enforce the provisions of such Sections.

11.6 Governing Law; Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b) THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 11.2 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT

ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.6.

11.7 Severability. Each Party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such other term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Mergers and the Parent Stock Issuance be consummated as originally contemplated to the greatest extent possible. Except as otherwise contemplated by this Agreement, in response to an order from a court or other competent authority for any Party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, to the extent that a Party took an action inconsistent with this Agreement or failed to take action consistent with this Agreement or required by this Agreement pursuant to such order, such Party shall not incur any liability or obligation unless such Party did not in good faith seek to resist or object to the imposition or entering of such order.

11.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 11.8 shall be void.

11.9 Specific Performance. The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. Prior to the termination of this Agreement pursuant to Section 9.1, it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 11.9, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity. Each Party accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 11.9. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.9, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If prior to the End Date, any Party hereto brings an action to enforce specifically the performance of the terms and provisions hereof by any other Party, the End Date shall automatically be extended by such other time period established by the court presiding over such action.

11.10 Amendment. This Agreement may be amended by the Parties, to the extent legally allowed, at any time before the Effective Time by, and only by, an instrument in writing signed on behalf of each of the Parties.

11.11 Extension; Waiver. At any time prior to the Effective Time, the Companies and Parent may, to the extent legally allowed:

(a) extend the time for the performance of any of the obligations or acts of the other Party hereunder;

(b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; or

(c) waive compliance with any of the agreements or conditions of the other Party contained herein.

Notwithstanding the foregoing, no failure or delay by any Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a Party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such Party.

11.12 No Recourse.

(a) This Agreement may only be enforced against, and any Proceeding based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such Person. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken such named party in this Agreement and not otherwise), no past, present or future incorporator, member, partner, stockholder, Affiliate, advisor or Representative or Affiliate of any of the foregoing (collectively, the “Non-Recourse Parties”) shall have any liability or obligation (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Members, the Companies, Parent or Merger Subs under this Agreement (whether for indemnification or otherwise) or of or for any Proceeding based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

(b) Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, in no event shall any Financing Sources have any liability or obligation to, or be subject to any action, suit, proceeding or claim from the Companies, their respective affiliates, or their or their affiliates’ respective former, current or future general or limited partners, stockholders, managers, members, controlling persons, officers, directors, employees, agents or Representatives (collectively, the “Company Parties”) in connection with this Agreement or the transactions contemplated hereby, including any Financing, whether at law or equity, in contract, in tort or otherwise, and none of Company Parties will have any rights or claims against any Financing Source under this Agreement or any other agreement contemplated by, or entered into in connection with the transactions contemplated by, this Agreement, including any commitments by the Financing Sources in respect of financing the transactions contemplated by this Agreement. Notwithstanding anything herein to the contrary, each Company Party (i) agrees that no Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature, (ii) agrees that, subject to this Section 11.12, it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, sitting in the Borough of Manhattan or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (and appellate courts thereof), (iii) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (iv) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 11.2 shall be effective service of process against it for any such action brought in any such court, (v) waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court, (vi) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and (vii) agrees that any such action, cause of action, claim, cross-claim or third-party claim (except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in any documentation related to the Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of Delaware)) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction). NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EACH COMPANY PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS OF TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ACQUISITION, THE FINANCING OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE. Notwithstanding anything to the contrary contained herein, this Section 11.12 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of this Section) may not be amended, supplement, waived or otherwise modified in any manner that impacts or is otherwise adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources party to the Commitment Letter.

11.13 Provision Respecting Representation of Companies.

(a) It is acknowledged by each of the Parties that the Companies and their Subsidiaries and the Members have retained Latham & Watkins LLP (and, with respect to IKAV Co-Invest Blocker 1 and IKAV Co-Invest Blocker 2, Kirkland & Ellis LLP) to act as their counsel in connection with the transactions contemplated by this Agreement and the other Transaction Documents and that Latham & Watkins LLP (or Kirkland & Ellis LLP, as applicable) has not acted as counsel for any other Party in connection with the transactions contemplated by this Agreement and the other Transaction Documents and that none of the other Parties has the status of a client of Latham & Watkins LLP (or Kirkland & Ellis LLP, as applicable) for conflict of interest or any other purposes as a result thereof. The Parties hereby agree that, in the event that any dispute, or any other matter in which the interests of the Members and their respective Affiliates, on the one hand, and Parent and its Affiliates (including the Subsequent Surviving Company and its Subsidiaries), on the other hand, are adverse, arises after the Closing between Parent or the Subsequent Surviving Company and its Subsidiaries, on the one hand, and the Members and their respective Affiliates, on the other hand, Latham & Watkins LLP (or Kirkland & Ellis LLP, as applicable) may represent any or all of the Members and their respective Affiliates in such dispute even though the interests of the Members and their respective Affiliates may be directly adverse to Parent or the Subsequent Surviving Company and its Subsidiaries, and even though Latham & Watkins LLP (or Kirkland & Ellis LLP, as applicable) formerly may have represented the Companies and their Subsidiaries in any matter substantially related to such dispute.

(b) The Parties and their respective Affiliates, including following the Closing with respect to the Subsequent Surviving Company and its Subsidiaries, acknowledge and agree that, in connection with any future disputes, lawsuits, actions, proceedings, investigations or other matters, including any dispute between Parent, the Subsequent Surviving Company and its Subsidiaries or any of its or their respective Affiliates, on the one hand, and the Members or any of their respective Affiliates, on the other hand, or with or between any other Persons, with respect to the transactions contemplated by this Agreement and the other Transaction Documents, (i) as to all communications among Latham & Watkins LLP (or Kirkland & Ellis LLP, as applicable), each Company and its Subsidiaries with respect to the transactions contemplated by this Agreement and the other Transaction Documents, the attorney-client privilege, attorney work product protection and the expectation of client confidence belongs solely to the Members or their respective Affiliates (other than the Subsequent

Surviving Company and its Subsidiaries), and may be controlled by the Members or their respective Affiliates (other than the Subsequent Surviving Company and its Subsidiaries), and shall not pass to or be claimed by Parent, the Subsequent Surviving Company or its Subsidiaries, or any of their respective Affiliates and (ii) Latham & Watkins LLP (or Kirkland & Ellis LLP, as applicable) may disclose to the Members or their respective Affiliates any information learned by Latham & Watkins LLP (or Kirkland & Ellis LLP, as applicable) in the course of its representation of the Members, the Companies and their Subsidiaries or their respective Affiliates with respect to the transactions contemplated by this Agreement and the other Transaction Documents, whether or not such information is subject to attorney-client privilege, attorney work product protection, or Latham & Watkins LLP’s (or Kirkland & Ellis LLP’s, as applicable) duty of confidentiality. Accordingly, Parent and its Affiliates shall not have access to any such communications, or to the files of Latham & Watkins LLP (or Kirkland & Ellis LLP, as applicable), whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (A) to the extent that files of Latham & Watkins LLP (or Kirkland & Ellis LLP, as applicable) with respect to the transactions contemplated by this Agreement and the other Transaction Documents constitute property of the client, only the Members and their respective Affiliates shall hold such property rights and (B) Latham & Watkins LLP (or Kirkland & Ellis LLP, as applicable) shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files with respect to the transactions contemplated by this Agreement and the other Transaction Documents to Parent or any Surviving Company or any of its Subsidiaries by reason of any attorney-client relationship between Latham & Watkins LLP (or Kirkland & Ellis LLP, as applicable) and the Companies and their Subsidiaries or otherwise.

(c) If and to the extent that, at any time subsequent to Closing, Parent or any of its Affiliates (including the Subsequent Surviving Company and its Subsidiaries) shall have the right to assert or waive any attorney-client privilege with respect to any communication between the Subsequent Surviving Company and its Subsidiaries or their respective Affiliates and any Person representing them with respect to the transactions contemplated by this Agreement and the other Transaction Documents that occurred at any time prior to the Closing, Parent, on behalf of itself and its Affiliates (including the Subsequent Surviving Company and its Subsidiaries), shall be entitled to waive such privilege only with the consent of the Members.

[Signature Page Follows]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

CALIFORNIA RESOURCES CORPORATION

By:	/s/ Francisco J. Leon
Name: Francisco J. Leon
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

PETRA MERGER SUB I, LLC

By:	/s/ Francisco J. Leon

Name:	Francisco J. Leon
Title:	Manager

PETRA MERGER SUB C, LLC

By:	/s/ Francisco J. Leon

Name:	Francisco J. Leon
Title:	Manager

PETRA MERGER SUB O, LLC

By:	/s/ Francisco J. Leon

Name:	Francisco J. Leon
Title:	Manager

PETRA MERGER SUB S, LLC

By:	/s/ Francisco J. Leon

Name:	Francisco J. Leon
Title:	Manager

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

PETRA MERGER SUB O2, LLC

By:	/s/ Francisco J. Leon

Name:	Francisco J. Leon
Title:	Manager

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

PETRA MERGER SUB O3, LLC

By:	/s/ Francisco J. Leon
Name: Francisco J. Leon
Title: Manager

[Signature Page to Agreement and Plan of Merger]

CPPIB VEDDER US HOLDINGS LLC

By:	/s/ Bill Rogers

Name:	Bill Rogers
Title:	Authorized Signatory

By:	/s/ Maxine Ethier

Name:	Maxine Ethier
Title:	Authorized Signatory

CPP INVESTMENT BOARD PRIVATE HOLDINGS (6), INC., solely for purposes of the Member Provisions

By:	/s/ Bill Rogers

Name:	Bill Rogers
Title:	Authorized Signatory

By:	/s/ Maxine Ethier

Name:	Maxine Ethier
Title:	Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

IKAV IMPACT USA INC.

By:	/s/ Constantin von Wasserschleben

Name:	Constantin von Wasserschleben
Title:	President

By:	/s/ Gregor Gruber

Name:	Gregor Gruber
Title:	Vice President

IKAV IMPACT S.A.R.L., solely for purposes of the Member Provisions

By:	/s/ Constantin von Wasserschleben

Name:	Constantin von Wasserschleben
Title:	Director

By:	/s/ Gregor Gruber

Name:	Gregor Gruber
Title:	Director

SIMLOG INC., solely for purposes of the Member Provisions

By:	/s/ Bobby Saadati

Name:	Bobby Saadati
Title:	President

By:	/s/ Megan Ebadat

Name:	Megan Ebadat
Title:	Treasurer

[Signature Page to Agreement and Plan of Merger]

IKAV ENERGY INC., solely for purposes of the Member Provisions

By:	/s/ Constantin von Wasserschleben

Name:	Constantin von Wasserschleben
Title:	President

By:	/s/ Cindy Green

Name:	Cindy Green
Title:	Corporate Secretary

[Signature Page to Agreement and Plan of Merger]

GREEN GATE COI LLC

By:	/s/ Bobby Saadati

Name:	Bobby Saadati
Title:	IKAV Manager

By:	/s/ Megan Ebadat

Name:	Megan Ebadat
Title:	IKAV Manager

[Signature Page to Agreement and Plan of Merger]

OPPS XB AERA E CTB, LLC

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Jordan Mikes

Name:	Jordan Mikes
Title:	Authorized Signatory

By:	/s/ Robert LaRoche

Name:	Robert LaRoche
Title:	Authorized Signatory

OPPS XI AERA E CTB, LLC

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Jordan Mikes

Name:	Jordan Mikes
Title:	Authorized Signatory

By:	/s/ Robert LaRoche

Name:	Robert LaRoche
Title:	Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

OCM AERA E HOLDINGS, LLC., solely for purposes of the Member Provisions

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Jordan Mikes

Name:	Jordan Mikes
Title:	Authorized Signatory

By:	/s/ Robert LaRoche

Name:	Robert LaRoche
Title:	Authorized Signatory

OCM OPPS XI AIV HOLDINGS (DELAWARE), L.P., solely for purposes of the Member Provisions

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Jordan Mikes

Name:	Jordan Mikes
Title:	Authorized Signatory

By:	/s/ Robert LaRoche

Name:	Robert LaRoche
Title:	Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

OCM OPPS XB AIF HOLDINGS (DELAWARE), L.P., solely for purposes of the Member Provisions

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Jordan Mikes

Name:	Jordan Mikes
Title:	Authorized Signatory

By:	/s/ Robert LaRoche

Name:	Robert LaRoche
Title:	Authorized Signatory

OAKTREE HUNTINGTON INVESTMENT FUND II AIF (DELAWARE), L.P. - CLASS C., solely for purposes of the Member Provisions

By:	Oaktree Fund AIF Series, L.P. - Series N
Its:	General Partner

By:	Oaktree Fund GP AIF, LLC
Its:	General Partner

By:	Oaktree Fund GP III, L.P.
Its:	Managing Member

By:	/s/ Jordan Mikes

Name:	Jordan Mikes
Title:	Authorized Signatory

By:	/s/ Robert LaRoche

Name:	Robert LaRoche
Title:	Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

ANNEX A

Certain Definitions

“Acquisition Proposal” means, with respect to Parent and its Subsidiaries, any proposal or offer from any Person or “group” (as defined in the Exchange Act) relating to, in a single transaction or series of related transactions: (a) any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or earnings before interest, Taxes, depreciation and amortization for the preceding twelve months of Parent and its Subsidiaries, taken as a whole; (b) any direct or indirect acquisition of 20% or more of the consolidated assets of Parent and its Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Parent Board), including through the acquisition of one or more Subsidiaries of Parent owning such assets; (c) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the total voting power of the equity interests of Parent, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the total voting power of the equity interests of Parent, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent (or any of its Subsidiaries) that constitutes a majority of the revenues or assets of Parent and its Subsidiaries, taken as a whole; (d) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of 20% or more of the total voting power of the equity interests of Parent; or (e) any combination of the foregoing.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise; provided, notwithstanding anything herein to the contrary, (i) in no event shall Affiliate include (or be considered to include) any (x) any “portfolio company” (as such term is customarily understood among institutional private equity investors) of any investment fund affiliated with, advised or managed by any Sponsor or any of its affiliates, other than each Company and its Subsidiaries, or (y) any limited partners or other direct or indirect investors in any investment fund affiliated with, advised or managed by any Sponsor or any of its affiliates, or any of the respective affiliates of any such limited partners or investors; provided that for purposes of Section 11.12 Affiliate of the Companies shall include any Person described in clauses (x) or (y) above; and (ii) for purposes of this Agreement, from and after the Effective Time, (x) Parent and its Affiliates shall be Affiliates of the Subsequent Surviving Company and its Subsidiaries, and vice versa, and (y) neither any Member nor any of their respective Affiliates shall be an Affiliate of Parent, the Subsequent Surviving Company or any of their respective Subsidiaries or Affiliates, and vice versa.

“Aggregate Consideration” means a number of shares of Parent Common Stock equal to 21,170,357.

“Agreed VWAP” means $51.96.

“Anti-Corruption Laws” means any applicable Law for the prevention or punishment of public or commercial corruption and bribery, including the U.S. Foreign Corrupt Practices Act, U.K. Bribery Act 2010, laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and any applicable anti-corruption or anti-bribery Law of any other applicable jurisdiction.

“Antitrust Laws” means the HSR Act or any other Law designed to prohibit, restrict or regulate actions for the purpose or effect of mergers, monopolization, restraining trade, lessening of competition or abusing a dominant position.

“Applicable Percentage” means, with respect to IKAV Member, 41.401%, with respect to CPP Member, 49.045%, with respect to IKAV Co-Invest Member, 9.554% (the Applicable Percentages among the foregoing and the IKAV Co-Invest Blockers and IKAV Co-Invest may be updated by such Parties prior to Closing).

“beneficial ownership,” including the correlative term “beneficially owning,” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Bridge Commitment Letter” means that certain commitment letter, dated as of the date hereof, addressed to Parent in respect of the bridge facility described therein.

“Business Day” means a day other than a day on which banks in the State of California or the State of Delaware are authorized or obligated to be closed.

“Business Plan” means that certain business plan for the Companies and their Subsidiaries for fiscal year 2024 as set forth on Exhibit I attached hereto; provided, however, that if the Closing has not occurred by December 31, 2024, then for fiscal year 2025 “Business Plan” shall mean that certain business plan for fiscal year 2025 determined in good faith by the board of managers of Green Gate Resources Parent LLC.

“Closing Date Member Tax Overage Amount” means, with respect to any Member, the excess, if any, of such Member’s Closing Date Member Tax Amount over the sum of (i) the estimated or other tax payments made prior to Closing by the applicable Company to any applicable Taxing Authority with respect to any Pre-Closing Tax Return or Pre-Lockbox Date Tax Period of any Post-Closing Tax Return, and (ii) any withholding for Pre-Lockbox Date Taxes and Restructuring Taxes which, prior to Closing, has been properly remitted to the applicable Taxing Authority; provided, in the case of (i) and (ii), the cash to make such payments or withholding was held by the Company or its Subsidiaries as of December 31, 2023.

“Closing Date Transaction Expense Overage Amount” means an amount (if any) by which the Closing Date Transaction Expense Amount exceeds the Transaction Expenses Threshold Amount.

“Code” means the Internal Revenue Code of 1986.

“Commitment Letter” means, collectively or individually, as applicable, the Bridge Commitment Letter and the RBL Commitment Letter, in each case as amended, supplemented or replaced in compliance with this Agreement or as required pursuant to the terms of this Agreement following a Financing Failure Event, pursuant to which the financial institutions party thereto have agreed, subject only to the conditions set forth therein, to provide or cause to be provided the Financing described therein.

“Company Credit Agreements” means, collectively, (i) that certain Credit Agreement, dated as of February 28, 2023, among Mobil California Exploration & Producing Asset Company LLC, Shell Onshore Ventures LLC, Aera Energy LLC, Aera Energy Services Company, Citibank, N.A., and the lenders party thereto, and (ii) that certain Second Lien Credit Agreement, dated as of February 28, 2023, among Mobil California Exploration & Producing Asset Company LLC, Shell Onshore Ventures LLC, Aera Energy LLC, Aera Energy Services Company, Alter Domus Products Corp., and the lenders party thereto (such clause (i), the “RBL”, and such clause (ii), the “Second Lien Credit Facility”)

“Company Material Adverse Effect” means any fact, circumstance, effect, change, event or development (“Effect”) that (a) would prevent, materially delay or materially impair the ability of each Company or its Subsidiaries to consummate the Mergers or (b) has, or would reasonably be expected to have, a material adverse effect on the financial condition, business or results of operations of the Companies and their Subsidiaries, taken as a whole; provided, however, that with respect to this clause (b) only, except in respect of such Effects directly or indirectly resulting from, arising out of, attributable to or related to any application of any Law following the date of this Agreement, or any Proceeding to enforce any such application, no Effect (by itself or when aggregated or taken together with any and all other Effects) to the extent directly or indirectly resulting from, arising out of, or attributable to any of the following shall be deemed to be or constitute a “Company Material Adverse Effect” or shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:

(i) general economic conditions (or changes in such conditions) or conditions in the global economy generally;

(ii) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including (A) changes in interest rates and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

(iii) conditions (or changes in such conditions) in the oil and gas exploration, development or production industry (including changes in commodity prices, general market prices);

(iv) political conditions or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism);

(v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, pandemics or weather conditions;

(vi) the negotiation, execution or announcement of this Agreement or the pendency or consummation of the Mergers and the Parent Stock Issuance (other than with respect to any representation or warranty that is intended to address the consequences of the execution or delivery of this Agreement or the announcement or consummation of the Mergers and the Parent Stock Issuance);

(vii) compliance with the terms of, or the taking of any action expressly permitted or required by, this Agreement (except for any obligation under this Agreement to operate in the Ordinary Course (or similar obligation) pursuant to Section 7.1);

(viii) changes in Law or other legal or regulatory conditions, or the interpretation thereof;

(ix) changes in GAAP or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing; or

(x) any failure by the Financial Statements Entities to meet any analysts’ estimates or expectations of the Financial Statements Entities’ revenue, earnings or other financial performance or results of operations for any period, or any failure by the Financial Statements Entities or any of their Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect);

provided, however, except to the extent such Effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (i) –(v) disproportionately adversely affect the Companies and their Subsidiaries, taken as a whole, as compared to other similarly situated industry participants, in which case only the incremental disproportionate Effect shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur with respect to clause (b).

“Company Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and any personnel policy (oral or written), stock, equity, equity-based or phantom equity plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan, policy or agreement, deferred compensation agreement or arrangement, defined benefit pension plan, retirement or post-retirement plan, policy or agreement, change in control, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, and any other employee benefit plan, agreement, arrangement, program, practice, or understanding for any current or former director, employee, consultant or independent contractor of any

Company or any of its Subsidiaries, whether or not funded and whether or not in writing, that is sponsored, maintained, or contributed to by any Company or any of its Affiliates or with respect to which any Company or any of its Affiliates have any liability (contingent or otherwise), but excluding Multiemployer Plans, governmental plans, programs or policies and any other plan, program or policy mandated by applicable Laws.

“Company Service Provider” means any current or former employee, officer, director, or independent contractor (who is a natural person) of any Company or any of its Subsidiaries.

“Consent” means any filing, notice, report, registration, approval, consent, ratification, permit, permission, waiver, expiration of waiting periods or authorization.

“control” and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“De Minimis Inaccuracies” means any inaccuracies that individually or in the aggregate are de minimis relative to the total fully diluted equity capitalization of the Companies, collectively, or Parent, as the case may be.

“Debt Compliant” means, with respect to the Debt Financing Required Information, that:

(a) such Debt Financing Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Debt Financing Required Information not misleading in light of the circumstances in which made; and

(b) (i) the financial statements and other financial and audited reserve based information included in Debt Financing Required Information are, and remain throughout the Debt Marketing Period, sufficient to permit the Parent’s financing sources (including underwriters, placement agents or initial purchasers) to receive customary comfort letters with respect to financial and audited reserve based information contained in the Debt Financing Required Information (including customary negative assurance comfort) on any date during the Debt Marketing Period, and (ii) the Financial Statements Entities’ auditors and reserve engineers have confirmed they are prepared to issue any such comfort letter upon each of any pricing date occurring during the Debt Marketing Period and any closing date occurring during the Debt Marketing Period.

“Debt Fee Letter” means those certain fee letters relating to the Financing and entered into in connection with the Commitment Letter.

“Debt Financing Required Information” means each of the following:

(a) such information concerning the Companies and their Subsidiaries as may be necessary to prepare a customary summary business description, customary financial and operating data (including, for the avoidance of doubt, customary information regarding the Companies’ and their Subsidiaries’ oil and gas reserves and the underlying property interests related thereto) and management’s discussion and analysis, in each case, for use in a preliminary offering memorandum suitable for use in a customary “high yield road show” for a private placement of non-convertible unsecured debt securities pursuant to Rule 144A (without registration rights) promulgated under the Securities Act (including, without limitation, such information as may be reasonably requested and as may be reasonably available to the Companies and their Subsidiaries as necessary for the Parent to prepare pro forma financial statements customarily included in a customary preliminary offering memorandum suitable for use in a customary “high yield road show” for a private placement of debt securities by the Parent pursuant to Rule 144A (without registration rights) promulgated under the Securities Act, it being agreed that the preparation of any pro forma financial statements will be the responsibility of the Parent and not the Companies or any other party to this Agreement),

(b) (x) the audited combined balance sheets and related statements of income, changes in equity and cash flows of the Financial Statements Entities (or, at the Companies’ option, such other presentation as may be required to be included in the Proxy Statement) for the two most recently completed fiscal years ended at least 60 days prior to the Closing Date, and (y) the unaudited combined balance sheets and related statements of income, changes in equity and cash flows of the Financial Statements Entities (or, at the Companies’ option, such other presentation as may be required to be included in the Proxy Statement) for each subsequent fiscal quarter ended at least 40 days prior to the Closing Date (but excluding the fourth quarter of any fiscal year), in each case, with respect to this clause (2), with comparative financial information for the equivalent period of the prior year and assuming the Closing Date were to occur on any date during the Marketing Period, and

(c) reserve reports evaluating the proved reserves and proved developed reserves of the Companies and their Subsidiaries to the extent provided to lenders under either or both of the Company Credit Agreements, provided that such information shall not include the Debt Financing Excluded Information. For the avoidance of doubt, the financial statements referred to in clause (b) above will be prepared in accordance with GAAP and any unaudited financial statements will be reviewed by the independent accountants of the Financial Statements Entities; provided that no opinion shall be required with respect to such review of such unaudited financial statements. For the avoidance of doubt, notwithstanding anything included herein to the contrary, no Debt Financing Required Information shall be required to be provided after the satisfaction of the Debt Marketing Period or the date on which the Financing has been consummated (including, for the avoidance of doubt, if the proceeds of the Financing are placed into escrow upon consummation).

“Debt Financing Excluded Information” means each of the following: (1) a description of all or any portion of the Financing, including any “description of notes,” “plan of distribution” or any other information customarily provided by initial purchasers or underwriters in such an offering, (2) any risk factors relating to, or any description of, all or any component of the financing contemplated thereby, (3) any historical financial statements or other information required by Rule 3-09, Rule 3-10, Rule 3-16, Rule 13-01 or Rule 13-02 of Regulation S-X under the Securities Act in each case which are prepared on a basis not consistent with the Company’s reporting practices for the periods presented in the Debt Financing Required Information; any compensation discussion and analysis or other information required by Item 10, Item 402 and Item 601 of Regulation S-K under the Securities Act or XBRL exhibits; or any information regarding executive compensation or related persons related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (4) any consolidating financial statements, separate Subsidiary financial statements, related party disclosures, or any segment information, including any required by FASB Accounting Standards Codification Topic 280 in each case which are prepared on a basis not consistent with the Company’s reporting practices for the periods presented in the Debt Financing Required Information, (5) any information that the preparation of which would unreasonably or materially interfere with the business or operations of any Company or any of its Subsidiaries, (6) any projections, (7) financial statements or other financial data (including selected financial data) for any period earlier than the fiscal year ended 2021, (8) any pro forma, projected or forward looking information (other than financial information necessary for the preparation of pro forma financial statements) and (9) such information that would not customarily be included in an offering memorandum for the sale of such debt securities in a Rule 144A and Regulation S private placement.

“Debt Marketing Period” shall mean the first period of 15 consecutive Business Days after the date of this Agreement throughout and at the end of which (i) Parent shall have had Debt Financing Required Information that is Debt Compliant (it being understood that if the Companies in good faith reasonably believe that they have provided Debt Financing Required Information that is Debt Compliant, they may, concurrently with the delivery of such Debt Financing Required Information that is Debt Compliant, deliver to Parent a written notice to that effect (stating when they believe they completed such delivery), in which case the Companies shall be deemed to have delivered the Debt Financing Required Information to Parent on the date on which the Companies believed they completed such delivery and the Debt Financing Required Information shall be deemed to be Debt Compliant, unless Parent in good faith reasonably believes that the Companies have not completed the delivery of the Debt Financing Required Information or that the Debt Financing Required Information is not Debt Compliant at the time such notice is given and, within three Business Days after the delivery of such notice by the Companies, Parent delivers a written notice to the Companies to that effect (identifying with reasonable specificity the Debt Financing Required Information that has not been delivered or is not Debt Compliant) and, following delivery of such Debt Financing Required Information specified in such notice, the Debt Financing Marketing Period will commence (provided that, it is understood that delivery of such written notice from such Company to Parent will not prejudice such Company’s right to assert that the Debt Financing Required Information has in fact been delivered and is Debt Compliant)), and (ii) either (x) the conditions set forth in Article VIII (other than those conditions that by their nature can only be satisfied at the Closing) shall be satisfied and nothing has occurred and no condition exists that would cause such condition to fail to be satisfied assuming the Closing were to be scheduled for any time during such 15 consecutive Business Day period or (y) Parent and the Companies, after consultation, shall have reasonably determined in good faith that the conditions set forth in Article VIII (other than those conditions that by their nature can only be satisfied at Closing) will have a substantial likelihood of being satisfied within the succeeding 60 day period and remaining satisfied thereafter; provided, further, that,

(a) the Debt Marketing Period shall end on any earlier date that is the date on which the Financing is otherwise funded in an amount that is not less than the aggregate amount of the Financing contemplated by the Commitment Letter, taking into account, for the purposes of this clause (a) only, any amounts (if any) of the Financing funded into escrow;

(b) such period shall not commence, and shall be deemed not to have commenced, if prior to the completion of such 15 consecutive Business Day period, the independent registered public accountants of the Financial Statement Entities shall have withdrawn any audit opinion contained in the Debt Financing Required Information, in which case the Debt Marketing Period shall not be deemed to commence unless and until a new audit opinion is issued with respect thereto by such accountants or another independent public accounting firm reasonably acceptable to Parent;

prior to the completion of such 15 consecutive Business Day period, the Financial Statement Entities issue a public statement indicating their intent to, or determine that they are required to, restate any historical financial statements included in Debt Financing Required Information or that any such restatement is under consideration, in which case the Debt Marketing Period shall not be deemed to commence unless and until, as applicable, such restatement has been completed and the relevant Debt Financing Required Information has been amended or the Financial Statement Entities have announced that they have concluded that no restatement shall be required in accordance with GAAP; or

if any Debt Financing Required Information would not be Debt Compliant at any time during such 15 consecutive Business Day period or otherwise ceases to meet the definition of “Debt Financing Required Information”, in which case the Debt Marketing Period shall not commence or be deemed to commence unless and until such Debt Financing Required Information is updated or supplemented so that it is Debt Compliant (it being understood that if any Debt Financing Required Information provided at the commencement of the Debt Marketing Period ceases to be Debt Compliant during such 15 consecutive Business Day period, then the Debt Marketing Period shall be deemed not to have commenced) and otherwise meets the definition of “Debt Financing Required Information”; and

(c) (x) if the Debt Marketing Period has not ended on or prior to August 25, 2024, the Debt Marketing Period shall not commence earlier than September 5, 2024, (y) the Debt Marketing Period shall not be required to be consecutive solely with respect to and if it includes November 23, 2024 through November 26, 2024 (any such day to be excluded for purposes of, but shall not reset, the Debt Marketing Period) and (z) if the Debt Marketing Period has not ended on or prior to December 20, 2024, the Debt Marketing Period shall not commence earlier than January 2, 2025.

Notwithstanding anything included herein to the contrary, the Company may provide updates to the Debt Financing Required Information during such Debt Marketing Period with more recent information regarding the Company, including financial statements, related financial data and information related to the financial position, results of operations, cash flows and prospects of the Company, and in such event the fifteen (15) consecutive Business Day period shall not be deemed to have been tolled or recommenced unless the Debt Financing Required Information was not Debt Compliant immediately prior to or upon the delivery of such more recent information.

“Disproportionate Effects” means the Effects described in the first proviso relating to clause (b) thereof in the definitions of Company Material Adverse Effect and Parent Material Adverse Effect, as the case may be.

“DOJ” means the U.S. Department of Justice.

“Economic Sanctions/Trade Laws” means (1) economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union Member State, or the United Kingdom; (2) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (3) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval System administered by the SEC.

“Encumbrances” means liens, pledges, charges, encumbrances, claims, hypothecation, mortgages, deeds of trust, security interests, restrictions, rights of first refusal, defects in title, prior assignment, license, sublicense, or other burdens, options or encumbrances of any kind or any agreement, option, right or privilege (whether by Law, contract or otherwise) that expressly provides for any of the foregoing (any action of correlative meaning, to “Encumber”).

“Environmental Laws” means any and all applicable Laws pertaining to (a) prevention of pollution or protection of the environment (including, without limitation, any natural resource damages); (b) the generation, use, storage, treatment, disposal, presence or Release of Hazardous Materials into the indoor or outdoor environment; and (c) human health and safety solely as it relates to the handling of or exposure to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Estimated Member Tax Overage Amount” means, with respect to any Member, the excess, if any, of such Member’s Estimated Member Tax Amount over the sum of (i) the estimated or other tax payments made prior to Closing by the applicable Company to any applicable Taxing Authority with respect to any Pre-Closing Tax Return or Pre-Lockbox Date Tax Period of any Post-Closing Tax Return and (ii) any withholding for Pre-Lockbox Date Taxes and Restructuring Taxes which, prior to Closing, has been properly remitted to the applicable Taxing Authority; provided, in the case of (i) and (ii), the cash to make such payments or withholding was held by the Company or its Subsidiaries as of December 31, 2023.

“Estimated Transaction Expense Overage Amount” means an amount (if any) by which the Estimated Transaction Expense Amount exceeds the Transaction Expenses Threshold Amount.

“EWG” means an exempt wholesale generator under PUHCA.

“Excess Balance Sheet Cash Amount” means $11,000,000.00.

“Exchange Act” means the Securities Exchange Act of 1934.

“FERC” means the Federal Energy Regulatory Commission, and any successor thereto.

“FERC Approval” means prior authorization by FERC of the transaction contemplated hereby under Section 203 of the FPA.

“FPA” means the Federal Power Act.

“Financing” means the financing incurred or intended to be incurred pursuant to the Commitment Letter, including any term loan or bank financing or debt securities used in lieu thereof.

“Financing Conditions” means with respect to the Financing, the conditions precedent set forth in Exhibit B of the Bridge Commitment Letter and Exhibit C of the RBL Commitment Letter.

“Financing Deliverables” means the following customary documents to be delivered in connection with the Financing: (i) a customary perfection certificate required in connection with the Financing, (ii) payoff letters and lien release documentation in form and substance reasonably satisfactory to Parent with respect to the Company Credit Agreements and any replacement indebtedness thereof and (iii) at least three Business Days prior to the Closing Date, to the extent reasonably requested in writing at least seven days prior to Closing , all documentation and other information regarding the Companies and their Subsidiaries that any Financing Source reasonably determines is required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2001, and, to the extent required by any Financing Sources, a beneficial ownership certificate (substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndication and Trading Association and Securities Industry and Financial Markets Association) in respect of any Company or any of its Subsidiaries that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (31 C.F.R. § 1010.230).

“Financing Documents” means any credit agreements, note purchase agreements, indentures, guarantees, pledge and security documents, definitive financing documents, hedging agreements, agreements, schedules or other certificates or documents contemplated by the Financing.

“Financing Failure Event” means, for any reason, other than as contemplated by the Commitment Letter, including as a result of entering into any term loan or other bank financing or issuing any debt securities, all or any portion of the Financing becoming unavailable and such portion being necessary to pay the Required Amounts on the Closing Date.

“Financing Sources” means the Persons that are party to, and have committed to provide or arrange, all or any part of the Financing pursuant to the Commitment Letter and/or any additional or replacement lender, arranger, bookrunner, agent, syndication agent or other entity acting in a similar capacity for the Financing (but excluding, for the avoidance of doubt, Parent and any Merger Sub) or any entity that has otherwise entered into agreements in connection with all or any part of the Financing or any other financing in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered into in connection therewith, together with their respective affiliates and their respective affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns.

“fraud” means, with respect to any Party, any breach or inaccuracy of any representation or warranty of such Party set forth in Article IV, Article V or Article VI, as applicable, or in any certificate delivered pursuant hereto, in either case, that constitutes common law fraud under the Laws of the State of Delaware; provided that “fraud” shall not be deemed to include negligence, recklessness or any equitable fraud or promissory fraud.

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Government Official” means (1) any director, officer, employee or representative of any Governmental Entity; (2) any director, officer, employee or representative of any commercial enterprise that is owned or controlled by a Governmental Entity, including any state-owned or controlled company or organization; (3) any director, officer, employee or representative of any public international organization, such as the United Nations or the World Bank; (4) any person acting in an official capacity for any Governmental Entity, or organization identified above; and (5) any political party, party official or candidate for political office.

“group” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Hazardous Materials” means any (a) chemical, product, substance, waste, pollutant, or contaminant that is defined or listed as hazardous or toxic, or that is otherwise regulated due to its harmful or deleterious properties, under any Environmental Law; (b) asbestos containing materials, lead-containing material, polychlorinated biphenyls, per-and polyfluoroalkyl substances, mold, or radon; and (c) any Hydrocarbons.

“Hedging Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities (including, without limitation, natural gas, natural gas liquids, crude oil and condensate), bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any put, call or other option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Hydrocarbons” means any hydrocarbon-containing substance, crude oil, natural gas, condensate, drip gas and natural gas liquids, coalbed gas, ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquids or gaseous hydrocarbons or other substances (including minerals or gases), or any combination thereof, produced or associated therewith.

“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (c) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (d) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; and (e) indebtedness of others as described in clauses (a) through (d) above guaranteed by such Person; but Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the Ordinary Course, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the Ordinary Course.

“Independent Accountant” means Ernst & Young LLP, or such other independent accounting firm of recognized national standing in the United States as may be mutually selected by Parent and the Companies.

“Intellectual Property” means any and all intellectual property rights, under the applicable Law of any jurisdiction or rights under international treaties, both statutory and common law rights, including rights in the following: (a) utility models, supplementary protection certificates, invention disclosures, registrations, patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, revisions, renewals, substitutes, and reissues thereof; (b) trademarks, service marks, certification marks, collective marks, brand names, d/b/a’s, trade names, slogans, domain names, symbols, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof and renewals of the same (including all common law rights and goodwill associated with the foregoing and symbolized thereby); (c) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, together with all common law and moral rights therein, database rights, and registrations and applications for registration of the foregoing, and all renewals, extensions, restorations and reversions thereof; (d) trade secrets, know-how, and other rights in information, including designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable (collectively, “Trade Secrets”); (e) Internet domain name registrations; and (f) all other intellectual property, industrial or proprietary rights.

“IT Assets” means computers, software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“knowledge” means the actual knowledge of, (a) in the case of the Companies, the individuals listed in Section 1.1(a) of the Company Disclosure Letter and (b) in the case of Parent, the individuals listed in Section 1.1(b) of the Parent Disclosure Letter.

“Law” means any law, including common law, rule, regulation, ordinance, code, judgment, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., in each case of any Governmental Entity.

“Malicious Code” means disabling codes or instructions, spyware, Trojan horses, back doors, drop dead devices, time bombs, worms, viruses or other software routines, in each case, that facilitate or cause unauthorized access to, or are intended to disrupt, impair or disable the ordinary operation of, or destroy, IT Assets.

“MBR Authority” means an order by FERC pursuant to Section 205 of the FPA (a) authorizing an entity to sell energy, capacity and specified ancillary services at market-based rates, (b) accepting a tariff for filing that provides for such sales, and (c) granting such entity waivers of regulations and blanket authorizations customarily granted by FERC to an entity that sells wholesale power and ancillary services at market-based rates, including blanket authorization for the issuance of securities and assumption of liabilities under Section 204 of the FPA and Part 34 of FERC’s regulations.

“Member Provisions” means Article I, Section 2.5, Article III, Article V, Sections 7.3(a), 7.3(c), 7.4(k), 7.10, 7.13, 7.15, 7.18(a), 7.19, 7.20, 7.21, 7.22, Article VIII, Sections 9.3(b) and 9.3(c), Article X and Article XI.

“Member Taxes” means, with respect to any Member, the sum of (1) any Pre-Lockbox Date Taxes attributable to the Company in which such Member owns an interest, (2) any Restructuring Taxes attributable to the Company in which such Member owns an interest, and (3) without duplication of clause (2), such Member’s Applicable Percentage of any Restructuring Taxes attributable to Green Gate Resources Parent, LLC and any of its Subsidiaries, in each case, calculated in accordance with the methodology described in Section 7.13(b) regardless of the actual amount of Bonus Depreciation shown on the applicable Pre-Closing Tax Return or Post-Closing Tax Return (including, in the case of any taxable period beginning on or before and ending after December 31, 2023, the amount of Tax reflected on such Tax Return attributable to the Pre-Lockbox Date Tax Period of such taxable period) of such Company.

“Money Laundering Laws” means any Law governing financial recordkeeping and reporting requirements, including the U.S. Currency and Foreign Transaction Reporting Act of 1970, the U.S. Money Laundering Control Act of 1986, and any applicable money laundering-related Laws of other jurisdictions where the Companies and their Subsidiaries conduct business, conduct financial transactions or own assets.

“NYSE” means the New York Stock Exchange.

“Oil and Gas Leases” means all leases, subleases, licenses or other occupancy or similar agreements (including any series of related leases with the same lessor) under which a Person leases, subleases or licenses or otherwise acquires or obtains rights to produce Hydrocarbons from real property interests.

“Oil and Gas Properties” means all interests in and rights with respect to (a) oil, gas, mineral, and similar properties of any kind and nature, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests (including all Oil and Gas Leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions and (b) all Wells located on or producing from such leases and properties.

“Ordinary Course” means, with respect to an action taken by any Person, that such action is consistent with the ordinary course of business and past practices of such Person.

“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“other Party” means (a) when used with respect to the Companies, Parent and Merger Subs and (b) when used with respect to Parent or Merger Subs, the Companies and the Members.

“Parent Intervening Event” means a material development or material change in circumstance and that was not known and was not reasonably foreseeable to the Parent Board as of the date hereof and that becomes known to the Parent Board after the date of this Agreement; provided that in no event shall any of the following constitute a Parent Intervening Event or be taken into account in determining whether a Parent Intervening Event has occurred: (A) changes in the financial, securities, currency, commodity, real estate, capital or credit markets or general economic, political, social, regulatory, legal or tax conditions in any jurisdiction in which Parent or any of its Subsidiaries operate, including (1) changes in interest rates and changes in exchange rates for the currencies of any countries and (2) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market; (B) the receipt, existence or terms of any inquiry, offer or proposal by Parent or its Subsidiaries that constitutes or would reasonably be expected to lead to, an Acquisition Proposal; (C) failure by Parent, any Company or any of their respective Subsidiaries to meet any internal or published projections, forecasts or predictions in respect of financial performance; (D) any Effect relating to any Company or any of its Subsidiaries that does not amount to a Company Material Adverse Effect; (E) changes in the market price or trading volume of Parent Common Stock or any other securities of Parent, or any change in credit rating of Parent or any Company or any of their respective Subsidiaries; (F) general conditions (or changes in such conditions) in the oil and natural gas exploration and production industry (including political or regulatory changes affecting the industry or any changes in Law); or (G) any Effect relating to Parent’s efforts to obtain the Financing or any Alternative Financing, including any failure thereof; provided, further, that the underlying causes of the matters described in clauses (C) and (E) may be deemed to constitute a Parent Intervening Event or be taken into account in determining whether a Parent Intervening Event has occurred.

“Parent Material Adverse Effect” means any Effect that (a) would prevent, materially delay or materially impair the ability of Parent or its Subsidiaries to consummate the Mergers and the Parent Stock Issuance or (b) has, or would reasonably be expected to have, a material adverse effect on the financial condition, business or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that with respect to this clause (b) only, except in respect of such Effects directly or indirectly resulting from, arising out of, attributable to or related to any application of any Law following the date of this Agreement, or any Proceeding to enforce any such application, no Effect (by itself or when aggregated or taken together with any and all other Effects) to the extent directly or indirectly resulting from, arising out of, or attributable to any of the following shall be deemed to be or constitute a “Parent Material Adverse Effect” or shall be taken into account when determining whether a “Parent Material Adverse Effect” has occurred or may, would or could occur:

(i) general economic conditions (or changes in such conditions) or conditions in the global economy generally;

(ii) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including (A) changes in interest rates and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

(iii) conditions (or changes in such conditions) in the oil and gas exploration, development or production industry (including changes in commodity prices, general market prices);

(iv) political conditions or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism);

(v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, pandemics or weather conditions;

(vi) the negotiation, execution or announcement of this Agreement or the pendency or consummation of the Mergers and the Parent Stock Issuance (other than with respect to any representation or warranty that is intended to address the consequences of the execution or delivery of this Agreement) or the announcement or consummation of the Mergers and the Parent Stock Issuance;

(vii) compliance with the terms of, or the taking of any action expressly permitted or required by, this Agreement (except for any obligation under this Agreement to operate in the Ordinary Course (or similar obligation) pursuant to Section 7.2);

(viii) changes in Law or other legal or regulatory conditions, or the interpretation thereof;

(ix) changes in GAAP or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing; or

(x) any changes in Parent’s stock price or the trading volume of Parent’s stock, or any failure by Parent to meet any analysts’ estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, or any failure by Parent or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect);

provided, however, except to the extent such Effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (i) – (v) disproportionately adversely affect Parent and its Subsidiaries, taken as a whole, as compared to other similarly situated industry participants, in which case only the incremental disproportionate Effect shall be taken into account when determining whether a “Parent Material Adverse Effect” has occurred or may, would or could occur with respect to clause (b).

“Parent Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and any personnel policy (oral or written), stock, equity, equity-based or phantom equity plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan, policy or agreement, deferred compensation agreement or arrangement, defined benefit pension plan, retirement or post-retirement plan, policy or agreement, change in control, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, and any other employee benefit plan, agreement, arrangement, program, practice, or understanding for any current or former director, employee, consultant or independent contractor of Parent or any of its Subsidiaries, whether or not funded and whether or not in writing, that is sponsored, maintained, or contributed to by Parent or its Affiliates or with respect to which Parent or its Affiliates have any liability (contingent or otherwise), but excluding Multiemployer Plans, governmental plans, programs or policies and any plan, program or policy mandated by applicable Laws.

“Parent Stockholder Approval” means the approval of the Parent Stock Issuance by the affirmative vote of a majority of shares of Parent Common Stock entitled to vote thereon and present in person and represented by proxy at the Parent Stockholders Meeting in accordance with the rules and regulations of the NYSE and the Organizational Documents of Parent.

“Parent Stockholders Meeting” means a meeting of the stockholders of Parent to consider the approval of the Parent Stock Issuance, including any postponement, adjournment or recess thereof.

“Parent Superior Proposal” means a bona fide written Acquisition Proposal (except that references in the definition of the “Acquisition Proposal” to 20% shall be replaced by 50%) made after the date of this Agreement by any person other than any Company or any of its Subsidiaries that is expressly conditioned upon the termination of this Agreement, on terms that the Parent Board determines in good faith, after consultation with its outside legal counsel and financial advisors, and considering such factors as the Parent considers to be appropriate (including the timing and likelihood of consummation of such proposal), are more favorable to the holders of Parent Common Stock than the transactions contemplated by this Agreement, taking into account any change to the transaction proposed by the Companies (including pursuant to Section 7.4(e)).

“Parent Termination Payment” means $50,000,000.

“Party” or “Parties” means Parent, Merger Subs, the Companies and, solely for the Member Provisions, the Members.

“Permitted Acquisitions” means any acquisition (by asset purchase or exchange, stock purchase, merger or otherwise) by Parent or any of its Subsidiaries of another Person that (a) provides for aggregate consideration solely of cash, (b) does not require the approval of the stockholders of Parent, (c) would not reasonably be expected to prevent, impair or delay consummation of the Merger and the transactions contemplated hereby (including any delay in the timing or expiration of the waiting period under the HSR Act).

“Permitted Encumbrances” means:

(a) to the extent not applicable to the transactions contemplated hereby or thereby or otherwise waived prior to the Effective Time, preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any contracts, including joint operating agreements, joint ownership agreements, stockholders agreements, organic documents and other similar agreements and documents;

(b) contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s liens and other similar Encumbrances arising in the Ordinary Course for amounts not yet delinquent and Encumbrances for Taxes or assessments or other governmental charges that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith in the Ordinary Course and for which adequate reserves have been established in accordance with GAAP by the party responsible for payment thereof;

(c) Production Burdens payable to third parties that are deducted in the calculation of discounted present value in the Company Reserve Reports and any Production Burdens payable to third parties affecting any Oil and Gas Property that was acquired subsequent to the date of the Company Reserve Reports;

(d) Encumbrances arising in the Ordinary Course under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, farm-out agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas business, provided, however, that, in each case, such Encumbrance (i) secures obligations that are not Indebtedness or a deferred purchase price and are not delinquent and (ii) would not be reasonably expected to have, individually or in the aggregate, a material and adverse effect on the value, use or operation of the property encumbered thereby;

(e) such Encumbrances as any Company (in the case of Encumbrances with respect to properties or assets of Parent or its Subsidiaries) or Parent (in the case of Encumbrances with respect to properties or assets of any Company or any of its Subsidiaries), as applicable, may have expressly waived in writing;

(f) all easements, encumbrances, zoning restrictions, rights-of-way, servitudes, permits, surface leases, and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way on, over or in respect of any of the properties of any Company or Parent, as applicable, or any of their respective Subsidiaries, and all matters disclosed by the public records or that would be disclosed by a current and accurate survey of the Real Property that do not materially interfere with the operation or use of the property or the asset affected thereby;

(g) any Encumbrances (i) discharged at or prior to the Effective Time (including Encumbrances securing any Indebtedness that will be paid off in connection with Closing) and (ii) arising under the Company Credit Agreements;

(h) Encumbrances imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions; or

(i) Encumbrances, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights-of-way, covenants, restrictions and other matters and encumbrances that would be accepted by a reasonably prudent purchaser of oil and gas interests, that would not reduce the net revenue interest share of Companies or Parent, as applicable, or such Party’s Subsidiaries, in any Oil and Gas Lease below the net revenue interest share shown in the Company Reserve Reports, with respect to such lease, or increase the working interest of the Companies or Parent, as applicable, or of such Party’s Subsidiaries, in any Oil and Gas Lease above the working interest shown on the Company Reserve Reports, with respect to such lease.

“Permitted Leakage” means each of the following to the extent incurred or paid, or the making of or entering into any agreement or arrangement to give effect to any of the following prior to the Closing Date and any liability of any Company for Taxes incurred or becoming payable in connection therewith or arising therefrom:

(a) payments by any Company or any of its Subsidiaries to third parties (other than to the Members or any of their Related Persons) pursuant to contracts in the Ordinary Course;

(b) payments by any Company or any of its Subsidiaries of Taxes, licensing fees and other operating expenses, in each case, in the Ordinary Course and as disclosed in Section 1.1(c) of the Company Disclosure Letter;

(c) payments to or for the benefit of any directors, officers, or employees of any Company or any of its Subsidiaries, in each case, in the Ordinary Course;

(d) intercompany payments made by any Company or any Subsidiary that will be wholly owned by the Companies from the date of this Agreement through the Effective Time, on the one hand, to any Company or any Subsidiary that will be wholly owned by the Companies from the date of this Agreement through the Effective Time, on the other hand;

(e) reimbursement payments by any Company or any Subsidiaries of the Companies to the Sponsors or their affiliated entities that provided services to or for the benefit of any Company or any of Subsidiaries of the Companies, in each case, in the Ordinary Course and in an amount not to exceed $300,000 in the aggregate;

(f) any payment by any Company or any of its Subsidiaries (i) that is expressly required by this Agreement, or (ii) required by applicable Law;

(g) any distribution required pursuant to the Restructuring as disclosed in Section 1.1(d) of the Company Disclosure Letter;

(h) the payment of any Transaction Expenses;

(i) any payment made by any Company or any of its Subsidiaries at the request or with the consent of Parent;

(j) payments made with respect to matters (i) accrued or provided for in the Financial Statements, or (ii) expressly and specifically provided for in the 2024 annual budget of the Companies and their Subsidiaries, a copy of which was provided by the Companies to Parent prior to the date hereof; or

(k) cash dividends or distributions by the Companies (i) of an aggregate amount equal to the Excess Balance Sheet Cash Amount or (ii) as disclosed on Section 1.1(d) of the Company Disclosure Letter.

For the avoidance of doubt, any Transaction Expenses paid pursuant to clause (h) shall be taken into account for purposes of Section 3.3 (Adjustment for Transaction Expenses and Member Taxes).

“Person” means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, Governmental Entity, association or unincorporated organization, or any other form of business or professional entity.

“Personal Information” means any information or data that is considered “personal information,” “personally identifiable information”, “sensitive personal information”, “private information” or similar term under applicable Laws.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after (and excluding) the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Pre-Lockbox Date Taxes” means Taxes of any Company for any Pre-Lockbox Date Tax Period or the portion of any taxable period ending on December 31, 2023 (including any such Taxes, payment of which has been deferred).

“Pre-Lockbox Date Tax Period” means any taxable period ending on or prior to December 31, 2023 and the portion of any taxable period ending on and including December 31, 2023.

“Privacy Laws” means any Laws worldwide applicable to any Company or any of its Subsidiaries that are related to privacy, information security, data protection or the processing of Personal Information, including, to the extent so applicable the California Consumer Privacy Act (and its regulations) as amended by the California Privacy Rights Act.

“Proceeding” means any cause of action, action, audit, demand, litigation, suit, proceeding, investigation, grievance, citation, summons, subpoena, inquiry, hearing, originating application to a tribunal, arbitration or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise, whether in contract, in tort or otherwise, and whether or not such claim, cause of action, action, audit, demand, litigation, suit, proceeding, investigation grievance, citation, summons, subpoena, inquiry, hearing, originating application to a tribunal, arbitration or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action, in each case, by or before a Governmental Entity.

“Production Burdens” means any royalties (including lessor’s royalties), overriding royalties, production payments, net profit interests or other burdens upon, measured by or payable out of oil, gas or mineral production.

“PUHCA” means the Public Utility Holding Company Act of 2005.

“PURPA” means the Public Utility Regulatory Policies Act of 1978.

“QF” means a “qualifying small power production facility” or a “qualifying cogeneration facility” under PURPA, as such term is defined in PURPA, that also is a “qualifying facility” under PURPA, as such term is defined in PURPA.

“R&W Insurance Policy” means a representations and warranties policy obtained and bound by Parent and paid for by Parent with respect to this Agreement.

“RBL Commitment Letter” means that certain commitment letter, dated as of the date hereof, addressed to Parent in respect of the reserve-based revolving credit facility described therein.

“Registration Rights Agreement” means a registration rights and lock-up agreement, by and among Parent, on the one hand, and each Member, on the other hand, in each case, in substantially the form attached hereto as Exhibit A.

“Related Persons” means, collectively, either Member or its Affiliates (other than any Company or any Subsidiaries that will be wholly owned by the Companies from the date of this Agreement through the Effective Time), any manager or officer of any Company or his or her Affiliates and, in the case of individuals, (i) any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, civil partner, sibling, or in-law of the individual, including adoptive relationships, and (ii) any trust, partnership or other entity in which the individual or the persons described in clause (i) is the trustee or has a beneficial interest.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment.

“Representatives” means, with respect to any Person, the officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives of such Person.

“Restructuring Taxes” means any Taxes arising out of or resulting from the Restructuring, regardless of whether such Taxes are incurred during a Pre-Closing Tax Period or not, which are borne by any Company (or any of their Subsidiaries) or Parent (or any of its Subsidiaries), for the avoidance of doubt, without regard to any loss or deduction that may reduce any such Taxes (unless such loss or deduction arises out of or results from the Restructuring).

“Sanctioned Country” means: at any time, a country or territory that is itself the target of comprehensive Sanctions (currently, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

“Sanctions Target” means any Person that is the target of Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom; (b) any Person operating, organized, or resident in a Sanctioned Country; (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) any Person 50% or more owned or (where relevant under Economic Sanctions/Trade Laws) controlled by any such Person or Persons or acting for or on behalf of such Person or Persons.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Sponsor” means each of Canada Pension Plan Investment Board and IKAV SICAV-FIS SCA.

“Stockholder’s Agreement” means, as applicable, (i) the stockholder agreement, by and between Parent, on the one hand, IKAV Member, on the other hand, and (ii) the stockholder agreement, by and between Parent, on the one hand, and CPP Member, on the other hand, in each case, in substantially the form attached hereto as Exhibit B, and “Stockholder Agreements” means all of the foregoing, collectively.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date that are first due after the Closing Date.

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) more than 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries; provided, however, that for purposes of this Agreement, Green Gate Resources Parent, LLC and its Subsidiaries shall be deemed Subsidiaries of each Company, except with respect to COI and the IKAV Co-Invest Blockers as it relates to the making of representations, warranties or covenants regarding Green Gate Resources Parent, LLC and its Subsidiaries, but not for the sharing of liability in which event COI and the IKAV Co-Invest Blockers shall bear responsibility as a Company for its proportionate share as described herein.

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under applicable Law.

“Tax” or “Taxes” means any and all taxes and similar charges, duties, levies or other assessments of any kind, including, but not limited to, income, estimated, business, occupation, corporate, gross receipts, transfer, stamp, employment, occupancy, license, severance, capital, impact fee, production, ad valorem, excise, property, sales, use, turnover, value added and franchise taxes, deductions, withholdings and custom duties, imposed by any Governmental Entity, including interest, penalties, and additions to tax imposed with respect thereto.

“Tax Returns” means any return, report, statement, information return or other document (including any related or supporting information) filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxing Authority” means any Governmental Entity having jurisdiction in matters relating to Tax matters.

“Transaction Documents” means, collectively, this Agreement, the Stockholder Agreements, the Registration Rights Agreement, the Transition Services Agreement and any other agreements contemplated by the exhibits hereto.

“Transaction Expenses” means the out-of-pocket fees and expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents and the other documents delivered in connection herewith and therewith, and the consummation of the Mergers, in each case, incurred by or on behalf of any Company and any of its Subsidiaries prior to or in connection with the Closing, including the fees and expenses of legal counsel, investment bankers, accountants and other advisors in connection with this Agreement and any Merger-related bonuses payable to any director, manager, officer or employee of the Companies or its Subsidiaries solely as a result of the consummation of the Merger (but excluding any post-Closing payments resulting from the so-called “double-trigger” provisions), and the employer’s portion of any Taxes with respect thereto; provided that Transaction Expenses shall not include (i) costs and expenses incurred by any Company or any of its Subsidiary with respect to Parent’s Financing, (ii) out-of-pocket costs and expenses incurred by any Company in connection with the successful enforcement by any Company or any of its Subsidiaries of their rights hereunder (iii) amounts to be paid off pursuant to the Company Credit Agreements, (iv) costs and expenses paid by any Company in connection with the D&O Insurance or (v) the items described on Section 1.1(d) of the Company Disclosure Letter.

“Transaction Expenses Threshold Amount” means an amount equal to $35,000,000.

“Transaction Tax Deductions” means, without duplication, any income Tax deduction resulting from any Transaction Expenses (including amounts paid before the Closing Date that would have been Transaction Expenses if paid on the Closing Date).

“Wells” means all oil or gas wells, whether producing, operating, shut-in or temporarily abandoned, located on an Oil and Gas Lease or any pooled, communitized or unitized acreage that includes all or a part of such Oil and Gas Lease or otherwise associated with an Oil and Gas Property of the applicable Person or any of its Subsidiaries, together with all oil, gas and mineral production from such well.

“Willful and Material Breach” including the correlative term “Willfully and Materially Breach,” shall mean (a) a material breach (or the committing of a material breach) that is a consequence of an act or failure to take an act by the breaching party that knew or reasonably should have known that the taking of such act (or the failure to take such act) would be or would be reasonably likely be a material breach of this Agreement, and (b) with respect to Parent or Merger Subs, the failure, for any reason, to consummate the transactions contemplated hereby as and when required hereunder.

Annex B

Jefferies LLC

520 Madison Avenue

New York, NY 10022

www.jefferies.com

February 6, 2024

The Board of Directors

California Resources Corporation

1 World Trade Center, Suite 1500

Long Beach, CA 90831

Members of the Board:

We understand that California Resources Corporation, a Delaware corporation (“Parent”), proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”) with Petra Merger Sub I, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“IKAV Merger-Sub”), Petra Merger Sub C, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“CPP Merger Sub”), Petra Merger Sub O, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“COI Merger Sub”), Petra Merger Sub 02, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“COI Merger Sub 2”), Petra Merger Sub 03, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“ COI Merger Sub 3”, and together with IKAV Merger Sub, CPP Merger Sub, COI Merger Sub and COI Merger Sub 2, collectively, the “Initial Merger Subs”), Petra Merger Sub S, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Subsequent Merger Sub”), IKAV Impact USA Inc., a Delaware corporation (“IKAV Blocker”), CPPIB Vedder US Holdings LLC, a Delaware limited liability company (“CPP Blocker”), Opps Xb Aera E CTB, LLC, a Delaware limited liability company (“IKAV Co-Invest Blocker 1”), Opps XI Aera E CTB, LLC, a Delaware limited liability company (“IKAV Co-Invest Blocker 2”), Green Gate COI, LLC, a Delaware limited liability company (“IKAV Co-Invest”, and together with IKAV Blocker, CPP Blocker, IKAV Co-Invest Blocker 1 and IKAV Co-Invest Blocker 2, the “Companies” and each, a “Company”), and solely for the purposes of the Member Provisions (as defined in the Merger Agreement), IKAV Impact S.a.r.1., a Luxembourg corporation (“IKAV S.a.r.l.”), Simlog Inc., a Delaware corporation (“Simlog”) and IKAV Energy Inc., a Delaware corporation (collectively with IKAV S.a.r.l. and Simlog, “IKAV Member”), CPP Investment Board Private Holdings (6), Inc., a Canadian corporation (“CPP Member”), a OCM Opps Xb AIF Holdings (Delaware), L.P., a Delaware limited partnership (“IKAV Co-Invest Blocker 1 Member A”), Oaktree Huntington Investment Fund II AIF (Delaware), L.P. – Class C, a Delaware limited partnership (“IKAV Co-Invest Blocker 1 Member B” and together with IKAV Co-Invest Blocker 1 Member A, “IKAV Co-Invest Blocker 1 Members”), OCM XI AIV Holdings (Delaware), L.P., a Delaware limited partnership (“IKAV Co-Invest Blocker 2 Member”) and OCM Aera E Holdings, LLC, a Delaware limited liability company (“IKAV Co-Invest Member”, and together with IKAV Member and CPP Member, collectively, the “Members”). We understand that the Companies collectively own, directly or indirectly, all of the authorized equity interests in Green Gate Resources Parent, LLC, which in turn, indirectly owns all of the equity interests in Aera Energy LLC and Aera Energy Services Company (collectively, “Aera”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

Pursuant to the terms of the Merger Agreement:

(i)

IKAV Merger Sub will merge with and into IKAV Blocker, CPP Merger Sub will merge with and into CPP Blocker, COI Merger Sub will merge with into IKAV Co-Invest, COI Merger Sub 2 will merge with and into IKAV Co-Invest Blocker 1 and COI Merger Sub 3 will merge with and into IKAV Co-Invest Blocker 2 (collectively, the “Initial Mergers”), the separate existence of each Initial Merger Sub shall cease, and each Company shall survive the applicable Initial Merger;

(ii)

At the effective time of the Initial Mergers (the “Effective Time”), all of the stock of IKAV Blocker, all of the membership interests of CPP Blocker, all of the membership interests of IKAV Co-Invest Blocker 1, all of the membership interests of IKAV Co-Invest Blocker 2 and all of the membership interests of IKAV Co-Invest (collectively, the “Equity Interests”), in each case, immediately outstanding prior to the Effective Time, shall be converted into the right to receive in the aggregate (A) 21,170,357 shares of Parent common stock (“Parent Common Stock”), par value $0.01 per share (the “Aggregate Consideration”), as adjusted pursuant to Section 3.2(a) and Section 3.3 of the Merger Agreement (with respect to which we express no opinion), plus (B) that aggregate number of shares of Parent Common Stock equal to the quotient that is obtained by dividing (x) the amount of dividends or distributions that the holders of Equity Interests would have been entitled to receive (either before or after the Effective Date) had the Aggregate Consideration been issued in exchange for the Equity Interests on January 1, 2024 (the “Aggregate Dividend Amount”) by (y) the Agreed VWAP of $51.96, such number of shares of Parent Common Stock subject to adjustment pursuant to Section 3.2(a) of the Merger Agreement (with respect to which we express no opinion);

(iii)

At the effective time of the Initial Mergers, the issued and outstanding membership interest or sole share of stock of each Initial Merger Sub shall be converted into and become the sole membership interest in the applicable Company; and

(iv)

Immediately following the effectiveness of the Initial Mergers, each Company shall merge with and into Subsequent Merger Sub (the “Subsequent Merger”), with Subsequent Merger Sub surviving the Subsequent Merger as a wholly owned subsidiary of Parent.

The Initial Mergers and the Subsequent Merger are collectively referred to herein as the “Mergers”, and the terms of the transactions contemplated by the Merger Agreement, including the Mergers, are more fully described in the Merger Agreement.

You have asked for our opinion as to whether the Aggregate Consideration to be paid by Parent pursuant to the Merger Agreement is fair, from a financial point of view, to Parent.

In arriving at our opinion, we have, among other things:

(i)	reviewed a draft dated February 6, 2024 of the Merger Agreement;

(ii)	reviewed certain publicly available financial and other information about Parent;

(iii)

reviewed certain information furnished to us by Parent management, relating to the business, operations and prospects of Parent, including financial forecasts and analyses under various business assumptions;

(iv)

reviewed certain information furnished to us by Parent management, relating to the business, operations and prospects of Aera, including financial forecasts and analyses under various business assumptions, which information was approved for our use by the Board of Directors of Parent (the “Board”);

(v)	held discussions with members of senior management of Parent concerning the matters described in clauses (ii) through (iv) above;

(vi)	reviewed the implied trading multiples of certain publicly traded companies that we deemed relevant in evaluating Parent and Aera; and

(vii)	conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, with your permission, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by or on behalf of Parent or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on assurances of the management of Parent that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did we conduct a physical inspection of any of the properties or facilities of, Parent or Aera, nor have we been furnished with any such evaluations or appraisals of such physical inspections, nor do we assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to us and, at your direction, reviewed by us, we note that projecting future results of any company is inherently subject to uncertainty. With respect to the forecasts for each of Parent and Aera prepared by Parent management and provided to us by Parent, you have informed us, and we have assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgment of Parent management as to the future financial performance of Parent and Aera, as the case may be. We express no opinion as to these financial forecasts or the assumptions on which they are made, nor do we express any opinion as to any potential pro forma effects of the transactions contemplated by the Merger Agreement, including the Mergers.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have made no independent investigation of any legal or accounting matters affecting Parent or Aera, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to Parent and the Board, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to Parent. We have assumed that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us in all respects material to our opinion. We have assumed that the Mergers will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement. We have also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Mergers, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Parent, Aera or the contemplated benefits of the Mergers in any respect material to our opinion. For purposes of our opinion, we have not taken into account any potential adjustment to the Aggregate Consideration pursuant to Section 3.2(a) or Section 3.3 of the Merger Agreement, and we have assumed with your permission that the Aggregate Dividend Amount is zero. We express no opinion as to the price shares of Parent Common Stock or any other securities of Parent will trade at any future time.

It is understood that our opinion is for the use and benefit of the Board in its consideration of the transactions contemplated by the Merger Agreement, and our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transactions or opportunity that might be available to Parent, nor does it address the underlying business decision by Parent to engage in the transactions contemplated by the Merger Agreement, including the Merger. Our opinion does not constitute a recommendation to any holder of Parent Common Stock as to how any such holder should vote with respect to any matter related to the Mergers, including with respect to approval of the issuance of Parent Common Stock in the Mergers. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Parent. Our opinion has been authorized by the Fairness Opinion Committee of Jefferies LLC.

We have been engaged by Parent to act as financial advisor to Parent in connection with the transactions contemplated by the Merger Agreement and will receive a fee for our services. We also will be reimbursed for certain expenses reasonably incurred. Parent has agreed to indemnify us against certain liabilities arising out of or in connection with the services rendered and to be rendered by us under our engagement. During the past two years, we have provided financial advisory services and financing services to Parent for which we have received fees. In the ordinary course of our business, we and our affiliates may trade or hold securities of Parent, Aera, the

Members and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to Parent, Aera, the Members or entities that are affiliated with Parent, Aera or the Members, for which we would expect to receive compensation. Our opinion may not be used or referred to by Parent, or quoted or disclosed to any person in any matter, without our prior written consent.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Aggregate Consideration to be paid by Parent pursuant to the Merger Agreement is fair, from a financial point of view, to Parent.

Very truly yours,

Jefferies LLC

Annex C

REGISTRATION RIGHTS AGREEMENT

by and among

CALIFORNIA RESOURCES CORPORATION

and

EACH OF THE SELLERS PARTY HERETO

[   ]

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of [___], by and among California Resources Corporation, a Delaware corporation (the “Company”), and each of the parties set forth on the signature pages hereto (each, a “Seller” and collectively, the “Sellers”).

RECITALS

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of February [___], 2024 (the “Merger Agreement”), among the Company, Petra Merger Sub I, LLC, Petra Merger Sub C, LLC and Petra Merger Sub O, LLC, Petra Merger Sub O2, LLC, Petra Merger Sub O3, LLC, each a Delaware limited liability company and a wholly-owned subsidiary of the Company, Petra Merger Sub S, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company, IKAV Impact USA Inc., a Delaware corporation, CPPIB Vedder US Holdings LLC, a Delaware limited liability company, Opps Xb Aera E CTB, LLC, a Delaware limited liability company, Opps XI Aera E CTB, LLC, a Delaware limited liability company, Green Gate COI, LLC, a Delaware limited liability company, and solely for purposes of the Member Provisions (as defined in the Merger Agreement), IKAV Impact S.a.r.l., a Luxembourg corporation, Simlog, Inc., a Delaware corporation, IKAV Energy Inc., a Delaware corporation, CPP Investment Board Private Holdings (6), Inc., a Canadian corporation, OCM Opps Xb AIF Holdings (Delaware), L.P., a Delaware limited partnership, Oaktree Huntington Investments Fund II AIF (Delaware), L.P. – Class C, a Delaware limited partnership, OCM Opps XI AIV Holdings (Delaware), L.P., a Delaware limited partnership, and OCM Aera E Holdings, LLC, a Delaware limited liability company, the Company issued the Securities to the Sellers; and

WHEREAS, the parties hereto desire to enter into an agreement to provide for certain rights and obligations associated with ownership of the Securities.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used herein without definition shall have the meanings given to them in the Merger Agreement, except that the terms set forth below are used herein as so defined:

“Affiliate” has the meaning ascribed to it, on the date hereof, under Rule 405 of the Securities Act; provided, however, that solely for purposes of Section 2.6, “Affiliate”, with respect to any Person, means any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question; it being understood that, with respect to a Holder or any of its Affiliates, (x) “Affiliate” does not include any portfolio company of a Holder or any of its Affiliates and (y) for purposes of this Agreement, the Company and its subsidiaries shall not be deemed to be an Affiliate of any Holder or such Holder’s Affiliates. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning specified therefor in the introductory paragraph of this Registration Rights Agreement.

“Authority” means any domestic (including federal, state or local) or foreign court, arbitrator, administrative, regulatory or other governmental department, agency, official, commission, tribunal, authority or instrumentality, non-government authority or self-regulatory body (including any domestic or foreign securities exchange).

“Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Exchange Act. “Beneficial Ownership” has a correlative meaning.

“Block Trade” means the sale of Registrable Securities to one or more purchasers that are financial institutions in an offering registered under the Securities Act without a prior public marketing process by means of a block trade.

“Block Trade Notice” has the meaning specified therefor in Section 2.1(c) of this Agreement.

“Bought or Overnight Underwritten Offering” has the meaning specified therefor in Section 2.2(b) of this Agreement.

“Bought or Overnight Underwritten Holder Offering” means the sale of Registrable Securities to one or more purchasers that are financial institutions in an offering registered under the Securities Act (a) without a prior public marketing process by means of a bought deal or (b) pursuant to an “overnight” underwritten offering.

“Business Day” means any day other than a day on which the SEC is closed.

“Closing Date” means the date of this Agreement.

“Common Stock” means the common stock, par value $0.01 per share, of the Company, and any class or classes of securities issued or issuable with respect to such common stock by way of reclassification, dividend or distribution or in connection with any reorganization or other recapitalization, merger, consolidation or otherwise.

“Company” has the meaning specified therefor in the introductory paragraph of this Agreement and includes any successor thereto.

“CPPIB Holder” means CPP Investment Board Private Holdings (6), Inc., a Canadian corporation, and its Affiliates, when any such Person is a holder or owner of any Registrable Securities.

“CPPIB Holder Group” means, as of any time of determination, all CPPIB Holders at such time.

“Delivery Failure” has the meaning specified therefor in Section 2.8(a) of this Agreement.

“e-mail” has the meaning specified therefore in Section 3.1 of this Agreement.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Holder” means the Sellers and their respective Affiliates, when such Person is a holder or owner of any Registrable Securities.

“IKAV Holder” means each of IKAV Impact S.a.r.l., a Luxembourg corporation, Simlog, Inc., a Delaware corporation, and IKAV Energy Inc., a Delaware corporation, and each of their respective Affiliates, when any such Person is a holder or owner of any Registrable Securities.

“IKAV Holder Group” means, as of any time of determination, all IKAV Holders at such time.

“Included Registrable Securities” has the meaning specified therefor in Section 2.2(a) of this Agreement.

“Launch Date” has the meaning specified therefor in Section 2.2(b) of this Agreement.

“Losses” has the meaning specified therefor in Section 2.8(b) of this Agreement.

“Managing Underwriter” means, with respect to any Underwritten Offering or Bought or Overnight Underwritten Offering, the book running lead manager of such Underwritten Offering or Bought or Overnight Underwritten Offering.

“Maximum Number of Securities” has the meaning specified therefor in Section 2.1(c) of this Agreement.

“Maximum Piggyback Number of Securities” has the meaning specified therefor in Section 2.2(b) of this Agreement.

“Member Holder Group” means each of the CPPIB Holder Group, the IKAV Holder Group and the Oaktree Holder Group, singly.

“Merger Agreement” has the meaning specified therefor in the recitals of this Agreement.

“Oaktree Holder” means each of OCM Opps Xb AIF Holdings (Delaware), L.P., a Delaware limited partnership, Oaktree Huntington Investments Fund II AIF, L.P. – Class C, a Delaware limited partnership, OCM XI AIV Holdings (Delaware), L.P., a Delaware limited partnership, and OCM Aera E Holdings, LLC, a Delaware limited liability company, and each of their respective Affiliates, when any such Person is a holder or owner of any Registrable Securities.

“Oaktree Holder Group” means, as of any time of determination, all Oaktree Holders at such time.

“Opt-Out Notice” has the meaning specified therefor in Section 2.2(b) of this Agreement.

“Other Holder” has the meaning specified therefor in Section 2.2(c) of this Agreement.

“Person” means any natural person, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, foundation, unincorporated organization or government or other agency or political subdivision thereof.

“Piggyback Offering” has the meaning specified therefor in Section 2.2(a) of this Agreement.

“Primary Selling Holder” has the meaning specified therefor in Section 2.1(b) of this Agreement.

“Registrable Securities” means the Securities, upon original issuance thereof, or any shares or other securities issued in respect of such Registrable Securities because of or in connection with any stock dividend, stock distribution, stock split, purchase in any rights offering or in connection with any exchange for or replacement of such Registrable Securities or any combination of shares, recapitalization, merger or consolidation, or any other equity securities issued pursuant to any other pro rata distribution with respect to the Common Stock or other Registrable Securities, until such time as such securities cease to be Registrable Securities pursuant to Section 1.2 hereof.

“Registration Expenses” has the meaning specified therefor in Section 2.7(a) of this Agreement.

“Rule 144” means Rule 144 promulgated under the Securities Act or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.

“SEC” means the U.S. Securities and Exchange Commission (or any successor agency).

“Securities” means the shares of Common Stock issued pursuant to the Merger Agreement.

“Seller” has the meaning specified therefor in the introductory paragraph of this Agreement.

“Selling Expenses” means all underwriting discounts, selling commissions or similar fees or arrangements or stock transfer taxes allocable to the sale of the Registrable Securities, and fees and disbursements of counsel to the Selling Holders, other than those fees and disbursements of counsel required to be paid by the Company pursuant to Section 2.6(a) of this Agreement.

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a registration statement.

“Selling Holder Indemnified Persons” has the meaning specified therefor in Section 2.8(a) of this Agreement.

“Shelf Registration” has the meaning specified therefor in Section 2.1(a) of this Agreement.

“Shelf Registration Statement” has the meaning specified therefor in Section 2.1(a) of this Agreement.

“Stockholder’s Agreement” means, with respect to a Seller, that certain Stockholder’s Agreement, dated as of the date hereof, by and between such Seller or its Affiliate and the Company.

“Termination Date” has the meaning specified therefor in Section 3.17 of this Agreement.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, Registrable Securities.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” has the meaning specified therefor in Section 2.1(b) of this Agreement.

“Underwritten Offering Filing” has the meaning specified therefor in Section 2.2(a) of this Agreement.

“Underwritten Offering Notice” has the meaning specified therefor in Section 2.1(b) of this Agreement.

“Underwritten Offering Request” has the meaning specified therefor in Section 2.1(b) of this Agreement.

Section 1.2 Registrable Securities. Any Registrable Security will cease to be a Registrable Security when (a) a registration statement covering such Registrable Security becomes or has been declared effective by the SEC and such Registrable Security has been sold or disposed of pursuant to such effective registration statement; (b) such Registrable Security has been disposed of pursuant to any section of Rule 144 under circumstances in which all of the applicable conditions of such Rule (then in effect) are met; or (c) such Registrable Security has been sold or disposed of in a transaction in which the Holders’ rights under this Agreement are not transferred or assigned pursuant to Section 3.3 of this Agreement.

ARTICLE II

REGISTRATION RIGHTS

Section 2.1 Shelf Registration.

(a) Registration. The Company shall, as soon as practicable after the Closing Date, but in any event within 20 Business Days after the Closing Date, file a “shelf” registration statement to permit the resale of the Registrable Securities from time to time pursuant to Rule 415 promulgated under the Securities Act (a “Shelf Registration”). The registration statement shall be on Form S-3 or, if Form S-3 is not then available to the Company, on Form S-1 or such other form of registration statement as is then available to effect a registration for the offer and sale of the Registrable Securities (such registration statement, a “Shelf Registration Statement”). If permitted under the Securities Act, such registration statement shall be one that is automatically effective upon filing and, if such registration is not automatically effective, the Company shall use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the 120th calendar day following the filing date thereof if the SEC notifies the Company that it will “review” such registration statement and (b) the 10th Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review. Subject to the provision by each Holder of all information reasonably requested by the Company for such purposes, the Company shall use commercially reasonable efforts to cause the Shelf Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that the Shelf Registration Statement is available or, if not available, that another registration statement is available, for the resale of all the Registrable Securities by the Holders until such time as there are no longer any Registrable Securities; provided, however, that, other than in connection with an Underwritten Offering, the Company shall not be required to supplement or amend any registration statement to reflect the transfer to a new or existing Holder except upon request of either Seller and in any event not more than four times in any consecutive 12 months (excluding supplements or amendments in connection with an Underwritten Offering). In the event the Company files a registration statement on Form S-1, the Company shall use its commercially reasonable efforts to convert such registration statement into a registration statement on Form S-3 as soon as practicable after Form S-3 is available to the Company.

(b) Right to Effect Underwritten Offerings. Subject to the provisions hereof, members of the CPPIB Holder Group and IKAV Holder Group shall be entitled, at any time and from time to time when a Shelf Registration Statement is effective and until the Termination Date, to sell all or a portion of such Registrable Securities as are then registered pursuant to such registration statement in an underwritten offering or a Bought or Overnight Underwritten Holder Offering (each, an “Underwritten Offering”) upon not less than seven Business Days’ prior written notice to the Company (such request, an “Underwritten Offering Request”); provided, however, that (based on then-current market prices) the number of Registrable Securities included in each such Underwritten Offering would reasonably be expected to yield gross proceeds to the Holders of at least $50,000,000, and provided further that each of the CPPIB Holder Group and the IKAV Holder Group shall not be entitled to request an Underwritten Offering (i) more than four times in the aggregate and (ii) more than two times in any single calendar year. As soon as reasonably practicable after receipt by the Company of an Underwritten Offering Request from a Holder (the “Primary Selling Holder”) in accordance with this Section 2.1(b), the Company shall give written notice (an “Underwritten Offering Notice”) of such Underwritten Offering Request to all other Holders and shall, subject to the provisions of this Article II, use commercially reasonable efforts to include in such Underwritten Offering all Registrable Securities with respect to which the Company received written requests for inclusion therein within five Business Days after such Underwritten Offering Notice is given by the Company to such Holders.

(c) Block Trade. Notwithstanding anything in Section 2.1(b), any member of the CPPIB Holder Group and IKAV Holder Group shall be permitted to request that the Company facilitate a Block Trade, subject to the provisions of this Section 2.1(c) up to two times in any single calendar year. All requests that the Company facilitate a Block Trade by a member of the applicable Member Holder Group (a “Holder Block Trade”) shall be made by giving written notice to the Company (a “Block Trade Notice”). Each Block Trade Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Holder Block Trade and the proposed date of such proposed Holder Block Trade, provided that such date must be at least five Business Days after receipt of the Block Trade Notice. Notwithstanding the foregoing, the Company will not be required to take any action pursuant to this Section 2.1(c) if a Block Trade is not expected to yield aggregate gross proceeds of at least $50,000,000. The Company shall use its commercially reasonable efforts to facilitate each such Block Trade, including, the delivery of customary comfort letters and customary legal opinions, subject to receipt by the Company, its auditors and legal counsel of customary representations and other customary documentation as may be reasonably necessary to permit the delivery of such comfort letters and legal opinions.

(d) Priority on Underwritten Offering. With respect to the registration pursuant to this Section 2.1, the Company may include shares of Common Stock other than Registrable Securities in an Underwritten Offering, subject to the terms provided below. If the Managing Underwriter or Underwriters of any Underwritten Offering advises the Company and the Primary Selling Holder that the total amount of securities that the Selling Holders and any other Persons intend to include in such Underwritten Offering exceeds the number that can be sold in such Underwritten Offering without being likely to have an adverse effect on the price, timing or distribution of the securities offered or the market for such securities (the “Maximum Number of Securities”), then the securities to be included in such Underwritten Offering shall include the number of securities that such Managing Underwriter or Underwriters advises the Company and the Primary Selling Holder can be sold without having such adverse effect, with such number to be allocated: (x) first, to the Registrable Securities proposed to be sold by the Primary Selling Holder in such Underwritten Offering up to the Maximum Number of Securities; (y) second, to the extent that the Maximum Number of Securities has not been reached under clause (x), to the Registrable Securities proposed to be sold by all other Selling Holders in such Underwritten Offering, pro rata based upon the number of Registrable Securities owned by each such Selling Holder at the time of such offering, which can be sold without exceeding the Maximum Number of Securities; and (z) third, to the extent that the Maximum Number of Securities has not been reached under clauses (x) and (y), to the securities to be offered and sold by or on behalf of the Company, which can be sold without exceeding the Maximum Number of Securities.

(e) Selection of Underwriters. If any of the Registrable Securities are to be sold (i) in an Underwritten Offering (excluding a Bought or Overnight Underwritten Holder Offering) initiated by the Holders, the Company shall propose three or more reputable nationally recognized investment banks to act as the Managing Underwriter or Underwriters in connection with such Underwritten Offering from which the Primary Selling Holder shall select the Managing Underwriter or Underwriters, and (ii) in a Bought or Overnight Underwritten Holder Offering, the Primary Selling Holder in such Bought or Overnight Underwritten Holder Offering shall be entitled to select the Underwriter or Underwriters for such Bought or Overnight Underwritten Holder Offering (which shall consist of one or more reputable nationally recognized investment banks). The Primary Selling Holder shall determine the pricing of the Registrable Securities offered pursuant to such Underwritten Offering, the applicable underwriting discounts and commissions, and the timing of any such Underwritten Offering, subject to this Agreement.

(f) Basis of Participation. No Holder may sell Registrable Securities in any offering pursuant to an Underwritten Offering unless it (i) agrees to sell such Registrable Securities on the same basis provided in the underwriting or other distribution arrangements approved by the Company and the Primary Selling Holder that apply to the Company and/or the Primary Selling Holder, as applicable, and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, lockups and other customary documents as may be reasonably required under the terms of such arrangements; provided, however, that no Holder shall be required to make any representations or warranties to the Company or any underwriter (other than representations and warranties regarding such Holder’s ownership of its Registrable Securities to be sold or transferred, such Holder’s power and authority to effect such transfer, and such matters pertaining to compliance with securities laws as may be reasonably requested by the Company or the underwriters, and such other representations, warranties and other provisions relating to such Holder’s participation in such Underwritten

Offering as may be reasonably requested by the underwriters) or to undertake any indemnification obligations to the Company with respect thereto, except as otherwise provided in Section 2.8(b) or to the Underwriters with respect thereto.

(g) Delay Rights. Notwithstanding anything to the contrary contained herein, the Company may, upon written notice to the Selling Holders, delay the filing or effectiveness of a registration statement or execution of an Underwritten Offering under this Section 2.1 or, suspend the use of any prospectus which is a part of a registration statement filed under this Section 2.1 (in which event the Selling Holders shall discontinue sales of the Registrable Securities pursuant to such registration statement but such Selling Holder may settle any contracted sales of Registrable Securities) if the Company notifies the Selling Holders in writing that the Company (i) is pursuing a bona fide material acquisition, merger, reorganization, disposition, joint venture, financing or other similar transaction and a majority of the board of directors of the Company (the “Board”) determines in its reasonable and good faith discretion that any required disclosure of such transaction in the registration statement would have an adverse effect on any such transaction or (ii) is in possession of material non-public information and a majority of the Board determines in its reasonable and good faith discretion that any required disclosure in the registration statement of such information or event would not be in the best interest of the Company; provided, however, in no event shall (A) such filing of the registration statement under Section 2.1 be delayed under this Section 2.1(f) for a period that exceeds 90 consecutive days or 120 days in the aggregate, in each case, in any 12-month period, or (B) any Selling Holder be suspended under this Section 2.1(f) or Section 2.3(p) from selling Registrable Securities pursuant to such registration statement for a period that exceeds 90 consecutive days or 120 days in the aggregate, in each case, in any 12-month period. Upon notice by the Company to the Selling Holders of any Board determination to delay the filing of a registration statement under Section 2.1 or suspend the use of any prospectus which is a part of a registration statement filed under Section 2.1, the Selling Holders shall refrain from making offers and sales of Registrable Securities during the pendency of such delay or suspension, keep the fact of any such delay or suspension strictly confidential and not use or disclose such notice or information to any Person other than such Selling Holders’ legal counsel or as required by law. If, pursuant to this Section 2.1(f), the Company delays an Underwritten Offering requested by the Holders, the Holders shall be entitled to withdraw such Underwritten Offering Request and, if they do so, such request shall not count against the limitations on the number of such registrations set forth in Section 2.1(b). Upon disclosure of such information or the termination of the condition described above, the Company shall provide prompt notice to the Selling Holders and shall promptly terminate any suspension of sales it has put into effect and shall take such other actions to permit registered sales of Registrable Securities as contemplated in this Agreement. The Company may only exercise its suspension rights under this Section 2.1 if it exercises similar suspension rights with respect to each other holder of securities that is entitled to registration rights under an agreement with the Company.

Section 2.2 Piggyback Rights.

(a) Participation. Except as provided in Section 2.2(b), if at any time after 180 days following the date of this Agreement, the Company proposes to file (i) a shelf registration statement, (ii) a prospectus supplement to an effective shelf registration statement, and Holders could be included without the filing of a post-effective amendment thereto (other than a post-effective amendment that is immediately effective), or (iii) a registration statement, other than the registration statements contemplated by Section 2.1 of this Agreement, in the case of each of clause (i), (ii) or (iii), for the sale of Common Stock in an Underwritten Offering (other than a Bought or Overnight Underwritten Holder Offering) for its own account and/or the account of another Person, then as soon as reasonably practicable but not less than five Business Days prior to the filing of (A) any preliminary prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b) under the Securities Act, (B) the prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b) under the Securities Act (if no preliminary prospectus supplement is used) or (C) such registration statement, as the case may be (an “Underwritten Offering Filing”), the Company shall give notice (including, but not limited to, notification by electronic mail) of such proposed Underwritten Offering (a “Piggyback Offering”) to the Holders and such notice shall offer the Holders the opportunity to include in such Underwritten Offering such number of the Registrable Securities (the “Included Registrable Securities”) as the Holders may request in writing; provided, however, that if the Company has been advised by the Managing Underwriter, and the Company has advised the Selling Holders, that the inclusion of Registrable Securities for sale for the benefit of the Selling Holders will have an adverse effect on the price, timing or distribution of the Common Stock in the Underwritten Offering, then the amount of Registrable Securities to be offered for the accounts of Selling Holders shall be determined based on the provisions of Section 2.2(c) of this Agreement. The notice required to be provided in this Section 2.2(a) to the Holders shall be provided on a Business Day pursuant to Section 3.1 hereof. The Holders shall then have four Business Days to request inclusion of Registrable Securities in such Underwritten Offering. If no request for inclusion from the Holders is received within such period, the Holders and their Affiliates shall have no further right to participate in such Underwritten Offering. If, at any time after giving written notice of its intention to undertake an Underwritten Offering and prior to the closing of such Underwritten Offering, the Company or such other Persons who have or have been granted registration rights, as applicable, shall determine for any reason not to undertake or to delay such Underwritten Offering, the Company may, at its election, give written notice of such determination to the Selling Holders and, (x) in the case of a determination not to undertake such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering, and (y) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities for the same period as the delay in the Underwritten Offering. A Selling Holder shall have the right to withdraw its request for inclusion of such Selling Holder’s Registrable Securities in such offering by giving written notice to the Company of such withdrawal prior to the filing of the registration statement or prospectus supplement relating to such offering.

(b) Bought or Overnight Underwritten Offering Piggyback Rights. If, at any time after 180 days following the date of this Agreement, the Company or any other Person proposes to file an Underwritten Offering Filing and such Underwritten Offering is a bought Underwritten Offering or is expected to be launched (the “Launch Date”) after the close of trading on one trading day and priced before the open of trading on the next succeeding trading day (either such execution format, a “Bought or Overnight Underwritten Offering”), then no later than one Business Day after the Managing Underwriter is engaged for the proposed Bought or Overnight Underwritten Offering, the Company shall notify (including, but not limited to, notice by electronic mail) the Holders of the pendency of the Bought or Overnight Underwritten Offering and such notice shall offer the Holders the opportunity to include in such Bought or Overnight Underwritten Offering such number of Registrable Securities as any Holder may request in writing within one Business Day after the Holders receive such notice; provided, that if the Managing Underwriter or Underwriters advises the Company that the giving of notice pursuant to this Section 2.2(b) would adversely affect the Bought or Overnight Underwritten Offering, no such notice shall be required (and the Holders shall have no right to include Registrable Securities in such Bought or Overnight Underwritten Offering). The notice required to be provided in this Section 2.2(b) to the Holders shall be provided on a Business Day pursuant to Section 3.1 hereof. The Holders shall then have two Business Days to request inclusion of Registrable Securities in the Bought or Overnight Underwritten Offering. If no request for inclusion from the Holders is received within such period, the Holders and their Affiliates shall have no further right to participate in such Underwritten Offering. If, at any time after giving written notice of such Bought or Overnight Underwritten Offering pursuant to this Section 2.2(b) and prior to the execution of the underwriting agreement or purchase agreement for such Bought or Overnight Underwritten Offering, the Company or the applicable Person initiating such Bought or Overnight Underwritten Offering determines for any reason not to undertake or to delay such Bought or Overnight Underwritten Offering, the Company shall give written notice of such determination to the Selling Holders and, (i) in the case of a determination not to undertake such Bought or Overnight Underwritten Offering, shall be relieved of its obligation to sell any Registrable Securities held by the Selling Holders in connection with such abandoned or delayed Bought or Overnight Underwritten Offering, and (ii) in the case of a determination to delay such Bought or Overnight Underwritten Offering, shall be permitted to delay offering any Registrable Securities held by the Selling Holders for the same period as the delay of the Bought or Overnight Underwritten Offering. Each Selling Holder shall have the right to withdraw its request for inclusion of such Selling Holder’s Registrable Securities in such Bought or Overnight Underwritten Offering by giving written notice to the Company of such withdrawal at least one Business Day prior to execution of the underwriting agreement or purchase agreement for such Bought or Overnight Underwritten Offering. Notwithstanding the foregoing, a Holder may deliver a written notice (an “Opt-Out Notice”) to the Company requesting that such Holder not receive notice from the Company of any proposed Piggyback Offering; provided, however, that such Holder may later revoke such Opt-Out Notice in writing. Following receipt of such Opt-Out Notice from a Holder (unless subsequently revoked), the Company shall not deliver any notice to such Holder pursuant to this Section 2.2 and such Holder shall not be entitled to participate in any such Piggyback Offering pursuant to this Section 2.2.

(c) Priority of Rights. In connection with an Underwritten Offering contemplated by Section 2.2(a) or Section 2.2(b), as applicable, if the Managing Underwriter or Underwriters of any such Underwritten Offering or advises the Company, and the Company advises the Selling Holders in writing, that the total amount of Common Stock that the Selling Holders and any other Persons intend to include in such Underwritten Offering exceeds the number that can be sold in such Underwritten Offering without being likely to have an adverse effect on the price, timing or distribution of the Common Stock offered or the market for the Common Stock (the “Maximum Piggyback Number of Securities”), then the Common Stock to be included in such Underwritten Offering shall include the number of Registrable Securities that such Managing Underwriter or Underwriters advises the Company can be sold without having such adverse effect, with such number to be allocated (i) first, to the shares of Common Stock proposed to be sold by the Company or such other Person that has requested such registration, filing or offering, as the case may be, up to the Maximum Piggyback Number of Securities; (ii) second, to the extent the Maximum Piggyback Number of Securities has not been reached under clause (i), to the Registrable Securities proposed to be included in such Underwritten Offering by the other Selling Holders, pro rata among such Selling Holders based on the number of Registrable Securities owned by such Selling Holder at the time of such offering, which can be sold without exceeding the Maximum Piggyback Number of Securities; and (iii) third, to the extent the Maximum Piggyback Number of Securities has not been reached under clauses (i) and (ii), to the shares of Common Stock proposed to be included in such Underwritten offering by any other holders of shares of Common Stock having rights of registration with respect to such shares (“Other Holders”) who have requested participation in such Underwritten Offering, pro rata among such Other Holders based on the number of shares of Common Stock owned by such Other Holder at the time of such offering, which can be sold without exceeding the Maximum Piggyback Number of Securities.

(d) At-the-Market Offerings. Notwithstanding anything in this Section 2.2 to the contrary, no Holder shall have any right to include any securities in any offering by the Company of securities executed pursuant to any “at the market” program that the Company may have in effect from time to time on or after the date of this Agreement.

Section 2.3 Registration Procedures. In connection with its obligations under this Article II, the Company (or the applicable Selling Holder in the case of Section 2.3(p)), will:

(a) prepare and file with the SEC, and use its commercially reasonable efforts to cause to be declared or become effective as soon as reasonably practicable, each registration statement contemplated by this Agreement with respect to all Registrable Securities as provided herein, and make all required filings with FINRA; provided, that, upon the occurrence of any event that would cause any registration statement or the prospectus contained therein to contain a material misstatement or omission, the Company shall file an appropriate amendment to the registration statement, a supplement to the prospectus, or a report filed with the SEC pursuant to Section 13(a), 14 or 15(d) of the Exchange Act, correcting any such misstatement or omission, and the Company shall use its commercially reasonable efforts to cause such amendment to be declared or become effective and the registration statement and the related prospectus to become usable for their intended purposes as soon as reasonably practicable thereafter;

(b) (i) prepare and file with the SEC such amendments and supplements to each registration statement and the prospectus used in connection therewith as may be necessary to cause the registration statement to be effective and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the registration statement; and (ii) if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering or Bought or Overnight Underwritten Offering from a registration statement contemplated by this Agreement and the Managing Underwriter at any time shall notify each Selling Holder that, in the reasonable judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of the Underwritten Offering or Bought or Overnight Underwritten Offering of such Registrable Securities, or if such information is required by applicable law (including the rules and regulations of the SEC), include such information in a prospectus supplement; provided, that, before filing any registration statement, prospectus or any amendments or supplements thereto the Company shall provide reasonable advance notice thereof to each Selling Holder and, if requested, furnish a reasonable opportunity to review copies of all such documents (including copies of any documents to be incorporated by reference therein and all exhibits thereto) proposed to be filed (in each case at least three Business Days prior to such filing or, in the case of documents filed in connection with an Bought or Overnight Underwritten Offering, at least one Business Day), and the Company shall not file any such registration statement or prospectus or any amendments or supplements thereto in respect of which a Selling Holder has provided or must provide information for the inclusion therein without such Selling Holder being afforded an opportunity to review such documentation;

(c) furnish to each Selling Holder such number of copies of the registration statement and the prospectus included therein and any supplements and amendments thereto as the Selling Holders may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by the registration statement;

(d) if applicable, use its commercially reasonable efforts to register or qualify the Registrable Securities covered by any registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as a Selling Holder or, in the case of an Underwritten Offering or Bought or Overnight Underwritten Offering, the Managing Underwriter, shall reasonably request, to use its commercially reasonable efforts to keep such registration or qualification in effect for so long as such registration statement remains in effect, and to take any other action which may be reasonably necessary or advisable to enable each Selling Holder to consummate the disposition in such jurisdictions of the securities owned by such Selling Holder, provided, that, the Company will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify, subject itself to taxation in any jurisdiction where it is not then taxed, or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;

(e) promptly notify each Selling Holder and each underwriter of Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the filing of any registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such registration statement or any post-effective amendment thereto contemplated by this Agreement, when the same has become effective; and (ii) receipt of any written comments from the SEC with respect to any filing referred to in clause (i) and any written request by the SEC for amendments or supplements to any registration statement contemplated by this Agreement or any prospectus or prospectus supplement thereto;

(f) promptly notify each Selling Holder and each underwriter of Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in any registration statement contemplated by this Agreement or any post-effective amendment thereto, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; (ii) the issuance by the SEC of any stop order suspending the effectiveness of any registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, the Company agrees to, as promptly as reasonably practicable, amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and to use its commercially reasonable efforts to take such other action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(g) furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the SEC or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities or any such registration statement relating to the offering of Registrable Securities;

(h) in the case of an Underwritten Offering or Bought or Overnight Underwritten Offering, use its commercially reasonable efforts to furnish, or cause to be furnished, upon request and addressed to the underwriters, placement agents or sales agents, as applicable, and to the Selling Holders, (i) an opinion and negative assurance letter of counsel for the Company, dated the effective date of the applicable registration statement or the date of any amendment or supplement thereto, and an opinion and letter of like kind dated the date of the closing under the underwriting agreement, and (ii) a “comfort letter,” dated the effective date of the applicable registration statement or the date of any amendment or supplement thereto and a letter of like kind dated the date of the closing under the underwriting agreement or other purchase or sales agreement, in each case, signed by the independent public accountants (and, if applicable, independent reserve engineers who have certified the Company’s financial statements (or prepared or reviewed or audited, as applicable, oil and gas reserves) included or incorporated by reference into the applicable registration statement), and each such opinion and “comfort letter” shall be in customary form and cover substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement included therein) as are customarily covered in opinions of issuer’s counsel and in accountants’ (and, if applicable, independent reserve engineers’) letters delivered to the underwriters in Underwritten Offerings or Bought or Overnight Underwritten Offerings of securities, and such other matters as such underwriters or placement or sales agents or a Selling Holder may reasonably request;

(i) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months, but not more than 18 months, beginning with the first full calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

(j) make available to the appropriate representatives of the Managing Underwriter and the Selling Holders access to such information and the Company personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided, that, the Company need not disclose any information to any such representative unless and until such representative has entered into a confidentiality agreement with the Company;

(k) use its commercially reasonable efforts to cause all Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by the Company are then listed or quoted;

(l) use its commercially reasonable efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the Selling Holders to consummate the disposition of such Registrable Securities;

(m) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement;

(n) enter into customary agreements and use its commercially reasonable efforts to take such other actions as are reasonably requested by the Selling Holders or the underwriters or placement or sales agents, if any, in order to expedite or facilitate the disposition of such Registrable Securities and entry of such Registrable Securities in book-entry with The Depository Trust Company (including, making appropriate officers of the Company available to participate in any “road show” presentations before analysts and other customary marketing activities (including one on one meetings with prospective purchasers of the Registrable Securities));

(o) use its commercially reasonable efforts to cause the Registrable Securities to be initially represented by direct registration with the Company’s transfer agent and provide a CUSIP number for all Registrable Securities and, in connection therewith, if reasonably required by the Company’s transfer agent, the Company shall promptly deliver any authorizations, certificates and directions required by the transfer agent which authorize and direct the transfer agent to issue such Registrable Securities without legend upon sale by the holder of such shares of Registrable Securities under a shelf registration statement or any other registration statement contemplated by this Agreement;

(p) each Selling Holder, upon receipt of notice from the Company of the happening of any event of the kind described in subsection (f) of this Section 2.3, shall forthwith discontinue disposition of the Registrable Securities until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (f) of this Section 2.3 or until it is advised in writing by the Company that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Company, such Selling Holder will, or will request the Managing Underwriter or Underwriters, if any, to deliver to the Company (at the Company’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice;

(q) if requested by a Selling Holder, (i) as soon as reasonably practicable incorporate in a prospectus supplement or post-effective amendment such information as a Selling Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to such Holder or any subsequent Holder, the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; (ii) as soon as reasonably practicable make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) as soon as reasonably practicable, supplement or make amendments to the registration statement; and

(r) use its commercially reasonable efforts to take all other steps reasonably necessary to effect the registration of, and facilitate the disposition of, the Registrable Securities contemplated hereby.

Section 2.4 Cooperation by Holders. The Company shall have no obligation to include in any registration statement contemplated by this Agreement any Registrable Securities of a Holder who has failed to timely furnish such information that the Company, based on the advice of counsel, determines is reasonably required to be furnished or confirmed in order for the registration statement or prospectus supplement thereto, as applicable, to comply with the Securities Act.

Section 2.5 Restrictions on Public Sale by Holders of Registrable Securities. Each Holder of Registrable Securities participating in an Underwritten Offering or Bought or Overnight Underwritten Offering of equity securities by the Company agrees, if requested by such Managing Underwriter or Underwriters with respect to such Underwritten Offering or Bought or Overnight Underwritten Offering such Holder is participating in, not to effect any public sale or distribution of the Registrable Securities for a period of up to 90 days following completion of such Underwritten Offering or Bought or Overnight Underwritten Offering, as applicable, provided that (i) the Company gives written notice to the Holders of the date of the commencement and termination of such period with respect to any such Underwritten Offering or Bought or Overnight Underwritten Offering and (ii) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters of such public sale or distribution on the Company or on the officers or directors or any other shareholder of the Company on whom a restriction is imposed; provided further, that this Section 2.5 shall not apply to a Holder that, together with its Affiliates, Beneficially Owns less than 7.5% of the issued and outstanding shares of Common Stock at the time of the offering unless such Holder (or its Affiliate) has the right to nominate a member of the Board and has not waived such right under the applicable Stockholder’s Agreement. Without limiting the generality of the foregoing, (a) no Holder participating in such offering shall be required to sign a lock-up agreement that contains restrictions that are more restrictive than the restrictions contained in the lock-up agreements executed by any other holder of Common Stock participating in such offering, and (b) each Holder shall be released, pro rata, from any lock-up agreement entered into pursuant to this Section 2.5 in the event and to the extent that the Managing Underwriter or the Company permit any discretionary waiver or termination of the restrictions of any lock-up agreement pertaining to any officer, director or participating holder of Common Stock.

Section 2.6 Transfer Restrictions.

(a) Subject to Section 2.6(b) and (c), each Holder agrees that, without the prior written consent of the Company, such Holder shall not Transfer all or any part of the Registrable Securities or any right or economic interest pertaining thereto, including the right to vote or consent on any matter or to receive or have any economic interest in dividends from the Company pursuant thereto (the “Lock-up Restriction”); provided, however, that the Lock-up Restriction shall not apply with respect to any Transfer to general partners, limited partners, members or stockholders of any such Holder, or to any corporation, partnership, limited liability company, investment fund or other entity that controls or manages or is controlled or managed by any such Holder or its Affiliates, or to any Affiliate under common control or management with any such Holder other than, in each case, a portfolio company of a Holder or any of its Affiliates, provided that, as a condition to the effectiveness of such Transfer, (i) such transferee agrees in writing, for the benefit of the Company, to be bound by the terms of this Agreement applicable to such Holder and (ii) the Company is given written notice prior to any such Transfer, stating the name and address of each such transferee and identifying the Securities to be Transferred.

(b) The Lock-up Restriction shall cease to apply to the Registrable Securities as follows:

(i) on and after the six-month anniversary of the date hereof, the members of each Member Holder Group may Transfer up to 1/3 of the total number of Registrable Securities in the aggregate (rounded up to the nearest whole Registrable Security) Beneficially Owned by such Member Holder Group as of the date hereof;

(ii) on and after the 12-month anniversary of the date hereof, the members of each Member Holder Group may Transfer up to 2/3 of the total number of Registrable Securities in the aggregate (rounded up to the nearest whole Registrable Security), minus the total number of Registrable Securities Transferred by the members of such Member Holder Group pursuant to Section 2.6(b)(i), Beneficially Owned by such Member Holder Group as of the date hereof; and

(iii) on and after the 18-month anniversary of the date hereof, the Lock-up Restriction shall no longer apply and each Holder may Transfer all of the total number of Securities Beneficially Owned by such Holder as of the date hereof.

(c) Notwithstanding the foregoing, the Lock-up Restriction shall not apply to, and nothing in the foregoing shall restrict or prohibit any Holder or any of its Affiliates from, any of the following:

(i) any Transfer in connection with the completion of a liquidation, stock exchange or other similar transaction that results in all of the Company’s securityholders having the right to exchange their shares of Common Stock for cash, securities or other property;

(ii) Transferring Registrable Securities to the Company pursuant to agreements under which the Company has the option to repurchase such Securities or pursuant to a share repurchase program approved by the Board;

(iii) engaging in hedging or other transactions or arrangements, in each case, concerning a broad-based index or basket of securities that may involve shares of Common Stock of the Company but do not otherwise involve the Transfer of any Registrable Securities Beneficially Owned by a Holder and would not require any filing by any Holder under the Securities Exchange Act of 1934, as amended, with respect to the Common Stock Beneficially Owned by such Holder; or

(iv) Transferring Registrable Securities by operation of law or pursuant to a final order of a court or regulatory agency.

(d) Any purported Transfer in violation of this Section 2.6 shall be null and void ab initio.

Section 2.7 Expenses.

(a) Certain Definitions. “Registration Expenses” means all expenses incident to the Company’s performance under or compliance with this Agreement to effect the registration of Registrable Securities on any registration statement, prospectus or prospectus supplement or amendment or supplement contemplated by this Agreement, an Underwritten Offering or Bought or Overnight Underwritten Offering covered under this Agreement, and/or the disposition of such securities, including, without limitation, all registration, filing, securities exchange listing fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of FINRA and fees of transfer agents and registrars, all word processing, duplicating and printing expenses, and the reasonable and documented fees and disbursements of (x) one counsel to the CPPIB Holder Group, one counsel to the IKAV Holder Group and one counsel to the Oaktree Holder Group, in each case, to the extent such Member Holder Group is participating in such registration statement or offering, and (y) counsel and independent public accountants (and, if applicable, independent reserve engineers) for the Company, including the expenses of any legal opinions or letters, special audits or “comfort letters” required by or incident to such performance and compliance.

(b) Expenses. The Company will pay all Registration Expenses as determined in good faith, including, in the case of an Underwritten Offering or Bought or Overnight Underwritten Offering, whether or not any sale is made pursuant to a registration statement; provided that Selling Holders shall pay any and all applicable Selling Expenses.

Section 2.8 Indemnification.

(a) By the Company. In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Company shall indemnify and hold harmless each Selling Holder thereunder, its Affiliates and their respective directors, officers, managers, employees and agents and each Underwriter pursuant to the applicable underwriting agreement with such Underwriter and each Person, if any, who controls such Selling Holder or Underwriter within the meaning of the Securities Act and the Exchange Act and its directors, officers, employees and agents (collectively, the “Selling Holder Indemnified Persons”), against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’, accountants’ and experts’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder Indemnified Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement, free writing prospectus (or roadshow or other similar marketing material) or final prospectus, or any amendment or supplement thereof, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, and will reimburse each such Selling Holder Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions or proceedings; provided, however, that the Company will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in strict conformity with information furnished by such Selling Holder Indemnified Person in writing specifically for use in a registration statement or any prospectus contained therein or any amendment or supplement thereof; and provided, further, that the Company will not be liable to any Selling Holder Indemnified Person with respect to any preliminary prospectus or the final prospectus (including any amended or supplemented preliminary or final prospectus), as the case may be, to the extent that any such Loss of such Selling Holder Indemnified Person results from the fact that such Selling Holder Indemnified Person did not send or give, at or prior to the written confirmation of the applicable sale of Registrable Securities, a copy of the final prospectus as then amended or supplemented, whichever is most recent, if the Company has previously furnished copies thereof to such Selling Holder Indemnified Person and such final prospectus, as then amended or supplemented, has corrected any such misstatement or omission (such failure to send or deliver, a “Delivery Failure”). Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder Indemnified Person and shall survive the transfer of such securities by the applicable Selling Holder.

(b) By Each Selling Holder. Each Selling Holder agrees severally and not jointly to indemnify and hold harmless the Company, its directors and officers, and each Person, if any, who controls the Company (a “Company Indemnified Person”) within the meaning of the Securities Act or of the Exchange Act against (i) any Losses to the same extent as the foregoing indemnity from the Company to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in any registration statement contemplated by this Agreement or any prospectus contained therein or any amendment or supplement thereof relating to the Registrable Securities and (ii) any Losses of such Company Indemnified Person resulting from any Delivery Failure on the part of such Selling Holder; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any claim if such settlement is effected without the prior written consent of the Selling Holder, which consent shall not be unreasonably withheld or delayed; and provided, further that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.

(c) Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but such indemnified party’s failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to any indemnified party other than under this Section 2.8 except to the extent it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure. In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof; provided, however, that the failure to notify the indemnifying party shall not relieve it from any liability that it may have under this Section 2.8 except to the extent it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.8 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense and employ counsel reasonably acceptable to the indemnified party or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select one separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of one such separate counsel (firm) and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnified party shall settle any action brought against it with respect to which it is entitled to indemnification hereunder without the consent of the indemnifying party, in its sole discretion, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from all liability of, the indemnifying party.

(d) Contribution. If the indemnification provided for in this Section 2.8 is held by a court or government agency of competent jurisdiction to be unavailable to the Company or any Selling Holder Indemnified Person or is insufficient to hold it harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses as between the Company, on the one hand, and such Selling Holder Indemnified Person, on the other hand, in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and of such Selling Holder Indemnified Person, on the other, in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall any Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of any Selling Expenses) received by any Selling Holder from the sale of Registrable Securities giving rise to such indemnification. The relative fault of the Company, on the one hand, and each Selling Holder Indemnified Person, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this paragraph. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss which is the subject of this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e) Other Indemnification. The provisions of this Section 2.8 shall be in addition to any other rights to indemnification or contribution which an indemnified party may have pursuant to law, equity, contract or otherwise.

Section 2.9 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(a) make and keep public information regarding the Company available, as those terms are understood and defined in Rule 144, at all times from and after the Closing Date until there are no Registrable Securities outstanding;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at all times from and after the Closing Date until there are no Registrable Securities outstanding;

(c) so long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Holder to sell any such securities without registration; and

(d) take such further action as any Holder may reasonably request to enable the Holders to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144, including, without limitation, delivering customary legal opinions, consents, certificates, resolutions and instructions to the Company’s transfer agent without unreasonable delay, and in each case as may be reasonably requested from time to time by the Holder, and otherwise use commercially reasonable efforts to cooperate with Holder and Holder’s broker in their efforts to effect such sale of securities pursuant to Rule 144.

Section 2.10 Information by Holder. Any Holder or Holders of Registrable Securities included in any registration statement shall promptly furnish to the Company such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as the Company may reasonably request and as shall be required in connection with any registration, qualification or compliance referred to herein.

Section 2.11 No Inconsistent Agreements; Limitation on Subsequent Registration Rights. The Company has not entered, as of the date hereof, and the Company shall not enter, after the date of this Agreement, into any agreement with respect to any of its securities that is inconsistent with the rights granted to the Sellers in this Agreement. From and after the date of this Agreement until there are no Registrable Securities outstanding, the Company shall not, without the prior written consent of the Holders of a majority of the then outstanding Registrable Securities held by each Member Holder Group, (i) enter into any agreement with any current or future holder of any securities of the Company that would allow such current or future holder to require the Company to include securities in any Piggyback Offering on a basis that is pari passu with or superior in any respect to the Piggyback Offering rights granted to the Holders pursuant to Section 2.2 of this Agreement, or (ii) enter into any agreement, take any action or permit any change to occur with respect to its securities that subordinates, conflicts with, or would impair the rights granted to the Holders pursuant to, and subject to any conditions or limitations thereon contained in, this Agreement.

ARTICLE III

MISCELLANEOUS

Section 3.1 Notices. All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received; provided, that, each notice party shall use reasonable best efforts to confirm receipt of any such email correspondence promptly upon receipt of such request); or (c) if transmitted by national overnight courier, in each case as addressed as follows:

If to the Company, to:

California Resources Corporation

1 World Trade Center, Suite 1500

Long Beach, California 90831

Attn:   Michael L. Preston

Email: michael.preston@crc.com

With a copy to (which copy shall not constitute notice):

Sullivan & Cromwell LLP

1888 Century Park East

Los Angeles, California 90067-1725

Attn:   Alison S. Ressler; Bradley S. King

E-mail: resslera@sullcrom.com; kingbrad@sullcrom.com

If to the Sellers, to:

[insert address]

Attn:

Email:

With a copy to (which copy shall not constitute notice):

Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

Attn:  David S. Allinson; Thomas G. Brandt

E-mail: david.allinson@lw.com; thomas.brandt@lw.com

solely with respect to notices provided to any Oaktree Holder, to:

Kirkland & Ellis LLP

609 Main Street

Houston, TX 77002

Attention: Jhett R. Nelson, P.C.; Adam Garmezy

E-Mail:  jhett.nelson@kirkland.com; adam.garmezy@kirkland.com or, if to a transferee of a Holder, to the transferee at the address specified pursuant to Section 3.3 below. All notices and communications shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) when notice is sent to the sender that the recipient has read the message, if sent by electronic mail; (iii) upon actual receipt if sent by registered or certified mail, return receipt requested, or regular mail, if mailed; and (iv) upon actual receipt when delivered to an air courier guaranteeing overnight deliver.

Section 3.2 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein.

Section 3.3 Assignment of Rights. All or any portion of the rights and obligations of any Holder under this Agreement may be transferred or assigned by such Holder only in accordance with this Section 3.3. The rights to cause the Company to include Registrable Securities in any registration statement contemplated by this Agreement may be transferred or assigned by any Holder with a transfer of Registrable Securities to any Affiliate of such Holder that is not a portfolio company; provided, that (a) the Company is given written notice prior to any said transfer or assignment, stating the name and address of each such transferee and identifying the securities with respect to which such registration rights are being transferred or assigned and (b) as a condition to the effectiveness of such transfer, each such transferee or assignee assumes in writing responsibility for its portion of the obligations of such Holder under this Agreement. The Company may not transfer or assign any portion of its rights and obligations under this Agreement without the prior written consent of the Holders of at least a majority of the outstanding Registrable Securities, except that the Company may assign this Agreement at any time in connection with a sale or acquisition of the Company, whether by merger, consolidation, sale of all or substantially all of the Company’s assets, or similar transaction.

Section 3.4 Recapitalization Affecting the Stock. The Company agrees that it shall not effect or permit to occur any combination or subdivision of shares of Common Stock or other securities constituting Registrable Securities which would adversely affect the ability of any Holder of any Registrable Securities to include such Registrable Securities in any registration contemplated by this Agreement or the marketability of such Registrable Securities in any such registration.

Section 3.5 Specific Performance. The parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties. Prior to the termination of this Agreement pursuant to Section 3.17, it is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 3.5, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity. Each party accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 3.5. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 3.5, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 3.6 Counterparts. This Agreement may be executed in two or more counterparts, including via facsimile or email in “portable document format” (“.pdf”) form transmission, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 3.7 Rules of Construction.

(a) Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

(b) The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to Los Angeles time. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” The term “dollars” and the symbol “$” mean United States Dollars. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(c) In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any

Authority includes any successor to that Authority; (iii) any applicable law refers to such applicable law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable law or other law include any successor to such section; and (iv) “days” mean calendar days; when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

Section 3.8 Governing Law; Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b) THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 3.1 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER;

(III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 3.8.

Section 3.9 Severability of Provisions. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such other term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger Agreement and this Agreement may be consummated as originally contemplated to the greatest extent possible. Except as otherwise contemplated by this Agreement, in response to an order from a court or other competent authority for any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, to the extent that a party took an action inconsistent with this Agreement or failed to take action consistent with this Agreement or required by this Agreement pursuant to such order, such party shall not incur any liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such order.

Section 3.10 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Merger Agreement, the Stockholders’ Agreements, and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement, express or implied, limits or supersedes the Lock-Up Restriction.

Section 3.11 Amendment. This Agreement may be amended only by means of a written amendment signed by each of the parties hereto or thereto affected by such amendment; provided, however, that (i) Article II may only be amended by means of a written amendment signed by the Company and the Holders of a majority of the then outstanding Registrable Securities held by each Member Holder Group and (ii) no such amendment shall materially and adversely affect the rights of any Holder hereunder without the consent of such Holder.

Section 3.12 Obligations Limited to Parties to Agreement. Each of the parties hereto covenants, agrees and acknowledges that no Person other than the Sellers (and their transferees or assignees) and the Company shall have any obligation hereunder and that no recourse under this Agreement shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any Seller or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any Seller or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of any Seller under this Agreement or for any claim based on, in respect of or by reason of such obligation or its creation.

Section 3.13 Confidentiality of Records. Except as otherwise permitted in a Stockholder’s Agreement, each of the parties shall, and shall cause its Affiliates to, keep confidential, disclose only to its Affiliates or representatives and use only in connection with the transactions contemplated by this Agreement all information and data obtained by them from the other party or its Affiliates or representatives relating to such other party or the transactions contemplated hereby (other than information or data that (i) is or becomes available to the public other than as a result of a breach of this Section, (ii) was available on a non-confidential basis prior to its disclosure to or by one party to another, or (iii) becomes available to one party on a non-confidential basis from a source other than the other party; provided, that, such source is not known by the receiving party, after reasonable inquiry, to be bound by a confidentiality agreement with either of the non-receiving parties or their representatives and is not otherwise prohibited from transmitting the information to the receiving party by a contractual, legal or fiduciary obligation), unless disclosure of such information or data is required by applicable law, regulation or stock exchange listing standard or is requested by an Authority with competent jurisdiction over the disclosing party.

Section 3.14 Independent Nature of each Seller’s Obligations. The obligations of each Seller under this Agreement are several and not joint with the obligations of the other Seller, and no Seller shall be responsible in any way for the performance of the obligations of the other Seller under this Agreement. Nothing contained herein, and no action taken by either Seller pursuant hereto, shall be deemed to constitute such Seller as a partnership, an association, a joint venture or any other kind of group or entity with the other Seller, or create a presumption that such Seller is in any way acting in concert or as a group with the other Seller with respect to such obligations or the transactions contemplated by this Agreement. Each Seller shall be entitled to independently protect and enforce its rights, including, the rights arising out of this Agreement, and it shall not be necessary for the other Seller to be joined as an additional party in any proceeding for such purpose.

Section 3.15 Further Assurances. The Company and each of the Holders shall cooperate with each other and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

Section 3.16 Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

Section 3.17 Termination. This Agreement shall terminate with respect to any Holder on such date on which both (i) such Holder together with its Affiliates ceases to hold or Beneficially Own at least one percent of the issued and outstanding Common Stock and (ii) subject to such Holder’s compliance with Section 2.6, all Registrable Securities owned by such Holder may be sold without restriction (including any limitation thereunder on volume or manner of sale without the need for current public information) pursuant to Rule 144; provided, that, the provisions of Section 2.7, Section 2.8, Section 2.9 and Article III shall survive such termination (such date, the “Termination Date” with respect to such Holder).

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CALIFORNIA RESOURCES CORPORATION

By:
Name:
Title:

Signature Page to Registration Rights Agreement

SELLERS:

CPP INVESTMENT BOARD PRIVATE HOLDINGS (6), INC.

By:
Name:
Title:

Signature Page to Registration Rights Agreement

IKAV IMPACT S.A.R.L.

By:
Name:
Title:

SIMLOG, INC.

By:
Name:
Title:

IKAV ENERGY INC.

By:
Name:
Title:

Signature Page to Registration Rights Agreement

OCM OPPS XB AIF HOLDINGS (DELAWARE), L.P.

By:
Name:
Title:

OAKTREE HUNTINGTON INVESTMENTS FUND II AIF (DELAWARE), L.P. – CLASS C

By:
Name:
Title:

OCM OPPS XI AIV HOLDINGS (DELAWARE), L.P.

By:
Name:
Title:

OCM AERA E HOLDINGS, LLC

By:
Name:
Title:

Signature Page to Registration Rights Agreement

Annex D

STOCKHOLDER AGREEMENT

by and between

CALIFORNIA RESOURCES CORPORATION

and

THE STOCKHOLDER PARTY HERETO

[      ]

STOCKHOLDER AGREEMENT

This STOCKHOLDER AGREEMENT (this “Agreement”) is made and entered into as of [    ], 2024 by and among [Cosmo], a Delaware corporation (the “Company”), and [Name of Stockholder] (the “Stockholder”), and each other Person who after the date hereof becomes a party hereto.

RECITALS

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of February [___], 2024 (the “Merger Agreement”), among the Company, Petra Merger Sub I, LLC, Petra Merger Sub C, LLC and Petra Merger Sub O, LLC, Petra Merger Sub O2, LLC, Petra Merger Sub O3, LLC, each a Delaware limited liability company and a wholly-owned subsidiary of the Company, Petra Merger Sub S, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company, IKAV Impact USA Inc., a Delaware corporation, CPPIB Vedder US Holdings LLC, a Delaware limited liability company, Opps Xb Aera E CTB, LLC, a Delaware limited liability company, Opps XI Aera E CTB, LLC, a Delaware limited liability company, Green Gate COI, LLC, a Delaware limited liability company, and solely for purposes of the Member Provisions (as defined in the Merger Agreement), IKAV Impact S.a.r.l., a Luxembourg corporation, Simlog, Inc., a Delaware corporation, IKAV Energy Inc., a Delaware corporation, CPP Investment Board Private Holdings (6), Inc., a Canadian corporation, OCM Opps Xb AIF Holdings (Delaware), L.P., a Delaware limited partnership, Oaktree Huntington Investments Fund II AIF (Delaware), L.P. – Class C, a Delaware limited partnership, OCM Opps XI AIV Holdings (Delaware), L.P., a Delaware limited partnership, and OCM Aera E Holdings, LLC, a Delaware limited liability company, the Company issued the Securities to the Stockholder; and

WHEREAS, the parties hereto desire to enter into an agreement to provide for certain rights and obligations associated with ownership of the Securities.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used herein without definition shall have the meanings given to them in the Merger Agreement, except that the terms set forth below are used herein as so defined:

“Activist” means, as of any date of the applicable Transfer, any Person or any Affiliate of any Person that is identified in the most recently available “SharkWatch 50” list (or, if “SharkWatch 50” is no longer available, the then-prevailing comparable list, as reasonably determined by the Company in good faith).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question; it being understood that, with respect to a Holder or any of its Affiliates, (x) “Affiliate” does not include any portfolio company of a Holder or any of its Affiliates other than for purposes of Section 5.2 and (y) for purposes of this Agreement, the Company and its subsidiaries shall not be deemed to be an Affiliate of any Stockholder or such Stockholder’s Affiliates. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Authority” means any domestic (including federal, state or local) or foreign court, arbitrator, administrative, regulatory or other governmental department, agency, official, commission, tribunal, authority or instrumentality, non-government authority or self-regulatory body (including any domestic or foreign securities exchange).

“Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Exchange Act. “Beneficial Ownership” has a correlative meaning.

“Board” means the Board of Directors of the Company.

“Business Day” means any day other than a day on which the SEC is closed.

“Capital Stock” means any and all shares of Common Stock, preferred stock or other forms of equity authorized and issued by the Company (however designated, whether voting or non-voting) and any instruments convertible into or exercisable or exchangeable for any of the foregoing (including any options or swaps).

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

[“CPPIB” means Canadian Pension Plan Investment Board.]

[“CPPIB Sustainable Energies Group” means the Sustainable Energies Investment group of CPPIB and any successor group(s) of the Sustainable Energies Investment group of CPPIB that result(s) from any CPPIB internal reorganization or group or department name change.]

“Derivative Securities” means options, warrants, rights to purchase Capital Stock, or any securities that are exercisable, convertible or exchangeable for Capital Stock.

“Director” means a member of the board of directors of the Company.

“Holder” means the Stockholder and any of its permitted transferees, so long as such Person is a holder or owner of any Securities.

[“IKAV” means IKAV Impact S.a.r.l., a Luxembourg corporation.]

“NYSE” means the New York Stock Exchange.

“Person” means any natural person, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, foundation, unincorporated organization or government or other agency or political subdivision thereof.

“Qualifying Nominee” means, in respect of a Stockholder Nominee, a natural person who, in the good faith determination of the Board or the Governance Committee: (i) is suitable to serve on the Board in accordance with the customary standards of suitability for directors of NYSE-listed companies; (ii) is not prohibited from serving as a director pursuant to any rule or regulation of the U.S. Securities and Exchange Commission or any national securities exchange on which the Securities are listed or admitted to trading; and (iii) is not subject to any order, decree or judgment of any Authority prohibiting service as a director of any public company.

“Permitted Parties” means (a) the full-time members of the formal investment or equivalent committee of [CPPIB/IKAV] responsible for the oversight of a Holder’s investment in the Company and (b) [(i)] internal compliance, legal, accounting, tax, insurance and other personnel of a Holder [(clauses (a) and (b)(i), collectively, “Internal Permitted Parties”), and (ii) external compliance, legal, accounting, tax and other professional advisors of a Holder or its Affiliates who are bound by an obligation of confidentiality to the Holder or its Affiliate (either in the course of their professional duties or pursuant to a customary confidentiality agreement) (clause (b)(ii), collectively, “External Permitted Parties”)]1, in each case with respect to clauses (a) and (b), who have a need to review information in order to perform the proper functions of their employment or duties to [CPPIB/IKAV].

[“Restricted Party” CPPIB Sustainable Energies Group but excludes (a) any other investment department and/or group within CPPIB that is not the CPPIB Sustainable Energies Group (including, for the avoidance of doubt, CPPIB itself), (b) any and all CPPIB portfolio companies, and (c) any CPPIB employee located in an international office of CPPIB (outside of Toronto, New York, London and Sydney) who are members of CPPIB Sustainable Energies Group in addition to other investment departments and/or group; provided, that in each case of clause (a) and clause (b), that such other department or group or portfolio company is not acting at the direction of or in coordination with any Restricted Party with respect to the Company or in connection with a Holder’s interest therein; provided further, that in the case of clause (c), that such individuals are not acting at the direction of the CPPIB Sustainable Energies Group or in support of an investment to be approved by the CPPIB Sustainable Energies Group investment committee.]2

“SEC” means the U.S. Securities and Exchange Commission (or any successor agency).

“Securities” means the shares of Common Stock issued to the Stockholder pursuant to the Merger Agreement and any securities issued or issuable with respect to such Common Stock by way of reclassification, dividend or distribution or in connection with any reorganization or other recapitalization, merger, consolidation or otherwise.

“Standstill Termination Date” means the first date on which (a) the Stockholder, together with its Affiliates, no longer owns at least 7.5% of the issued and outstanding Common Stock calculated on a fully diluted basis and (b) no Stockholder Nominee designated by the Stockholder is serving on the Board and the Stockholder either is no longer entitled to, or has irrevocably waived, the right to appoint a Stockholder Nominee under Section 4.2(a).

“Stockholder Threshold” means, at any time of determination, 14.9% of the issued and outstanding Common Stock calculated on a fully diluted basis.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, Securities.

ARTICLE II

TRANSFER RESTRICTIONS

Section 2.1 Transfer Restrictions. Until the Standstill Termination Date, each Holder shall not, without the prior written consent of the Company, Transfer all or any part of the Securities or any right or economic interest pertaining thereto, including the right to vote or consent on any matter or to receive or have any economic interest in dividends from the Company pursuant thereto, to an Activist; provided, however, that this Section 2.1 shall not restrict or limit any Transfer of the Securities (a) to an Affiliate of such Holder or (b) in an open market transaction effected through a broker-dealer or to a broker-dealer in a block trade, so long as such broker-dealer transferee is purchasing such securities in such block trade for its own account and makes block trades in the ordinary course of its business, or in a underwritten offering, and in each case under this clause (b), to such Holder’s knowledge, the ultimate transferee in such Transfer is not an Activist. Any purported Transfer in violation of this Section 2.1 shall be null and void ab initio.

[1]	Note to Draft: For CPPIB agreement only
[2]	Note to Draft: For CPPIB agreement only

ARTICLE III

STANDSTILL

Section 3.1 Standstill. Each Holder hereby agrees that, from the Closing Date until the Standstill Termination Date, unless an exemption or waiver is otherwise approved in advance in writing by the Board, such Holder shall not, and shall cause the Restricted Party not to:

(a) purchase or otherwise acquire, offer or propose to acquire, or solicit an offer to sell or agree to acquire, directly or indirectly, alone or in concert with others, Beneficial Ownership of any Capital Stock or any Derivative Securities (excluding shares and securities received by way of stock dividend, stock reclassification or other distributions or offerings made available on a pro rata basis to the Company’s stockholders) if, after giving effect thereto, the Holders and the Restricted Party would collectively Beneficially Own, in the aggregate, an amount of Capital Stock, including any Derivative Securities on an as-exercised, converted or exchanged basis, as applicable, in excess of the Stockholder Threshold; provided, however, that, if as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by the Company, the Holders and the Restricted Party collectively Beneficially Own, in the aggregate, an amount of Capital Stock, including any Derivative Securities on an as-exercised, converted or exchanged basis, as applicable, in excess of the Stockholder Threshold, the Holders and the Restricted Party shall not be in violation of this Section 3.1(a) so long as the Holders and the Restricted Party do not take any of the actions referred to in the first clause of this Section 3.1(a);

(b) make, or in any way participate in, directly or indirectly, alone or in concert with others (including by or through any group), any “solicitation” of “proxies” (as such terms are defined or used in Regulation 14A under the Exchange Act) to vote Common Stock or other Capital Stock of the Company or to provide or withhold consents with respect to Common Stock or other Capital Stock of the Company, whether subject to or exempt from the proxy rules, or seek to advise or influence any Person or entity with respect to the voting of, or the providing or withholding consent with respect to, any Common Stock or other Capital Stock of the Company; provided, however, that the foregoing will not be deemed to restrict or limit in any manner in which any of the Holders or the Restricted Party votes any of its respective shares of Common Stock or Capital Stock, directly or by proxy, subject to compliance with the other terms and conditions of this Agreement;

(c) except as permitted by Section 3.2, either directly or indirectly in concert with others (including by or through any group) make any offer with respect to, or make or submit a proposal with respect to, or ask or request any other Person to make an offer or proposal with respect to, any transaction that would, if consummated, be reasonably likely to result in a change of control of the Company, including a merger, business combination, restructuring, reorganization, recapitalization, tender or exchange offer or asset disposition involving the Company or any of its Affiliates; provided, however, that the Holders and the Restricted Party shall be permitted to (i) vote on any such transaction in accordance with the terms and conditions of this Agreement and (ii) tender into any tender offer or exchange offer not commenced by a Holder or the Restricted Party if either (A) the Board recommends (by majority vote) that the stockholders of the Company tender their shares in response to such offer or does not recommend against the tender offer or exchange offer within 10 Business Days after the commencement thereof or such longer period as shall then be permitted under U.S. federal securities laws or (B) the Board later publicly recommends (by majority vote) that the stockholders of the Company tender their shares in response to such offer;

(d) except as provided in this Agreement, either directly or indirectly in concert with others (including by or through any group) seek representation on the Board or the board of directors (or equivalent governing body) of any of the Company’s controlled Affiliates, seek to remove any members of the Board or expand or reduce the size of the Board or otherwise act alone or in concert with others (including by or through any group) to seek control of the Board or the board of directors (or equivalent governing body) of any of the Company’s controlled Affiliates;

(e) form, join, knowingly encourage the formation of or knowingly engage in discussions relating to the formation of, or participate in, a “group” within the meaning of Section 13(d)(3) of the Exchange Act for purposes of seeking control, or influencing the control or management of, the Company; or

(f) either directly or indirectly in concert with others (including by or through any group) publicly announce any intention, or enter into or disclose any plan or arrangement inconsistent with the foregoing (including publicly making a request that the Company or the Board waive, amend or terminate any provisions of this Section 3.1).

Section 3.2 Permitted Action. Notwithstanding the provisions of Section 3.1, nothing herein shall prohibit or restrict any activities of a Holder or the Restricted Party in connection with: (i) exercising any of its rights under this Agreement, (ii) privately communicating with Company management, the chairman of the Board or the lead independent director of the Board in its capacity as a stockholder of the Company (including by providing its views privately to Company management, the chairman of the Board or the lead independent director of the Board on any matter); provided, that such actions are not intended to and would not reasonably be expected to require public disclosure of such actions, (iii) exercising any voting, dividend or liquidation rights attached to any securities that it may own in accordance with its corporate governance policies and proxy voting guidelines, (iv) disclosing its voting intentions in accordance with normal practices, (v) making any disclosure pursuant to Section 13(d) of the Exchange Act that such Holder or such Affiliate reasonably believes, based on the advice of independent legal counsel, is required in connection with any action taken by such Holder or such Affiliate that is not inconsistent with this Agreement or (vi) complying with applicable laws. Nothing contained in Section 3.1 shall in any way restrict or prohibit any actions taken by any Stockholder Nominee acting solely in his or her capacity as a Director consistent with his or her fiduciary duties as a Director, including communicating with, participating in, or otherwise seeking to affect the outcome of, discussions and votes of the Board (or any committee thereof) with respect to any matters coming before it, or otherwise deemed to be subject to Section 3.1 with respect to such person’s activities in his or her capacity as a Director; provided, that such action does not include any public announcement or disclosure by the Stockholder Nominee.

Section 3.3 Termination. The restrictions contained in Section 3.1 shall terminate and shall cease to apply to each Holder and the Restricted Party on the Standstill Termination Date.

ARTICLE IV

CORPORATE GOVERNANCE

Section 4.1 Initial Appointment to the Board. Promptly following the Effective Time, the Company shall appoint to the Board a natural person designated in writing by the Stockholder prior to the Effective Time after consultation with the Company, provided that such natural person is a Qualifying Nominee (such person, and any other person designated for nomination by the Stockholder pursuant to this Article V, a “Stockholder Nominee”). In determining its initial Stockholder Nominee, the Stockholder shall consider the composition of the Board and the Stockholder’s internal voting policies, as well as any other factors the Stockholder determines to consider in its sole discretion. Such Stockholder Nominee shall serve an initial term that will expire no earlier than the annual meeting of the stockholders of the Company to be held in [ ● ]3.

Section 4.2 Stockholder Nominees.

(a) From and after the Closing Date until the first date on which the Stockholder, together with its Affiliates, ceases to Beneficially Own, in the aggregate, at least 5.0% of the issued and outstanding Common Stock calculated on a fully diluted basis, the Stockholder shall have the option and right (but not the obligation) to designate for nomination to the Board one Stockholder Nominee.

[3]	Note to Draft: To be the first meeting of stockholders for the election of directors subsequent to the Closing Date.

(b) From and after the first date on which the Stockholder, together with its Affiliates, ceases to Beneficially Own, in the aggregate, at least 5.0% of the issued and outstanding Common Stock calculated on a fully diluted basis, (i) the Stockholder shall not have the right to designate a Stockholder Nominee to the Board pursuant to this Section 4.2 and (ii) the Company shall not be obligated to nominate a Stockholder Nominee to the Board pursuant to this Section 4.2. For the avoidance of doubt, following the termination of the Stockholder’s right to designate a Stockholder Nominee to the Board pursuant to the foregoing sentence, such right of designation shall not be reinstated in the event that after such occurrence the Stockholder, together with its Affiliates, Beneficially Own, in the aggregate, at least 5.0% of the issued and outstanding Common Stock calculated on a fully diluted basis.

Section 4.3 Election of Stockholder Nominees to the Board.

(a) In the event that a Stockholder Nominee must stand for an election of the Board in connection with any annual or special meeting of stockholders of the Company at which Directors are to be elected (each annual or special meeting, an “Election Meeting”), the Company shall give written notice, no earlier than 90 days prior to the date of such Election Meeting, to the Stockholder to request that the Stockholder nominate a Stockholder Nominee, and the Stockholder shall give written notice to the Company of the Stockholder Nominee no later than 30 days after receiving such notice; provided, that if the Stockholder fails to give such notice in a timely manner, then the Stockholder shall be deemed to have nominated the incumbent Stockholder Nominee elected to the Board.

(b) In connection with any Election Meeting in which a Stockholder Nominee stands for election to the Board (or in the event that the Stockholder is permitted to designate a Replacement pursuant to Section 4.4), the Stockholder shall take all necessary action to cause the Stockholder Nominee to consent to such reference and background checks and to provide such information (including information necessary to determine any disclosure obligations of the Company) as the Board or the Nominating & Corporate Governance Committee of the Board (the “Governance Committee”) may reasonably request in connection with the Company’s disclosure obligations or in connection with the Company’s legal, regulatory or stock exchange requirements, which requests shall be of the same type as the Company requests of all other nominees to the Board.

(c) Subject to the provisions set forth in this Article IV, to the extent that a Stockholder Nominee must stand for an election of the Board in connection with an Election Meeting, subject to applicable requirements or qualifications under applicable Law or applicable stock exchange rules, the Company agrees to take all actions necessary to: (i) nominate and recommend that the holders of Capital Stock of the Company who are entitled to vote at such Election Meeting vote in favor of the election of the Stockholder Nominee (including ensuring that each Stockholder Nominee is included in the proxy statement prepared by the Company in connection with the Company’s solicitation of proxies for such Election Meeting) and (ii) support the Stockholder Nominee for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees.

(d) Notwithstanding anything to the contrary in this Agreement, none of the Company, the Governance Committee or the Board shall be under any obligation to nominate or recommend a proposed Stockholder Nominee if the Governance Committee determines (by majority vote) in good faith, following consultation with outside legal counsel, that such proposed Stockholder Nominee is not a Qualifying Nominee.

Section 4.4 Qualification and Replacement of Stockholder Nominees.

(a) If the Governance Committee determines (by majority vote) in good faith, following consultation with outside legal counsel, that a Stockholder Nominee elected to the Board is not a Qualifying Nominee, the Stockholder shall take all necessary action to cause such Stockholder Nominee to resign promptly from the Board and any committee of the Board on which he or she then serves.

(b) If a Stockholder Nominee shall cease for any reason to serve as a Director (including by death, disability, retirement, resignation or removal of such Stockholder Nominee), the Stockholder shall have the exclusive right to designate a replacement for such Stockholder Nominee (a “Replacement”). Unless the Governance Committee determines that such Replacement is not a Qualifying Nominee, the Company shall promptly take all action within its control necessary to satisfy the requirements under this Article IV with respect to such Replacement, including by causing the appointment of such Replacement to the Board to fill any such vacancy. If any such Replacement is determined by the Governance Committee not to be a Qualifying Nominee, the Stockholder shall be entitled to continue designating a Replacement until such proposed designee is determined by the Governance Committee to qualify as a Qualifying Nominee. The Company shall not fill the vacancy on the Board during any period in which the appointment of a Stockholder Nominee is pending without the prior written consent of the Stockholder.

Section 4.5 Resignation; Removal.

(a) The Stockholder shall have right at any time and from time to time to cause the Stockholder Nominee elected to the Board to promptly tender his or her resignation from the Board and any committee of the Board on which he or she then serves.

(b) If the Stockholder no longer has the right to designate a Stockholder Nominee then serving on the Board pursuant to the terms of this Article IV, then, unless the Governance Committee and the Stockholder agree in writing that such Stockholder Nominee should remain on the Board, Stockholder shall cause the Stockholder Nominee to promptly tender their resignation from the Board and any committee of the Board on which he or she then serves and, if the Board accepts such resignation, the resulting vacancy shall be filled by the Board.

Section 4.6 Rights of the Stockholder Nominee.

(a) The Company shall notify each Stockholder Nominee, at the same time and in the same manner as such notification is delivered to the other members of the Board, of all regular meetings and special meetings of the Board and of all regular and special meetings of any committee of the Board of which such Stockholder Nominee is a member. The Company and the Board shall provide such Stockholder Nominee with copies of all notices, minutes, consents and other material that it provides to all other members of the Board and each committee of the Board concurrently as such materials are provided to the other members of the Board or such committee.

(b) Each Stockholder Nominee shall be entitled to the same directors’ and officers’ insurance coverage as the other non-employee Directors and the same indemnification from the Company as such other Directors, in each case, effective no later than the date on which such Stockholder Nominee joins the Board. If the Company enters into indemnification agreements with its Directors generally, the Company will enter into an indemnification agreement with such Stockholder Nominee in substantially the same form as the other Directors and with such changes as may be reasonably requested by the Stockholder.

(c) Except to the extent that a Holder may otherwise notify the Company, each Stockholder Nominee shall be entitled to compensation (including equity awards) that is consistent with the compensation received by other non-employee Directors; provided, that at the election of a Stockholder Nominee, any Director compensation shall be paid to such Holder or any Affiliate thereof specified by such Stockholder Nominee rather than to such Stockholder Nominee. In addition, while serving as a Director, the Stockholder Nominee shall be entitled to reimbursement for reasonable expenses for his or her service as a Director, consistent with the Company’s policies applicable to other non-employee Directors.

ARTICLE V

OTHER COVENANTS OF THE COMPANY

Section 5.1 Committee Access. For so long as the Stockholder is entitled to nominate a Stockholder Nominee pursuant to Section 4.2, with respect to each committee of the Board on which the Stockholder Nominee does not serve as a member, such committee of the Board shall allow the Stockholder Nominee to participate as a non-voting observer of such committee; provided, however, that if the Stockholder Nominee is not an independent Director under applicable stock exchange rules and the inclusion of the Stockholder Nominee as a non-voting observer would reasonably be expected to have an adverse effect on the Company, the parties hereto will discuss in good faith the implementation of an alternative arrangement to provide the Stockholder Nominee with an opportunity to review materials furnished to such committees.

Section 5.2 Business Opportunities. Contemporaneously with the execution of this Agreement, the Board has duly approved resolutions (the “Board Resolution”) (a) renouncing any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any business opportunities that are presented to the Stockholder, any of its Affiliates or any Stockholder Nominee (the “Stockholder Entities”), other than any opportunity of which a Stockholder Nominee first becomes aware in his or her capacity as a Director and which has not been otherwise presented to the Stockholder or any of its Affiliates and (b) waiving any obligation on the part of any Stockholder Nominee to present any such business opportunity to the Company, in each case pursuant to Section 122(17) of the Delaware General Corporation Law. For the avoidance of doubt, the Stockholder and its Affiliates shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company and its subsidiaries, including business interests and activities that may be in direct competition with the Company and its subsidiaries. Neither the Company nor any of its subsidiaries shall have any rights by virtue of this Agreement in any business ventures of any Stockholder Entity or any Stockholder Nominee. For so long as this Agreement is in effect, the Company shall not, and shall not permit the Board to, rescind or retract the Board Resolution, or take any other action that would reduce or eliminate the renunciation or waivers included in the Board Resolution with respect to the Stockholder Entities or any Stockholder Nominee.

Section 5.3 No Amendment of Organizational Documents. Prior to the Termination Date, without the prior written approval of the Stockholder, the Company shall not, and shall cause each of its subsidiaries not to, amend or modify any organizational documents of the Company or any of its subsidiaries in a way that materially, adversely and disproportionately affects the rights or privileges of the Stockholder or any of its Affiliates that owns Common Stock or other equity interests in the Company in their capacity as owners of Common Stock or other equity interests in the Company or any of its subsidiaries in relation to any other owner of equity interests of the Company or any of its subsidiaries.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Notices. All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received; provided, that, each notice party shall use reasonable best efforts to confirm receipt of any such e-mail correspondence promptly upon receipt of such request); or (c) if transmitted by national overnight courier, in each case as addressed as follows:

If to the Company, to:

[insert address]

Attn:

Email:

With a copy to (which copy shall not constitute notice):

Sullivan & Cromwell LLP

1888 Century Park East

Los Angeles, California 90067-1725

Attn: Alison S. Ressler; Bradley S. King

E-mail: resslera@sullcrom.com; kingbrad@sullcrom.com

If to the Stockholder, to:

[insert address]

Attn:

Email:

With a copy to (which copy shall not constitute notice):

Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

Attn: David S. Allinson; Thomas G. Brandt

E-mail: david.allinson@lw.com; thomas.brandt@lw.com

or, if to a transferee of a Holder, to the transferee at the address specified pursuant to Section 2.1(a) above. All notices and communications shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) when notice is sent to the sender that the recipient has read the message, if sent by e-mail; (iii) upon actual receipt if sent by registered or certified mail, return receipt requested, or regular mail, if mailed; and (iv) upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 6.2 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of each of the parties hereto, including subsequent Holders to the extent permitted herein.

Section 6.3 Assignment of Rights. Unless otherwise specified in this Agreement, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by the Stockholder or any of its Affiliates without the prior written consent of the Company; provided, however, that any of the rights, interests or obligations of the Stockholder may be assigned to any of its Affiliates without the requirement of any such consent. Any purported assignment in breach of this Section 6.3 shall be null and void ab initio.

Section 6.4 Specific Performance. The parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties. Prior to the termination of this Agreement pursuant to Section 6.17, it is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 6.4, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity. Each party accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 6.4. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.4, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 6.5 Counterparts. This Agreement may be executed in two or more counterparts, including via facsimile or email in “portable document format” (“.pdf”) form transmission, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 6.6 Rules of Construction.

(a) Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

(b) The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to Los Angeles time. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” The term “dollars” and the symbol “$” mean United States Dollars. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(c) In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Authority includes any successor to that Authority; (iii) any applicable law refers to such applicable law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable law or other law include any successor to such section; and (iv) “days” mean calendar days; when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

Section 6.7 Governing Law; Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b) THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 6.1 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 6.7.

Section 6.8 Adjustments Upon Changes in Capitalization. In the event of any change in the Common Stock or in the number of outstanding shares of the Common Stock by reason of a stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or other similar event or transaction or any other change in the corporate or capital structure of the Company as a result of which the number of issued and outstanding shares of Common Stock change or is otherwise adjusted or the Common Stock is converted into other securities of Parent, this Agreement and the obligations hereunder shall attach to any additional shares of Common Stock (or other securities) issued to or acquired by the Stockholders and any provision of this Agreement that requires a particular minimum ownership percentage of Common Stock shall be deemed to be automatically amended to account for such event, transaction or change and shall be construed accordingly.

Section 6.9 Severability of Provisions. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such other term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger Agreement and this Agreement may be consummated as originally contemplated to the greatest extent possible. Except as otherwise contemplated by this Agreement, in response to an order from a court or other competent authority for any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, to the extent that a party took an action inconsistent with this Agreement or failed to take action consistent with this Agreement or required by this Agreement pursuant to such order, such party shall not incur any liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such order.

Section 6.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement (together with the Merger Agreement and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.11 Amendment. Unless otherwise specified in this Agreement, this Agreement may be amended only by means of a written amendment signed by each of the parties hereto or thereto affected by such amendment.

Section 6.12 Obligations Limited to Parties to Agreement. Each of the parties hereto covenants, agrees and acknowledges that no Person other than the Stockholder (and its transferees or assignees) and the Company shall have any obligation hereunder and that no recourse under this Agreement shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of the Stockholder or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any Stockholder or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of the Stockholder under this Agreement or for any claim based on, in respect of or by reason of such obligation or its creation.

Section 6.13 Confidentiality of Records.

(a) Subject to Section 6.13(b), each of the parties hereto shall, and shall cause its Affiliates to, keep confidential, disclose only to its Affiliates or Permitted Parties (in the case of the Holder) or representatives (in the case of the Company) with a bona fide need to know, and use only in connection with the transactions contemplated by this Agreement all information and data obtained by them from the other party hereto or its Affiliates or its representatives relating to such other party or the transactions contemplated hereby (other than information or data that (i) is or becomes available to the public other than as a result of a breach of this Section 6.13, (ii) was available on a non-confidential basis prior to its disclosure to or by one party to another, or (iii) becomes available to one party hereto on a non-confidential basis from a source other than the other party hereto; provided, that, such source is not known by the receiving party, after reasonable inquiry, to be bound by a confidentiality agreement with either of the non-receiving parties or their representatives and is not otherwise prohibited from transmitting the information to the receiving party by a contractual, legal or fiduciary obligation), unless disclosure of such information or data is required by applicable law, regulation or stock exchange listing standard or is requested by an Authority with competent jurisdiction over the disclosing party.

(b) Notwithstanding the foregoing, but subject to compliance with the Company’s bona fide internal policies, and excluding any trade or business secrets, a Stockholder Nominee may disclose to the Holder and the

Restricted Party, the Permitted Parties and its and their relevant directors, officers and employees, in each case with a bona fide need to know, any and all information received or observed by him or her in his or her capacity as a Stockholder Nominee; provided, that such information shall not be (i) used for any purpose other than, to the extent consistent with applicable law, (A) to monitor, oversee and make decisions with respect to the Holder’s investment in the Company; (B) to comply with the Holder’s obligations under this Agreement; (C) to exercise any of the Holder’s rights under this Agreement; (D) to collaborate with the Company and (E) in order to perform the proper functions of a Person’s employment or duties (clauses (A) through (D), the “Permitted Purposes”) or (ii) disclosed to any Affiliate of [CPPIB/IKAV] other than the Restricted Parties and the Permitted Parties. Notwithstanding anything in this Section 6.13(b) to the contrary but subject to the foregoing proviso, any competitively sensitive information (as determined in good faith by the Board and identified as such in writing to [CPPIB/IKAV]) or local pricing data may only be disclosed to [(a) Internal] Permitted Parties [and (b) External Permitted Parties to whom such disclosure is made for a Permitted Purpose]; provided that with respect to any such disclosure: (i) the Stockholder Nominee shall be subject to his or her fiduciary duties as a Director with respect to sharing such information, which duties shall include, without limitation, a restriction on sharing information regarding (A) any prospective business opportunities presented to the Board and (B) information subject to confidentiality by the Company with third parties if the Company has identified to the Stockholder Nominee in writing that such information is confidential and the disclosure thereof by the Stockholder Nominee would cause a breach of such confidentiality obligation, [and] (ii) [such disclosure to External Permitted Parties is limited to the extent such disclosure is reasonably necessary for a Permitted Purpose and consistent with the the internal policies and practices of CPPIB and its Affiliates, and (iii)]4 no such disclosure shall be permitted to the extent it adversely affects the attorney-client privilege of the Company.

(c) Notwithstanding anything in Section 6.17 to the contrary, the provisions of this Section 6.13 shall terminate with respect to Holder and its Affiliates and representatives on the date that is 12 months following the Termination Date.

Section 6.14 Further Assurances. The Company and the Stockholder shall cooperate with each other and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

Section 6.15 Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

Section 6.16 Action in Stockholder Capacity Only. The Stockholder has executed this Agreement solely in its capacity as the record holder or Beneficial Owner of Securities and nothing herein shall limit or affect any actions or omissions taken by, or fiduciary duties of, any Stockholder Nominee in his or her capacity as a Director to the extent permitted by applicable law.

Section 6.17 Termination. Unless otherwise specified herein, this Agreement shall terminate upon the earlier of (a) the first date on which the Stockholder, together with its Affiliates, is no longer entitled to designate a Stockholder Nominee pursuant to Section 4.2(b) and (b) the date on which the Stockholder provides written notice to the Company terminating this Agreement (such earlier date, the “Termination Date” with respect to such Holder); provided, however, that the provisions of Section 2.1, Section 3.1 and Article VI shall survive such termination in accordance with their respective terms.

[Signature pages follow]

[4]	Note to Draft: For CPPIB agreement only

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CALIFORNIA RESOURCES CORPORATION

By:
Name:
Title:

[Signature Page to Stockholder Agreement]

STOCKHOLDER: [NAME]

By:
Name:
Title:

[Signature Page to Stockholder Agreement]

Annex E

GLOSSARY AND SELECTED ABBREVIATIONS

The following are abbreviations and definitions of certain terms used within this proxy statement:

•	ABR - Alternate base rate.

•	ASC - Accounting Standards Codification.

•	ARO - Asset retirement obligation.

•	Bbl - Barrel.

•	Bbl/d - Barrels per day.

•	Bcf - Billion cubic feet.

•	Bcfe - Billion cubic feet of natural gas equivalent using the ratio of one barrel of oil, condensate, or NGLs converted to six thousand cubic feet of natural gas.

•

Boe - Except as otherwise specified in the proxy statement to which this Annex E is attached, we convert natural gas volumes to crude oil equivalents using a ratio of six thousand cubic feet (Mcf) to one barrel of crude oil equivalent based on energy content. This is a widely used conversion method in the oil and natural gas industry.

•	Boe/d - Barrel of oil equivalent per day.

•	Btu - British thermal unit.

•	CalGEM - California Geologic Energy Management Division.

•	CCS - Carbon capture and storage.

•	CDMA - Carbon Dioxide Management Agreement.

•	CO2 - Carbon dioxide.

•	DD&A - Depletion, depreciation, and amortization.

•	EOR - Enhanced oil recovery.

•	EPA - United States Environmental Protection Agency.

•	ESG - Environmental, social and governance.

•	E&P - Exploration and production.

•	Full-Scope Net Zero - Achieving permanent storage of captured or removed carbon emissions in a volume equal to all of our scope 1, 2 and 3 emissions by 2045.

•	GAAP - United States Generally Accepted Accounting Principles.

•	G&A - General and administrative expenses.

•	GHG - Greenhouse gases.

•	JV - Joint venture.

•	LCFS - Low Carbon Fuel Standard.

•	MBbl - One thousand barrels of crude oil, condensate or NGLs.

•	MBbl/d - One thousand barrels per day.

•	MBoe/d - One thousand barrels of oil equivalent per day.

•	MBw/d - One thousand barrels of water per day.

•	Mcf - One thousand cubic feet of natural gas equivalent, with liquids converted to an equivalent volume of natural gas using the ratio of one barrel of oil to six thousand cubic feet of natural gas.

•	MHp - One thousand horsepower.

•	MMBbl - One million barrels of crude oil, condensate or NGLs.

•	MMBoe - One million barrels of oil equivalent.

•	MMBtu - One million British thermal units.

•	MMcf/d - One million cubic feet of natural gas per day.

•	MMT - Million metric tons.

•	MMTPA - Million metric tons per annum.

•	MW - Megawatts of power.

•	NGLs - Natural gas liquids. Hydrocarbons found in natural gas that may be extracted as purity products such as ethane, propane, isobutane and normal butane, and natural gasoline.

•	NYMEX - The New York Mercantile Exchange.

•	OCTG - Oil country tubular goods.

•	Oil spill prevention rate - Calculated as total Boe less net barrels lost divided by total Boe.

•	OPEC - Organization of the Petroleum Exporting Countries.

•	OPEC+ - OPEC together with Russia and certain other producing countries.

•	PHMSA - Pipeline and Hazardous Materials Safety Administration.

•	Proved developed reserves - Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

•

Proved reserves - The estimated quantities of natural gas, NGLs, and oil that geological and engineering data demonstrate with reasonable certainty to be commercially recoverable in future years from known reservoirs under existing economic conditions, operating methods and government regulations.

•

Proved undeveloped reserves - Proved reserves that are expected to be recovered from new wells on undrilled acreage that are reasonably certain of production when drilled or from existing wells where a relatively major expenditure is required for recompletion.

•	PSCs - Production-sharing contracts.

•

PV-10 - Non-GAAP financial measure and represents the year-end present value of estimated future cash flows from proved oil and natural gas reserves, less future development and operating costs, discounted at 10% per annum and using SEC Prices. PV-10 facilitates the comparisons to other companies as it is not dependent on the tax-paying status of the entity.

•	Scope 1 emissions - Our direct emissions.

•	Scope 2 emissions - Indirect emissions from energy that we use (e.g., electricity, heat, steam, cooling) that is produced by others.

•	Scope 3 emissions - Indirect emissions from upstream and downstream processing and use of our products.

•	SDWA - Safe Drinking Water Act.

•	SEC - United States Securities and Exchange Commission.

•	SEC Prices - The unweighted arithmetic average of the first day-of-the-month price for each month within the year used to determine estimated volumes and cash flows for our proved reserves.

•	SOFR - Secured overnight financing rate as administered by the Federal Reserve Bank of New York.

•

Standardized measure - The year-end present value of after-tax estimated future cash flows from proved oil and natural gas reserves, less future development and operating costs, discounted at 10% per annum and using SEC Prices. Standardized measure is prescribed by the SEC as an industry standard asset value measure to compare reserves with consistent pricing, costs and discount assumptions.

•	TRIR - Total Recordable Incident Rate calculated as recordable incidents per 200,000 hours for all workers (employees and contractors).

•

Working interest - The right granted to a lessee of a property to explore for and to produce and own oil, natural gas or other minerals in-place. A working interest owner bears the cost of development and operations of the property.

•	WTI - West Texas Intermediate.

Annex F

F-1

[PRELIMINARY COPY]

 CALIFORNIA RESOURCES CORPORATION

 1 WORLD TRADE CENTER, SUITE 1500

 LONG BEACH, CA 90831

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on [TBD]. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/CRC2024SM

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on [TBD]. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V50013-S88221      KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.      DETACH AND RETURN THIS PORTION ONLY

CALIFORNIA RESOURCES CORPORATION

The Board of Directors unanimously recommends you vote FOR proposals 1 and 2:	For	Against	Abstain

1.

A proposal (the “stock issuance proposal”) to approve, for purposes of complying with Section 312.03 of the NYSE Listed Company Manual, the issuance of shares of California Resources Corporation common stock pursuant to the terms of the Agreement and Plan of Merger, dated February 7, 2024, among California Resources Corporation, Petra Merger Sub I, LLC, Petra Merger Sub C, LLC, Petra Merger Sub O, LLC, Petra Merger Sub O2, LLC, Petra Merger Sub O3, LLC, Petra Merger Sub S, LLC, IKAV Impact USA Inc., CPPIB Vedder US Holdings LLC, Opps Xb Aera E CTB, LLC, Opps XI Aera E CTB, LLC, Green Gate COI, LLC, IKAV Impact S.a.r.l., Simlog Inc., IKAV Energy Inc., CPP Investment Board Private Holdings (6), Inc., OCM Opps Xb AIF Holdings (Delaware), L.P., Oaktree Huntington Investment Fund II AIF (Delaware), L.P. - Class C, OCM Opps XI AIV Holdings (Delaware), L.P., and OCM Aera E Holdings, LLC.

	☐	☐	☐

2.

A proposal (the “adjournment proposal”) to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the stock issuance proposal.

	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournments or postponements thereof. The shares of common stock represented by this proxy, when properly executed, will be voted as specified by the undersigned shareholder(s) in items 1 and 2 above. If this card contains no specific voting instructions the shares will be voted FOR proposal 1 and FOR proposal 2.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be held on [TBD]:

The Notice and Proxy Statement is available at www.proxyvote.com.

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V50014-S88221

CALIFORNIA RESOURCES CORPORATION

Special Meeting of Shareholders

[TBD] [TBD]

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Francisco J. Leon and Tiffany (TJ) Thom Cepak, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) him or her to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of California Resources Corporation that the shareholder(s) is/are entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Special Meeting of Shareholders at the Special Meeting of Shareholders to be held at [TBD] on [TBD], virtually at www.virtualshareholdermeeting.com/CRC2024SM, and any adjournment or postponement thereof.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY CARD WILL BE VOTED “FOR” THE STOCK ISSUANCE PROPOSAL, “FOR” THE ADJOURNMENT PROPOSAL, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE